    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 2, 1999

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                       DOBSON COMMUNICATIONS CORPORATION

             (Exact name of registrant as specified in its charter)

           OKLAHOMA                          4812                  73-1110531
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                        No.)

                            ------------------------

    13439 NORTH BROADWAY EXTENSION                 BRUCE R. KNOOIHUIZEN
              SUITE 200                       13439 NORTH BROADWAY EXTENSION
                                                        SUITE 200
    OKLAHOMA CITY, OKLAHOMA 73114             OKLAHOMA CITY, OKLAHOMA 73114
            (405) 391-8500                            (405) 391-8500
  (Address, including Zip Code, and           (Name, address, including Zip
              telephone                        Code, and telephone number,
   number, including area code, of               including area code, of
        registrant's principal                      agent for service)
          executive offices)

                            ------------------------

                                   COPIES TO:

                             THEODORE M. ELAM, ESQ.
                    MCAFEE & TAFT A PROFESSIONAL CORPORATION
                       TENTH FLOOR, TWO LEADERSHIP SQUARE
                               211 NORTH ROBINSON
                         OKLAHOMA CITY, OKLAHOMA 73102
                                 (405) 235-9621
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                            ------------------------

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement under the earlier effective registration statement for the same offering. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                             PROPOSED MAXIMUM    PROPOSED MAXIMUM
        TITLE OF EACH CLASS OF              AMOUNT TO         OFFERING PRICE        AGGREGATE           AMOUNT OF
     SECURITIES TO BE REGISTERED          BE REGISTERED        PER UNIT(1)      OFFERING PRICE(1)    REGISTRATION FEE
12 1/4% Senior Exchangeable Preferred
  Stock, par value $1.00..............    67,148 shares           $1,000           $67,148,000          $18,668(1)

(1) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(f)(2).
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8 OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8, MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED FEBRUARY 2, 1999
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS

                               OFFER TO EXCHANGE
                              OUTSTANDING 12 1/4%
                      SENIOR EXCHANGEABLE PREFERRED STOCK
                               ([        ] SHARES
                                  OUTSTANDING)
                                      FOR
                  12 1/4% SENIOR EXCHANGEABLE PREFERRED STOCK
                                       OF

                         DOBSON COMMUNICATIONS CORPORATION

                            TERMS OF EXCHANGE OFFER

    - Expires 5:00 p.m., New York City time,         , 1999, unless extended

    - Not subject to any condition other than that the Exchange Offer not violate applicable law or any applicable interpretation of the Staff of the Securities and Exchange Commission

    - All outstanding shares that are validly tendered and not validly withdrawn will be exchanged

    - Tenders of outstanding shares may be withdrawn any time prior to 5:00 p.m. on the business day prior to expiration of the Exchange Offer

    - The exchange of shares will not be a taxable exchange for the U.S. federal income tax purposes

    - We will not receive any proceeds from the Exchange Offer

    - The terms of the shares to be issued are substantially identical to the outstanding shares, except for certain transfer restrictions and registration rights relating to the outstanding notes

SEE "RISK FACTORS" BEGINNING ON PAGE 21 FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY INVESTORS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE NOTES TO BE DISTRIBUTED IN THE EXCHANGE OFFER, NOR HAVE ANY OF THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                 THE DATE OF THIS PROSPECTUS IS         , 1999

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
Summary....................................................................................................           1
Risk Factors...............................................................................................          21
The Exchange Offer.........................................................................................          32
Selected Consolidated Financial and Other Data.............................................................          42
Pro Forma Condensed Consolidated Financial Data............................................................          48
Management's Discussion and Analysis of Financial Condition and Results of Operations......................          55
Business...................................................................................................          73
Management.................................................................................................          97
Principal Shareholders.....................................................................................         106
Description of the Preferred Stock.........................................................................         107
Description of the Exchange Debentures.....................................................................         133
Description of Certain Indebtedness........................................................................         160
Description of Capital Stock...............................................................................         168
Federal Income Tax Considerations to U.S. Holders..........................................................         176
Plan of Distribution.......................................................................................         186
Legal Matters..............................................................................................         187
Experts....................................................................................................         187
Certain Terms..............................................................................................         188
Index to Financial Statements..............................................................................         F-1

                            ------------------------

    No person is authorized in connection with the offering made hereby to give any information or to make any representation not contained in this prospectus or the accompanying Letter of Transmittal and, if given or made, such information or representation not contained herein must not be relied upon as having been authorized by us.

                            ------------------------

    The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of our outstanding shares of 12 1/4% Senior Exchangeable Preferred Stock in any jurisdiction in which this exchange offer or the acceptance thereof would not be in compliance with the securities or Blue Sky laws of such jurisdiction. Neither the delivery of this prospectus nor the accompanying Letter of Transmittal, nor any exchange made hereunder shall under any circumstances imply that the information herein is correct as of any date subsequent to the date hereof.

                            ------------------------

                      WHERE YOU CAN FIND MORE INFORMATION

    This Prospectus constitutes a part of the registration statement (the "Registration Statement") filed by us with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information contained in the Registration Statement and the exhibits and schedules thereto. Therefore, we make in this Prospectus reference to the Registration Statement and to the exhibits and schedules thereto. For further information about us and about the securities we hereby offer, you should consult the Registration Statement and the exhibits and schedules thereto. You should be aware that statements contained in this Prospectus concerning the provisions of any documents filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

    We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As a result, we file periodic reports, proxy statements and other information with the Commission. You may read and copy reports, proxy statements and other information we file at the public reference facilities maintained by the Commission at the Public Reference Room, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference facilities. Copies of documents we file can also be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. You may also access this information electronically through the Commission's web page on the Internet at http://www.sec.gov. This web site contains reports, proxy and information statements and other information regarding registrants such as ourselves that have filed electronically with the Commission. You may also access information regarding us through our web page on the Internet at http://www.dobson.net.

    The certificate of designation governing the outstanding shares of 12 1/4% Senior Exchangeable Preferred Stock provides that we will furnish to the holders of the 12 1/4% Senior Exchangeable Preferred Stock copies of the periodic reports required to be filed with the Commission under the Exchange Act. Even if we are not subject to the periodic reporting and informational requirements of the Exchange Act, we will make such filings to the extent that such filings are accepted by the Commission. We will make these filings regardless of whether we have a class of securities registered under the Exchange Act. Furthermore, we will provide the holders of the 12 1/4% Senior Exchangeable Preferred Stock within 15 days after such filings with annual reports containing the information required to be contained in Form 10-K, and quarterly reports containing the information required to be contained in Form 10-Q promulgated by the Exchange Act. From time to time, we will also provide such other information as is required to be contained in Form 8-K promulgated by the Exchange Act. If the filing of such information is not accepted by the Commission or is prohibited by the Exchange Act, we will then provide promptly upon written request, at our cost, copies of such reports to prospective purchasers of the 12 1/4% Senior Exchangeable Preferred Stock.

                                    SUMMARY

    YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS. UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL REFERENCES IN THIS PROSPECTUS TO "DOBSON", THE "COMPANY", "OUR COMPANY" AND "WE" AS USED IN THIS PROSPECTUS REFER TO DOBSON COMMUNICATIONS CORPORATION AND ITS PREDECESSORS AND SUBSIDIARIES AS A COMBINED ENTITY, EXCEPT WHERE IT IS MORE CLEAR THAT SUCH TERMS MEANS ONLY THE PARENT COMPANY. ALL REFERENCES TO "SYGNET" ARE TO SYGNET WIRELESS, INC. AND ITS WHOLLY OWNED SUBSIDIARY, SYGNET COMMUNICATIONS, INC. REFERENCE TO A FISCAL YEAR END RELATE TO A YEAR ENDING ON DECEMBER 31. YOU SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH IN "RISK FACTORS" IN EVALUATING THE COMPANY, ITS BUSINESS AND AN INVESTMENT IN THE PREFERRED STOCK. CERTAIN CAPITALIZED TERMS USED IN THIS PROSPECTUS ARE DEFINED IN "CERTAIN TERMS."

                               THE EXCHANGE OFFER

    We completed on December 23, 1998 the private offering of $50.0 million of 12 1/4% Senior Exchangeable Preferred Stock. We entered into a registration rights agreement with the initial purchaser in the private offering in which we agreed, among other things, to deliver to you this Prospectus and to complete the Exchange Offer within 180 days of the issuance of the 12 1/4% Senior Exchangeable Preferred Stock. You are entitled to exchange in the Exchange Offer your outstanding shares of 12 1/4% Senior Exchangeable Preferred Stock for registered shares of 12 1/4% Senior Preferred Stock with substantially identical terms. If the Exchange Offer is not completed by June 21, 1999, then the dividend rate on the 12 1/4% Senior Exchangeable Preferred Stock will be increased to 12 3/4% per year. You should read the discussion under the heading "Summary Description of the Preferred Stock" and "Description of the Preferred Stock" for further information regarding the registered 12 1/4% Senior Exchangeable Preferred Stock.

    We believe that the shares of 12 1/4% Senior Exchangeable Preferred Stock issued in the Exchange Offer may be resold by you without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to certain conditions. You should read the discussion under the headings "Summary of the Terms of Exchange Offer" and "The Exchange Offer" for further information regarding the Exchange Offer and resale of the shares of 12 1/4% Senior Exchangeable Preferred Stock.

                                  THE COMPANY

    Our company is a leading provider of rural and suburban cellular telephone services. Since we began providing our cellular service in 1990 in Oklahoma and the Texas Panhandle, we have rapidly expanded our cellular operations with an acquisition strategy targeting rural and suburban areas which have a significant number of potential customers with substantial needs for cellular communications. At September 30, 1998, our cellular systems covered a population of 2.8 million in Arizona, California, Kansas, Maryland, Missouri, Oklahoma, Pennsylvania and Texas. On December 23, 1998, our subsidiary acquired Sygnet Wireless, Inc. and its subsidiary for $337.5 million in cash. Sygnet and its subsidiary own and operate cellular telephone systems covering a population of
2.4 million in northeastern Ohio, western Pennsylvania and western New York. For the nine months ended September 30, 1998, after giving pro forma effect to our April 1, 1998 acquisition of California 4 RSA and to the Sygnet acquisition as if each acquisition had occurred on January 1, 1997, we would have had revenue of $176.5 million, an operating loss of $13.7 million and Adjusted EBITDA of $75.9 million.

    We believe that our mix of rural and suburban cellular systems generally provides strong growth opportunities due to lower penetration rates, higher subscriber growth rates and a higher proportion of roaming revenue compared to cellular systems located in larger MSAs. We focus on systems that are adjacent to major metropolitan areas and include a high concentration of expressway corridors that tend to have a significant amount of roaming activity. We believe these areas are not as fully developed as large MSAs, which were licensed earlier by the FCC, and have the potential for increased cellular usage and superior financial performance. We have entered into roaming agreements with operators of cellular systems in neighboring MSAs and other MSAs that allow customers to roam at competitive prices that, in certain instances, are comparable to our home area rates.

    We are organized to establish and maintain a strong and visible local presence while achieving economies of scale and synergies through regional and centralized functions. We have developed organizational, marketing and operational programs designed to increase the number and retention of subscribers, promote superior customer service, control subscriber acquisition costs and enhance operating cash flow. We intend to apply these programs to the properties we acquire. In addition to our acquisition of Sygnet, we recently closed into escrow our acquisitions of the FCC licenses for, and certain assets related to, Texas 10 RSA for $55.0 million in cash and Ohio 2 RSA for $39.3 million in cash. Recently, we entered into an agreement for the purchase of the FCC licenses for, and certain assets related to, Maryland 1 RSA for $9.1 million in cash, subject to adjustment.

    The following table sets forth certain data with respect to our existing cellular systems and the systems which have been or will be acquired in our acquisitions of Sygnet, Texas 10 RSA, Ohio 2 RSA and Maryland 1 RSA (collectively, the "Recent and Pending Acquisitions"):

                                        TOTAL                                    TOTAL          MARKET              DATE
             PROPERTIES                  POPS       OWNERSHIP     NET POPS   SUBSCRIBERS(1) PENETRATION(2)    ACQUIRED/EXPECTED
------------------------------------  ----------  -------------  ----------  -------------  ---------------  -------------------
CENTRAL REGION(3)
 Oklahoma 5 and 7...................     148,500        64.4%        95,634       17,266           11.6%            1989
  Texas Panhandle...................      88,500        61.0         53,985       14,328           16.2             1989
  Northwest Oklahoma................     105,100       100.0        105,100        6,938            6.6             1991
  Kansas/Missouri...................     246,500       100.0        246,500        7,881            3.2             1996
  Texas 16..........................     334,000       100.0        334,000        5,761            1.7             1998
                                      ----------                 ----------  -------------
    Total...........................     922,600                    835,219       52,174
                                      ----------                 ----------  -------------
EASTERN REGION(4)
 East Maryland......................     453,700       100.0        453,700       33,942            7.5             1997
  West Maryland.....................     441,000       100.0        441,000       28,248            6.4             1997
                                      ----------                 ----------  -------------
    Total...........................     894,700                    894,700       62,190
                                      ----------                 ----------  -------------
WESTERN REGION
 Arizona 5..........................     202,100        75.0        151,575       10,081            5.0             1997
  California 7......................     149,300       100.0        149,300        3,280            2.2             1998
  California 4......................     377,300       100.0        377,300       17,888            4.7             1998
  Santa Cruz........................     245,600        86.9        213,426       17,407            7.1             1998
                                      ----------                 ----------  -------------
    Total...........................     974,300                    891,601       48,656
                                      ----------                 ----------  -------------
Total--All Regions..................   2,791,600                  2,621,520      163,020
                                      ----------                 ----------  -------------
RECENT AND PENDING ACQUISITIONS
  Ohio 2(5).........................     262,100       100.0        262,100       14,000(6)         5.3(6)     September 1998
  Texas 10(5).......................     317,900       100.0        317,900        3,000(6)         0.9(6)      December 1998
  Sygnet(7).........................   2,374,000       100.0      2,374,000      166,886(6)         7.0(6)      December 1998
  Maryland 1........................      29,800       100.0         29,800          400(6)         1.3(6)       March 1999
                                      ----------                 ----------  -------------
Total--Acquisitions.................   2,983,800                  2,983,800      184,286
                                      ----------                 ----------  -------------
Total--All Properties...............   5,775,400                  5,605,320      347,306
                                      ----------                 ----------  -------------
                                      ----------                 ----------  -------------

------------------------------

(1) As of September 30, 1998.

(2) Determined by dividing total subscribers by the total Pops covered by the applicable FCC cellular license or authorizations held by us or our subsidiaries.

(3) The Central Region consists of Oklahoma 5 RSA and Oklahoma 7 RSA, Texas 2 RSA, Enid, Oklahoma MSA, Oklahoma 2 RSA, Texas 16 RSA, Kansas 5 RSA, Missouri 1 RSA, Missouri 4 RSA and Missouri 5 RSA. Our FCC licenses for Oklahoma 5 RSA and Oklahoma 7 RSA do not include Kingfisher and Blaine Counties, approximately one-half of Dewey County (total Pops estimated by us to be 3,000 for the area in Dewey County not covered by our FCC license), Harmon and Greer Counties. We also own a 5% interest in a partnership which owns the cellular system in Oklahoma 3 RSA which has total Pops of 205,600. Information regarding Oklahoma 3 RSA is excluded because we do not manage the system. Our license for Missouri 5 RSA covers only the Linn County portion of the RSA.

(4) East Maryland consists of Maryland 2 RSA. West Maryland includes Cumberland, Maryland MSA, Hagerstown, Maryland MSA, Maryland 3 RSA and Pennsylvania 10 West RSA. The FCC license for the Pennsylvania 10 West RSA covers only Bedford County. Information for this RSA relates only to the area covered by our FCC licenses. Upon the closing of the Maryland 1 Acquisition, Maryland 1 will become part of our West Maryland market area.

(5) We completed the acquisitions of the FCC licenses for Ohio 2 RSA on September 2, 1998 and Texas 10 RSA on December 2, 1998. We are negotiating with AirTouch in Ohio 2 RSA and with AT&T Wireless in Texas 10 RSA for the purchase of subscribers and the lease of certain equipment necessary to operate systems in each area. The purchase price for each of Ohio 2 RSA and Texas 10 RSA is being held in escrow pending resolution of claims made against the titles to the FCC licenses of our respective sellers. See "Risk Factors--Recent Acquisitions."

(6) Based upon information provided by the sellers of the subscribers.

(7) Consists of the Youngstown, Ohio MSA, Sharon, Pennsylvania MSA, Ohio 11 RSA, Erie, Pennsylvania MSA, New York 3 RSA, Pennsylvania 1 RSA, Pennsylvania 2 RSA, Pennsylvania 6 RSA and Pennsylvania 7 RSA. Sygnet had previously operated Pennsylvania 2 RSA under an interim operating authority which was terminated on June 3, 1997 when the FCC awarded a permanent license to Pinellas Communications. On June 8, 1998, Sygnet entered into an agreement to purchase Pennsylvania 2 RSA for $6.0 million in cash (the "Pennsylvania 2 Acquisition"). Since then, Sygnet has been operating Pennsylvania 2 RSA under a management and lease agreement with the present owner of Pennsylvania 2, which will continue in effect until the FCC's grant of the license to the present owner is no longer subject to reconsideration or judicial review.

BUSINESS STRATEGY

    Our business strategy is to focus on the development and acquisition of rural and suburban cellular systems. The principal elements of our strategy include:

    - integrating the operations of systems we acquire with our existing cellular operations to achieve economies of scale.

    - continuing to maintain and expand strategic relationships with operators of cellular systems in major MSAs near our systems, including roaming agreements which allow our subscribers to use the system in the neighboring MSA at favorable rates.

    - to distinguish ourself as the local market's leading cellular services provider, stressing our service quality, local sales offices and commitment to the community.

    - attracting subscribers who are likely to generate high monthly revenue and low churn rates.

    - maintaining high levels of customer satisfaction through a variety of techniques, including maintaining 24-hour customer service.

    - increasing capacity and upgrading our systems to attract additional subscribers, enhancing the use of its systems by existing subscribers, increasing roaming activity and further enhancing the overall efficiency of the network.

    - continually evaluating opportunities to acquire additional rural and suburban cellular systems.

OPERATIONS EXPECTED TO BE DISCONTINUED

    Our wholly owned subsidiary, Logix Communications Enterprises, Inc. ("Logix,"), provides integrated local, long distance, data and other telecommunications services to small and medium-sized business customers throughout the Southwest United States. Logix operates long-haul fiber optic facilities in Oklahoma, Texas and Colorado and incumbent local exchange services in Oklahoma. Logix recently began offering switch-based integrated carrier provider services in Oklahoma City, Tulsa and Amarillo. In addition, since our acquisition of American Telco, Inc. and its affiliate, American Telco Network Services, Inc. on June 15, 1998, Logix has offered these services in Houston, Austin, Dallas, Fort Worth and San Antonio.

    We have designated Logix an unrestricted subsidiary with respect to the 12 1/4% Senior Exchangeable Preferred Stock. As an unrestricted subsidiary, Logix is not subject to certain covenant restrictions which apply to the rest of our operations. We intend to distribute the stock of Logix to certain of our shareholders, subject to receipt of a favorable tax ruling from the Internal Revenue Service. Holders of our 12 1/4% Senior Exchangeable Preferred Stock will not participate in our distribution of Logix stock. Logix is accounted for as a discontinued operation in our consolidated financial statements.

SYGNET ACQUISITION AND FINANCING PLAN

    On December 23, 1998, our subsidiary, Dobson/Sygnet Communications Company, acquired Sygnet and Sygnet became a subsidiary of Dobson/Sygnet Communications Company. We paid $337.5 million in cash for all of the outstanding stock of Sygnet. In order to finance the Sygnet acquisition, we consummated the following transactions:

    - we issued and sold $50.0 million of 12 1/4% Senior Exchangeable Preferred Stock;

    - we received gross proceeds of $115.0 million from the issuance of preferred stock ranking junior to the 12 1/4% Senior Exchangeable Preferred Stock (the "Equity Investments");

    - we made an equity contribution to our subsidiary, Dobson/Sygnet Communications Company, of $145.0 million;

    - our subsidiary, Dobson/Sygnet Operating Company, obtained $430.0 million of financing pursuant to senior secured credit facilities (the "New Credit Facilities") from NationsBank, N.A., consisting of a $50.0 million reducing revolving credit facility and $380.0 million of term loans;

    - our subsidiary, Dobson/Sygnet Communications Company sold $200.0 million aggregate principal amount of 12 1/4% Senior Notes due 2008 (the "Dobson/Sygnet Notes"), of which $67.7 million was used to purchase a portfolio of U.S. government securities (the "Pledged Securities") that are pledged as security for the first six scheduled interest payments on the Dobson/Sygnet Notes;

    - Dobson/Sygnet Communications Company repaid a $25.0 million loan from us used to make the deposit for the Sygnet Acquisition;

    - all indebtedness outstanding under Sygnet's existing bank facility (the "Sygnet Bank Facility") was repaid;

    - Sygnet repurchased (the "Sygnet Note Repurchase") all of its outstanding 11 1/2% Senior Notes due 2006 (the "Sygnet Notes") pursuant to Sygnet's offer to purchase the Sygnet Notes;

    - we repurchased certain shares of our outstanding common and preferred stock with a portion of the net proceeds of the Equity Investments and borrowings under one of our existing bank facilities; and

    - our subsidiary, Dobson Tower Company, purchased substantially all of the cellular towers owned by Sygnet for $25.0 million in cash using funds provided to Dobson Tower Company under a separate bank facility and from the sale of preferred stock of Dobson Tower Company to our affiliate, and leased the cellular towers back to Sygnet under operating leases (the "Tower Sale Leaseback").

    The following table illustrates the sources and uses of funds for the Sygnet acquisition (in millions):

                    SOURCES OF FUNDS                                           USES OF FUNDS
--------------------------------------------------------  --------------------------------------------------------
Preferred Stock..............................  $    50.0  Amount paid in the Sygnet
Equity Investments...........................      115.0  acquisition..................................  $   337.5
Dobson/Sygnet Notes..........................      200.0  Repayment of the Sygnet Bank Facility........      198.8
New Credit Facilities........................      407.0  Sygnet Note Repurchase.......................      136.1
Tower Sale Leaseback.........................       25.0  Purchase of Pledged Securities...............       67.7
Borrowings under existing credit                          Purchase of Class C Preferred Stock..........        1.9
  facilities.................................       15.0
                                                          Repurchase of Class A Common Stock...........       31.1
                                                          Fees and expenses............................       38.9
                                               ---------                                                 ---------
      Total Sources of Funds.................  $   812.0  Total Uses of Funds..........................  $   812.0
                                               ---------                                                 ---------
                                               ---------                                                 ---------

                   SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

    The Exchange Offer relates to the exchange of up to 67,148 outstanding shares of our 12 1/4% Senior Exchangeable Preferred Stock including 64,646 shares initially issued on December 23, 1998 and additional shares of our 12 1/4% Senior Exchangeable Preferred Stock issued in the payment of dividends thereon (the "Old Shares"), for an equal number of shares of our 12 1/4% Senior Exchangeable Preferred Stock ("New Shares" and together with Old Shares the "Preferred Stock"). The form and terms of the New Shares are identical in all material respects to the form and terms of the outstanding Old Shares except that the New Shares have been registered under the Securities Act of 1933, and therefore are not entitled to the benefits of the registration rights granted under the Registration Rights Agreement, executed as part of the offering of the outstanding Old Shares, dated December 23, 1998 between the Company and NationsBanc Montgomery Securities LLC, the Initial Purchaser in the private offering.

Registration Rights Agreement.....  You are entitled to exchange your Old Shares for registered New Shares with substantially identical
                                    terms. The Exchange Offer is intended to satisfy these
                                    rights. After the Exchange Offer is complete, you will
                                    no longer be entitled to any exchange or registration
                                    rights with respect to your Shares.
The Exchange Offer................  We are offering to exchange one New Share for each Old
                                    Share. All outstanding Old Shares that are validly
                                    tendered and not validly withdrawn will be exchanged. In
                                    order to be accepted, an outstanding Old Share must be
                                    properly tendered and accepted. After consummation of
                                    the Exchange Offer, holders of Old Shares which are not
                                    exchanged will continue to be subject to the existing
                                    restrictions upon the transfer of Old Shares and we will
                                    have no further obligation to such holders to provide
                                    for the registration of the Old Shares under the
                                    Securities Act.
Resale of New Shares..............  Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties,
                                    including "Exxon Holdings Corporation" (available May
                                    13, 1998) and "Morgan Stanley & Co. Incorporated"
                                    (available June 5, 1991), we believe that the New Shares
                                    issued in the Exchange Offer may be offered for resale,
                                    resold and otherwise transferred by you without
                                    compliance with the registration and prospectus delivery
                                    provisions of the Securities Act, provided that:
                                        - the New Shares issued in the Exchange Offer are
                                        being acquired in the ordinary course of business;
                                        - you are not participating, do not intend to
                                        participate, and have no arrangement or
                                          understanding with any person to participate, in
                                          the distribution of the New Shares issued to you
                                          in the Exchange Offer;
                                        - you are not a broker-dealer who purchased such
                                          outstanding Shares directly from us for resale
                                          pursuant to Rule 144A or any other available
                                          exemption under the Securities Act of 1933; and
                                        - you are not an "affiliate" of the Company.
                                    If our belief is inaccurate and you transfer any New
                                    Shares issued to you in the Exchange Offer without
                                    delivering a prospectus meeting the requirement of the
                                    Securities Act or without an exemption from registration
                                    of your New Shares from such requirements, you may incur
                                    liability under the Securities Act. We do not assume or
                                    indemnify you against such liability.

                                    Each broker-dealer that is issued New Shares in the
                                    Exchange Offer for its own account in exchange for Old
                                    Shares which were acquired by such broker-dealer as a
                                    result of market-making or other trading activities,
                                    must acknowledge that it will deliver a prospectus
                                    meeting the requirements of the Securities Act, in
                                    connection with any resale of the New Shares issued in
                                    the Exchange Offer. The Letter of Transmittal states
                                    that by so acknowledging and by delivering a prospectus,
                                    such broker-dealer will not be deemed to admit that it
                                    is an "underwriter" within the meaning of the Securities
                                    Act. A broker-dealer may use this Prospectus for an
                                    offer to resell, resale or other retransfer of the New
                                    Shares issued to it in the Exchange Offer. We have
                                    agreed that for a period of 180 days after the date of
                                    this Prospectus, we will make this Prospectus and any
                                    amendment or supplement to this Prospectus available to
                                    any such broker-dealer for use in connection with any
                                    such resales. We believe that no registered holder of
                                    the outstanding Old Shares is an affiliate (as such term
                                    is defined in Rule 405 of the Securities Act) of the
                                    Company.
                                    The Exchange Offer is not being made to, nor will we
                                    accept surrenders for exchange from, holders of
                                    outstanding Old Shares in any jurisdiction in which this
                                    Exchange Offer or the acceptance thereof would not be in
                                    compliance with the securities or blue sky laws of such
                                    jurisdiction.
Expiration Date...................  The Exchange Offer will expire at 5:00 p.m., New York
                                    City time,           , 1999, unless we decide to extend
                                    the expiration date.
Accrued Dividends on the New
  Shares and the Outstanding Old
  Shares..........................  Dividends on the New Shares will accrue from January 15,
                                    1999. Holders of outstanding Old Shares whose Old Shares
                                    are accepted for exchange will be deemed to have waived
                                    the right to receive any payment of dividends on such
                                    outstanding Old Shares accrued from January 15, 1999 to
                                    the date of the issuance of the New Shares.
                                    Consequently, holders who exchange their outstanding Old
                                    Shares for New Shares will receive the same dividend
                                    payment on April 15, 1999 (the first dividend payment
                                    date with respect to the outstanding Old Shares and the
                                    New Shares to be issued in the Exchange Offer) that they
                                    would have received had they not accepted the Exchange
                                    Offer.
Termination of the Exchange
  Offer...........................  We may terminate the Exchange Offer if we determine that our ability to proceed with the Exchange Offer could be
                                    materially impaired due to any legal or governmental
                                    action, new law, statute, rule or regulation or any
                                    interpretation of the staff of the Commission of any
                                    existing law, statute, rule or regulation. We do not
                                    expect any of the foregoing conditions to occur,
                                    although there can be no assurance that such conditions
                                    will not occur. Holders of outstanding notes will have
                                    certain rights against our Company under the
                                    registration rights agreement executed as part of the
                                    offering of the outstanding notes should we fail to
                                    consummate the Exchange Offer.

Conditions to the Exchange
  Offer...........................  The Exchange Offer is subject to certain conditions, which may be waived by the Company. See "The Exchange
                                    Offer-- Conditions of the Exchange Offer." The Exchange
                                    Offer is not conditioned upon any minimum number of Old
                                    Shares being tendered.
Procedures for Tendering
  Old Shares......................  If you are a holder of Old Shares and you wish to tender your Old Shares for exchange pursuant to the Exchange
                                    Offer, you must transmit to United States Trust Company
                                    of New York, as exchange agent, on or prior to the
                                    Expiration Date:
                                    either
                                        - a properly completed and duly executed Letter of
                                          Transmittal, which accompanies this Prospectus, or
                                          a facsimile of the Letter of Transmittal,
                                          including all other documents required by the
                                          Letter of Transmittal, to the Exchange Agent at
                                          the address set forth on the cover page of the
                                          Letter of Transmittal; or
                                        - a computer-generated message transmitted by means
                                        of DTC's Automated Tender Offer Program system and
                                          received by the Exchange Agent and forming a part
                                          of a confirmation of book entry transfer in which
                                          you acknowledge and agree to be bound by the terms
                                          of the Letter of Transmittal;
                                    and, either
                                        - a timely confirmation of book-entry transfer of
                                        your outstanding Old Shares into the exchange
                                          Agent's account at The Depository Trust Company
                                          ("DTC") pursuant to the procedure for book-entry
                                          transfers described in this Prospectus under the
                                          heading "The Exchange Offer--Terms of the Exchange
                                          Offer-- Procedures for Tendering Old Shares" must
                                          be received by the Exchange Agent on or prior to
                                          the Expiration Date; or
                                        - the documents necessary for compliance with the
                                          guaranteed delivery procedures described below.
                                    By executing the Letter of Transmittal, each holder will
                                    represent to us that, among other things, (i) the New
                                    Shares to be issued in the Exchange Offer are being
                                    obtained in the ordinary course of business of the
                                    person receiving such New Shares whether or not such
                                    person is the holder, (ii) neither the holder nor any
                                    such other person has an arrangement or understanding
                                    with any person to participate in the distribution of
                                    such New Shares and (iii) neither the holder nor any
                                    such other person is our "affiliate," as defined in Rule
                                    405 under the Securities Act of 1933.
Special Procedures for Beneficial
  Owners..........................  If you are the beneficial owner of Old Shares and your name does not appear on a security position listing of
                                    DTC as the holder of such Old Shares or if you are a
                                    beneficial owner of registered Old Shares that are
                                    registered in the name of a broker, dealer, commercial
                                    bank, trust company or other

                                    nominee and you wish to tender such Old Shares or
                                    registered Old Shares in the Exchange Offer, you should
                                    contact such person in whose name your Old Shares or
                                    registered Old Shares are registered promptly and
                                    instruct such person to tender on your behalf. If such
                                    beneficial holder wished to tender on his own behalf
                                    such beneficial holder must, prior to completing and
                                    executing the Letter of Transmittal and delivering its
                                    outstanding Old Shares either make appropriate
                                    arrangements to register ownership of the outstanding
                                    Old Shares in such holder's name or obtain a properly
                                    completed bond power from the registered holder. The
                                    transfer of record ownership may take considerable time.
Guaranteed Delivery Procedures....  If you wish to tender your Old Shares and time will not permit your required documents to reach the Exchange
                                    Agent by the Expiration Date, or the procedure for
                                    book-entry transfer cannot be completed on time or
                                    certificates for registered notes cannot be delivered on
                                    time, you may tender your Old Shares pursuant to the
                                    procedures described in this Prospectus under the
                                    heading "The Exchange Offer--Terms of the Exchange
                                    Offer-- Guaranteed Delivery Procedures."
Withdrawal Rights.................  You may withdraw the tender of your Old Shares at any time prior to 5:00 p.m., New York City time, on
                                              , 1999, the business day prior to the
                                    Expiration Date, unless your notes were previously
                                    accepted for exchange.
Acceptance of Outstanding Old
  Shares and Delivery of New
  Shares..........................  Subject to certain conditions (as summarized above in
                                    "Termination of the Exchange Offer" and described more
                                    fully under "The Exchange Offer--Conditions of the
                                    Exchange Offer"), we will accept for exchange any and
                                    all outstanding Old Shares notes which are properly
                                    tendered in the Exchange Offer prior to 5:00 p.m., New
                                    York City time, on the Expiration Date. The New Shares
                                    issued pursuant to the Exchange Offer will be delivered
                                    promptly following the Expiration Date.
Certain U.S. Federal Income Tax
  Consequences....................  The exchange of the Old Shares will generally not be a taxable exchange for United States federal income tax
                                    purposes. We believe you will not recognize any taxable
                                    gain or loss or any income as a result of such exchange.
Use of Proceeds...................  We will not receive any proceeds from the issuance of
                                    New Shares pursuant to the Exchange Offer. We will pay
                                    all expenses incident to the Exchange Offer.
Exchange Agent....................  United States Trust Company of New York is serving as exchange agent in connection with the Exchange Offer.
                                    The Exchange Agent can be reached at Corporate Trust
                                    Administration, 114 West 47th Street, New York, NY
                                    10036-1532. For more information with respect to the
                                    Exchange Offer, the telephone number for the Exchange
                                    Agent is (212) 852-1000 and the facsimile number for the
                                    Exchange Agent is (212) 852-1625.

                     SUMMARY DESCRIPTION OF THE NEW SHARES

Securities Offered................  Shares of the Company's 12 1/4% Senior Exchangeable
                                    Preferred Stock.

Dividends.........................  Dividends on the Preferred Stock are payable in cash or, on or before January 15, 2003, at our option, in
                                    additional shares of Preferred Stock, on each January
                                    15, April 15, July 15 and October 15, beginning January
                                    15, 1999. For federal income tax purposes, we do not
                                    expect these distributions with respect to the Preferred
                                    Stock to qualify as dividends. Instead, we expect these
                                    distributions to be treated as a return of capital until
                                    we have earnings and profits as determined under
                                    applicable federal income tax principles. See "Federal
                                    Income Tax Considerations to U.S. Holders--Purchase,
                                    Ownership and Disposition of the Preferred
                                    Stock--Distributions on the Preferred Stock."

Liquidation Preference............  $1,000 per share, plus accrued dividends.

Voting............................  Holders of the Preferred Stock will have no voting rights except as provided by law and as provided in the
                                    certificate of designation for the Preferred Stock (the
                                    "Certificate of Designation"). If we fail to pay
                                    dividends for any four quarters, whether or not
                                    consecutive, or upon certain other events (including our
                                    failure to comply with covenants and to pay the
                                    mandatory redemption price when due), then the number of
                                    directors that make up our Board of Directors will be
                                    increased to permit the holders of the majority of the
                                    then outstanding shares of Preferred Stock, voting
                                    separately as a class, to elect two directors.

Mandatory Redemption..............  We must redeem the Preferred Stock on January 15, 2008
                                    (subject to the legal availability of funds) at a
                                    redemption price equal to the liquidation preference,
                                    plus accrued dividends to the redemption date.

Optional Redemption...............  We may redeem any of the Preferred Stock beginning
                                    January 15, 2003 at the redemption prices set forth in
                                    this Prospectus.

Public Equity Offering Optional
  Redemption......................  Before January 15, 2001, we may redeem up to 35% of the aggregate liquidation preference amount of the Preferred
                                    Stock at a redemption price equal to 112.250% of its
                                    liquidation preference amount, plus unpaid dividends,
                                    with net proceeds from a public offering of our common
                                    stock if at least 65% of the aggregate liquidation
                                    preference amount of Preferred Stock originally issued
                                    remains outstanding.

Ranking...........................  The Preferred Stock ranks:

                                        - equally with our Senior Preferred Stock;

                                        - senior to all classes of our common stock, our
                                        Class A Preferred Stock, Class D Preferred Stock,
                                          Class E Preferred Stock, Class F Preferred Stock,
                                          Class G Preferred Stock, and Class H Preferred
                                          Stock (each as defined herein), and to all of our
                                          other capital stock;

                                        - equally with any of our capital stock the terms of
                                        which expressly provide that it will rank equally
                                          with the Preferred Stock; and

                                        - junior to all of our capital stock the terms of
                                        which expressly provide that such stock will rank
                                          senior to the Preferred Stock. As of the date of
                                          this Prospectus, all outstanding of our capital
                                          stock, other than outstanding Senior Preferred
                                          Stock, would rank junior to the Preferred Stock.
                                          At September 30, 1998, the Company had $185.5
                                          million liquidation preference of Senior Preferred
                                          Stock outstanding.

Optional Exchange Feature.........  We may exchange the Preferred Stock in whole but not in part into Exchange Debentures, if the conditions
                                    described in the Certificate of Designation are
                                    satisfied.

Certain Covenants.................  The Certificate of Designation contains certain covenants that restrict our ability and the ability of
                                    certain of our subsidiaries to:

                                        - incur additional indebtedness and issue certain
                                        capital stock,

                                        - create liens,

                                        - pay dividends on or make distributions in respect
                                        of capital stock,

                                        - redeem or repurchase our capital stock,

                                        - make investments or certain other restricted
                                          payments,

                                        - sell assets,

                                        - create restrictions on the ability of our
                                        restricted subsidiaries to make certain payments,

                                        - issue or sell stock of restricted subsidiaries,

                                        - enter into transactions with our stockholders or
                                          affiliates,

                                        - incur senior subordinated indebtedness, or

                                        - effect a consolidation or merger.

                                    However, these limitations are subject to a number of
                                    important qualifications and exceptions.

                                    We have designated our subsidiaries, Logix,
                                    Dobson/Sygnet Communications Company and Sygnet as
                                    unrestricted subsidiaries. As a result, Logix,
                                    Dobson/Sygnet Communications Company and Sygnet are not
                                    subject to the covenants contained in the Certificate of
                                    Designation.

Change of Control.................  Upon certain change of control events, we must make an offer to purchase the Preferred Stock at a purchase
                                    price equal to 101% of the liquidation preference of the
                                    Preferred Stock, plus unpaid dividends. See "Description
                                    of the Preferred Stock."

                                  THE EXCHANGE DEBENTURES

Securities Description............  12 1/4% Senior Subordinated Debentures due 2008 in an
                                    aggregate principal amount equal to the aggregate
                                    liquidation preference of, and accrued dividends on, the
                                    Preferred Stock

                                    outstanding on the Exchange Date (as defined under
                                    "Description of the Preferred Stock").

Maturity..........................  January 15, 2008.

Interest Payment Dates............  January 15 and July 15 of each year, beginning with the first of such dates to occur after the Exchange Date.
                                    Before January 15, 2003, we may pay interest on the
                                    Exchange Debentures by issuing additional Exchange
                                    Debentures.

Optional Redemption...............  We may redeem any of the Exchange Debentures beginning
                                    January 15, 2003 at an initial redemption price of
                                    106.125% of the principal amount of the Exchange
                                    Debentures, declining thereafter to par after January
                                    15, 2006, in each case plus accrued interest to the
                                    redemption date.

                                    Before January 15, 2001, we may redeem Exchange
                                    Debentures having a principal amount of up to 35% of the
                                    principal amount of the Exchange Debentures, at a
                                    redemption price equal to 112.250% of the principal
                                    amount of the Exchange Debentures, plus accrued
                                    interest, with the proceeds of one or more sales of its
                                    common stock. We may make such redemption only if such
                                    redemption occurs within 180 days after completion of
                                    such sale and after any such redemption at least 65% of
                                    the aggregate principal amount of Exchange Debentures
                                    originally issued remains outstanding.

                                    Any optional redemption of Exchange Debentures must be
                                    pro rata with the optional redemption of the Senior
                                    Exchange Debentures that may be issued with respect to
                                    the Senior Preferred Stock.

Ranking...........................  The Exchange Debentures will be senior subordinated indebtedness, ranking junior to all of our existing and
                                    future Senior Indebtedness (as defined under
                                    "Description of the Exchange Debentures") and senior to
                                    all of our subordinated indebtedness. The Exchange
                                    Debentures will rank equally with any Senior Exchange
                                    Debentures that may be issued. At September 30, 1998,
                                    assuming the Sygnet acquisition and its related
                                    financing had been completed at that time, we would have
                                    had $1,054.9 million of consolidated indebtedness
                                    outstanding, and our subsidiaries would have had $894.9
                                    million of indebtedness outstanding, all of which would
                                    have been effectively senior to the Exchange Debentures.

Certain Covenants.................  The indenture under which the Exchange Debentures would be issued will contain certain covenants that restrict
                                    our ability and the ability of certain of our
                                    subsidiaries to:

                                        - incur additional indebtedness,

                                        - create liens,

                                        - pay dividends on or make distributions in respect
                                        of capital stock,

                                        - redeem or repurchase our capital stock,

                                        - make investments or certain other restricted
                                          payments,

                                        - sell assets,

                                        - create restrictions on the ability of our
                                        restricted subsidiaries to make certain payments,

                                        - issue or sell stock of restricted subsidiaries,

                                        - enter into transactions with stockholders or
                                          affiliates,

                                        - incur senior subordinated indebtedness or

                                        - effect a consolidation or merger.

                                    However, these limitations would be subject to a number
                                    of important qualifications and exceptions.

                                    We have designated our subsidiaries, Logix,
                                    Dobson/Sygnet Communications Company and Sygnet as
                                    unrestricted subsidiaries. As a result, Logix,
                                    Dobson/Sygnet Communications Company and Sygnet are not
                                    subject to the covenants contained in the Exchange
                                    Debenture indenture.

Registration Requirements.........  The Exchange Debentures may not be issued unless such issuance is registered under the Securities Act or is
                                    exempt from registration.

Change of Control.................  Upon certain change of control events, we must make an offer to purchase the Exchange Debentures at a purchase
                                    price equal to 101% of the principal amount of the
                                    Exchange Debentures, plus accrued interest. See
                                    "Description of Exchange Debentures."

                                  RISK FACTORS

    See "Risk Factors" for a discussion of factors you should carefully consider before deciding to invest in the New Shares.

                                USE OF PROCEEDS

    We will not receive any proceeds from the issuance of our New Shares pursuant to this Prospectus.

                 SUMMARY PRO FORMA CONSOLIDATED FINANCIAL DATA

    The following summary unaudited pro forma consolidated financial data were derived from the pro forma condensed consolidated financial statements included elsewhere in this Prospectus. The pro forma statement of operations data for the year ended December 31, 1997 give effect to the consummation of the West Maryland Acquisition and the Arizona 5 Acquisition and related financing and the 1998 Transactions (as such terms are defined under "Certain Terms"), including the Sygnet acquisition and its related financing, as if they occurred on January 1, 1997. The pro forma statement of operations data for the nine months ended September 30, 1998 give effect to the 1998 Transactions, including the Sygnet acquisition and its related financing, as if they occurred on January 1, 1997. The pro forma balance sheet data give effect to the Sygnet acquisition and its related financing as if they occurred on September 30, 1998. The summary unaudited pro forma consolidated financial data are based on currently available information and certain assumptions that management believes are reasonable. The pro forma financial information does not purport to represent what our results of operations would have been if the Sygnet acquisition, the Sygnet Financing and the other Transactions had been completed on the dates indicated, nor does it purport to indicate the future financial position or results of our future operations. The pro forma consolidated financial data should be read in conjunction with "Use of Proceeds," "Selected Consolidated Financial and Other Data," "Pro Forma Condensed Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes thereto included elsewhere in this Prospectus.

                                                                               YEAR ENDED      NINE MONTHS ENDED
                                                                            DECEMBER 31, 1997  SEPTEMBER 30, 1998
                                                                            -----------------  ------------------
                                                                                   (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Operating revenue:
    Service revenue.......................................................      $ 105,475          $   99,044
    Roaming revenue.......................................................         66,463              73,005
    Equipment sales.......................................................          6,566               2,994
    Other revenue.........................................................          2,528               1,422
                                                                            -----------------      ----------
    Total operating revenue...............................................        181,032             176,465
                                                                            -----------------      ----------
  Operating costs and expenses:
    Cost of services......................................................         33,688              31,814
    Cost of equipment.....................................................         14,863              13,390
    Marketing and selling.................................................         24,804              26,094
    General and administrative............................................         31,129              29,264
    Depreciation and amortization.........................................        106,933              89,617
                                                                            -----------------      ----------
    Total operating expenses..............................................        211,417             190,179
                                                                            -----------------      ----------
  Operating loss..........................................................        (30,385)            (13,714)
  Interest expense........................................................        (88,092)            (72,549)
  Other income (expense), net.............................................          2,933               3,061
                                                                            -----------------      ----------
  Loss before minority interests and taxes................................       (115,544)            (83,202)
  Minority interests in income of subsidiaries (1)........................         (1,531)             (1,963)
  Income tax benefit......................................................         44,490              32,362
                                                                            -----------------      ----------
  Loss from continuing operations before extraordinary items..............        (72,585)            (52,803)
  Extraordinary items (2).................................................         (1,350)             (2,055)
  Net loss from continuing operations.....................................        (73,925)            (54,858)
  Dividends on preferred stock............................................        (54,924)            (44,105)
                                                                            -----------------      ----------
  Loss from continuing operations applicable to common stockholders.......      $(128,859)         $  (98,963)
                                                                            -----------------      ----------
                                                                            -----------------      ----------

OTHER FINANCIAL DATA:
  Adjusted EBITDA (3)(4)..................................................      $  76,548          $   75,903
  Ratio of earnings to combined fixed charges and preferred stock
    dividends (5).........................................................             --                  --
  Capital expenditures, excluding cost of acquisitions....................         50,436              35,492

                                              (SEE FOOTNOTES ON FOLLOWING PAGE.)

                                                                               YEAR ENDED      NINE MONTHS ENDED
                                                                            DECEMBER 31, 1997  SEPTEMBER 30, 1998
                                                                            -----------------  ------------------
                                                                                   (DOLLARS IN THOUSANDS)
OTHER DATA:
  Cellular subscribers (at period end)....................................        221,507             329,906
  Cellular penetration (at period end) (6)................................            4.3%                6.4%
  Cellular churn (7)......................................................            1.6%                1.6%
  Average monthly revenue per cellular subscriber (8).....................      $      39          $       36
  Marketing and selling costs per gross additional cellular subscriber
    (9)...................................................................            307                 350
  Cellular cell sites (at period end).....................................            298                 391

                                                                                            SEPTEMBER 30, 1998
                                                                                           --------------------
                                                                                               (DOLLARS IN
                                                                                                THOUSANDS)
BALANCE SHEET DATA:
  Net fixed assets.......................................................................       $  127,662
  Total assets...........................................................................        1,654,974
  Total debt.............................................................................        1,054,911
  Mandatorily redeemable preferred stock.................................................          375,513
  Stockholders' equity (deficit).........................................................         (128,162)

------------------------------
 (1) Reflects minority interests in partnerships in which we own the majority interests.

 (2) Extraordinary items reflect gain or (loss) related to early extinguishment of debt.

 (3) Adjusted EBITDA represents earnings before interest expense, income taxes, depreciation, amortization, extraordinary items and changes in accounting principles. Adjusted EBITDA is provided because it is a measure commonly used in the telecommunications industry to determine a company's ability to incur or service debt. Adjusted EBITDA is not derived pursuant to generally accepted accounting principles and should not be construed as an alternative to net income, as a measure of performance, or to cash flows, as a measure of liquidity. The calculation of Adjusted EBITDA does not include the Company's commitments for capital expenditures or payments of debts and should not be deemed to represent funds available to the Company.

 (4) Includes Adjusted EBITDA attributable to minority interests in subsidiaries in which the Company owns a majority interest. The portion of Adjusted EBITDA attributable to minority interests was $2.9 million for the year ended December 31, 1997 and $3.7 million for the nine months ended September 30, 1998.

 (5) On a pro forma basis, earnings would have been insufficient to cover combined fixed charges and preferred stock dividends by $172.0 million for the year ended December 31, 1997 and by $129.3 million for the nine months ended September 30, 1998. "Earnings" is defined as earnings before extraordinary items and accounting changes, interest expense, amortization of deferred financing costs, taxes and the portion of rent expense under operating leases representative of interest. Fixed charges consist of interest expense, amortization of deferred financing costs and a portion of rent expense under operating leases representative of interest.

 (6) Determined by dividing our total ending cellular subscribers for the period by the estimated total Pops covered by applicable FCC cellular licenses or authorizations held by us.

 (7) Churn means the number of cellular subscriber cancellations per period as a percentage of the weighted average total cellular subscribers during such period. Churn is stated as the average monthly churn rate for the period.

 (8) Excludes roaming revenue and equipment revenue.

 (9) Determined by dividing cellular marketing and selling costs by the gross cellular subscribers added during each period. Cellular marketing and selling costs represent selling expenses and losses incurred on equipment sales.

                 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

    The following tables set forth certain historical financial data for Sygnet and us. The summary historical financial data for us as of and for each of the three years ended December 31, 1997 were derived from our audited consolidated financial statements. The summary historical financial data for the Company as of and for the nine months ended September 30, 1997 and 1998 were derived from our unaudited consolidated financial statements which, in the opinion of management, have been prepared on the same basis as our audited consolidated financial statements and include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of our results of operations and financial position for such periods and as of such dates. The summary historical financial data for Sygnet as of and for each of the three years ended December 31, 1997 were derived from Sygnet's audited consolidated financial statements. The summary historical financial data for Sygnet as of and for the nine months ended September 30, 1997 and 1998 were derived from Sygnet's unaudited consolidated financial statements which, based on information available to us from Sygnet, in the opinion of our management, have been prepared on the same basis as Sygnet's audited consolidated financial statements and include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of Sygnet's results of operations and financial position for such periods and as of such dates. Operating results for the nine months ended September 30, 1998 are not necessarily indicative of results that may be expected for the full year. The historical consolidated data should be read in conjunction with "Use of Proceeds," "Selected Consolidated Financial and Other Data," "Pro Forma Condensed Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements of Sygnet and us, and the related notes thereto, included elsewhere in this Prospectus.

                       DOBSON COMMUNICATIONS CORPORATION

                                                                                                       NINE MONTHS ENDED
                                                                         YEAR ENDED DECEMBER 31,         SEPTEMBER 30,
                                                                     -------------------------------  --------------------
                                                                       1995      1996(1)    1997(2)    1997(3)    1998(4)
                                                                     ---------  ---------  ---------  ---------  ---------
                                                                      (DOLLARS IN THOUSANDS, EXCEPT PER SUBSCRIBER DATA)
STATEMENT OF OPERATIONS DATA:
  Operating revenue:
    Service revenue................................................  $  13,949  $  17,593  $  38,410  $  26,487  $  47,769
    Roaming revenue................................................      4,370      7,852     26,262     17,782     45,916
    Equipment sales revenue........................................        671        662      1,455        741      2,503
    Other revenue..................................................        693        832        587        703        158
                                                                     ---------  ---------  ---------  ---------  ---------
    Total operating revenue........................................     19,683     26,939     66,714     45,713     96,346
                                                                     ---------  ---------  ---------  ---------  ---------
  Operating expenses:
    Cost of service................................................      4,654      6,119     16,431     10,932     22,603
    Cost of equipment..............................................      2,013      2,571      4,046      2,834      5,166
    Marketing and selling..........................................      3,103      4,462     10,669      6,913     14,856
    General and administrative.....................................      3,035      3,902     11,555      8,137     16,219
    Depreciation and amortization..................................      2,529      5,241     16,798     11,943     29,714
                                                                     ---------  ---------  ---------  ---------  ---------
    Total operating expenses.......................................     15,334     22,295     59,499     40,759     88,558
                                                                     ---------  ---------  ---------  ---------  ---------
  Operating income.................................................      4,349      4,644      7,215      4,954      7,788
  Interest expense.................................................     (1,854)    (4,284)   (27,640)   (17,646)   (25,039)
  Other income (expense), net......................................       (210)    (1,503)     2,777      1,854      3,304
  Minority interests in income of subsidiaries (5).................     (1,334)      (675)    (1,693)    (1,315)    (1,963)
  Income tax (provision) benefit...................................       (347)       593      3,625        499      4,864
                                                                     ---------  ---------  ---------  ---------  ---------
  Income (loss) from continuing operations before
    extraordinary items............................................        604     (1,225)   (15,716)   (11,654)   (11,046)
                                                                     ---------  ---------  ---------  ---------  ---------
  Income (loss) from discontinued operations.......................        500        331        332      1,652    (17,185)
  Extraordinary items (6)..........................................         --       (527)    (1,350)    (2,186)    (2,644)
                                                                     ---------  ---------  ---------  ---------  ---------
  Net income (loss)................................................      1,104     (1,421)   (16,734)   (12,188)   (30,875)
  Dividends on preferred stock.....................................       (591)      (849)    (2,603)      (727)   (16,749)
                                                                     ---------  ---------  ---------  ---------  ---------
  Net income (loss) applicable to common stockholders..............  $     513  $  (2,270) $ (19,337) $ (12,915) $ (47,624)
                                                                     ---------  ---------  ---------  ---------  ---------
                                                                     ---------  ---------  ---------  ---------  ---------
OTHER FINANCIAL DATA:
  Adjusted EBITDA (7)(8)...........................................  $   6,878  $   9,885  $  24,013  $  16,897  $  37,502
  Ratio of earnings to combined fixed charges and
    preferred stock dividends (9)..................................       1.35x        --         --         --         --
  Capital expenditures, excluding cost of acquisitions.............  $   3,925  $  17,438  $  23,216  $  13,781  $  41,528
OTHER DATA:
  Cellular subscribers (at period end).............................     26,614     33,955    100,093     85,185    163,020
  Cellular penetration (at period end) (10)........................        8.0%       5.8%       6.1%       5.8%       5.8%
  Cellular churn (11)..............................................        1.5%       1.8%       1.9%       2.2%       1.9%
  Average monthly revenue per cellular subscriber (12).............  $      50  $      48  $      41  $      41  $      40
  Marketing and selling costs per gross additional
    cellular subscriber (13).......................................  $     451  $     540  $     398  $     407  $     399
  Cellular cell sites (at period end)..............................         46         67        135        117        210

                                                                                               SEPTEMBER 30, 1998
                                                                                              ---------------------
                                                                                                   (DOLLARS IN
                                                                                                   THOUSANDS)
BALANCE SHEET DATA:
  Net fixed assets..........................................................................        $  76,360
  Total assets..............................................................................          701,041
  Total debt................................................................................          448,056
  Mandatorily redeemable preferred stock....................................................          197,136
  Stockholders' deficit.....................................................................          (84,296)

                                              (SEE FOOTNOTES ON FOLLOWING PAGE.)

 (1) Includes the operations of our Kansas/Missouri properties from March 19, 1996, the date we acquired them.

 (2) Includes the operations of West Maryland, East Maryland and Arizona 5 from the dates they were acquired by the Company. West Maryland was acquired on February 28, 1997, East Maryland on March 3, 1997 and Arizona 5 on October 1, 1997.

 (3) Includes the operations of West Maryland and East Maryland from the dates we acquired them.

 (4) Includes the operations of Texas 16, California 4, Santa Cruz and California 7 from the dates we acquired them. Texas 16 was acquired on January 26, 1998; California 4 on April 1, 1998, Santa Cruz on June 16, 1998; and California 7 on July 29, 1998.

 (5) Reflects minority interests in partnerships in which we own the majority interests.

 (6) Extraordinary items reflect gain or (loss) related to early extinguishment of debt.

 (7) Adjusted EBITDA represents earnings before interest expense, income taxes, depreciation, amortization, extraordinary items and changes in accounting principles. Adjusted EBITDA is provided because it is a measure commonly used in the telecommunications industry to determine a company's ability to incur or service debt. Adjusted EBITDA is not derived pursuant to generally accepted accounting principles and should not be construed as an alternative to net income, as a measure of performance, or to cash flows, as a measure of liquidity. The calculation of Adjusted EBITDA does not include our commitments for capital expenditures or payments of debts and should not be deemed to represent funds available to us.

 (8) Includes Adjusted EBITDA attributable to minority interests in subsidiaries in which we own a majority interest. The portion of Adjusted EBITDA attributable to minority interests was $2.0 million, $2.3 million, $2.9 million, $2.0 million and $3.7 million for the years ended December 31, 1995, 1996 and 1997 and for the nine months ended September 30, 1997 and 1998, respectively.

 (9) Earnings were insufficient to cover combined fixed charges and preferred stock dividends by $2.3 million for the year ended December 31, 1996, by $21.6 million for the year ended December 31, 1997, by $11.2 million for the nine months ended September 30, 1997 and by $49.8 million for the nine months ended September 30, 1998. "Earnings" is defined as earnings before extraordinary items and accounting changes, interest expense, amortization of deferred financing costs, taxes and the portion of rent expense under operating leases representative of interest. Fixed charges consist of interest expense, amortization of deferred financing costs and a portion of rent expense under operating leases representative of interest.

 (10) Determined by dividing our total ending cellular subscribers for the period by the estimated total Pops covered by applicable FCC cellular licenses.

 (11) Churn means the number of cellular subscriber cancellations per period as a percentage of the weighted average total cellular subscribers during such period. Churn is stated as the average monthly churn rate for the period.

 (12) Excludes roaming and equipment revenue.

 (13) Determined by dividing cellular marketing and selling costs by the gross cellular subscribers added during each period. Cellular marketing and selling costs represent selling expenses and losses incurred on equipment sales.

                             SYGNET WIRELESS, INC.

                                                                                                           NINE MONTHS ENDED
                                                                         YEAR ENDED DECEMBER 31,             SEPTEMBER 30,
                                                                   -----------------------------------  ------------------------
                                                                    1995(1)     1996(2)       1997         1997         1998
                                                                   ---------  -----------  -----------  -----------  -----------
                                                                        (DOLLARS IN THOUSANDS, EXCEPT PER SUBSCRIBER DATA)
STATEMENT OF OPERATIONS DATA:
Revenue:
  Subscriber revenue.............................................  $  17,191  $    31,085  $    52,639  $    38,531  $    46,738
  Roaming revenue................................................      4,176        9,687       26,993       19,868       24,753
  Equipment sales................................................      1,529        2,417        4,323        3,051        4,253
  Other revenue..................................................      1,681        1,607        1,679        1,308        1,190
                                                                   ---------  -----------  -----------  -----------  -----------
  Total revenue..................................................     24,577       44,796       85,634       62,758       76,934
                                                                   ---------  -----------  -----------  -----------  -----------
Costs and expenses:
  Cost of services...............................................      3,366        5,509       10,048        7,175        9,005
  Cost of equipment sales........................................      4,164        5,816        9,663        6,806        7,790
  General and administrative.....................................      5,564        9,852       16,976       11,667       14,665
  Selling and marketing..........................................      3,082        6,080       10,841        7,466        9,057
  Depreciation and amortization..................................      3,487       10,038       28,719       21,143       21,343
                                                                   ---------  -----------  -----------  -----------  -----------
  Total costs and expenses.......................................     19,663       37,295       76,247       54,257       61,860
                                                                   ---------  -----------  -----------  -----------  -----------
Operating income.................................................      4,914        7,501        9,387        8,501       15,074
Interest expense.................................................     (2,660)     (11,174)     (29,902)     (22,558)     (21,613)
Other income (expense), net......................................       (304)        (195)        (101)           6         (340)
                                                                   ---------  -----------  -----------  -----------  -----------
Income (loss) before extraordinary item..........................      1,950       (3,868)     (20,616)     (14,051)      (6,879)
Extraordinary loss on extinguishment of debt.....................         --       (1,420)          --           --           --
                                                                   ---------  -----------  -----------  -----------  -----------
Net income (loss)................................................  $   1,950  $    (5,288) $   (20,616) $   (14,051) $    (6,879)
                                                                   ---------  -----------  -----------  -----------  -----------
                                                                   ---------  -----------  -----------  -----------  -----------
OTHER FINANCIAL DATA:
  Adjusted EBITDA (3)............................................  $   8,401  $    17,539  $    38,106  $    29,644  $    36,417
  Ratio of earnings to combined fixed charges and preferred stock
    dividends (4)................................................       1.67x          --           --           --           --
  Capital expenditures, excluding cost of acquisitions...........  $   9,056  $    10,050  $    25,576  $    16,979  $    11,469

OTHER DATA:
  Cellular subscribers (at period end)...........................     44,665      106,574      142,934      130,146      166,886
  Cellular penetration (at period end) (5).......................        4.4%         4.5%         6.0%         5.5%         7.0%
  Cellular churn (6).............................................        1.4%         1.3%         1.3%         1.3%         1.5%
  Average monthly revenue per cellular subscriber (7)............  $      46       $   42       $   36       $   36       $   34
  Marketing and selling costs per gross additional cellular
    subscriber (8)...............................................  $     370       $  321       $  291       $  306       $  287
  Cellular cell sites (at period end)............................         41          114          163          152          181

                                                                                               SEPTEMBER 30, 1998
                                                                                              ---------------------
                                                                                                   (DOLLARS IN
                                                                                                   THOUSANDS)
BALANCE SHEET DATA:
  Property and equipment, net...............................................................        $  52,138
  Total assets..............................................................................          333,296
  Total debt................................................................................          302,644
  Stockholders' equity......................................................................           12,339

                                              (SEE FOOTNOTES ON FOLLOWING PAGE.)

(1) Includes the operations of system acquired in the Erie Acquisition (as defined herein) from September 29, 1995, the date of acquisition.

(2) Includes the operations of systems acquired in the Horizon Acquisition (as defined herein) from October 9, 1996, the date of acquisition.

(3) Adjusted EBITDA represents earnings before interest expense, income taxes, depreciation, amortization expense, extraordinary items and changes in accounting principles. Adjusted EBITDA is provided because it is a measure commonly used in the telecommunications industry to determine a company's ability to incur or service debt. Adjusted EBITDA is not derived according to generally accepted accounting principles and should not be considered as an alternative to net income, as a measure of performance, or to cash flows, as a measure of liquidity. The calculation of Adjusted EBITDA does not include Sygnet's commitments for capital expenditures or payments of debts and should not be deemed to represent funds available to the Company.

(4) Earnings were insufficient to cover combined fixed charges and preferred stock dividends by $4.6 million for the year ended December 31, 1996, by $22.7 million for the year ended December 31, 1997, by $16.2 million for the nine months ended September 30, 1997 and by $6.6 million for the nine months ended September 30, 1998. "Earnings" is defined as earnings before extraordinary items and accounting changes, interest expense, amortization of deferred financing costs, taxes and the portion of rent expense under operating leases representative of interest. Fixed charges consist of interest expense, amortization of deferred financing costs and a portion of rent expense under operating leases representative of interest.

(5) Determined by dividing Sygnet's total ending cellular subscribers for the period by the estimated total Pops covered by applicable FCC cellular licenses or authorizations held by Sygnet.

(6) Churn means the number of cellular subscriber cancellations per period as a percentage of the weighted average total cellular subscribers during such period. Churn is stated as the average monthly churn rate for the period.

(7) Excludes roaming and equipment revenue.

(8) Determined by dividing cellular marketing and selling costs by the gross cellular subscribers added during each period. Cellular marketing and selling costs represent selling expenses and losses incurred on equipment sales and equipment rentals.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS, AS WELL AS THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, IN EVALUATING US AND OUR BUSINESS.

SIGNIFICANT INDEBTEDNESS

    We are highly leveraged. At September 30, 1998, assuming that our acquisition of Sygnet and the related financing were completed at that time, we would have had approximately $1,054.9 million of consolidated indebtedness, all of which would rank senior to the Preferred Stock, $375.5 million aggregate liquidation preference of mandatorily redeemable preferred stock, a deficit in consolidated stockholders' equity of $128.2 million and $206.6 million of availability (subsequent to which $55.0 million was borrowed to fund the December 2, 1998 Texas 10 Acquisition) under the New Credit Facilities and the Existing Credit Facilities. The Certificate of Designation also allows us to incur additional indebtedness in the future. At December 31, 1997, assuming that the West Maryland Acquisition, the Arizona 5 Acquisition and its related financing, and the 1998 Transactions, including our acquisition of Sygnet and the Sygnet Financing were completed at that time, our Adjusted EBITDA minus interest expense, preferred stock dividends and capital expenditures (excluding acquisition costs) would have been $(116.9) million, and our earnings would have been insufficient to cover our fixed charges and preferred stock dividends by $172.0 million. For the nine months ended September 30, 1998, under the same assumptions, our Adjusted EBITDA minus interest expense, preferred stock dividends and capital expenditures (excluding acquisition costs) would have been $(76.2) million, and our earnings would have been insufficient to cover our fixed charges and preferred stock dividends by $129.3 million. See "Description of the Preferred Stock," "Description of the Exchange Debentures," "Description of Certain Indebtedness" and "Description of Capital Stock."

    In addition, we have designated our subsidiaries, Logix, Dobson/Sygnet Communications Company ("Dobson/Sygnet") and Sygnet as unrestricted subsidiaries and they will not be subject to the covenants contained in the Certificate of Designation. There will be no limit under the Certificate of Designation on the amount of debt that Logix, Dobson/Sygnet and Sygnet will be able to incur, or on their ability to create liens.

    Our level of indebtedness could have important consequences, including:

    - the debt service requirements could make it more difficult for us to make cash dividend payments on the Preferred Stock or cash interest payments on the Exchange Debentures, if issued;

    - our ability to borrow additional money for working capital, capital expenditures, debt service or dividend payment requirements or other purposes will be limited;

    - a substantial portion of our future cash flow from operations, if any, will be required to pay principal and interest payments on its indebtedness and will not be available for our business;

    - our flexibility in planning for, or reacting to changes in, our business and our ability to take advantage of future business opportunities may be restricted;

    - we may be more highly leveraged than certain of our competitors, which may place us at a competitive disadvantage; and

    - our high degree of leverage could make us more vulnerable in the event of a downturn in our business.

SUBSTANTIAL CAPITAL REQUIREMENTS

    We have required, and will likely continue to require, substantial capital to further develop and expand our cellular systems. We have budgeted $30.2 million for capital expenditures in 1998, of which we have expended $23.7 million as of September 30, 1998. We have budgeted $50.2 million for capital expenditures in 1999, approximately $40.0 million of which is for the purchase of cell site and switching equipment. These amounts include expenditures related to the systems that we will acquire in the Recent and Pending Acquisitions other than acquisition costs. We have not budgeted any amounts to be expended in 1999 with respect to the buildout of our PCS systems. See "--PCS Risks." We may require additional financing for future acquisitions and for buildout requirements related to our PCS licenses.

    Sources of additional capital for us may include public and private equity and debt financings, including vendor financing. The extent of additional financing that we will require will depend on the success of our operations. We may not be able to obtain any additional financing on terms acceptable to us and within the limitations contained in the Certificate of Designation, the certificate of designation for the Senior Preferred Stock, the indenture relating to our 11 3/4% Senior Notes due 2007 (the "Senior Notes Indenture"), the certificates of designation for each of our other series of preferred stock, the terms of the Existing Credit Facilities and New Credit Facilities, our other indebtedness or any future financing arrangements. See "Description of the Preferred Stock," "Description of the Exchange Debentures," "Description of Certain Indebtedness" and "Description of Capital Stock."

ABILITY TO MEET REQUIRED DEBT SERVICE AND DIVIDEND OBLIGATIONS

    We have experienced and will experience a substantial increase in total indebtedness and in debt service and dividend requirements as a result of the Transactions, and we and our subsidiaries are, and will continue to be, subject to significant financial restrictions and limitations. In order for us to be able to meet debt service and dividend requirements, including obligations under the Senior Notes, the Senior Preferred Stock, the Preferred Stock, the Dobson/Sygnet Notes and the Credit Facilities, we must successfully implement our strategy. Our business strategy is to focus on increasing market penetration, integrating the operations of acquired systems and further developing our cellular systems. We cannot assure you that we will successfully implement our strategy or that we will be able to generate sufficient cash flow from operating activities to meet debt service and dividend obligations, as well as other cash requirements, including for working capital and capital expenditures. Furthermore, if we are unable to satisfy any of the covenants under the Credit Facilities, including financial covenants, we will be unable to borrow under these facilities during that time. Our inability to access such financing could result in the delay or abandonment of some or all of our plans, which could limit our ability to meet debt service and dividend obligations and could have a material adverse effect on our business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." The instruments governing certain of our indebtedness, including the Credit Facilities, contain provisions making it an event of default if we or certain of our subsidiaries fail to pay or perform certain obligations under other indebtedness, including the Logix Notes. See "--Covenant Restrictions." Our ability to borrow under the Credit Facilities will be limited by the requirement that, on a quarterly basis beginning June 30, 2000, the amount available under the Existing Credit Facilities will reduce until the facilities terminate in June 2006, and beginning December 2000, the amount available under the New Credit Facilities will reduce until the facility terminates in December 2007. The reduction in availability may require that we make significant principal payments thereunder. See "Description of the Preferred Stock," "Description of the Exchange Debentures" and "Description of Certain Indebtedness."

NEED TO REFINANCE OUR INDEBTEDNESS

    We will need to refinance our indebtedness under the Credit Facilities, the Senior Notes and the Dobson/Sygnet Notes at their respective maturities. We will also need to refinance our mandatory redemption obligations under our preferred stock. Our ability and that of our subsidiaries to do so will depend on, among other things, our financial condition at the time, the restrictions in the instruments governing the indebtedness and other factors, including market conditions, beyond our control. The Existing Credit Facilities and the New Credit Facilities mature in 2006 and 2007, respectively, and require substantial mandatory prepayments prior to such dates. Our outstanding Senior Notes ($160.0 million principal amount) mature April 15, 2007; and the Dobson/Sygnet Notes ($200.0 million principal amount) mature December 15, 2008. We are required to redeem the Senior Preferred Stock and the Preferred Stock on January 15, 2008 at a redemption price of 100% of their liquidation preference plus unpaid dividends. See "--Ability of the Company to Pay Cash Interest or Cash Dividends on the Preferred Stock."

We are required to redeem outstanding shares of our Class D Preferred Stock and Class E Preferred Stock at a redemption price of 100% of their liquidation preference (an aggregate of $85.0 million) plus accrued and unpaid dividends upon vote of the holders of a majority of the outstanding shares of each class, after December 31, 2013 or upon our completion of an initial public offering of our common stock. We are required to redeem outstanding shares of our Class F Preferred Stock at a redemption price of 130% of the liquidation preference plus unpaid dividends at December 31, 2013. We are required to redeem outstanding shares of our Class G Preferred Stock and Class H Preferred Stock at a redemption price of 100% of their liquidation preference (an aggregate of $25.0 million) plus unpaid dividends, upon the vote of the holders of a majority of the outstanding shares of each class, after December 31, 2013 or upon our completion of an initial public offering of our common stock. See "Description of the Preferred Stock," "Description of the Exchange Debentures," "Description of Certain Indebtedness" and "Description of Capital Stock." If any of this indebtedness or preferred stock cannot be refinanced, it may cause a default thereunder and under other of our obligations and those of our subsidiaries. In addition, in the event the implementation of our strategy to develop and expand our systems is delayed or we do not generate sufficient cash flow to meet our debt service requirements or obligations with respect to our preferred stock, we may need to seek additional financing. We cannot assure you that we could obtain any such financing or refinancing on terms that are acceptable to us, if at all. If we cannot obtain such financing or refinancing, we could be forced to dispose of assets in order to make up for any shortfall. At September 30, 1998, approximately 69.3% of our total assets consisted of intangible assets, principally licenses granted by the FCC (80.3% on a pro forma basis, after giving effect to the Sygnet Acquisition and Sygnet Financing). The value of our intangible assets will depend upon a variety of factors, including the success of our cellular business and the wireless telecommunications industry in general. In addition, transfers of interests in such licenses are subject to FCC approval. As a result, we cannot assure you that our assets could be sold quickly enough, or for sufficient amounts, to enable us to meet our obligations, including our obligations with respect to the Senior Preferred Stock and Preferred Stock.

SUBORDINATE RANKING OF PREFERRED STOCK AND EXCHANGE DEBENTURES

    The Preferred Stock ranks junior to all of our present and future indebtedness and other liabilities, equally with the Senior Preferred Stock, and senior to all classes of our common stock and all Other Preferred Stock. In the event of our bankruptcy, liquidation or reorganization, our assets will be available to pay obligations on the Preferred Stock only after all of our outstanding indebtedness and other liabilities have been paid in full, and there may not be sufficient assets remaining to pay amounts payable on the Senior Preferred Stock and the Preferred Stock. The Preferred Stock also effectively ranks junior to all liabilities, including indebtedness, of our subsidiaries. At September 30, 1998, assuming that the Sygnet acquisition and Sygnet Financing were completed at that time, we would have had approximately $1,151.7 million of consolidated indebtedness and other liabilities, excluding deferred credits for income taxes, outstanding ranking senior to the Preferred Stock and our subsidiaries would have had $976.7 million of liabilities, excluding deferred credits for income taxes. See "--Leverage," "--Ability to Meet Required Debt Service and Dividend Obligations" and "Description of the Preferred Stock--Ranking."

    If the Preferred Stock is exchanged for Exchange Debentures, the Exchange Debentures will rank junior to all of our Senior Indebtedness (as such term is defined under "Description of the Exchange Debentures"), including indebtedness under the Senior Notes and the Existing Credit Facilities. The Exchange Debentures will also rank effectively junior to all liablities, including indebtedness, of our subsidiaries. In the event of our bankruptcy, liquidation or reorganization, we will be able to pay obligations on the Exchange Debentures only after all of our outstanding Senior Indebtedness has been paid in full, and there may not be sufficient assets remaining to pay amounts payable on the Exchange Debentures.

    The Preferred Stock permits us to issue as dividends additional preferred stock which ranks equally with the Preferred Stock. The Exchange Debentures permit us to issue as interest additional exchange debentures which rank equally with the Exchange Debentures. The Preferred Stock and the Exchange Debenture also permit us and our subsidiaries to incur additional indebtedness and issue additional preferred stock, subject to certain limitations. Such additional indebtedness may rank senior to, equally with or junior to the Exchange Debentures, while additional indebtedness of the subsidiaries will effectively rank senior to the Exchange Debentures. Such additional preferred stock may rank senior (subject to a majority vote of the Preferred Stock), equally or junior to the Preferred Stock.

DEPENDENCE ON CASH FLOWS FROM SUBSIDIARIES

    We are a holding company with no direct operations and no significant assets other than the stock of our subsidiaries. We depend on the cash flows of our subsidiaries to meet our obligations, including our obligations to pay interest and principal on the Senior Notes, and dividends on the Senior Preferred Stock and Preferred Stock. The ability of our subsidiaries to distribute funds to us will be restricted by the terms of existing and future indebtedness including the Credit Facilities. See "Description of Certain Indebtedness--The Credit Facilities."

    Our subsidiaries are separate legal entities that have no obligation to pay any amounts due with respect to the Preferred Stock and, if issued, the Exchange Debentures or to make any funds available to us. As a result, if any of our subsidiaries liquidate their assets, our right to any of the proceeds (and the consequent right of the holders of the Preferred Stock and, if issued, the Exchange Debentures to participate in the distribution or realize proceeds from those assets) will be effectively subordinated to the claims of the creditors of such subsidiary (including trade creditors and holders of indebtedness of such subsidiary, including the Dobson/Sygnet Notes and the Credit Facilities). We will not be subordinated to such creditors if we are a creditor of such subsidiary, in which case our claims would still be effectively subordinated to any security interest in the assets of such subsidiary senior to that held by us.

FUTURE ABILITY TO PAY CASH DIVIDENDS ON THE PREFERRED STOCK

    Dividends on the Preferred Stock must be paid in cash commencing January 15, 2003. Under the Senior Note Indenture, we may pay cash dividends and make other distributions on or in respect of our capital stock, including the Senior Preferred Stock and Preferred Stock, only if certain financial tests are met. In addition, the Credit Facilities limit the amount of cash available for dividends, loans and cash distributions to us from our subsidiaries. Currently, the restrictions contained in the Senior Note Indenture and the Credit Facilities would prohibit us from paying cash dividends and would also prohibit the issuance of the Exchange Debentures in exchange for Preferred Stock. We cannot assure you that our existing or future financing arrangements will permit us to pay cash dividends on the Preferred Stock beginning January 15, 2003. In the event that any of our financing agreements limit our ability to pay cash dividends on the Preferred Stock when required, we will need to obtain waivers of the limitation or refinance amounts outstanding under such agreements to make such dividend payments. We cannot assure you that we would be able to obtain waivers or refinance amounts outstanding under such agreements. Our failure to pay cash dividends on the Preferred Stock could result in a Voting Rights Triggering Event (as defined under "Description of the Preferred Stock").

RESTRICTIONS IN GOVERNING INSTRUMENTS ON OUR OPERATIONS

    The instruments governing our indebtedness and that of our subsidiaries, the Certificate of Designation and the certificates of designation with respect to the Senior Preferred Stock and the Other Preferred Stock impose significant operating and financial restrictions on us and our subsidiaries. Such restrictions significantly restrict, among other things, our ability and that of our subsidiaries to incur additional indebtedness, pay dividends, repay indebtedness prior to stated maturities, sell assets, make investments, engage in transactions with stockholders and affiliates, issue capital stock, create liens or engage in mergers or acquisitions. In addition, the Credit Facilities require the maintenance of certain financial ratios. These restrictions could also limit our ability and that of our subsidiaries to obtain future financings, make needed capital expenditures, withstand a future downturn in our business or the economy in general, or otherwise conduct necessary corporate activities. Our failure or that of our subsidiaries to comply with these restrictions could lead to a default under the terms of such indebtedness even though we are able to meet debt service and dividend obligations. In the event of a default, the holders of such indebtedness could elect to declare all such indebtedness to be due and payable and the holders of Preferred Stock could obtain representation on our board of directors. We cannot assure you that we and our subsidiaries would be able to make such payments or borrow sufficient funds from alternative sources to make any such payment. Even if we could obtain additional financing, we cannot assure you that we could obtain financing on terms that are acceptable to us. In addition, indebtedness under each of the Existing Credit Facilities is secured by liens on assets. The pledge of our assets to existing lenders could impair our ability to obtain favorable financing. See "Description of Certain Indebtedness" and "Description of Capital Stock."

POSSIBLE INABILITY TO REPURCHASE OF PREFERRED STOCK OR EXCHANGE DEBENTURES UPON
  A CHANGE OF CONTROL

    We must offer to purchase the Preferred Stock or Exchange Debentures upon the occurrence of a Change of Control at a purchase price equal to 101% of their liquidation preference plus accrued dividends or principal amount plus accrued interest, as the case may be. See "Description of the Preferred Stock--Change of Control" and "Description of the Exchange Debentures--Change of Control."

    The Credit Facilities, the Senior Note indenture and the certificate of designation for the Senior Preferred Stock will prohibit us from prepaying the Preferred Stock or the Exchange Debentures, including required prepayments following a Change of Control. Prior to commencing an offer to purchase, we would be required to (1) repay in full all indebtedness and purchase all of our preferred stock and that of our subsidiaries that would prohibit the repurchase of the Preferred Stock or the Exchange Debentures, as the case may be, including indebtedness under the Credit Facilities, the Senior Note Indenture and the certificate of designation for the Senior Preferred Stock, or
(2) obtain any consents required to permit the repurchase. If we are unable to repay all of such indebtedness or are unable to obtain the necessary consents, then we will be unable to offer to purchase the Preferred Stock or the Exchange Debentures, resulting in a Voting Rights Triggering Event under the Preferred Stock or an event of default under the Indenture. We cannot assure you that we will have enough funds available at the time of any Change of Control offer to make any debt payment (including repurchases of Preferred Stock or the Exchange Debentures) as described above.

    The events that constitute a Change of Control under the Certificate of Designation or the Indenture, as the case may be, may also be events of default under the Credit Facilities, the Senior Note Indenture and the certificate of designation for the Senior Preferred Stock or our other indebtedness and that of our subsidiaries. Such events may permit the lenders under such debt to declare the debt due and payable and, if the debt is not paid, to require that we or our subsidiaries sell assets that secure such debt in order to repay the lenders. Similarly, a default under the Senior Preferred Stock could entitle the holders thereof to obtain representation on our board of directors. In any such case, our ability to raise cash to repurchase the Preferred Stock or the Exchange Debentures, as the case may be, would be limited and would reduce the practical benefit of the offer to purchase provisions to the holders of the Preferred Stock or the Exchange Debentures. See "Description of Certain Indebtedness."

ACQUISITIONS; ABILITY TO INTEGRATE AND MANAGE GROWTH

    We are subject to risks that acquired systems (including those acquired in the Sygnet Acquisition) will not perform as expected and that the returns from such systems will not support the indebtedness incurred or equity issued to acquire, or the capital expenditures needed to develop, the systems. In addition, expansion of our operations may place a significant strain on our management, financial and other resources. Our ability to manage future growth will depend upon our ability to monitor operations, control costs, maintain effective quality controls and significantly expand our internal management, technical and accounting systems, all of which will result in higher operating expenses. Any failure to expand these areas and to implement and improve such systems, procedures and controls efficiently at a pace consistent with the growth of our business could have a material adverse effect on our business, financial condition and results of operations. In addition, the integration of acquired systems with existing operations will require us to incur considerable expenses in advance of anticipated revenues and may cause substantial fluctuations in our operating results. This will involve, among other things, integration of switching, transmission, technical, sales, marketing, billing, accounting, quality control, management, personnel, payroll, regulatory compliance and other systems and operating hardware and software, some of which may be incompatible with our existing systems. In addition, telecommunications providers generally experience higher customer and employee turnover rates during and after an acquisition. We cannot assure you that we will be able to successfully integrate the systems acquired or any other businesses we may acquire.

NEED TO BUILDOUT PCS LICENSED AREAS

    In April 1997, we obtained PCS licenses for nine markets as part of the FCC "F" Block auction. Our right to hold and use each license depends on the buildout of the PCS system to cover at least 25% of the Pops covered by the license by April 2002. See "Business--Cellular Operations." We have estimated that the capital expenditures relating to such a buildout would range from $10.0 million to $30.0 million. The actual amount of the expenditures, however, will depend in part on the PCS technology we select, the extent our buildout, costs at the time of buildout and the extent we, at our expense, must relocate existing incumbent microwave licensees or compensate other PCS licensees for their relocation costs. We will need additional financing for the buildout of its PCS system. We cannot assure you that we will be able to obtain such financing or, if such financing is available, that it can be obtained on terms acceptable to us and within the limitations contained in the Senior Note Indenture, the Credit Facilities, the Certificate of Designation and the certificates of designation for the Senior Preferred Stock and the Other Preferred Stock. If our subsidiary which holds the PCS licenses fails to satisfy its installment financing obligations to the FCC, the PCS licenses may be canceled, we would forfeit our investment in such PCS licenses, and the FCC could sue the subsidiary for collection of any unpaid sums due to the FCC plus forfeiture penalties. As of September 30, 1998, we had paid $1.0 million for such PCS licenses and owed the FCC an additional $4.1 million. We cannot assure you that our PCS system will be profitable. The extent of potential demand for PCS in our markets cannot be estimated with any degree of certainty. We have no experience operating PCS systems. Sygnet holds no PCS licenses.

    When the FCC first licensed cellular systems in the United States, it specified the technical standards of systems operations to insure nationwide compatibility between all cellular carriers. In contrast, the FCC has not mandated the technology standard for PCS operations, leaving each licensee free to select among several competing technologies, some of which are not compatible with each other. We cannot assure you that the technical standards selected by us will be the most widely used, or technologically sound. Also, because handsets which use one PCS technology may not be operable on other systems, the ability to offer PCS roamer service will be affected. To the extent most competitors in the PCS industry select a competing technology that is not compatible to the system selected by us, our PCS business may be adversely affected. We have not yet finalized our plans with respect to the buildout of our PCS licensed systems, nor have we selected the digital technology to be used in such systems.

COMPETITION

    The telecommunications industry is highly competitive. Many of our existing and potential competitors have substantially greater financial, personnel, technical, marketing and other resources than do we as well as other competitive advantages. Currently the FCC authorizes only two cellular licensees to operate in each license area and we compete in each of our markets with one other cellular licensee. Competition for subscribers between cellular licensees in a given license area is based principally upon price, the services and enhancements offered, the technical quality of the cellular system, customer service, system coverage and capacity. We also compete, although to a lesser extent, with resellers, paging companies and landline telephone service providers.

    As a result of recent regulatory and legislative initiatives, our cellular operations may face increased competition from entities which use other communications technologies or other radio frequency spectrum such as broadband PCS licensees and enhanced specialized mobile radio licensees. The FCC has authorized as many as six broadband PCS licensees to provide services in each of our markets, although not all of these licensees have begun servicing those markets. Our operations may also face competition from other technologies developed in the future including, but not limited to, satellite systems and services provided over spectrum allocated to the Wireless Communications Services and General Wireless Communications Services. While mobile services are not currently feasible on Wireless Communications Services spectrum, and General Wireless Communications Services spectrum has not been licensed, mobile operations are not prohibited on such spectrum and may emerge at a future date. We believe the likelihood of near-term competition from such services is reduced because the areas in which we operate are less densely populated. We cannot assure you, however, that one or more of the technologies currently used by us in our business will not become inferior or obsolete at some time in the future. See "Business-- Competition."

    We may not be able to continue to compete successfully and new technologies and products that are more commercially accepted than ours may be developed. Some competitors may market other services such as long distance services, cable television access or landline local exchange services with their wireless offerings. There has been a cellular industry trend of declining average revenue per minute, as competition between service providers has led to reductions in rates for airtime and subscriptions and other charges. We expect that this trend will continue. See "Business--Competition" for more detailed information on our competitive environment.

INCREASING FREQUENCY OF TECHNOLOGICAL CHANGES

    The telecommunications industry is subject to rapid and significant changes in technology, including advancements protected by intellectual property laws. Significant changes can be seen in the increasing pace of digital upgrades in existing analog wireless systems, evolving industry standards, the availability of new radio frequency spectrum allocations for wireless services, ongoing improvements in the capacity and quality of digital technology, shorter development cycles for new products and enhancements, developments in emerging wireless transmission technologies and changes in end-user requirements and preferences. International standards bodies and national regulators will consider technology standards for new third-generation wireless technologies in coming years, and we cannot assure you that its current technologies will be compatible with such technologies. In addition, we may be required to select in advance one technology over another. However, at the time we must make our investment, it will be impossible to accurately predict which technology may prove to be the most economic, efficient or capable of attracting customer usage. There is also uncertainty as to the extent of customer demand as well as the extent to which airtime and monthly access rates may continue to decline. The effect of technological changes on our business cannot be predicted, and we cannot assure you that technological developments will not have a material adverse effect on us.

DEPENDENCE ON KEY PERSONNEL

    Our businesses are managed by a small number of management and operating personnel. The loss of certain of these individuals could have a material adverse effect on us. We believe that our ability to manage our planned growth successfully will depend in large part on our continued ability to attract and retain highly skilled and qualified personnel. See "--Risks Associated with Acquisitions; Ability to Manage Growth" and "Management."

RELIANCE ON USE OF THIRD-PARTY SERVICE MARKS

    We use the registered service marks CELLULAR ONE-Registered Trademark- and AIRTOUCH-TM- CELLULAR-Registered Trademark- to promote the services we offer in certain of our license areas. Our use of the CELLULAR ONE-Registered Trademark-service mark is governed by five-year contracts with Cellular One Group, the owner of the service mark. These contracts begin to expire in 2001 and we have the option to renew these contracts for two additional five-year terms. Our contract to use the AIRTOUCH-TM- CELLULAR service mark is for an initial term of 20 years with provisions to extend the term for successive five-year periods. See "Business--Service

Marks." Under these agreements, we must meet specified operating and service quality standards for its systems. If these agreements are not renewed upon expiration or if we fail to meet the applicable operating or service quality standards, our ability both to attract new subscribers and retain existing subscribers could be impaired. Recently, AT&T Wireless, which had been the single largest user of the CELLULAR ONE-Registered Trademark- name, significantly reduced its use of the brand name as a primary service mark. If for any reason beyond our control, the names CELLULAR ONE-Registered Trademark- or AIRTOUCH-TM- CELLULAR were to suffer diminished marketing appeal, our ability both to attract new subscribers and retain existing subscribers could be materially impaired in the applicable markets.

POTENTIAL FOR ADVERSE REGULATORY CHANGE AND THE NEED FOR REGULATORY APPROVALS

    The licensing, construction, operation, acquisition and sale of wireless systems, as well as the number of cellular and other wireless licensees permitted in each market, are regulated by the FCC. Changes in the regulation of wireless activities and wireless carriers or the loss of any license or licensed area could have a material adverse effect on our operations. In addition, all cellular and PCS licenses in the United States are subject to renewal upon expiration of their initial ten-year term. Our cellular licenses will expire at varying dates beginning in October 2000. We believe that each of these licenses will be renewed based upon FCC rules establishing a presumption in favor of licensees that have complied with their regulatory obligations during the initial license period. We cannot assure you, however, that our licenses will be renewed. See "Business--Regulation."

EQUIPMENT FAILURE AND NATURAL DISASTER

    We carry business interruption, casualty and property insurance in amounts we believe adequate to cover the financial risks associated with any major equipment failure or natural disaster. However, a major equipment failure or a natural disaster affecting our central switching offices, our microwave links or certain of our cell sites could have a material adverse effect on our operations.

RELIANCE ON ONE BILLING VENDOR

    We rely primarily on one vendor to produce all of our customer billings. If this billing vendor for any reason were to encounter significant problems affecting its ability to perform its billing functions for us, our ability to generate billings to our customers would be materially impaired, until a new arrangement could be established.

NEED TO INTEGRATE OTHER RECENT ACQUISITIONS

    We recently closed our acquisition of the FCC license for each of Ohio 2 RSA and Texas 10 RSA. The purchase price of each of these acquisitions is being held in escrow pending resolution of claims made against the seller's title to the FCC licenses. We cannot assure you that these claims will be resolved in favor of the respective sellers. If the claims are ultimately resolved in a manner adverse to either seller, we could lose our license for the affected RSA, although we would receive back our purchase price held in escrow. However, if this occurred, we would need to either dispose of any improvements we had made, redeploy them in another system to be operated by us or abandon the assets. We could incur costs and expenses in connection with such disposal, redeployment or abandonment. In addition, we would lose the benefit of owning such properties and the future cash flows therefrom. Depending upon how much we had invested in the affected RSA, how much of that investment could be sold or salvaged and the potential future benefit therefrom, a loss of either of these licenses could have an adverse effect on our operations and the loss of revenues from either such system could have an adverse effect on our financial condition.

RADIO FREQUENCY EMISSION CONCERNS

    Media reports have suggested that certain radio frequency ("RF") emissions from portable cellular telephones may be linked to cancer, and may interfere with pacemakers and other medical devices. Concerns over RF emissions may have the effect of discouraging the use of cellular telephones, which could have a material adverse effect on our business. On August 1, 1996, the FCC released a report and order, which became effective in August 1996 as to mobile and portable devices and in October 1997 for cellular transmitters, that updates the guidelines and methods it uses for evaluating RF emissions from radio equipment, including cellular and PCS telephones and transmitting facilities. We do not believe these guidelines will have a material impact on its operations. While the FCC's rules impose more restrictive standards on RF emissions from lower power devices such as portable cellular telephones, we believe, based on manufacturers' certifications, that all cellular telephones currently provided by us to our customers, as well as our transmitting facilities, comply with the FCC's standards. See "Business-- Regulation."

CONFLICTS OF INTEREST

    Everett R. Dobson, our Chairman of the Board, President and Chief Executive Officer, and his affiliates beneficially own approximately 80% of the combined voting power of all classes of our outstanding voting stock on a fully diluted basis. Certain decisions concerning the operations or financial structure of the Company may present conflicts of interest between the holders of our voting stock and the holders of the Preferred Stock and, if issued, the Exchange Debentures. In addition, holders of voting stock may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risk to the holders of the Preferred Stock and, if issued, the Exchange Debentures.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES FOR HOLDERS OF PREFERRED STOCK AND
  EXCHANGE DEBENTURES

    Because we may pay dividends on the Preferred Stock by distributing additional shares of Preferred Stock, compliance with U.S. federal withholding tax rules would be difficult with respect to investors who are not U.S. persons. Accordingly, we consider the Preferred Stock to be an inappropriate investment for any person who or which is not a U.S. person.

    Distributions of cash or, to the extent of their fair market value, distributions of additional shares of Preferred Stock will generally be treated as dividends, taxable as ordinary income to the extent of our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. However, we presently do not have any current or accumulated earnings and profits as determined under U.S. federal income tax principles and it is unlikely to have current or accumulated earnings and profits in the foreseeable future. As a result, until such time as we have earnings and profits, distributions of cash or additional shares of Preferred Stock on the Preferred Stock will be treated as a nontaxable return of capital and will be applied against and reduce the adjusted tax basis (but not below zero) in the hands of each holder of the shares of Preferred Stock on which such distribution is made, thus increasing the amount of any gain (or reducing the amount of any loss) which would otherwise be realized by such holder upon the sale or other disposition of such shares of Preferred Stock. In the case of distributions of additional Preferred Stock, however, such basis reduction largely should be offset from an overall standpoint by a corresponding amount of tax basis for a holder in the additional Preferred Stock. A holder would recognize gain to the extent that any distributions were to exceed our current or accumulated earnings and profits and the adjusted tax basis of the holder in the Preferred Stock.

    As we expect the redemption price of the Preferred Stock to exceed its issue price by more than a de minimis amount, the difference ("redemption premium") generally will be taxable as a constructive distribution of additional Preferred Stock to a holder over a certain period under a constant interest rate method similar to that described below for accruing original issue discount ("OID") on the Exchange Debentures. However, to the extent we lack current or accumulated earnings and profits for a taxable year to which a constructive distribution relates, a holder should not recognize taxable income or gain as a result of the constructive distribution. Moreover, there should be no net effect on the holder's adjusted tax basis of the Preferred Stock as a result of the constructive distribution if we have no current or accumulated earnings and profits. To the extent we have current or accumulated earnings and profits for a taxable year to which a constructive distribution relates, the distribution will be taxable currently to the holder as a dividend even though the holder does not receive any actual distribution and will produce a corresponding increase in the adjusted tax basis of the Preferred Stock as to which the distribution is deemed to have been made. See "Federal Income Tax Considerations to U.S. Holders--Redemption Premium."

    Additional shares of Preferred Stock distributed on the Preferred Stock will also have redemption premium if the redemption price of such Preferred Stock exceeds the fair market value of the additional shares of Preferred Stock when distributed by more than a de minimis amount. Such redemption premium may differ from that attributable to the shares of Preferred Stock. Therefore, any such additional shares of the Preferred Stock distributed may not be fungible with the shares of the Preferred Stock previously issued.

    Further, if holders of Preferred Stock receive additional shares of Preferred Stock as a distribution on the Preferred Stock, such holders would, to the extent we have earnings and profits for U.S. federal income tax purposes, be required to include currently in gross income for U.S. federal income tax purposes the fair market value of such additional shares distributed, even though such holders have not received any cash with respect to such distribution.

    Upon a redemption of Preferred Stock in exchange for Exchange Debentures, the holder generally will have a capital gain or loss equal to the difference between the issue price of the Exchange Debentures received and the holder's adjusted tax basis in the Preferred Stock redeemed, except to the extent all or a portion of the Exchange Debentures received is treated as a dividend payment. Because we have the option through January 15, 2003 to pay interest on the Exchange Debentures by issuing additional Exchange Debentures, any Exchange Debentures issued prior to that date will be treated as issued with OID for U.S. federal income tax purposes, unless under special rules for interest holidays the amount of OID is treated as de minimis. If the Exchange Debenture has OID in excess of the de minimis amount, holders would have to accrue all such OID into income over the entire term of the Exchange Debentures, but would not treat the receipt of stated interest on the Exchange Debentures as interest for U.S. federal income tax purposes. The Exchange Debentures may also be subject to the rules for "applicable high yield discount obligations," in which case the Company's deduction for OID on the Exchange Debentures will be substantially deferred, and a portion of such deduction may be disallowed.

    For a discussion of these and other relevant tax issues, see "Federal Income Tax Considerations to U.S. Holders."

POTENTIAL FAILURE OF COMPUTER SYSTEMS TO RECOGNIZE YEAR 2000

    The "Year 2000 Issue" is the result of the inability of some computer programs to distinguish the year 1900 from the year 2000. Most computer programs and operating systems were written using two digits to define the applicable year rather than four digits. This means that any equipment containing computer programs with time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. In some instances this could result in system failures, disruption in operations and possible inaccuracies of data.

    In April 1998, we established a multi-disciplined team to perform a Year 2000 impact analysis for us. The team consists of representatives from each of the lines of business, as well as representatives from key corporate departments, and is headed by a full-time Year 2000 compliance manager. The team created a Year 2000 assessment methodology which brought a structured approach to the assessment and management reporting process, as well as disaster recovery approach.

    To date, we have completed an inventory of its automated systems and services and an impact analysis that identified significant risk areas by line of business, specific compliance requirements and costs and estimated completion dates for affected systems. By the end of 1999, all of our automated systems and services and those of Sygnet will be Year 2000 compliant.

    We do not have large scale legacy applications used by many telecommunications providers. From an information systems standpoint, we have historically relied on outsourcing relationships for most of its business and operational support applications. Those applications that have not been outsourced to service providers have been deployed using packaged software from outside vendors. We have also focused on evaluating software systems of pending acquisitions. As a result, the remediation phase is not focused on a large scale in-house effort, but on identification of third party systems and services that are not currently Year 2000 compliant and oversight of third party compliance efforts.

    The results of the impact analysis revealed that for our information systems, services and telecommunications infrastructure, Year 2000 compliant versions will be included as a part of existing maintenance and/or service agreements at no additional cost to us and should be in place and tested by the second quarter of 1999. We estimate total costs of approximately $0.8 million to upgrade or replace those systems that are not Year 2000 compliant and will not be upgraded through existing maintenance or service agreements. In addition, our contingency plan for the Year 2000 is encompassed by a disaster recovery plan for the business which will be in place by the end of the second quarter of 1999.

    We will continue to analyze systems and services that utilize date-embedded codes that may experience operational problems when the Year 2000 is reached. We will continue communicating with third party vendors of systems software and equipment, suppliers of telecommunications capacity and equipment, roaming partners, customers and others with which it does business to coordinate Year 2000 compliance. To further mitigate risks, we will conduct our own Year 2000 tests on mission critical systems as Year 2000 compliant versions are released by vendors.

LACK OF PUBLIC MARKET FOR THE PREFERRED STOCK; RESTRICTIONS ON TRANSFERABILITY

    There has not been an established trading market for the Preferred Stock. The Initial Purchaser has informed us that it does not currently intend to make a market in the Preferred Stock. Accordingly, we cannot assure you as to the development or liquidity of any market for the Preferred Stock. If a market for the Preferred Stock were to develop, the Preferred Stock could trade for less than the initial offering price, depending upon many factors, including prevailing interest rates, our operating results and the markets for similar securities, and such market may cease to continue at any time.

    Your Old Shares were not registered under the Securities Act or any state securities laws and may not be offered or sold, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws, or pursuant to an effective registration statement. We have registered the New Shares under the Securities Act and are obligated to use our best efforts to complete an exchange offer for the Old Shares or register resales of the Old Shares under the Securities Act, but we cannot assure you that a trading market for the Preferred Stock will be liquid or will develop at all.

CONSEQUENCES OF FAILURE TO EXCHANGE

    Untendered outstanding New Shares that are not exchanged for New Shares pursuant to the Exchange Offer will remain restricted securities. Outstanding Old Shares will continue to be subject to the following restrictions on transfer: (i) outstanding Old Shares may be resold only if registered pursuant to the Securities Act, if an exemption from registration is available thereunder, or if neither such registration nor such exemption is required by law, (ii) outstanding Old Shares shall bear a legend restricting transfer in the absence of registration or an exemption therefrom and (iii) a holder of outstanding Old Shares who desires to sell or otherwise dispose of all or any part of its outstanding Old Shares under an exemption from registration under the Securities Act, if requested by us, must deliver to us an opinion of independent counsel experienced in Securities Act matters, reasonably satisfactory in form and substance to us, that such exemption is available.

FORWARD-LOOKING STATEMENTS

    The description of our plans set forth herein, including our strategies, planned capital expenditures, acquisitions and related financing, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These plans involve a number of risks and uncertainties. Important factors that could cause actual capital expenditures, acquisitions activity, or our performance to differ materially from its plans include, without limitation:

    - our ability to satisfy the financial covenants of our existing and future debt instruments and to raise additional capital;

    - our ability to integrate acquired systems with our existing operations and to successfully market our services and products to existing and new customers;

    - our ability to install equipment and expand and upgrade our systems in a timely manner and to manage our rapid growth successfully;

    - our ability to compete effectively against competitors with greater financial, technical, marketing and other resources and respond effectively to changes in end-user requirements and preferences;

    - the inability of third party vendors to provide products and services which are Year 2000 compliant;

    - the development of other technologies and products that may gain more commercial acceptance than ours; and

    - adverse regulatory changes.

We cannot assure you that anticipated future results will be achieved. Actual events or results may differ materially as a result of risks to which we are or may be subject. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. We do not intend to update or revise these forward-looking statements to reflect events or circumstances after the date hereof including, without limitation, changes in our business strategy or planned capital expenditures, or to reflect the occurrence of unanticipated events.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

    An aggregate of 64,646 Old Shares were initially sold by Dobson on December 23, 1998 to NationsBanc Montgomery Securities LLC (the "Initial Purchaser") in reliance on Section 4(2) of the Securities Act. The Initial Purchaser offered and sold the Old Shares only to "qualified institutional buyers" (as defined in Rule 144A) in compliance with Rule 144A. Subsequently and through January 15, 1999, 506 additional Old Shares have been issued as the payment of dividends on the outstanding Preferred Stock.

    In connection with the sale of the Old Shares, the Company and the Initial Purchaser entered into a Registration Rights Agreement dated as of December 2, 1998 (the "Registration Rights Agreement"), which requires the Company (i) to cause the Old Shares to be registered under the Securities Act, or (ii) to file with the Commission a registration statement under the Securities Act with respect to an issue of New Shares of the Company identical in all material respects to the Old Shares and use its best efforts to cause such registration statement to become effective under the Securities Act and, upon the effectiveness of that registration statement, to offer to the holders of the Old Shares the opportunity to exchange their Old Shares for a like principal amount of New Shares, which will be issued without a restrictive legend and which may be reoffered and resold by the holder without restrictions or limitations under the Securities Act. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Exchange Offer is being made pursuant to the Registration Rights Agreement to satisfy the Company's obligations thereunder. The term "holder" with respect to the Exchange Offer means any person in whose name Old Shares are registered on the Company's books or any other person who has obtained a properly completed stock power from the registered holder, or any person whose Old Shares are held of record by The Depository Trust Company ("DTC") who desires to deliver such Old Share by book-entry transfer at DTC.

    The Company has not requested, and does not intend to request, an interpretation by the staff of the Commission with respect to whether the New Shares issued pursuant to the Exchange Offer in exchange for the Old Shares may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes the New Shares issued pursuant to the Exchange Offer in exchange for Old Shares may be offered for resale, resold and otherwise transferred by any holder thereof (other than broker-dealers, as set forth below, and any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Shares are acquired in the ordinary course of such holder's business and that such holder has no arrangement or understanding with any person to participate in the distribution of such New Shares. Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the New Shares or who is an affiliate of the Company may not rely upon such interpretations by the staff of the Commission and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liabilities under the Securities Act for which the holder is not indemnified by the Company. Each broker-dealer (other than an affiliate of the Company) that receives New Shares for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Shares. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. The Company has agreed that, for a period of 180 days after the Exchange Date, it will make the Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

    The Exchange Offer is not being made to, nor will the Company accept surrenders for exchange from, holders of Old Shares in any jurisdiction in which this Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

    By tendering in the Exchange Offer, each holder of Old Shares will represent to the Company that, among other things, (i) the New Shares acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Shares, whether or not such person is the holder, (ii) neither the holder of Old Shares nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Shares, (iii) if the holder is not a broker-dealer, or is a broker-dealer but will not receive New Shares for its own account in exchange for Old Shares, neither the holder nor any such other person is engaged in or intends to participate in the distribution of such New Shares, and (iv) neither the holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or, if such holder is an "affiliate," that such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

    Following the completion of the Exchange Offer, none of the shares of Senior Preferred Stock will be entitled to the contingent increase in dividend rate applicable to the Old Shares. Following the consummation of the Exchange Offer, holders of Senior Preferred Stock will not have any further registration rights, and the Old Shares will continue to be subject to certain restrictions on transfer. See "--Consequences of Failure to Exchange." Accordingly, the liquidity of the market for the Old Shares could be adversely affected. See "Risk Factors--Consequences of the Exchange Offer on Non-Tendering Holders of the Old Shares."

    Participation in the Exchange Offer is voluntary and holders should carefully consider whether to accept. Holders of the Old Shares are urged to consult their financial and tax advisors in making their own decisions on whether to participate in the Exchange Offer.

TERMS OF THE EXCHANGE OFFER

    GENERAL. Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Shares validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue one New Share in exchange for each Old Share accepted in the Exchange Offer. Holders may tender some or all of their Old Shares pursuant to the Exchange Offer.

    The form and terms of the New Shares will be identical in all material respects to the form and terms of the Old Shares except that the New Shares will be registered under the Securities Act and, therefore, certificates representing New Shares will not bear legends restricting the transfer thereof. The New Shares will be treated as a single class with any Old Shares that remain outstanding. The Exchange Offer is not conditioned upon any minimum number of Old Shares being tendered for exchange.

    As of January 26, 1999, 65,152 Old Shares were outstanding. This Prospectus, together with the Letter of Transmittal, is being sent to all registered holders.

    Holders of Old Shares do not have any appraisal or dissenters' rights under the Oklahoma General Corporation Act or the Certificate of Designation in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Exchange Act, and the rules and regulations of the Commission thereunder. Old Shares which are not tendered for exchange in the Exchange Offer will remain outstanding and dividends thereon will continue to accrue, but such Old Shares will not be entitled to any rights or benefits under the Registration Rights Agreement.

    The Company will be deemed to have accepted validly tendered Old Shares when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the New Shares from the Company. If any tendered Old Shares are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Shares will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

    Holders who tender Old Shares in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Shares pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "--Fees and Expenses."

    EXPIRATION DATE; EXTENSIONS; AMENDMENTS.  The term "Expiration Date" shall
mean 5:00 p.m., New York City time, on         , 1999, unless the Company, in
its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. Although the Company has no current intention to extend the Exchange Offer, the Company reserves the right to extend the Exchange Offer at any time and from time to time by giving oral or written notice to the Exchange Agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service. During any extension of the Exchange Offer, all Old Shares previously tendered pursuant to the Exchange Offer and not withdrawn will remain subject to the Exchange Offer. The date of the exchange of the New Shares for Old Shares will be as soon as practicable following the Expiration Date.

    The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Shares, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "--Conditions of the Exchange Offer" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. If the Exchange Offer is amended in any manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer for a period of time, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such period.

    In all cases, issuance of the New Shares for Old Shares that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of a properly completed and duly executed Letter of Transmittal and all other required documents; provided, however, that the Company reserves the absolute right to waive any conditions of the Exchange Offer or defects or irregularities in the tender of Old Shares. If any tendered Old Shares are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Shares are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Old Shares or substitute Old Shares evidencing the unaccepted portion, as appropriate, will be returned without expense to the tendering holder, unless otherwise provided in the Letter of Transmittal, as promptly as practicable after the expiration or termination of the Exchange Offer.

    DIVIDENDS ON THE NEW SHARES. Holders of Old Shares that are accepted for exchange will not receive accrued dividends thereon at the time of exchange. However, accrued but unpaid dividends on exchanged Old Shares (rounded to the nearest whole share) will be paid in New Shares on the first dividend payment date following consummation of the Exchange Offer.

    PROCEDURES FOR TENDERING OLD SHARES. The tender to the Company of Old Shares by a holder thereof pursuant to one of the procedures set forth below will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal. A holder of the Old Shares may tender such Old Shares by (i) properly completing and signing a Letter of Transmittal or a facsimile thereof (all references in this Prospectus to a Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with any corresponding certificate or certificates representing the Old Shares being tendered (if in certificated form) and any required signature guarantees, to the Exchange Agent at its address set forth in the Letter of Transmittal on or prior to the Expiration Date (or complying with the procedure for book-entry transfer described below), or (ii) complying with the guaranteed delivery procedures described below.

    If tendered Old Shares are registered in the name of the signer of the Letter of Transmittal and the New Shares to be issued in exchange therefor are to be issued (and any untendered Old Shares are to be reissued) in the name of the registered holder (which term, for the purposes described herein, shall include any participant in DTC (also referred to as a book-entry facility) whose name appears on a security listing as the owner of Old Shares), the signature of such signer need not be guaranteed. In any other case, the tendered Old Shares must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Company and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by an eligible guarantor institution which is a member of one of the following recognized signature guarantee programs (an "Eligible Institution"): (i) The Securities Transfer Agents Medallion Program (STAMP), (ii) The New York Stock Exchange Medallion Signature Program (MSF), or (iii) The Stock Exchange Medallion Program (SEMP). If the New Shares or Old Shares not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the Old Shares, the signature in the Letter of Transmittal must be guaranteed by an Eligible Institution.

    THE METHOD OF DELIVERY OF OLD SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD SHARES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

    The Company understands that the Exchange Agent has confirmed with DTC that any financial institution that is a participant in DTC's system may utilize DTC's Automated Tender Offer Program

("ATOP") to tender Old Shares. The Company further understands that the Exchange Agent will request, within two business days after the date the Exchange Offer commences, that DTC establish an account with respect to the Old Shares for the purpose of facilitating the Exchange Offer, and any participant may make book-entry delivery of Old Shares by causing DTC to transfer such Old Shares into the Exchange Agent's account in accordance with DTC's ATOP procedures for transfer. However, the exchange of the Old Shares so tendered will only be made after timely confirmation (a "Book-Entry Confirmation") of such book-entry transfer and timely receipt by the Exchange Agent of an Agent's Message (as defined in the next sentence), and any other documents required by the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by DTC and received by the Exchange Agent and forming part of Book-Entry Confirmation, which states that DTC has received an express acknowledgment from a participant tendering Old Shares which are the subject of such Book-Entry Confirmation and that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such participant.

    A tender will be deemed to have been received as of the date when (i) the tendering holder's properly completed and duly signed Letter of Transmittal accompanied by the Old Shares (or a confirmation of book-entry transfer of such Old Shares into the Exchange Agent's account at DTC), is received by the Exchange Agent, or (ii) a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided below) from an Eligible Institution is received by the Exchange Agent. Issuances of New Shares in exchange for Old Shares tendered pursuant to a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided below) by an Eligible Institution will be made only against submission of a duly signed Letter of Transmittal (and any other required documents) and deposit of the tendered Old Shares.

    All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Old Shares will be determined by the Company, whose determination will be final and binding. The Company reserves the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any Old Shares. None of the Company, the Exchange Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Any Old Shares received by the Exchange Agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived, or if Old Shares are submitted in principal amount greater than the principal amount of Old Shares being tendered by such tendering holder, such unaccepted or non-exchanged Old Shares will be returned by the Exchange Agent to the tendering holder, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

    In addition, the Company reserves the right in its sole discretion (a) to purchase or make offers for any Old Shares that remain outstanding subsequent to the Expiration Date, and (b) to the extent permitted by applicable law, to purchase Old Shares in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers will differ from the terms of the Exchange Offer.

    GUARANTEED DELIVERY PROCEDURES. If the holder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or Old Shares to reach the Exchange Agent before the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if the Exchange Agent has received at its office, on or prior to the Expiration Date, a letter, telegram or facsimile transmission from an Eligible Institution setting forth the name and address of the tendering holder, the name(s) in which the Old Shares are registered and the certificate number(s) of the Old Shares to be tendered, and stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the date of execution of such letter, telegram or facsimile transmission by the Eligible Institution, such Old Shares, in proper form for transfer (or a confirmation of book-entry transfer of such Old Shares into the Exchange Agent's account at DTC), will be delivered by such Eligible Institution together with a properly completed and duly executed Letter of Transmittal (and any other required documents). Unless Old Shares being tendered by the above-described method are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly competed Letter of Transmittal and any other required documents), the Company may, at its option, reject the tender. Copies of a Notice of Guaranteed Delivery which may be used by Eligible Institutions for the purposes described in this paragraph are available from the Exchange Agent.

    TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL. The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

    The party tendering Old Shares for exchange (the "Transferor") exchanges, assigns and transfers the Old Shares to the Company and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the Old Shares to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the Old Shares and to acquire New Shares issuable upon the exchange of such tendered Old Shares, and that, when the same are accepted for exchange, the Company will acquire good and unencumbered title to the tendered Old Shares, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange, assignment and transfer of tendered Old Shares or to transfer ownership of such Old Shares on the account books maintained by DTC. All authority conferred by the Transferor will survive the death, bankruptcy or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives of such Transferor.

    By executing a Letter of Transmittal, each holder will make to the Company the representations set forth above under the heading "--Purpose and Effect of the Exchange Offer."

    WITHDRAWAL OF TENDERS OF OLD SHARES. Except as otherwise provided herein, tenders of Old Shares may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

    To withdraw a tender of Old Shares in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Shares to be withdrawn (the "Depositor"),
(ii) identify the Old Shares to be withdrawn (including the certificate number or numbers and principal amount of such Old Shares), (iii) contain a statement that such holder is withdrawing its election to have such Old Shares exchanged,
(iv) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Shares were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Shares register the transfer of such Old Shares in the name of the person withdrawing the tender, and (v) specify the name in which any such Old Shares are to be registered, if different from that of the Depositor. If Old Shares have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Shares so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Shares will be issued with respect thereto unless the Old Shares so withdrawn are validly retendered. Any Old Shares which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Shares may be retendered by following one of the procedures described above under "--Procedures for Tendering Old Shares" at any time prior to the Expiration Date.

CONDITIONS OF THE EXCHANGE OFFER

    Notwithstanding any other term of the Exchange Offer, or any extension of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange New Shares for, any Old Shares, and may terminate the Exchange Offer as provided herein before the acceptance of such Old Shares, if:

        (a) any statute, rule or regulation shall have been enacted, or any action shall have been taken by any court or governmental authority which, in the reasonable judgment of the Company, would prohibit, restrict or otherwise render illegal consummation of the Exchange Offer; or

        (b) any change, or any development involving a prospective change, in the business or financial affairs of the Company or any of its subsidiaries has occurred which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

        (c) there shall occur a change in the current interpretations by the staff of the Commission which, in the Company's reasonable judgment, might materially impair the Company's ability to proceed with the Exchange Offer.

    If the Company determines in its sole discretion that any of the above conditions are not satisfied, the Company may (i) refuse to accept any Old Shares and return all tendered Old Shares to the tendering holders, (ii) extend the Exchange Offer and retain all Old Shares tendered prior to the Expiration Date, subject, however, to the right of holders to withdraw such Old Shares (see "--Terms of the Exchange Offer--Withdrawal of Tenders of Old Shares"), or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all validly tendered Old Shares which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer for a period of time, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such period.

EXCHANGE AGENT

    United States Trust Company of New York has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

          By Mail:             By Overnight Courier:          By Hand:
United States Trust Company    United States Trust Company    United States Trust Company
  of New York                  of New York                    of New York
P. O. Box 844                  Corporate Trust Operations     111 Broadway
Cooper Station                 Department                     Lower Level
New York, NY 10276-0844        770 Broadway - 13th Floor      New York, NY 10006
Attn: Corporate Trust          New York, NY 10003             Attn: Corporate Trust
Services                                                      Services
(registered or certified mail
recommended)

                                       By Facsimile:
                                      (212) 420-6152
                             (For Eligible Institutions Only)
                                   Confirm by Telephone:
                                      (800) 548-6565

FEES AND EXPENSES

    The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telecopy, telephone or in person by officers and regular employees of the Company and its affiliates. No additional compensation will be paid to any such officers and employees who engage in soliciting tenders.

    The Company has not retained any dealer-manager or other soliciting agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptance of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, the Letter of Transmittal and related documents to the beneficial owners of the Old Shares and in handling or forwarding tenders for exchange.

    The expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent and transfer agent and registrar, accounting and legal fees and printing costs, among others.

    The Company will pay all transfer taxes, if any, applicable to the exchange of the Old Shares pursuant to the Exchange Offer. If, however, New Shares, or Old Shares for principal amounts not tendered or accepted for exchange, are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Old Shares tendered or if a transfer tax is imposed for any reason other than the exchange of the Old Shares pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE

    The Old Shares that are not exchanged for New Shares pursuant to the Exchange Offer will remain restricted securities within the meaning of Rule 144 of the Securities Act. Accordingly, such Old Shares may be resold only (i) to the Company or any subsidiary thereof, (ii) to a qualified institutional buyer in compliance with Rule 144A, (iii) to an institutional accredited investor that, prior to such transfer, furnishes to the Trustee a signed letter containing certain representations and agreements relating to the restrictions on transfer of the Old Shares (the form of which letter can be obtained from the Trustee) and, if such transfer is in respect of an aggregate principal amount of Old Shares at the time of transfer of less than $100,000, an opinion of counsel acceptable to the Company that such transfer is in compliance with the Securities Act, (iv) outside the United States in compliance with Rule 904 under the Securities Act, (v) pursuant to the exemption from registration provided by Rule 144 under the Securities Act (if available), or (vi) pursuant to an effective registration statement under the Securities Act. The liquidity of the Old Shares could be adversely affected by the Exchange Offer. Following the consummation of the Exchange Offer, holders of the Senior Preferred Stock will have no further registration rights under the Registration Rights Agreement and will not be entitled to the contingent increase in the dividend rate applicable to the Old Shares.

    FIRPTA TREATMENT

    At present, the Company believes that it is not a U.S. real property holding company within the meaning of Section 897(c)(2) of the Code, and that it does not expect to become a U.S. real property holding company in the forseeable future. No assurance can be given, however, that the IRS will not reach a different conclusion or that the Company's expectation for the future will not change. If the Company is found to be a U.S. real property holding company, then a Non-United States Holder of Senior Preferred Stock may be subject to U.S. federal income tax in respect of gain realized on the sale or other disposition of the Senior Preferred Stock (including an exchange for Exchange Debentures or a redemption) as if the gain represented income effectively connected with a U.S. trade or business. A Non-United States Holder will not be subject to such tax, however, if the Senior Preferred Stock is regularly traded on an established securities market at the time of a sale or other disposition, and the holder has not owned more than 5% of the Senior Preferred Stock at any time during the five-year period (or shorter holding period for the Senior Preferred Stock) ending on the sale or disposition date.

    INFORMATION REPORTING AND BACKUP WITHHOLDING

    In general, information reporting requirements will apply to certain payments of dividends, interest, OID and premium and to the proceeds of sales of Exchange Debentures and Senior Preferred Stock made to Non-United States Holders, other than certain exempt recipients (such as corporations). In addition, a backup withholding tax of 31% may apply to such payments unless the Non-United States Holder provides appropriate certification of foreign status. Under recently-finalized Treasury regulations, the certification requirements were modified in certain respects for payments made on or after January 1, 1999. Prospective Non-United States Holders should consult their own tax advisors regarding the application of the new Treasury regulations to an investment in the Senior Preferred Stock and Exchange Debentures.

    THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF SENIOR PREFERRED STOCK AND EXCHANGE DEBENTURES IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES THAT WOULD RESULT FROM THEIR PURCHASE, OWNERSHIP AND DISPOSITION OF THE SENIOR PREFERRED STOCK AND THE EXCHANGE DEBENTURES, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                                  THE COMPANY

      As a result of the Sygnet Acquisition, the Company's organization is as follows:

                            [LOGO]

    The Company's principal executive offices are located at Suite 200, 13439 North Broadway Extension, Oklahoma City, Oklahoma 73114, telephone (405) 391-8500.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

    The following table sets forth certain historical consolidated financial data of Dobson Communications Corporation as of and for each of the five years ended December 31, 1997 and as of and for the nine months ended September 30, 1997 and 1998. The consolidated financial data as of and for each of the years in the period 1993 to 1997 have been derived from the Company's consolidated financial statements which have been audited by Arthur Andersen LLP. The consolidated financial data as of and for the nine months ended September 30, 1997 and 1998 have been derived from the unaudited financial statements of the Company which, in the opinion of management have been prepared on the same basis as the Company's audited consolidated financial statements and include all adjustments (which consist only of normal recurring adjustments) necessary for a fair presentation of the information set forth therein. Operating results for the nine months ended September 30, 1998 are not necessarily indicative of the results that may be expected for the full year. Acquisitions made by the Company during 1996, 1997 and 1998 materially affect the comparability of data from one period to another. The data should be read in conjunction with "Use of Proceeds," "Pro Forma Condensed Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's financial statements and the related notes thereto included elsewhere in this Prospectus.

                       DOBSON COMMUNICATIONS CORPORATION

                                                                                                                  NINE MONTHS
                                                                                                                     ENDED
                                                                                                                   SEPTEMBER
                                                                         YEAR ENDED DECEMBER 31,                      30,
                                                         -------------------------------------------------------  -----------
                                                           1993       1994       1995       1996(1)     1997(2)     1997(3)
                                                         ---------  ---------  ---------  -----------  ---------  -----------
                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND PER SUBSCRIBER DATA)
STATEMENT OF OPERATIONS DATA:
  Revenue:
    Service revenue....................................  $   7,308  $  10,922  $  13,949   $  17,593   $  38,410   $  26,487
    Roaming revenue....................................      1,109      3,231      4,370       7,852      26,262      17,782
    Equipment sales....................................      2,672      1,016        671         662       1,455         741
    Other revenue......................................        158        206        693         832         587         703
                                                         ---------  ---------  ---------  -----------  ---------  -----------
    Total revenue......................................     11,247     15,375     19,683      26,939      66,714      45,713
                                                         ---------  ---------  ---------  -----------  ---------  -----------
  Operating expenses:
    Cost of service....................................      2,409      2,991      4,654       6,119      16,431      10,932
    Cost of equipment..................................      1,283      1,502      2,013       2,571       4,046       2,834
    Marketing and selling..............................      2,552      3,098      3,103       4,462      10,669       6,913
    General and administrative.........................      2,852      3,193      3,035       3,902      11,555       8,137
    Depreciation and amortization......................      1,637      1,885      2,529       5,241      16,798      11,943
                                                         ---------  ---------  ---------  -----------  ---------  -----------
    Total operating expenses...........................     10,733     12,669     15,334      22,295      59,499      40,759
                                                         ---------  ---------  ---------  -----------  ---------  -----------
  Operating income.....................................        514      2,706      4,349       4,644       7,215       4,954
  Interest expense.....................................     (1,013)    (1,195)    (1,854)     (4,284)    (27,640)    (17,646)
  Other income (expense), net..........................        198        106       (210)     (1,503)      2,777       1,854
  Minority interests in income of subsidiaries (5).....       (502)    (1,105)    (1,334)       (675)     (1,693)     (1,315)
  Income tax (provision) benefit.......................        310       (168)      (347)        593       3,625         499
                                                         ---------  ---------  ---------  -----------  ---------  -----------
  (Loss) income from continuing operations before
    extraordinary items and cumulative effect of change
    in accounting principle............................       (493)       344        604      (1,225)    (15,716)    (11,654)
  Income (loss) from discontinued operations, net of
    income taxes.......................................      1,266       (110)       500         331         332       1,652
  Extraordinary items, net of income taxes (6).........         --        228         --        (527)     (1,350)     (2,186)
  Cumulative effect of change in accounting principle,
    net of income taxes................................       (232)        --         --          --          --          --
                                                         ---------  ---------  ---------  -----------  ---------  -----------
  Net income (loss)....................................  $     541  $     462  $   1,104   $  (1,421)  $ (16,734)  $ (12,188)
  Dividends on preferred stock.........................         --        (83)      (591)       (849)     (2,603)       (727)
                                                         ---------  ---------  ---------  -----------  ---------  -----------
  Net income (loss) applicable to common
    stockholders.......................................  $     541  $     379  $     513   $  (2,270)  $ (19,337)  $ (12,915)
                                                         ---------  ---------  ---------  -----------  ---------  -----------
                                                         ---------  ---------  ---------  -----------  ---------  -----------
  Net income (loss) applicable to common stockholders
    per common share:
    Before discontinued operations, extraordinary
      expense and cumulative effect of change in
      accounting principle.............................  $   (1.05) $     .55  $     .02   $   (4.38)  $  (38.72)  $  (26.17)
    Discontinued operations............................       2.68       (.23)      1.06         .70         .70        3.49
    Extraordinary income (expense).....................         --        .48         --       (1.12)      (2.85)      (4.62)
    Cumulative effect of change in accounting
      principle........................................       (.49)        --         --          --          --          --
                                                         ---------  ---------  ---------  -----------  ---------  -----------
  Net income (loss) applicable to common stockholders
    per common share...................................  $    1.14  $     .80  $    1.08   $   (4.80)  $  (40.87)  $  (27.30)
                                                         ---------  ---------  ---------  -----------  ---------  -----------
                                                         ---------  ---------  ---------  -----------  ---------  -----------
  Cash dividends declared per common share.............  $      --  $     .11  $    1.40   $    1.18   $   16.13   $   16.13
  Weighted average common shares outstanding...........    473,152    473,152    473,152     473,152     473,152     473,152
                                                         ---------  ---------  ---------  -----------  ---------  -----------
                                                         ---------  ---------  ---------  -----------  ---------  -----------
OTHER FINANCIAL DATA:
  Adjusted EBITDA (7)(8)...............................  $   2,151  $   4,591  $   6,878   $   9,885   $  24,013   $  16,897
  Ratio of earnings to combined fixed charges and
    preferred
    stock dividends (9)................................       1.46x      1.25x      1.35x         --          --          --
  Capital expenditures, excluding cost of
    acquisitions.......................................  $   7,353  $   5,267  $   3,925   $  17,438   $  23,216   $  13,781
OTHER DATA:
  Cellular subscribers (at period end).................     15,283     21,481     26,614      33,955     100,093      85,185
  Cellular penetration (at period end) (10)............        4.6%       6.5%       8.0%        5.8%        6.1%        5.8%
  Cellular churn (11)..................................        0.5%       0.9%       1.5%        1.8%        1.9%        2.2%
  Average monthly revenue per cellular subscriber
    (12)...............................................  $      53  $      50  $      50   $      48   $      41   $      41
  Marketing and selling costs per gross additional
    cellular subscriber (13)...........................  $     392  $     429  $     451   $     540   $     398   $     407
  Cellular cell sites (at period end)..................         26         36         46          67         135         117


                                                           1998(4)
                                                         -----------

STATEMENT OF OPERATIONS DATA:
  Revenue:
    Service revenue....................................   $  47,769
    Roaming revenue....................................      45,916
    Equipment sales....................................       2,503
    Other revenue......................................         158
                                                         -----------
    Total revenue......................................      96,346
                                                         -----------
  Operating expenses:
    Cost of service....................................      22,603
    Cost of equipment..................................       5,166
    Marketing and selling..............................      14,856
    General and administrative.........................      16,219
    Depreciation and amortization......................      29,714
                                                         -----------
    Total operating expenses...........................      88,558
                                                         -----------
  Operating income.....................................       7,788
  Interest expense.....................................     (25,039)
  Other income (expense), net..........................       3,304
  Minority interests in income of subsidiaries (5).....      (1,963)
  Income tax (provision) benefit.......................       4,864
                                                         -----------
  (Loss) income from continuing operations before
    extraordinary items and cumulative effect of change
    in accounting principle............................     (11,046)
  Income (loss) from discontinued operations, net of
    income taxes.......................................     (17,185)
  Extraordinary items, net of income taxes (6).........      (2,644)
  Cumulative effect of change in accounting principle,
    net of income taxes................................          --
                                                         -----------
  Net income (loss)....................................   $ (30,875)
  Dividends on preferred stock.........................     (16,749)
                                                         -----------
  Net income (loss) applicable to common
    stockholders.......................................   $ (47,624)
                                                         -----------
                                                         -----------
  Net income (loss) applicable to common stockholders
    per common share:
    Before discontinued operations, extraordinary
      expense and cumulative effect of change in
      accounting principle.............................   $  (50.74)
    Discontinued operations............................      (36.32)
    Extraordinary income (expense).....................       (5.59)
    Cumulative effect of change in accounting
      principle........................................          --
                                                         -----------
  Net income (loss) applicable to common stockholders
    per common share...................................   $ (100.65)
                                                         -----------
                                                         -----------
  Cash dividends declared per common share.............          --
  Weighted average common shares outstanding...........     473,152
                                                         -----------
                                                         -----------
OTHER FINANCIAL DATA:
  Adjusted EBITDA (7)(8)...............................   $  37,502
  Ratio of earnings to combined fixed charges and
    preferred
    stock dividends (9)................................          --
  Capital expenditures, excluding cost of
    acquisitions.......................................   $  41,528
OTHER DATA:
  Cellular subscribers (at period end).................     163,020
  Cellular penetration (at period end) (10)............         5.8%
  Cellular churn (11)..................................         1.9%
  Average monthly revenue per cellular subscriber
    (12)...............................................   $      40
  Marketing and selling costs per gross additional
    cellular subscriber (13)...........................   $     399
  Cellular cell sites (at period end)..................         210

                                              (SEE FOOTNOTES ON FOLLOWING PAGE.)

                                                                        DECEMBER 31,
                                                    -----------------------------------------------------  SEPTEMBER 30,
                                                      1993       1994       1995       1996       1997         1998
                                                    ---------  ---------  ---------  ---------  ---------  -------------
                                                                           (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents.......................  $   1,046  $     607  $     732  $     981  $   2,752    $   5,041
  Restricted cash.................................         --         --         --         --     17,561       18,508
  Net fixed assets................................     10,252     11,590     11,414     26,794     52,374       76,360
  Total assets....................................     29,592     33,111     37,711     95,376    359,645      701,041
  Total debt......................................     15,773     20,661     24,319     75,750    335,570      448,056
  Mandatorily redeemable preferred stock..........         --         --      5,913     10,000     11,623      197,136
  Stockholders' equity (deficit)..................      5,536         28     (6,971)    (9,802)   (36,673)     (84,296)

------------------------------

 (1) Includes the operations of Kansas/Missouri properties from March 19, 1996, the date they were acquired by the Company.

 (2) Includes the operations of West Maryland, East Maryland and Arizona 5 from the dates they were acquired by the Company. West Maryland was acquired on February 28, 1997, East Maryland on March 3, 1997 and Arizona 5 on October 1, 1997.

 (3) Includes the operations of West Maryland and East Maryland from the dates they were acquired by the Company. West Maryland was acquired on February 28, 1997 and East Maryland on March 3, 1997.

 (4) Includes the operations of Texas 16, California 4 and Santa Cruz from the dates they were acquired by the Company. Texas 16 was acquired on January 26, 1998, California 4 on April 1, 1998 and Santa Cruz on June 16, 1998.

 (5) Reflects minority interests in partnerships in which the Company owns the majority interests.

 (6) Extraordinary items reflect gain or (loss) related to early extinguishment of debt.

 (7) Adjusted EBITDA represents earnings before interest expense, income taxes, depreciation, amortization, extraordinary items and changes in accounting principles. Adjusted EBITDA is provided because it is a measure commonly used in the telecommunications industry to determine a company's ability to incur or service debt. Adjusted EBITDA is not derived pursuant to generally accepted accounting principles and should not be construed as an alternative to net income, as a measure of performance, or to cash flows, as a measure of liquidity. The calculation of Adjusted EBITDA does not include the Company's commitments for capital expenditures or payments of debts and should not be deemed to represent funds available to the Company.

 (8) Includes Adjusted EBITDA attributable to minority interests in subsidiaries in which the Company owns a majority interest. The portion of Adjusted EBITDA attributable to minority interests was $.9 million, $1.5 million, $2.0 million, $2.3 million, $2.9 million, $2.0 million and $3.7 million for the years ended December 31, 1993, 1994, 1995, 1996 and 1997 and for the nine months ended September 30, 1997 and 1998, respectively.

 (9) Earnings were insufficient to cover combined fixed charges and preferred stock dividends by $2.3 million for the year ended December 31, 1996, by $21.6 million for the year ended December 31, 1997, by $11.2 million for the nine months ended September 30, 1997 and by $49.8 million for the nine months ended September 30, 1998. "Earnings" is defined as earnings from continuing operations before extraordinary items and accounting changes, interest expense, amortization of deferred financing costs, taxes and the portion of rent expense under operating leases representative of interest. Fixed charges consist of interest expense, amortization of deferred financing costs and a portion of rent expense under operating leases representative of interest.

 (10) Determined by dividing the Company's total ending cellular subscribers for the period by the estimated total Pops covered by applicable FCC cellular licenses.

 (11) Churn means the number of cellular subscriber cancellations per period as a percentage of the weighted average total cellular subscribers during such period. Churn is stated as the average monthly churn rate for the period.

 (12) Excludes roaming and equipment revenue.

 (13) Determined by dividing cellular marketing and selling costs by the gross cellular subscribers added during each period. Cellular marketing and selling costs represent selling expenses and losses incurred on equipment sales.

    The following table sets forth certain historical consolidated financial data for Sygnet with respect to each of the five years in the period ended December 31, 1997 and for the nine months ended September 30, 1997 and 1998. The selected historical consolidated financial data as of and for each of the years in the period 1993 to 1997 have been derived from Sygnet's audited consolidated financial statements. The selected historical consolidated financial data as of and for the nine months ended September 30, 1997 and 1998 have been derived from Sygnet's unaudited consolidated financial statements. In the opinion of management, the unaudited consolidated financial statements have been prepared on the same basis as Sygnet's audited consolidated financial statements and include all adjustments, which consist only of normal recurring adjustments, necessary for a fair presentation of the information set forth therein. Operating results for the nine months ended September 30, 1998 are not necessarily indicative of results that may be expected for the full year. The information as set forth below should be read in conjunction with "Use of Proceeds," "Pro Forma Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes thereto included elsewhere in this Prospectus.

                             SYGNET WIRELESS, INC.

                                                                                                                NINE MONTHS ENDED
                                                                      YEAR ENDED DECEMBER 31,                     SEPTEMBER 30,
                                                      -------------------------------------------------------  --------------------
                                                        1993       1994       1995(1)     1996(2)     1997       1997       1998
                                                      ---------  ---------  -----------  ---------  ---------  ---------  ---------
                                                                   (DOLLARS IN THOUSANDS, EXCEPT PER SUBSCRIBER DATA)
STATEMENT OF OPERATIONS DATA:
  Revenue:
    Subscriber revenue..............................  $   8,878  $  11,312   $  17,191   $  31,085  $  52,639  $  38,531  $  46,738
    Roamer revenue..................................      3,107      4,145       4,176       9,687     26,993     19,868     24,753
    Equipment sales.................................      1,098      1,172       1,529       2,417      4,323      3,051      4,253
    Other revenue...................................      1,391      1,420       1,681       1,607      1,679      1,308      1,190
                                                      ---------  ---------  -----------  ---------  ---------  ---------  ---------
    Total revenue...................................     14,474     18,048      24,577      44,796     85,634     62,758     76,934
                                                      ---------  ---------  -----------  ---------  ---------  ---------  ---------
  Costs and expenses:
    Cost of services................................      2,515      3,452       3,366       5,509     10,048      7,175      9,005
    Cost of equipment sales.........................        930      1,624       4,164       5,816      9,663      6,806      7,790
    General and administrative......................      4,412      4,467       5,564       9,852     16,976     11,667     14,665
    Selling and marketing...........................      2,166      2,555       3,082       6,080     10,841      7,466      9,057
    Depreciation and amortization...................      1,951      2,639       3,487      10,038     28,719     21,143     21,343
                                                      ---------  ---------  -----------  ---------  ---------  ---------  ---------
    Total costs and expenses........................     11,974     14,737      19,663      37,295     76,247     54,257     61,860
                                                      ---------  ---------  -----------  ---------  ---------  ---------  ---------
  Operating income..................................      2,500      3,311       4,914       7,501      9,387      8,501     15,074
  Interest expense..................................       (702)      (988)     (2,660)    (11,174)   (29,902)   (22,558)   (21,613)
  Other income (expense), net.......................       (275)      (601)       (304)       (195)      (101)         6       (340)
                                                      ---------  ---------  -----------  ---------  ---------  ---------  ---------
  Income (loss) before extraordinary item...........      1,523      1,722       1,950      (3,868)   (20,616)   (14,051)    (6,879)
  Extraordinary loss on extinguishment of debt......     --         --          --          (1,420)    --         --         --
                                                      ---------  ---------  -----------  ---------  ---------  ---------  ---------
  Net income (loss).................................  $   1,523  $   1,722   $   1,950   $  (5,288) $ (20,616) $ (14,051) $  (6,879)
                                                      ---------  ---------  -----------  ---------  ---------  ---------  ---------
                                                      ---------  ---------  -----------  ---------  ---------  ---------  ---------
  Dividends on preferred stock......................     --         --          --            (718)    (2,122)    (2,122)    --
                                                      ---------  ---------  -----------  ---------  ---------  ---------  ---------
  Net income (loss) applicable to common
    stockholders....................................  $   1,523  $   1,722   $   1,950   $  (6,006) $ (22,738) $ (16,173) $  (6,879)
                                                      ---------  ---------  -----------  ---------  ---------  ---------  ---------
                                                      ---------  ---------  -----------  ---------  ---------  ---------  ---------
  Net income (loss) per share applicable to common
    stockholders: (3)
  Before extraordinary item.........................                                     $    (.74) $   (2.93) $   (2.21) $    (.75)
  Extraordinary item................................                                          (.23)    --         --         --
                                                                                         ---------  ---------  ---------  ---------
  Net Income (loss).................................                                          (.97) $   (2.93) $   (2.21) $    (.75)
                                                                                         ---------  ---------  ---------  ---------
                                                                                         ---------  ---------  ---------  ---------
OTHER FINANCIAL DATA:
  Adjusted EBITDA (4)...............................  $   4,451  $   5,950   $   8,401   $  17,539  $  38,106  $  29,644  $  36,417
  Ratio of earnings to combined fixed charges and
    preferred stock dividends (5)...................       3.11x      2.60x       1.67x     --         --         --         --
  Capital expenditures, excluding cost of
    acquisitions....................................  $   3,630  $   5,793   $   9,056   $  10,050  $  25,576  $  16,979  $  11,469

OTHER DATA:
  Cellular subscribers (at period end)..............     18,037     24,124      44,665     106,574    142,934    130,146    166,886
  Cellular penetration (at period end) (6)..........        2.5%       3.3%        4.4%        4.5%       6.0%       5.5%       7.0%
  Cellular churn (7)................................        1.3%       1.5%        1.4%        1.3%       1.3%       1.3%       1.5%
  Average monthly revenue per cellular subscriber
    (8).............................................  $      50  $      45   $      46   $      42  $      36  $      36  $      34
  Marketing and selling costs per gross additional
    cellular subscriber (9).........................  $     391  $     393   $     370   $     321  $     291  $     306  $     287
  Cellular cell sites (at period end)...............         18         24          41         114        163        152        181

                                              (SEE FOOTNOTES ON FOLLOWING PAGE.)

                                                                        DECEMBER 31,
                                                    -----------------------------------------------------  SEPTEMBER 30,
                                                      1993       1994       1995       1996       1997         1998
                                                    ---------  ---------  ---------  ---------  ---------  -------------
                                                                           (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
  Property and equipment, net.....................  $  11,127  $  14,084  $  21,049  $  43,959  $  53,007    $  52,138
  Total assets....................................     20,553     27,418     79,618    344,178    340,986      333,296
  Long-term debt..................................     10,928     18,264     69,500    312,250    305,500      302,644
  Preferred stock.................................     --         --         --         19,718     --           --
  Stockholders' equity (deficit)..................      5,329      4,769      4,286     (1,982)    19,218       12,339

------------------------------

(1) Includes the operations of the system acquired in the Erie Acquisition (as defined herein) from September 30, 1995, the date of acquisition.

(2) Includes the operations of the systems acquired in the Horizon Acquisition (as defined herein) from October 9, 1996, the date of acquisition.

(3) Net income (loss) per share applicable to common stockholders for the three years ended December 31, 1995 is not provided because there is no meaningful data for those periods.

(4) Adjusted EBITDA is provided because it is a measure commonly used in the telecommunications industry to determine a company's ability to incur or service debt. Adjusted EBITDA is not derived according to generally accepted accounting principles and should not be considered as an alternative to net income, as a measure of performance, or to cash flows, as a measure of liquidity. The calculation of Adjusted EBITDA does not include the Company's commitments for capital expenditures or payments of debts and should not be deemed to represent funds available to the Company.

(5) Earnings were insufficient to cover combined fixed charges and preferred stock dividends by $4.6 million for the year ended December 31, 1996, by $22.7 million for the year ended December 31, 1997, by $16.2 million for the nine months ended September 30, 1997 and by $6.6 million for the nine months ended September 30, 1998. "Earnings" is defined as earnings before extraordinary items and accounting changes, interest expense, amortization of deferred financing costs, taxes and the portion of rent expense under operating leases representative of interest. Fixed charges consist of interest expense, amortization of deferred financing costs and a portion of rent expense under operating leases representative of interest.

(6) Determined by dividing Sygnet's total ending cellular subscribers for the period by the estimated total Pops covered by applicable FCC cellular licenses or authorizations held by Sygnet.

(7) Churn means the number of cellular subscriber cancellations per period as a percentage of the weighted average total cellular subscribers during such period. Churn is stated as the average monthly churn rate for the period.

(8) Excludes roaming and equipment revenue.

(9) Determined by dividing cellular marketing and selling costs by the gross cellular subscribers added during such period. Cellular marketing and selling costs represent selling expenses and losses incurred on equipment sales and equipment rentals.

                PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

    The accompanying unaudited pro forma condensed consolidated statements of operations of the Company for the nine months ended September 30, 1998 give effect to the 1998 Transactions (including the Sygnet Acquisition and the Sygnet Financing) as if they occurred on January 1, 1997. The accompanying unaudited pro forma condensed consolidated statement of operations of the Company for the year ended December 31, 1997 gives effect to the Transactions (including the Sygnet Acquisition and the Sygnet Financing) as if they occurred on January 1, 1997. The accompanying unaudited pro forma condensed consolidated balance sheet as of September 30, 1998 has been prepared to give effect to the Sygnet Acquisition and the Sygnet Financing as if they occurred as of that date. The 1997 Acquisitions, the 1998 Acquisition and the Sygnet Acquisition have been accounted for using the purchase method of accounting.

    The unaudited pro forma condensed consolidated financial statements have been prepared on the basis of certain assumptions that the Company believes are reasonable, including assumptions relating to the allocation of the consideration paid for the assets and liabilities acquired in the Sygnet Acquisition, based on estimates of fair values using available information provided by the management of Sygnet.

    The unaudited pro forma condensed consolidated financial statements and notes thereto are provided for informational purposes only and do not purport to be indicative of the results that would have actually been obtained had the Sygnet Acquisition, the Sygnet Financing and the other Transactions been completed on the dates indicated or that may be expected to occur in the future. The unaudited pro forma condensed consolidated financial statements and notes thereto should be read in conjunction with "Selected Consolidated Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business--Markets and Systems" and the historical financial statements and notes thereto included elsewhere in this Prospectus.

                       DOBSON COMMUNICATIONS CORPORATION
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                                                                                    NINE MONTHS ENDED SEPTEMBER 30, 1998
                                                                                 -------------------------------------------
                                                                                     DOBSON
                                                                                 COMMUNICATIONS
                                                                                   CORPORATION    CALIFORNIA 4(1)   SYGNET
                                                                                 ---------------  ---------------  ---------
                                                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND
                                                                                            PER SUBSCRIBER DATA)
OPERATING REVENUE:
  Service revenue..............................................................     $  47,769        $   2,399     $  46,738
  Roaming revenue..............................................................        45,916            2,336        24,753
  Equipment sales..............................................................         2,503              274         4,253
  Other........................................................................           158               74         1,190
                                                                                 ---------------        ------     ---------
  Total operating revenue......................................................        96,346            5,083        76,934
                                                                                 ---------------        ------     ---------
OPERATING EXPENSES:
  Cost of services.............................................................        22,603            1,451         9,005
  Cost of equipment............................................................         5,167              433         7,790
  Marketing and selling........................................................        14,856              235         9,057
  General and administrative...................................................        16,219              978        14,665
  Depreciation and amortization................................................        29,714              593        21,343
                                                                                 ---------------        ------     ---------
  Total operating expenses.....................................................        88,559            3,690        61,860
                                                                                 ---------------        ------     ---------
Operating income (loss)........................................................         7,787            1,393        15,074
  Interest expense.............................................................       (25,039)            (240)      (21,613)
  Other income (expense), net..................................................         3,304               98          (340)
                                                                                 ---------------        ------     ---------
(Loss) income before minority interests and income taxes.......................       (13,948)           1,251        (6,879)
Minority interests in income of subsidiaries...................................        (1,963)              --            --
                                                                                 ---------------        ------     ---------
(Loss) income before income taxes..............................................       (15,911)           1,251        (6,879)
Income tax benefit.............................................................         4,864               --            --
                                                                                 ---------------        ------     ---------
(Loss) income from continuing operations.......................................       (11,047)           1,251        (6,879)
                                                                                 ---------------        ------     ---------
Dividends on preferred stock...................................................       (16,749)
                                                                                 ---------------
Net loss from continuing operations applicable to common stockholders..........       (27,796)
                                                                                 ---------------
Weighted average shares outstanding............................................       473,152
                                                                                 ---------------
Net loss from continuing operations applicable to common stockholders per
  share........................................................................        (58.75)
                                                                                 ---------------


                                                                                  PRO FORMA
                                                                                 ADJUSTMENTS   TOTALS
                                                                                 -----------  ---------

OPERATING REVENUE:
  Service revenue..............................................................   $   2,138(2) $  99,044
  Roaming revenue..............................................................      (4,036)(2)    68,969
  Equipment sales..............................................................          --       7,030
  Other........................................................................          --       1,422
                                                                                 -----------  ---------
  Total operating revenue......................................................      (1,898)    176,465
                                                                                 -----------  ---------
OPERATING EXPENSES:
  Cost of services.............................................................      (1,246)(2)    31,813
  Cost of equipment............................................................          --      13,390
  Marketing and selling........................................................       1,946(2)    26,094
  General and administrative...................................................      (2,598)(2)    29,264
  Depreciation and amortization................................................      37,967(3)    89,617
                                                                                 -----------  ---------
  Total operating expenses.....................................................      36,070     190,179
                                                                                 -----------  ---------
Operating income (loss)........................................................     (37,968)    (13,714)
  Interest expense.............................................................     (25,657)   (5)   (72,549)
  Other income (expense), net..................................................          --       3,061
                                                                                 -----------  ---------
(Loss) income before minority interests and income taxes.......................     (63,625)    (83,202)
Minority interests in income of subsidiaries...................................          --      (1,963)
                                                                                 -----------  ---------
(Loss) income before income taxes..............................................     (63,625)    (85,165)
Income tax benefit.............................................................      27,498(6)    32,362
                                                                                 -----------  ---------
(Loss) income from continuing operations.......................................     (36,127)    (52,803)
                                                                                 -----------  ---------
Dividends on preferred stock...................................................     (27,356)   (8)   (44,105)
                                                                                 -----------  ---------
Net loss from continuing operations applicable to common stockholders..........                 (96,908)
                                                                                              ---------
Weighted average shares outstanding............................................                 492,174
                                                                                              ---------
Net loss from continuing operations applicable to common stockholders per
  share........................................................................                 (196.90)
                                                                                              ---------

    See accompanying notes to the unaudited pro forma consolidated condensed financial statements.

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                      CONSOLIDATED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1998

(1) To reflect the results of operations for California 4 for the three month period in 1998 during which the property was not owned by the Company.

(2) To reclassify certain operating revenues and expenses to conform with the Company's historical presentation.

(3) To reflect the additional depreciation and amortization resulting from the allocation of purchase price to property and equipment, cellular license acquisition costs and intangible assets. Property and equipment is being depreciated over two to ten years, cellular license acquisition costs over 15 years and intangible assets over five to ten years. The 15 year period used for cellular license acquisition costs is based primarily on the Company's internal analysis of the recovery period for its cellular investments, which indicates that such costs will be recovered through operations over a period of not more than 15 years. Other factors considered include the competitive nature of the cellular industry, the rate of technological change and risk of obsolescence, and the specific terms and characteristics of the licenses. See "Risk Factors--Competition" and "--Rapid Technological Changes."

(4) To reflect (i) the $.7 million of interest expense relating to the $28.4 million of indebtedness incurred under the DCOC Facility in connection with the California 4 Acquisition (assuming an interest rate of 9.0% per annum) and (ii) the elimination of $.3 million of interest expense associated with the indebtedness of California 4 which was not assumed by the Company.

(5) To reflect (i) the elimination of $21.6 million of interest expense associated with the Sygnet Notes and Sygnet's existing bank facility which will be repaid by the Company as part of the Sygnet Acquisition, (ii) $18.4 million of interest expense relating to the $200.0 million of the Dobson/Sygnet Notes, (iii) $25.0 million of interest expense relating to the borrowings under the New Credit Facilities (assuming a weighted average rate of 8.38%), (iv) $.1 million of interest expense relating to the unused principal amounts of the New Credit Facilities (assuming a commitment fee of .5%), (v) $.6 million of amortization of deferred financing costs relating to the estimated $8.2 million of debt issuance costs incurred in connection with the offering of the Dobson/Sygnet Notes, (vi) $1.1 million of amortization of deferred financing costs relating to the estimated $12.6 million of debt issuance costs incurred in connection with the New Credit Facilities, (vii) $1.1 million of interest relating to the $17.5 million of borrowings under the Dobson Tower Facility, (viii) the elimination of $.3 million of interest related to the $25.0 million borrowed under the DOC Facility to pay the initial deposit for the Sygnet Acquisition and (ix) $1.1 million of interest expense related to the $16.2 million of borrowings under existing credit facilities.

(6) To reflect an adjustment to income tax expense for the effects of the 1998 Transactions, assuming a 38% effective tax rate.

(7) To reflect dividends on the Senior Preferred Stock, including, the amortization of the issuance costs with respect thereto.

(8) To reflect dividends on the Preferred Stock, including the amortization of the issuance costs and discount with respect thereto and to reflect the dividends on the Class D, Class F and Class G Preferred Stock, assuming dividend rates of 15%, 16% and 16%, respectively, and does not reflect dividends on the preferred stock to be issued by Dobson Tower or any amortization of discount on the Class F Preferred Stock resulting from any value that may be attributed to the warrants granted to the purchasers of the Class F Preferred Stock.

                       DOBSON COMMUNICATIONS CORPORATION
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997

                                                                                         DOBSON
                                                                                     COMMUNICATIONS       WEST
                                                                                       CORPORATION     MARYLAND(1)   ARIZONA 5(1)
                                                                                     ---------------  -------------  -------------
                                                                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND
                                                                                                 PER SUBSCRIBER DATA)
OPERATING REVENUE:
Service revenue....................................................................     $  38,410       $   1,464      $   1,907
Roaming revenue....................................................................        26,262             908          5,261
Equipment sales....................................................................         1,455              54            383
Other..............................................................................           587              --             86
                                                                                     ---------------       ------         ------
Total operating revenue............................................................        66,714           2,426          7,637
                                                                                     ---------------       ------         ------
OPERATING EXPENSES:
Cost of services...................................................................        16,431             492          1,304
Cost of equipment..................................................................         4,045              --             --
Marketing and selling..............................................................        10,669             357            627
General and administrative.........................................................        11,555             740            965
Depreciation and amortization......................................................        16,798             405            904
                                                                                     ---------------       ------         ------
Total operating expenses...........................................................        59,498           1,994          3,800
                                                                                     ---------------       ------         ------
Operating income...................................................................         7,216             432          3,837
Interest expense...................................................................       (27,640)             --             --
Other income (expense), net........................................................         2,777             126            150
                                                                                     ---------------       ------         ------
(Loss) income before minority interests and income taxes...........................       (17,647)            558          3,987
Minority interests in income of subsidiaries.......................................        (1,693)             --             --
                                                                                     ---------------       ------         ------
(Loss) income before income taxes..................................................       (19,340)            558          3,987
Income tax (provision) benefit.....................................................         3,625              --             --
                                                                                     ---------------       ------         ------
(Loss) income from continuing operations...........................................       (15,715)            558          3,987
                                                                                     ---------------       ------         ------
Dividends on preferred stock.......................................................        (2,603)
                                                                                     ---------------
Net loss from continuing operations applicable to common stockholders..............       (18,318)
                                                                                     ---------------
Weighted average shares outstanding................................................       473,152
                                                                                     ---------------
Net loss from continuing operations applicable to common stockholders per share....     $  (38.71)
                                                                                     ---------------


                                                                                     CALIFORNIA                PRO FORMA
                                                                                          4        SYGNET     ADJUSTMENTS
                                                                                     -----------  ---------  --------------

OPERATING REVENUE:
Service revenue....................................................................   $   8,540   $  52,639      2,515(2)
Roaming revenue....................................................................      10,654      26,993     (3,615)(2)
Equipment sales....................................................................         351       4,323
Other..............................................................................         176       1,679
                                                                                     -----------  ---------  --------------
Total operating revenue............................................................      19,721      85,634     (1,100)
                                                                                     -----------  ---------  --------------
OPERATING EXPENSES:
Cost of services...................................................................       5,914      10,048       (501)(2)
Cost of equipment..................................................................       1,155       9,663         --
Marketing and selling..............................................................       1,105      10,841      1,205(2)
General and administrative.........................................................       2,698      16,976     (1,805)(2)
Depreciation and amortization......................................................       2,011      28,719     58,096(3)
                                                                                     -----------  ---------  --------------
Total operating expenses...........................................................      12,883      76,247     56,995
                                                                                     -----------  ---------  --------------
Operating income...................................................................       6,838       9,387    (58,095)
Interest expense...................................................................        (831)    (29,902)   (29,719)(4)(5)
Other income (expense), net........................................................         (19)       (101)       --
                                                                                     -----------  ---------  --------------
(Loss) income before minority interests and income taxes...........................       5,988     (20,616)   (87,814)
Minority interests in income of subsidiaries.......................................          --          --        162(6)
                                                                                     -----------  ---------  --------------
(Loss) income before income taxes..................................................       5,988     (20,616)   (87,652)
Income tax (provision) benefit.....................................................          --          --     40,865(7)
                                                                                     -----------  ---------  --------------
(Loss) income from continuing operations...........................................       5,988     (20,616)   (46,787)
                                                                                     -----------  ---------  --------------
Dividends on preferred stock.......................................................                            (52,321)(8)(9)
                                                                                                             --------------
Net loss from continuing operations applicable to common stockholders..............

Weighted average shares outstanding................................................

Net loss from continuing operations applicable to common stockholders per share....


                                                                                      TOTALS
                                                                                     ---------

OPERATING REVENUE:
Service revenue....................................................................  $ 105,475
Roaming revenue....................................................................     66,463
Equipment sales....................................................................      6,566
Other..............................................................................      2,528
                                                                                     ---------
Total operating revenue............................................................    181,032
                                                                                     ---------
OPERATING EXPENSES:
Cost of services...................................................................     33,688
Cost of equipment..................................................................     14,863
Marketing and selling..............................................................     24,804
General and administrative.........................................................     31,129
Depreciation and amortization......................................................    106,933
                                                                                     ---------
Total operating expenses...........................................................    211,417
                                                                                     ---------
Operating income...................................................................    (30,385)
Interest expense...................................................................    (88,092)
Other income (expense), net........................................................      2,933
                                                                                     ---------
(Loss) income before minority interests and income taxes...........................   (115,544)
Minority interests in income of subsidiaries.......................................     (1,531)
                                                                                     ---------
(Loss) income before income taxes..................................................   (117,075)
Income tax (provision) benefit.....................................................     44,490
                                                                                     ---------
(Loss) income from continuing operations...........................................    (72,585)
                                                                                     ---------
Dividends on preferred stock.......................................................    (54,924)
                                                                                     ---------
Net loss from continuing operations applicable to common stockholders..............   (127,509)
                                                                                     ---------
Weighted average shares outstanding................................................    492,174
                                                                                     ---------
Net loss from continuing operations applicable to common stockholders per share....  $ (259.07)
                                                                                     ---------

    See accompanying notes to the unaudited pro forma consolidated condensed financial statements.

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                      CONSOLIDATED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1997

(1) To reflect the results of operations for the West Maryland properties for the two month period and Arizona 5 RSA for the nine month period in 1997 during which the properties were not owned by the Company.

(2) To reclassify certain operating revenues and expenses to conform with the Company's historical presentation.

(3) To reflect the additional depreciation and amortization resulting from the allocation of purchase price to property and equipment, cellular license acquisition costs and intangible assets. Property and equipment is being depreciated over two to ten years, cellular license acquisition costs over 15 years and intangible assets over five to ten years. The 15 year period used for cellular license acquisition costs is based primarily on the Company's internal analysis of the recovery period for its cellular investments, which indicates that such costs will be recovered through operations over a period of not more than 15 years. Other factors considered include the competitive nature of the cellular industry, the rate of technological change and risk of obsolescence, and the specific terms and characteristics of the licenses. See "Risk Factors--Competition" and "--Rapid Technological Changes."

(4) To reflect (i) $4.4 million of interest expense relating to the Senior Notes and indebtedness incurred under the then existing bank facility in connection with the 1997 Acquisitions, (ii) $.1 million of amortization of deferred financing costs relating to the Senior Notes, (iii) $.1 million of amortization of deferred financing costs relating to the then existing bank facility, (iv) the elimination of $15.8 million of interest expense (including $.4 million of amortization of deferred financing cost) associated with the then existing bank facility which was repaid with a portion of the proceeds from the sale of the Senior Preferred Stock and borrowings under the DCOC Facility, (v) the elimination of $.8 million of interest expense associated with the indebtedness of California 4 which was not assumed by the Company, (vi) $2.6 million of interest expense relating to the $28.4 million of incurred under the DCOC Facility in connection with the California 4 Acquisition (assuming an interest rate of 9.0% per annum),
    (vii) $5.8 million of interest expense relating to indebtedness incurred under the DOC Facility (assuming an interest rate of 9.0% per annum) and
    (viii) $.4 million of amortization of deferred financing costs relating to the Existing Credit Facilities.

(5) To reflect (i) the elimination of $29.9 million of interest expense associated with the Sygnet Notes and indebtedness under Sygnet's existing bank facility which will be repaid by the Company as part of the Sygnet Acquisition, (ii) $24.5 million of interest expense relating to the $200.0 million aggregate principal amount of the Dobson/Sygnet Notes, (iii) $33.4 million of interest expense relating to borrowings under the New Credit Facilities (assuming a weighted average interest rate of 8.38%), (iv) $.2 million of interest expense relating to the unused principal amount of the New Credit Facilities (assuming a commitment fee of .5%), (v) $.8 million of amortization of deferred financing costs relating to the estimated $8.2 million of debt issuance costs incurred in connection with the offering of the Dobson/Sygnet Notes, (vi) $1.5 million of amortization of deferred financing costs relating to the estimated $12.6 million of debt issuance costs incurred in connection with the New Credit Facilities, (vii) $1.4 million of interest related to the $17.5 million of borrowings under the Dobson Tower Facility and (viii) $.8 million of interest expense related to the $16.2 million of borrowings under existing credit facilities.

(6) To reflect the pro forma loss of the 25% equity interest in the Arizona 5 Partnership not owned by the Company.

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                CONSOLIDATED STATEMENT OF OPERATIONS (CONTINUED)

                          YEAR ENDED DECEMBER 31, 1997

(7) To reflect an adjustment to income tax expense for the effects of the 1997 Acquisitions and the 1998 Transactions, assuming a 38% effective tax rate.

(8) To reflect dividends on the Senior Preferred Stock, including the amortization of the issuance costs with respect thereto.

(9) To reflect dividends on the Preferred Stock, including the amortization of the issuance costs and discount with respect thereto and to reflect the dividends on the Class D, Class F and Class G Preferred Stock, assuming dividend rates of 15%, 16% and 16%, respectively, and does not reflect dividends on the preferred stock to be issued by Dobson Tower or any amortization of discount on the Class F Preferred Stock resulting from any value that may be attributed to the warrants granted to the purchasers of the Class F Preferred Stock.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                            AS OF SEPTEMBER 30, 1998

                                                                                   PRO FORMA
                                                            DOBSON      SYGNET    ADJUSTMENTS     TOTALS
                                                          ----------  ----------  -----------  ------------
                                                                       (DOLLARS IN THOUSANDS)
ASSETS
Current assets, net of restricted investments...........  $   42,313  $   16,443   $      --   $     58,756
Restricted investments..................................      18,508          --      67,661(1)       86,169
Property, plant and equipment...........................      76,360      52,138        (836)(2)      127,662
Receivables--affiliate..................................       9,168          --          --          9,168
Cellular license acquisition cost.......................     459,732     241,062     543,265(2)    1,244,059
Deposits................................................      67,300          --     (25,000)(2)       42,300
Intangible assets.......................................      17,686      23,653      35,647   )(3       76,986
Other assets............................................       9,974          --          --          9,974
                                                          ----------  ----------  -----------  ------------
    Total assets........................................  $  701,041  $  333,296   $ 620,737   $  1,655,074
                                                          ----------  ----------  -----------  ------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities.....................................  $   49,925  $   18,313   $  (2,510)(7) $     65,728
Net liabilities from discontinued operations............         629          --          --            629
Long-term debt..........................................     448,056     302,644     304,311(4)    1,054,911
Deferred credits........................................      66,642          --     189,264(2)      255,906
Minority interests......................................      22,949          --       7,500(5)       30,449
Preferred stock.........................................     197,136          --     178,377(6)      375,513
Stockholders' equity/net assets.........................     (84,296)     12,339     (56,205)(7)     (128,162)
                                                          ----------  ----------  -----------  ------------
    Total liabilities and stockholders' equity..........  $  701,041  $  333,296   $ 620,737   $  1,655,074
                                                          ----------  ----------  -----------  ------------

------------------------

(1) To reflect the estimated $67.7 in restricted cash to be held in a pledged account to secure payment of the first six scheduled interest payments on the Dobson/Sygnet Notes.

(2) To allocate the purchase price of the Sygnet Acquisition, including the related deferred tax liability to the assets acquired. The purchase price excludes the $6.0 million to be paid for the Pennsylvania 2 Acquisition.

(3) To reflect an estimated $22.8 million of offering costs incurred with the Dobson/Sygnet Notes, the Preferred Stock and the New Credit Facilities.

(4) To reflect (i) the elimination of $302.6 million of indebtedness associated with Sygnet that will be repaid by the Company as part of the Sygnet Acquisition (included in this amount is $110.0 million of Sygnet Notes which the Company estimates will be repurchased for $135.8 million using borrowings under the New Credit Facilities), (ii) the incurrence of $398.3 million of indebtedness under the New Credit Facilities, (iii) the issuance of $200.0 million aggregate principal amount of the Dobson/ Sygnet Notes,
    (iv) the repayment of the $25.0 million borrowed to pay the deposit for the Sygnet Acquisition, (v) the incurrence of $17.5 million of indebtedness under the Tower Credit Facility and (vi) the incurrence of $16.2 million of indebtedness under the Existing Credit Facilities.

(5) To reflect the $7.5 million preferred stock issued by Dobson Tower to an affiliate of the Company.

(6) To reflect the issuance of the Preferred Stock in the Offering, an additional $115.0 million of other preferred stock to be issued as part of the Sygnet Financing and $25.0 million of Class G Preferred Stock and does not reflect any amortization of discount on the Class F Preferred Stock resulting from any value that may be attributed to the warrants granted to the purchasers of the Class F Preferred Stock.

(7) To reflect the elimination of stockholders' equity of Sygnet, the conversion of Class B Preferred Stock to Class A Common Stock and the stock repurchases.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    The Company is a leading provider of rural cellular telephone services. Since it commenced providing cellular services in 1990 in Oklahoma and the Texas Panhandle, the Company has rapidly expanded its cellular operations with an acquisition strategy targeting underdeveloped rural and suburban areas which have a significant number of potential customers with substantial needs for cellular communications. At September 30, 1998, the Company's cellular systems covered 2.8 million Pops in Arizona, California, Kansas, Maryland, Missouri, Oklahoma, Pennsylvania and Texas. On December 23, 1998 the Company acquired Sygnet for $337.5 million in cash. The Company recently entered into an agreement to acquire the FCC license for, and certain assets related to, Maryland 1 RSA for $9.1 million in cash, subject to adjustment.

    Sygnet owns and operates cellular telephone systems serving a large cluster of properties with approximately 2.4 million Pops and 166,886 subscribers located in northeastern Ohio, western Pennsylvania and western New York. Sygnet's cellular systems are located in Youngstown, Ohio and Erie, Pennsylvania, and in primarily rural and suburban areas between the Cleveland, Akron-Canton, Pittsburgh, Buffalo and Rochester metropolitan areas.

    The following discussion and analysis is of the historical financial condition and results of operation of the Company and Sygnet and should be read in conjunction with the Company's and Sygnet's consolidated financial statements and the notes thereto appearing elsewhere in this Memorandum.

ACQUISITIONS

    The Company continually evaluates opportunities to acquire additional wireless systems. The following table sets forth the cellular markets and systems acquired and to be acquired by the Company since 1995 (ownership in parentheses if not 100% owned by the Company):

                                                         PURCHASE PRICE
                                                           (DOLLARS IN
ACQUISITION                                                 MILLIONS)              DATE
-----------------------------------------------------  -------------------  ------------------
Sygnet...............................................       $   337.5       December 1998
Maryland 1...........................................             9.1       Pending
Texas 10 (1).........................................            55.0       December 1998
Ohio 2 (2)...........................................            39.3       September 1998
California 7.........................................            21.0       July 1998
Santa Cruz (86.9%)...................................            31.2       June 1998
California 4.........................................            90.9       April 1998
Texas 16.............................................            56.6       January 1998
Arizona 5 (75%)......................................            39.8       October 1997
East Maryland........................................            75.8       March 1997
West Maryland........................................            77.6       February 1997
Kansas/Missouri......................................            30.0       March 1996

------------------------------

(1) On December 2, 1998, the Company acquired the FCC cellular license for Texas 10 for $55.0 million in cash, subject to resolution of certain title matters regarding the FCC license. In conjunction with its acquisition of Texas 10, the Company is negotiating with AT&T Wireless for the purchase of subscribers and to lease certain equipment necessary to operate Texas 10.

(2) On September 2, 1998, the Company acquired the FCC cellular license for Ohio 2 for $39.3 million in cash, subject to resolution of certain title matters regarding the FCC license. In conjunction with its acquisition of Ohio 2, the Company is negotiating with AirTouch for the purchase of subscribers and to lease certain equipment necessary to operate Ohio 2.

REVENUE

    The cellular revenues of the Company and Sygnet consist of service, roaming and equipment sales revenues. There has been an industry trend of declining average revenue per minute, as competition among service providers has led to reductions in rates for airtime and subscriptions and other charges. The Company believes that the impact of this trend will be mitigated by increases in the number of cellular telecommunications subscribers and the number of minutes of usage per subscriber. There has also been a broad trend in the cellular telecommunications industry of declining average revenue per subscriber. The Company believes that the downward trend is primarily the result of the addition of new lower usage customers who utilize cellular services for personal convenience, security or as a backup for their traditional landline telephone. Although the Company has experienced a decline in average revenue per subscriber, the Company has introduced new services, such as voice mail and call forwarding. In addition, Sygnet has introduced new pricing plans which have increased revenue and encouraged additional usage to a limited extent.

    Roaming accounted for 39.4% and 47.7% of the Company's cellular revenue and 31.5% and 32.2% of Sygnet's revenues for the year ended December 31, 1997 and the nine months ended September 30, 1998. On a pro forma basis after giving effect to the Sygnet Acquisition, for the year ended December 31, 1997 and for the nine months ended September 30, 1998 roaming would have accounted for 36.7% and 39.1%, respectively, of the Company's revenue from its cellular operations. While the industry trend is to reduce roaming rates, the Company believes that its roaming rates and those of Sygnet are generally lower than rates offered by others in or near the Company's or Sygnet's systems and that such lower roaming rates mitigate against this trend; however, there can be no assurance that such trend will not materially impact it in the future. The Company's roaming yield (roamer service revenue, which includes airtime, toll charges and surcharges, divided by roaming minutes of use) was $.70, $.75, $.70 and $.72 per minute (excludes Arizona 5 for 1997, for which the roaming minutes of use were not available) for the years ended December 31, 1995, 1996 and 1997 and for the nine months ended September 30, 1998, respectively. Sygnet's roaming yield for the same periods was $.57, $.55, $.58 and $.57, respectively.

    Included in the Sygnet roaming revenue for the years ended December 31, 1995, 1996 and 1997 and for the nine months ended September 30, 1997 and September 30, 1998, respectively, was $.1 million, $.9 million, $3.6 million, $2.5 million and $4.0 million attributable to Sygnet customers roaming out of their home areas but in other Sygnet markets.

    The Company's overall cellular penetration rates decreased in 1996 and 1997 compared to 1995 due to the 1996 acquisition of Kansas/Missouri and the 1997 acquisitions of the Maryland properties, which operations, when acquired, had lower overall penetration rates than the Company's existing properties. However, penetration rates increased in the nine months ended September 30, 1998 compared to the nine months ended September 30, 1997 as a result of acquisitions and incremental penetration gain in existing markets. Sygnet's overall cellular penetration rates increased in 1997 compared to 1996 and in the nine months ended September 30, 1998 compared to the nine months ended September 30, 1997 as a result of internal growth. The Company believes that as its cellular penetration rates increase, the increase in new subscriber revenue will exceed the loss of revenue attributable to the cellular churn rate.

    In recent years, the Company and other cellular providers, have increased the use of discounts on phone equipment and free phone promotions, as competition between service providers has intensified. As a result, the Company has incurred, and expects to continue to incur, losses on equipment sales, which have resulted in increased marketing and selling costs per gross additional subscriber. While the Company expects to continue these discounts and promotions, the Company believes that the use of such promotions will result in increased revenue from increases in the number of wireless subscribers.

COSTS AND EXPENSES

    The Company's and Sygnet's primary operating expense categories include cost of service, cost of equipment, marketing and selling, general and administrative and depreciation and amortization.

    The Company's cost of service consists primarily of costs to operate and maintain the Company's facilities utilized in providing service to customers and amounts paid to third-party cellular providers for providing service to the Company's subscribers.

    Sygnet's cost of service consists primarily of costs associated with billing, amounts paid for interconnection and call delivery and amounts paid to third-party cellular providers for providing service to Sygnet's subscribers when roaming, offset by the amount billed to Sygnet's subscribers.

    The Company's and Sygnet's cost of equipment represents the cost associated with telephone equipment and accessories sold to customers. In recent years, the Company and Sygnet, as well as other cellular companies, have increased the use of discounts on phone equipment and free phone promotions, as competition between service providers has intensified. As a result, the Company and Sygnet have incurred, and the Company expects to continue to incur, losses on equipment sales, which have affected marketing and selling costs per gross additional cellular subscriber. While the Company expects to continue these discounts and promotions, the Company believes that the use of such promotions will lead to increased revenue from increases in the number of cellular subscribers.

    The Company's marketing and selling costs include advertising, compensation paid to sales personnel and independent agents and all other costs to market and sell cellular products and services and costs related to customer retention. Commissions are paid to direct sales personnel for new business generated. Independent sales agents receive commissions for generating new sales and ongoing sales to existing customers.

    Sygnet's marketing and selling costs primarily consist of advertising costs and compensation paid to sales personnel and independent agents and retail store operations' costs. Commissions are paid to direct sales personnel primarily for the amount of new business generated. Independent sales agents receive commissions for generating new sales and ongoing sales to existing customers.

    The Company's general and administrative costs include all infrastructure costs such as customer support, billing, collections, and corporate administration.

    Sygnet's general and administrative costs include all infrastructure costs such as customer support, collections, corporate administration, costs to maintain and operate cell sites and customer retention costs.

    The size and scope of the Company's cellular operations increased substantially as a result of acquisitions in 1996, 1997 and 1998, and will increase further upon consummation of the Sygnet Acquisition. See "Pro Forma Condensed Consolidated Financial Data." On a pro forma basis after giving effect to the Sygnet Acquisition, the Texas 10 Acquisition and the Maryland 1 Acquisition, the Company would have had 347,306 subscribers at September 30, 1998. Although the Company's Adjusted EBITDA has increased as a result of acquisitions made to date and will increase as a result of the Sygnet Acquisition, the increased amortization and interest expense and dividends associated with the Senior Notes, additional bank borrowings and Senior Preferred Stock resulted in increased losses in 1997 and the first nine months of 1998, which are expected to increase as a result of the Dobson/Sygnet Notes, this Offering and the New Credit Facilities and continue until the Company expands the acquired systems and increases its subscriber base. As a result of the recent acquisitions, the comparability of the historical results of operations have been affected for the periods discussed and such results may not be indicative of future performance.

DISCONTINUED OPERATIONS

    The Company, through its wholly-owned subsidiary, Logix, provides integrated local, long distance, data and other telecommunications services to small and medium-sized business customers throughout the

Southwest United States. Logix operates long-haul fiber optic facilities in Oklahoma, Texas and Colorado. Logix recently began offering switch-based integrated communications provider services in Oklahoma City, Tulsa and Amarillo. In addition, since the consummation of the American Telco Acquisition on June 15, 1998, it has offered these services in Houston, Austin, Dallas, Fort Worth and San Antonio. The Company intends to distribute the stock of Logix to the Company's shareholders, subject to receipt of a favorable tax ruling. Accordingly, Logix is accounted for as a discontinued operation in the Company's consolidated financial statements.

RESULTS OF OPERATIONS--DOBSON

    NINE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED TO NINE MONTHS ENDED SEPTEMBER
     30, 1997

    OPERATING REVENUE. For the nine months ended September 30, 1998, total operating revenue increased $50.6 million, or 110.8%, to $96.3 million from $45.7 million for the comparable period in 1997. Total service, roaming and equipment revenue represented 49.6%, 47.7% and 2.6%, respectively, of total operating revenue during the nine months ended September 30, 1998 and 57.9%, 38.9% and 1.6%, respectively, of total operating revenue during the nine months ended September 30, 1997.

    The following table sets forth the components of the Company's revenue for the periods indicated:

                                                                          NINE MONTHS ENDED
                                                                            SEPTEMBER 30,
                                                                         --------------------
                                                                           1997       1998
                                                                         ---------  ---------
                                                                             (DOLLARS IN
                                                                              THOUSANDS)
Operating revenue:
  Service revenue......................................................  $  26,487  $  47,769
  Roaming revenue......................................................     17,782     45,916
  Equipment sales......................................................        741      2,503
  Other revenue........................................................        703        158
                                                                         ---------  ---------
      Total............................................................  $  45,713  $  96,346
                                                                         ---------  ---------
                                                                         ---------  ---------

    Service revenue increased $21.3 million, or 80.3%, to $47.8 million in the first nine months of 1998 from $26.5 million in the same period of 1997. Of the increase, $16.4 million was attributable to the acquisitions. The remaining $4.9 million was primarily attributable to increased penetration and usage in the Central and Eastern Regions. The Company's subscriber base increased 91.4% to 163,020 at September 30, 1998 from 85,185 at September 30, 1997. Approximately 54,417 subscribers were added since September 30, 1997 as a result of the acquisitions of Arizona 5 and the 1998 Acquisitions. The Company's average monthly service revenue per subscriber decreased 3.7% to $39.58 for the nine months ended September 30, 1998 from $41.08 for the comparable period in 1997 due to the addition of new lower rate subscribers in the East Region and competitive market pressures.

    Roaming revenue increased $28.1 million, or 158.2%, to $45.9 million in the first nine months of 1998 from $17.8 million for the comparable period of 1997. Of the increase, $24.1 million was attributable to the 1997 and 1998 acquisitions. The remaining $4.0 million was primarily attributable to increased roaming minutes in the Central and Eastern Regions due to expanded coverage areas and increased usage in these markets.

    Equipment sales of $2.5 million in the first nine months of 1998 represented an increase of $1.8 million, or 238%, from $0.7 million in the same period of 1997, as the Company sold more equipment during the first nine months of 1998.

    COST OF SERVICE. For the nine month period ended September 30, 1998, the total cost of service increased $11.7 million, or 106.8%, to $22.6 million from $10.9 million for the comparable period in 1997.

Of the increase, $10.0 million was attributable to 1997 and 1998 Acquisitions. The remaining $1.7 million was primarily attributable to increased subscribers and minutes of use in the Central and Eastern Regions and expanded use of rerating agreements with providers adjacent to the Company's markets. As a percentage of service and roaming revenue, cost of wireless service decreased slightly to 24.1% in the first nine months of 1998 from 24.7% in the comparable period of 1997.

    COST OF EQUIPMENT. For the nine month period ended September 30, 1998, cost of equipment increased $2.4 million, or 82.3%, to $5.2 million during the first nine months of 1998 from $2.8 million in the first nine months of 1997, primarily from increases in the volume of equipment sold due to the growth in subscribers.

    MARKETING AND SELLING COSTS. Marketing and selling costs increased $8.0 million, or 114.9%, to $14.9 million in the first nine months of 1998 from $6.9 million in the comparable period of 1997. As a percentage of total operating revenue, marketing and selling costs increased to 15.4% in the first nine months of 1998 from 15.1% in the same period of 1997. The increase was primarily due to the higher level of subscribers added period to period. Gross subscribers added in the first nine months of 1998 was 48,882. The number of gross subscribers added in the first nine months of 1997 was 22,273.

    GENERAL AND ADMINISTRATIVE COSTS. For the nine month period ended September 30, 1998, general and administrative costs increased $8.1 million, or 99.3%, to $16.2 million from $8.1 million for the same period in 1997. As a percentage of total operating revenue, general and administrative costs decreased to 16.8% in the first nine months of 1998 from 17.8% in the comparable period of 1997. The increase was primarily due to increased billing costs as a result of the growth in subscribers, the 1997 and 1998 Acquisitions and increased salary costs resulting from additional personnel. The decrease as a percentage of total operating revenue is a result of the Company's strategy to integrate new operations in its existing management structure and a reduction in the Company's uncollectible rate.

    DEPRECIATION AND AMORTIZATION EXPENSE. For the nine month period ended September 30, 1998, depreciation and amortization expense increased $17.8 million, or 148.8% to $29.7 million in the first nine months of 1998 from $11.9 million in the same period of 1997. Depreciation and amortization of assets acquired in acquisitions accounted for $17.7 million of the increase in the first nine months of 1998 compared to the same period of 1997.

    INTEREST EXPENSE. For the first nine months of 1998, interest expense increased $7.3 million, or 41.9%, to $25.0 million from $17.7 million in the comparable period of 1997. The increase was primarily a result of increased borrowings in the first nine months of 1998 to finance the Company's acquisitions.

    OTHER INCOME (EXPENSE), NET. For the nine months ended September 30, 1998, other income increased $1.4 million, or 78.1%, to $3.3 million from $1.9 million in the first nine months of 1997. Of the increase, $1.2 million was attributable to increased interest income in 1998. In 1998, the Company had higher investment balances related to proceeds from the Senior Preferred Stock and escrow deposits relating to the Ohio 2 and Sygnet Acquisitions.

    EXTRAORDINARY EXPENSE. In 1997 and 1998, the Company incurred an extraordinary pretax loss of approximately $2.3 million and $3.3 million, respectively, as a result of writing off previously capitalized financing costs associated with revolving credit facilities that were refinanced in February 1997 and March 1998.

    YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

    OPERATING REVENUE. For the year ended December 31, 1997, total operating revenue increased $39.8 million, or 147.6%, to $66.7 million from $26.9 million in 1996. Total service, roaming and equipment revenue represented 57.6%, 39.4% and 2.2% of total operating revenue, respectively, in 1997 and 65.3%, 29.1% and 2.5% of total operating revenue, respectively, in 1996.

    The following table sets forth the components of the Company's revenue for the periods indicated:

                                                                             YEARS ENDED
                                                                             DECEMBER 31,
                                                                         --------------------
                                                                           1996       1997
                                                                         ---------  ---------
                                                                             (DOLLARS IN
                                                                              THOUSANDS)
Operating revenue:
  Service revenue......................................................  $  17,593  $  38,410
  Roaming revenue......................................................      7,852     26,263
  Equipment sales......................................................        662      1,455
  Other revenue........................................................        832        586
                                                                         ---------  ---------
      Total............................................................  $  26,939  $  66,714
                                                                         ---------  ---------
                                                                         ---------  ---------

    Service revenue increased $20.8 million, or 118.3%, to $38.4 million for the year ended December 31, 1997 from $17.6 million in 1996. Of the increase, $15.0 million was attributable to the acquisition of the Maryland and Arizona properties in 1997 and the inclusion of the operations of the Kansas/Missouri properties for all of 1997. The remaining increase was primarily attributable to increased penetration and usage in the Central Region. The Company's subscriber base increased 194.8% to 100,093 at December 31, 1997 from 33,955 at December 31, 1996. 42,608 subscribers were added as a result of the acquisition of the East Maryland and West Maryland markets. The Company's average monthly service revenue per subscriber decreased 15.0% to $41.05 for the year ended December 31, 1997 from $48.31 for 1996 due to the addition of new lower rate subscribers in the Eastern Region and competitive market pressures.

    Roaming revenue increased $18.4 million, or 234.4%, to $26.3 million for the year ended December 31, 1997 from $7.9 million in 1996. Of the increase, $15.6 million was attributable to the acquisition of the Maryland and Arizona properties in 1997 and the inclusion of the operations of the Kansas/Missouri markets for all of 1997. The remaining increase was primarily attributable to increased roaming minutes in the Central Region due to expanded coverage areas in these markets and an increase in minutes of use. Equipment sales of $1.5 million in 1997 represented an increase of $0.8 million, or 119.9%, from $0.7 million in 1996, as the Company sold more equipment in 1997.

    COST OF SERVICE. For the year ended December 31, 1997, the total cost of service increased $10.3 million, or 168.5%, to $16.4 million from $6.1 million in 1996. Of the increase, $8.4 million was attributable to the acquisition of the Maryland and Arizona properties in 1997 and the inclusion of the operations of the Kansas/Missouri markets for all of 1997. The remaining increase was primarily attributable to increased subscribers and minutes of use in the Central Region and expanded use of rerating agreements with providers adjacent to the Company's markets. As a percentage of service and roaming revenue, cost of service increased to 25.4% in 1997 from 24.0% in 1996. This is primarily due to the expanded use of rerating agreements noted above, as well as additional facility lease costs in East Maryland.

    COST OF EQUIPMENT. For the year ended December 31, 1997, the total cost of equipment increased $1.4 million, or 57.3% to $4.0 million from $2.6 million in 1996, primarily from increases in the volume of equipment sold due to the growth in subscribers.

    MARKETING AND SELLING COSTS. Marketing and selling costs increased $6.2 million, or 139.1%, to $10.7 million in 1997 from $4.5 million in 1996. The increase was primarily due to the higher level of subscribers added period to period. Gross subscribers added in 1997 was 33,354 with subscribers added in the Eastern Region and in Arizona 5 since their acquisitions making up 16,469 and 1,307, respectively, of the gross subscribers added. The number of gross subscribers added in 1996 was 11,970. As a percentage of total operating revenue, marketing and selling costs decreased to 16.0% in 1997 from 16.6% in 1996.

    GENERAL AND ADMINISTRATIVE COSTS. For the year ended December 31, 1997, general and administrative costs increased $7.7 million, or 196.2%, to $11.6 million from $3.9 million for the same period of 1996. The increase was primarily due to increased billing costs as a result of the growth in wireless subscribers, the 1997 Acquisitions, the inclusion of the Kansas/Missouri markets for all of 1997, and increased salary costs resulting from additional personnel. As a percentage of total operating revenue, general and administrative costs increased from 14.5% in 1996 to 17.3% in 1997. This increase is a result of additional personnel necessary to support the Company's expanded operations.

    DEPRECIATION AND AMORTIZATION EXPENSE. For the year ended December 31, 1997, depreciation and amortization expense increased $11.6 million, or 220.5%, to $16.8 million from $5.2 million in 1996. There was a $12.1 million increase as a result of the amortization of assets acquired in the acquisition of the Maryland and Arizona properties in 1997 and the Kansas/Missouri Acquisition in 1996 offset by a slight decrease related to assets in the Central Region.

    INTEREST EXPENSE. For the year ended December 31, 1997, interest expense increased $23.3 million to $27.6 million from $4.3 million in 1996. The increase was primarily the result of increased borrowings to finance the acquisitions of the Maryland and Arizona properties.

    OTHER INCOME (EXPENSE), NET. For the year ended December 31, 1997, total other income expense (net) (consisting of interest income, and other income/expense) increased $4.3 million to $2.8 million from $(1.5) million in 1996. The increase was primarily a result of interest earned on securities purchased which were pledged to secure payment of the first four semi-annual interest payments on the Senior Notes.

    EXTRAORDINARY EXPENSE. In 1997 and 1996, the Company incurred an extraordinary pretax loss of approximately $2.2 million and $0.9 million, respectively, as a result of writing off previously capitalized financing costs associated with a revolving credit facility that was refinanced in February 1997 and March 1996.

    YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

    OPERATING REVENUE. For the year ended December 31, 1996, total operating revenue increased $7.2 million, or 36.9%, to $26.9 million from $19.7 million in 1995. Total service, roaming and equipment revenue represented 65.3%, 29.1% and 2.5% of total operating revenue, respectively, in 1996 and 70.9%, 22.2% and 3.4% of total operating revenue, respectively, in 1995.

    The following table sets forth the components of the Company's revenue for the periods indicated:

                                                                         YEARS ENDED DECEMBER
                                                                                 31,
                                                                         --------------------
                                                                           1995       1996
                                                                         ---------  ---------
                                                                             (DOLLARS IN
                                                                              THOUSANDS)
Operating revenue:
  Service revenue......................................................  $  13,949  $  17,593
  Roaming revenue......................................................      4,369      7,852
  Equipment sales......................................................        672        662
  Other revenue........................................................        693        832
                                                                         ---------  ---------
      Total............................................................  $  19,683  $  26,939
                                                                         ---------  ---------
                                                                         ---------  ---------

    Service revenue increased $3.6 million, or 26.1%, to $17.6 million in 1996 from $14.0 million in 1995. Of the $3.6 million increase, $2.5 million was attributable to increased penetration and usage in Oklahoma and in the Texas Panhandle and $1.1 million was attributable to the acquisition of the Kansas/Missouri markets in March 1996. The Company's subscriber base increased 27.6% to 33,955 at December 31, 1996, from 26,614 at December 31, 1995, of which 58.6% (4,301 subscribers) of the increase was attributable to increased penetration in Oklahoma and the Texas Panhandle. However, the Company's average monthly service revenue per subscriber decreased 3.4% to $48.31 for the year ended December 31, 1996 from

$50.00 for the year ended December 31, 1995 due to competitive market pressures and the addition of new lower usage subscribers.

    Roaming revenue increased $3.5 million, or 79.7%, to $7.9 million in 1996 from $4.4 million in 1995. Of the $3.5 million increase, $1.9 million, or 54.3%, was the result of the inclusion of the Kansas/Missouri markets with roaming minutes of use totaling 1.3 million from the acquisition date in March 1996 to December 31, 1996. The remaining $1.6 million of the increase, or 45.7%, resulted from a 44.9% increase in roaming minutes of use in 1996 in Oklahoma and the Texas Panhandle due to improved coverage areas and an increase in minutes of use.

    Equipment sales of $0.7 million in 1996 represented a slight decrease over 1995. Although the Company sold more equipment during the year ended December 31, 1996, the Company increased its use of discounted equipment and free phone promotions with the signing of one-year service contracts.

    COST OF SERVICE. For the year ended December 31, 1996, the total cost of service increased $1.4 million, or 31.5%, to $6.1 million from $4.7 million in 1995. Of the increase, $1.0 million was attributable to the inclusion of the Kansas and Missouri properties from March 1996. The remaining increase primarily was the result of roaming agreements entered into by the Company in 1995 with eleven other carriers in Texas and Oklahoma to expand its home rate coverage. Cost of wireless service decreased as a percentage of service and roaming revenue to 24.0% for the year ended December 31, 1996 from 25.4% for 1995.

    COST OF EQUIPMENT. For the year ended December 31, 1996, the total cost of equipment increased $0.6 million, or 27.8%, to 2.6 million from $2.0 million in 1995. The increase resulted primarily from increases in the volume of equipment sales due to the growth of subscribers during 1996, partially offset by a decrease in equipment costs.

    MARKETING AND SELLING COSTS. Marketing and selling costs increased $1.4 million, or 43.8%, to $4.5 million in 1996 from $3.1 million in 1995. The increase was primarily due to the higher level of wireless subscribers added period to period. Gross subscribers added for the year ended December 31, 1996 was 11,970 with the Kansas/Missouri markets making up 1,511 of the gross subscribers added. The gross number of subscribers added in 1995 was 9,653. As a percentage of total operating revenue, marketing and selling costs increased to 16.6% in 1996 from 15.8% in 1995.

    GENERAL AND ADMINISTRATIVE COSTS. For the year ended December 31, 1996, general and administrative costs increased $0.9 million, or 28.5%, to $3.9 million from $3.0 million for 1995. The increase was primarily due to increased billing costs as a result of the growth in subscribers, the inclusion of the Kansas/ Missouri markets from March 1996 and increased salary costs resulting from additional personnel in its wireless and fiber operations. General and administrative costs decreased as a percentage of the Company's total revenues to 14.5% in 1996 from 15.4% in 1995.

    DEPRECIATION AND AMORTIZATION EXPENSE. For the year ended December 31, 1996, depreciation and amortization expense increased $2.7 million to $5.2 million from $2.5 million in 1995. Approximately $1.2 million of the increase was the result of the amortization of the licenses acquired in the Kansas/ Missouri markets, with the remainder due primarily to the increase in equipment in the Company's business.

    INTEREST EXPENSE. For the year ended December 31, 1996, interest expense increased $2.4 million to $4.3 million from $1.9 million in 1995. The increase was primarily a result of increased borrowings to finance the Kansas/Missouri acquisition.

    OTHER INCOME (EXPENSE), NET. For the year ended December 31, 1996, other income (expense), net decreased $1.3 million to $(1.5) million from $(0.2) million in 1995 primarily as a result of a $1.7 million loss on the disposal of two mobile telecommunications switching offices made in connection with system upgrades in Oklahoma and the Texas Panhandle.

    EXTRAORDINARY EXPENSE. For the year ended December 31, 1996, the Company incurred a pretax loss of approximately $.9 million as a result of writing off previously capitalized financing costs associated with a revolving credit facility that was refinanced in March 1996.

RESULTS OF OPERATIONS--SYGNET

    Sygnet's operating results have been significantly affected as a result of the Horizon Acquisition in October 1996 and the Erie Acquisition in September 1995. The systems acquired for $252.9 million in the Horizon Acquisition serve contiguous markets representing approximately 1.4 million Pops in western Pennsylvania and New York. The systems acquired in the Erie Acquisition for $42.5 million represent approximately 282,300 Pops.

    NINE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED TO NINE MONTHS ENDED SEPTEMBER
     30, 1997

    REVENUE. For the nine months ended September 30, 1998, Sygnet's total revenue increased 22.6% to $76.9 million, from $62.8 million in the first nine months of 1997. The growth in revenue was the result of continued growth of the subscriber base and increased roaming revenue generated by additional usage.

    Subscriber revenue grew 21.3% to $46.7 million for the nine months ended September 30, 1998 from $38.5 million in the comparable period in 1997 mainly as a result of continued subscriber growth, despite a decline in average revenue per subscriber. Sygnet's number of subscribers increased by 28.2% to 166,886 at September 30, 1998 from 130,146 at September 30, 1997 due to internal growth. On a per subscriber basis, average monthly subscriber revenue per subscriber declined by 6.8% to $33.85 for the nine months ended September 30, 1998 from $36.33 during the comparable period in 1997. This was due to competitive market pressures, continuing promotional activity and the changing mix of subscribers reflecting increasing levels of subscribers who purchase less expensive rate plans that include packaged minutes of use.

    Roamer revenue grew 24.6% to $24.8 million during the nine months ended September 30, 1998 compared to $19.9 million in the comparable period in 1997. This increase was mainly a result of increased roaming traffic throughout all of Sygnet's systems which more than offset the decline in roaming revenue per minute of use. Roaming minutes of use increased by 30.5% to 43.6 million for the nine months ended September 30, 1998 from 33.4 million for the comparable period in 1997. Roaming revenue per minute, including toll, for the nine months ended September 30, 1998 decreased to $0.57 from $0.59 for the comparable period in 1997. This decrease was mainly a result of increased intrasystem roaming traffic that is priced lower than other roaming traffic.

    Equipment sales revenue increased 39.4% to $4.3 million for the nine months ended September 30, 1998 from $3.1 million in the comparable period in 1997. This increase was due mainly to an increased number of telephones and accessories sold to new customers as well as from additional sales of equipment to existing customers for retention purposes for which credits are given on the sales price and reflected in general and administrative costs.

    COST OF SERVICES. Cost of services increased 25.5% to $9.0 million for the nine months ended September 30, 1998 from $7.2 million for the comparable period in 1997. This increase was mainly a result of an increase in home subscriber net roaming costs as well as increased billing and call delivery expenses associated with the growth in the subscriber base. The increase in net roaming costs is attributed mostly to increased levels of intrasystem roaming for which rates to customers are lower than other roaming traffic which has stimulated usage. Partially offsetting this increase are lower costs to Sygnet for long distance charges and the elimination of costs associated with a terminated switching agreement. As a percentage of total revenue, cost of services was 11.7% for the nine months ended September 30, 1998 compared to 11.4% for the same period in 1997.

    COST OF EQUIPMENT SALES. Cost of equipment sales increased 14.5% to $7.8 million for the nine months ended September 30, 1998 from $6.8 million in the comparable 1997 period. This increase was due mainly

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to an increased number of telephones and accessories sold to existing subscribers, as well as equipment subsidies and sales to new subscribers, offset by a reduction in the average cost of telephones and accessories.

    GENERAL AND ADMINISTRATIVE COSTS. General and administrative costs increased 25.7% to $14.7 million for the nine months ended September 30, 1998 from $11.7 million for the comparable period in 1997. This increase was mainly a result of the growth in the subscriber base which caused an increase in compensation and increased customer retention costs due to competitive pressures. As a percentage of total revenues, general and administrative expense was 19.1% for the nine months ended September 30, 1998 compared to 18.6% for the same period in 1997.

    SELLING AND MARKETING COSTS. Selling and marketing costs increased 21.3% to $9.1 million for the nine months ended September 30, 1998 from $7.5 million for the comparable period in 1997. This increase is mainly due to an increase in new subscribers added period to period which caused higher compensation and commission expenses as well as an increase in advertising and promotional expenses. Selling and marketing cost per gross new subscriber, including equipment subsidies, decreased by 6.2% to $287 for the nine months ended September 30, 1998 from $306 for the comparable period in 1997. This was primarily a result of an improvement in the margin on telephone and accessory subsidies and sales.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased 1.0% to $21.3 million for the nine months ended September 30, 1998 from $21.1 million for the comparable period in 1997 due primarily to the depreciation on higher levels of fixed assets resulting from capital expenditures for system growth. This increase more than offset the decrease in depreciation due to certain cell site equipment obtained in the Horizon Acquisition which become fully depreciated in April 1998. For the nine months ended September 30, 1998, Sygnet incurred $11.5 million in capital expenditures, primarily for cell site and system enhancements.

    INTEREST EXPENSE, NET. Interest expense decreased 4.2% to $21.6 million for the nine months ended September 30, 1998 from $22.6 million for the comparable period in 1997. This decrease was primarily a result of a lower level of borrowing due to the repayment of certain indebtedness with the proceeds from the sale of common stock.

    YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

    REVENUE. For 1997, Sygnet's total revenue increased 91.2% to $85.6 million from $44.8 million for 1996. The growth in revenue was the result of the Horizon Acquisition, which occurred on October 9, 1996, and continued growth of the subscriber base.

    Subscriber revenue grew by 69.3% to $52.6 million for 1997 from $31.1 million for 1996 mainly as a result of the Horizon Acquisition and continued subscriber growth. Subscriber revenue, on a pro forma basis giving effect to the Horizon Acquisition, would have grown by 22.7% due to growth in the subscriber base, offset by a decline in average revenue per subscriber. Sygnet's subscribers grew by 34.1% to 142,934 at December 31, 1997 from 106,574 at December 31, 1996 due mainly to internal growth. On a pro forma basis giving effect to the Horizon Acquisition, average monthly subscriber revenue per subscriber would have declined by 7.3% to $35.91 during 1997 from $38.75 in 1996. This was due to the changing mix of subscribers reflecting increasing levels of subscribers purchasing less expensive rate plans that include limited free minutes of use, increased promotional activity and competitive market pressures.

    Roamer revenue increased 178.6% to $27.0 million during 1997 from $9.7 million for 1996. This increase was mainly a result of the Horizon Acquisition as well as increased roaming traffic throughout all of Sygnet's systems. On a pro forma basis giving effect to the Horizon Acquisition, roamer revenue would have grown by 21.5% due to a greater volume of roaming traffic offset by a reduction in roaming revenue per minute. Roaming revenue per minute for 1997 would have decreased to $0.58 from $0.59 for 1996 on a

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pro forma basis giving effect to the Horizon Acquisition mainly as a result of reductions in roaming rates with roaming partners.

    Equipment sales increased 78.9% to $4.3 million for 1997 compared to $2.4 million for 1996. This increase was due mainly to the Horizon Acquisition, an increased number of telephones and accessories distributed as new subscriber acquisitions increased, as well as from additional sales of equipment to existing customers. On a pro forma basis giving effect to the Horizon Acquisition, equipment sales for 1997 would have increased 12.4% over 1996.

    COST OF SERVICES. Cost of services increased 82.4% to $10.0 million during 1997 from $5.5 million for 1996 due mainly to the Horizon Acquisition. On a pro forma basis giving effect to the Horizon Acquisition, cost of services for 1997 would have increased by 12.0% from 1996. This increase was mainly a result of an increase in billing, call delivery and roaming costs associated with the growth in the subscriber base, partially offset by lower rates for interconnection and long distance charges. As a percentage of total revenues, on a pro forma basis giving effect to the Horizon Acquisition, cost of services was 11.7% in 1997 compared to 12.7% in 1996.

    COST OF EQUIPMENT SALES. Cost of equipment sales increased 66.2% to $9.7 million for 1997 from $5.8 million in 1996. This increase was due mainly to the Horizon Acquisition and to an increased number of telephones and accessories distributed as new subscriber acquisitions increased. Sales of equipment to existing subscribers were also responsible for a portion of this increase. On a pro forma basis giving effect to the Horizon Acquisition, cost of equipment sales for 1997 would have increased 18.6% over 1996.

    GENERAL AND ADMINISTRATIVE COSTS. General and administrative costs grew 72.3% to $17.0 million in 1997 from $9.9 million in 1996. This increase was due primarily to the Horizon Acquisition and an increase in costs due to internal growth. On a pro forma basis giving effect to the Horizon Acquisition, general and administrative expenses for 1997 would have increased 19.8% over 1996. This increase was mainly a result of an increase in compensation, customer retention, occupancy and maintenance expenses associated with the growth in the subscriber base as well as the additional cell sites added during 1997. As a percentage of total revenues, on a pro forma basis giving effect to the Horizon Acquisition, general and administrative expense would have been 19.8% in 1997 compared to 20.0% in 1996.

    SELLING AND MARKETING COSTS. Selling and marketing costs grew 78.3% to $10.8 million for 1997 from $6.1 million in 1996. This increase is due to the Horizon Acquisition and a higher level of new subscribers added period to period. On a pro forma basis giving effect to the Horizon Acquisition, selling and marketing costs grew by 12.3% and selling and marketing cost per gross new subscriber decreased to $291 in 1997 from $324 in 1996 reflecting a decrease in cost of telephone and accessories in addition to improved operating efficiencies.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased to $28.7 million for 1997 from $10.0 million in 1996 due to depreciation on higher levels of fixed assets resulting from the Horizon Acquisition and purchases of equipment to enhance systems in existing markets, and amortization of the license acquired in the Horizon Acquisition. The amortization of the acquired cellular licenses and subscriber lists contributed $10.3 million to this increased amortization. For 1997, Sygnet spent $25.6 million in capital expenditures, primarily for new cell sites, cell site conversions, and system growth.

    INTEREST EXPENSE, NET. Interest expense increased to $29.9 million in 1997 from $11.2 million in 1996. This increase was primarily a result of increased borrowings associated with the Horizon Acquisition.

    NET OPERATING LOSSES. At December 1997, Sygnet had a net operating loss carryforward of $28.7 million. No benefit of the loss carryforward has been recorded in 1997. If, in the future, this loss carryforward is utilized, the related benefits will be recorded.

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
    YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

    REVENUE. For 1996, Sygnet's total revenue increased 82.3% to $44.8 million from $24.6 million for 1995. The growth in revenue was the result of the Horizon and Erie Acquisitions and continued growth of the subscriber base.

    Subscriber revenue grew 80.8% to $31.0 million for 1996 compared to $17.2 million for 1995 mainly as a result of the Horizon and Erie Acquisitions and continued subscriber growth. Sygnet's subscribers increased to 106,574 at December 31, 1996 from 44,665 at December 31, 1995 due mainly to the Horizon Acquisition as well as internal growth. On a pro forma basis giving effect to the Horizon Acquisition, the subscriber base increased by 36.8% to 106,574 at December 31, 1996 from 77,891 at December 31, 1995. On a per subscriber basis giving effect to the Horizon Acquisition, average monthly subscriber revenue would have declined to $38.75 during 1996 from $41.66 in 1995 due in part to the changing mix of subscribers reflecting increasing levels of subscribers purchasing less expensive rate plans that include limited free minutes of use as well as competitive market pressures.

    Roamer revenue increased 132.0% to $9.7 million during 1996 compared to $4.2 million in 1995. This increase was mainly a result of the Horizon and Erie Acquisitions as well as increased roaming traffic throughout all of Sygnet's systems. Roamer revenue per minute during 1996 decreased to $.55 from $.57 in 1995. This decrease was due mainly to reductions made to roaming rates received from other cellular carriers in the first quarter of 1995 which were in effect for the full year in 1996, mitigated by the effects of the Horizon Acquisition.

    Equipment sales increased 58.0% to $2.4 million in 1996 compared to $1.5 million in 1995. This increase was due mainly to the Horizon and Erie Acquisitions and an increased number of telephones and accessories distributed as new subscriber acquisitions increased, as well as from additional sales of equipment to existing customers. Other revenue declined 4.4% to $1.6 million in 1996 from $1.7 million in 1995 as equipment rental revenue continued to decrease due to the continued phase out of rental programs.

    COST OF SERVICES. Cost of services increased 63.7% to $5.5 million in 1996 from $3.4 million in 1995 due mainly to the Horizon and Erie Acquisitions. Cost of services decreased to 12.3% of total revenues in 1996 from 13.7% in 1995, as a result of operating efficiencies gained from the Horizon and Erie Acquisitions.

    COST OF EQUIPMENT SALES. Cost of equipment sales increased 39.7% to $5.8 million in 1996 from $4.2 million in 1995. This increase was due mainly to the Horizon and Erie Acquisitions and to an increased number of telephones and accessories distributed as new subscriber acquisitions increased. The increased cost of equipment sold resulting from the increase in gross activations was mitigated by the declining cost to acquire new telephones.

    GENERAL AND ADMINISTRATIVE COSTS. General and administrative costs increased 77.1% to $9.9 million in 1996 from $5.6 million in 1995. This increase is due primarily to the Horizon and Erie Acquisitions and the effects of a third quarter 1995 one time adjustment to the personal property tax accrual resulting from a substantial decrease in tax rates.

    SELLING AND MARKETING COSTS. Selling and marketing costs increased 97.3% to $6.1 million in 1996 from $3.1 million in 1995. This increase is due to the Horizon and Erie Acquisitions and a higher level of new subscribers added period to period. Selling and marketing cost per gross new subscriber, including equipment subsidies, decreased 10.1% to $310.0 in 1996 from $345.0 for 1995 as a result of a decrease in cost of telephones and accessories in addition to improved efficiencies.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased 187.9% to $10.0 million in 1996 from $3.5 million in 1995 due to depreciation on higher levels of fixed assets resulting from the Horizon and Erie Acquisitions and purchases for system growth, and amortization of the licenses acquired in the Horizon and Erie Acquisitions. The amortization of the acquired cellular licenses and subscriber

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
lists contributed $3.4 million to this increased amortization. For 1996, Sygnet spent $10.0 million in capital expenditures, primarily for new cell sites, cell site conversions, and system growth.

    INTEREST EXPENSE, NET. Interest expense increased to $11.2 million in 1996 from $2.7 million in 1995. This increase was primarily a result of increased borrowings associated with the Horizon and Erie Acquisitions.

    EXTRAORDINARY LOSS. In October 1996, Sygnet incurred an extraordinary loss of $1.4 million to write off unamortized financing costs associated with an extinguished bank credit agreement.

IMPACT OF YEAR 2000 ISSUE

    DOBSON

    The Year 2000 issue is the result of computer programming being written using two digits rather than four to define the applicable year. Any of the Company's systems, as well as those of key suppliers and customers, that have date sensitive logic may interpret a date using "00" as the year 1900 rather than 2000. This may result in inaccurate processing or possible system failure causing potential disruption of operations, including, among other things, a temporary inability to process transactions, send invoices, supply services or engage in similar normal business activities.

    In April 1998, the Company established a multi-disciplined team to perform a Year 2000 impact analysis for the Company. The team consists of representatives from each of the lines of business, as well as representatives from key corporate departments, and is headed by a full-time Year 2000 compliance manager. The team created a Year 2000 assessment methodology which brought a structured approach to the assessment and management reporting process, as well as disaster recovery approach.

    To date, the Company has completed an inventory of its automated systems and services and an impact analysis that identified significant risk areas by line of business, specific compliance requirements and costs and estimated completion dates for affected systems. All of the Company's automated systems and services are or will be Year 2000 compliant by the end of the second quarter of 1999.

    The Company does not have large scale legacy applications used by many telecommunications providers. From an information systems standpoint, the Company has historically relied on outsourcing relationships for most of its business and operational support applications. Those applications that have not been outsourced to service providers have been deployed using packaged software from outside vendors. Management has also focused on evaluating software systems of pending acquisitions. As a result, the remediation phase is not focused on a large scale in-house effort, but on identification of third party systems and services that are not currently Year 2000 compliant and oversight of third party compliance efforts.

    The results of the impact analysis revealed that for most of the Company's information systems, services and telecommunications infrastructure, Year 2000 compliant versions will be included as a part of existing maintenance and/or service agreements at no additional cost to the Company and should be in place and tested by the second quarter of 1999. The Company estimates total costs of approximately $.5 million to upgrade or replace those systems that are not Year 2000 compliant and will not be upgraded through existing maintenance or service agreements. In addition, the Company's contingency plan for the Year 2000 is encompassed by a disaster recovery plan for the business which will be in place by the end of the second quarter of 1999.

    The Company will continue to analyze systems and services that utilize date-embedded codes that may experience operational problems when the Year 2000 is reached. The Company will continue communicating with third party vendors of systems software and equipment, suppliers of telecommunications capacity and equipment, roaming partners customers and others with which it does business to coordinate Year

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2000 compliance. To further mitigate risks, the Company will conduct its own
Year 2000 tests on mission critical systems as Year 2000 compliant versions are released by vendors.

    SYGNET

    Sygnet has substantially completed an inventory of all its systems and equipment in each market to determine the impact of the Year 2000 Issue. Based on this inventory, Sygnet has contacted its significant vendors to determine how their products and services might be affected by the Year 2000 Issue. Generally, Sygnet is relying upon representations made by the vendors as to their state of readiness for the Year 2000 Issue. Based on internal evaluations and on information provided by these vendors certain systems have been upgraded and tested for Year 2000 compliance. Sygnet estimates that it is 60% complete with this phase of the project.

    Sygnet is placing special emphasis on areas that present a risk of materially interrupting its revenue stream in the event of a Year 2000 problem. Presently, it appears three main systems have the potential to materially interrupt the revenue stream due to the Year 2000 Issue. They are the two cellular switches, which could prevent calls from being made, and the billing system, which could prevent Sygnet from billing and subsequently receiving revenue from its customers. To address this risk, the Northern Telecom switch, which serves Ohio and Pennsylvania, has recently undergone a software upgrade to a Year 2000 compliant version. Sygnet has monitored testing of this software in a Year 2000 situation with commonly known critical dates and has encountered no problems. Accordingly, Sygnet has deemed this system to have a minimal risk of failure regarding the Year 2000 Issue and will not develop contingency plans for the Northern Telecom switch unless new information becomes available that suggests a contingency plan is warranted. The Ericsson switch, which serves New York, is expected to have its software upgraded to a Year 2000 compliant version in the first quarter of 1999. It is expected that like Northern Telecom, Ericsson will provide sufficient testing prior to installation. In connection with the planned upgrade of the New York system, Sygnet plans to replace the Ericsson switching equipment with Northern Telecom equipment that is believed to be year 2000 compliant. In addition, the upgrade of the billing system software to a Year 2000 compliant version is expected to be completed in the first quarter of 1999. The vendor that provides this system has indicated that Year 2000 compliance testing will be completed by June of 1999. Sygnet has deemed this system to have a moderate risk of not being able to handle the Year 2000 requirements and a contingency plan is being prepared that may include selecting a new billing vendor in mid 1999.

    The cost of testing and upgrading these systems can not be determined at this time. Management's current estimate is that the cost of becoming year 2000 compliant is not expected to exceed $250,000. This estimate may change significantly downward or upward as the process continues or if problems arise with either a switch or billing system. Additionally, this estimate may change substantially if other systems or vendors are unable to become Year 2000 compliant causing a material interruption of the revenue stream.

LIQUIDITY AND CAPITAL RESOURCES

    SYGNET

    Sygnet has historically relied on internally generated funds to fund debt service and a substantial portion of its capital expenditures. Bank credit facilities and equity issuances have been used for additional support of capital expenditure programs and to fund acquisitions.

    Sygnet's net cash provided by operating activities was $13.5 million for the nine months ended September 30, 1998 compared to $7.1 million for the comparable period in 1997. The increase was primarily the result of the increase in operating income, offset somewhat by a decrease in net working capital. Net cash provided by operating activities was $9.4 million for 1997 compared to $14.8 million for 1996 and $2.4 million in 1995. This decrease from 1996 to 1997 was primarily due to interest paid of $30.0 million in 1997 compared to $4.7 million in 1996, which was offset significantly by the increase in revenue

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due to growth in subscribers. The increase from 1995 to 1996 was primarily the result of the increase in the number of subscribers and their related growth in revenue.

    Sygnet's net cash used in investing activities was $11.1 million for the nine months ended September 30, 1998 compared to $17.6 million for the comparable period in 1997. In 1998, this activity reflects decreased levels of purchases of property and equipment primarily for system buildout in addition to proceeds of $300,000 associated with the sale of an undeveloped patent to an officer/shareholder of Sygnet. In 1997, this activity reflects final payments made in connection with the Horizon Acquisition and the completion of the buildout of the system acquired in the Horizon Acquisition. Net cash used in investing activities, which totaled $25.8 million, $264.2 million and $49.1 million for the years ended December 31, 1997, 1996 and 1995, respectively, principally related to the system buildout in 1997, the Horizon Acquisition in 1996 and the Erie Acquisition in 1995 and capital expenditures required to support the growth of the business.

    Sygnet's net cash used in financing activities was $2.9 million for the nine months ended September 30, 1998 compared to $10.0 million provided by financing activities for the comparable period in 1997 as the combination of reduced capital expenditures and increased cash flow from operating activities reduced the need for outside financing. In 1997, this activity included $43.6 million in net proceeds from the sale of Sygnet's common stock which were used primarily to redeem the remaining outstanding preferred stock and to reduce amounts outstanding under the Sygnet Bank Facility and fund capital expenditures. Net cash provided by financing activities was $15.0 million for 1997 compared to $251.2 million for 1996 and $46.6 million in 1995. The 1996 amount includes primarily funds received, net of financing cost, from the issuance of the Sygnet Notes and preferred stock and borrowings under the Sygnet Bank Facility to fund acquisitions. Dividends of $.3 million and $1.2 million were paid in 1996 and 1995, respectively.

    DOBSON

    The Company's cellular operations require substantial capital to acquire, construct and expand wireless telephone systems and to fund operating requirements. Dobson has financed its operations through bank debt and the sale of debt and equity.

    At December 31, 1996, the Company had working capital of $10.6 million (a ratio of current assets to current liabilities of 2.9:1) and a cash balance $1.0 million. At December 31, 1997, the Company had working capital of $15.9 million (a ratio of current assets to current liabilities of 1.7:1) and a cash balance of $2.8 million, which compares to working capital of $10.9 million (a ratio of current assets to current liabilities of 1.2:1) and an unrestricted cash balance of $5.0 million at September 30, 1998.

    The Company's net cash provided by operating activities totaled $20.7 million for the nine-month period ended September 30, 1997 compared to $10.4 million for the nine months ended September 30, 1998. The decrease of $10.3 million was primarily due to the Company's net loss for the 1998 period, of which $17.2 million related to discontinued operations, offset by net changes in current assets and liabilities, depreciation and amortization, and deferred income taxes and investment tax credits.

    The Company's net cash provided by operating activities totaled $8.6 million for 1995 compared to $11.6 million for 1996 and $12.3 million for 1997. The increase of $3.0 million from 1995 to 1996 was primarily due to depreciation and amortization and a loss on the disposition of assets offset by the Company's net loss for the period. The increase of $.7 million from 1996 to 1997 was primarily due to net changes in current assets and liabilities, depreciation and amortization and deferred income taxes and investment tax credits, offset by the Company's net loss for the period.

    Net cash used in investing activities totaled $189.1 million and $440.3 million for the nine months ended September 30, 1997 and 1998, respectively. In 1997, investing activities consisted primarily of acquisitions of systems in the Eastern Region, as well as capital expenditures. The 1998 investing activities

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
principally related to acquisitions, escrow deposits and capital expenditures. Of the 1998 investing activities, discontinued operations accounted for approximately $17.8 million of capital expenditures and $131.5 million of acquisition expenditures.

    Net cash used in investing activities, which totaled $11.1 million, $49.4 million and $221.1 million for the years ended December 31, 1995, 1996 and 1997, respectively, principally related to deposits made in 1995 related to the Maryland acquisitions and PCS license acquisitions, the Kansas/Missouri acquisition in 1996 and the Maryland and Arizona acquisitions in 1997, as well as capital expenditures in all periods. Acquisitions accounted for $30.0 million and $190.7 million in 1996 and 1997, respectively, and capital expenditures were $3.9 million, $17.4 million and $23.2 million in 1995, 1996 and 1997, respectively.

    Net cash provided by financing activities was $168.5 million for the nine months ended September 30, 1997 compared to $498.1 million for the nine months ended September 30, 1998. Financing activities for the nine months ended September 30, 1998 consisted primarily of $284.0 million of proceeds from long-term debt and $175.0 million of proceeds from the issuance of Senior Preferred Stock, offset by the repayment of $171.5 million of bank debt and approximately $12.7 million of deferred financing costs in connection with the issuance of Senior Preferred Stock and the March 1998 credit facilities discussed below. In 1998, financing activities of the discontinued operations provided proceeds of $350.0 million from the issuance of 12 1/4% Senior Notes. Approximately $11.2 million of deferred financing costs were incurred in connection with such Senior Notes offering.

    Net cash provided by financing activities was $1.8 million for 1995 compared to $38.3 million for 1996 and $210.2 million for 1997, respectively. Financing activities for the year ended December 31, 1997 consisted primarily of $343.5 million of proceeds from long-term debt, including the issuance of $160.0 million principal amount of Senior Notes and bank borrowings. Proceeds from long-term debt exceeded repayment thereof by $2.7 million, $39.8 million and $254.7 million in 1995, 1996, and 1997, respectively.

    In April 1997, the Company entered into an interest rate hedge agreement terminating on April 24, 2002 to hedge the Company's interest expense on $160.0 million of indebtedness under its revolving credit facilities. Subsequent to September 30, 1998, the counterparty exercised its rights under the swap agreement, fixing the interest rate at 6.13% plus a factor based on the Company's leverage. The Company accounts for this as a hedge.

    The minority partners in the Company's partnerships that own certain of its wireless operations receive distributions equal to their share of the profit multiplied by estimated income tax rates. Under the Company's bank credit agreements, the Company's minority partners are not entitled to receive any cash distributions in excess of amounts required to meet income tax obligations until all indebtedness of their respective partnerships to the Company is paid or extinguished.

    The Company's capital expenditures (excluding cost of acquisitions and discontinued operations) were $23.7 million for the nine months ended September 30, 1998 and the Company expects its capital expenditures (excluding cost of acquisitions) to be approximately $30.2 million for all of 1998, exclusive of acquisition costs, and $50.2 million for 1999. Of such capital expenditures for 1999, approximately $16.0 million is expected to relate to Sygnet and approximately $4.0 million to Maryland 1. The Company has not budgeted any amounts to be expended in 1998 or 1999 with respect to the systems which may be acquired in other acquisitions or the Company's PCS system. The amount and timing of capital expenditures may vary depending on the rate at which the Company expands and develops its wireless systems and whether the Company consummates additional acquisitions.

    On December 23, 1998, a subsidiary of the Company acquired all of the outstanding capital stock of Sygnet for $337.5 million in cash. The Sygnet Acquisition was financed through borrowings under the Credit Facilities, the net proceeds of offering of the Preferred Stock, the Equity Investments and the Tower Sale Leaseback. In addition, the Company expects to borrow $9.1 million under the DOC Facility to close the Maryland 1 Acquisition and $6.0 million under the New Credit Facilities to close the Pennsylvania 2 Acquisition.

    The Company has agreed to purchase approximately $65 million of cell site and switching equipment between June 1997 and November 2001. Of this commitment, approximately $34.6 million remained at September 30, 1998. Under another equipment supply agreement, the Company agreed to purchase approximately $81.0 million of cell site and switching equipment by January 13, 2002. Of this commitment, $67 million remained at September 30, 1998.

    In April 1997, the Company was granted PCS licenses in nine markets in Oklahoma, Kansas and Missouri. The Company financed $4.1 million of the $5.1 million purchase price with government loans secured by liens on the PCS licenses at an annual interest rate of 6.25%, amortizing quarterly over eight years beginning in 1999. The Company is required to build out systems covering 25% of the population covered by each of the PCS licenses by 2002. The Company currently anticipates that the cost to build out the minimum PCS system will be $10.0 million to $30.0 million. The actual amount of the expenditures will depend on the PCS technology selected by the Company, the extent of the Company's buildout, the costs at the time of buildout and the extent the Company must bear the expense of relocating incumbent microwave licensees, as mandated by FCC rules. The Company has not budgeted any amounts for capital expenditures in 1998 or 1999 with respect to the buildout of a PCS system.

    In March 1998, the Company's subsidiary, Dobson Cellular Operations Company ("DCOC"), established a $200.0 million senior secured credit facility (the "DCOC Facility"). Under the terms of the DCOC Facility, an additional $75.0 million revolving credit facility may be established for acquisitions. This uncommitted facility requires that the Company have borrowings outstanding of at least two-thirds of the committed amount under the $200.0 million facility. DCOC's obligations under the DCOC Facility are secured by all existing and future assets of DCOC, and are guaranteed by DCOC' subsidiaries. In addition, the Company's subsidiary, Dobson Operating Company ("DOC"), established a $250.0 million senior secured credit facility (the "DOC Facility") to replace a prior bank facility. The DOC Facility is secured by all of DOC's stock and the stock or partnership interests of its subsidiaries and all assets of DOC and its restricted subsidiaries. The Company and DOC's subsidiaries, other than Logix and the Arizona 5 Partnership, have guaranteed DOC's obligations under the DOC Facility. The DCOC Facility and the DOC Facility require the Company to maintain certain financial ratios. The failure to maintain such ratios would constitute an event of default, notwithstanding the Company's ability to meet its debt service obligations. The DOC Facility and DCOC Facility each amortize quarterly beginning June 30, 2000 and terminate on June 30, 2006. At September 30, 1998, the Company had credit available of $109.0 million under the DOC Facility and $57.0 million under the DCOC Facility, subject to covenant limitations. See "Description of Certain Indebtedness."

    Sygnet is a party to a credit agreement with NationsBank for an aggregate $430.0 million, consisting of a $50.0 million Revolving Credit Facility and $380.0 million of Term Loan Facilities. The obligations under the New Credit Facilities are secured by a pledge of the capital stock of Sygnet's operating subsidiary as well as a lien on substantially all of the assets of Sygnet and its operating subsidiary. The New Credit Facilities require Sygnet and the Company to maintain certain financial ratios. The failure to maintain such ratios would constitute an event of default, notwithstanding Sygnet's ability to meet its debt service obligations. See "Description of Certain Indebtedness." The ability of Sygnet to borrow under the New Credit Facilities will be limited by the requirement that, on a quarterly basis beginning December 31, 2000, the amount available under the New Credit Facilities will reduce until they terminate.

    As part of the Sygnet Financing, Sygnet sold to Dobson Tower, a wholly owned subsidiary of the Company, substantially all of the towers it owns for $25.0 million. Dobson Tower then leased these towers back to Sygnet under an operating lease, with annual lease payments of approximately $1.6 million. Dobson Tower obtained the funds for such purchase from borrowings under a new credit facility of

$17.5 million and the sale of $7.5 million of preferred stock of Dobson Tower to an affiliate of the Company.

    On September 30, 1998, after giving pro forma effect to the Sygnet Acquisition and Sygnet Financing, the Company and its subsidiaries would have had approximately $1,054.9 million of indebtedness outstanding.

    Although the Company cannot provide you any assurance, the Company believes that, assuming successful implementation of the Company's strategy, including the further development of its cellular systems and significant and sustained growth in its cash flow, the net proceeds from the offering of the Old Shares, together with the Equity Investments, borrowings under the New Credit Facilities, the DOC Facility, the Tower Sale Leaseback, the DCOC Facility and cash flow from operations, were sufficient to consummate the Sygnet Acquisition, the Maryland 1 Acquisition and the Pennsylvania 2 Acquisition, to repay the $25.0 million loan from Dobson to fund the earnest money deposit in connection with the Sygnet Acquisition, to repay all outstanding indebtedness under the Sygnet Bank Facility, to repurchase all of the Sygnet Notes in the Sygnet Note Repurchase, to pay fees and expenses incurred in connection with the Sygnet Acquisition and Sygnet Financing, and are expected to be sufficient to satisfy the Company's currently expected capital expenditure, working capital and debt service obligations. However, the Company will need to refinance the Credit Facilities, the Senior Notes and the Dobson/Sygnet Notes at their maturities and refinance its mandatory redemption obligations with respect to its preferred stock, including the Preferred Stock and Senior Preferred Stock. The Company's ability to do so will depend on, among other things, its financial condition at the time, the restrictions in the instruments governing its indebtedness and other factors, including market conditions beyond the control of the Company. See "Risk Factors--Refinancing Risk." The actual amount and timing of the Company's future capital requirements may differ materially from the Company's estimates as a result of, among other things, the demand for the Company's services and regulatory, technological and competitive developments. Sources of additional financing may include commercial bank borrowings, vendor financing and the sale of equity or debt securities. The Company cannot assure you that any such financing will be available on acceptable terms or at all.

EFFECT OF NEW ACCOUNTING STANDARDS

    In July 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Derivatives and Hedging ("SFAS 133"). SFAS 133 establishes uniform hedge accounting criteria for all derivatives requiring companies to formally document, designate and assess the effectiveness of transactions that receive hedge accounting. Under SFAS 133, derivatives will be recorded in the balance sheet as either an asset or liability measured at its fair value, with changes in the fair value recognized in current earnings. SFAS 133 will be effective for fiscal years beginning after June 15, 1999. The Company has not yet evaluated the impact of adopting SFAS 133 and has not determined the timing or method of adoption of SFAS 133.

    In April 1998, the Accounting Standards Executive Committee issued Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-Up Activities," effective for fiscal years beginning after December 15, 1998, with earlier application encouraged. The Company adopted SOP 98-5 as of January 1, 1998. SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. Logix recognized a pretax loss of approximately $1.2 million in the first quarter of 1998 as a result of adopting this SOP. This loss has been reflected in income (loss) from discontinued operations in the accompanying consolidated statement of operations for the nine months ended September 30, 1998.

                                    BUSINESS

    The Company is a leading provider of rural and suburban cellular telephone services. Since it began providing cellular service in 1990 in Oklahoma and the Texas Panhandle, the Company has rapidly expanded its cellular operations with an acquisition strategy targeting rural and suburban areas which have a significant number of potential customers with substantial needs for cellular communications. At September 30, 1998, the Company's cellular systems covered
2.8 million total Pops in Arizona, California, Kansas, Maryland, Missouri, Oklahoma, Pennsylvania and Texas. On July 28, 1998, a subsidiary of the Company entered into an agreement to acquire all of the outstanding capital stock of Sygnet for $337.5 million in cash. Sygnet owns and operates cellular telephone systems covering 2.4 million Pops in northeastern Ohio, western Pennsylvania and western New York. For the nine months ended September 30, 1998, after giving effect to the California 4 Acquisition and the Sygnet Acquisition as if each acquisition had occurred on January 1, 1997, the Company would have had revenue of $176.5 million, an operating loss of $13.7 million and Adjusted EBITDA of $75.9 million.

    The Company believes that its mix of rural and suburban cellular systems generally provides strong growth opportunities due to lower penetration rates, higher subscriber growth rates and a higher proportion of roaming revenue compared to cellular systems located in larger MSAs. The Company focuses on systems that are adjacent to major metropolitan areas and include a high concentration of expressway corridors that tend to have a significant amount of roaming activity. Management believes these areas are not as fully developed as large MSAs, which were licensed earlier by the FCC, and have the potential for increased cellular usage and superior financial performance. The Company has entered into roaming agreements with operators of cellular systems in neighboring MSAs and other MSAs that allow customers to roam at competitive prices that, in certain instances, are comparable to the Company's home area rates.

    The Company was organized to establish and maintain a strong and visible local presence while achieving economies of scale and synergies through regional and centralized functions. The Company's local management teams have day-to-day operating authority, with the flexibility to respond to individual market requirements and to foster a strong sense of customer service and community spirit. In addition, the Company believes that its marketing and customer service functions are more effective when tailored to the local market population. The regional presence of Dobson's call centers enhances its knowledge of local markets, which improves the Company's ability to provide customer service, credit and collection and order activation. However, the Company retains centralized control of marketing, customer service, pricing, system design, engineering, purchasing, financial and administrative functions to maximize operating leverage and continuity over its cellular systems.

    The Company has developed organizational, marketing and operational programs designed to increase the number and retention of subscribers, promote superior customer service, control subscriber acquisition costs and enhance operating cash flow. The Company intends to apply these programs to the properties it acquires. In addition to the Sygnet Acquisition, the Company recently closed into escrow its acquisitions of the FCC licenses for, and certain assets related to, Texas 10 RSA for $55.0 million in cash, and Ohio 2 RSA for $39.3 million in cash. Recently, the Company entered into an agreement for the purchase of the FCC licenses for, and certain assets related to, Maryland 1 RSA for $9.1 million in cash, subject to adjustment.

STRATEGY

    The Company's business strategy is to focus on the development and acquisition of rural and suburban cellular systems. The principal elements of the Company's strategy include:

    INTEGRATE ACQUIRED OPERATIONS. The Company intends to integrate the operations of systems it acquires, including Sygnet, with the Company's existing cellular operations to achieve economies of scale.

Management believes that these increased efficiencies will come from the centralized control of pricing, customer service and marketing, system design, engineering, purchasing, financial and administrative functions and from the consolidation of billing functions. The Company expects to consolidate Sygnet's three call service centers and one of the Company's call centers. Following completion of the Maryland 1 Acquisition, the Company's subscribers and total Pops will approximately double to 347,306 and 5.8 million, respectively. The Company intends to use its increased leverage in negotiating prices and services from third party service providers and equipment vendors.

    EXPAND STRATEGIC RELATIONSHIPS. The Company intends to continue to maintain and expand strategic relationships with operators of cellular systems in major MSAs near the Company's systems. These relationships include roaming agreements which allow the Company's subscribers to use the system in the neighboring MSA at favorable rates. Under these agreements, similar benefits are available to the MSA operator's subscribers roaming in the Company's areas. In addition, the Company will deploy digital technology in its system area which is the same as that selected by the Company's roaming partner in the neighboring MSA. The Company also markets its cellular products and services under the predominant brand name in the neighboring MSA. Such brand names include CELLULAR ONE-Registered Trademark-, AIRTOUCH-SM- CELLULAR and AT&T Wireless Services-Registered Trademark-. These strategic relationships and agreements enable the Company to increase its roaming revenue, offer its subscribers larger home rate areas and leverage the recognized brand names of its roaming partners and their extensive marketing efforts. See "Risk Factors-- Reliance on Use of Third Party Service Marks."

    AGGRESSIVE LOCAL MARKETING AND PROMOTION OF CELLULAR SERVICES. The Company's marketing objective is to continue to distinguish itself as the local market's leading cellular services provider, stressing its service quality, local sales offices and commitment to the community. The Company's sales efforts are conducted primarily through its retail outlets and its direct sales force and, to a lesser extent, through independent agents.

    TARGETED SALES EFFORTS. The Company seeks to attract subscribers who are likely to generate high monthly revenue and low churn rates. Local management conducts market research to identify and design marketing programs to attract these subscribers and tailor distinctive rate plans and roaming rates to emphasize the quality, value and advantage of the Company's cellular service.

    SUPERIOR CUSTOMER SERVICE. The Company intends to maintain a high level of customer satisfaction through a variety of techniques, including maintaining 24-hour customer service. The Company supports local customer service through the Company's direct sales force and its retail stores, and through regional customer service centers.

    CONTINUED SYSTEM DEVELOPMENT. The Company believes that increasing capacity and upgrading its systems will attract additional subscribers, enhance the use of its systems by existing subscribers, increase roaming activity and further enhance the overall efficiency of the network. The Company intends to continue to upgrade its systems with digital technology to enable it to increase roaming (by servicing the increasing number of digital cellular subscribers and PCS subscribers with dual mode phones) and provide enhanced capabilities, including caller ID, longer battery life and zone billing. From January 1, 1997 through September 30, 1998, the Company installed digital technology in its Eastern and Central Regions, with the exception of the Kansas/Missouri RSAs, and expects to complete the installation of digital technology in its Western Region in 1999. Sygnet's digital systems covered approximately 84% of the total Pops in its market areas at September 30, 1998. The remaining Sygnet systems are expected to be upgraded to digital during 1999. Substantially all of the Company's and Sygnet's systems are or will be serviced by digital technology by the end of 1999.

    DISCIPLINED EXPANSION THROUGH ACQUISITIONS. The Company continually evaluates opportunities to acquire additional rural and suburban cellular systems. In evaluating acquisitions, the Company targets RSAs and small MSAs that have some or all of the following characteristics in addition to others:

    - are adjacent to major metropolitan areas;

    - have positive population growth trends;

    - include a high concentration of expressway corridors that have a significant amount of roaming activity; and

    - have the potential to develop strategic relationships with operators of neighboring wireless systems and the ability to offer service under a leading brand name.

The Company is presently evaluating, and is in discussions with, a number of potential acquisition candidates. Sygnet is party to an agreement to purchase the FCC license for, and certain assets related to, Pennsylvania 2 RSA for $6.0 million. Because the seller's title to the license remains subject to administrative and judicial review, the closing of such acquisition has been delayed. Pending such closing, Sygnet is managing the operation of the cellular system in the market under the supervision and control of the seller. The Company has no agreements with respect to any acquisitions other the Maryland 1 Acquisition and the Pennsylvania 2 Acquisition.

DISCONTINUED OPERATIONS

    The Company, through its wholly owned subsidiary, Logix, provides integrated local, long distance, data and other telecommunications services to small and medium-sized business customers throughout the Southwest United States. Logix operates long-haul fiber optic facilities in Oklahoma, Texas and Colorado. Logix recently began offering switch-based integrated communications provider services in Oklahoma City, Tulsa and Amarillo. In addition, since the consummation of the American Telco Acquisition on June 15, 1998, it has offered these services in Houston, Austin, Dallas, Fort Worth and San Antonio. For the year ended December 31, 1997 and the nine months ended September 30, 1998, Logix had revenues of $20.2 million and $40.2 million, respectively, operating income (loss) of $3.2 million and $(10.6) million, respectively, and Adjusted EBITDA of $8.2 million and $(2.9) million, respectively. At September 30, 1998, Logix had total assets of $402.8 million, total debt of $377.9 million and shareholder's deficit of $.6 million.

    Logix has been designated an Unrestricted Subsidiary with respect to the Preferred Stock and will not be subject to certain covenant restrictions which apply to the rest of the Company's operations. The Company intends to distribute the stock of Logix to certain of the Company's shareholders, subject to receipt of a favorable tax ruling from the Internal Revenue Service. Logix is accounted for as a discontinued operation in the Company's consolidated financial statements.

MARKETS AND SYSTEMS

    The following table sets forth certain data with respect to the Company's existing cellular systems and its Recent and Pending Acquisitions:

                                        TOTAL                                    TOTAL          MARKET              YEAR
             PROPERTIES                  POPS       OWNERSHIP     NET POPS   SUBSCRIBERS(1) PENETRATION(2)    ACQUIRED/EXPECTED
------------------------------------  ----------  -------------  ----------  -------------  ---------------  -------------------
CENTRAL REGION(3)
 Oklahoma 5 and 7...................     148,500        64.4%        95,634       17,266           11.6%            1989
  Texas Panhandle...................      88,500        61.0         53,985       14,328           16.2             1989
  Northwest Oklahoma................     105,100       100.0        105,100        6,938            6.6             1991
  Kansas/Missouri...................     246,500       100.0        246,500        7,881            3.2             1996
  Texas 16..........................     334,000       100.0        334,000        5,761            1.7             1998
                                      ----------                 ----------  -------------
    Total...........................     922,600                    835,219       52,174
                                      ----------                 ----------  -------------
EASTERN REGION(4)
 East Maryland......................     453,700       100.0        453,700       33,942            7.5             1997
  West Maryland.....................     441,000       100.0        441,000       28,248            6.4             1997
                                      ----------                 ----------  -------------
    Total...........................     894,700                    894,700       62,190
                                      ----------                 ----------  -------------
WESTERN REGION
 Arizona 5..........................     202,100        75.0        151,575       10,081            5.0             1997
  California 7......................     149,300       100.0        149,300        3,280            2.2             1998
  California 4......................     377,300       100.0        377,300       17,888            4.7             1998
  Santa Cruz........................     245,600        86.9        213,426       17,407            7.1             1998
                                      ----------                 ----------  -------------
    Total...........................     974,300                    891,601       48,656
                                      ----------                 ----------  -------------
  Total--All Regions................   2,791,600                  2,621,520      163,020
                                      ----------                 ----------  -------------
RECENT AND PENDING ACQUISITIONS
 Ohio 2(5)..........................     262,100       100.0        262,100       14,000(6)         5.3(6)     September 1998
  Texas 10 (5)......................     317,900       100.0        317,900        3,000(6)         0.9(6)      December 1998
  Sygnet(7).........................   2,374,000       100.0      2,374,000      166,886(6)         7.0(6)      December 1998
  Maryland 1........................      29,800       100.0         29,800          400(6)         1.3(6)       March 1999
                                      ----------                 ----------  -------------
Total--Acquisitions.................   2,983,800                  2,983,800      184,286
                                      ----------                 ----------  -------------
Total--All Properties...............   5,775,400                  5,605,320      347,306
                                      ----------                 ----------  -------------
                                      ----------                 ----------  -------------

------------------------

(1) As of September 30, 1998.

(2) Determined by dividing total subscribers by the total Pops covered by the applicable FCC cellular license or authorizations held or to be acquired by the Company.

(3) The Central Region consists of Oklahoma 5 RSA and Oklahoma 7 RSA, Texas 2 RSA, Enid, Oklahoma MSA, Oklahoma 2 RSA, Texas 16 RSA, Kansas 5 RSA, Missouri 1 RSA, Missouri 4 RSA and Missouri 5 RSA. The Company's FCC licenses for Oklahoma 5 RSA and Oklahoma 7 RSA do not include Kingfisher and Blaine Counties, approximately one-half of Dewey County (total Pops estimated by the Company to be 3,000 for the area in Dewey County not covered by the Company's FCC license), Harmon and Greer Counties. The Company also owns a 5% interest in a partnership which owns the cellular system in Oklahoma 3 RSA which has total Pops of 205,600. Information regarding Oklahoma 3 RSA is excluded because the Company does not manage the system. The Company's license for Missouri 5 RSA covers only the Linn County portion of the RSA.

(4) East Maryland consists of Maryland 2 RSA. West Maryland includes Cumberland, Maryland MSA, Hagerstown, Maryland MSA, Maryland 3 RSA and Pennsylvania 10 West RSA. The FCC license for the Pennsylvania 10 West RSA covers only Bedford County. Information for this RSA relates only to the area covered by the Company's FCC licenses. Upon the closing of the Maryland 1 Acquisition, Maryland 1 will become part of the West Maryland market area.

(5) The Company completed the acquisition of the FCC licenses for Ohio 2 RSA on September 2, 1998 and the Texas 10 RSA on December 2, 1998. The Company is negotiating with AirTouch in Ohio 2 RSA and with AT&T Wireless in Texas 10 RSA for the purchase of subscribers and the lease of certain equipment necessary to operate systems in each area. The purchase price for each of Ohio 2 RSA and Texas 10 RSA is held in escrow pending resolution of claims made against the titles to the FCC licenses of the respective sellers to the Company. See "Risk Factors--Recent Acquisitions."

(6) Based upon information provided by the sellers of the subscribers.

(7) Consists of the Youngstown, Ohio MSA, Sharon, Pennsylvania MSA, Ohio 11 RSA, Erie, Pennsylvania MSA, New York 3 RSA, Pennsylvania 1 RSA, Pennsylvania 2 RSA, Pennsylvania 6 RSA and Pennsylvania 7 RSA. Sygnet had previously operated Pennsylvania 2 RSA under an interim operating authority which was terminated on June 3, 1997 when the FCC awarded a permanent license to Pinellas Communications. On June 8, 1998, Sygnet entered into an agreement to purchase Pennsylvania 2 RSA for $6.0 million in cash. Since then, Sygnet has been operating Pennsylvania 2 under a management and lease agreement with the present owner of Pennsylvania 2, which will continue in effect until the FCC's grant of the license to the present owner is no longer subject to reconsideration or judicial review.

CENTRAL REGION

    The Company's licensed systems and related assets in the Central Region include properties in western Oklahoma (Oklahoma 5 RSA and Oklahoma 7 RSA), the Texas Panhandle (Texas 2 RSA), Northwest Oklahoma (Enid, OK MSA and Oklahoma 2
RSA), Kansas/Missouri (Kansas 5, Missouri 1, Missouri 4 and Missouri 5 RSAs) and Texas 16 RSA.

    OKLAHOMA AND TEXAS PANHANDLE

    GENERAL. The Company initiated cellular operations in western Oklahoma and the Texas Panhandle area in 1990 as a start-up operation, activated its first cell site in March 1991, and acquired additional properties in the area and in Northwest Oklahoma in 1991. The Company's systems in Oklahoma 5 and 7, Northwest Oklahoma, Central Texas and the Texas Panhandle include 0.3 million total Pops, and 38,532 subscribers representing a 11.3% market penetration as of September 30, 1998.

    DEMOGRAPHICS. The Oklahoma and the Texas Panhandle properties cover a contiguous area of approximately 27,000 square miles and extend west from Oklahoma City along I-40 to Amarillo, Texas. The Northwest Oklahoma properties are located north and northwest of Oklahoma City. The principal industries in Oklahoma and the Texas Panhandle are agriculture and oil and gas.

    MARKETING AND ROAMING. The Company operates under the brand name CELLULAR ONE-Registered Trademark- in Northwest Oklahoma and Dobson Cellular-TM- in Oklahoma 5 and 7 and in and the Texas Panhandle. The Company currently has 10 retail stores, six kiosks locations and approximately 50 agents in the area. The Company has roaming agreements with SWBM, AT&T Wireless and several other companies which include their respective market areas in Oklahoma City, Amarillo and adjacent RSAs.

    SYSTEMS. There are 46 cell sites covering substantially all of the total Pops in Oklahoma 5 and 7, Northwest Oklahoma and the Texas Panhandle. The Company has completed upgrading its system in this area to analog/TDMA IS-136 digital service.

    KANSAS/MISSOURI

    GENERAL. In March 1996, the Company purchased the FCC license, and related assets for, the Kansas 5 RSA, Missouri 1 RSA, Missouri 4 RSA and a portion of the Missouri 5 RSA. The Kansas/Missouri properties are located in northeastern Kansas and northwestern Missouri near Kansas City, and cellular services have been provided in this area since 1992. The Company's Kansas/Missouri systems include 246,500 total Pops and, at September 30, 1998, the Company had 7,881 subscribers, representing a 3.2% market penetration.

    DEMOGRAPHICS. The Kansas and Missouri properties cover a contiguous area of approximately 10,500 square miles. Leavenworth, Kansas, the largest city in the Kansas and Missouri properties, serves primarily as a bedroom community to Kansas City.

    MARKETING AND ROAMING. The Company operates under the CELLULAR ONE-Registered Trademark- service mark in its Kansas and Missouri properties. Since March 1996, the Company has increased the number of retail locations from one to four, and currently has 16 sales agents in this area. The Company has a roaming agreement with CMT, a partnership between AirTouch and AT&T Wireless, which includes the Kansas

City and St. Joseph MSAs and adjacent RSAs. The Company also has roaming agreements with Western Wireless and U.S. Cellular, each of which has systems adjacent to the Kansas and Missouri properties.

    SYSTEMS. The Kansas and Missouri properties include 28 cell sites which cover approximately 75% of the population. The Company currently expects to convert its system to analog/CDMA digital technology, which is the digital technology for the Kansas City and St. Joseph MSAs chosen by CMT. However, a final selection of the digital technology to be employed, and the timing of its installation, is pending the choice of digital technology by the holder of the Kansas City MSA.

    TEXAS 16

    GENERAL. On January 26, 1998, the Company purchased the FCC cellular license for, and certain assets relating to, the Texas 16 RSA which is located in south-central Texas in an area bordered by Austin, Houston and San Antonio. Texas 16 has 334,000 total Pops and, as of September 30, 1998, there were over 5,761 subscribers (representing a 1.7% market penetration).

    DEMOGRAPHICS. Texas 16 covers an area of approximately 10,900 square miles in central Texas in which the principal industries are agriculture, oil and gas, steel and plastics. The service area includes approximately 100 miles of I-10, which connects Houston and San Antonio, 60 miles of US-59, and 90 miles of US-290. US-290 runs parallel to I-10 and connects Houston to Austin.

    MARKETING AND ROAMING. The Company has entered into roaming agreements with Houston Cellular, a partnership between AT&T Wireless and BellSouth Mobility, for the Houston market, and with AT&T Wireless for the San Antonio and Austin markets. The Company operates under the brand name CELLULAR
ONE-Registered Trademark- in Texas 16. The Company has six existing retail outlets in Texas 16 and intends to open one additional outlet.

    SYSTEMS. Texas 16 has one Lucent switch and 27 cell sites which cover substantially all of the Pops in the market area. The Company has recently completed upgrading its system in Texas 16, and currently provides analog/TDMA IS-136 service.

EASTERN REGION

    The Company's licensed systems and related assets in the Eastern Region include its properties in eastern Maryland (Maryland 2 RSA) and western Maryland and southeastern Pennsylvania (Cumberland MSA, Hagerstown MSA and Pennsylvania 10 West RSA) near the Washington-Baltimore area and along the eastern shore of Maryland.

    GENERAL. On March 3, 1997, the Company purchased the FCC cellular license for, and certain assets relating to, East Maryland for $75.8 million. The prior owner of the East Maryland license had no employees, distribution facilities or cell sites, and the property was serviced by Washington Baltimore Cellular Limited Partnership ("WBCLP"), an affiliate of SWBM, under an interim operating authority. In October 1997, the Company assumed control of customer service, billing and activations in East Maryland and in May 1998, the Company assumed all operations in East Maryland. The Company intends to add additional cell sites and voice channels in East Maryland as its local subscriber base and roaming traffic increase. On February 28, 1997, the Company also purchased the FCC cellular licenses for, and certain assets relating to West Maryland for $77.6 million. Cellular service has been provided in West Maryland since 1991. The Company's systems in its Eastern Region include 894,700 total Pops, and at September 30, 1998, the Company had 62,190 subscribers, representing a 7.0% market penetration.

    DEMOGRAPHICS. The Eastern Region covers approximately 6,200 square miles. East Maryland encompasses suburban areas south and east of Washington, D.C. as well as the eastern shore of Maryland. Many residents in Maryland commute to Annapolis, Baltimore and Washington, D.C. and there is a heavy traffic pattern in East Maryland during the summer months as tourists travel to and from several popular vacation spots along the eastern shore, especially Ocean City. Maryland properties are within 50 miles of

Washington, D.C. and Baltimore. The areas has numerous high-technology businesses and is considered a high-commuter market due to its proximity to nearby metropolitan areas.

    MARKETING AND ROAMING. In its Eastern Region, the Company operates under the brand name CELLULAR ONE-Registered Trademark-, which is the dominant brand name within the Washington/Baltimore area. The Company presently has nine retail stores, five kiosks and 42 agents in its Eastern Region, and intends to open additional retail locations.

    The Company has a roaming agreement with AT&T Wireless which covers the Company's entire Eastern Region. The Company also has roaming agreements with SWBM, which operates under the CELLULAR ONE-Registered Trademark- brand name in the Washington, D.C. area, that allows each party to include in its home coverage footprint the other party's system, and with Vanguard, which operates a system adjacent to certain of the Company's properties on the north and east of the Eastern Region.

    SYSTEMS. The Company has 44 cell sites in its Eastern Region which cover substantially all the population in the market area. The Company has converted its Eastern Region systems to analog/IS-136 TDMA digital technology. In West Maryland, the Company currently has 19 cell sites covering substantially all of the population in the market area. In East Maryland the Company has 25 cell sites which cover substantially all of the population in the market area.

WESTERN REGION

    The Company's licensed systems and related assets in the Western Region includes its properties in southern California (California 7 RSA) and Arizona (Arizona 5 RSA) ("Arizona/Southern California") and California 4 RSA and Santa Cruz MSA in Northern California.

    ARIZONA/SOUTHERN CALIFORNIA

    GENERAL. On October 1, 1997, the Company acquired a 75% interest in the Arizona 5 Partnership, which owns the FCC license for, and certain assets relating to, Arizona 5 RSA for $39.8 million. The Company is the operating manager of the Arizona 5 Partnership. On July 29, 1998, the Company acquired the FCC license for, and certain assets relating to, California 7 RSA for $21.0 million. The Company's systems in Arizona/Southern California include 351,400 Pops and, at September 30, 1998, the Company had 13,361 subscribers representing 3.8% market penetration.

    DEMOGRAPHICS. The Arizona/Southern California properties cover an area of approximately 10,100 square miles in southern Arizona between Phoenix and Tucson, and an area of approximately 4,200 square miles between San Diego and the Arizona state line bordering Mexico. The principal industries in Arizona 5 are mining and smelting. Arizona 5 experiences significant tourist traffic to the local Indian dwellings and commuter traffic to Phoenix and Tucson. California 7 has experiences high roaming traffic as I-8, connecting San Diego to Phoenix and Tucson, runs through California 7.

    MARKETING AND ROAMING. In Arizona 5 and California 7, the Company has roaming agreements with AirTouch. The Company is licensed to use the AIRTOUCH-TM- CELLULAR service mark to identify and promote its cellular telephone service in Arizona 5 and California 7. The roaming agreements provide for Airtouch and the Company to include each other's service area in its home coverage footprint, allowing each party to offer a wider service area. AirTouch's service area includes Phoenix and Tucson. Airtouch's service area includes San Diego. At present, the Company has one retail location and 14 agents in Arizona and 4 retail locations and 9 agents in California 7. The Company intends to open additional retail locations, increase the number of agents, and increase the use and marketing of the AIRTOUCH-TM- CELLULAR name in the coverage area.

    SYSTEMS. Arizona 5 has 18 cell sites which cover approximately 90% of the population in the market area. The system is currently switched out of the Phoenix office of US WEST. The Company intends to continue this arrangement with US WEST until it installs its own switch. The core cell sites in Arizona 5 are analog/CDMA digital, which is the digital technology used by AirTouch in the Phoenix and Tucson MSAs. California 7 has seven cell sites and a central switching office, covering approximately 90% of the population. The Company intends to replace all of the equipment in these two markets in the first quarter of 1999 and install additional cell sites over the next several years utilizing analog/CDMA digital technology.

    NORTHERN CALIFORNIA

    GENERAL. On April 1, 1998, the Company acquired the corporation that owned the FCC license for, and certain assets related to, California 4 for an aggregate purchase price of $90.9 million. California 4 is located in northern California approximately 50 miles inland from California's central coast in an area between Fresno and Modesto. California 4 has 377,300 total Pops and, as of September 30, 1998, there were approximately 17,888 subscribers (representing a 4.7% market penetration).

    On June 16, 1998, the Company purchased 86.4% of the outstanding stock of the corporation that owns the FCC cellular license for, and the assets relating to, the Santa Cruz MSA, for $31.0 million. Subsequent to September 30, 1998, the Company acquired an additional 0.5% interest in the corporation for $.2 million. The Santa Cruz property is adjacent to California 4 and is located southwest of San Jose and north of the Monterey Peninsula, on California's Pacific coastline. Santa Cruz has 245,600 total Pops (213,426 Net Pops) and, as of September 30, 1998, there were 17,407 subscribers (representing a 7.1% market penetration).

    DEMOGRAPHICS. The Northern California properties cover an area of approximately 5,900 square miles in northern and north-central California. The principal industries in these areas are manufacturing and agriculture. In addition, the areas experience significant tourist traffic as one of the entrances to Yosemite National Park is located in the eastern segment California
4. The service area includes approximately 37 miles of Route 99 between Sacramento and Los Angeles, 60 miles of I-25 between San Francisco and Los Angeles, 37 miles of State Highway 1 that runs along the California Pacific coastline, and 13 miles of State Highway 17 that connects Santa Cruz to San Jose.

    MARKETING AND ROAMING. The Company has entered into roaming agreements with AT&T Wireless in California 4 which will permit the Company to include AT&T Wireless' service area in its home rate area, allow the Company to offer a wider service area. The AT&T Wireless service area includes San Francisco, Fresno and Modesto. The Company has a roaming agreement with AT&T Wireless and Bay Area Cellular, a partnership between AT&T Wireless and AirTouch, for Santa Cruz, and is negotiating a new roaming agreement. The Company uses the brand name CELLULAR ONE-Registered Trademark- to market its services in Northern California and currently operates 13 retail locations in the area.

    SYSTEMS. California 4 has one switch and 25 cell sites which cover substantially all of the population in the market area, and Santa Cruz has 15 cell sites which cover substantially all of the population in the market area. The Company intends to replace the systems' and existing equipment and install additional cell sites utilizing analog/TDMA IS-136 digital technology in 1999.

RECENT AND PENDING ACQUISITIONS

    OHIO 2

    GENERAL. On September 2, 1998, the Company purchased the FCC license for, and related assets of, Ohio 2 RSA for $39.3 million, subject to resolution of certain matters regarding the seller's title to the FCC licenses. Ohio 2 is located in north-central Ohio bordered by Lake Erie on the north and Cleveland on the east, and includes total Pops of 262,100. The Company is negotiating with AirTouch for an agreement to purchase approximately 14,000 subscribers in Ohio 2 and to lease certain equipment necessary to operate the property. The Company expects to convert the Ohio 2 subscriber base to the Company's system and assume all operations of Ohio 2 in the first quarter of 1999. Along with the Sygnet properties, Ohio 2 will be included in the Company's Northern Region.

    DEMOGRAPHICS. Ohio 2 covers an area of approximately 1,700 square miles in north central Ohio in which the principal industries are manufacturing and agriculture. The Ohio 2 market includes 54 miles of I-80, linking Sandusky to Toledo, Akron and Cleveland, 56 miles of US-224 and 35 miles of State Highway 4.

    MARKETING AND ROAMING. The Company will market its products and services in Ohio 2 under the name Airtouch Cellular. Ohio 2 currently has two retail outlets and two sales agents. The Company plans to open three additional retail outlets in 1999. The Company is in negotiations with AirTouch for a roaming agreement that will provide for the Company and Airtouch to include each other's service area in its coverage footprint.

    TEXAS 10

    GENERAL. On December 2, 1998, the Company purchased the FCC licenses for, and certain assets related to, Texas 10 RSA for $55.0 million, subject to resolution of certain matters regarding the seller's title to the FCC licenses. Texas 10 is located in north-central Texas, in an area bordered by Dallas, Austin, Tyler and Longview MSAs, with approximately 317,900 total Pops. The Company is negotiating with AT&T Wireless for an agreement to purchase approximately 3,000 subscribers in Texas 10 and to lease certain equipment necessary to operate the property. The Company expects to convert Texas 10 subscribers to the Company's system and assume all operations in the first quarter of 1999. Texas 10 will be included in the Company's Central Region.

    DEMOGRAPHICS. Texas 10 covers an area of approximately 9,000 square miles in central Texas in which the principal industries are agriculture, oil and gas and manufacturing. The service area includes 90 miles of I-45 connecting Dallas and Houston, 30 miles of I-20 connecting Dallas and Shreveport and 130 miles of US-79.

    MARKETING AND ROAMING. The Company expects to market its products and services in Texas 10 under the CELLULAR ONE brand name. Additionally, the Company intends to enter into roaming agreements with Houston Cellular and AT&T Wireless similar to the existing agreements at Texas 16. There are currently no retail outlets in Texas 10; however, the Company plans to open five retail outlets in 1999.

    SYGNET

    GENERAL. Sygnet owns and operates a single large cluster covering nine contiguous 100%-owned markets (six RSAs and three MSAs) in northeastern Ohio, western Pennsylvania and western New York. Sygnet's rural and suburban markets are located between several major cities (Cleveland, Buffalo, and Pittsburgh). Sygnet's markets have approximately 2.4 million total Pops and, as of September 30, 1998, there were 166,886 cellular subscribers representing a 7.0% market penetration. Along with Ohio 2, the Sygnet properties will be operated by the Company as its Northern Region.

    DEMOGRAPHICS. The Sygnet properties cover an area in which the principal industries are manufacturing, healthcare, high-technology and tourism. The Sygnet properties include major transportation corridors connecting the Cleveland, Akron-Canton, Pittsburgh, Buffalo and Rochester metropolitan areas. The Youngstown market contains a portion of the Ohio Turnpike, a key traffic corridor between Pittsburgh and Cleveland and straddles I-80, a major transportation link between the Midwest and New York City; the Erie market includes portions of I-79 and I-90; the Pennsylvania market includes the Pennsylvania Turnpike, I-79 and I-80 and other key commuting routes to Pittsburgh; and the New York market includes the New York Thruway between Buffalo and Rochester, as well as many recreational areas.

    MARKETING AND ROAMING. Roaming revenue is a substantial source of revenue for Sygnet as a number of its cellular systems are located along major travel and commuting corridors. Sygnet has roaming agreements with AT&T Wireless, AirTouch and SBC and is a member of NACN, the world's largest telephone network system, linking non-wireline cellular operations throughout the United States and Canada. Most of Sygnet's cellular products and services are marketed under the CELLULAR ONE-Registered Trademark-brand name. In its Youngstown market, Sygnet's cellular products and services are marketed under the name "Wilcom Cellular" which has a strong local identity. At September 30, 1998, Sygnet had 51 retail stores and outlets and agreements with over 60 independent sales agents.

    SYSTEMS. At September 30, 1998, the Sygnet network consisted of a Nortel and an Ericsson cellular switch, 181 cell sites, 4 high power enhancers, 1 low power enhancer and a large microwave network with 151 links. The Sygnet system supports AMPS and TDMA services. Sygnet has upgraded its Ohio and Pennsylvania systems to TDMA IS-136 digital technology for its systems which includes 130 of its 181 cell sites. Sygnet owns 124 of its 134 cellular towers. In connection with the Sygnet Acquisition, Sygnet sold substantially all of its own towers to Dobson Tower in the Tower Sale Leaseback.

    MARYLAND 1

    GENERAL. On November 24, 1998, the Company entered into an agreement to purchase the FCC licenses for, and certain assets related to, Maryland 1 RSA for $9.1 million, subject to adjustment. Maryland 1 is located in western Maryland and will be operated by the Company as a part of its West Maryland market. Maryland 1 has approximately 29,800 total Pops with an estimated subscriber base of 400, representing a 1.3% market penetration. The acquisition of Maryland 1 is expected to close late in the first quarter of 1999.

    DEMOGRAPHICS. Maryland 1 is adjacent to the Company's West Maryland market. It includes 32 miles of I-68 which connects Morgantown, West Virginia and Cumberland, Maryland.

    SYSTEMS. Maryland 1 currently has six cell sites. The Company plans to add five additional cell sites in 1999.

    MARKETING AND ROAMING. Maryland 1 will be operated as part of the Company's West Maryland market area. Maryland 1 has two retail locations and the Company plans to add one additional outlet in 1999. Maryland 1 will be operated under the Company's existing roaming agreements applicable to the West Maryland area.

CELLULAR OPERATIONS

    PRODUCTS AND SERVICES

    The Company provides a variety of cellular services and products designed to address a range of consumer, business and personal needs. In addition to mobile voice and data transmission, the Company offers ancillary services such as call forwarding, call waiting, three-party conference calling, voice message storage and retrieval and no-answer transfer. The nature of the services offered by the Company varies depending upon the market area. The Company also sells cellular equipment at discount prices and uses free phone promotions as a way to encourage use of its mobile services. The Company offers cellular service for a fixed monthly access fee (accompanied by varying allotments of unbilled or "free" minutes), plus additional variable charges per minute of use and for custom calling features. Various pricing programs (which include single year and, to a lesser extent, multi-year service contracts) are utilized. Unlike some of its competitors, the Company designs rate plans on a market-by-market basis. The Company's local general managers generally have the authority to initiate and modify rate plans, depending upon market and competitive conditions. Generally, these rate plans include a high-volume user plan, a medium-volume user plan, a basic plan and an economy plan. In general, rate plans which include a higher monthly access fee typically include a lower usage rate per minute. An ongoing review of equipment and service plan pricing is maintained and, as appropriate, revisions to pricing are made to meet the demands of the local marketplace.

    CUSTOMER SERVICE

    Customer service is an essential element of the marketing and operating philosophies of the Company. The Company is committed to attracting new subscribers and retaining existing subscribers by providing consistently high-quality customer service. In each of its cellular service areas, the Company maintains installation and repair facilities and a local staff, including a market manager, customer service representatives, technical and sales representatives. Each cellular service area handles its own customer-related functions such as customer activations, account adjustments and rate plan changes. Local offices and installation and repair facilities enable the Company to service customers better, schedule installations and make repairs. Through the use of sophisticated, centralized monitoring equipment, the Company will be able to centrally monitor the technical performance of its cellular service areas.

    In addition, the Company's customers generally are able to report cellular telephone service or account problems 24-hours a day to the Company's regional customer service centers located in Oklahoma City, OK and Frederick, MD on a toll-free access number (with no airtime charge). Upon consummation of the Sygnet Acquisition, the Company intends to provide customer service for Sygnet's markets through its Frederick, MD service center. The Company recently opened a regional customer service center in California 4. Management believes its emphasis on customer service affords it a competitive advantage over its large competitors. The Company contacts its subscribers at frequent intervals in order to evaluate and measure, on an ongoing basis, the quality and competitiveness of its services.

    SALES, MARKETING AND DISTRIBUTION

    The Company focuses its marketing program on attracting subscribers who are likely to generate high monthly revenue and low churn rates. The Company undertakes extensive market research to identify and design marketing programs to attract these subscribers and tailor distinctive rate plans and roaming rates to emphasize the quality, value and advantage of the Company's cellular service. The Company has established marketing alliances with neighboring cellular systems to create larger home rate areas and to effectively expand the Company's footprint in order to increase its roaming revenue and to attract new subscribers. The Company markets its service offerings primarily through its direct sales force and Company-owned retail stores. The Company also uses a network of dealers and other agents, such as electronics stores, car dealerships and department stores. In addition to these traditional channels, the Company's marketing team continuously evaluates other, less traditional, methods of distributing the Company's services and products, such as targeted telemarketing and direct mail programs.

    The Company markets its cellular products and services under both national brand names and a Company brand name. See "--Service Marks." The service mark selected for use by the Company in each of its markets depends, to a large extent, upon the service mark used in neighboring MSAs. The Company markets its cellular products and services under the name Dobson Cellular-TM- in portions of Oklahoma 5 and 7 and the Texas Panhandle. In its Northwest Oklahoma, Kansas and Missouri, and Eastern Region markets, the Company markets its cellular service under the name CELLULAR ONE-Registered Trademark-, one of the most recognized brand names in the cellular industry. The national advertising campaign conducted by the Cellular One Group enhances the Company's advertising exposure at a fraction of the cost of what could be achieved by the Company alone. The Company uses the service mark AIRTOUCH-TM- CELLULAR in its southern California and Arizona properties and expects to use a national brand name in central Texas and the name CELLULAR ONE-Registered Trademark- in northern California. In its Northern Region, the Company expects to continue Sygnet's use of the CELLULAR ONE-Registered Trademark- brand name in all of Sygnet's areas other than the Youngstown and Sharon MSAs in which the name Wilcom Cellular will continue to be utilized. In Ohio 2, the Company intends to use the service mark AIRTOUCH-TM-CELLULAR. The service mark selected for use by the Company in each of its clusters depends, to a large extent, upon the service mark used in neighboring MSAs. See "--Service Marks."

    Management trains and compensates its sales force in a manner designed to stress the importance of customer service, high penetration levels and minimum acquisition costs per subscriber. The Company believes that its direct sales force is better able to select and screen new subscribers and select pricing plans that realistically match subscriber means and needs than are independent agents. In addition, the Company motivates its direct sales force to sell appropriate rate plans to subscribers, thereby reducing churn, by linking payment of commissions to subscriber retention. As a result, the Company's use of a direct sales force keeps marketing costs low both directly, because commissions are lower, and indirectly, because subscriber retention is higher than when independent agents are used. The Company currently has 167 and Sygnet has over 60 direct sales agents.

    The Company believes that the after-sale telemarketing program conducted by its sales force and customer service personnel helps to reduce its churn rate. This program enhances customer loyalty and allows the sales staff to check customer satisfaction as well as to offer additional calling features, such as voicemail, call waiting and call forwarding.

    The Company operated 58 retail outlets and Sygnet operated 51 retail outlets as of September 30, 1998. The Company's retail stores range in size from 420 square feet to 6,400 square feet, and each retail store is fully equipped to handle customer service and telephone maintenance and installation. Some of these stores are also authorized warranty repair centers. The Company's stores provide subscriber-friendly retail environments (extended hours, large selection, an expert sales staff and convenient locations) which make the sales process quick and easy for the subscriber.

    ROAMING

    The Company believes that regional roaming is an important service component for many subscribers. Accordingly, where possible, the Company attempts to arrange reciprocal roaming agreements that allow customers to roam at competitive prices. The Company believes this increases usage on all cellular systems, including the Company's. Roaming is a substantial source of revenue for the Company. The Company focuses on systems that are adjacent to major metropolitan areas and include a high concentration of expressway corridors that tend to result in a significant amount of roaming activity. The Company has entered into roaming agreements with operators of cellular systems in adjoining MSAs and others which provide for reciprocal roaming rates that allow customers to roam at competitive prices which, in certain instances, are comparable to home area rates. The following table lists the Company's principal roaming partners in each of its cellular markets and in the markets to be acquired:

CELLULAR MARKETS                                     PRINCIPAL CELLULAR ROAMING PARTNERS
----------------------------------------------  ----------------------------------------------
CENTRAL REGION:
  Oklahoma 5 and 7............................  SWBM; AT&T Wireless
  Texas Panhandle.............................  SWBM; AT&T Wireless
  Northwest Oklahoma..........................  SWBM; AT&T Wireless
  Central Texas:
    Texas 10..................................  AT&T Wireless
    Texas 16..................................  AT&T Wireless; Houston Cellular
  Kansas/Missouri.............................  CMT; Western Wireless; U.S. Cellular
EASTERN REGION:
  East Maryland...............................  SWBM; AT&T Wireless; Vanguard
  West Maryland...............................  SWBM
WESTERN REGION:
  Arizona/California:
    Arizona 5.................................  AirTouch
    California 7..............................  AirTouch
  California 4................................  AT&T Wireless
  Santa Cruz..................................  AT&T Wireless; Bay Area Cellular
NORTHERN REGION:
  Youngstown..................................  AT&T Wireless; AirTouch
  Erie........................................  AT&T Wireless; AirTouch
  New York....................................  AT&T Wireless; AirTouch
  Pennsylvania................................  AT&T Wireless; AirTouch
  Ohio 2......................................  AirTouch

    The Company and Sygnet have agreements with NACN, which is the largest wireless telephone network system in the world linking cellular operators throughout the United States and Canada. NACN connects key areas across North America so that customers can use their cellular phones to place and receive calls in these areas as easily as they do in their home areas. Through NACN, customers receive calls automatically without the use of complicated roaming codes as they roam in more than 5,000 cities and towns in the United States and Canada. In addition, special services such as call forwarding and call waiting automatically follow subscribers as they travel.

    PCS

    In April 1997, the Company was granted PCS licenses in nine markets in Oklahoma, Kansas and Missouri that are adjacent to or overlap the Company's existing cellular markets. The PCS licenses obligate the Company to construct network facilities that cover at least 25% of the population in each market within five years from the grant of the license. The licenses cover an aggregate of approximately 4.2 million total Pops. The Company has an agreement with AT&T Wireless (PCS) under which the Company is a preferred roaming partner. See "Risk Factors--PCS Risks," and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    TECHNOLOGY AND SYSTEM DEVELOPMENT

    OVERVIEW. Historically, most cellular services have transmitted voice and data signals over analog-based systems, which use one continuous electronic signal that varies in amplitude or frequency over a single radio channel. Digital systems, on the other hand, convert voice or data signals into a stream of digits that is compressed before transmission, enabling a single radio channel to carry multiple simultaneous signal transmissions. This enhanced capacity, along with enhancements in digital protocols, allows digital-based wireless technologies to offer new and enhanced services, such as greater call privacy and single number (or "find me") service, and more complex data transmission features, such as "mobile office" applications (including facsimile, electronic mail and connecting notebook computers with computer/data networks).

    While digital technology generally serves to reduce transmission interference relative to analog technology, capacity limitations in the 8 kilobit cellular digital handsets now deployed by most digital cellular operators also cause a perceptible decline in transmission quality. This gap in transmission quality has proven to be a significant barrier to cellular operators seeking to switch their customers from analog to digital service. Enhanced 13 kilobit digital handsets developed by vendors for digital cellular systems became available in late 1997. These new handsets offer transmission quality comparable to current analog cellular handsets.

    SYSTEM DEVELOPMENT. The Company develops or builds out its cellular service areas by adding channels to existing cell sites and by building new cell sites with an emphasis on improving coverage for hand-held phones in heavily-trafficked areas. Such development is designed to increase capacity and to improve coverage for projected subscriber demand and in response to competitive factors. Projected subscriber demand is calculated for each cellular service area on a cell-by-cell basis. The Company has historically met such demand through a combination of augmenting channel capacity in existing cell sites and building new cell sites. In January 1998, the Company entered into an agreement with Lucent to purchase, over a four year period, 300 cell sites, two switches and certain related hardware and software. The aggregate net cost to the Company under this agreement is estimated to be $81.0 million. The Company is also party to another equipment supply agreement, with Nortel, to purchase approximately $65.0 million of cell site and switching equipment over the period June 1997 to November 2001.

    Cell site expansion is expected to enable the Company to continue to add and retain subscribers, enhance subscriber use of the systems, increase roamer traffic due to the larger geographic area covered by the cellular network and further enhance the overall efficiency of the network. The Company believes that the increased cellular coverage will have a positive impact on market penetration and subscriber usage.

    The Company also continues to evaluate expansion through acquisitions of other cellular properties that will further enhance its network. In evaluating acquisition targets, the Company considers, among other things, demographic factors, including population size and density, traffic patterns, cell site coverage and required capital expenditures. See "--Strategy."

    DIGITAL TECHNOLOGY. Digital signal transmission is accomplished through the use of frequency management technologies, or "protocols." These protocols "manage" the radio channel either by dividing it into distinct time slots (TDMA) or by assigning specific coding instructions to each packet of digitized data that comprises a signal (CDMA). While the FCC has mandated that licensed cellular systems in the United States must utilize compatible analog signaling protocols, at present there is no required universal digital signaling protocol. Because the CDMA and TDMA protocols are incompatible, a subscriber of a system that relies on TDMA technology, for example, will be able to use a handset in an area served by a system using CDMA, only if it is a dual-mode handset that permits the subscriber to use the digital cellular system in that area. Dual-mode handsets for TDMA/CDMA are not yet available and analog/TDMA handsets have only recently become available. However, the FCC or industry organizations may decide to move toward a universal digital switching protocol in the future.

    Over the next decade, it is expected that many cellular systems will convert from analog to digital technology. This conversion is due in part to capacity constraints in many of the largest cellular markets, such as New York, Los Angeles and Chicago. As carriers reach limited capacity levels, it may not be possible to complete certain calls, especially during peak hours. Digital technology increases system capacity and offers other advantages, often including improved overall average signal quality, improved call security, potentially lower incremental costs for additional subscribers and the ability to provide data transmission services. The conversion from analog to digital technology is expected to be an industry-wide process that will take a number of years to complete. The Company has completed the conversion of many of its systems to digital technology and expects to convert the remainder of its systems (except for Kansas/ Missouri) by the end of 1999.

    The technology utilized by the Company will be governed, to a large extent, by the technology used by the large, dominant carriers in MSAs near the Company's systems. The timing of the conversions will be governed by the conversion rate of larger, neighboring MSAs, market conditions and financial considerations.

    The following table reflects the digital technology currently used or expected to be selected by the Company in each of its cellular markets.

                                                                                                   STATUS/EXPECTED
                                                                                                     COMPLETION
CELLULAR MARKET                                                             DIGITAL TECHNOLOGY          DATE
-----------------------------------------------------------------------  ------------------------  --------------
CENTRAL REGION:
  Oklahoma 5 and 7.....................................................  analog/TDMA IS-136        Completed
  Texas Panhandle......................................................  analog/TDMA IS-136        Completed
  Northwest Oklahoma...................................................  analog/TDMA IS-136        Completed
  Central Texas:
    Texas 10...........................................................  analog/TDMA IS-136        3/31/99
    Texas 16...........................................................  analog/TDMA IS-136        Completed
  Kansas/Missouri......................................................  N/A                       Pending(1)

EASTERN REGION:
  East Maryland........................................................  analog/TDMA IS-136        Completed
  West Maryland........................................................  analog/TDMA IS-136        Completed

WESTERN REGION:
  Arizona/California:
    Arizona 5..........................................................  analog/CDMA               Completed
    California 7.......................................................  analog/CDMA               12/31/98
  California 4.........................................................  analog/TDMA IS-136        3/31/99
  Santa Cruz...........................................................  analog/TDMA IS-136        3/31/99

NORTHERN REGION:
  Youngstown...........................................................  analog/TDMA IS-136        Completed
  Erie.................................................................  analog/TDMA IS-136        Completed
  New York.............................................................  analog/TDMA IS-136        3/31/99
  Pennsylvania.........................................................  analog/TDMA IS-136        Completed
  Ohio 2...............................................................  analog/TDMA IS-136        3/31/99

------------------------

(1) The Company has not yet selected the digital technology to deploy in the Kansas/Missouri market.

    INFORMATION SYSTEMS. Billing functions for the Company's cellular operations are primarily provided by International Telecommunications Data Service ("ITDS"). Proprietary software furnished by ITDS serves all functions of billing for corporate and retail locations. All administrative and customer maintenance functions are handled in-house with invoice processing and printing handled by ITDS. The Company uses complementing software to the billing system allowing the use of credit, collection and switch interfaces.

    The Company operates a Nortel Meridian phone system with voice mail features. In addition, the Company's customer service and collections groups extensively utilize the automatic call distribution queues and traffic and productivity reporting capacities of the system.

    SERVICE MARKS

    The Company owns the service mark Dobson Cellular-TM- which it uses in its cellular telephone systems in western Oklahoma. While the Company has not attempted to federally register the brand name "Dobson Cellular," the Company believes that its prior use of this brand name in the limited areas where it is used will enable the Company to effectively police against any infringing uses of such brand name.

    The following table sets forth the brand names used, or intended to be used, by the Company for products and services in each of its cellular markets:

CELLULAR MARKET                                                         SERVICE MARK
------------------------------------------------------------  --------------------------------
CENTRAL REGION:
  Oklahoma 5 and 7..........................................  Dobson Cellular-TM-
  Texas Panhandle...........................................  Dobson Cellular-TM-
  Northwest Oklahoma........................................  CELLULAR
                                                              ONE-Registered Trademark-
  Central Texas.............................................  CELLULAR
                                                              ONE-Registered Trademark-
  Kansas and Missouri.......................................  CELLULAR
                                                              ONE-Registered Trademark-

EASTERN REGION:
  East Maryland.............................................  CELLULAR
                                                              ONE-Registered Trademark-
  West Maryland.............................................  CELLULAR
                                                              ONE-Registered Trademark-

WESTERN REGION:
  Arizona/California........................................  AIRTOUCH-TM- CELLULAR
  California 4..............................................  CELLULAR
                                                              ONE-Registered Trademark-
  Santa Cruz................................................  CELLULAR
                                                              ONE-Registered Trademark-

NORTHERN REGION:
  Youngstown................................................  Wilcom Cellular
  Erie......................................................  CELLULAR
                                                              ONE-Registered Trademark-
  New York..................................................  CELLULAR
                                                              ONE-Registered Trademark-
  Pennsylvania..............................................  CELLULAR
                                                              ONE-Registered Trademark-
  Ohio 2....................................................  AIRTOUCH-TM- CELLULAR

    CELLULAR ONE-Registered Trademark- is a registered service mark with the U.S. Patent and Trademark Office. The service mark is owned by Cellular One Group, a Delaware general partnership of Cellular One Marketing, Inc., a subsidiary of SWBM, Cellular One Development, Inc., a subsidiary of AT&T Wireless, and Vanguard. The Company uses the CELLULAR ONE-Registered Trademark-service mark to identify and promote its cellular telephone service pursuant to licensing agreements with Cellular One Group. Licensing and advertising fees are determined based upon the population of the licensed areas. The licensing agreements require the Company to provide high-quality cellular telephone service to its customers and to maintain a certain minimum overall customer satisfaction rating in surveys commissioned by the licensor. The licensing agreements have original five-year terms that begin expiring in 2000 and may be renewed at the Company's option, subject to the satisfaction of certain operating standards, for two additional five-year terms.

    AIRTOUCH-TM- CELLULAR is a registered service mark licensed by AirTouch. In connection with the Arizona 5 Acquisition, the Company entered into a licensing agreement which permits the Company to use the AIRTOUCH-TM- CELLULAR service mark to identify and promote its cellular telephone service in Arizona 5. The Company's right to use the service mark in the territory is non-exclusive and non-transferrable. The licensing agreement for the AIRTOUCH-TM- CELLULAR mark requires the Company to provide high-quality cellular telephone services to its customers and to otherwise maintain reasonable standards set by AirTouch. The licensing agreement is for an initial term of 20 years with automatic extensions for additional five-year periods.

    The Company intends to market its services using CELLULAR
ONE-Registered Trademark- in the Sygnet properties, except in the Youngstown market where it will continue to market its services under the name "Wilcom Cellular." The Company intends to market its services using the name AIRTOUCH-TM- CELLULAR in Ohio 2 and CELLULAR ONE-Registered Trademark- in Texas
10. However, the Company has not yet entered into any license agreements with respect to Ohio 2 and Texas 10, and the Company cannot assure you that it will be able to do so.

COMPETITION

    The Company competes with various companies in each of its markets. The following table lists the Company's principal competitors in each of its cellular markets:

CELLULAR MARKET                                       PRINCIPAL COMPETITORS
---------------------------------  -----------------------------------------------------------
CENTRAL REGION:
  Oklahoma 5 and 7...............  AT&T Wireless; Western Wireless
  Texas Panhandle................  Western Wireless
  Northern Oklahoma..............  Enid Cellular
  Central Texas..................  GTE
  Kansas and Missouri............  SWBM; Kansas Cellular; ALLTEL; Chariton Cellular

EASTERN REGION:
  East Maryland..................  BAM; Sprint
  West Maryland..................  BAM; US Cellular; Sprint

WESTERN REGION:
  Arizona/California.............  BAM
  California 4...................  GTE
  Santa Cruz.....................  GTE

NORTHERN REGION:
  Youngstown.....................  ALLTEL
  Erie...........................  GTE Mobilenet
  New York.......................  Frontier
  Pennsylvania...................  ALLTEL; BAM
  Ohio 2.........................  ALLTEL

    The telecommunications industry is experiencing significant technological changes, as evidenced by the increasing pace of improvements in the capacity and quality of digital technology, shorter cycles for new products and enhancements, and changes in consumer preferences and expectations. Accordingly, the Company expects competition in the wireless telecommunications industry to be dynamic and intense as a result of the entrance of new competitors and the development of new technologies, products and services.

    Each of the markets in which the Company competes will be served by other two-way wireless service providers, including licensed cellular and PCS operators and resellers. Many of these competitors have been operating for a number of years, currently serve a substantial subscriber base and have significantly greater financial and technical resources than those available to the Company. Some competitors are expected to market other services, such as long distance, landline local exchange and internet access service, with their cellular telecommunication service offerings. Several of the Company's competitors are operating, or planning to operate, through joint ventures and affiliation arrangements, wireless telecommunications systems that encompass most of the United States.

    The Company competes primarily against one other facilities-based cellular carrier in each of its RSA and MSA markets. Competition for customers between cellular licensees is based principally upon price, the services and enhancements offered, the quality of the cellular system, customer service, system coverage and capacity. Such competition may increase to the extent that licenses are transferred from smaller, stand-alone operators to larger, better capitalized and more experienced cellular operators that may be able to offer consumers certain network advantages.

    Cellular carriers also face to a lesser extent competition from PCS, ESMR and mobile satellite service ("MSS") providers, as well as from resellers of these services and cellular service. In the future, cellular operators may also compete more directly with traditional landline telephone service providers. Continuing technological advances in telecommunications make it impossible to predict the extent of future competition. However, due to the depth and breadth of these competitive services offered by operators using these other technologies, such competition could be significant and is expected to become more intense.

    The FCC requires that all cellular system operators provide service to resellers on a nondiscriminatory basis. A reseller provides cellular service to customers but does not hold an FCC license or own cellular facilities. Instead, the reseller buys blocks of cellular telephone numbers from a licensed carrier and resells service through its own distribution network to the public. Therefore, a reseller may be both a customer of a cellular licensee's services and a competitor of that licensee. Several well-known telecommunications companies resell cellular service as a complement to their long distance, local telephone, paging, cable television or internet offerings.

    The most likely source of direct competition to cellular providers in the near term from a new technology is broadband PCS. Broadband PCS services consist of wireless two-way telecommunications services for voice, data and other transmissions employing digital micro-cellular technology. PCS operates in the 1850 to 1990 MHz band. PCS technology utilizes a network of small, low-powered transceivers placed throughout a neighborhood, business complex, community or metropolitan area to provide customers with mobile and portable voice and data communications. Many of the PCS licensees that compete, or will compete, with the Company have access to substantial capital resources. In addition, many of these companies or their predecessors and affiliates already operate large cellular telephone systems and thus bring significant wireless experience.

    ESMR is a wireless communications service supplied by converting analog SMR services into an integrated, digital transmission system. The ESMR system incorporates characteristics of cellular technology, including multiple low power transmitters and interconnection with the landline telephone network. ESMR service providers such as Nextel Communications, Inc., may compete with analog cellular service by providing high quality digital communication technology, lower rates, enhanced privacy and additional features such as electronic mail and built-in paging. ESMR handsets are likely to be more expensive than cellular telephones.

    A consortium of telecommunications providers known as American Mobile Satellite Corporation has been licensed by the FCC to provide MSS and is currently providing such services. The FCC has also licensed four entities to provide MSS as low earth-orbit satellite-based systems. One such licensee, controlled by Motorola, operates a low earth-orbit satellite-based system called "Iridium" and recently initiated such service in some markets. None of the other licensees have yet launched MSS service. Other proposals for MSS are pending before the FCC. The FCC is developing rules for these services and international and foreign regulatory authorities must also approve aspects of some MSS services. Mobile satellite systems could augment or replace communications within land-based cellular systems. While the Company may experience increased competition from low earth-orbit satellite-based systems in the future, to date, such systems have not affected the Company's operations.

    The commercial development and deployment of most of these new technologies remain in an early phase. The Company expects this activity to be focused initially in relatively large markets in view of the substantial costs involved in building and launching systems using these technologies. The Company believes that it can effectively face this competition from its position as an incumbent in the cellular industry with a high quality network, an extensive footprint that is not capacity constrained, strong distribution channels, superior customer service capabilities and an experienced management team. Since the Company operates in medium to small markets, the new entrants may be unable to offer wireless service at competitive rates in many of the Company's markets in the near term. The extensive capital expenditures required to deploy infrastructure are more readily justifiable from an economic standpoint in larger, more densely populated urban areas, than in the rural areas in which the Company operates.

REGULATION

    OVERVIEW. The wireless telecommunications industry is subject to extensive governmental regulation on the federal level and to varying degrees on the state level. Many aspects of such regulation have recently been impacted by the enactment of the Telecommunications Act and are currently the subject of administrative rulemakings and judicial proceedings that are significant to the Company. The following is a summary of the federal laws and regulations that materially affect the wireless telecommunications industry and a description of certain state laws. This section does not purport to be a summary of all present and proposed federal, state and local regulations and legislation relating to the wireless telecommunications industry.

    FEDERAL REGULATION. The licensing, construction, modification, operation, ownership and acquisition of cellular telephone systems are subject to regulations and policies of the FCC under the Communications Act of 1934, as amended (the "Communications Act"). The FCC has promulgated rules and regulations governing, among other things, applications to construct and operate cellular communications systems, applications to transfer control of or assign cellular licenses and technical and operational standards for the operation of cellular systems (such as maximum power and antenna height).

    The FCC licenses cellular systems in accordance with 734 geographically defined market areas comprised of 306 MSAs and 428 RSAs. In each market, the frequencies allocated for cellular telephone use are divided into two equal 25 MHz blocks and designated as wireline and non-wireline. Apart from the different frequency blocks, there is no technical difference between wireline and non-wireline cellular systems and the operational requirements imposed on each by the FCC are the same. However, no entity may own, directly or indirectly, more than a 5% interest in both systems in any one MSA or RSA, unless such ownership will not pose a substantial threat to competition, and no entity may, directly or indirectly, own a controlling interest in, or otherwise have the ability to control, both such systems. The FCC may prohibit or impose conditions on transfers of licenses. In addition, under FCC rules, no person may have an attributable interest (as defined in FCC rules) in a total of more than 45 MHz of licensed broadband PCS, cellular and ESMR spectrum regulated as CMRS with significant overlap in any geographic area (significant overlap will occur when at least 10% of the 1990 census population of the PCS licensed service area is within the CGSA (as defined below) and/or the ESMR service area).

    Under FCC rules, the authorized service area of a cellular provider in each of its markets is referred to as the "Cellular Geographic Service Area" or "CGSA." The CGSA may conform exactly with the boundaries of the FCC designated MSA or RSA, or it may be smaller if a licensee has chosen not to provide services to certain areas. A cellular licensee has the exclusive right to expand its CGSA boundaries within the licensee's MSA or RSA for a period of five years after grant of the licensee's initial construction permit. At the end of this five-year build-out period, however, other entities may apply to serve portions of the MSA or RSA outside the licensee's then designated CGSA. The five year build-out period has expired for most licensees and the FCC has granted several "unserved area" applications filed by parties other than the original MSA or RSA licensee. Sygnet's five year buildout period has expired in all its markets. The Company's buildout has been substantially completed in all of its markets.

    Cellular service providers also must satisfy a variety of FCC requirements relating to technical and reporting matters. One such requirement is the coordination of proposed frequency usage with adjacent cellular users, permittees and licensees in order to avoid interference between adjacent systems. In addition, the height and power of base station transmitting facilities and the type of signals they emit must fall within specified parameters. The Company is obligated to pay annual regulatory fees and assessments to support the FCC's regulation of its cellular operations, as well as fees necessary to support centralized administration of telephone numbering, telecommunications relay service ("TRS") for the hearing-impaired and application filing fees.

    The Communications Act requires prior FCC approval for substantive, non-proforma transfers or assignments to or from the Company of a controlling interest in any license or construction permit, or any rights thereunder, including the Sygnet Acquisition. All applications for FCC approval filed in connection with the Sygnet Acquisition have been granted by the FCC and became final on December 8, 1998. Although there can be no assurance that any future requests for approval of applications filed will be approved or acted upon in a timely manner by the FCC, the Company has no reason to believe such requests or applications would not be approved or granted in due course.

    The FCC also regulates a number of other aspects of the cellular business. For example, the FCC regulates cellular resale practices and recently extended the resale requirement to broadband PCS and ESMR licensees. Cellular, PCS and ESMR providers may not restrict any customer's resale of their services or unreasonably discriminate against resellers of their services. All resale obligations for cellular, broadband PCS and ESMR operators will terminate on November 24, 2002. The FCC has also adopted requirements for cellular and other providers of two-way voice services to implement basic and enhanced 911 services. These services provide emergency service providers with the ability to better identify and locate callers using wireless services, including callers using special devices for the hearing impaired. The Company's obligations to implement these services is scheduled to occur in several stages ending in October 2001. Cellular and PCS carriers are also required to provide law enforcement agencies with capacity to support lawful wiretaps by March 12, 2001 and technical assistance for wiretaps by June 30, 2000. These wireless 911 and law enforcement requirements may create additional capital obligations for the Company to make necessary system changes.

    In addition, the FCC regulates the ancillary service offerings that cellular and PCS licensees can provide and recently revised its rules to permit cellular, broadband PCS, paging and ESMR licensees to offer fixed services on a co-primary basis along with mobile services. This rule change may facilitate the provision of wireless local loop service, which involves the use of wireless links to provide local telephone service by cellular licensees, as well as broadband PCS and ESMR licensees. In this regard, the FCC also recently adopted telephone number portability rules for local exchange carriers, as well as cellular, broadband PCS and ESMR licensees, that could facilitate the development of local exchange competition, including wireless local loop service. The new number portability rules generally require cellular, broadband PCS and ESMR licensees to have the capability to deliver calls from their systems to ported numbers by December 31, 1998 and offer number portability and roaming to ported numbers by March 31, 2000. These requirements may result in added capital expenditures for the Company to make necessary system changes, although the Company currently has no plans for any such expenditures.

    Initial cellular and PCS licenses are generally granted for terms of ten years, beginning on the date of the grant of the initial operating authority, and are renewable upon application to the FCC. The initial term for three of the Company's existing licenses expired in October 1998. Each license was renewed for a new ten year term expiring in 2008. The balance of the Company's existing licenses begin to expire in October 2000. Three of Sygnet's licenses have already been renewed for a new ten year term, and the initial terms on the balance of its licenses will expire over the next three years. Licenses may be revoked and license renewal applications denied for cause after appropriate notice and hearing. Near the conclusion of the license term, licensees must file applications for renewal of licenses to obtain authority to operate for up to an additional 10-year term. The FCC will award a renewal expectancy to a cellular licensee that meets certain standards of past performance. If the existing licensee receives a renewal expectancy, it is very likely that the existing licensee's cellular license will be renewed without becoming subject to competing applications. To receive a renewal expectancy, a licensee must show that it has provided "substantial" service during its past license term, and has substantially complied with applicable FCC rules and policies and the Communications Act. "Substantial" service is defined as service which is sound, favorable and substantially above a level of mediocre service that might only minimally warrant renewal. If the existing licensee does not receive a renewal expectancy, competing applications for the license will be accepted by the FCC. The parties will be subject to a comparative hearing and the license may be awarded to another entity.

    In order to increase competition in wireless communications, promote improved quality and service and make available the widest possible range of wireless services, federal legislation was enacted authorizing the FCC to license radio frequency spectrum for all CMRS licensees, including PCS, by competitive bidding. A PCS system operates under a protected geographic service area license granted by the FCC for either an MTA or BTA on one of six frequency blocks allocated for broadband PCS service. The FCC has divided the United States and its possessions and territories into PCS markets based upon Rand McNally's 493 BTAs, all of which are included in the 51 MTAs. The FCC has allocated 120 MHz of radio spectrum in the 2 GHz band for licensed broadband PCS services. The FCC divided the 120 MHz of spectrum into six individual blocks, two 30 MHz blocks (A and B Blocks) licensed for each of the 51 MTAs, one 30 MHz block (C Block) licensed for each of the 493 BTAs, and three 10 MHz blocks (D, E and F Blocks) licensed for each of the 493 BTAs, a total of more than 2,000 licenses.

    The FCC has adopted standards to apply to PCS renewals under which the FCC will award a renewal expectancy using standards similar to those applied to cellular licensees. All 30 MHz broadband PCS licensees must construct facilities that offer coverage to one-third of the population of their service area within five years, and two-thirds of the population within ten years, of their initial license grants. All 10 MHz licensees must provide service to at least 25% of the service area within five years of their initial license. Licensees that fail to meet the coverage requirements may be subject to forfeiture of the license.

    FCC rules restrict the voluntary assignments or transfers of control of certain licenses awarded to "small businesses" with bidding enhancements in the C Block and F Block auctions. During the first five years of the license term, assignments or transfers affecting control are permitted only to assignees or transferees that meet the eligibility criteria for participation in the entrepreneur block auction at the time the application for assignment or transfer of control is filed or, if the proposed assignee or transferee holds other licenses for C Block and F Block, met the same eligibility criteria at the time of receipt of such licenses. Any transfers or assignments by licensees that qualified for installment payments during the entire ten-year initial license terms are subject to unjust enrichment penalties; i.e., acceleration of any installment payment plans should the assignee or transferee not qualify for the same benefits. Any transfers or assignments by licensees that qualified for bidding credits during the first five years of the license term are subject to unjust enrichment penalties; i.e., forfeiture of any bidding credit based upon the amount of time the initial license has been held should the assignee or transferee not qualify for these same benefits. In the case of the C Block and F Block, the FCC will conduct random audits to ensure that licensees are in compliance with the FCC's eligibility rules. Violations of the Communications Act or the FCC's rules could result in license revocations, forfeitures or fines. The Company was qualified to hold C and F licenses at the time such licenses were awarded, and anticipates remaining so qualified throughout the term of the PCS licenses awarded to it.

    For a period of up to five years after the grant of a PCS license (subject to extension), a PCS licensee will be prohibited from interfering with existing licensees that operate certain fixed microwave systems within its license area. To secure a sufficient amount of unencumbered spectrum to operate its PCS systems efficiently and with adequate population coverage, the Company may therefore need to relocate many of these incumbent licensees, at the Company's expense, to other frequencies or to reimburse other previously-licensed PCS licensees for expenses they have incurred in relocating incumbent licensees that the Company might have otherwise been required to relocate. In an effort to balance the competing interests of existing microwave users and newly authorized PCS licensees, the FCC has adopted (i) a transition plan to relocate such microwave operators to other spectrum blocks and (ii) a cost sharing plan so that if the relocation of an incumbent benefits more than one PCS licensee, the benefitting PCS licensees will share the cost of the relocation. This transition plan allows most microwave users to operate in the PCS spectrum for a one-year voluntary negotiation period and an additional one-year mandatory negotiation period. For public safety entities dedicating a majority of their system communications for police, fire or emergency medical services operations, the voluntary negotiation period is three years, with an additional two-year mandatory negotiation period. After the voluntary and mandatory negotiation periods expire, the microwave user continues to hold primary status until April 4, 2005, but may be involuntarily relocated, albeit at the PCS licensee's expense. Parties unable to reach agreement within these time periods may refer the matter to the FCC for resolution, but the incumbent microwave user is permitted to continue its operations until final FCC resolution of the matter. The transition and cost sharing plans expire on April 4, 2005, at which time remaining incumbents in the PCS spectrum will be responsible for their costs to relocate to alternate spectrum locations. The Company has not yet determined the extent, if any, of expenses it may need to incur for the relocation of microwave incumbents in order to provide PCS services using the PCS licenses it has been awarded.

    Applications for FCC authority may be denied and in extreme cases licenses may be revoked if the FCC finds that an entity lacks the requisite "character" qualifications to be a licensee. In making the determination, the FCC considers whether an applicant or licensee has been the subject of adverse findings in a judicial or administrative proceeding involving felonies, the possession or sale of unlawful drugs, fraud, antitrust violations or unfair competition, employment discrimination, misrepresentations to the FCC or other government agencies, or serious violations of the Communications Act or FCC regulations. If greater than 25 percent of the Company's equity is owned of record or voted by aliens or their representatives, a foreign government or its representative, or any corporation organized under the laws of a foreign country and the FCC determines that the public interest would be so served, it may revoke the Company's cellular licenses or require an ownership restructuring. However, the FCC will generally permit additional indirect ownership in excess of the statutory 25 percent benchmark where that interest is to be held by an entity or entities from member countries of the World Trade Organization ("WTO"). For investors from non-WTO countries, however, the FCC will determine whether the home country of the foreign investor extends reciprocal treatment called "equivalent competitive opportunities" to U.S. entities. If such opportunities do not exist, it is unlikely that the FCC will permit investment beyond the 25 percent benchmark. These restrictions could adversely affect the Company's ability to attract additional equity financing.

    Interconnection charges paid to local exchange carriers are a major component of the cost structure of the Company and Sygnet. Changes in the interconnection charge rate structure imposed by the FCC or mandated by the Telecommunications Act may have a material impact on the Company.

    The Telecommunications Act, which makes significant changes to the Communications Act and terminated the antitrust consent decree applicable to the Regional Bell Operating Companies ("RBOCs"), affects the telecommunications industry. This legislation, among other things, affects competition for local telecommunications services, interconnection arrangements for carriers, universal service funding and the provision of interexchange services.

    The Telecommunications Act requires state public utilities commissions and/or the FCC to implement policies that mandate reciprocal compensation between local exchange carriers, a category that will, for these purposes, include cellular carriers, for interconnection services at rates more closely related to cost. On August 1, 1996, the FCC adopted rules implementing the interconnection policies imposed by the Telecommunications Act. Various aspects of the order not directly related to interconnection between wireless carriers and local exchange carriers are currently being reviewed by the U.S. Supreme Court and the FCC's orders are currently subject to a federal appellate court stay. If the FCC's rules are upheld on appeal, such action could result in further reductions of the Company's interconnection expenses.

    The Telecommunications Act requires, and the FCC has adopted, rules that require interstate communications carriers, including cellular carriers, to "make an equitable and non-discriminatory contribution" to a universal service fund that reimburses communications carriers that provide basic communications services to users who receive services at subsidized rates. These rules could result in increased costs for the Company's cellular operations. The Telecommunications Act also eases the restrictions on the provision of interexchange telephone services by wireless carriers affiliated with RBOCs. RBOC-affiliated wireless carriers have interpreted the legislation to permit immediate provision of in region long distance call delivery for their cellular customers.

    The Telecommunications Act specifically exempts all cellular carriers from the obligation to provide equal access to interstate long distance carriers. However, the Telecommunications Act gives the FCC the authority to impose rules to require unblocked access through carrier identification codes or 800/888 numbers, so that cellular subscribers are not denied access to the long distance carrier of their choosing, if the FCC determines that the public interest so requires. The Company currently provides "dial around" equal access to all of its customers.

    The Telecommunications Act also imposes restrictions on a telecommunications carrier's use of customer proprietary network information. FCC rules implementing these restrictions could impose new costly obligations on the Company and impose burdens on its current marketing activities.

    The overall impact of the Telecommunications Act on the business of the Company is unclear and will likely remain so for the foreseeable future. New limitations on local zoning requirements may facilitate the construction of new cell sites and related facilities. See "--State, Local and Other Regulation." However, these restrictions on zoning authority may provide only limited assistance to cellular carriers, and other provisions of the new statute relating to interconnection, telephone number portability, universal service, equal access, use of customer proprietary network information and resale could subject the Company to additional costs and increased competition.

    STATE, LOCAL AND OTHER REGULATION. The Communications Act preempts state or local regulation of the entry of, or the rates charged by, any commercial mobile service or any private mobile service provider, which includes cellular telephone service providers. The FCC has denied the petitions of eight states to continue their rate regulation authority, including authority over cellular operators. As a practical matter, the Company is free to establish rates and offer new products and service with a minimum of regulatory requirements. The states in which the Company operates, and in which it will operate upon completion of the proposed wireless acquisitions, maintain nominal oversight jurisdiction, primarily focusing upon prior approval of acquisitions and transfers and resolution of customer complaints.

    The location and construction of cellular transmitter towers and antennas are subject to FCC and Federal Aviation Administration ("FAA") regulations and are subject to federal, state and local environmental regulation, as well as state or local zoning, land use and other regulation. Before a system can be put into commercial operation, the grantee of a construction permit must obtain all necessary zoning and building permit approvals for the cell site microwave tower locations. The time needed to obtain zoning approvals and requisite state permits varies from market to market and state to state. Likewise, variations exist in local zoning processes. Additionally, any proposed site must comply with the FCC's environmental rules.

    Zoning and planning regulation may become more restrictive in the future as many broadband PCS carriers are now seeking sites for network construction. The Telecommunications Act may provide facilities some relief from state and local laws that arbitrarily restrict the construction of personal wireless services, which include cellular, PCS and ESMR systems. For example, under the Telecommunications Act, localities are now precluded from denying zoning approval for cell sites based upon electromagnetic emission concerns, if the personal wireless service operator's system complies with FCC emissions standards. In addition, localities are prohibited from adopting zoning requirements that simply prohibit or have the effect of prohibiting personal wireless services, or that discriminate between "functionally equivalent" services. Notwithstanding these new requirements, wireless carriers have had various degrees of success in challenging offensive zoning requirements and it is still unclear whether the costs of expanding cellular systems by adding cell sites will increase and whether significant delays will be experienced due to local zoning regulations.

    The Company cannot assure you that any state or local regulatory requirements currently applicable to the Company's systems will not be changed in the future or that regulatory requirements will not be adopted in those states and localities which currently have none.

    FUTURE REGULATION. From time to time, legislation that could affect the Company, either beneficially or adversely, is proposed by federal or state legislators. The Company cannot assure you that federal or state legislation will not be enacted, or that regulations will not be adopted or actions taken by the FCC or state regulatory authorities, that might adversely affect the business of the Company. Changes such as the allocation by the FCC of radio spectrum for services that compete with the Company's business could adversely affect the Company's operating results.

EMPLOYEES AND AGENTS

    As of September 30, 1998, the Company had approximately 470 employees. In addition, as of such date, the Company had agreements with 167 independent sales agents, including car dealerships, electronics stores, paging service companies and independent contractors. None of the Company's employees are represented by a labor organization, and the Company considers its employee relations to be good.

PROPERTIES

    The Company maintains its corporate headquarters in Oklahoma City, Oklahoma. The Company leases this space, which is approximately 24,600 square feet, at a monthly rental of approximately $19,000. See "Management--Certain Transactions." As of September 30, 1998, the Company's cellular operations leased 30 and owned three sales and administrative offices, at aggregate annual rentals of approximately $.7 million. The Company anticipates that it will review these leases from time to time and may, in the future, lease or acquire new facilities as needed. The Company expects to lease or purchase additional sales and administrative office spaces in connection with the Pending Acquisitions. The Company does not anticipate that it will encounter any material difficulties in meeting its future needs for any leased space. The Company also owned and leased 210 cell sites as of September 30, 1998.

    Sygnet owns office buildings in Youngstown and Warren, Ohio and land for a proposed office site in Boardman, Ohio. As of September 30, 1998, Sygnet's cellular operations leased 55 and owned two retail sales and administrative offices. Sygnet anticipates that it will review these leases from time to time and may, in the future, lease or acquire new facilities as needed. Sygnet does not anticipate that it will encounter any material difficulties in meeting its future needs for any leased space. Sygnet owned four cell sites and 124 towers and leased 177 cell sites and ten towers as of September 30, 1998. Substantially all of Sygnet's owned towers will be included in the Tower Sale Leaseback.

LEGAL PROCEEDINGS

    Neither the Company nor Sygnet is currently involved in any pending legal proceedings that individually or in the aggregate are material to the Company. Each of the Company and Sygnet is a party to routine filings and customary regulatory proceedings with the FCC and the state public utility commissions relating to its operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The holders of the Company's voting securities have agreed that the Board will consist of seven directors, four designated by the Dobson Partnership, one designated by Childs, and two selected jointly by the Dobson Partnership and Childs. See "Principal Shareholders." Two additional directors may be designated by Senior Preferred Stock holders, two by Preferred Stock holders and one by the holders of Class F Preferred Stock in the event certain voting rights triggering events occur. See "Description of Capital Stock--Senior Preferred Stock," "--Other Preferred Stock" and "Description of the Preferred Stock."

    The Company's Board of Directors presently consists of six directors, with one vacancy to be filled by an independent director designee of the Dobson Partnership. Upon consummation of the Sygnet Acquisition, Albert H. Pharis, Jr., President and Chief Executive Officer of Sygnet, and Dana L. Schmaltz, an executive officer of Childs, became directors of the Company, and Thadeus J. Mocarski resigned as a director of the Company. Directors and executive officers of the Company are elected to serve until they resign or are removed, or are otherwise disqualified to serve, or until their successors are elected and qualified. Directors of the Company are elected for one-year terms at the annual meeting of stockholders which is held in April of each year. Officers of the Company are appointed at the Board's first meeting after each annual meeting of stockholders.

    The directors and executive officers of the Company are set forth below. Certain of the officers and directors hold or have held positions in several of the Company's subsidiaries. The ages of the persons set forth below are as of December 31, 1998.

NAME                                             AGE                       POSITION
-------------------------------------------      ---      -------------------------------------------
Everett R. Dobson (1)......................          38   Chairman of the Board, President and Chief
                                                          Executive Officer

G. Edward Evans............................          37   President and Chief Operating Officer of
                                                          cellular subsidiaries

Bruce R. Knooihuizen.......................          42   Vice President and Chief Financial Officer

R. Thomas Morgan...........................          42   Vice President and Chief Information
                                                          Officer

Richard D. Sewell, Jr. ....................          41   Treasurer

Stephen T. Dobson (1)......................          35   Secretary and Director

Russell L. Dobson (1)......................          63   Director

Justin L. Jaschke..........................          39   Director

Albert H. Pharis, Jr.......................          48   Director

Dana L. Schmaltz...........................          31   Director

------------------------

(1) Everett R. Dobson and Stephen T. Dobson are sons of Russell L. Dobson.

    Dobson was incorporated in February 1997 in connection with a corporate reorganization (the "Reorganization") pursuant to which Dobson became the holding company parent of DOC. Information below with respect to positions held by the Company's executive officers and directors refers to their positions with DOC and, since February 1997, also with Dobson.

    EVERETT R. DOBSON has served as a director and officer of the Company since 1982. From 1990 to 1996, he served as a director, President and Chief Operating Officer of the Company and President of the Company's cellular subsidiaries. He was elected Chairman of the Board and Chief Executive Officer of the Company in April 1996. Mr. Dobson served on the board of the Cellular Telecommunications Industry

Association ("CTIA") in 1993 and 1994. He holds a B.A. in Economics from Southwestern Oklahoma State University and currently sits on its Foundation Board and chairs the investment committee.

    G. EDWARD EVANS joined the Company as President and Chief Operating Officer of the cellular subsidiaries in January 1997. Mr. Evans was employed by BellSouth Mobility, Inc. from 1993 to 1996, serving as General Manager-Kentucky, Director of Field Operations at the company's corporate office in Atlanta and Director of Marketing-Alabama. He was an Area Manager and a Market Manager of United States Cellular, Inc. from 1990 to 1993 and was a Sales Manager of GTE Mobilnet from 1989 to 1990. Mr. Evans serves on the board of CTIA. He has an M.B.A. from Georgia State University.

    BRUCE R. KNOOIHUIZEN joined the Company as Vice President and Chief Financial Officer in July 1996. From 1994 to 1996, Mr. Knooihuizen was Chief Financial Officer and Secretary for The Westlink Co. in San Diego, a wireless provider which was formerly an operating unit of U S WEST. Previously, he was Treasurer and Controller of Ameritech Cellular from 1990 to 1994, Director, Accounting Operations of Ameritech Applied Technologies from 1988 to 1990, and Controller of Ameritech Properties in 1988, all located in Chicago. From 1980 to 1988 he held various financial and accounting positions with The Ohio Bell Telephone Company. Mr. Knooihuizen received a B.S. in finance from Miami University in Oxford, Ohio and an M.B.A. in finance from the University of Cincinnati.

    R. THOMAS MORGAN joined the Company as Vice President and Chief Information Officer in December 1997. During 1996 and 1997, Mr. Morgan was Director of Corporate Services in the Information Services Department of American Electric Power in Columbus, Ohio, an electric utility serving 3 million customers in the Midwest. Previously, he was Manager of Accounting and Human Resources Systems from 1994 through 1995 and held various positions in the Information Services Department of American Electric Power from 1985. Mr. Morgan was Manager of Software Engineering for Access Corporation, a software development company, in Cincinnati, Ohio from 1981 to 1985 and worked as a Senior Consultant with Arthur Andersen & Co. in Columbus, Ohio from 1978 to 1981. Mr. Morgan holds a B.S. in systems analysis from Miami University in Oxford, Ohio.

    RICHARD D. SEWELL, JR. joined the Company as Treasurer in September 1998. Prior to joining the Company, Mr. Sewell was employed by Dal-Tile International Inc., a ceramic tile manufacturer and distributor, as Vice President-Finance from 1997 to 1998, as Vice President-Treasury from 1995 to 1997 and as Vice President-Financial Reporting from 1990 to 1995. From 1979 to 1989, Mr. Sewell was employed by Ernst & Young, a public accounting firm, concluding as a principal in their Entrepreneurial Service Group. Mr. Sewell received a B.S. in accounting from the University of Missouri-Kansas City.

    STEPHEN T. DOBSON has been a director of the Company since 1990. He served as Treasurer of the Company from 1990 until September 1998, and he has served as Secretary of the Company since 1990. He has also served as General Manager and Secretary of the Company's ILEC operations ("Telco") since 1994 and 1990, respectively. He became President of Logix in January 1997. Mr. Dobson is a member of the Western Rural Cellular Association ("WRTA"), National Telephone Cooperative Association and Telecommunications Resellers Association. He holds a B.S. in business administration from the University of Central Oklahoma.

    RUSSELL L. DOBSON has been a director of the Company since 1990 and was Chairman of the Board and Chief Executive Officer from 1990 to 1996. Mr. Dobson joined his father at Telco in 1956 and became the controlling owner and Chief Executive Officer in 1975 when he purchased his father's interest. He has been active in many industry-related groups, including the OTA, WRTA and Organization for the Protection and Advancement of Small Telephone Companies.

    JUSTIN L. JASCHKE has been a director of the Company since October 1996. Mr. Jaschke has been the Chief Executive Officer and a director of Verio Inc., a privately held internet access provider based in Englewood, Colorado, since its inception in March 1996. Prior to March 1996, Mr. Jaschke served as Chief Operating Officer for Nextel Communications, Inc. following its merger with OneComm Corporation ("OneComm") in July 1995. Mr. Jaschke served as OneComm's President and a member of its Board of Directors from 1993 until the merger with Nextel Communications, Inc. From May 1990 to April 1993, Mr.

Jaschke served as President and CEO of Bay Area Cellular Telephone Company. Mr. Jaschke currently serves as Chairman of the Board of Directors of Metricom, Inc., a wireless data communications provider. Mr. Jaschke has a B.S. in mathematics from the University of Puget Sound and an M.S. in management from the Massachusetts Institute of Technology Sloan School of Management.

    ALBERT H. PHARIS, JR. has served as President, Chief Executive Officer and Director of Sygnet since Sygnet's inception in 1985. He has been active as a board member of CTIA since 1985 and as a member of the CTIA Executive Committee since 1989. He has also been Chairman of CTIA's Small Operators Caucus.

    DANA L. SCHMALTZ became a director of the Company in accordance with the terms of the Stockholders' Agreement dated December 23, 1998 between the Company and J.W. Childs Associates, L.P. Mr. Schmaltz is a Vice President of J.W. Childs Associates, L.P. and has been at J.W. Childs Associates, L.P. since February 1997. From 1995 to 1997, Mr. Schmaltz was an associate at DLJ Merchant Banking, Inc. Mr. Schmaltz graduated from the Harvard Graduate School of Business Administration in 1995.

EXECUTIVE COMPENSATION

    The following table sets forth the cash and non-cash compensation during 1998, 1997 and 1996 earned by the Company's chief executive officer and its other three most highly compensated executive officers as of December 31, 1998 ("the Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                           SECURITIES
                                                                          OTHER ANNUAL     UNDERLYING       ALL OTHER
                                                                          COMPENSATION    OPTION AWARDS   COMPENSATION
NAME AND PRINCIPAL POSITION           YEAR       SALARY      BONUS(1)        ($)(2)       (# OF SHARES)      ($)(3)
----------------------------------  ---------  ----------  -------------  -------------  ---------------  -------------
Everett R. Dobson ................       1998  $  380,400  $          --   $    39,700(4)           --      $   6,400
  Chairman of the Board and              1997     300,000        250,000        54,800(4)           --          9,500
  Chief Executive Officer                1996     300,000        142,400        77,100(4)           --          6,000

Stephen T. Dobson ................       1998     155,200             --        32,600(5)           --          4,700
  Secretary, Treasurer                   1997     100,000         75,000        13,800(5)           --          6,500
  and Director                           1996      97,000         75,000        20,600(5)           --          3,900

G. Edward Evans ..................       1998     152,500         35,100(6)           --        1,000           4,300
  President and Chief                    1997     113,600         80,000(7)           --        6,033              --
  Operating Officer                      1996          --             --            --             --              --

Bruce R. Knooihuizen .............       1998     165,000             --            --          1,000           4,100
  Vice President and                     1997     152,500         82,500            --             --           1,400
  Chief Financial Officer                1996      65,900         37,500        57,600(8)        7,541             --

------------------------

(1) Bonus amounts for Everett R. Dobson, Stephen T. Dobson, G. Edward Evans and Bruce R. Knooihuizen with respect to services performed in 1998 have not yet been determined. For 1997, represents the bonus paid in 1998 with respect to services performed in 1997. For 1996, represents the amount of bonus paid in 1997 with respect to services performed in 1996, but does not include $205,000 and $69,000 paid to Everett R. Dobson and Stephen T. Dobson, respectively, in 1996 with respect to services performed in 1995.

(2) Represents the value of perquisites and other personal benefits in excess of 10% of annual salary and bonus.

(3) Includes the matching contributions made by the Company to the account of the executive officer under the Company's 401(k) Profit Sharing Plan.

(4) Includes $26,000, $36,600 and $62,900 for personal use of Company aircraft and $12,300, $18,200 and $12,500 for a Company-provided vehicle in 1998, 1997and 1996, respectively.

(5) Includes $16,100, $10,400 and $7,400 for personal use of Company aircraft and $16,300, $3,400 and $6,500 for a Company-provided vehicle in 1998, 1997 and 1996, respectively.

(6) Represents an advance on bonus to be awarded.

(7) Includes $20,000 received upon commencement of employment.

(8) Includes $5,600 for interim housing expenses, $24,300 for home mortgage closing costs and $27,700 for tax reimbursements for such expenses and costs.

    The Named Executive Officers listed below were granted options to purchase shares of the Company's Class B Common Stock in 1997. No stock options were exercised by the Named Executive Officers in 1997.

                             OPTION GRANTS IN 1998

                                                                                                        POTENTIAL REALIZABLE
                                                                                                       VALUE AT ANNUAL RATES
                                          INDIVIDUAL GRANTS                                                      OF
                                   --------------------------------                                    STOCK APPRECIATION FOR
                                    NUMBER OF    PERCENT OF TOTAL                                          OPTION TERM(1)
                                     OPTIONS    OPTIONS GRANTED TO   EXERCISE PRICE                    ----------------------
NAME                                 GRANTED     EMPLOYEES IN 1998      ($/SHARE)     EXPIRATION DATE    $5%($)      10%($)
---------------------------------  -----------  -------------------  ---------------  ---------------  ----------  ----------
Bruce R. Knooihuizen.............       1,000              9.1%         $     300          01/29/98    $  188,668  $  478,123
G. Edward Evans..................       1,000              9.1%         $     300          01/29/08    $  188,668  $  478,123

------------------------

(1) The assumed annual rates of stock price appreciation of 5% and 10% are set by the Securities and Exchange Commission and are not intended as a forecast of possible future appreciation in stock prices.

                          1998 YEAR-END OPTION VALUES

                                         NUMBER OF SECURITIES UNDERLYING
                                                   UNEXERCISED               VALUE OF UNEXERCISED IN-THE-MONEY
                                             OPTIONS AT 12/31/98(#)               OPTIONS AT 12/31/98($)
NAME                                        EXERCISABLE/UNEXERCISABLE          EXERCISABLE/UNEXERCISABLE(1)
---------------------------------------  -------------------------------  ---------------------------------------
Bruce R. Knooihuizen...................             3,016/5,525                  $    1,704,040/$2,921,625
G. Edward Evans........................             1,206/5,827                  $      681,390/$3,092,255

------------------------

(1) The value of unexercised in-the-money options at December 31, 1997 is computed as the product of (i) stock value at December 31, 1997 less stock option exercise price and (ii) number of underlying securities at December 31, 1997.

EMPLOYMENT AGREEMENTS

    In connection with the employment of Bruce R. Knooihuizen in 1996 and G. Edward Evans in 1997, the Company agreed to provide them compensation in the form of salary, bonus, stock options and other benefits. The terms of Mr. Knooihuizen's employment are an initial annual salary of $150,000, an annual bonus ranging from 30% to 50% of his annual salary, and a 10-year option to purchase 7,541 shares of Class B Common Stock at $100 per share vesting at the rate of 20% per year. The terms of Mr. Evans' employment are an initial annual salary of $120,000, an annual bonus ranging from 30% to 50% of his annual salary, a five-year home mortgage loan of $300,000 at an annual interest rate of 4%, and a ten-year option to purchase 6,033 shares of Class B Common Stock at $100 per share, with 60% of the option vesting ratably over five years and 40% vesting over five years based on the achievement of annual performance objectives. The Company also agreed to a severance payment equal to one year's salary in the event of termination of employment of Messrs. Knooihuizen or Evans without cause. The options to purchase shares of Class B Common Stock held by these officers become fully vested upon a change of control of the Company.

    Effective September 1, 1998, the Company entered into a consulting agreement with Russell L. Dobson. Under the terms of the agreeement, Mr. Dobson has been retained by Dobson Communications from September 1, 1998 through August 31, 2008. In exchange for Mr. Dobson's services, the Company will provide monthly compensation of $15,000 and insurance benefits commensurate with the Company's employee plan. Mr. Dobson's responsibilities will include representing the Company at various functions, assisting with regulatory matters and assisting executive officers of the Company in strategic planning and forecasting. In addition, Mr. Dobson has agreed not to compete with the Company. During 1998, Mr. Dobson was paid approximately $195,000 by the Company under the consulting agreement.

    Effective December 23, 1998 Albert H. Pharis, Jr. became a consultant to the Company, to assist the Company on an as-needed basis, for term of five years. Mr. Pharis will receive a fee of $40,000 for the first 90 days of such consulting period and an annual fee of $60,000 thereafter. In addition, Mr. Pharis received options to purchase 833 shares of the Company's Class B Common Stock at an exercise price of $665 per share. Mr. Pharis's option vests ratably over a five-year period and fully vests upon a change of control of the Company.

DIRECTOR COMPENSATION

    The Company reimburses directors for out-of-pocket expenses incurred in attending board meetings. Justin L. Jaschke, in connection with his election as a director by the Fleet Investors in October 1996, was granted an option to acquire 833 shares of Class B Common Stock at an exercise price of $100 per share. Mr. Jaschke's option vests ratably over a five-year period and fully vests upon a change of control of the Company. Directors who are officers or consultants to the Company receive no additional compensation for services rendered as directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee of the Board of Directors of the Company determines the compensation of the Company's executive officers. During fiscal year 1998, the members of the Compensation Committee were Russell L. Dobson, Justin L. Jaschke and Thadeus J. Mocarski, a former director. Russell L. Dobson previously served as Chairman of the Board and Chief Executive Officer from 1990 to 1996. For a description of certain transactions between Mr. Dobson and the Company, see "--Certain Transactions."

STOCK OPTION PLAN

    The Company's 1996 Stock Option Plan, as amended (the "Plan") was adopted to encourage key employees of the Company (including Dobson and any present or future parent or subsidiary of Dobson) by providing opportunities to participate in the ownership of Dobson and its future growth through the grant of incentive stock options and nonqualified stock options. The Plan also permits the grant of options to directors. The Plan is presently administered by the Board of Directors, but in the future may be administered by a committee of the Board (whether the Board or a committee, the "Committee"). As of December 31, 1998 options to purchase an aggregate of 29,767 shares of Class B Common Stock and 2,414 shares of Class C Common Stock had been granted under the Plan.

    The maximum number of shares for which options may be granted under the Plan is 30,166 shares of Class B Common Stock and 30,166 shares of Class C Common Stock, subject to adjustment in the event of any stock dividend, stock split, recapitalization, reorganization or certain defined change in control events. Shares subject to previously expired or terminated options become available again for grants of options. The shares to be issued under the Plan will be newly issued shares.

    The number of shares and other terms of each grant are determined by the Committee. The price payable upon the exercise of an incentive stock option may not be less than 100% of the fair market value of the Class B Common Stock of Class C Common Stock at the time of grant, or in the case of an incentive stock option granted to an employee owning stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (a "10% Shareholder"), 110% of the fair market value on the date of grant. Incentive stock options may be granted to an employee only to the extent that the aggregate exercise price of all such options under all Company plans becoming exercisable for the first time by the employee during any calendar year does not exceed $100,000. The price payable upon the exercise of a nonqualified stock option must be at least the minimum legal consideration required under the laws of Oklahoma.

    Each option granted under the Plan will expire on the date specified by the Committee, but not more than ten years from the date of grant or, in the case of a 10% Shareholder, not more than five years from the date of grant. Unless otherwise agreed, an incentive stock option will terminate not more than 90 days (or twelve months in the event of death or disability) after the optionee's termination of employment.

    An optionee may exercise an option by giving notice to the Company, accompanied by an instrument of accession providing that the optionee agrees to be bound by the terms applicable to shareholders under the Shareholders' Agreement and full payment of the purchase price in cash or, at the discretion of the

Committee, (i) Common Stock having a fair market value equal to the exercise price, (ii) the optionee's personal recourse note bearing interest payable not less than annually at no less than 100% of the lowest applicable federal rate (as defined in Section 1274(d) of the Internal Revenue Code), (iii) an assignment of proceeds from the sale of a portion of the stock subject to the option being exercised, or (iv) a combination of the foregoing.

    Outstanding options become nonforfeitable and exercisable in full immediately prior to certain defined change of control events. Unless otherwise determined by the Committee, outstanding options will terminate immediately prior to the consummation of the dissolution or liquidation of Dobson.

    The Plan may be terminated or amended by the Board of Directors at any time subject, in the case of certain amendments, to shareholder approval. If not earlier terminated, the Plan expires on June 1, 2006.

CERTAIN TRANSACTIONS

    The Company has adopted a policy requiring that any material transaction between the Company and persons or entities affiliated with officers, directors or principal stockholders of the Company be on terms no less favorable to the Company than reasonably could have been obtained in an arms' length transaction with independent third parties. Any other matters involving potential conflicts of interests are to be resolved on a case-by-case basis.

    In the Reorganization in February 1997, the shareholders of DOC exchanged their DOC stock for Dobson stock, and Dobson assumed outstanding DOC stock options, substituting shares of Dobson's Class B Common Stock for the DOC stock subject to options. Also, in February 1997, Dobson issued 100,000 shares of its Class C Preferred Stock to the Fleet Investors (each holding the same number of shares as it holds of Class B Preferred Stock). See "Description of the Preferred Stock."

    Transactions with the Company described below refer to DOC if they occurred prior to February 1997.

    In March 1996, the Fleet Investors purchased 100,000 shares of Class B Preferred Stock from the Company for $10.0 million. In connection with this transaction, the Company and its shareholders entered into a Shareholders' Agreement providing for, among other matters, registration rights, restrictions on the transfer of Company stock, put and call rights with respect to the Class B Preferred Stock, and the issuance of additional stock upon the happening of certain events. The Fleet Investors also granted the Company a stock option. In connection with the Reorganization, Dobson and its shareholders entered into a new Shareholders' Agreement having substantially the same terms and conditions. In January 1998, the Company issued the Fleet Investors 100,000 shares of Class C Preferred Stock. In connection with the Sygnet Financing, the Fleet Investors converted their Class B Preferred Stock into Class A Common Stock and disposed of all their Class A Common Stock and Class C Preferred Stock. In addition, the Shareholders' Agreement was replaced with a new shareholders' agreement and the option granted to the Company by the Fleet Investors will terminated.

    The Everett R. Dobson Irrevocable Family Trust, Steven T. Dobson Irrevocable Family Trust and Robbin L. Dobson Irrevocable Family Trust (collectively, the "Dobson Trusts") were co-borrowers with the Company and certain of its subsidiaries under a prior bank facility, which was first entered into in 1994. The Dobson Trusts are the limited partners of the Dobson Partnership, which holds more than 99% of Dobson's Class A Common Stock and, prior to the Reorganization, held more than 99% of DOC's Class A Common Stock. See "Principal Shareholders." The Company and its borrower subsidiaries guaranteed, and the Company pledged the equity securities of certain of its subsidiaries as security for, the obligations of the Dobson Trusts under a $6.0 million promissory note maturing in 2004 (the "Trust Loan"), and the Dobson Partnership guaranteed the loan obligations of the Company and its subsidiaries under the prior bank facility. All borrowings were secured by the Class A Common Stock. In accordance with the terms of the Fleet Investors Purchase Agreement and the prior bank facility, the Company paid dividends on the Class A Common Stock in amounts sufficient to permit the Dobson Trusts to service the Trust Loan. The Dobson Trusts incurred legal fees totaling approximately $.5 million in connection with the negotiation and closing of the credit agreement for the prior bank facility in 1994 and an amendment effected in 1996. Such fees were paid by the Company. In connection with the Reorganization, the Company used $7.5 million of bank borrowings to pay a dividend to holders of its Class A Common Stock, of which $6.0 million was used to fully pay the Trust Loan and $.5 million was used to pay indebtedness owed to the Company by the Dobson Trusts with respect to the legal fees described above.

    Everett R. Dobson and Russell L. Dobson beneficially owned 67% of the capital stock of ATTI. In December 1996, the Company consolidated $263,000 of ATTI's outstanding indebtedness to the Company in an unsecured promissory note which provided for interest at an annual rate of 10%. The consolidation refinanced earlier loans made prior to 1994. At September 30, 1997, National Telecommunications Technologies, Inc. ("Natelco"), a wholly-owned subsidiary of ATTI, was indebted to the Company in the aggregate principal amount of $307,000, representing funds advanced by the Company during 1992, 1993 and 1995. The indebtedness was evidenced by an unsecured promissory note which provided for interest at an annual rate of 10%. The ATTI and Natelco loans (combined principal amount of $570,000) were paid in full on October 1, 1997 in connection with the closing of the Arizona 5 Acquisition. The Company loaned another subsidiary of ATTI $21,000 in 1994 and $32,000 in 1995, at annual interest rates of 12% and 14%, respectively. These loans were paid in full in October 1995 and January 1996.

    Through September 30, 1997, the Company performed certain management services for ATTI and its subsidiaries, including accounting, plant and central office management and engineering. Billings for the services were based on the time spent by, and hourly rates of, Company personnel and expenses incurred. During 1995, 1996 and the nine months ended September 30, 1997, the aggregate amounts billed for management fees and expenses to ATTI and its subsidiaries were approximately $210,000, $333,000 and $110,000, respectively. The amounts owed by these entities to the Company for management fees at December 31, 1995 and 1996 and September 30, 1997 were $1.0 million, $1.2 million and $1.3 million, respectively. All amounts owed by ATTI and its subsidiaries for management services rendered prior to September 30, 1997 were paid in October 1997 in connection with the closing of the Arizona 5 Acquisition. In connection with the Arizona 5 Acquisition, ATTI became a wholly owned subsidiary of the Company, and a new company, NATELCO, LLC (an affiliate of Everett R. Dobson and Russell L. Dobson), was created. For the year ended December 31, 1997 and the nine months ended September 30, 1998 the amounts billed for management fees and expenses to NATELCO, LLC were $21,000 and $47,700, respectively. The amounts owed by NATELCO, LLC to the Company for management fees at December 31, 1997 and September 30, 1998 were $8,900 and $8,200, respectively.

    ATTI beneficially owned a 20.55% partnership interest in the Arizona 5 Partnership. In connection with the Arizona 5 Acquisition, the Company purchased all of the outstanding capital stock of ATTI for $14.2 million, of which Everett
R. Dobson and Russell L. Dobson, together, received $9.5 million. The purchase price for the ATTI stock was based on ATTI's beneficial ownership in the Arizona 5 Partnership and negotiations between the Company and the other partner of the Arizona 5 Partnership.

    In March 1996, the Company made a $1.4 million unsecured loan to Everett R. Dobson. The loan was repaid on October 1, 1997 in connection with the Arizona 5 Acquisition. Interest on the amount borrowed was payable quarterly at the same annual rate as that payable under the Company's prior bank facility. The loan consolidated amounts borrowed prior to 1994, together with accrued interest.

    In June 1997, Everett R. Dobson executed a promissory note in favor of the Company in the amount of approximately $354,000, which refinanced loans made to him by the Company during 1996, together with accrued interest. The loan was repaid on October 1, 1997 in connection with the Arizona 5 Acquisition. The loan bore interest at 8% per annum. In December 1996, the Company made a one-year loan in the amount of $12,900 to Russell L. Dobson which bore interest at 9% per annum. In June 1997, the Company made an additional loan to Russell L. Dobson in the principal amount of $423,000, of which $304,000 consolidated amounts owed to the Company since prior to 1994, and $119,000 refinanced a loan made to him in November 1996, in each case together with accrued interest. This loan bore interest at an annual rate of 9.07%. Both loans to Russell L. Dobson were paid in full on October 1, 1997 in connection with the Arizona 5 Acquisition. The interest rate charged on the loan to Everett R. Dobson represented the Company's costs of borrowed funds. The interest rate on the loans to Russell L. Dobson approximated the prevailing market rates at the time the loans were first made. In 1993, Steven T. Dobson was indebted to the Company in the principal amount of $7,500, which loan was paid in full in March 1995.

    Prior to November 1, 1998, the Company leased its headquarters from WillRuss Limited Liability Company ("WillRuss") pursuant to a 10-year lease expiring in 2005. WillRuss is owned by Russell L. Dobson and his wife. Monthly rent under the lease was approximately $23,000, or $.93 per square foot. In October 1998, WillRuss sold this building to an unrelated third party. As part of the sale transaction, the Company entered into an agreement with the buyer to lease the building for a one-year term at a monthly rent of approximately $19,000. In August 1995, the Company loaned WillRuss $60,000, which was paid in full in September 1995, together with interest at an annual rate of 10%.

    The Company made a $300,000 home mortgage loan to G. Edward Evans in February 1997 in connection with his employment. See "--Employment Agreements." The loan is payable in 60 monthly installments of $1,400, including interest at the annual rate of 4%, with the balance due at maturity in February 2002.

    In 1995, the Company bought 75,000 shares of common stock of Zenex for $75,000 and 400,000 shares of Zenex preferred stock for $400,000, and received an option to purchase additional shares of Zenex common stock. In early 1996, the Company purchased an additional 275,000 shares of Zenex preferred stock for $275,000. In October 1996, Zenex redeemed all shares of Zenex preferred stock held by the Company and purchased the Company's option for an aggregate of $825,000. At the same time, the Company sold 30,000 shares of Zenex common stock to an unrelated party for $142,000. In July 1997, the Company purchased 30,000 shares of Zenex common stock for $150,000 and resold the shares in November 1997 to Everett R. Dobson at a price equal to the Company's cost. In September 1997, the Company purchased a loan for $263,882 made by a bank to Zenex and resold such loan to Everett R. Dobson in November 1997 at a price equal to the Company's cost plus accrued interest. Everett R. Dobson, an executive officer, director and principal shareholder of the Company, was a director of Zenex from August 1995 to September 1997.

    In November 1997, Everett R. Dobson purchased an interest in the Company's loan to Gila River Telecommunications Subsidiary, Inc., a wholly owned subsidiary of the Gila River Indian Community. The Company repurchased this interest in June 1998.

    In January 1998, a subsidiary of the Company purchased contractual rights, information data and other rights with respect to certain of Zenex's long distance customers located in areas served by Logix for $105,000. In addition, in June, 1998, Logix purchased certain long distance customers and related assets for approximately $4.7 million. In connection with the purchase of these assets of Zenex, a note payable in the amount of $284,765, including accrued interest, from Zenex to Everett R. Dobson was paid in full.

    In connection with the Sygnet Financing, the Company purchased for $1.9 million all of its outstanding shares (100,000 shares) of Class C Preferred Stock held by the Fleet Investors and also purchased 43,348 shares of its Class A Common Stock from Fleet Investors for $31.1 million. Thadeus J. Mocarski, a principal of the Fleet Investors, was a director of the Company and resigned as a director upon consummation of the Sygnet Acquisition. As part of the Sygnet Financing, the Dobson Partnership acquired 37,630 shares of Class G Preferred Stock from the Company in exchange for 37,630 shares of Class A Common Stock. See "Description of Capital Stock--Other Preferred Stock" for a description of the Class D Purchase Agreement and Investors Agreement entered into by the Company in connection with the Sygnet Financing.

    In the Tower Sale Leaseback, Dobson Tower Company purchased cellular towers from Sygnet for $25.0 million and lease the towers back to Sygnet. Everett R. Dobson, a director, executive officer and principal shareholder of the Company, owns preferred stock issued by Dobson Tower Company. All of Dobson Tower Company's common stock is owned by the Company.

                             PRINCIPAL SHAREHOLDERS

    The following table provides information concerning beneficial ownership of the Company's voting securities at December 31, 1998, by (a) each person known by the Company to beneficially own more than 5% of such stock, (b) each director, nominee and Named Executive Officer, and (c) all directors, nominees and executive officers as a group:

                                  CLASS A COMMON STOCK     CLASS D PREFERRED     CLASS G PREFERRED STOCK
                                                                 STOCK
                                 ----------------------  ----------------------  ------------------------   PERCENT OF
NAME AND ADDRESS OF BENEFICIAL   NUMBER OF  PERCENT OF   NUMBER OF  PERCENT OF    NUMBER OF   PERCENT OF   TOTAL VOTING
  OWNER                           SHARES       CLASS      SHARES       CLASS       SHARES        CLASS       POWER(1)
-------------------------------  ---------  -----------  ---------  -----------  -----------  -----------  -------------
Everett R. Dobson (2) .........    471,388        95.8%      3,534         4.7%      37,853        100.0%         84.8%
  13439 N. Broadway Ext.
  Oklahoma City, OK 73114

Russell L. Dobson .............      3,154       *              --          --           --           --         *
  13439 N. Broadway Ext.
  Oklahoma City, OK 73114

J.W. Childs
  Associates, L.P. (3).........     17,412         3.5%     71,560        95.3%          --           --          14.7%
  One Federal St.
  Boston, MA 02110

All directors, nominees and
  executive officers as a group
  (11 persons).................    491,954       100.0%     75,094       100.0%      37,853        100.0%        100.0%

------------------------

*   Less than 1%.

(1) In calculating the percent of total voting power, the voting power of shares of Class A Common Stock (one vote per share) and Class D Preferred Stock (presently equivalent to one vote per share) is aggregated.

(2) All such shares are held by the Dobson Partnership. As the president and sole director and shareholder of RLD, Inc., the general partner of the partnership, Everett R. Dobson has voting and investment power with respect to such shares.

(3) All such shares are beneficially owned by Dana L. Schmaltz, who became a director following the closing of the Sygnet Financing.

    Except as set forth above, no director, nominee or executive officer of the Company owns or has the right to acquire within 60 days, or upon completion of the Sygnet Financing will own or have the right to acquire within 60 days thereafter, any of the Company's voting securities.

                       DESCRIPTION OF THE PREFERRED STOCK

    The summary contained herein of certain provisions of the Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the provisions of the Certificate of Designation, the form of which will be made available from the Company upon request. The definitions of certain terms used in the Certificate of Designation and in the following summary are set forth under "--Certain Definitions."

GENERAL

    The Certificate of Incorporation of the Company authorizes the Board of Directors to issue classes of preferred stock from time to time in one or more series, with such designations, voting powers, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions as may be determined by the Board of Directors. The Company has authorized 2,500,000 shares of preferred stock, par value $1.00, including 184,000 shares of Preferred Stock, with a liquidation preference of $1,000 per share. Such shares include the 64,646 shares of Preferred Stock issued in Old Shares and additional shares of Preferred Stock which may be used to pay dividends on the Preferred Stock if the Company elects to pay dividends in additional Preferred Stock. The Company filed a Certificate of Designation with respect thereto with the Secretary of State of Oklahoma as required by Oklahoma law. The Preferred Stock will be exchangeable, at the option of the Company, into the Exchange Debentures, at any time. See "--Exchange." The outstanding Preferred Stock is fully paid and nonassessable and the holders thereof have no subscription or preemptive rights related thereto. United States Trust Company of New York will be the transfer agent and registrar for the Preferred Stock (the "Transfer Agent" and "Registrar").

RANKING

    The Preferred Stock, with respect to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company, ranks (i) senior to all classes of Common Stock of the Company, Class A Preferred Stock, the Class D Preferred Stock, the Class E Preferred Stock, the Class F Preferred Stock, the Class G Preferred Stock, the Class H Preferred Stock and to each other class of capital stock or series of preferred stock established after the date of this Memorandum by the Board of Directors, the terms of which do not expressly provide that it ranks senior to or on a parity with the Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to, together with all classes of Common Stock of the Company, as the "Junior Securities"); (ii) on a parity with the Senior Preferred Stock and, subject to certain conditions, with any class of capital stock or series of preferred stock issued by the Company established after the date of this Memorandum by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to as "Parity Securities"); and (iii) subject to certain conditions, junior to each class of capital stock or series of preferred stock issued by the Company established after the date of this Memorandum by the Board of Directors, the terms of which expressly provide that such class or series will rank senior to the Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up and dissolution of the Company (collectively referred to as "Senior Securities"). The Preferred Stock is subject to the issuance of series of Junior Securities, Parity Securities and Senior Securities, PROVIDED that the Company may not issue any new class of Senior Securities without the approval of the holders of at least a majority of the shares of Preferred Stock then outstanding, voting or consenting, as the case may be, separately as one class, except that, without the approval of holders of the Preferred Stock, the Company may issue shares of Senior Securities in exchange for, or the proceeds of which are used to redeem or repurchase, (1) all (but not less than all) shares of Preferred Stock then outstanding or (2) indebtedness of the Company.

DIVIDENDS

    Holders of Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends on the Preferred Stock at a rate per annum equal to 12.25% of the liquidation preference per share, payable quarterly. All dividends will be cumulative, whether or not earned or declared, on a daily basis from the Issue Date and will be payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, commencing January 15, 1999. On and before January 15, 2003, the Company may pay dividends, at its option, in cash or in additional fully paid and nonassessable Preferred Stock having an aggregate liquidation preference equal to the amount of such dividends. Dividends paid in additional shares of Preferred Stock will be calculated and paid to registered holders to the nearest whole share. The Company may pay dividends in cash during the period on or before January 15, 2003 on the Senior Preferred Stock only if it also pays dividends in cash on the Preferred Stock during such period.

    The Depository Trust Company ("DTC") will not permit the allocation of fractional shares. Consequently, payments made to Cede & Co. (as nominee for DTC) will include cash in lieu of fractional shares based on the liquidation preference of the Preferred Stock. Registered holders other than Cede & Co., if any, will continue to receive fractional shares of Preferred Stock calculated to the fifth decimal place.

    After January 15, 2003, dividends may be paid only in cash. However, the Senior Note Indenture, the certificate of designation for the Senior Preferred Stock and the Credit Facilities restrict the payment of cash dividends by the Company, and future agreements may provide the same. If any dividend (or portion thereof) payable on any dividend payment date is not declared or paid in full in cash (or on or prior to January 15, 2003, in cash or Preferred Stock) on such dividend payment date, the amount of accrued and unpaid dividends will bear interest at the dividend rate on the Preferred Stock, compounding quarterly, until declared and paid in full.

    No full dividends may be declared or paid or funds set apart for the payment of dividends on any Parity Securities for any period unless full cumulative dividends shall have been or contemporaneously shall be declared and paid in full or declared and, if payable in cash, a sum in cash shall be set apart for such payments on the Preferred Stock. If full dividends are not so paid, the Preferred Stock shall share dividends PRO RATA with the Parity Securities. No dividends may be paid or set apart for such payment on Junior Securities (except dividends on Junior Securities in additional shares of Junior Securities) and no Junior Securities or Parity Securities may be repurchased, redeemed or otherwise retired nor may funds be set apart for payment with respect thereto if full cumulative dividends shall not have been paid on the Preferred Stock.

OPTIONAL REDEMPTION

    The Preferred Stock may be redeemed (subject to contractual and other restrictions with respect thereto and to the legal availability of funds therefor) at any time on or after January 15, 2003, at the Company's option, in whole or in part, at the redemption prices (expressed as a percentage of the liquidation preference thereof) set forth below, plus an amount in cash equal to all accumulated and unpaid dividends (including an amount in cash equal to a prorated dividend for the period from the dividend payment date immediately prior to the redemption date to the redemption date, but subject to the right of holders of Preferred Stock on a record date to receive dividends on a dividend payment date), if redeemed during the 12-month period beginning January 15 of each of the years set forth below.

YEAR                                                                                PERCENTAGE
----------------------------------------------------------------------------------  -----------
2003..............................................................................     106.125%
2004..............................................................................     104.084%
2005..............................................................................     102.042%
2006 and thereafter...............................................................     100.000%

    In addition, on or prior to January 15, 2001, the Company may redeem Preferred Stock at a redemption price equal to 112.250% of the liquidation preference, plus an amount in cash equal to all accumulated and unpaid dividends (including an amount in cash equal to a prorated dividend for the period from the dividend payment date immediately prior to the redemption date to the redemption date, but subject to the right of holders of Preferred Stock on a record date to receive dividends due on a dividend payment date), with the proceeds of any sale of its Common Stock, PROVIDED that such redemption date occurs within 180 days after consummation of such sale and at least 65% aggregate liquidation preference of Preferred Stock originally issued remains outstanding after each such redemption.

    The Company will not exercise its optional redemption rights provided in the certificate of designation with respect to the Senior Preferred Stock unless it contemporaneously redeems the Preferred Stock pro rata.

    No optional redemption may be authorized or made unless prior thereto full unpaid cumulative dividends shall have been paid or a sum set apart for such payment on the Preferred Stock.

    In the event of partial redemptions of Preferred Stock, the shares to be redeemed will be determined PRO RATA or by lot, as determined by the Company, except that the Company may redeem such shares held by any holder of fewer than 100 shares without regard to such PRO RATA redemption requirement. The Senior
Note Indenture and the Credit Facilities restrict the Company's ability to redeem the Preferred Stock and future agreements may contain similar provisions. See "Description of Certain Indebtedness-- The Senior Notes," "--The DOC Facility" and "--The DCOC Facility." Notice of redemption will be mailed by first-class mail to each holder's registered address at least 30 but no more than 60 days prior to the redemption date. If any Preferred Stock is to be redeemed in part, the notice of redemption that related to such Preferred Stock shall state the portion of the liquidation preference to be redeemed. New shares of Preferred Stock having an aggregate liquidation preference equal to the unredeemed portion will be issued in the name of the holder thereof upon cancellation of the original Preferred Stock and, unless the Company fails to pay the redemption price on the redemption date, after the redemption date, dividends will cease to accrue on the Preferred Stock called for redemption.

MANDATORY REDEMPTION

    The Preferred Stock is subject to mandatory redemption (subject to the legal availability of funds therefor but without regard to any contractual or other restrictions with respect thereto) in whole on January 15, 2008 (the "Mandatory Redemption Date") at a price, payable in cash, equal to the liquidation preference thereof plus all accumulated and unpaid dividends to the date of redemption.

CHANGE OF CONTROL

    Upon the occurrence of a Change of Control, the Company will be required (subject to any contractual and other restrictions with respect thereto existing on the Closing Date and the legal availability of funds therefor) to make an Offer to Purchase (the "Change of Control Offer") to each holder of Preferred Stock to repurchase all or any part of such holder's Preferred Stock at a cash purchase price equal to 101% of the liquidation preference thereof, plus an amount in cash equal to all accumulated and unpaid dividends (including an amount in cash equal to a prorated dividend for the period from the dividend payment date immediately prior to the date of purchase to the date of purchase) (the "Change of Control Payment"). The Change of Control Offer must be made within 30 days following a Change of Control, must remain open for at least 30 and not more than 40 days and must comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations. Notwithstanding the foregoing, the Company shall not be required to make a Change of Control Offer if any Indebtedness outstanding on the Closing Date which would prohibit such Change of Control Offer or any Indebtedness under the DOC Facility or the DCOC Facility is outstanding upon the occurrence of a Change of Control until such Indebtedness is repaid, redeemed or repurchased in full, in which case the date on which all such Indebtedness is so repaid, redeemed or repurchased will, under the Certificate of Designation, be deemed to be the date on which such Change of Control shall have occurred.

    None of the provisions in the Certificate of Designation relating to a purchase upon a Change of Control are waivable by the Board of Directors. The Company could, in the future, enter into certain transactions, including certain recapitalizations of the Company, that would not constitute a Change of Control, but would increase the amount of indebtedness outstanding at such time. If a Change of Control were to occur, the Company would be obligated to offer to repurchase all Indebtedness outstanding on the Closing Date which would prohibit a Change of Control Offer prior to making an offer to repurchase Preferred Stock, and there can be no assurance that the Company would have sufficient funds to pay the purchase price for all Preferred Stock that the Company would be required to purchase. In the event that the Company were required to purchase outstanding Preferred Stock pursuant to a Change of Control Offer, the Company expects that it would need to seek third-party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing. In addition, the Company's ability to purchase the Preferred Stock may be limited by other then-existing agreements and by restrictions imposed by Oklahoma law.

LIQUIDATION PREFERENCE

    Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, holders of Preferred Stock will be entitled to be paid, out of the assets of the Company available for distribution, $1,000 per share, plus an amount in cash equal to accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding-up (including an amount equal to a prorated dividend for the period from the last dividend payment date to the date fixed for liquidation, dissolution or winding-up), before any distribution is made on any Junior Securities, including, without limitation, the Class A Preferred Stock, the Class D Preferred Stock, the Class E Preferred Stock, the Class F Preferred Stock, the Class G Preferred Stock, the Class H Preferred Stock and the Common Stock of the Company. However, in a bankruptcy proceeding commenced by or against the Company under the U.S. Bankruptcy Code, the claim of a holder of Preferred Stock may be limited to the sum of (i) the initial offering price and (ii) that portion of the difference between the liquidation preference and the initial offering price not held to be the equivalent of "unmatured interest" for purposes of the U.S. Bankruptcy Code. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the amounts payable with respect to the Preferred Stock and all other Parity Securities are not paid in full, the holders of the Preferred Stock and the Parity Securities will share equally and ratably in any distribution of assets of the Company in proportion to the full liquidation preference and accumulated and unpaid dividends to which each is entitled. After payment of the full amount of the liquidation preferences and accumulated and unpaid dividends to which they are entitled, the holders of Preferred Stock will not be entitled to any further participation in any distribution of assets of the Company. However, a merger, consolidation or sale of all or substantially all of the assets of the Company that complies with the provisions described below under "--Consolidation, Merger and Sale of Assets" shall not be deemed to be a liquidation, dissolution or winding-up of the Company.

    The Certificate of Designation does not contain any provision requiring funds to be set aside to protect the liquidation preference of the Preferred Stock, although such liquidation preference will be substantially in excess of the par value of such Preferred Stock. In addition, the Company is not aware of any provision of Oklahoma law or any controlling decision of the courts of the State of Oklahoma (the state of incorporation of the Company) that requires a restriction upon the surplus of the Company solely because the liquidation preference of the Preferred Stock will exceed its par value. Consequently, there will be no restriction upon the surplus of the Company solely because the liquidation preference of the Preferred Stock will exceed the par value and there will be no remedies available to holders of the Preferred Stock before or after the payment of any dividend, other than in connection with the liquidation of the Company, solely by reason of the fact that such dividend would reduce the surplus of the Company to an amount less than the difference between the liquidation preference of the Preferred Stock and its par value.

VOTING RIGHTS

    The holders of Preferred Stock have no voting rights with respect to general corporate matters except as provided by law or as set forth in the Certificate of Designation. The Certificate of Designation provides that if (a) dividends on the Preferred Stock are in arrears and unpaid (and, with respect to dividends that become payable after January 15, 2003, are not paid in cash) for four quarterly periods (whether or not consecutive), (b) the Company fails to discharge any redemption obligation with respect to the Preferred Stock, (c) the Company fails to make an offer to purchase (and complete such purchase of) all of the outstanding shares of Preferred Stock following a Change of Control, if such offer to purchase is required by the provisions set forth above under the caption "--Change of Control," (d) a breach or violation of the provisions described under the caption "--Covenants" occurs and such breach or violation continues for a period of 30 consecutive days or more after notice thereof to the Company by holders of 25% or more of the shares of Preferred Stock then outstanding or (e) there occurs with respect to any issue or issues of Indebtedness of the Company and/or any Significant Subsidiary having an outstanding principal amount of $10 million or more in the aggregate for all such issues of the Company and/or any Significant Subsidiary, whether such Indebtedness now exists or shall hereafter be created, (i) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (ii) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default, then the number of directors constituting the Board of Directors will be adjusted to permit the holders of the majority of the then outstanding shares of Preferred Stock, voting separately as a class, to elect two directors. Such voting rights and the term of office of such elected directors will continue until such time as all dividends in arrears on the Preferred Stock are paid in full (and, in the case of dividends payable after January 15, 2003, paid in cash) and any failure, breach or default referred to in clause (b), (c), (d) or (e) is remedied, at which time the term of any directors elected pursuant to the provisions of this paragraph shall terminate. For the purpose of determining the number of quarterly periods for which accrued dividends have not been paid, any accrued and unpaid dividend that is subsequently paid shall not be treated as unpaid. Each such event described in clauses (a) through (e) above is referred to herein as a "Voting Rights Triggering Event." Within 15 days of the time the Company becomes aware of the occurrence of any default referred to in clause (d) or (e) above, the Company shall give written notice thereof to holders of the Preferred Stock.

    The Certificate of Designation provides that, upon the occurrence of a Voting Rights Triggering Event, the number of directors constituting the Board of Directors will be increased by two directors, whom the holders of Preferred Stock are entitled to elect. Whenever the right of the holders of Preferred Stock to elect directors shall cease, the number of directors constituting the Board of Directors will be restored to the number of directors constituting the Board of Directors prior to the time or event that entitled the holders of Preferred Stock to elect directors.

    Any vacancy occurring in the office of a director elected by the holders of Preferred Stock may be filled by the remaining director elected by such holders unless and until such vacancy shall be filled by such holders.

    The Certificate of Designation provides that, except as stated above under "--Ranking," the Company will not authorize any class of Senior Securities without the affirmative vote or consent of the holders of at least a majority of the shares of Preferred Stock then outstanding, voting or consenting, as the case may be, separately as one class. The Certificate of Designation also provides that the Company may not amend the Certificate of Designation so as to affect adversely the specific rights, preferences, privileges or voting rights of holders of the Preferred Stock, or authorize the issuance of any additional shares of Preferred Stock (other than to pay dividends in kind), without the affirmative vote or consent of the holders of at least a majority of the outstanding shares of Preferred Stock, voting or consenting, as the case may be, separately as one class. The holders of at least a majority of the outstanding shares of Preferred

Stock, voting or consenting, as the case may be, separately as one class, may also waive compliance with any provision of the Certificate of Designation. The Certificate of Designation also provides that, except as set forth above, (a) the creation, authorization or issuance of any shares of Junior Securities, Parity Securities or Senior Securities or (b) the increase or decrease in the amount of authorized capital stock of any class, including any preferred stock, shall not require the consent of the holders of Preferred Stock and shall not be deemed to affect adversely the rights, preferences, privileges or voting rights of the holders of Preferred Stock.

    Under Oklahoma law, the holders of Preferred Stock will be entitled to vote as a class upon a proposed amendment to the Certificate of Incorporation, whether or not entitled to vote thereon by the Certificate of Incorporation, if the amendment would increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely.

CERTAIN DEFINITIONS

    Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the Certificate of Designation. Reference is made to the Certificate of Designation for the full definitions of all such terms as well as any other capitalized terms used herein for which no definition is provided.

    "Acquired Indebtedness" means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition by a Restricted Subsidiary and not Incurred in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition; PROVIDED that Indebtedness of such Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition shall not be Acquired Indebtedness.

    "Adjusted Consolidated Net Income" means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period determined in conformity with GAAP; PROVIDED that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication):
(i) the net income of any Person (other than net income attributable to a Restricted Subsidiary) in which any Person (other than the Company or any of its Restricted Subsidiaries) has a joint interest and the net income of any Unrestricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Restricted Subsidiaries by such other Person or such Unrestricted Subsidiary during such period; (ii) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below (and in such case, except to the extent includable pursuant to clause (i) above), the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by the Company or any of its Restricted Subsidiaries; (iii) except in the case of any restriction or encumbrance permitted under clause (vi) of the "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant, the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary; (iv) any gains or losses (on an after-tax basis) attributable to Asset Sales; (v) except for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below, any amount paid or accrued as dividends on Preferred Shares of the Company or any Restricted Subsidiary owned by Persons other than the Company and any of its Restricted Subsidiaries; and (vi) all extraordinary gains and extraordinary losses, net of tax.

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    "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

    "Asset Acquisition" means (i) an investment by the Company or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with the Company or any of its Restricted Subsidiaries; PROVIDED that such Person's primary business is related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such investment or (ii) an acquisition by the Company or any of its Restricted Subsidiaries of the property and assets of any Person other than the Company or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person; PROVIDED that the property and assets acquired are related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such acquisition.

    "Asset Disposition" means the sale or other disposition by the Company or any of its Restricted Subsidiaries (other than to the Company or another Restricted Subsidiary) of (i) all or substantially all of the Capital Stock of any Restricted Subsidiary or (ii) all or substantially all of the assets that constitute a division or line of business of the Company or any of its Restricted Subsidiaries.

    "Asset Sale" means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries of (i) all or any of the Capital Stock of any Restricted Subsidiary, (ii) all or substantially all of the property and assets of an operating unit or business of the Company or any of its Restricted Subsidiaries or (iii) any other property and assets of the Company or any of its Restricted Subsidiaries outside the ordinary course of business of the Company or such Restricted Subsidiary and, in each case, that is not governed by the provisions described under "Consolidation, Merger and Sale of Assets"; PROVIDED that "Asset Sale" shall not include (a) sales or other dispositions of inventory, receivables and other current assets, (b) sales or other dispositions of assets for consideration at least equal to the fair market value of the assets sold or disposed of, PROVIDED that the consideration received consists of property or assets (other than current assets) of a nature or type or that are used in a business (or a company having property or assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or business of, the Company and its Restricted Subsidiaries existing on the date of such sale or other disposition or (c) sales, transfers or other dispositions of assets constituting a Restricted Payment permitted to be made under the "Limitation on Restricted Payments" covenant.

    "Average Life" means, at any date of determination with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (ii) the sum of all such principal payments.

    "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, including, without limitation, all Common Stock and Preferred Shares.

    "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

    "Capitalized Lease Obligations" means the discounted present value of the rental obligations under a Capitalized Lease.

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    "Change of Control" means such time as (i) (a) prior to the occurrence of a
Public Market, a "person" or "group" (within the meaning of Section 13(d) or 14(d)(2) under the Exchange Act) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of Voting Stock representing a greater percentage of the total voting power of the Voting Stock of the Company, on a fully diluted basis, than is held by the Existing Stockholders and their Affiliates on such date and (b) after the occurrence of a Public Market, a "person" or "group" (within the meaning of Section 13(d) or 14(d)(2) under the Exchange Act) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the total voting power of the Voting Stock of the Company on a fully diluted basis and such ownership represents a greater percentage of the total voting power of the Voting Stock of the Company, on a fully diluted basis, than is held by the Existing Stockholders and their Affiliates on such date; or (ii) individuals who on the Closing Date constituted the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination for election by the Company's stockholders was approved by a vote of at least a majority of the members of the Board of Directors then in office who either were members of the Board of Directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office.

    "Class A Common Stock" means the Class A Common Stock, par value $.001 per share, of the Company.

    "Class A Preferred Stock" means the Class A Non-Voting, Non-Convertible Preferred Stock, par value $1.00 per share, of the Company.

    "Class D Preferred Stock" means the Class D 15% Convertible Preferred Stock, par value $1.00 per share, of the Company.

    "Class E Preferred Stock" means the Class E Preferred Stock, par value $1.00 per share, of the Company.

    "Class F Preferred Stock" means the Class F 16% Preferred Stock, par value $1.00 per share, of the Company.

    "Class G Preferred Stock" means the Class G 16% Convertible Preferred Stock, par value $1.00 per share, of the Company.

    "Class H Preferred Stock" means the Class H Preferred Stock, par value $1.00 per share, of the Company.

    "Closing Date" means January 22, 1998.

    "Common Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's equity, other than Preferred Shares of such Person, whether now outstanding or issued after the Closing Date, including without limitation, all series and classes of such Common Stock.

    "Consolidated EBITDA" means, for any period, Adjusted Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income (i) Consolidated Interest Expense,
(ii) income taxes (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets), (iii) depreciation expense, (iv) amortization expense, and (v) all other non-cash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with GAAP; PROVIDED that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by
(B) the quotient of (1) the number of shares of outstanding Common Stock of

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such Restricted Subsidiary not owned on the last day of such period by the
Company or any of its Restricted Subsidiaries divided by (2) the total number of shares of outstanding Common Stock of such Restricted Subsidiary on the last day of such period.

    "Consolidated Interest Expense" means, for any period, the aggregate amount of interest in respect of Indebtedness (including, without limitation, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Interest Rate Agreements; and Indebtedness that is Guaranteed or secured by the Company or any of its Restricted Subsidiaries) and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by the Company and its Restricted Subsidiaries during such period; EXCLUDING, HOWEVER, (i) any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof) and (ii) any premiums, fees and expenses (and any amortization thereof) payable in connection with the offering of the Senior Notes and the Senior Preferred Stock, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP.

    "Consolidated Leverage Ratio" means, on any Transaction Date, the ratio of
(i) the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis outstanding on such Transaction Date, plus, solely for purpose of calculating whether a Restricted Payment may be made pursuant to clause (vi) or (vii) of the " Limitation on Restricted Payments" covenant, the maximum fixed redemption or repurchase price of the Preferred Stock and any Senior Securities or Parity Securities at the time of determination, to (ii) the aggregate amount of Consolidated EBITDA for the then most recent four fiscal quarters for which financial statements of the Company have been filed with the Commission (such four fiscal quarter period being the "Four Quarter Period"); PROVIDED that (A) PRO FORMA effect shall be given to any Indebtedness that is to be Incurred or repaid on the Transaction Date as if such Incurrence or repayment had occurred on the first day of such Four Quarter Period; (B) PRO FORMA effect shall be given to Asset Dispositions and Asset Acquisitions (including giving PRO FORMA effect to the application of proceeds of any Asset Disposition) that occur during the period beginning on the first day of the Four Quarter Period and ending on the Transaction Date (the "Reference Period") as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and (C) PRO FORMA effect shall be given to asset dispositions and asset acquisitions (including giving PRO FORMA effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into the Company or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period; PROVIDED that to the extent that clause (B) or (C) of this sentence requires that PRO FORMA effect be given to an Asset Acquisition or Asset Disposition, such PRO FORMA calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed of for which financial information is available.

    "Consolidated Net Worth" means, at any date of determination, stockholders' equity as set forth on the most recently available quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries (which shall be as of a date not more than 90 days prior to the date of such computation, and which shall not take into account Unrestricted Subsidiaries), less any amounts attributable to Disqualified Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of the Company or any of its Restricted Subsidiaries, each item to be determined in conformity with

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
GAAP (excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52).

    "Credit Facilities" means the DOC Facility and the DCOC Facility.

    "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

    "DCOC" means Dobson Cellular Operations Company.

    "DCOC Facility" means the $120 million and $80 million credit facilities created and established by the DCOC Facility Agreement.

    "DCOC Facility Agreement" means the agreement among DCOC, NationsBank of Texas, N.A., First Union National Bank and Toronto Dominion (Texas), Inc., dated as of March 25, 1998, establishing the DCOC Facility, together with all other agreements, instruments, and documents executed or delivered pursuant thereto or in connection therewith, in each cash as such agreement, other agreements, instruments or documents may be amended, supplemented, extended, renewed, replaced or otherwise modified from time to time.

    "Disqualified Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise is (i) required to be redeemed prior to the Mandatory Redemption Date, (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Mandatory Redemption Date or (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity prior to the Mandatory Redemption Date; PROVIDED that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of a "change of control" occurring prior to the Mandatory Redemption Date shall not constitute Disqualified Stock if the "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in the "Change of Control" covenant and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company's repurchase of such Senior Preferred Stock as is required to be repurchased pursuant to the "Change of Control" covenant.

    "Dobson/Sygnet" means Dobson/Sygnet Communications Company.

    "Dobson/Sygnet Indenture" means the Indenture dated as of December 23, 1998 between Dobson/ Sygnet and United States Trust Company of New York, relating to the Dobson/Sygnet Notes, as such indenture may be amended, supplemented, extended, renewed, replaced or otherwise modified from time to time.

    "Dobson/Sygnet Notes" means the 12 1/4% Senior Notes due 2008 to be issued by Dobson/Sygnet under the Dobson/Sygnet Indenture.

    "DOC Facility" means that certain credit facility created and established by the DOC Facility Agreement.

    "DOC Facility Agreement" means the Third Amended and Restated Credit Agreement among Dobson Operating Company, Corestates Bank, N.A., Toronto Dominion (Texas), Inc. and NationsBank of Texas, N.A. dated as of March 25, 1998, together with all other agreements, instruments and documents executed or delivered pursuant thereto or in connection therewith, in each case as such agreements, instruments or documents may be amended, supplemented, extended, renewed, replaced or otherwise modified from time to time.

    "Existing Stockholders" means Everett R. Dobson.

    "fair market value" means the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be

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conclusive if evidenced by a Board Resolution; PROVIDED that for purposes of clause (viii) of the second paragraph of the "Limitation on Indebtedness" covenant, (x) the fair market value of any security registered under the Exchange Act shall be the average of the closing prices, regular way, of such security for the 20 consecutive trading days immediately preceding the sale of Capital Stock and (y) in the event the aggregate fair market value of any other property received by the Company exceeds $10 million, the fair market value of such property shall be determined by a nationally recognized investment banking firm and set forth in their written opinion which shall be delivered to the Transfer Agent.

    "FCC" means the Federal Communications Commission.

    "Fleet Investors" means Fleet Venture Resources, Inc., Fleet Equity Partners VI, L.P. and Kennedy Plaza Partners and their Affiliates.

    "Fleet Investors Preferred Stock" means the Class B Preferred Stock and the Class C Preferred Stock.

    "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained or referred to in the Certificate of Designation shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Certificate of Designation shall be made without giving effect to (i) the amortization of any expenses incurred in connection with the offering of the Senior Notes and the Senior Preferred Stock and (ii) except as otherwise provided, the amortization of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 and 17.

    "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); PROVIDED that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

    "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an "Incurrence" of Indebtedness by reason of a Person becoming a Restricted Subsidiary; PROVIDED that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

    "Indebtedness" means, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (i) or (ii) above or (v), (vi), (vii) or (viii) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement), (iv) all obligations of such Person to pay the

                                      117
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deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables, (v) all obligations of such Person as lessee under Capitalized Leases, (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person;
PROVIDED that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness, (vii) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person, (viii) the maximum fixed redemption or repurchase price of Disqualified Stock of such Person at the time of determination and (ix) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date (or in the case of a revolving credit or other similar facility, the total amount of funds outstanding and/or available on the date of determination) of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, PROVIDED (A) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the unamortized portion of the original issue discount of such Indebtedness at the time of its issuance as determined in conformity with GAAP, (B) money borrowed at the time of the Incurrence of any Indebtedness in order to pre-fund the payment of interest on such Indebtedness shall be deemed not to be "Indebtedness" and (C) that Indebtedness shall not include any liability for federal, state, local or other taxes.

    "Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

    "Investment" in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of the Company or its Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include (i) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and (ii) the fair market value of the Capital Stock (or any other Investment), held by the Company or any of its Restricted Subsidiaries, of (or in) any Person that has ceased to be a Restricted Subsidiary (other than as a result of being designated as an Unrestricted Subsidiary under clause (i) above), including without limitation, by reason of any transaction permitted by clause (iii) of the "Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant. For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant described below, (i) "Investment" shall include the fair market value of the assets (net of liabilities (other than liabilities to the Company or any of its Subsidiaries)) of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary,
(ii) the fair market value of the assets (net of liabilities (other than liabilities to the Company or any of its Subsidiaries)) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments and (iii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

    "Issue Date" means the date on which the Preferred Stock was originally issued.

    "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

    "Logix" means Logix Communications Enterprises, Inc., formerly named Dobson Wireline Company.

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    "Logix Notes" means the 12 1/4% Senior Notes due 2008 issued by Logix under the Logix Indenture.

    "Logix Indenture" means the Indenture dated as of June 12, 1998 between Logix and United States Trust Company of New York, relating to the Logix Notes, as such indenture may be amended, supplemented, extended, renewed, replaced or otherwise modified from time to time.

    "Mandatory Redemption Date" means January 15, 2008.

    "Moody's" means Moody's Investors Service, Inc. and its successors.

    "Net Cash Proceeds" means, (a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Company and its Restricted Subsidiaries, taken as a whole, (iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale and (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary of the Company as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP and
(b) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary of the Company) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney's fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

    "New DCOC Facility Commitment Letter" means the commitment letter (including the Summary of Terms and Conditions attached thereto) dated January 7, 1998 among Dobson Communications Corporation, Dobson Cellular Operations Company, NationsBank of Texas, N.A. and NationsBanc Montgomery Securities LLC.

    "New DOC Facility Agreement" means the credit agreement established pursuant to the New DOC Facility Commitment Letter, together with all other agreements, instruments and documents executed or delivered pursuant thereto or in connection therewith, in each case as such credit agreement, other agreements, instruments or documents may be amended, supplemented, extended, renewed, replaced or otherwise modified from time to time.

    "New DOC Facility Commitment Letter" means the commitment letter (including the Summary of Terms and Conditions attached thereto) dated January 7, 1998 among Dobson Communications Corporation, Dobson Operating Company, NationsBank of Texas, N.A. and NationsBanc Montgomery Securities LLC.

    "New Shares" means shares of the Company's 12 1/4% Senior Exchangeable Preferred Stock which have been registered under the Securities Act and which are issued in exchange for surrendered Old Shares.

    "Offer to Purchase" means an offer by the Company to purchase Preferred Stock from the Holders commenced by mailing a notice to the Transfer Agent and each Holder stating: (i) the covenant pursuant

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to which the offer is being made and that all Preferred Stock validly tendered will be accepted for payment on a PRO RATA basis; (ii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Payment Date");
(iii) that any Preferred Stock not tendered will continue to accrue dividends pursuant to its terms; (iv) that, unless the Company defaults in the payment of the purchase price, any Preferred Stock accepted for payment pursuant to the Offer to Purchase shall cease to accrue dividends on and after the Payment Date;
(v) that Holders electing to have Preferred Stock purchased pursuant to the Offer to Purchase will be required to surrender the Preferred Stock, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the Preferred Stock completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date; (vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the liquidation preference of Preferred Stock delivered for purchase and a statement that such Holder is withdrawing its election to have such Preferred Stock purchased; and (vii) that Holders whose Preferred Stock is being purchased only in part will be issued new shares of Preferred Stock equal in liquidation preference to the unpurchased portion of the Preferred Stock surrendered; PROVIDED that each share of Preferred Stock purchased and each new share of Preferred Stock issued shall be in a liquidation preference of $1,000 or integral multiples thereof. On the Payment Date, the Company shall (i) accept for payment on a PRO RATA basis Preferred Stock or portions thereof validly tendered pursuant to an Offer to Purchase; (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Preferred Stock or portions thereof so accepted; and (iii) deliver, or cause to be delivered, to the Transfer Agent all Preferred Stock or portions thereof so accepted together with an Officers' Certificate specifying the Preferred Stock or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail to the Holders of Preferred Stock so accepted payment in an amount equal to the purchase price, and the Transfer Agent shall promptly countersign and mail to such Holders new shares of Preferred Stock equal in liquidation preference to any unpurchased portion of the Preferred Stock surrendered; PROVIDED that each share of Preferred Stock purchased and each new share of Preferred Stock issued shall be in a liquidation preference of $1,000 or integral multiples thereof. The Company will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Transfer Agent shall act as the Paying Agent for an Offer to Purchase. The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that the Company is required to repurchase Preferred Stock pursuant to an Offer to Purchase.

    "Old Shares" means shares of the Company's 12 1/4% Senior Exchangeable Preferred Stock originally issued on December 23, 1998 and all additional shares of the Company's 12 1/4% Senior Exchangeable Preferred Stock issued in the payment of dividends thereon.

    "Permitted Investment" means (i) an Investment in the Company or a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, the Company or a Restricted Subsidiary; PROVIDED that such person's primary business is related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such Investment; (ii) Temporary Cash Investments; (iii) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP; and (iv) stock, obligations or securities received in satisfaction of judgments.

    "Preferred Shares" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's preferred or preference equity, whether now outstanding or issued after the Closing Date, including, without limitation, the Preferred Stock and all other series and classes of such preferred stock or preference stock.

    "Preferred Stock" means the Old Shares and the New Shares.

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    "Public Equity Offering" means an underwritten primary public offering of
Common Stock of the Company pursuant to an effective registration statement under the Securities Act.

    A "Public Market" shall be deemed to exist if (i) a Public Equity Offering has been consummated and (ii) at least 15% of the total issued and outstanding Common Stock of the Company has been distributed by means of an effective registration statement under the Securities Act or sales pursuant to Rule 144 under the Securities Act.

    "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

    "Senior Indebtedness" means (i) Indebtedness of the Company under the Senior Notes, the Senior Note Indenture, the DOC Facility Agreement and the DCOC Facility Agreement and all fees, expenses and indemnities payable in connection with any of the foregoing and (ii) all other Indebtedness of the Company, including principal and interest on such Indebtedness, unless such Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, would be PARI PASSU with, or subordinated in right of payment to, the Exchange Debentures; PROVIDED that the term "Senior Indebtedness" shall not include (a) any Indebtedness of the Company that, when Incurred and without respect to any election under Section 1111(b) of the United States Bankruptcy Code, was without recourse to the Company, (b) any Indebtedness of the Company to a Subsidiary of the Company or to a joint venture in which the Company has an interest, (c) any Indebtedness of the Company, to the extent not permitted by the "Limitation on Indebtedness" or the "Senior Subordinated Indebtedness" covenants described below, (d) any repurchase, redemption or other obligation in respect of Disqualified Stock, (e) any Indebtedness to any employee of the Company or any of its Subsidiaries, (f) any liability for federal, state, local or other taxes owed or owing by the Company or (g) any Trade Payables. Senior Indebtedness will also include interest accruing subsequent to events of bankruptcy of the Company at the rate provided for in the document governing such Senior Indebtedness, whether or not such interest is an allowed claim enforceable against the debtor in a bankruptcy case under federal bankruptcy law.

    "Senior Note Indenture" means the Indenture dated as of February 28, 1997 between the Company and United States Trust Company of New York, relating to the Senior Notes, as such indenture may be amended, supplemented, extended, renewed, replaced or otherwise modified from time to time.

    "Senior Exchange Debentures" means the Company's 12 1/4% Senior Subordinated Debentures due 2008 which may be issued by the Company in exchange for Senior Preferred Stock.

    "Senior Notes" means the 11 3/4% Senior Notes due 2007 issued by the Company under the Senior Note Indenture.

    "Senior Preferred Stock" means the Company's 12 1/4% Senior Exchangeable Preferred Stock Mandatorily Redeemable 2008 issued by the Company on January 22, 1998.

    "Significant Subsidiary" means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries, (i) for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated revenues of the Company and its Restricted Subsidiaries or (ii) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Company for such fiscal year.

    "S&P" means Standard & Poor's Ratings Services and its successors.

    "Stated Maturity" means, (i) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (ii) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

    "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

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
    "Temporary Cash Investment" means any of the following: (i) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof, (ii) time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P, and (v) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or Moody's.

    "Trade Payables" means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

    "Transaction Date" means, with respect to the Incurrence of any Indebtedness by the Company or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

    "Unrestricted Subsidiary" means (i) Logix, Dobson/Sygnet, Dobson Tower Company or any other Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary; PROVIDED that (A) any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an "Incurrence" of such Indebtedness and an "Investment" by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation;
(B) either (I) the Subsidiary to be so designated has total assets of $1,000 or less or (II) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the "Limitation on Restricted Payments" covenant described below; and (C) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under the "Limitation on Indebtedness" and "Limitation on Restricted Payments" covenants described below. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED that immediately after giving effect to such designation (x) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be incurred for all purposes of the Certificate of Designation and (y) no Voting Rights Triggering Event, or an event which with the giving of notice or the passage of time, or both, would become a Voting Rights Triggering Event, shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Transfer Agent by promptly providing the Transfer Agent a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

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
    "Voting Stock" means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

    "Wholly Owned" means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

COVENANTS

    The Certificate of Designation will contain, among others, the following covenants:

    LIMITATION ON INDEBTEDNESS

    (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (other than Indebtedness existing on the Closing Date); PROVIDED that the Company and any Restricted Subsidiary may Incur Indebtedness, if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Consolidated Leverage Ratio would be less than 8 to 1, for Indebtedness Incurred on or prior to December 31, 1998, or 7 to 1, for Indebtedness Incurred thereafter.

    Notwithstanding the foregoing, the Company and any Restricted Subsidiary (except as specified below) may Incur each and all of the following: (i) Indebtedness outstanding at any time in an aggregate principal amount not to exceed $250 million; (ii) Indebtedness (A) to the Company evidenced by a promissory note or (B) to any of its Restricted Subsidiaries; PROVIDED that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (ii);
(iii) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness, other than Indebtedness Incurred under clause (i), (ii), (iv), (vi) or (ix) of this paragraph, and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, accrued dividends, fees and expenses); PROVIDED that such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature or have a mandatory redemption or repurchase date prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; and PROVIDED FURTHER that in no event may Indebtedness of the Company be refinanced by means of any Indebtedness of any Restricted Subsidiary pursuant to this clause (iii); (iv) Indebtedness (A) in respect of performance, surety or appeal bonds provided in the ordinary course of business,
(B) under Currency Agreements and Interest Rate Agreements; PROVIDED that such agreements (a) are designed solely to protect the Company or its Subsidiaries against fluctuations in foreign currency exchange rates or interest rates and
(b) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder, or (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary of the Company (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary of the Company for the purpose of financing such acquisition), in an amount not to exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition;
(v) Indebtedness of the Company, to the extent the net proceeds thereof are promptly (A) used to purchase Senior Preferred Stock and Preferred Stock, pro rata, tendered in an Offer to Purchase (or similar offer to purchase made under the certificate of designation relating to the Senior Preferred Stock) made as a result of a Change in Control or (B) deposited to defease the Senior Notes;

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(vi) Guarantees of Indebtedness of the Company by any Restricted Subsidiary;
(vii) Indebtedness Incurred to finance the cost (including the cost of design, development, construction, installation or integration) of telecommunications network assets, equipment or inventory acquired by the Company or a Restricted Subsidiary after the Closing Date; (viii) Indebtedness of the Company not to exceed, at any one time outstanding, two times the sum of (x) the Net Cash Proceeds received by the Company on or after the Closing Date from the issuance and sale of its Capital Stock (other than Disqualified Stock), including the Preferred Stock, to a Person that is not a Subsidiary of the Company to the extent such Net Cash Proceeds have not been used pursuant to clause (C) (2) of the first paragraph, or clause (ix) of the second paragraph, of the "Limitation on Restricted Payments" covenant described below to make a Restricted Payment and (y) 80% of the fair market value of property other than cash received by the Company after the Closing Date from the issuance and sale of its Capital Stock (other than Disqualified Stock) to a Person that is not a Subsidiary of the Company; PROVIDED that such Indebtedness does not mature prior to the Mandatory Redemption Date; and (ix) Indebtedness outstanding at any time in an aggregate principal amount not to exceed $25 million.

    (b) Notwithstanding any other provision of this "Limitation on Indebtedness" covenant, the maximum amount of Indebtedness that the Company or a Restricted Subsidiary may Incur pursuant to this "Limitation on Indebtedness" covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

    (c) For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant, Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included. For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, the Company, in its sole discretion, shall classify, and from time to time may reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

    LIMITATION ON SENIOR SUBORDINATED INDEBTEDNESS

    The Company shall not Incur any Indebtedness that is subordinate in right of payment to any Senior Indebtedness unless such Indebtedness would be PARI PASSU with, or subordinated in right of payment to, the Exchange Debentures; PROVIDED that the foregoing limitation shall not apply to distinctions between categories of Senior Indebtedness of the Company that exist by reason of any Liens or Guarantees arising or created in respect of some but not all such Senior Indebtedness.

    LIMITATION ON LIENS

    The Company shall not Incur any Indebtedness secured by a Lien ("Secured Indebtedness") which is not Senior Indebtedness unless effective provision is made to have the Exchange Debentures (if and when issued) secured equally and ratably with (or, if the Secured Indebtedness would be subordinated in right of payment to the Exchange Debentures, prior to) such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien.

    LIMITATION ON RESTRICTED PAYMENTS

    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on or with respect to its Junior Securities (other than (x) dividends or distributions payable solely in shares of its Junior Securities (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Junior Securities and (y) pro rata dividends or distributions on Common Stock of Restricted Subsidiaries held by minority stockholders, PROVIDED that such dividends do not in the aggregate exceed the minority stockholders' pro rata share of such Restricted Subsidiaries' net income from the first day of the fiscal quarter beginning immediately following the Closing Date) held by Persons other than the Company or any of its Restricted Subsidiaries, (ii) purchase, redeem, retire or otherwise acquire for value any shares of Junior Securities of
(A) the

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Company or an Unrestricted Subsidiary (including options, warrants or other rights to acquire such shares of Junior Securities) held by any Person or (B) a Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Junior Securities) held by any Affiliate of the Company (other than a Wholly Owned Restricted Subsidiary) or any holder (or any Affiliate of such holder) of 5% or more of the Capital Stock of the Company, or (iii) make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (i) through (iii) being collectively "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment: (A) a Voting Rights Triggering Event, or an event which with the giving of notice or the passage of time, or both, would become a Voting Rights Triggering Event, shall have occurred and be continuing, (B) the Company could not Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant, (C) the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) made after the Closing Date shall exceed the sum of (1) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of the amount of such loss) (determined by excluding income resulting from transfers of assets by the Company or a Restricted Subsidiary to an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter immediately following the Closing Date and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed pursuant to the "Commission Reports and Reports to Holders" covenant PLUS (2) the aggregate Net Cash Proceeds received by the Company after the Closing Date from the issuance and sale permitted by the Certificate of Designation of its Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of the Company (except to the extent such Net Cash Proceeds are used to Incur Indebtedness pursuant to clause (viii) under the "Limitation on Indebtedness" covenant) or from the issuance to a Person who is not a Subsidiary of the Company of any options, warrants or other rights to acquire Capital Stock of the Company (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Mandatory Redemption Date) PLUS (3) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments and reductions in Investments made pursuant to clause (ix) of the second paragraph of this "Limitation on Restricted Payments" covenant) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed, in each case, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary or (D) dividends on the Senior Preferred Stock and the Preferred Stock shall not have been paid in full as provided in the certificate of designation with respect to the Senior Preferred Stock and the Certificate of Designation, respectively.

    The foregoing provision shall not be violated by reason of: (i) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph;
(ii) the repurchase, redemption or other acquisition of Junior Securities of the Company (or options, warrants or other rights to acquire such Junior Securities) in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of Junior Securities (other than Disqualified Stock) of the Company;
(iii) the declaration or payment of dividends on the Common Stock of the Company following a Public Equity Offering of such Common Stock, of up to 6% per annum of the Net Cash Proceeds received by the Company in such Public Equity Offering;
(iv) payments or distributions, to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions described under "Consolidation, Merger and Sale of Assets"; (v) the purchase, redemption, acquisition, cancellation or other retirement for value of shares of Junior Securities of the Company to the extent necessary in the good faith judgment of

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the Board of Directors of the Company, to prevent the loss or secure the renewal or reinstatement of any license or franchise held by the Company or any Restricted Subsidiary from any governmental agency; (vi) the purchase of shares of Fleet Investors Preferred Stock of the Company (or the Class A Common Stock into which the Class B Preferred Stock may be converted) pursuant to the exercise of the put rights granted to the Fleet Investors under the Shareholders' Agreement or any mandatory redemption provisions, in each case as in effect on the Closing Date; PROVIDED (a) after giving pro forma effect to any such purchase the Consolidated Leverage Ratio would be less than 7.5 to 1, and
(b) if the event triggering the exercisability of the put rights constitutes a Change of Control, no such repurchase shall be made prior to the Company's repurchase of such Preferred Stock as is required to be repurchased pursuant to the "Change of Control" covenant; (vii) the declaration or payment of dividends on the Fleet Investors Preferred Stock (I) if after giving pro forma effect to any such dividend, the Consolidated Leverage Ratio would be less than 6 to 1 or
(II) following a Public Equity Offering of Junior Securities; PROVIDED (A) the Net Cash Proceeds received by the Company in such Public Equity Offering is at least equal to $90 million and (B) the aggregate amount of dividends permitted to be made in any fiscal year of the Company under clause (iii) and this clause
(vii) shall not exceed 6% of the Net Cash Proceeds received by the Company in the Public Equity Offering; (viii) the purchase, redemption, retirement or other acquisition for value of Junior Securities of the Company, or options to purchase such shares, held by directors, employees or former directors or employees of the Company or any Restricted Subsidiary (or their estates or beneficiaries under their estates) upon death, disability, retirement, termination of employment or pursuant to the terms of any agreement under which such shares of Junior Securities or options were issued; PROVIDED that the aggregate consideration paid for such purchase, redemption, acquisition, cancellation or other retirement of such shares of Junior Securities or options after the Closing Date does not exceed $500,000 in any calendar year, or $1.5 million in the aggregate; (ix) Investments in any Person or Persons, the primary business of which is related, ancillary or complementary to the business of the Company and its Restricted Subsidiaries on the date of such Investments, in an aggregate amount not to exceed $30 million plus an amount not to exceed the Net Cash Proceeds received by the Company after the Closing Date from the issuance and sale of its Capital Stock (other than Disqualified Stock) to a Person that is not a Subsidiary of the Company, except to the extent such Net Cash Proceeds are used to Incur Indebtedness outstanding pursuant to clause (viii) of the "Limitation on Indebtedness" covenant or to make Restricted Payments pursuant to clause (C)(2) of the first paragraph, or clause (ii) of this paragraph, of this "Limitation on Restricted Payments" covenant; or (x) the distribution on or with respect to the holders of the Company's Junior Securities of the Capital Stock of Logix; PROVIDED that, except in the case of clauses (i) and (ii), no Voting Rights Triggering Event, or an event which with the giving of notice or the passage of time, or both, would become a Voting Rights Triggering Event, shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

    Each Restricted Payment permitted pursuant to the preceding paragraph (other than an exchange of Junior Securities for Junior Securities referred to in clause (ii) thereof) and the Net Cash Proceeds from any issuance of Junior Securities referred to in clause (ii) or Capital Stock referred to in clause
(ix) shall be included in calculating whether the conditions of clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments.

    LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

    The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary, (ii) pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (iii) make loans or advances to the Company or any other Restricted Subsidiary or (iv) transfer any of its property or assets to the Company or any other Restricted Subsidiary.

    The foregoing provisions shall not restrict any encumbrances or restrictions: (i) existing on the Closing Date in the certificate of designation for the Senior Preferred Stock, the Bank Facility Agreement, the

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Senior Note Indenture or any other agreements in effect on the Closing Date or in the Certificate of Designation, and any amendments, extensions, refinancings, renewals or replacements of such agreements; PROVIDED that, other than as contemplated in clause (vi) below, the encumbrances and restrictions in any such amendments, extensions, refinancings, renewals or replacements are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced; (ii) existing under or by reason of applicable law; (iii) existing with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired; (iv) in the case of clause (iv) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant, (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Certificate of Designation or (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary; (v) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary; or (vi) contained in the terms of (A) the DOC Facility Agreement or the DCOC Facility Agreement, PROVIDED any encumbrance or restriction that would prevent payments of dividends or other distributions to the Company to pay cash interest on the Exchange Debentures or cash dividends on the Preferred Stock applies on or prior to January 15, 2003, or applies thereafter only in the event of an event of default (other than an event of default resulting solely from a breach of a representation or warranty) under the DOC Facility Agreement or the DCOC Facility Agreement; PROVIDED (x) with respect to any event of default (other than a payment default (including by way of acceleration), bankruptcy default or a loss of a material license or cellular system), such restriction will terminate 180 days after the occurrence of such event of default and (y) the financial covenants which create such encumbrance or restriction on dividends or other distributions in the DOC Facility Agreement or the DCOC Facility Agreement are no less favorable to the Company or its Subsidiaries than the financial covenants set forth in the New DOC Facility Commitment Letter or the New DCOC Facility Commitment Letter, respectively; or (B) any Indebtedness of a Restricted Subsidiary, or any agreement pursuant to which such Indebtedness was issued, if the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement, if the encumbrance or restriction is not materially more disadvantageous to the Holders of the Preferred Stock than is customary in comparable financings (as determined by the Company) and if the Company determines that any such encumbrance or restriction will not materially affect the Company's ability to make dividend payments on the Preferred Stock or principal or interest payments on the Exchange Debentures. Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent the Company or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "Limitation on Liens" covenant or (2) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries.

    LIMITATION ON THE ISSUANCE AND SALE OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES

    The Company will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except (i) to the Company or a Wholly Owned Restricted Subsidiary; (ii) issuances of director's qualifying shares or sales to foreign nationals of shares of Capital

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
Stock of foreign Restricted Subsidiaries, to the extent required by applicable law; (iii) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary, PROVIDED any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the "Limitation on Restricted Payments" covenant, if made on the date of such issuance or sale; and
(iv) sales of Common Stock of a Restricted Subsidiary; PROVIDED that the assets of such Restricted Subsidiary consist solely of assets relating to the Company's PCS or resale business.

    LIMITATION ON TRANSACTIONS WITH STOCKHOLDERS AND AFFILIATES

    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5% or more of any class of Capital Stock of the Company or with any Affiliate of the Company or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate.

    The foregoing limitation does not limit, and shall not apply to (i) transactions (A) approved by a majority of the disinterested members of the Board of Directors or (B) for which the Company or a Restricted Subsidiary delivers to the Transfer Agent a written opinion of a nationally recognized investment banking firm stating that the transaction is fair to the Company or such Restricted Subsidiary from a financial point of view; (ii) any transaction solely between the Company and any of its Wholly Owned Restricted Subsidiaries or solely between Wholly Owned Restricted Subsidiaries; (iii) the payment of reasonable and customary regular fees to directors of the Company who are not employees of the Company; (iv) any payments or other transactions pursuant to any tax-sharing agreement between the Company and any other Person with which the Company files a consolidated tax return or with which the Company is part of a consolidated group for tax purposes; or (v) any Restricted Payments not prohibited by the "Limitation on Restricted Payments" covenant. Notwithstanding the foregoing, any transaction covered by the first paragraph of this "Limitation on Transactions with Stockholders and Affiliates" covenant and not covered by clauses (ii) through (v) of this paragraph, the aggregate amount of which exceeds $2 million in value, must be approved or determined to be fair in the manner provided for in clause (i)(A) or (B) above.

    LIMITATIONS ON SENIOR PREFERRED STOCK

    The Company will not (a) exchange any Senior Preferred Stock for Senior Exchange Debentures unless it will have previously exchanged, or will contemporaneously exchange, all of the Preferred Stock for Exchange Debentures or (b) redeem any Senior Preferred Stock unless it will contemporaneously redeem a pro rata portion of the Preferred Stock.

COMMISSION REPORTS AND REPORTS TO HOLDERS

    Whether or not the Company is required to file reports with the Commission, for so long as any Preferred Stock is outstanding, the Company will file with the Commission all such reports and other information as it would be required to file with the Commission by Section 13(a) or 15(d) under the Securities Exchange Act of 1934 if it were subject thereto. The Company shall supply the Transfer Agent and each Holder or shall supply to the Transfer Agent for forwarding to each such Holder, without cost to such Holder, copies of such reports and other information.

CONSOLIDATION, MERGER AND SALE OF ASSETS

    The Company will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to any Person or permit any Person to merge with or into the

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Company unless: (i) the Company shall be the continuing Person, or the Person
(if other than the Company) formed by such consolidation or into which the Company is merged or that acquired or leased such property and assets of the Company shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and the Preferred Stock shall be converted into or exchanged for and shall become shares of such successor company, having in respect of such successor company or resulting company substantially the same powers, preferences and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereon that the Preferred Stock had immediately prior to such transaction; (ii) immediately after giving effect to such transaction, no Voting Rights Triggering Event, or an event which with the giving of notice or the passage of time, or both, would become a Voting Rights Triggering Event, shall have occurred and be continuing; (iii) immediately after giving effect to such transaction on a pro forma basis, the Company, or, if other than the Company, the successor company or resulting company, as the case may be, shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction; (iv) immediately after giving effect to such transaction on a pro forma basis the Company, or, if other than the Company, the successor company or resulting company, as the case may be, could Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant; PROVIDED that this clause (iv) shall not apply to a consolidation or merger with or into a Wholly Owned Restricted Subsidiary with a positive net worth; PROVIDED that, in connection with any such merger or consolidation, no consideration (other than Common Stock in the surviving Person or the Company) shall be issued or distributed to the stockholders of the Company; and (v) the Company delivers to the Transfer Agent an Officers' Certificate (attaching the arithmetic computations to demonstrate compliance with clauses (iii) and (iv)) and Opinion of Counsel, in each case stating that such consolidation, merger or transfer complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; PROVIDED, HOWEVER, that clauses (iii) and
(iv) above do not apply if, in the good faith determination of the Board of Directors of the Company, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of incorporation of the Company and any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

EXCHANGE

    Subject to the "Limitations on Senior Preferred Stock" covenant, the Company may, at the sole option of the Board of Directors (subject to the legal availability of funds therefor), exchange all, but not less than all, of the outstanding Preferred Stock, including any Preferred Stock issued as payment for dividends, for Exchange Debentures, subject to the conditions set forth in the next succeeding paragraph. Presently, the exchange of the Preferred Stock for Exchange Debentures would be restricted by covenants in the Senior Note Indenture, the DOC Facility Agreement and the DCOC Facility Agreement. There can be no assurance that the conditions in such covenants for the exchange of Preferred Stock for Exchange Debentures will be satisfied or that the exchange will occur or that future Indebtedness of the Company would not also restrict an exchange. See "Description of Certain Indebtedness--The Senior Notes," "--The DOC Facility" and "--The DCOC Facility." In order to effect such exchange, the Company shall (a) if necessary to satisfy the condition set forth in clause (B) in the following paragraph based upon the written advice of counsel to the Company, file a registration statement with the Commission relating to the exchange, and (b) if a registration statement is filed with the Commission pursuant to clause (a), use its best efforts to cause such registration statement to be declared effective as soon as practicable by the Commission unless the opinion referred to in clause (B) in the following paragraph shall have been subsequently delivered.

    In order to effectuate such exchange, the Company shall send a written notice of exchange by mail to each holder of record of Preferred Stock, which notice shall state (i) that the Company is exchanging the Preferred Stock into Exchange Debentures pursuant to the Certificate of Designation and (ii) the date fixed for exchange (the "Exchange Date"), which date shall not be less than 15 days nor more than 60 days following the date on which such notice is mailed (except as provided in the last sentence of this

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
paragraph). On the Exchange Date, if the conditions set forth in clauses (A) through (E) below are satisfied and the exchange is permitted under the Company's then outstanding indebtedness, the Company shall issue Exchange Debentures in exchange for the Preferred Stock as provided in the next paragraph, PROVIDED that on the Exchange Date: (A) there shall be legally available funds sufficient therefor (including, without limitation, legally available funds sufficient therefor under Oklahoma law); (B) a registration statement relating to the Exchange Debentures shall have been declared effective under the Securities Act prior to such exchange and shall continue to be effective on the Exchange Date or the Company shall have obtained a written opinion of counsel that an exemption from the registration requirements of the Securities Act is available for such exchange and that upon receipt of such Exchange Debentures pursuant to such exchange made in accordance with such exemption, each holder of an Exchange Debenture that is not an Affiliate of the Company will not be subject to any restrictions imposed by the Securities Act upon the resale of such Exchange Debenture, and such exemption is relied upon by the Company for such exchange; (C) the Exchange Debenture Indenture and the trustee thereunder shall have been qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"); (D) immediately after giving effect to such exchange, no Default or Event of Default (each as defined in the Exchange Debenture Indenture) would exist under the Exchange Debenture Indenture; and (E) the Company shall have delivered to the Trustee under the Exchange Debenture Indenture a written opinion of counsel, dated the date of exchange, regarding the satisfaction of the conditions set forth in clauses (A),
(B) and (C). In the event that (i) the issuance of the Exchange Debentures is not permitted on the Exchange Date or (ii) any of the conditions set forth in clauses (A) through (E) of the preceding sentence are not satisfied on the Exchange Date, the Company shall use its best efforts to satisfy such conditions and effect such exchange as soon as practicable.

    Upon any exchange pursuant to the preceding paragraph, the holders of outstanding Preferred Stock will be entitled to receive a principal amount of Exchange Debentures for Preferred Stock, the liquidation preference of which, plus the amount of accumulated and unpaid dividends (including a prorated dividend for the period from the immediately preceding dividend payment date to the Exchange Date) with respect to which, equals such principal amount; PROVIDED that the Company at its option may pay cash for any or all accrued and unpaid dividends in lieu of issuing Exchange Debentures in respect of such dividends. The Exchange Debentures will be issued in registered form, without coupons. Exchange Debentures issued in exchange for Preferred Stock will be in principal amounts of $1,000 and integral multiples thereof to the extent practicable, and will also be issued in principal amounts less than $1,000 so that each holder of Preferred Stock will receive certificates representing the entire principal amount of Exchange Debentures to which its Preferred Stock entitle it, PROVIDED that the Company may, at the sole option of the Board of Directors, subject to the restrictions in the Senior Note Indenture, the DOC Facility Agreement, the DCOC Facility Agreement and any of its other then-existing Indebtedness, pay cash in lieu of issuing an Exchange Debenture in a principal amount less than $1,000. On and after the date of exchange, dividends will cease to accrue on the outstanding Preferred Stock, and all rights of the holders of Preferred Stock (except the right to receive the Exchange Debentures, an amount in cash, to the extent applicable, equal to the accrued and unpaid dividends to the Exchange Date, and, if the Company so elects, cash in lieu of any Exchange Debenture which is in an amount that is less than $1,000) will terminate. The person entitled to receive the Exchange Debentures issuable upon such exchange will be treated for all purposes as the registered holder of such Exchange Debentures.

    The Company will comply with the provisions of Rule 13e-4 promulgated pursuant to the Exchange Act in connection with any exchange, to the extent applicable.

PREFERRED STOCK EXCHANGE OFFER REGISTRATION

    The Company has agreed with the Initial Purchaser, for the benefit of the holders of Old Shares, that the Company will use its best efforts, at its cost, to file and cause to become effective a registration statement with respect to a registered offer to exchange the Old Shares for an issue of preferred stock of the Company (the "New Shares") with terms identical to the Old Shares (the "Preferred Stock Exchange Offer"). Upon such registration statement being declared effective, the Company shall offer the New

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Shares in return for surrender of the Old Shares. Such offer shall remain open for not less than 20 business days after the date that notice of the exchange offer is mailed to holders of the Old Shares. In the event that applicable interpretations of the staff of the Commission do not permit the Company to effect such an exchange offer, or under certain other circumstances, the Company shall, at its cost, use its best efforts to cause to become effective a shelf registration statement with respect to resales of the Old Shares and to keep such registration statement effective until the expiration of the time period referred to in Rule 144(k) under the Securities Act after the Issue Date. The Company shall, in the event of such shelf registration, provide to each holder of Preferred Stock copies of the prospectus, notify each holder of Preferred Stock when a registration statement for the Preferred Stock has become effective and take certain other actions as are required to permit resales of the Preferred Stock. In the event that the Preferred Stock Exchange Offer is not consummated and a shelf registration statement is not declared effective on or prior to 180 days after the Issue Date, additional dividends will accrue, at an annual rate of .5% of the liquidation preference thereof, on the Old Shares from the date that is 180 days after the Issue Date, payable in additional shares of Preferred Stock quarterly in arrears on each January 15, April 15, July 15 and October 15, commencing July 15, 1999, until the Preferred Stock Exchange Offer is consummated or such shelf registration statement is declared effective. The Company anticipates that it will consummate the Preferred Stock Exchange Offer and that a shelf registration statement will not be required. Holders of Old Shares who do not participate in the Preferred Stock Exchange Offer may thereafter hold a less liquid security. Holders of Old Shares will not be named as selling securityholders in a Preferred Stock Exchange Offer registration statement.

PREFERRED STOCK BOOK-ENTRY; DELIVERY AND FORM

    Preferred Stock will be represented by a single, permanent global Preferred Stock certificate, in definitive, fully registered form (the "Restricted Global Preferred Stock Certificate") and will be deposited with a custodian for DTC and registered in the name of a nominee of DTC. The Restricted Global Preferred Stock Certificate (and any Preferred Stock issued in exchange therefor) will be subject to certain restrictions on transfer set forth therein and will bear the legend regarding such restrictions set forth under "Notice to Investors." The Preferred Stock is not issuable in bearer form.

THE GLOBAL PREFERRED STOCK CERTIFICATE

    Upon the issuance of the Restricted Global Preferred Stock Certificate, DTC or its custodian will credit, on its internal system, the respective liquidation preference of the individual beneficial interests represented by such Restricted Global Preferred Stock Certificate, to the accounts of persons who have accounts with such depositary. Such accounts initially will be designated by or on behalf of the Placement Agents. Ownership of beneficial interests in a Restricted Global Preferred Stock Certificate will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in the Restricted Global Preferred Stock Certificate will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Qualified Institutional Buyers may hold their interests in the Restricted Global Preferred Stock Certificate directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system.

    So long as DTC, or its nominee, is the registered owner or holder of a Restricted Global Preferred Stock Certificate, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Preferred Stock represented by such Restricted Global Preferred Stock Certificate for all purposes under the Certificate of Designation and the Preferred Stock. No beneficial owner of an interest in a Restricted Global Preferred Stock Certificate will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Certificate of Designation.

    Payments made with respect to a Restricted Global Preferred Stock Certificate will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Company nor the Placement Agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Restricted Global Preferred Stock

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
Certificate or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    The Company expects that DTC or its nominee, upon receipt of any payments made with respect to the Restricted Global Preferred Stock Certificate, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the amount of such Restricted Global Preferred Stock Certificate as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Restricted Global Preferred Stock Certificates held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

    Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

    The Company understands that DTC will take any action permitted to be taken by a holder of Preferred Stock (including the presentation of Preferred Stock for exchange as described below) only at the direction of one or more participants to whose account the interests in the Restricted Global Preferred Stock Certificate are credited and only in respect of such portion of the aggregate liquidation preference of Preferred Stock as to which such participant or participants has or have given such direction.

    The Company understands: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

    Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the Restricted Global Preferred Stock Certificate among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Initial Purchaser will have any responsibility for the performance by DTC or its respective participants or indirect participants of its or their respective obligations under the rules and procedures governing their operations.

CERTIFICATED PREFERRED STOCK

    If DTC is at any time unwilling or unable to continue as a depositary for the Restricted Global Preferred Stock Certificate and a successor depositary is not appointed by the Company within 90 days, the Company will issue certificated Preferred Stock in exchange for the Restricted Global Preferred Stock Certificate, which will bear the legend referred to under the heading "Notice to Investors."

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                     DESCRIPTION OF THE EXCHANGE DEBENTURES

    The Exchange Debentures, if issued, will be issued under the Exchange Debenture Indenture between the Company and United States Trust Company of New York, as trustee (the "Trustee"), the form of which is available from the Company upon request. The terms of the Exchange Debentures include those stated in the Exchange Debenture Indenture and those made part of the Exchange Debenture Indenture by reference to the Trust Indenture Act. The Exchange Debentures will be subject to all such terms, and prospective holders of the Exchange Debentures are referred to the Exchange Debenture Indenture and the Trust Indenture Act for a statement of such terms. The following summary of certain provisions of the Exchange Debenture Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act and to all of the provisions of the Exchange Debenture Indenture, including the definitions of certain terms therein and those terms made a part of the Exchange Debenture Indenture by reference to the Trust Indenture Act. The definitions of certain terms used in the Exchange Debentures and the Exchange Debenture Indenture and in the following summary are set forth below under "--Certain Definitions."

GENERAL

    The Exchange Debentures will be unsecured obligations of the Company, will be initially limited in aggregate principal amount to the aggregate liquidation preference of the Preferred Stock (including any Preferred Stock issued in payment of dividends), plus accrued and unpaid dividends, on the date of exchange of the Preferred Stock into Exchange Debentures (plus any additional Exchange Debentures issued in lieu of cash interest as described herein). The Exchange Debentures will be issued in fully registered form only in denominations of $1,000 and integral multiples thereof (other than as described in "Description of Preferred Stock--Exchange" or with respect to additional Exchange Debentures issued in lieu of cash interest as described herein). The Exchange Debentures will be senior subordinated obligations of the Company, subordinated to all existing and future Senior Indebtedness of the Company and senior to all subordinated obligations of the Company.

    Principal of, premium, if any, and interest on the Exchange Debentures will be payable, and the Exchange Debentures may be presented for registration of transfer or exchange, at the office of the Paying Agent and Registrar. At the Company's option, interest, to the extent paid in cash, may be paid by check mailed to the registered address of holders of the Exchange Debentures as shown on the register for the Exchange Debentures. The Trustee will initially act as Paying Agent and Registrar. The Company may change any Paying Agent and Registrar without prior notice to Holders of the Exchange Debentures. Holders of the Exchange Debentures must surrender Exchange Debentures to the Paying Agent to collect principal payments.

    The Exchange Debentures will mature on January 15, 2008. Each Exchange Debenture will bear interest at the same rate in effect with respect to the Preferred Stock on the date the Exchange Debentures are issued from the Exchange Debenture Issue Date or from the most recent interest payment date to which interest has been paid or provided for. Interest will be payable semi-annually in cash (or, on or prior to January 15, 2003, at the option of the Company, in additional Exchange Debentures) in arrears on each of January 15 and July 15 commencing with the first such date after the issue date of the Exchange Debentures. The Company may pay dividends in cash during the period on or before January 15, 2003 on the exchange debentures which may be issued upon exchange of the Senior Preferred Stock only if it also pays interest in cash on the Exchange Debentures during such period. Interest on the Exchange Debentures will be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed.

    Because of the Company's option through January 15, 2003 to pay interest on the Exchange Debentures by issuing additional Exchange Debentures, any Exchange Debentures issued prior to that date will be treated as issued with original issue discount unless under special rules for interest holidays the

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
amount of original issue discount is treated as DE MINIMIS. See "Federal Income Tax Considerations to U.S. Holders."

    The Company may, subject to the covenants described below under "Covenants" and applicable law, issue additional Exchange Debentures under the Exchange Debenture Indenture. Exchange Debentures issued in exchange for Preferred Stock and any additional Exchange Debentures subsequently issued would be treated as a single class for all purposes under the Exchange Debenture Indenture.

SUBORDINATION

    The Exchange Debentures will be senior subordinated Indebtedness of the Company, subordinated to the prior payment when due of the principal of, and premium, if any, and accrued and unpaid interest on, all existing and future Senior Indebtedness of the Company and senior to the prior payment when due of the principal of, and premium, if any, and accrued and unpaid interest on, all subordinated Indebtedness of the Company.

    Upon (a) any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property or
(b) an assignment for the benefit of creditors or any marshalling of the Company's assets and liabilities, the holders of Senior Indebtedness will be entitled to receive payment in full of all obligations due in respect of such Senior Indebtedness (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Indebtedness) before holders of the Exchange Debentures will be entitled to receive any payment with respect to the Exchange Debentures. Until all obligations with respect to Senior Indebtedness are paid in full, any distribution to which holders of the Exchange Debentures would be entitled will be made to holders of Senior Indebtedness. Notwithstanding the foregoing, holders of the Exchange Debentures may receive securities that are subordinated, at least to the same extent as the Exchange Debentures, to Senior Indebtedness and any securities issued in exchange for Senior Indebtedness.

    In addition, the Company may not make any payment upon or in respect of the Exchange Debentures (except in such subordinated securities) if (a) a default in the payment of any principal, premium, if any, interest or other obligations with respect to any Designated Senior Indebtedness occurs and is continuing beyond any applicable grace period (whether upon maturity, as a result of acceleration or otherwise) or (b) any other default occurs and is continuing with respect to any Designated Senior Indebtedness that permits holders of such Designated Senior Indebtedness to accelerate its maturity, and the Company and the Trustee receive a notice of such default (a "Payment Blockage Notice") from the holders, or from the trustee, agent or other representative of the holders, of any such Designated Senior Indebtedness. Payments on the Exchange Debentures may and shall be resumed upon the earlier of (i) the date upon which the default is cured or waived or (ii) in the case of a default referred to in clause (b) above, 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Indebtedness has been accelerated. No new period of payment blockage may be commenced within 360 days after the receipt by the Trustee of any prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 180 days.

    The Exchange Debenture Indenture will further require that the Company promptly notify holders of Senior Indebtedness if payment on the Exchange Debentures is accelerated because of an Event of Default.

    As a result of the subordination provisions described above, in the event of a liquidation or insolvency, Holders of the Exchange Debentures may recover less ratably than other creditors of the Company. The Company is expected to incur substantial amounts of additional indebtedness in the future.

OPTIONAL REDEMPTION

    The Exchange Debentures will be redeemable at any time on or after January 15, 2003, at the Company's option, in whole or in part, upon not less than 30 nor more than 60 days' prior written notice mailed by first-class mail to each holder's last address as it appears in the Security Register, at the redemption prices (expressed as a percentage of the principal amount thereof) set forth below, plus accrued and unpaid interest thereon to the redemption date (subject to the right of holders of record on the relevant Regular Record Date to receive interest due on an Interest Payment Date that is on or prior to the redemption date), if redeemed during the 12-month period beginning January 15 of each of the years set forth below.

YEAR                                                                                PERCENTAGE
----------------------------------------------------------------------------------  -----------
2003..............................................................................     106.125%
2004..............................................................................     104.084%
2005..............................................................................     102.042%
2006 and thereafter...............................................................     100.000%

    In addition, on or prior to January 15, 2001, the Company may redeem Exchange Debentures having an aggregate principal amount of up to 35% of the aggregate liquidation preference of the Preferred Stock originally issued at a redemption price equal to 112.250% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the proceeds of any sale of its common stock, PROVIDED that such redemption occurs within 180 days after consummation of such sale and at least 65% aggregate principal amount of Exchange Debentures originally issued remains outstanding after each such redemption.

    The Company will agree it will not exercise its optional redemption rights with respect to the Senior Exchange Debentures unless it contemporaneously redeems the Exchange Debentures pro rata.

    In the case of any partial redemption, selection of the Exchange Debentures for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Exchange Debentures are listed or, if the Exchange Debentures are not listed on a national securities exchange, on a PRO RATA basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate; PROVIDED that no Exchange Debenture of $1,000 in principal amount or less shall be redeemed in part. If any Exchange Debenture is to be redeemed in part only, the notice of redemption relating to such Exchange Debenture shall state the portion of the principal amount thereof to be redeemed. A new Exchange Debenture in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Exchange Debenture.

CERTAIN DEFINITIONS

    Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the Exchange Debenture Indenture. Reference is made to the Exchange Debenture Indenture for the full definitions of all such terms as well as any other capitalized terms used herein for which no definition is provided.

    "Acquired Indebtedness" means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition by a Restricted Subsidiary and not Incurred in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition; PROVIDED that Indebtedness of such Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition shall not be Acquired Indebtedness.

    "Adjusted Consolidated Net Income" means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period determined in conformity with GAAP; PROVIDED that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication):
(i) the net income of any Person (other than net income attributable to a Restricted Subsidiary) in which any Person (other than the Company or any of its Restricted Subsidiaries) has a joint interest and the net income of any Unrestricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Restricted Subsidiaries by such other Person or such Unrestricted Subsidiary during such period; (ii) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below (and in such case, except to the extent includable pursuant to clause (i) above), the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by the Company or any of its Restricted Subsidiaries; (iii) except in the case of any restriction or encumbrance permitted under clause (vi) of the "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant, the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary; (iv) any gains or losses (on an after-tax basis) attributable to Asset Sales; (v) except for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below, any amount paid or accrued as dividends on Preferred Shares of the Company or any Restricted Subsidiary owned by Persons other than the Company and any of its Restricted Subsidiaries; and (vi) all extraordinary gains and extraordinary losses, net of tax.

    "Adjusted Consolidated Net Tangible Assets" means the total amount of assets of the Company and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting therefrom (i) all current liabilities of the Company and its Restricted Subsidiaries (excluding intercompany items) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles (other than FCC license acquisition costs), all as set forth on the most recent quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries, prepared in conformity with GAAP and filed with the Commission pursuant to the "Commission Reports and Reports to Holders" covenant.

    "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

    "Asset Acquisition" means (i) an investment by the Company or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with the Company or any of its Restricted Subsidiaries; PROVIDED that such Person's primary business is related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such investment or (ii) an acquisition by the Company or any of its Restricted Subsidiaries of the property and assets of any Person other than the Company or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person; PROVIDED that the property and assets acquired are related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such acquisition.

    "Asset Disposition" means the sale or other disposition by the Company or any of its Restricted Subsidiaries (other than to the Company or another Restricted Subsidiary) of (i) all or substantially all of the Capital Stock of any Restricted Subsidiary or (ii) all or substantially all of the assets that constitute a division or line of business of the Company or any of its Restricted Subsidiaries.

    "Asset Sale" means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries of (i) all or any of the Capital Stock of any Restricted Subsidiary, (ii) all or substantially all of the property and assets of an operating unit or business of the Company or any of its Restricted Subsidiaries or (iii) any other property and assets of the Company or any of its Restricted Subsidiaries outside the ordinary course of business of the Company or such Restricted Subsidiary and, in each case, that is not governed by the provisions described under "Consolidation, Merger and Sale of Assets"; PROVIDED that "Asset Sale" shall not include (a) sales or other dispositions of inventory, receivables and other current assets, (b) sales or other dispositions of assets for consideration at least equal to the fair market value of the assets sold or disposed of, PROVIDED that the consideration received consists of property or assets (other than current assets) of a nature or type or that are used in a business (or a company having property or assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or business of, the Company and its Restricted Subsidiaries existing on the date of such sale or other disposition or (c) sales, transfers or other dispositions of assets constituting a Restricted Payment permitted to be made under the "Limitation on Restricted Payments" covenant.

    "Average Life" means, at any date of determination with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (ii) the sum of all such principal payments.

    "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, including, without limitation, all Common Stock and Preferred Shares.

    "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

    "Capitalized Lease Obligations" means the discounted present value of the rental obligations under a Capitalized Lease.

    "Change of Control" means such time as (i) (a) prior to the occurrence of a Public Market, a "person" or "group" (within the meaning of Section 13(d) or 14(d)(2) under the Exchange Act) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of Voting Stock representing a greater percentage of the total voting power of the Voting Stock of the Company, on a fully diluted basis, than is held by the Existing Stockholders and their Affiliates on such date and (b) after the occurrence of a Public Market, a "person" or "group" (within the meaning of Section 13(d) or 14(d)(2) under the Exchange Act) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the total voting power of the Voting Stock of the Company on a fully diluted basis and such ownership represents a greater percentage of the total voting power of the Voting Stock of the Company, on a fully diluted basis, than is held by the Existing Stockholders and their Affiliates on such date; or (ii) individuals who on the Closing Date constituted the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination for election by the Company's stockholders was approved by a vote of at least a majority of the members of the Board of Directors then in office who either were members of the Board of Directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office.

    "Class A Common Stock" means the Class A Common Stock, par value $.001 per share, of the Company.

    "Class A Preferred Stock" means the Class A Non-Voting, Non-Convertible Preferred Stock, par value $1.00 per share, of the Company.

    "Class D Preferred Stock" means the Class D 15% Convertible Preferred Stock, par value $1.00 per share, of the Company.

    "Class E Preferred Stock" means the Class E Preferred Stock, par value $1.00 per share, of the Company.

    "Class F Preferred Stock" means the Class F 16% Preferred Stock, par value $1.00 per share, of the Company.

    "Class G Preferred Stock" means the Class G 16% Convertible Preferred Stock, par value $1.00 per share, of the Company.

    "Class H Preferred Stock" means the Class H Preferred Stock, par value $1.00 per share, of the Company.

    "Closing Date" means January 22, 1998.

    "Common Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's equity, other than Preferred Shares of such Person, whether now outstanding or issued after the Closing Date, including without limitation, all series and classes of such Common Stock.

    "Consolidated EBITDA" means, for any period, Adjusted Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income (i) Consolidated Interest Expense,
(ii) income taxes (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets), (iii) depreciation expense, (iv) amortization expense, and (v) all other non-cash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with GAAP; PROVIDED that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by
(B) the quotient of (1) the number of shares of outstanding Common Stock of such Restricted Subsidiary not owned on the last day of such period by the Company or any of its Restricted Subsidiaries divided by (2) the total number of shares of outstanding Common Stock of such Restricted Subsidiary on the last day of such period.

    "Consolidated Interest Expense" means, for any period, the aggregate amount of interest in respect of Indebtedness (including, without limitation, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Interest Rate Agreements; and Indebtedness that is Guaranteed or secured by the Company or any of its Restricted Subsidiaries) and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by the Company and its Restricted Subsidiaries during such period; EXCLUDING, HOWEVER, (i) any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof) and (ii) any premiums, fees and expenses (and any amortization thereof) payable in connection with the offering of the Senior Notes and the Senior Preferred Stock, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP.

    "Consolidated Leverage Ratio" means, on any Transaction Date, the ratio of
(i) the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis outstanding on such Transaction Date to
(ii) the aggregate amount of Consolidated EBITDA for the then most recent four fiscal quarters for which financial statements of the Company have been filed with the Commission (such four fiscal quarter period being the "Four Quarter Period"); PROVIDED that (A) PRO FORMA effect shall be given to any Indebtedness that is to be Incurred or repaid on the Transaction Date as if such Incurrence or repayment had occurred on the first day of such Four Quarter Period; (B) PRO FORMA effect shall be given to Asset Dispositions and Asset Acquisitions (including giving PRO FORMA effect to the application of proceeds of any Asset Disposition) that occur during the period beginning on the first day of the Four Quarter Period and ending on the Transaction Date (the "Reference Period") as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and (C) PRO FORMA effect shall be given to asset dispositions and asset acquisitions (including giving PRO FORMA effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into the Company or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period; PROVIDED that to the extent that clause (B) or (C) of this sentence requires that PRO FORMA effect be given to an Asset Acquisition or Asset Disposition, such PRO FORMA calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed of for which financial information is available.

    "Consolidated Net Worth" means, at any date of determination, stockholders' equity as set forth on the most recently available quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries (which shall be as of a date not more than 90 days prior to the date of such computation, and which shall not take into account Unrestricted Subsidiaries), less any amounts attributable to Disqualified Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of the Company or any of its Restricted Subsidiaries, each item to be determined in conformity with GAAP (excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52).

    "Credit Facilities" means the DOC Bank Facility and the DCOC Facility.

    "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

    "DCOC" means Dobson Cellular Operations Company.

    "DCOC Facility" means the $120.0 million and $80.0 million credit facilities created and established by the DCOC Facility Agreement.

    "DCOC Facility Agreement" means the agreement among DCOC, NationsBank of Texas, N.A., First Union National Bank and Toronto Dominion (Texas), Inc., each dated as of March 25, 1998, establishing the DCOC Facility, together with all other agreements, instruments, and documents executed or delivered pursuant thereto or in connection therewith, in each cash as such agreement, other agreements, instruments or documents may be amended, supplemented, extended, renewed, replaced or otherwise modified from time to time.

    "Dobson/Sygnet" means Dobson/Sygnet Communications Company.

    "Dobson/Sygnet Indenture" means the Indenture dated as of December 23, 1998 between Dobson/ Sygnet and United States Trust Company of New York, relating to the Dobson/Sygnet Notes, as such indenture may be amended, supplemented, extended, renewed, replaced or otherwise modified from time to time.

    "Dobson/Sygnet Notes" means the 12 1/4% Senior Notes due 2008 to be issued by Dobson/Sygnet under the Dobson/Sygnet Indenture.

    "DOC Facility" means that certain credit facility created and established by the DOC Facility Agreement.

    "DOC Facility Agreement" means the Third Amended and Restated Credit Agreement among Dobson Operating Company, Corestates Bank, N.A., Toronto Dominion (Texas), Inc. and NationsBank of Texas, N.A. dated as of March 25, 1998, together with all other agreements, instruments and documents executed or delivered pursuant thereto or in connection therewith, in each case as such agreements, instruments or documents may be amended, supplemented, extended, renewed, replaced or otherwise modified from time to time.

    "Existing Stockholders" means Everett R. Dobson.

    "fair market value" means the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution; PROVIDED that for purposes of clause (viii) of the second paragraph of the "Limitation on Indebtedness" covenant, (x) the fair market value of any security registered under the Exchange Act shall be the average of the closing prices, regular way, of such security for the 20 consecutive trading days immediately preceding the sale of Capital Stock and (y) in the event the aggregate fair market value of any other property received by the Company exceeds $10 million, the fair market value of such property shall be determined by a nationally recognized investment banking firm and set forth in their written opinion which shall be delivered to the Transfer Agent.

    "FCC" means the Federal Communications Commission.

    "Fleet Investors" means Fleet Venture Resources, Inc., Fleet Equity Partners VI, L.P. and Kennedy Plaza Partners and their Affiliates.

    "Fleet Investors Preferred Stock" means the Class B Preferred Stock and the Class C Preferred Stock.

    "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained or referred to in the Exchange Debenture Indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Exchange Debenture Indenture shall be made without giving effect to (i) the amortization of any expenses incurred in connection with the offering of the Senior Notes and the Senior Preferred Stock and (ii) except as otherwise provided, the amortization of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 and 17.

    "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); PROVIDED that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

    "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an "Incurrence" of Indebtedness by reason of a Person becoming a Restricted Subsidiary; PROVIDED that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

    "Indebtedness" means, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (i) or (ii) above or (v), (vi) or (vii) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables, (v) all obligations of such Person as lessee under Capitalized Leases, (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; PROVIDED that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness, (vii) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person and (viii) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date (or in the case of a revolving credit or other similar facility, the total amount of funds outstanding and/or available on the date of determination) of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, PROVIDED (A) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the unamortized portion of the original issue discount of such Indebtedness at the time of its issuance as determined in conformity with GAAP, (B) money borrowed at the time of the Incurrence of any Indebtedness in order to pre-fund the payment of interest on such Indebtedness shall be deemed not to be "Indebtedness" and (C) that Indebtedness shall not include any liability for federal, state, local or other taxes.

    "Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

    "Investment" in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of the Company or its Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include (i) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and (ii) the fair market value of the Capital Stock (or any other Investment), held by the Company or any of its Restricted Subsidiaries, of (or in) any Person that has ceased to be a Restricted Subsidiary (other than as a result of being designated as an Unrestricted Subsidiary under clause (i) above), including without limitation, by reason of any transaction permitted by clause (iii) of the "Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant. For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant described below, (i) "Investment" shall include the fair market value of the assets (net of liabilities (other than liabilities to the Company or any of its Subsidiaries)) of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary, (ii) the fair market value of the assets (net of liabilities (other than liabilities to the Company or any of its Subsidiaries)) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments and (iii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

    "Issue Date" means the date on which the Preferred Stock was originally issued.

    "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

    "Logix" means Logix Communications Enterprises, Inc., formerly named Dobson Wireline Company.

    "Logix Notes" means the 12 1/4% Senior Notes due 2008 issued by Logix under the Logix Indenture.

    "Logix Indenture" means the Indenture dated as of June 12, 1998 between Logix and United States Trust Company of New York, relating to the Logix Notes, as such indenture may be amended, supplemented, extended, renewed, replaced or otherwise modified from time to time.

    "Moody's" means Moody's Investors Service, Inc. and its successors.

    "Net Cash Proceeds" means, (a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Company and its Restricted Subsidiaries, taken as a whole, (iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale and (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary of the Company as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP and
(b) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary of the Company) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney's fees, accountants' fees, underwriters' or placement agents' fees, discounts or

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commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

    "New DCOC Facility Commitment Letter" means the commitment letter (including the Summary of Terms and Conditions attached thereto) dated January 7, 1998 among Dobson Communications Corporation, Dobson Cellular Operations Company, NationsBank of Texas, N.A. and NationsBanc Montgomery Securities LLC.

    "New DOC Facility Agreement" means the credit agreement established pursuant to the New DOC Facility Commitment Letter, together with all other agreements, instruments and documents executed or delivered pursuant thereto or in connection therewith, in each case as such credit agreement, other agreements, instruments, or documents may be amended, supplemented, extended, renewed, replaced or otherwise modified from time to time.

    "New DOC Facility Commitment Letter" means the commitment letter (including the Summary of Terms and Conditions attached thereto) dated January 7, 1998 among Dobson Communications Corporation, Dobson Operating Company, NationsBank of Texas, N.A. and NationsBanc Montgomery Securities LLC.

    "Offer to Purchase" means an offer by the Company to purchase Exchange Debentures from the Holders commenced by mailing a notice to the Transfer Agent and each Holder stating: (i) the covenant pursuant to which the offer is being made and that all Exchange Debentures validly tendered will be accepted for payment on a PRO RATA basis; (ii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Payment Date"); (iii) that any Exchange Debentures not tendered will continue to accrue dividends pursuant to its terms; (iv) that, unless the Company defaults in the payment of the purchase price, any Exchange Debentures accepted for payment pursuant to the Offer to Purchase shall cease to accrue dividends on and after the Payment Date; (v) that Holders electing to have Exchange Debentures purchased pursuant to the Offer to Purchase will be required to surrender the Exchange Debentures, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the Exchange Debentures completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date; (vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Exchange Debentures delivered for purchase and a statement that such Holder is withdrawing its election to have such Exchange Debentures purchased; and (vii) that Holders whose Exchange Debentures are being purchased only in part will be issued new Exchange Debentures equal in principal amount to the unpurchased portion of the Exchange Debentures surrendered; PROVIDED that each Exchange Debenture purchased and each new Exchange Debenture issued shall be in a principal amount of $1,000 or integral multiples thereof. On the Payment Date, the Company shall (i) accept for payment on a PRO RATA basis Exchange Debentures or portions thereof validly tendered pursuant to an Offer to Purchase; (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Exchange Debentures or portions thereof so accepted; and (iii) deliver, or cause to be delivered, to the Trustee all Exchange Debentures or portions thereof so accepted together with an Officers' Certificate specifying the Exchange Debentures or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail to the Holders of Exchange Debentures so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Exchange Debenture equal in principal amount to any unpurchased portion of the Exchange Debentures surrendered; PROVIDED that each Exchange Debenture purchased and each new Exchange Debenture issued shall be in a principal amount of $1,000 or integral multiples thereof. The Company will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and

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regulations thereunder to the extent such laws and regulations are applicable, in the event that the Company is required to repurchase Exchange Debentures pursuant to an Offer to Purchase.

    "Permitted Investment" means (i) an Investment in the Company or a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, the Company or a Restricted Subsidiary; PROVIDED that such person's primary business is related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such Investment; (ii) Temporary Cash Investments; (iii) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP; and (iv) stock, obligations or securities received in satisfaction of judgments.

    "Preferred Shares" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's preferred or preference equity including, without limitation, all series and classes of such preferred stock or preference stock.

    "Public Equity Offering" means an underwritten primary public offering of Common Stock of the Company pursuant to an effective registration statement under the Securities Act.

    A "Public Market" shall be deemed to exist if (i) a Public Equity Offering has been consummated and (ii) at least 15% of the total issued and outstanding Common Stock of the Company has been distributed by means of an effective registration statement under the Securities Act or sales pursuant to Rule 144 under the Securities Act.

    "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

    "Senior Exchange Debentures" means the Company's 12 1/4% Senior Subordinated Debentures due 2008 which may be issued by the Company in exchange for Senior Preferred Stock.

    "Senior Indebtedness" means (i) Indebtedness of the Company under the Senior Notes, the Senior Note Indenture, the DOC Facility Agreement and the DCOC Facility Agreement and all fees, expenses and indemnities payable in connection with any of the foregoing and (ii) all other Indebtedness of the Company (other than the Exchange Debentures), including principal and interest on such Indebtedness, unless such Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, would be PARI PASSU with, or subordinated in right of payment to, the Exchange Debentures; PROVIDED that the term "Senior Indebtedness" shall not include (a) any Indebtedness of the Company that, when Incurred and without respect to any election under Section 1111(b) of the United States Bankruptcy Code, was without recourse to the Company, (b) any Indebtedness of the Company to a Subsidiary of the Company or to a joint venture in which the Company has an interest, (c) any Indebtedness of the Company, to the extent not permitted by the "Limitation on Indebtedness" or the "Senior Subordinated Indebtedness" covenants described below, (d) any repurchase, redemption or other obligation in respect of Disqualified Stock, (e) any Indebtedness to any employee of the Company or any of its Subsidiaries, (f) any liability for federal, state, local or other taxes owed or owing by the Company or (g) any Trade Payables. Senior Indebtedness will also include interest accruing subsequent to events of bankruptcy of the Company at the rate provided for in the document governing such Senior Indebtedness, whether or not such interest is an allowed claim enforceable against the debtor in a bankruptcy case under federal bankruptcy law.

    "Senior Note Indenture" means the Indenture dated as of February 28, 1997 between the Company and United States Trust Company of New York, relating to the Senior Notes, as such indenture may be amended, supplemented, extended, renewed, replaced or otherwise modified from time to time.

    "Senior Notes" means the 11 3/4% Senior Notes due 2007 issued by the Company under the Senior Note Indenture.

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    "Senior Preferred Stock" means the Company's 12 1/4% Senior Exchangeable
Preferred Stock Mandatorily Redeemable 2008 issued by the Company on January 22, 1998.

    "Significant Subsidiary" means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries, (i) for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated revenues of the Company and its Restricted Subsidiaries or (ii) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Company for such fiscal year.

    "S&P" means Standard & Poor's Ratings Services and its successors.

    "Stated Maturity" means, (i) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (ii) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

    "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

    "Temporary Cash Investment" means any of the following: (i) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof, (ii) time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P, and (v) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or Moody's.

    "Trade Payables" means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

    "Transaction Date" means, with respect to the Incurrence of any Indebtedness by the Company or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

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    "Unrestricted Subsidiary" means (i) Logix, Dobson/Sygnet, Dobson Tower
Company or any other Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary; PROVIDED that (A) any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an "Incurrence" of such Indebtedness and an "Investment" by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation;
(B) either (I) the Subsidiary to be so designated has total assets of $1,000 or less or (II) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the "Limitation on Restricted Payments" covenant described below; and (C) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under the "Limitation on Indebtedness" and "Limitation on Restricted Payments" covenants described below. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED that immediately after giving effect to such designation (x) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be incurred for all purposes of the Indenture and (y) no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly providing the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

    "Voting Stock" means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

    "Wholly Owned" means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

COVENANTS

    The Exchange Debenture Indenture will contain, among others, the following covenants:

    LIMITATION ON INDEBTEDNESS

    (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (other than the Exchange Debentures, the Senior Exchange Debentures and Indebtedness existing on the Closing Date); PROVIDED that the Company and any Restricted Subsidiary may Incur Indebtedness, if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Consolidated Leverage Ratio would be less than 8 to 1, for Indebtedness Incurred on or prior to December 31, 1998, or 7 to 1, for Indebtedness Incurred thereafter.

    Notwithstanding the foregoing, the Company and any Restricted Subsidiary (except as specified below) may Incur each and all of the following: (i) Indebtedness outstanding at any time in an aggregate principal amount not to exceed $250 million, less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant described below; (ii) Indebtedness (A) to the Company evidenced by a promissory note or (B) to any of its Restricted Subsidiaries; PROVIDED that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this

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clause (ii); (iii) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness, other than Indebtedness Incurred under clause (i), (ii), (iv), (vi) or (ix) of this paragraph, and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); PROVIDED that Indebtedness the proceeds of which are used to refinance or refund the Exchange Debentures or Indebtedness that is PARI PASSU with, or subordinated in right of payment to, the Exchange Debentures shall only be permitted under this clause (iii) if (A) in case the Exchange Debentures are refinanced in part or the Indebtedness to be refinanced is PARI PASSU with the Exchange Debentures, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made PARI PASSU with, or subordinate in right of payment to, the remaining Exchange Debentures, (B) in case the Indebtedness to be refinanced is subordinated in right of payment to the Exchange Debentures, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Exchange Debentures at least to the extent that the Indebtedness to be refinanced is subordinated to the Exchange Debentures and (C) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; and PROVIDED FURTHER that in no event may Indebtedness of the Company be refinanced by means of any Indebtedness of any Restricted Subsidiary pursuant to this clause (iii); (iv) Indebtedness (A) in respect of performance, surety or appeal bonds provided in the ordinary course of business, (B) under Currency Agreements and Interest Rate Agreements; PROVIDED that such agreements (a) are designed solely to protect the Company or its Subsidiaries against fluctuations in foreign currency exchange rates or interest rates and (b) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder, or (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary of the Company (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary of the Company for the purpose of financing such acquisition), in an amount not to exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition; (v) Indebtedness of the Company, to the extent the net proceeds thereof are promptly (A) used to purchase Exchange Debentures tendered in an Offer to Purchase made as a result of a Change in Control or (B) deposited to defease the Senior Notes or to defease the Exchange Debentures as described below under "Defeasance"; (vi) Guarantees of the Exchange Debentures and Guarantees of Indebtedness of the Company by any Restricted Subsidiary provided the Guarantee of such Indebtedness is permitted by and made in accordance with the "Limitation on Issuance of Guarantees by Restricted Subsidiaries" covenant described below; (vii) Indebtedness Incurred to finance the cost (including the cost of design, development, construction, installation or integration) of telecommunications network assets, equipment or inventory acquired by the Company or a Restricted Subsidiary after the Closing Date; (viii) Indebtedness of the Company not to exceed, at any one time outstanding, two times the sum of
(x) the Net Cash Proceeds received by the Company on or after the Closing Date from the issuance and sale of its Capital Stock (other than Disqualified Stock), including the Preferred Stock, to a Person that is not a Subsidiary of the Company to the extent such Net Cash Proceeds have not been used pursuant to clause (C)(2) of the first paragraph, or clause (xi) of the second paragraph, of the "Limitation on Restricted Payments" covenant described below to make a Restricted Payment and (y) 80% of the fair market value of property other than cash received by the Company after the Closing Date from the issuance and sale of its Capital Stock (other than Disqualified Stock) to a Person that is not a Subsidiary of

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the Company; PROVIDED that such Indebtedness does not mature prior to the Stated
Maturity of the Exchange Debentures and has an Average Life longer than the Exchange Debentures; and (ix) Indebtedness outstanding at any time in an aggregate principal amount not to exceed $25 million, less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset
Sales" covenant described below.

    (b) Notwithstanding any other provision of this "Limitation on Indebtedness" covenant, the maximum amount of Indebtedness that the Company or a Restricted Subsidiary may Incur pursuant to this "Limitation on Indebtedness" covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

    (c) For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant, (1) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included and (2) any Liens granted pursuant to the equal and ratable provisions referred to in the "Limitation on Liens" covenant described below shall not be treated as Indebtedness. For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, the Company, in its sole discretion, shall classify, and from time to time may reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

    LIMITATION ON SENIOR SUBORDINATED INDEBTEDNESS

    The Company shall not Incur any Indebtedness that is subordinate in right of payment to any Senior Indebtedness unless such Indebtedness is PARI PASSU with, or subordinated in right of payment to, the Exchange Debentures; PROVIDED that the foregoing limitation shall not apply to distinctions between categories of Senior Indebtedness of the Company that exist by reason of any Liens or Guarantees arising or created in respect of some but not all such Senior Indebtedness.

    LIMITATION ON LIENS

    The Company shall not Incur any Indebtedness secured by a Lien ("Secured Indebtedness") which is not Senior Indebtedness unless effective provision is made to have the Exchange Debentures secured equally and ratably with (or, if the Secured Indebtedness is subordinated in right of payment to the Exchange Debentures, prior to) such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien.

    LIMITATION ON RESTRICTED PAYMENTS

    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on or with respect to its Capital Stock (other than (x) dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock and (y) pro rata dividends or distributions on Common Stock of Restricted Subsidiaries held by minority stockholders, PROVIDED that such dividends do not in the aggregate exceed the minority stockholders' pro rata share of such Restricted Subsidiaries' net income from the first day of the fiscal quarter beginning immediately following the Closing Date) held by Persons other than the Company or any of its Restricted Subsidiaries, (ii) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of (A) the Company or an Unrestricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person or (B) a Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Affiliate of the Company (other than a Wholly Owned Restricted Subsidiary) or any holder (or any Affiliate of such holder) of 5% or more of the Capital Stock of

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the Company, (iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of the Company that is subordinated in right of payment to the Exchange Debentures or (iv) make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (i) through (iv) being collectively "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment:
(A) a Default or Event of Default shall have occurred and be continuing, (B) the Company could not Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant or (C) the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) made after the Closing Date shall exceed the sum of (1) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of the amount of such loss) (determined by excluding income resulting from transfers of assets by the Company or a Restricted Subsidiary to an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter immediately following the Closing Date and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed pursuant to the "Commission Reports and Reports to Holders" covenant PLUS (2) the aggregate Net Cash Proceeds received by the Company after the Closing Date from the issuance and sale permitted by the Exchange Debenture Indenture of its Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of the Company (except to the extent such Net Cash Proceeds are used to Incur Indebtedness pursuant to clause (viii) under the "Limitation on Indebtedness" covenant) or from the issuance to a Person who is not a Subsidiary of the Company of any options, warrants or other rights to acquire Capital Stock of the Company (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the Exchange Debentures) PLUS (3) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments and reductions in Investments made pursuant to clause (xi) of the second paragraph of this "Limitation on Restricted Payments" covenant) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed, in each case, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

    The foregoing provision shall not be violated by reason of: (i) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph;
(ii) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Exchange Debentures including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause
(iii) of the second paragraph of part (a) of the "Limitation on Indebtedness" covenant; (iii) the repurchase, redemption or other acquisition of Capital Stock of the Company (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of Capital Stock (other than Disqualified Stock) of the Company; (iv) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness of the Company which is subordinated in right of payment to the Exchange Debentures in exchange for, or out of the proceeds of, a substantially concurrent offering of, shares of the Capital Stock of the Company (other than Disqualified Stock); (v) the declaration or payment of dividends on the Common Stock of the Company following a Public Equity Offering of such

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Common Stock, of up to 6% per annum of the Net Cash Proceeds received by the
Company in such Public Equity Offering; (vi) payments or distributions, to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Exchange Debenture Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company; (vii) the purchase, redemption, acquisition, cancellation or other retirement for value of shares of Capital Stock of the Company to the extent necessary in the good faith judgment of the Board of Directors of the Company, to prevent the loss or secure the renewal or reinstatement of any license or franchise held by the Company or any Restricted Subsidiary from any governmental agency; (viii) the purchase of shares of Fleet Investors Preferred Stock of the Company (or the Class A Common Stock into which the Class B Preferred Stock may be converted) pursuant to the exercise of the put rights granted to the Fleet Investors under the Shareholders' Agreement or any mandatory redemption provisions, in each case as in effect on the Closing Date; PROVIDED (a) after giving pro forma effect to any such purchase the Consolidated Leverage Ratio would be less than 7.5 to 1, and (b) if the event triggering the exercisability of the put rights constitutes an Asset Sale or Change of Control, no such repurchase shall be made prior to the Company's repurchase of such Exchange Debentures as are required to be repurchased pursuant to the "Limitation on Asset Sales" and "Repurchase of Exchange Debentures upon a Change of Control" covenants described below; (ix) the declaration or payment of dividends on the Fleet Investors Preferred Stock (I) if after giving pro forma effect to any such dividend, the Consolidated Leverage Ratio would be less than 6 to 1 or (II) following a Public Equity Offering of Capital Stock; PROVIDED (A) the Net Cash Proceeds received by the Company in such Public Equity Offering is at least equal to $90 million and (B) the aggregate amount of dividends permitted to be made in any fiscal year of the Company under clause (v) and this clause (ix) shall not exceed 6% of the Net Cash Proceeds received by the Company in the Public Equity Offering; (x) the purchase, redemption, retirement or other acquisition for value of Capital Stock of the Company, or options to purchase such shares, held by directors, employees or former directors or employees of the Company or any Restricted Subsidiary (or their estates or beneficiaries under their estates) upon death, disability, retirement, termination of employment or pursuant to the terms of any agreement under which such shares of Capital Stock or options were issued; PROVIDED that the aggregate consideration paid for such purchase, redemption, acquisition, cancellation or other retirement of such shares of Capital Stock or options after the Closing Date does not exceed $500,000 in any calendar year, or $1.5 million in the aggregate; or (xi) Investments in any Person or Persons, the primary business of which is related, ancillary or complementary to the business of the Company and its Restricted Subsidiaries on the date of such Investments, in an aggregate amount not to exceed $30 million plus an amount not to exceed the Net Cash Proceeds received by the Company after the Closing Date from the issuance and sale of its Capital Stock (other than Disqualified Stock) to a Person that is not a Subsidiary of the Company, except to the extent such Net Cash Proceeds are used to Incur Indebtedness outstanding pursuant to clause (viii) of the "Limitation on Indebtedness" covenant or to make Restricted Payments pursuant to clause
(C)(2) of the first paragraph, or clause (ii) or (iii) of this paragraph, of the "Limitation on Restricted Payments" covenant; or (xii) the distribution on or with respect to the holders of the Company's Capital Stock of the Capital Stock of Logix; PROVIDED that, except in the case of clauses (i) and (iii), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

    Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in clause (ii) thereof and an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (iii) or (iv) thereof), and the Net Cash Proceeds from any issuance of Capital Stock referred to in clauses (iii), (iv), and (xi) shall be included in calculating whether the conditions of clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments. In the event the proceeds of an issuance of

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Capital Stock of the Company are used for the redemption, repurchase or other acquisition of the Exchange Debentures, or Indebtedness that is PARI PASSU with the Exchange Debentures, then the Net Cash Proceeds of such issuance shall be included in clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness.

    LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED
     SUBSIDIARIES

    The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary, (ii) pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (iii) make loans or advances to the Company or any other Restricted Subsidiary or (iv) transfer any of its property or assets to the Company or any other Restricted Subsidiary.

    The foregoing provisions shall not restrict any encumbrances or restrictions: (i) existing on the Closing Date in the Bank Facility Agreement, the Senior Note Indenture, or any other agreements in effect on the Closing Date, and any amendments, extensions, refinancings, renewals or replacements of such agreements; PROVIDED that, other than as contemplated in clause (vi) below, the encumbrances and restrictions in any such amendments, extensions, refinancings, renewals or replacements are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced; (ii) existing under or by reason of applicable law; (iii) existing with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired; (iv) in the case of clause (iv) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant, (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture or (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary;
(v) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary; or (vi) contained in the terms of (A) the DOC Facility Agreement or the DCOC Facility Agreement, PROVIDED any encumbrance or restriction that would prevent payments of dividends or other distributions to the Company to pay cash interest on the Exchange Debentures applies on or prior to January 15, 2003, or applies thereafter only in the event of an event of default (other than an event of default resulting solely from a breach of a representation or warranty) under the DOC Facility Agreement or the DCOC Facility Agreement, respectively; PROVIDED (x) with respect to any event of default (other than a payment default (including by way of acceleration), bankruptcy default or a loss of a material license or cellular system), such restriction will terminate 180 days after the occurrence of such event of default and (y) the financial covenants which create such encumbrance or restriction on dividends or other distributions in the DOC Facility Agreement or the DCOC Facility Agreement are no less favorable to the Company or its Subsidiaries than the financial covenants set forth in the New DOC Facility Commitment Letter or the New DCOC Facility Commitment Letter, respectively; or (B) any Indebtedness of a Restricted Subsidiary, or any agreement pursuant to

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which such Indebtedness was issued, if the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement, if the encumbrance or restriction is not materially more disadvantageous to the Holders of the Exchange Debentures than is customary in comparable financings (as determined by the Company) and if the Company determines that any such encumbrance or restriction will not materially affect the Company's ability to make principal or interest payments on the Exchange Debentures. Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent the Company or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "Limitation on Liens" covenant or (2) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries.

    LIMITATION ON THE ISSUANCE AND SALE OF CAPITAL STOCK OF RESTRICTED
     SUBSIDIARIES

    The Company will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except (i) to the Company or a Wholly Owned Restricted Subsidiary; (ii) issuances of director's qualifying shares or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law; (iii) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary, PROVIDED any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the "Limitation on Restricted Payments" covenant, if made on the date of such issuance or sale; and (iv) sales of Common Stock of a Restricted Subsidiary; PROVIDED that the assets of such Restricted Subsidiary consist solely of assets relating to the Company's PCS or resale business and the Net Cash Proceeds, if any, of such sale are applied in accordance with clause (A) or (B) of the "Limitation on Asset Sales" covenant described below.

    LIMITATION ON ISSUANCES OF GUARANTEES BY RESTRICTED SUBSIDIARIES

    The Company will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any Indebtedness of the Company which is PARI PASSU with or subordinate in right of payment to the Exchange Debentures ("Guaranteed Indebtedness"), unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Exchange Debenture Indenture providing for a Guarantee (a "Subsidiary Guarantee") of payment of the Exchange Debentures by such Restricted Subsidiary and (ii) such Restricted Subsidiary waives, and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee; PROVIDED that this paragraph shall not be applicable to any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. If the Guaranteed Indebtedness is (A) PARI PASSU with the Exchange Debentures, then the Guarantee of such Guaranteed Indebtedness shall be PARI PASSU with, or subordinated to, the Subsidiary Guarantee or (B) subordinated to the Exchange Debentures, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Exchange Debentures.

    Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's and each Restricted Subsidiary's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Exchange Debenture Indenture) or (ii) the

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release or discharge of the Guarantee which resulted in the creation of such
Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

    LIMITATION ON TRANSACTIONS WITH STOCKHOLDERS AND AFFILIATES

    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5% or more of any class of Capital Stock of the Company or with any Affiliate of the Company or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate.

    The foregoing limitation does not limit, and shall not apply to (i) transactions (A) approved by a majority of the disinterested members of the Board of Directors or (B) for which the Company or a Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized investment banking firm stating that the transaction is fair to the Company or such Restricted Subsidiary from a financial point of view; (ii) any transaction solely between the Company and any of its Wholly Owned Restricted Subsidiaries or solely between Wholly Owned Restricted Subsidiaries; (iii) the payment of reasonable and customary regular fees to directors of the Company who are not employees of the Company; (iv) any payments or other transactions pursuant to any tax-sharing agreement between the Company and any other Person with which the Company files a consolidated tax return or with which the Company is part of a consolidated group for tax purposes; or (v) any Restricted Payments not prohibited by the "Limitation on Restricted Payments" covenant. Notwithstanding the foregoing, any transaction covered by the first paragraph of this "Limitation on Transactions with Stockholders and Affiliates" covenant and not covered by clauses (ii) through (v) of this paragraph, the aggregate amount of which exceeds $2 million in value, must be approved or determined to be fair in the manner provided for in clause (i)(A) or (B) above.

    LIMITATION ON ASSET SALES

    The Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless (i) the consideration received by the Company or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of and (ii) at least 85% of the consideration received consists of cash or Temporary Cash Investments. In the event and to the extent that the Net Cash Proceeds received by the Company or any of its Restricted Subsidiaries from one or more Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months exceed 10% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of the Company and its subsidiaries has been filed pursuant to the "Commission Reports and Reports to Holders" covenant), then the Company shall or shall cause the relevant Restricted Subsidiary to (i) within 12 months after the date Net Cash Proceeds so received exceed 10% of Adjusted Consolidated Net Tangible Assets (A) apply an amount equal to such excess Net Cash Proceeds to permanently repay Senior Indebtedness of the Company or any Restricted Subsidiary providing a Subsidiary Guarantee pursuant to the "Limitation on Issuances of Guarantees by Restricted Subsidiaries" covenant described above or Indebtedness of any other Restricted Subsidiary, in each case owing to a Person other than the Company or any of its Restricted Subsidiaries or (B) invest an equal amount, or the amount not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in property or assets (other than current assets) of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property

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and assets of, or the business of, the Company and its Restricted Subsidiaries existing on the date of such investment and (ii) apply (no later than the end of the 12-month period referred to in clause (i)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (i)) as provided in the following paragraph of this "Limitation on Asset Sales" covenant. The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such twelve-month period as set forth in clause (i) of the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."

    If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this "Limitation on Asset Sales" covenant totals at least $5 million, the Company must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the Holders on a pro rata basis an aggregate principal amount of Exchange Debentures equal to the Excess Proceeds on such date, at a purchase price equal to 101% of the principal amount thereof, plus, in each case, accrued interest (if any) to the Payment Date.

    LIMITATIONS ON SENIOR EXCHANGE DEBENTURES

    The Company will not (a) pay interest in cash on the Senior Exchange Debentures unless it will contemporaneously pay interest in cash on the Exchange Debentures or (b) redeem any Senior Exchange Debentures unless it will contemporaneously redeem a pro rata portion of the Exchange Debentures.

REPURCHASE OF EXCHANGE DEBENTURES UPON A CHANGE OF CONTROL

    The Company must commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all Exchange Debentures then outstanding, at a purchase price equal to 101% of the principal amount thereof, plus accrued interest (if any) to the Payment Date.

    There can be no assurance that the Company will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of Exchange Debentures) required by the foregoing covenant (as well as may be contained in other securities of the Company which might be outstanding at the time). The above covenant requiring the Company to repurchase the Exchange Debentures will, unless consents are obtained, require the Company to repay all indebtedness then outstanding which by its terms would prohibit such Exchange Debenture repurchase, either prior to or concurrently with such Exchange Debenture repurchase.

COMMISSION REPORTS AND REPORTS TO HOLDERS

    Whether or not the Company is required to file reports with the Commission, for so long as any Exchange Debentures are outstanding, the Company will file with the Commission all such reports and other information as it would be required to file with the Commission by Sections 13(a) or 15(d) under the Securities Exchange Act of 1934 if it were subject thereto. The Company shall supply the Trustee and each Holder or shall supply to the Trustee for forwarding to each such Holder, without cost to such Holder, copies of such reports and other information.

EVENTS OF DEFAULT

    The following events will be defined as "Events of Default" in the Exchange Debenture Indenture: (a) default in the payment of principal of (or premium, if any, on) any Exchange Debenture when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise, whether or not such payment is prohibited by the provisions described above under "--Ranking"; (b) default in the payment of interest on any Exchange Debenture when the same becomes due and payable, and such default continues for a period of 30 days, whether or not such payment is prohibited by the provisions described above under

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"--Ranking"; (c) default in the performance or breach of the provisions of the
Exchange Debenture Indenture applicable to mergers, consolidations and transfers of all or substantially all of the assets of the Company or the failure to make or consummate an Offer to Purchase in accordance with the "Limitation on Asset Sales" or "Repurchase of Exchange Debentures upon a Change of Control" covenant;
(d) the Company defaults in the performance of or breaches any other covenant or agreement of the Company in the Exchange Debenture Indenture or under the Exchange Debentures (other than a default specified in clause (a), (b) or (c) above) and such default or breach continues for a period of 30 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the Exchange Debentures; (e) there occurs with respect to any issue or issues of Indebtedness of the Company or any Significant Subsidiary having an outstanding principal amount of $10 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (I) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (II) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default; (f) any final judgment or order (not covered by insurance) for the payment of money in excess of $10 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Company or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 30 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $10 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; (g) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of the Company or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) the winding up or liquidation of the affairs of the Company or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 30 consecutive days; or (h) the Company or any Significant Subsidiary (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) effects any general assignment for the benefit of creditors.

    If an Event of Default (other than an Event of Default specified in clause
(g) or (h) above that occurs with respect to the Company) occurs and is continuing under the Exchange Debenture Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the Exchange Debentures, then outstanding, by written notice to the Company (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued interest on the Exchange Debentures to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable PROVIDED that so long as the DOC Facility Agreement and the DCOC Facility Agreement are in effect, such declaration shall not become effective until the earlier of (i) five Business Days after the receipt of the acceleration notice by the agents thereunder and the Company and (ii) acceleration of the Indebtedness under either the DOC Facility Agreement or the DCOC Facility Agreement. In the event of a declaration of acceleration because an Event of Default set forth in clause (e) above has occurred and is continuing,

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
such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (e) shall be remedied or cured by the Company or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (g) or (h) above occurs with respect to the Company, the principal of, premium, if any, and accrued interest on the Exchange Debentures then outstanding shall IPSO FACTO become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. At any time after declaration of acceleration, but before a judgment or decree for the payment of the money due has been obtained by the Trustee, the Holders of at least a majority in principal amount of the outstanding Exchange Debentures by written notice to the Company and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (i) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Exchange Debentures that have become due solely by such declaration of acceleration, have been cured or waived and (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see "--Modification and Waiver."

    The Holders of at least a majority in aggregate principal amount of the outstanding Exchange Debentures may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Exchange Debenture Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Exchange Debentures not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Exchange Debentures. A Holder may not pursue any remedy with respect to the Exchange Debenture Indenture or the Exchange Debentures unless: (i) the Holder gives the Trustee written notice of a continuing Event of Default; (ii) the Holders of at least 25% in aggregate principal amount of outstanding Exchange Debentures make a written request to the Trustee to pursue the remedy; (iii) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;
(iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and (v) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Exchange Debentures do not give the Trustee a direction that is inconsistent with the request. However, such limitations do not apply to the right of any Holder of a Exchange Debenture to receive payment of the principal of, premium, if any, or interest on, such Exchange Debenture or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Exchange Debentures, which right shall not be impaired or affected without the consent of the Holder.

    If a bankruptcy case is commenced by or against the Company under the U.S. Bankruptcy Code after the issuance of the Exchange Debentures, the claim of a holder with respect to the principal amount thereof may be limited to an amount equal to the sum of (i) the initial price of the Exchange Debentures and (ii) that portion of the original issue discount that is not deemed to constitute "unmatured interest" for purposes of the U.S. Bankruptcy Code. Any original issue discount that was not amortized as of any such bankruptcy filing would constitute "unmatured interest."

    The Exchange Debenture Indenture requires certain officers of the Company to certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of the Company and its Restricted Subsidiaries and the Company's and its Restricted Subsidiaries' performance under the Exchange Debenture Indenture and that the Company has fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. The Company will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Exchange Debenture Indenture.

CONSOLIDATION, MERGER AND SALE OF ASSETS

    The Company will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into the Company unless: (i) the Company shall be the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or that acquired or leased such property and assets of the Company shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of the Company on all of the Exchange Debentures and under the Exchange Debenture Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction on a pro forma basis, the Company or any Person becoming the successor obligor of the Exchange Debentures shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction;
(iv) immediately after giving effect to such transaction on a pro forma basis the Company, or any Person becoming the successor obligor of the Exchange Debentures, as the case may be, could Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant; PROVIDED that this clause (iv) shall not apply to a consolidation or merger with or into a Wholly Owned Restricted Subsidiary with a positive net worth; PROVIDED that, in connection with any such merger or consolidation, no consideration (other than Common Stock in the surviving Person or the Company) shall be issued or distributed to the stockholders of the Company; and (v) the Company delivers to the Trustee an Officers' Certificate (attaching the arithmetic computations to demonstrate compliance with clauses (iii) and (iv)) and Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent PROVIDED for herein relating to such transaction have been complied with; PROVIDED, HOWEVER, that clauses (iii) and (iv) above do not apply if, in the good faith determination of the Board of Directors of the Company, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of incorporation of the Company and any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

DEFEASANCE

    DEFEASANCE AND DISCHARGE. The Exchange Debenture Indenture provides that the Company will be deemed to have paid and will be discharged from any and all obligations in respect of the Exchange Debentures on the 123rd day after the deposit referred to below, and the provisions of the Exchange Debenture Indenture will no longer be in effect with respect to the Exchange Debentures (except for, among other matters, certain obligations to register the transfer or exchange of the Exchange Debentures, to replace stolen, lost or mutilated Exchange Debentures, to maintain paying agencies and to hold monies for payment in trust) if, among other things, (A) the Company has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Exchange Debentures on the Stated Maturity of such payments in accordance with the terms of the Exchange Debenture Indenture and the Exchange Debentures, (B) the Company has delivered to the Trustee (i) either (x) an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of its option under this "Defeasance" provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and (ii) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit (except with respect to any trust funds for the account of any Holder who may be deemed an "insider" for purposes of the United States Bankruptcy Code, after one year following the deposit); the trust funds will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law, (C) immediately after giving effect to such deposit on a pro forma basis, no Default or Event of Default shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, (D) the Company is not prohibited from making payments in respect of the Exchange Debentures by the provisions described above under "--Ranking" and (E) if at such time the Exchange Debentures are listed on a national securities exchange, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Exchange Debentures will not be delisted as a result of such deposit, defeasance and discharge.

    DEFEASANCE OF CERTAIN COVENANTS AND CERTAIN EVENTS OF DEFAULT. The Exchange Debenture Indenture further provides that the provisions of the Exchange Debenture Indenture will no longer be in effect with respect to clauses (iii) and (iv) under "Consolidation, Merger and Sale of Assets" and all the covenants described herein under "Covenants," clauses (c) and (d) under "Events of Default" with respect to such clauses (iii) and (iv) under "Consolidation, Merger and Sale of Assets" and such covenants and clauses (e) and (f) under "Events of Default" shall be deemed not to be Events of Default, upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Exchange Debentures on the Stated Maturity of such payments in accordance with the terms of the Exchange Debenture Indenture and the Exchange Debentures, the satisfaction of the provisions described in clauses (B)(ii), (C), (D) and (E) of the preceding paragraph and the delivery by the Company to the Trustee of an Opinion of Counsel to the effect that, among other things, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

    DEFEASANCE AND CERTAIN OTHER EVENTS OF DEFAULT. In the event the Company exercises its option to omit compliance with certain covenants and provisions of the Exchange Debenture Indenture with respect to the Exchange Debentures as described in the immediately preceding paragraphs and the Exchange Debentures are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Exchange Debentures at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Exchange Debentures at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable for such payments.

MODIFICATION AND WAIVER

    Modifications and amendments of the Exchange Debenture Indenture may be made by the Company and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Exchange Debentures; PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of each holder affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any Exchange Debenture, (ii) reduce the principal amount of, premium, if any, or interest on, any Exchange Debenture, (iii) change the place or currency of payment of principal of premium, if any, or interest on, any Exchange Debenture, (iv) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any Exchange Debenture, (v) modify the subordination provisions in a manner adverse to the holders in any material respect, (vi) reduce the above-stated percentage of outstanding Exchange Debentures the consent of whose holders is necessary to modify or amend the Exchange Debenture Indenture, (vii) waive a default in the payment of principal of, premium, if any, or interest on, the Exchange Debentures, (viii) modify any of the provisions of the Exchange Debenture Indenture described under "--Ranking" in a manner adverse to the Holders, or (ix) reduce the percentage of aggregate principal amount of outstanding Exchange Debentures the consent of whose holders is necessary for waiver of compliance with certain provisions of the Exchange Debenture Indenture or for waiver of certain defaults.

NO PERSONAL LIABILITY OF INCORPORATORS, SHAREHOLDERS, OFFICERS, DIRECTORS OR
  EMPLOYEES

    The Exchange Debenture Indenture will provide that no recourse for the payment of the principal of, premium, if any, or interest on, any of the Exchange Debentures, or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company contained in the exchange Indenture or in any of the Exchange Debentures, or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator or past, present or future shareholder, officer, director, employee or controlling person of the Company. Each holder, by accepting such Exchange Debenture, waives and releases all such liability.

CONCERNING THE TRUSTEE

    The Exchange Debenture Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Exchange Debenture Indenture. If an Event of Default has occurred and is continuing, the Trustee will exercise those rights and powers vested in it under such Exchange Debenture Indenture and use the same degree of care and skill in its exercise of such rights and powers as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

    The Exchange Debenture Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference in the Exchange Debenture Indenture, contain limitations on the rights of the Trustee thereunder, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engaged in other transactions; PROVIDED, HOWEVER, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

NEW CREDIT FACILITIES

    The New Credit Facilities provided by NationsBank, as Agent, include a $50.0 million senior secured, reducing revolving credit facility (the "Revolving Credit Facility") and a series of three term loans aggregating $400.0 million ("Term Loan Facilities") to be used for permitted acquisitions, restricted payments, the Sygnet Acquisition, to refinance Sygnet's existing indebtedness and to fund, capital expenditures, permitted investments, working capital and other corporate purposes.

    The following summary of the material provisions of the New Credit Facilities does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the definitive loan documentation. Capitalized terms that are used but not defined in this section have the meanings that are given such terms in the Commitment Letter.

    The New Credit Facilities aggregate $430.0 million and include (a) a $50.0 million, 7 3/4 year reducing revolving credit facility, (b) a $125.0 million, 7 3/4 year term loan ("Term Loan A"), (c) a $155.0 million, 8 1/4 year term loan ("Term Loan B"), and (d) a $100.0 million, 9 year term loan ("Term Loan C").

    Borrowings under the Revolving Credit Facility and Term Loans A and B bear interest payable at least quarterly, at Sygnet's option, at (a) the "Applicable Margin" plus the greater of (i) the Federal Funds Effective Rate plus 0.5% and
(ii) the prime rate (the "Base Rate"), or (b) the "Applicable Margin" plus Reserve Adjusted LIBOR ("LIBOR") for interest periods of 1, 2, 3 or 6 months. The "Applicable Margin" for the Revolving Credit Facility and Term Loan A fluctuates based on Sygnet's leverage and is the Base Rate plus 0.75% to 2.00% or LIBOR plus 1.75% to 3.00%. For Term Loan B, the "Applicable Margin" fluctuates based on Sygnet's leverage and is the Base Rate plus 1.75% to 2.25% or LIBOR plus 2.75% to 3.25%. Term Loan C bears interest at LIBOR plus 3.75% for interest periods of 1, 2, 3 or 6 months.

    Commencing with the quarter ending December 31, 2000, the borrowing commitment under the Revolving Credit Facility and Term Loan A will reduce quarterly under the following annual amortization schedule:

YEAR                                                                       ANNUAL AMORTIZATION
-------------------------------------------------------------------------  -------------------
2000.....................................................................             5.0%
2001.....................................................................             7.5%
2002.....................................................................             7.5%
2003.....................................................................            12.5%
2004.....................................................................            15.0%
2005.....................................................................            25.0%
2006.....................................................................            27.5%

    Commencing with the quarter ending December 31, 2000, Term Loan B will reduce quarterly under the following annual amortization schedule:

YEAR                                                                       ANNUAL AMORTIZATION
-------------------------------------------------------------------------  -------------------
2000.....................................................................             2.5%
2001.....................................................................             2.5%
2002.....................................................................             2.5%
2003.....................................................................             7.5%
2004.....................................................................            15.0%
2005.....................................................................            25.0%
2006.....................................................................            27.5%
2007.....................................................................            17.5%

    Term Loan C will amortize annually under the following schedule:

YEAR                                                                       ANNUAL AMORTIZATION
-------------------------------------------------------------------------  -------------------
1999-2006................................................................             1.0%
2007.....................................................................            92.0%

    The commitments under the New Credit Facilities will be permanently reduced by an amount equal to 100% of the net cash proceeds from sales of assets in excess of $5.0 million, to the extent not reinvested within 12 months, by an amount equal to 100% of the net cash proceeds received from certain equity or debt issuances and by 75% or 50% of excess cash flow, depending on Sygnet's leverage. In addition, to the extent amounts have been borrowed in respect of the Tower Sale Leaseback, such amounts shall be repaid with the net proceeds therefrom and the commitments under each of Term Loan A and Term Loan B will decrease by $10.0 million.

    Sygnet may, without premium or penalty, prepay advances bearing interest based on the Base Rate at any time and may, without premium or penalty, prepay advances bearing interest based on the LIBOR rate at the end of an applicable interest period. Term Loan C may be redeemed in whole or in part at 102% of the principal amount through December 31, 1999, 101% of the principal amount through December 31, 2001 and thereafter at 100%.

    The New Credit Facilities contain a number of covenants including, among others, covenants limiting the ability of Sygnet and each of its subsidiaries to incur debt, make loans, create liens, make guarantees and investments, change their business, engage in transactions with affiliates, sell assets, enter into restrictive agreements, engage in sale leaseback transactions or new business and engage in mergers and acquisitions. The New Credit Facilities will contain other usual and customary negative and affirmative covenants, including Year 2000 compliance.

    The New Credit Facilities restrict Sygnet and Sygnet Communications from declaring and paying distributions or making restrictive payments. However, Sygnet will be permitted to pay dividends to pay (i) scheduled interest on the Dobson/Sygnet Notes commencing after the first six interest payments on the Dobson/Sygnet Notes and (ii) regularly scheduled payments on up to $120,000,000 in liquidation preference value of Dobson's preferred stock, commencing January 15, 2003, in each case unless if at the time of such dividend or distribution an event of default (other than an event of default resulting solely from the breach of a representation or warranty) exists or would be caused by such dividend or distribution; provided that, with respect to any event of default (other than a payment default (including by way of acceleration), a bankruptcy event with respect to Sygnet or Sygnet Communications or the Company or any of its restricted subsidiaries or the loss of a material license or cellular system), Sygnet Communications will not be prohibited from paying dividends to Sygnet to pay scheduled interest on the Dobson/ Sygnet Notes for more than 180 days.

    Sygnet will be required to maintain certain financial ratios, including, among others, a ratio of total debt to cash flow, a ratio of operating cash flow to pro forma debt service, a ratio of operating cash flow to cash interest expense and a fixed charge coverage ratio. In addition, the Company and Sygnet will be required to maintain a ratio of debt to operating cash flow.

    Failure to satisfy any of the financial covenants will constitute an Event of Default under the New Credit Facilities, permitting the lenders, after notice, to terminate the commitment and/or accelerate payment of outstanding indebtedness notwithstanding the ability of Sygnet to meet its debt service obligations. The New Credit Facilities will include other customary events of default including, without limitation, loss of franchise or any material license; breach of representations, warranties and covenants; insolvency or bankruptcy of Sygnet or any of its subsidiaries or of the Company or any of its subsidiaries; cross default to other material indebtedness, leases, contracts of Sygnet, its subsidiaries, or of the Company and its subsidiaries (excluding Logix); any material adverse change; dissolution or termination of Sygnet or any of its subsidiaries or of the Company; if the Company fails to maintain direct voting and economic control of Sygnet and its subsidiaries; and if less than two-thirds of the existing executive management team of the Company continue to hold executive positions with the Company.

    Sygnet's obligations under the New Credit Facilities will be guaranteed by its subsidiaries. Borrowings under the New Credit Facilities will be secured by a first perfected security interest in all assets of Sygnet and its present and future subsidiaries including a pledge of all intercompany notes.

TOWER CREDIT FACILITY

    Dobson Tower obtained a $17.5 million term loan (the "Tower Credit Facility"), which is secured by all assets of Dobson Tower, mature on December 22, 1999 364 days after closing and bears interest at a fixed rate of 8.0% per annum.

    The credit agreement governing the Tower Credit Facility requires, among other things, that Dobson Tower provide to the lender an executed contract with a third party acceptable to the lenders providing for the sale of the towers by June 23, 1999.

THE DOC FACILITY

    The Company's DOC Facility is a $250.0 million senior secured revolving credit facility with NationsBank and certain other lenders. The following summary of the material provisions of the DOC Facility does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the DOC Facility. Capitalized terms that are used but not defined in this section have the meanings that are given such terms in the DOC loan agreement.

    The DOC Facility matures on June 30, 2006. Borrowings under the DOC Facility bear interest, payable at least quarterly, at DOC's option, at an annual rate equal to either (i) the greater of (x) the federal funds rate plus 1/2% and (y) the prime rate of NationsBank, plus in each case a percentage per annum ranging from 0% to 1(1)%, or (ii) a LIBOR-based rate plus a percentage per annum ranging from 1% to 2 1/4%. The amount of additional interest applicable to either option is based on the Company's quarterly Total Leverage Ratio. In the event DOC's Senior Leverage Ratio is greater than 5.0 to 1, the additional interest applicable to either option will be increased by .125%

    Commencing with the quarter ending June 30, 2000, the borrowing commitment under the DOC Facility will reduce quarterly in percentage increments of 3.33% for the three quarters ending December 31, 2000, 3.75% for the eight quarters ending December 31, 2002, 4.375% for the eight quarters ending December 31, 2004, 3.75% for the four quarters ending December 31, 2005 and 5% for the two quarters ending June 30, 2006. A mandatory prepayment and reduction of the borrowing commitment will be required at the time of, and in an amount equal to 100% of the net proceeds from, certain sales of material assets of DOC and its Restricted Subsidiaries and in connection with the incurrence of certain indebtedness by DOC. In addition, if DOC's Senior Leverage Ratio is greater than
5.5 to 1, the proceeds from any issuance of unsecured indebtedness by the Company must be used to repay borrowings under the DOC Facility and reduce the borrowing commitment thereunder.

    The DOC Facility contains a number of covenants including, among others, covenants limiting the ability of the Company, DOC and DOC's Restricted Subsidiaries to incur debt, make loans or guarantees, create liens, pay dividends, make distributions or stock repurchases, make investments, enter into sale and lease-back transactions, change their business, sell assets, engage in mergers and acquisitions and enter into transactions with affiliates. Acquisitions must be limited to the domestic cellular industry and approval of the lenders is required for any acquisition in excess of $75.0 million, if the Total Leverage Ratio of the Company (including Restricted and Unrestricted Subsidiaries) is greater than 8.5 to 1 (giving pro forma effect to the acquisition). The DOC Facility contains other customary affirmative covenants.

    The DOC Facility restricts DOC from declaring and paying dividends or distributions, including dividends to pay cash dividends on the Senior Preferred Stock and the Preferred Stock and to pay scheduled interest on the Senior Notes and, if issued, the Exchange Debentures and the Senior Exchange Debentures. However, DOC is permitted to pay dividends or distributions to the Company to pay cash dividends on the Senior Preferred Stock (or interest on the Senior Exchange Debentures and the Exchange Debentures, if issued) after January 15, 2003, and scheduled interest on the Senior Notes commencing after the first four interest payments on the Senior Notes, unless at the time of such dividend or distribution an event of default (other than an event of default resulting solely from the breach of a representation or warranty) exists or would be caused by such dividend or distribution; PROVIDED that, with respect to any event of default (other than a payment default (including by way of acceleration), a bankruptcy event with respect to the Company or DOC or the loss of a material license or cellular system), DOC will not be prohibited from paying dividends to the Company to pay scheduled interest on the Senior Notes or Senior Exchange Debentures if issued, or dividends on the Senior Preferred Stock for more than 180 days. In addition, DOC may pay dividends to the Company of up to $7.5 million per year, not to exceed $25.0 million in the aggregate when DOC's Senior Leverage Ratio is less than 6.5 to 1 (giving pro forma effect to the payment); PROVIDED, however, to the extent funds are contributed to DOC in the form of equity or unsecured subordinated loans, the amount of dividends DOC may pay to the Company may be increased by the amount so contributed, but in no event not to exceed $25 million per year and $50 million in the aggregate, without regard to DOC's Senior Leverage Ratio.

    The Company is required to comply with certain financial tests and maintain certain financial ratios, including, among others, a requirement that (i) DOC's Senior Leverage Ratio not exceed 6.5 to 1 from July 1 to December 31, 1998, 6.25 to 1 from January 1 to June 30, 1999, 6.0 to 1 from July 1 to December 31, 1999,
5.5 to 1 from January 1 to June 30, 2000, 5.0 to 1 from July 1 to December 31, 2000 and 4.5 to 1 from January 1, 2001 and thereafter, (ii) the ratio of DOC's Operating Cash Flow to its Pro Forma Debt Service exceed 1.15 to 1; (iii) the ratio of DOC's Operating Cash Flow to its Cash Interest Expense (with an add-back for escrowed interest payments on the Senior Notes) for the most recently ended four quarters exceed 2.0 to 1; (iv) DOC's Fixed Charge Coverage Ratio be greater than 1.0 to 1; (v) the Company's Total Leverage Ratio not exceed 9.5 to 1 through June 30, 1998, 9.0 to 1 from July 1 to December 31, 1998, 8.5 to 1 from January 1 to June 30, 1999, 8.0 to 1 from July 1 to December 31, 1999, 7.0 to 1 from January 1 to June 30, 2000, 6.0 to 1 from July 1 to December 31, 2000 and 5.0 to 1 from January 1, 2001 and thereafter; and (vi) the Company's Consolidated Operating Cash Flow to its Consolidated Interest Expense for the most recently ended four quarters exceed 1.25 to 1.

    For purposes of the financial covenants, "Operating Cash Flow" for DOC is defined as Operating Cash Flow of DOC and its Restricted Subsidiaries, including certain cash flow of the "Cellular Operating Partnerships" (defined as Oklahoma RSA 5 Limited Partnership, Oklahoma RSA 7 Limited Partnership, Texas RSA No. 2 Limited Partnership, Gila River Cellular General Partnership and any other entity in which DOC or one of its Restricted Subsidiaries owns a partnership interest and serves as the managing general partner) multiplied by DOC's ownership interest in the partnerships, except if DOC provides financing to any of the Cellular Operating Partnerships that are not 100% owned by DOC, 100% of the Operating Cash Flow of the partnership will be included in the definition of DOC's Operating Cash Flow, and for the Company is defined as Operating Cash Flow of the Company and its Restricted Subsidiaries, in each case for the four most recently completed quarters. "Operating Cash Flow" for any period is defined as the (i) sum of pre-tax income, without giving effect to extraordinary losses or gains, interest, depreciation and amortization expenses and non-cash charges, minus (ii) interest and dividend income, reductions in deferred taxes and other non-cash components of income. "Total Debt" of DOC and its Restricted Subsidiaries is defined as the sum of all obligations for borrowed money, all payments required under non-compete agreements, capital lease obligations, amounts required under installment sale purchases, all financial obligations of others guaranteed by DOC, and any amounts for which DOC is contingently liable to provide as equity or debt advances to other parties, but does not include intercompany subordinated debt owed by DOC to the Company or any subsidiary of the Company not owned by DOC. "Total Debt" of the Company and its Restricted Subsidiaries is defined as the sum of all obligations for borrowed money (less the amount escrowed for interest payments on the Senior Notes), all payments required under noncompete agreements, capital lease obligations, amounts required under installment sale purchases, all financial obligations of others guaranteed and any amounts for which the Company and any of its direct or indirect Restricted Subsidiaries are contingently liable to provide as equity or debt advances to other parties. At such time as the Senior Preferred Stock is exchanged for Senior Exchange Debentures, the obligations under the Senior Exchange Debentures will be included in the calculation of Total Debt. "Pro Forma Debt Service" is defined as the sum of Pro Forma Interest Expense and payments scheduled to be made on Total Debt for the succeeding twelve months. "Pro Forma Interest Expense" is the result obtained by multiplying the average debt outstanding during the period (the sum of (a) Total Debt at the beginning of the period plus
(b) such Total Debt minus payments scheduled to be made during the period, divided by two) by the interest rate in effect at the time of calculation. "Fixed Charge Coverage Ratio" is defined as the ratio of (i) the Operating Cash Flow of DOC for the most recently ended four quarters to (ii) the sum of all payments of DOC's Total Debt required to be paid, cash interest expense and capital expenditures of DOC, cash taxes, and distributions and dividends paid by DOC, in each case for the most recently ended four quarters. DOC's "Senior Leverage Ratio" is defined as the ratio of Total Debt of DOC and its Restricted Subsidiaries to Operating Cash Flow of DOC and its Restricted Subsidiaries. The Company's "Total Leverage Ratio" is defined as the ratio of its Total Debt to its Operating Cash Flow. "Restricted Subsidiaries" is defined as Dobson Cellular of Arizona, Inc., Dobson Cellular of Enid, Inc., Dobson Cellular of Kansas/Missouri, Inc., Dobson Cellular of Maryland, Inc., Dobson Cellular of Woodward, Inc. and Dobson Cellular Systems, Inc. and its subsidiaries.

    Failure to satisfy any of the financial covenants will constitute an Event of Default under the DOC Facility, permitting the lenders, after notice, to terminate this commitment and/or accelerate payment of outstanding indebtedness notwithstanding the ability of the Company to meet its debt service obligations. The DOC Facility also includes other customary events of default, including, without limitation, a cross-default to other indebtedness, loss of any material license, material adverse change, bankruptcy and change of control. In addition, the definition of events of default includes the loss of Everett Dobson as part of the senior management team.

    DOC's obligations under the DOC Facility are guaranteed by the Company and DOC's Restricted Subsidiaries. Borrowings under the DOC Facility are secured by all assets of DOC and its present and future subsidiaries, and by a pledge of the stock of DOC and the stock of and partnership interests in its Restricted Subsidiaries.

THE DCOC FACILITY

    The DCOC Facility is a $200.0 million senior secured revolving credit facility with NationsBank and certain other lenders, under which such lenders provided funds to DCOC to finance the Texas 16 and California 4 Acquisitions and have agreed to provide additional funds to finance other acquisitions, capital expenditures, permitted investments and restricted payments and for general corporate purposes of DCOC and its subsidiaries. The following summary of the material provisions of the DCOC Facility does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the DCOC Facility loan agreement. Capitalized terms that are used but not defined in this section have the meanings that are given such terms in the DCOC Facility loan agreement.

    The DCOC Facility includes (a) a $120 million eight and one-half year reducing revolving credit facility and (b) an $80 million 364-day revolving credit facility which, at DCOC's option, may be converted into a term loan maturing no later than eight and one-half years from the closing date of the New Credit Facilities or, with the consent of the lenders, may be renewed for an additional 364-day period. In addition, the DCOC Facility loan agreement contemplates an additional $75 million revolving credit facility may be established in the future, although the lenders will have no obligation to provide such additional financing. The uncommitted acquisition revolver facility may not be established unless two-thirds of the commitment amount under the committed facilities is outstanding.

    The facilities comprising the DCOC Facility will mature on June 30, 2006. Borrowings under the DCOC Facility bear interest, payable at least quarterly, at DCOC's option, at an annual rate equal to either (i) the greater of (x) the federal funds rate plus 1/2% and (y) the prime rate of NationsBank, plus in each case a percentage per annum ranging from 1/8% to 1 3/8%, or (ii) a LIBOR-based rate plus a percentage per annum ranging from 1 1/8% to 2 3/8%. The amount of additional interest applicable to either option is based on DCOC's Leverage Ratio.

    Commencing with the quarter ending June 30, 2000, the borrowing commitment under the DCOC Facility will reduce quarterly in percentage increments of 3.33% for the three quarters ending December 31, 2000, 3.75% for the eight quarters ending December 31, 2002, 4.375% for the eight quarters ending December 31, 2004, 3.75% for the four quarters ending December 31, 2005 and 5% for the two quarters ending June 30, 2006. A mandatory prepayment and reduction of the borrowing commitment will be required at the time, and in an amount equal to 100% of the net proceeds from certain sales of material assets of DCOC and its subsidiaries and the issuance of certain indebtedness by DCOC.

    The DCOC Facility contains a number of covenants including, among others, covenants limiting the ability of DCOC and its subsidiaries to incur debt, make loans or guarantees, create liens, pay dividends, make distributions or stock repurchases, make investments, enter into sale and lease-back transactions, change their business, sell, exchange, lease or otherwise dispose of assets, engage in mergers, make acquisitions and enter into transactions with affiliates. Approval of the lenders is required for any acquisition in excess of $75 million when the Company's Total Leverage Ratio (including Restricted and Unrestricted Subsidiaries) is greater than 8.5 to 1 (giving pro forma effect to the acquisition). For 1998, DCOC's capital expenditures will be limited to 110% of its capital expenditures budget for such period. The DCOC Facility contains other covenants customary for similar credit facilities.

    The DCOC Facility prohibits distributions or restricted payments, except that, after giving pro forma effect to any such distribution or payment, when DCOC's Leverage Ratio is less than 5.0 to 1, payments may be made with up to 100% of Free Cash Flow and when DCOC's Leverage Ratio is greater than or equal to 5.0 to 1, payments may be made with up to 50% of Free Cash Flow. In addition, the DCOC Facility restricts DCOC from declaring and paying dividends or distributions, including dividends to pay cash dividends on the Senior Preferred Stock and the Preferred Stock and to pay scheduled interest on the Senior Notes and, if issued, the Senior Exchange Debentures and the Exchange Debentures. However, after January 15, 2003 DCOC will be permitted to pay dividends or distributions to the Company to pay cash dividends on the Senior Preferred Stock and the Preferred Stock and scheduled interest on the Senior Exchange Debentures and the Exchange Debentures, if issued, unless at the time of such dividend or distribution an event of default (other than an event of default resulting solely from the breach of a representation or warranty) exists or would be caused by such dividend or distribution; PROVIDED that, with respect to any event of default (other than a payment default (including by way of acceleration), a bankruptcy event with respect to the Company or DCOC or the loss of a material license or cellular system), DCOC will not be prohibited from paying dividends to the Company to pay dividends on the Senior Preferred Stock and the Preferred Stock or scheduled interest on the Senior Exchange Debentures and the Exchange Debentures, if issued, for more than 180 days.

    DCOC is required to comply with certain financial tests and maintain certain financial ratios, including, among others, a requirement that (i) DCOC's Leverage Ratio not exceed 7.5 to 1 through September 30, 1998, 7.0 to 1 from October 1, 1998 to June 30, 1999, 6.5 to 1 from July 1 to December 31, 1999, 5.5 to 1 from January 1 to December 31, 2000, and 4.5 to 1 from January 1, 2001 and thereafter, PROVIDED that when Operating Cash Flow for the most recently ended four quarters exceeds $20.0 million, the applicable ratios range from 8.0 to 1 for the first period to 5.0 to 1 for the last period and when Operating Cash Flow for the most recently ended four quarters exceeds $25 million, the applicable ratios range from 8.5 to 1 for the first period to 5.5 to 1 for the last period; (ii) the ratio of DCOC's Operating Cash Flow to its Pro Forma Debt Service shall exceed 1.25 to 1; (iii) the ratio of DCOC's Operating Cash Flow to its Cash Interest Expense for the most recently ended four quarters exceed 1.75 to 1 until

December 31, 1998 and 2.0 to 1 thereafter; and (iv) the Fixed Charge Coverage Ratio be greater than 1.0 to 1.

    For purposes of the financial covenants, "Operating Cash Flow" for DCOC includes the Operating Cash Flow of any "Cellular Operating Partnership" (defined as any entity in which DCOC or one of its subsidiaries owns a partnership interest or serves as the managing general partner) multiplied by DCOC's ownership interest in the partnership, except if DCOC provides financing to any of the Cellular Operating Partnerships that are not 100% owned by DCOC, 100% of the Operating Cash Flow of the partnership will be included in the definition of DCOC's Operating Cash Flow. Operating Cash Flow for the Company includes the Operating Cash Flow of the Company and its Restricted Subsidiaries. "Operating Cash Flow" for any period is defined as the (i) sum of pre-tax income, without giving effect to any extraordinary losses or gains, interest, depreciation and amortization expenses and non-cash charges, minus (ii) interest and dividend income, reductions in deferred taxes and other non-cash components of income. "Total Debt" of DCOC is defined as the sum of all obligations of DCOC and its subsidiaries for borrowed money, all payments required under non-compete agreements, capital lease obligations, amounts required under installment sale purchases, all financial obligations of others guaranteed by DCOC, and any amounts for which DCOC is contingently liable to provide as equity or debt advances to other parties, but does not include intercompany subordinated debt owed by DCOC to the Company. "Total Debt" of the Company and its Restricted Subsidiaries is defined as the sum of all obligations for borrowed money (less the amount escrowed for interest payments on the Senior Notes), all payments required under noncompete agreements, capital lease obligations, amounts required under installment sale purchases, all financial obligations of others guaranteed and any amounts for which the Company and any of its direct or indirect Restricted Subsidiaries are contingently liable to provide as equity or debt advances to other parties. At such time as the Senior Preferred Stock and the Preferred Stock is exchanged for the Senior Exchange Debentures and the Exchange Debentures, the obligations under the Exchange Debentures will be included in the calculation of Total Debt. "Pro Forma Debt Service" is defined as the sum of Pro Forma Interest Expense and payments scheduled to be made on DCOC's Total Debt for the succeeding twelve months. "Pro Forma Interest Expense" is the result obtained by multiplying (x) the sum of (a) DCOC's Total Debt at the beginning of the period plus (b) such Total Debt minus payments scheduled to be made thereon during the period, divided by two) by (y) the interest rate in effect at the time of calculation. "Fixed Charge Coverage Ratio" is defined as the ratio of (i) DCOC's Operating Cash Flow for the most recently ended four quarters to (ii) the sum of all payments on DCOC's Total Debt required to be paid, its cash interest expense, capital expenditures, and cash taxes, and distributions and dividends paid by DCOC, in each case for the most recently ended four quarters. "Free Cash Flow" is defined as the Operating Cash Flow for any fiscal year less cash taxes, required principal and interest payments on all debt for such fiscal year, capital expenditures and $2.5 million. DCOC's "Leverage Ratio" is defined as the ratio of its Total Debt to its Operating Cash Flow. The Company's "Total Leverage Ratio" is defined as the ratio of its Total Debt to its Operating Cash Flow.

    Failure to satisfy any of the financial covenants will constitute an Event of Default under the DCOC Facility, permitting the lenders, after notice, to terminate the commitment and/or accelerate payment of outstanding indebtedness notwithstanding the ability of the Company to meet its debt service obligations. The DCOC Facility includes other customary events of default, including, without limitation, a cross-default to other material indebtedness, loss of any material license, material adverse change, bankruptcy, change of control and a change of management resulting in less than two-thirds of existing management being in control of DCOC.

    DCOC's obligations under the DCOC Facility will be guaranteed by all of DCOC's subsidiaries. Borrowings under the New Credit Facilities are secured by all assets of DCOC and its present and future subsidiaries, and by a pledge of the stock of and partnership interests in DCOC's subsidiaries.

THE SENIOR NOTES

    GENERAL. The Company has outstanding $160.0 million in aggregate principal amount of Senior Notes which mature in April 2007. The Senior Notes were issued under the Senior Note Indenture between the Company and United States Trust Company of New York, as Trustee. The Senior Notes bear interest at an annual rate of 11 3/4%, payable semi-annually on each April 15 and October 15. Capitalized terms hereafter used in this summary have the meanings set forth in the Senior Note Indenture.

    RANKING. The Senior Notes are unsubordinated indebtedness of the Company, ranking PARI PASSU in right of payment with all other unsubordinated indebtedness of the Company and senior in right of payment to all existing and future subordinated indebtedness of the Company.

    OPTIONAL REDEMPTION. The Company may, at its option, redeem all or any portion of the Senior Notes at the redemption prices (expressed as percentages of the principal amount of the Senior Notes) set forth below, plus, in each case, accrued interest thereon to the applicable redemption date, if redeemed during the 12-month period beginning April 15 of the years indicated:

YEAR                                                                                PERCENTAGE
----------------------------------------------------------------------------------  -----------
2002..............................................................................    105.8750%
2003..............................................................................    102.9375%
2004 and thereafter...............................................................    100.0000%

    CHANGE OF CONTROL. The Senior Note Indenture provides that, following the occurrence of any Change of Control (as defined therein), the Company must offer to purchase all outstanding Senior Notes at a purchase price equal to 101% of their principal amount, plus accrued interest to the date of purchase.

    RESTRICTIVE COVENANTS. The Senior Note Indenture contains certain restrictive covenants which, among other things, limit the ability of the Company and its Restricted Subsidiaries to incur additional indebtedness, create liens, engage in sale-leaseback transactions, pay dividends or make distributions in respect of their capital stock (including the Senior Preferred Stock), make investments or certain other restricted payments, sell assets, issue or sell stock of Restricted Subsidiaries, enter into transactions with stockholders or affiliates or effect a consolidation or merger. Logix, DCOC and Dobson/Sygnet, and their respective subsidiaries, are Unrestricted Subsidiaries with respect to the Senior Notes.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    At December 31, 1998, the authorized capital stock of the Company consisted of 1,500,000 shares of Common Stock, par value $.001 per share ("Common Stock"), consisting of 1,438,000 shares of Class A Common Stock, 31,000 shares of Class B Non-Voting Common Stock ("Class B Common Stock"), 31,000 shares of Class C Common Stock; and 2,500,000 shares of preferred stock, par value of $1.00 per share, including 550,000 shares of Senior Preferred Stock, 184,000 shares of Preferred Stock, 100,000 shares of Class A 5% Non-Cumulative, Non-Voting, Non-Convertible Preferred Stock ("Class A Preferred Stock"), 100,000 shares of Class B Convertible Preferred Stock ("Class B Preferred Stock"), 100,000 shares of Class C 8% Cumulative, Non-Voting, Non-Convertible Preferred Stock ("Class C Preferred Stock"), 85,000 shares of Class D 15% Convertible Preferred Stock ("Class D Preferred Stock"), 405,000 shares of Class E 15% Preferred Stock ("Class E Preferred Stock"), 205,000 shares of Class F Preferred Stock ("Class F Preferred Stock"), 62,000 shares of Class G Preferred Stock ("Class G Preferred Stock") and 62,000 shares of Class H Preferred Stock ("Class H Preferred Stock" and together with the Class A Preferred Stock, the Class B Preferred Stock, the Class C Preferred Stock, the Class D Preferred Stock, the Class E Preferred Stock, the Class F Preferred Stock and the Class G Preferred Stock, the "Other Preferred Stock"). At September 30, 1998, the issued and outstanding capital stock of the Company consisted of 179,943 shares of Senior Preferred Stock, 100,000 shares of Class A Preferred Stock, 100,000 shares of Class B Preferred Stock, 100,000 shares of Class C Preferred Stock, and 473,152 shares of Class A Common Stock. As part of the Sygnet Financing, all outstanding shares of Class B Preferred Stock were converted into shares of Class A Common Stock and all outstanding shares of Class C Preferred Stock were purchased by the Company. The Company has reserved 13,914 shares of Class A Common Stock for issuance upon exercise of warrants granted to the purchasers of the Class F Preferred Stock. See "--Warrants." The Company has reserved 30,166 shares of Class B Common Stock and 30,166 shares of Class C Common Stock for issuance upon exercise of options granted and which may be granted under the Company's Stock Option Plan.

    The following description of certain matters relating to the capital stock of the Company is a summary and is qualified in its entirety by the provisions of the Company's Certificate of Incorporation ("Certificate of Incorporation") and Bylaws.

COMMON STOCK

    The holders of Class A Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders of the Company and, except as otherwise provided by law, will vote together with holders of Class D Preferred Stock. Holders of Class B Common Stock have no voting rights except when a class vote is required by law. Holders of Class C Common Stock have no voting rights except when a class vote is required by law. Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor, subject to the payment of preferential dividends with respect to any outstanding preferred stock and subject to the terms of the DOC Facility, the Credit Facilities, the Senior Note Indenture, the certificates of designation for the Senior Preferred Stock and the Other Preferred Stock, the Certificate of Designation and, if the Exchange Debentures or Senior Exchange Debentures are issued, the Exchange Debenture Indenture and the Senior Exchange Debenture Indenture, as the case may be (together, the "Financing Agreements"). The holders of Common Stock do not have cumulative voting rights or preemptive or other rights to acquire or subscribe for additional, unissued or treasury shares.

SENIOR PREFERRED STOCK

    The Senior Preferred Stock and the Senior Exchange Debentures are substantially similar to the terms of the Preferred Stock and the Exchange Debentures, respectively.

OTHER PREFERRED STOCK

    The Other Preferred Stock will rank junior to the Senior Preferred Stock and the Preferred Stock with respect to the payment of dividends and upon liquidation. The Class D and Class E Preferred Stock will rank junior to the Class F Preferred Stock, PARI PASSU with the Class A Preferred Stock and, except with respect to liquidation, the Class G and Class H Preferred Stock, and senior to the Class G and Class H Preferred Stock as to liquidation. The Class G and Class H Preferred Stock will rank junior to the Class A Preferred Stock and Class F Preferred Stock and, as to liquidation, the Class D Preferred Stock and Class E Preferred Stock and PARI PASSU with the Class D Preferred Stock and Class E Preferred Stock, except as to liquidation.

    CLASS A PREFERRED STOCK

    The Company's subsidiary, DOC, holds 100,000 shares of Class A Preferred Stock. A certificate of designation for the Class A Preferred Stock provides for the following rights, preferences and powers:

    VOTING RIGHTS. Except as otherwise required by law, the holders of shares of Class A Preferred Stock have no voting rights.

    DIVIDENDS. The holders of Class A Preferred Stock are entitled to receive non-cumulative dividends at the annual rate of 5% of the $70 per share liquidation value, if and when declared by the Board of Directors. The terms of the Financing Agreements limit and, for the foreseeable future effectively prohibit, the payment of cash dividends on the Class A Preferred Stock.

    CONVERSION.  The Class A Preferred Stock is not convertible.

    REDEMPTION. At any time and from time to time, the Class A Preferred Stock may be redeemed, in whole or in part, at the option of the Company at the liquidation value thereof.

    CLASS B AND CLASS C PREFERRED STOCK

    As part of the Sygnet Financing, all of the outstanding shares of Class B Preferred Stock will be converted to Class A Common Stock and all of the outstanding shares of Class C Preferred Stock will be redeemed by the Company.

    CLASS D PREFERRED STOCK AND CLASS E PREFERRED STOCK

    On December 23, 1998, Childs and the Dobson Partnership purchased 75,094 shares of Class D Preferred Stock from DCC for $85.0 million pursuant to an investment and transaction agreement (the "Class D Purchase Agreement") and entered into a stockholder and investor rights agreement (the "Investors Agreement") with certain other shareholders of the Company, excluding the holders of the Class F Preferred Stock (collectively, the "Shareholders"), DOC and the Company. The Dobson Partnership purchased $4.0 million of Class D Preferred Stock and Childs purchased substantially all of the remaining $81.0 million of Class D Preferred Stock. Each share of Class D Preferred Stock is convertible into one share of Class A Common Stock and one share of Class E Preferred Stock. The following summary of the Class D Preferred Stock, the Class E Preferred Stock, the Class D Purchase Agreement and the Investors Agreement does not purport to be complete and is qualified in its entirety by reference to the applicable certificates of designation and such agreements.

    CLASS D PURCHASE AGREEMENT. The Class D Purchase Agreement contains various covenants which, among other things, give the holders of Class D Preferred Stock certain preemptive rights with respect to the Company's issuance of equity securities (including rights, options or warrants with respect to such securities and other securities convertible into equity securities), restrict the ability of the Company and its subsidiaries to pay dividends, purchase their outstanding equity securities, make investments, acquire or dispose of material amounts of assets, engage in sale and leaseback transactions, or merge, consolidate or dispose of all or substantially all of their assets. In addition, holders of Class D Preferred Stock will be entitled to participate in the spin-off of Logix.

    CLASS D PREFERRED STOCK CERTIFICATE OF DESIGNATION. The certificate of designation for the Class D Preferred Stock (the "Class D Preferred Stock Certificate of Designation") provides for the following rights, including voting rights, preferences and powers:

    VOTING RIGHTS. Except as otherwise provided by law, the shares of Class A Common Stock and Class D Preferred Stock vote together on all matters submitted to a vote of the shareholders. Each share of Class D Preferred Stock, which is initially convertible into one share of Class A Common Stock and one share of Class E Preferred Stock, is entitled to the number of votes that the shares of Class A Common Stock issuable upon conversion of the Class D Preferred Stock would have on the record date fixed for any meeting, or the effective date of action taken by written consent, of shareholders.

    Approval of the holders of a majority of the outstanding Class D Preferred Stock is necessary to (i) authorize or increase the authorized number of shares of, or issue, any class or a series of capital stock ranking prior to, or on a parity with, the Class D Preferred Stock other than preferred stock issued to finance acquisitions and capital projects, (ii) make any change in the Company's Certificate of Incorporation which would adversely affect the powers, preferences or rights, including voting rights, of the Class D Preferred Stock,
(iii) authorize or effect the sale of all or substantially all of the assets of the Company, any merger or consolidation of the Company resulting in the change of control, or the liquidation, dissolution or winding up of the Company, (iv) amend the Company's Certificate of Incorporation or Bylaws to change the authorized number of directors or (v) authorize redemption, repurchase or payment of dividends on any junior or parity stock, except for scheduled or mandatory redemptions thereof and repurchases of management stock pursuant to contractual rights.

    DIVIDENDS. Cumulative dividends on each share of Class D Preferred Stock accrue daily at the annual rate of 15% on the sum of the $1,131.92 per share liquidation value. In addition, a holder of Class D Preferred Stock will be entitled to receive additional dividends thereon in the same amounts as such holder would have received if such shares of Class D Preferred Stock had been fully converted into Class A Common Stock. All accumulated and unpaid dividends on the Class D Preferred Stock ("Class D Accrued Dividends") from the date of issuance, compounded annually, are payable in cash on the liquidation, dissolution or winding up of the Company, or any redemption of Class D Preferred Stock or the exercise of any put or call rights in respect thereof. Upon conversion of Class D Preferred Stock into shares of Class A Common Stock and Class E Preferred Stock, holders of Class D Preferred Stock will receive Class D Accrued Dividends in additional shares of Class E Preferred Stock.

    The Financing Agreements limit and, if exchange debentures are issued for the Senior Preferred Stock or the Preferred Stock, each exchange debenture indenture will limit, and for the foreseeable future effectively prohibit, the payment of cash dividends on the Class D Preferred Stock.

    The Class D Preferred Stock Certificate of Designation prohibits the declaration or payment of dividends on or redemption or purchase by the Company, any subsidiary or other affiliate of any junior securities.

    CONVERSION. At any time and from time to time, any holder of Class D Preferred Stock may convert each share of Class D Preferred Stock held into one share of Class A Common Stock, subject to adjustment to prevent dilution, and one share of Class E Preferred Stock.

    REDEMPTION. All of the Class D Preferred Stock must be redeemed for its liquidation preference plus Class D Accrued Dividends, subject to the legal availability of funds therefor, following the vote of the holders of a majority of the outstanding shares of Class D Preferred Stock and Class E Preferred Stock, voting together as a single class, at any time after December 23, 2010. The obligation of the Company to redeem its Class D Preferred Stock is subject to the terms of the Financing Agreements.

    CLASS E PREFERRED STOCK CERTIFICATE OF DESIGNATION. The certificate of designation for the Class E Preferred Stock provides for the following rights, preferences and powers:

    VOTING RIGHTS. Except as otherwise required by law and as authorized to vote with the holders of Class D Preferred Stock for redemption, the holders of shares of Class E Preferred Stock have no voting rights.

    DIVIDENDS. Cumulative dividends on each share of Class E Preferred Stock accrue daily at the annual rate of 15% on the sum of the $1,131.92 per share liquidation value. All accumulated and unpaid dividends on the Class E Preferred Stock ("Class E Accrued Dividends") from the date of issuance, compounded annually, are payable in cash only upon the liquidation, dissolution or winding up of the Company or on redemption of or exercise of the put and call rights with respect to the Class E Preferred Stock. The Financing Agreements limit, and, if exchange debentures are issued for either the Senior Preferred Stock or the Preferred Stock, each exchange debenture indenture will limit, and for the foreseeable future effectively prohibit, the payment of cash dividends on the Class E Preferred Stock.

    CONVERSION.  The Class E Preferred Stock is not convertible.

    REDEMPTION. All of the Class D and Class E Preferred Stock must be redeemed for its liquidation preference plus Class E Accrued Dividends, subject to legal availability of funds therefor, following the vote of the holders of a majority of the outstanding shares of Class D Preferred Stock and the Class E Preferred Stock, voting together as a single class, at any time after December 23, 2010, or, with respect to Class E Preferred Stock only, upon completion by the Company of an initial public offering of its common stock resulting in gross proceeds of at least $50.0 million. The obligation of the Company to redeem its Class D and Class E Preferred Stock is subject to the terms of the Financing Agreements.

    PUT AND CALL OPTIONS. Upon the earliest to occur of December 23, 2005, a "Change of Control" (as defined below) or the consummation by the Company of an initial public offering of its common stock, and if the holders of a majority of Class E Preferred Stock vote to require the purchase of their stock, each holder will have the right to require the Company to purchase its Class E Preferred Stock for its per share liquidation preference plus Class E Accrued Dividends, subject to the terms of the Financing Agreements. A "Change of Control" means any transaction that results in the voting power of the Company's voting stock controlled by Everett R. Dobson and his affiliates being less than 50.1% and the sale of all or substantially all of the Company's capital stock, business or assets, but shall not include the sale or redemption by the Dobson Partnership of up to $25.0 million of the Company's capital stock or an initial public offering by the Company of its common stock. To the extent the Company has cash available, the Company must pay cash to purchase the Class E Preferred Stock. To the extent the Company does not have available cash, the Company is obligated to issue one or more junior subordinated promissory notes ranking senior to all preferred stock existing on the Closing Date other than Class F Preferred Stock and bearing interest at an initial annual rate of 17%, payable quarterly, subject to the terms of the Financing Agreements. If any quarterly interest payment is not made, the annual rate increases by 0.5%, up to a maximum annual rate of 20%. Quarterly payments of interest and principal on the notes are required to the extent the Company has available cash and subject to the additional condition that the Company has a ratio of cash flow to interest expense of at least 1 to 1 for such quarter, after giving effect to the payment of interest and principal. To the extent unpaid, obligations under the notes will mature upon the last to occur of (i) termination of the Credit Facilities,
(ii) termination of the Senior Note Indenture, (iii) the repurchase, payment or defeasance of the Senior Notes and (iv) the redemption of all outstanding Senior Preferred Stock and Preferred Stock or the elimination of the financial covenants contained in the certificates of designation for the Senior Preferred Stock and the Preferred Stock.

    In connection with an initial public offering of its common stock, the Company will have the option to purchase all or any outstanding shares of Class E Preferred Stock for the liquidation preference thereof, plus Class E Dividends, payable in cash. Nothwithstanding the foregoing, in the case of a Change of

Control in which (i) prior to an initial public offering, Everett R. Dobson and his affiliates cease to control at least 50.1% of the Company's voting stock or
(ii) following an initial public offering, Everett R. Dobson and his affiliates cease to control at least 35% of the Company's voting stock, the Company may not pay the holders subordinated notes in lieu of cash.

    INVESTORS AGREEMENT. Under the Investors Agreement, Childs and the Dobson Partnership shall have certain demand rights for their shares of Class A Common Stock issuable upon conversion of the Class D Preferred Stock or otherwise held and all Shareholders shall have "piggy-back" registration rights for their Class A Common Stock. The Investors Agreement provides that seven directors will constitute the Company's Board, one designated by Childs, four designated by the Dobson Partnership, and two selected jointly by Childs and the Dobson Partnership. So long as Childs beneficially owns at least 35% of the Company securities held by it upon completion of the Equity Investments, in addition to the director it may designate, Childs may also designate an observer to attend each meeting of the Board and each meeting of any committee of the Board. Notwithstanding the foregoing, an additional two directors may be designated by the holders of Senior Preferred Stock, an additional two directors may be designated by the holders of the Preferred Stock and one additional director by the holders of the Class F Preferred Stock in the event of the non-payment of dividends for certain periods (a voting rights triggering event).

    The Shareholders will have preemptive rights with respect to new common stock or securities convertible into common stock issued by the Company (excluding securities issued in a public offering, upon the exercise of employee stock options, warrants or conversion rights, or in connection with acquisitions, financing capital projects or the incurrence of indebtedness) and rights to participate with the Shareholders in a sale of their shares. Childs generally may not sell its shares except to its affiliates, another shareholder of the Company or in a public sale. The transfer restrictions in the Investors Agreement will terminate upon the earliest of an initial public offering by the Company, a Change of Control or December 23, 2003.

    The Shareholders are obligated to sell their shares of the Company's common stock, Class D Preferred Stock and Class E Preferred Stock to any unaffiliated party pursuant to an agreement which (i) treats equally, on an "as-if-converted" basis, the common value of all holders of the Company's common stock, Class D Preferred Stock and Class E Preferred Stock, (ii) is approved by the board of directors of the Company as fair to all stockholders and (iii) is approved by stockholders of the Company holding 50.1% of the Company's outstanding common stock (calculated on an "as-if-converted" basis). Notwithstanding the foregoing, the Shareholders will not be obligated to sell any shares of Class D Preferred Stock or Class E Preferred Stock unless such holder receives cash consideration at least equal to the liquidation preference of such Class D or Class E Preferred Stock, and will not be obligated to sell any shares of the Company's common stock unless all shares of Class D Preferred Stock and Class E Preferred Stock then held by Childs are also sold in the transaction.

    The Shareholders will have the right to participate pro rata in certain sales of the Company's outstanding common stock, Class D Preferred Stock and Class E Preferred Stock by any other stockholder, except in the case of (i) the sale by the Dobson Partnership of the Company's capital stock for $25.0 million or less, together with accrued but unpaid dividends thereon, (ii) the sale of any capital stock issued by the Company in connection with the Sygnet Financing, or (iii) transfers made after an initial public offering. The right to participate in such sale is pro rata based upon a fraction, the numerator of which is the value of such shareholder's Class A Common Stock and Class E Preferred Stock (valued at its liquidation preference), and the denominator of which is the value of all outstanding Class A Common Stock.

CLASS F PREFERRED STOCK

    As part of the Sygnet Financing, certain shareholders of Sygnet purchased 30,000 shares of the Company's Class F Preferred Stock. The following summary of the Class F Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the certificate of designation.

    CLASS F PREFERRED STOCK CERTIFICATE OF DESIGNATION. The certificate of designation for the Class F Preferred Stock (the "Class F Preferred Stock Certificate of Designation") provides for the following rights, including voting rights, preferences and powers:

    VOTING RIGHTS. Except as otherwise provided by law, the shares of Class F Preferred Stock have no voting rights except to elect a director of the Company if a voting rights triggering event occurs with respect to the Class F Preferred Stock.

    DIVIDENDS. Dividends on the Class F Preferred Stock are payable in cash or, at the option of the Company, in additional shares of Class F Preferred Stock. Cumulative dividends on each share of Class F Preferred Stock accrue at the annual rate of 16% on the sum of the $1,000 per share liquidation value, and all accumulated and unpaid dividends ("Class F Accrued Dividends") from the date of issuance, compounded annually, are payable in cash out of funds legally available therefor on January 15, April 15, July 15 and October 15, commencing January 15, 1999.

    The Financing Agreements limit, and if the exchange debentures are issued for the Senior Preferred Stock and if Exchange Debentures are issued for the Preferred Stock, the respective exchange debenture indentures will limit, and for the foreseeable future effectively prohibit, the payment of cash dividends on the Class F Preferred Stock.

    The Class F Preferred Stock Certificate of Designation prohibits the declaration or payment of dividends on redemption or purchase of any junior securities (by the Company, any subsidiary or other affiliate).

    CONVERSION.  The Class F Preferred Stock is not convertible.

    REDEMPTION. The Class F Preferred Stock must be redeemed on December 31, 2010, subject to the legal availability of funds therefor, at 130% of its liquidation preference, plus Class F Accrued Dividends.

    At any time and from time to time after January 1, 1999, the Class F Preferred Stock may be redeemed, in whole or in part, at the option of the Company, at a redemption price expressed as a percentage of the liquidation preference of the Class F Preferred Stock as set forth below, plus Class F Accrued Dividends, if such redemption occurs during the 12-month period beginning January 1 of each of the following years:

YEAR                                                                                 PERCENTAGE
----------------------------------------------------------------------------------  -------------
1999..............................................................................         100%
2000..............................................................................         100%
2001..............................................................................         105%
2002..............................................................................         115%
2003 and thereafter...............................................................         130%

    CLASS G PREFERRED STOCK AND CLASS H PREFERRED STOCK

    As part of the Sygnet Financing, the Dobson Partnership acquired 37,853 shares of the Company's Class G Preferred Stock in exchange for shares of the Company's Class A Common Stock. Each share of Class G Preferred Stock is initially convertible into one share of Class H Preferred Stock and shares of Class A Common Stock. The following summary of the Class G Preferred Stock and Class H Preferred

Stock does not purport to be complete and is qualified in its entirety by reference to the applicable certificates of designation.

    CLASS G PREFERRED STOCK CERTIFICATE OF DESIGNATION. The certificate of designation for the Class G Preferred Stock (the "Class G Preferred Stock Certificate of Designation") provides for the following rights, including voting rights, preferences and powers:

    VOTING RIGHTS. Except as otherwise provided by law, the shares of Class G Preferred Stock have no voting rights.

    DIVIDENDS. Dividends on the Class G Preferred Stock are payable in cash or, at the option of the Company, in additional shares of Class G Preferred Stock. Cumulative dividends on each share of Class G Preferred Stock accrue at the annual rate of 16% on the sum of the $660.40 per share liquidation value, and all accumulated and unpaid dividends ("Class G Accrued Dividends") from the date of issuance, compounded annually, are payable out of funds legally available therefor in cash on the liquidation, dissolution or winding up of the Company or on redemption.

    The Financing Agreements limit, and if exchange debentures are issued for the Senior Preferred Stock and the Preferred Stock, the respective exchange debenture indentures will limit, and for the foreseeable future effectively prohibit, the payment of cash dividends on the Class G Preferred Stock.

    The Class G Preferred Stock Certificate of Designation prohibits the declaration or payment of dividends on or redemption or purchase of any junior securities (by the Company, any subsidiary or other affiliate).

    CONVERSION. Each share of Class G Preferred Stock may be converted at any time, or from time to time, after the Closing Date until the third anniversary of the Closing Date. On the third anniversary of the Closing Date, any outstanding shares of Class G Preferred Stock will automatically be converted. Each share of Class G Preferred Stock is convertible into one share of Class H Preferred Stock and shares of Class A Common Stock which, if all shares of Class G Preferred Stock were fully converted, would represent approximately 1.87% of the Company's then outstanding common stock, on a fully diluted basis.

    REDEMPTION. The Class G Preferred Stock must be redeemed for its liquidation value, plus Class G Accrued Dividends, within 90 days following the vote of its holders following an initial public offering by the Company of its common stock resulting in gross proceeds of at least $50.0 million, subject to the legal availability of funds therefor and the terms of the Financing Agreements.

    CLASS H PREFERRED STOCK CERTIFICATE OF DESIGNATION. The certificate of designation for the Class H Preferred Stock (the "Class H Preferred Stock Certificate of Designation") provides for the following rights, including voting rights, preferences and powers:

    VOTING RIGHTS. Except as otherwise provided by law, the shares of Class H Preferred Stock have no voting rights.

    DIVIDENDS. Cumulative dividends on each share of the Class H Preferred Stock accrue daily at the annual rate of 16% on the sum of $660.45 per share liquidation value. All accumulated and unpaid dividends on the Class H Preferred Stock (the "Class H Accrued Dividends") from the date of issuance, compounded annually, are payable only upon the liquidation, dissolution or winding up of the Company or on redemption. Dividends on the Class H Preferred Stock will cease to accrue, and will not be payable, with respect to any period commencing on, and from and after, the third anniversary of the issuance of the Class G Preferred Stock. The Financing Agreements limit, and for the foreseeable future effectively prohibit, the payment of cash dividends on the Class H Preferred Stock.

    The Class H Preferred Stock Certificate of Designation prohibits the declaration or payment of dividends on or redemption or purchase of any junior securities (by the Company, any subsidiary or other affiliate).

    CONVERSION.  The Class H Preferred Stock is not convertible.

    REDEMPTION. The Class H Preferred Stock must be redeemed following the vote of its holders at any time after December 31, 2010 or upon completion of an initial public offering by the Company of its common stock resulting in gross proceeds of at least $50.0 million, subject to the legal availability of funds therefor and the terms of the Financing Agreements, at 130% of its liquidation preference, plus Class H Accrued Dividends.

WARRANTS

    The purchasers of the Class F Preferred Stock also received warrants to purchase shares of the Company's Class A Common Stock. The warrants are exercisable at any time and from time to time during a two year period commencing one year after issuance into a number of shares of Class A Common Stock which, if all warrants were exercised, would represent a maximum of 2.24% of the Company's then outstanding common stock on a fully diluted basis. The initial exercise price of the warrants is $1.00 per share of Class A Common Stock.

               FEDERAL INCOME TAX CONSIDERATIONS TO U.S. HOLDERS

    The following summary describes the anticipated material U.S. federal income tax consequences of the purchase, ownership and disposition of the Preferred Stock and Exchange Debentures by U.S. Holders (as defined below). Except where noted, it deals only with Preferred Stock and Exchange Debentures held as capital assets within the meaning of Section 1221 of the Code and does not address all aspects of the U.S. federal income tax consequences that may be relevant to a particular investor or holders subject to special tax rules, such as dealers in securities or currencies, financial institutions, tax-exempt organizations, life insurance companies, persons holding Preferred Stock or Exchange Debentures as a part of a hedging or conversion transaction or a straddle, or U.S. Holders whose "functional currency" is not the U.S. dollar. Furthermore, the summary is based upon the provisions of the Code and Treasury Regulations, including the OID Regulations, rulings and judicial decisions thereunder as of the date hereof. Such authorities may be repealed, revoked or modified, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below.

    Because the Company may pay dividends on the Preferred Stock by distributing additional shares of Preferred Stock, compliance with U.S. federal withholding tax rules would be difficult with respect to investors who are not U.S. Holders. Accordingly, the Company will offer the Preferred Stock only to investors who are U.S. Holders and the summary does not address the U.S. federal income tax consequences to investors who are not U.S. Holders. THE COMPANY CONSIDERS THE PREFERRED STOCK TO BE AN INAPPROPRIATE INVESTMENT FOR ANY PERSON WHO OR WHICH IS NOT A U.S. HOLDER.

    PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED STOCK AND EXCHANGE DEBENTURES.

CERTAIN DEFINITIONS

    "AFR" means the applicable federal rate, as of the relevant time, determined under Section 1274(d) of the Code and published monthly by the IRS.

    "Code" means the U.S. Internal Revenue Code of 1986, as amended and in effect as of the date hereof.

    "IRS" means the U.S. Internal Revenue Service.

    "OID" means original issue discount as defined and used in Part V of Subchapter P of Chapter 1 of the Code (Sections 1271 through 1288) and the Treasury Regulations thereunder.

    "OID Debentures" means any Exchange Debentures issued with original issue discount.

    "OID Regulations" means any final, temporary and proposed Treasury Regulations published or promulgated under the Code that address debt obligations issued with OID.

    "U.S. Holder" means a beneficial owner of the Preferred Stock or Exchange Debentures, as applicable, that is a citizen or resident of the United States, a corporation, limited liability company, partnership (unless Treasury Regulations provide otherwise) or other entity created or organized in or under the laws of the U.S. or any political subdivision thereof, an estate the income of which is subject to U.S. federal income taxation regardless of its source or a trust if both (i) a court within the U.S. is able to exercise primary supervision over the administration of such trust and (ii) one or more U.S. persons have the authority to control all substantial decisions of such trust.

PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED STOCK

    DISTRIBUTIONS ON THE PREFERRED STOCK

    GENERAL. Distributions of cash or of additional shares of Preferred Stock on the Preferred Stock will generally be treated as dividends to U.S. Holders, taxable as ordinary income to the extent of the Company's current and accumulated earnings and profits as determined under U.S. federal income tax principles. The amount of a distribution will be either the amount of cash distributed or, in the case of additional shares of Preferred Stock, the fair market value of the Preferred Stock distributed on the date of the distribution. Accordingly, with respect to a distribution of additional shares of Preferred Stock that is treated as a dividend, the fair market value of the distributed shares would be taxable currently as ordinary income to a U.S. Holder even though the U.S. Holder has not received any cash with respect to such distribution.

    However, management of the Company has determined that the Company does not presently have any current or accumulated earnings and profits and is unlikely to have current or accumulated earnings and profits in the foreseeable future. The actual amount of the Company's earnings and profits at any future time will of course depend upon the actions and financial performance of the Company.

    Therefore, assuming the Company will not have any current or accumulated earnings and profits, a distribution on the Preferred Stock will be treated as a nontaxable return of capital and will be applied against and reduce the adjusted tax basis of the Preferred Stock in the hands of each U.S. Holder (but not below zero), thus increasing the amount of any gain (or reducing the amount of any loss) which would otherwise be recognized by the U.S. Holder upon the sale or other taxable disposition of the Preferred Stock. The amount of any such distribution which exceeds the adjusted tax basis of the Preferred Stock in the hands of the U.S. Holder will be treated as capital gain and will be either long-term or short-term capital gain depending on the U.S. Holder's holding period for the Preferred Stock. The initial tax basis of additional Preferred Stock distributed to a U.S. Holder will equal the fair market value of such additional Preferred Stock at the time of distribution. Accordingly, in the case of distributions of additional Preferred Stock on the Preferred Stock, any basis reduction or gain recognition will be offset from an overall standpoint by a corresponding amount of tax basis in the additional Preferred Stock distributed to the U.S. Holder.

    REDEMPTION PREMIUM. The Preferred Stock provides for both a mandatory and an optional right of redemption by the Company. As the redemption price of the Preferred Stock is expected to exceed its issue price (by more than a de minimis amount), the excess, referred to as the "redemption premium," may be taxable as a constructive distribution of additional Preferred Stock to the U.S. Holder on the Preferred Stock over a certain period under a constant interest rate method similar to that applicable to recognizing OID on the Exchange Debentures. See the discussion of "--Original Issue Discount" under "Ownership and Disposition of the Exchange Debentures." To the extent the Company has current or accumulated earnings and profits for a taxable year so that the constructive distribution attributable to such year is treated as a dividend, the amount of the constructive distribution will generally be taxable currently as ordinary income even though the U.S. Holder does not receive any actual distribution and will increase the U.S. Holder's adjusted tax basis in the Preferred Stock. See the above discussion of "--Distributions on the Preferred Stock."

    Determined with reference to the OID Regulations, the issue price of the Preferred Stock is equal to the first price to the public (excluding bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers) at which a substantial amount of the Preferred Stock is sold for money, even if part of the issue is subsequently sold at a different price. Similarly, the difference between redemption price and issue price is considered de minimis if such amount is less than the product of (i) one-quarter of one percent of the redemption price and (ii) the number of complete years to maturity.

    To the extent the Company lacks current or accumulated earnings and profits for a taxable year to which a constructive distribution relates, a holder should not recognize taxable income or gain as a result of the constructive distribution. Moreover, there should be no net effect on the holder's adjusted tax basis of the Preferred Stock as a result of the constructive distribution if the Company has no current or accumulated earnings and profits.

    For purposes of determining the amount of the redemption premium, redemption of the Preferred Stock will be deemed to occur at the mandatory redemption price unless, based on all of the facts and circumstances, the optional redemption is more likely than not to occur. Under a Regulatory "safe harbor" rule, the Company's optional right to redeem the Preferred Stock will not be treated as more likely than not to occur if (i) the Company and the U.S. Holder are not related, (ii) there are no plans, arrangements or agreements that effectively require or are intended to compel the Company to exercise the optional right to redeem the Preferred Stock (disregarding, for this purpose, a separate mandatory redemption) and (iii) exercise of the right to redeem will not reduce the yield of the Preferred Stock. Based on the Treasury Regulations, the Company intends to take the position that the existence of the Company's optional redemption right does not result in a constructive distribution to the U.S. Holders, but that the mandatory redemption obligation of the Company will control the timing and the amount of the income a U.S. Holder of Preferred Stock will be required to include in gross income as redemption premium.

    Moreover, the Preferred Stock provides for a mandatory redemption at a redemption price equal to the liquidation value of the Preferred Stock, plus accrued and unpaid dividends. If at the time of issuance of the Preferred Stock, there were no intention for dividends to be paid currently, the IRS could treat the payment of such dividends on redemption as disguised additional redemption premium subject to the constant yield rules discussed above. However, the Company intends to pay all dividends currently on the Preferred Stock, either in cash or, on or prior to January 15, 2003, in additional shares of Preferred Stock. Thus, while the appropriate treatment of unpaid cumulative dividends has not yet been addressed in Treasury Regulations and no assurance can be given as to the outcome of such guidance, the Company intends to take the position that the terms of the mandatory redemption should not include any accrued and unpaid dividends in the stated redemption price nor should any such accrued and unpaid dividends be treated as a constructive distribution to the U.S. Holders prior to actually being paid.

    Finally, in the event that additional Preferred Stock is distributed on the Preferred Stock issued in this Offering and such additional Preferred Stock has a fair market value at the time of distribution that is less than its redemption price, the additional Preferred Stock will have a redemption premium that may be taxable as a constructive distribution of additional stock to a U.S. Holder (treated as a dividend to the extent of the Company's current and accumulated earnings and profits) under the constant yield method over a period of time commencing with the issuance of such additional Preferred Stock and ending with the date on which the mandatory redemption is to occur. Such redemption premium on the additional shares of Preferred Stock may differ from that attributable to the Preferred Stock issued in this Offering. Therefore, any such additional shares of Preferred Stock distributed may not be fungible with the shares issued in this Offering.

    DIVIDENDS-RECEIVED DEDUCTION. Subject to certain exceptions and restrictions, corporate U.S. Holders generally will be entitled to a dividends-received deduction equal to 70 percent of the amount of any distribution on the Preferred Stock (whether payable in cash or additional Preferred Stock) that is treated as a dividend. Distributions on the Preferred Stock will not be eligible for the dividends-received deduction unless and until the Company has current or accumulated earnings and profits at the time of the distribution (i.e., the distribution is treated as a dividend).

    In the event a distribution on the Preferred Stock is treated as a dividend, application of the dividends-received deduction to the distribution nonetheless may be restricted or may result in other U.S. federal tax consequences to the corporate U.S. Holder. First, the dividends-received deduction is reduced or eliminated for a corporate U.S. Holder which has indebtedness "directly attributable" to its investment in the Preferred Stock or fails to meet special holding period requirements. Second, if a distribution equals or exceeds five percent of a corporate U.S. Holder's adjusted tax basis in the Preferred Stock, the distribution may constitute an "extraordinary dividend," requiring the corporate U.S. Holder to reduce its adjusted tax basis in the Preferred Stock by the amount excluded from income as a result of the dividends-received deduction. Finally, 70 percent of the amount excluded from income as a result of the dividends-received deduction will be included in the computation of "adjusted current earnings," potentially affecting a corporate U.S. Holder's liability for alternative minimum tax.

    SALE OR OTHER DISPOSITION OF THE PREFERRED STOCK

    GENERAL. A U.S. Holder will generally recognize capital gain or loss upon the sale or other taxable disposition of Preferred Stock based upon the difference between the amount realized in such sale or other disposition, and the Holder's adjusted tax basis in the Preferred Stock. A U.S. Holder's adjusted tax basis in the Preferred Stock will equal the amount paid for such stock plus the fair market value of any distributions of additional Preferred Stock and any amount included in gross income as a constructive distribution or redemption premium, and reduced by the amount of any distribution treated as a nontaxable return of capital that reduced the adjusted tax basis of the Preferred Stock. See the above discussion of "--Redemption Premium" and "--Distributions on the Preferred Stock."

    The capital gain or loss will be either long-term or short-term capital gain depending on the U.S. Holder's holding period for the Preferred Stock at the time of the sale or other disposition of the Preferred Stock. In the case of a noncorporate U.S. Holder (including an individual), any capital gain will be taxable at a preferential rate if the U.S. Holder's holding period for the Preferred Stock exceeds one year. The deductibility of capital losses is subject to limitations. Prospective investors should consult their own tax advisors regarding the taxation of capital gains and capital losses recognized upon a sale or other disposition of the Preferred Stock.

    REDEMPTION OR EXCHANGE OF PREFERRED STOCK FOR EXCHANGE DEBENTURES

    GENERAL. A redemption of the Preferred Stock for cash or an exchange of the Preferred Stock for the Exchange Debentures will be treated, depending on the facts and circumstances, as (i) a distribution on the Preferred Stock, or (ii) a taxable exchange of the Preferred Stock. At the outset, any cash paid or Exchange Debentures issued that are attributable to declared dividends will be treated in the same manner as a distribution on the Preferred Stock. See the above discussion of "--Distributions on the Preferred Stock."

    A redemption or exchange of the Preferred Stock will be treated as a taxable exchange of the Preferred Stock if the redemption or exchange results in either
(i) a complete termination, or (ii) a "meaningful reduction" of the U.S. Holder's stock interest in the Company. For these purposes, a U.S. Holder is deemed to own any shares of Company stock that are owned, or deemed owned, by certain related persons and entities, as well as any shares that the Holder, or a related person or entity, has the right to acquire by exercise of option. If the redemption or exchange of the Preferred Stock does not result in a complete termination or meaningful reduction of the U.S. Holder's stock interest in the Company, the transaction will be treated as a distribution on the Preferred Stock. See the above discussion of "--Distributions on the Preferred Stock." The amount of the distribution will be measured by the amount of cash or the "issue price" of the Exchange Debentures received by the U.S. Holder in consideration for the Preferred Stock. To the extent the distribution is treated as a dividend, it will be taxable as ordinary income and may have dividends-received deduction, extraordinary dividend and/or alternative minimum tax consequences to a corporate U.S. Holder. See the above discussion in "--Distributions on the Preferred Stock."

    If the redemption or exchange of the Preferred Stock results in a complete termination or meaningful reduction of the U.S. Holder's stock interest in the Company, the U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized by the U.S. Holder and the U.S. Holder's adjusted tax basis in the Preferred Stock surrendered in the transaction. The capital gain or loss will be either long-term or short-term capital gain depending on the U.S. Holder's holding period for the Preferred Stock at the time of the sale or other disposition of the Preferred Stock.

    In the case of a noncorporate U.S. Holder (including an individual), any capital gain will be taxable at a preferential rate if the U.S. Holder's holding period for the Preferred Stock exceeds one year. The deductibility of capital losses is subject to limitations.

    The amount realized by a U.S. Holder will be (i) the amount of cash received in redemption of the Preferred Stock (other than cash received with respect to declared dividends), and (ii) an amount equal to the "issue price" of the Exchange Debentures issued in exchange for the Preferred Stock (other than Exchange Debentures issued with respect to declared dividends). Determination of the "issue price" of the Exchange Debentures issued in exchange for the Preferred Stock will depend on (i) whether the Preferred Stock or the Exchange Debentures are traded on an established securities market within the meaning of the OID Regulations during the 60 day period ending 30 days after the exchange date, or (ii) if they are not so traded, the yield on the Exchange Debentures, as of the exchange date, equals or exceeds the AFR. See the discussion of "--Original Issue Discount" under "--Ownership and Disposition of the Exchange Debentures." It cannot be determined at the present time whether the Preferred Stock or the Exchange Debentures will be, at the relevant time, traded on an established securities market within the meaning of the OID Regulations or whether the yield on the Exchange Debentures will equal or exceed the AFR.

OWNERSHIP AND DISPOSITION OF THE EXCHANGE DEBENTURES

    Depending upon a U.S. Holder's particular circumstances, the tax consequences of holding Exchange Debentures may be less advantageous than the tax consequences of holding Preferred Stock because, for example, payments of interest on the Exchange Debentures will not be eligible for the dividends-received deduction that may be available to corporate U.S. Holders (subject to the Company having earnings and profits) and because, as discussed below, the Exchange Debentures may be issued with OID.

    The tax consequences of holding the Exchange Debentures will generally turn on whether the Exchange Debentures are issued with OID. Exchange Debentures issued within five years after issuance of the Preferred Stock in this Offering likely will be OID Debentures, i.e., Exchange Debentures treated as having been issued with OID. Exchange Debentures issued more than five years after issuance of the Preferred Stock will not be issued with OID unless, as discussed below, their stated redemption price at maturity exceeds their issue price.

    ORIGINAL ISSUE DISCOUNT

    GENERAL. The amount of OID, if any, on a debt instrument is the excess of its "stated redemption price at maturity" over its "issue price" subject to a statutorily defined de minimis exception. The issue price of a debt instrument issued for cash is equal to the first price (excluding sales to bond houses and brokers) at which a substantial amount of such debt instruments were sold. The "stated redemption price at maturity" of a debt instrument is the sum of its principal amount plus all other payments required thereunder, other than payments of "qualified stated interest" (defined generally as stated interest that is unconditionally payable in cash or in property (other than the debt instruments of the issuer), at least annually at a single fixed rate that appropriately takes into account the length of intervals between payments).

    Determination of the "issue price" of the Exchange Debentures issued in exchange for the Preferred Stock will depend on whether, as of the exchange date
(i) the Preferred Stock or the Exchange Debentures are traded on an established securities market within the meaning of the OID Regulations, or (ii) if they are not so traded, the yield on the Exchange Debentures equals or exceeds the AFR. If either the Exchange Debentures or the Preferred Stock are traded on an established securities market during the 60 day period ending 30 days after the exchange date, the issue price of the Exchange Debentures will equal the fair market value of the traded property. If neither the Preferred Stock nor the Exchange Debentures

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
are traded on an established securities market, the issue price of the Exchange Debentures will be the stated principal amount of the Exchange debentures if the yield on the Exchange Debentures is equal to or greater that the AFR in effect at the time the Exchange Debentures are issued. If the yield on the Exchange Debentures is less than the AFR, their issue price will be equal to the present value as of the issue date of all payments to be made on the Exchange Debentures, discounted at the AFR. It cannot be determined at the present time whether the Preferred Stock or the Exchange Debentures will be, at the relevant time, traded on an established securities market within the meaning of the OID Regulations or whether the yield on the Exchange Debentures will equal or exceed the AFR.

    PAYMENT OF INTEREST BY ISSUANCE OF ADDITIONAL EXCHANGE DEBENTURES.

    The right to issue additional Exchange Debentures in lieu of paying cash interest through January 15, 2003 is treated for purposes of the OID provisions of the Code as an option to defer the interest payments on the Exchange Debentures. Accordingly, none of the stated interest will be treated as qualified stated interest unless under special rules for interest holidays the amount of OID is treated as de minimis. Any additional Exchange Debentures issued in lieu of cash will not be treated as debt instruments separate from the Exchange Debentures upon which they were issued, but instead will be aggregated with such Exchange Debentures for OID purposes.

    The OID Regulations provide that in the case of a debt instrument which provides the issuer with an unconditional option or options exercisable during the term of the debt instrument which, if exercised, require payments to be made on the debt instrument under an alternate payment schedule, the yield and maturity of such debt instrument for purposes of calculating OID will be determined by assuming the issuer will exercise, or will not exercise the option in a manner that minimizes the yield on the debt instrument.

    If the issue price of the Exchange Debentures is equal to their principal amount, the yield to maturity of the Exchange Debentures, if the option to pay interest with additional Exchange Debentures is exercised, will be no less than the yield to maturity would be if the option were not exercised. Accordingly, for purposes of calculating OID, it will be assumed that the Company will not exercise the option because exercise of the option will not minimize the yield. If the option were in fact subsequently exercised and additional Exchange Debentures were issued by the Company in lieu of cash, such additional Exchange Debentures would be aggregated with the Exchange Debentures upon which they were issued, and OID would be recalculated for the remainder of the term of the Exchange Debentures based upon a stated redemption price at maturity which includes the amount of all payments due under the additional Exchange Debentures. As a result of such exercise, U.S. Holders of Exchange Debentures would include OID in income in advance of the receipt of cash, regardless of such U.S. Holders' regular methods of accounting.

    If the issue price of the Exchange Debentures is less than their principal amount, the yield to maturity of the Exchange Debentures, if the option to pay interest with additional Exchange Debentures is exercised, will be less than the yield to maturity if the option is not exercised. Accordingly, for purposes of calculating OID, it would be assumed that the Company will exercise the option because to do so will minimize the yield. If the Company subsequently makes a cash payment instead of exercising its option to issue an additional Exchange Debenture, the cash payment made will be treated as a prepayment of the Exchange Debentures, partially retiring such Exchange Debentures on a pro rata basis on the date of such payment. Such retirement would be a taxable exchange to the Holder of the Exchange Debenture.

    If the Exchange Debentures are issued after January 15, 2003, the Company will not have the option to pay interest with additional Exchange Debentures. In such event, any Exchange Debenture will be issued with OID only to the extent its principal amount exceeds its issue price by more than a de minimis amount because (i) all interest payments on any Exchange Debenture issued will be qualified stated interest, and (ii) the stated redemption price at maturity of any Exchange Debenture will be equal to its principal amount.

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    REPORTING PAYMENTS OF INTEREST AND OID ON THE EXCHANGE DEBENTURES

    NON-OID EXCHANGE DEBENTURES. U.S. Holders of Exchange Debentures that are not issued with OID will generally report the stated interest under the Exchange Debentures as ordinary income under their regular method of tax accounting.

    OID DEBENTURES. U.S. Holders of OID Debentures must include OID in gross income for U.S. federal income tax purposes on an annual basis under a constant yield accrual method, regardless of their method of accounting. As a result, U.S. Holders will include OID in income in advance of the receipt of cash attributable to that income. However, U.S. Holders of OID Debentures generally will not be required to include separately in income cash payments received on the OID Debentures, even if denominated as interest, to the extent such payments do not constitute qualified stated interest (as defined above). The Company will report to U.S. Holders of OID Debentures, on a timely basis, the reportable amount of OID and interest income based on its understanding of applicable law.

    The amount of OID includible in income by the initial U.S. Holder of an OID Debenture is the sum of the "daily portions" of OID with respect to the OID Debenture for each day during the taxable year or portion of the taxable year in which such U.S. Holder held such OID Debenture ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. The "accrual period" for an OID Debenture may be of any length and may vary in length over the term of the OID Debenture, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the excess, if any, of (a) the product of the OID Debenture's adjusted issue price at the beginning of such accrual period and its yield to maturity (the discount rate which, when used in computing the present value of all principal and interest payments to be made under the OID Debenture, produces an amount equal to the OID Debenture's issue price) over (b) the amount of any qualified stated interest allocable to the accrual period. OID allocable to a final accrual period is the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price at the beginning of the final accrual period. The calculation of OID for an initial short accrual period may be determined using any reasonable method. The "adjusted issue price" of an OID Debenture at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period (determined without regard to the amortization of any acquisition premium or bond premium, as described below) and reduced by any payment made on such OID Debenture (other than qualified stated interest) on or before the first day of the accrual period.

    Exchange Debentures may be redeemed prior to their stated maturity at the option of the Company. For purposes of computing the yield of OID Debentures, the Company will be deemed to exercise or not exercise its option to redeem the OID Debentures in a manner that minimizes the yield on the OID Debentures. It is not anticipated that the Company's ability to redeem prior to stated maturity will affect the yield to maturity of such instrument.

    In the event of a Change of Control, the Company will be required to offer to repurchase all of the Exchange Debentures. The right of holders to require repurchase upon a Change of Control will not affect the yield or maturity date of the Exchange Debentures unless, based on all the facts and circumstances as of the issue date, it is more likely than not that such an event giving rise to the repurchase will occur. The Company does not intend to treat the Change of Control provisions of the Exchange Debentures as affecting the computation of the yield to maturity of any Exchange Debentures.

    ELECTION TO REPORT INTEREST AS OID. U.S. Holders may elect to treat all interest on any Exchange Debenture as OID and calculate the amount to be included in gross income under the constant yield accrual method. For the purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount and unstated interest, as adjusted by

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any amortizable bond premium or acquisition premium. The election must be made for the taxable year in which the U.S. Holder acquired the Exchange Debenture, and may not be revoked without the consent of the IRS. U.S. Holders should consult with their own tax advisors about the election to report interest on the Exchange Debentures as OID using the constant yield method.

    MARKET DISCOUNT ON RESALE OF EXCHANGE DEBENTURES

    If a U.S. Holder acquires an Exchange Debenture (other than an OID Debenture) for an amount less than its stated redemption price at maturity or, in the case of an OID Debenture, for an amount that is less than its adjusted issue price, the amount of the difference will be treated as "market discount" for U.S. federal income tax purposes, unless such difference is less than a specified de minimis amount. Under the market discount rules, a U.S. Holder will be required to treat any principal payment on an Exchange Debenture, or any gain on the sale, exchange, retirement or other disposition of an Exchange Debenture, as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such Exchange Debenture at the time of such payment or disposition. In addition, the U.S. Holder may be required to defer, until the maturity of the Exchange Debenture or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Exchange Debenture.

    Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Exchange Debenture, unless the U.S. Holder elects to accrue on a constant yield method. A U.S. Holder of an Exchange Debenture may elect to include market discount in income currently as it accrues (on either a ratable or constant interest method), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

    ACQUISITION PREMIUM

    A U.S. Holder that purchases an Exchange Debenture for an amount that is greater than its adjusted issue price but equal to or less than the sum of all amounts payable on the Exchange Debenture after the purchase date, other than qualified stated interest, will be considered to have purchased such Exchange Debenture at an "acquisition premium." Under the acquisition premium rules, the amount of OID, if any, which such U.S. Holder must include in its gross income with respect to such Exchange Debenture for any taxable year will be reduced by the portion of such acquisition premium properly allocable to such year.

    AMORTIZABLE BOND PREMIUM

    If immediately after the time the Preferred Stock is exchanged for Exchange Debentures or immediately after the time a subsequent U.S. Holder acquires Exchange Debentures, the U.S. Holder's tax basis in any such Exchange Debenture exceeds the sum of all amounts payable on the Exchange Debenture after the exchange date or purchase date, other than qualified stated interest, such excess may constitute "amortizable bond premium" and such U.S. Holder will not be required to include any OID in income.

    A U.S. Holder generally may elect to amortize bond premium over the remaining term of the Exchange Debenture on a constant yield method (subject to special rules concerning early call provisions). The amount amortized in any year will be treated as a reduction of the U.S. Holder's interest income from the Exchange Debenture. Bond premium on an Exchange Debenture held by a U.S. Holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of the Exchange Debenture. The election to amortize bond premium on a constant yield method once made applies to all debt obligations held or subsequently acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

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    REDEMPTION, SALE OR DISPOSITION OF EXCHANGE DEBENTURES

    Upon the redemption, sale, exchange or retirement of an Exchange Debenture, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized upon the redemption, sale, exchange or retirement (less any accrued qualified stated interest, not previously taken into account, which will be taxable as such) and the adjusted tax basis of the Exchange Debenture. The adjusted tax basis of a U.S Holder who receives Exchange Debentures in exchange for Preferred Stock will, in general, be equal to the issue price of such Exchange Debentures, increased by OID and market discount previously included in income by the U.S. Holder and reduced by any amortized premium and any cash payments on the Exchange Debentures other than qualified stated interest.

    Such gain or loss will be capital gain or loss and will be long-term capital gain of loss if at the time or redemption, sale, exchange or retirement the Exchange Debenture has been held for more than one year. The deduction of capital losses is subject to certain limitations. Prospective investors should consult their own tax advisors regarding the taxation consequences of capital gains and losses recognized upon a disposition of the Exchange Debentures.

    APPLICABLE HIGH YIELD DISCOUNT OBLIGATIONS

    If the yield-to-maturity on OID Debentures equals or exceeds the sum of (i) the AFR in effect for the month in which the OID Debentures are issued, and (ii) five percent, and the OID on such OID Debentures is "significant", the OID Debentures will be considered "applicable high yield discount obligations" ("AHYDOs") under Section 163(i) of the Code. OID is significant if the aggregate amount includible in gross income for periods before the close of any accrual period ending more than five years after the issue date exceeds the sum of the aggregate amount of interest to be paid before the close of such accrual period plus the product of the issue price and the yield to maturity. If the OID Debentures are AHYDOs, the Company will not be allowed to take a deduction for OID accrued on the OID Debentures for U.S. federal income tax purposes until such time as the Company actually pays such OID in cash or in other property (other than stock or debt of the Company or certain related parties).

    Moreover, if the yield-to-maturity on the OID Debenture exceeds the sum of
(i) the AFR, and (ii) six percent (such excess shall be referred to hereinafter as the "Disqualified Yield"), the deduction for OID accrued on the OID Debentures will be permanently disallowed (regardless of whether the Company actually pays such OID in cash or in other property) for U.S. federal income tax purposes to the extent such OID is attributable to the Disqualified Yield on the OID Debentures ("Dividend-Equivalent Interest"). For purposes of the dividends received deduction, such Dividend-Equivalent Interest will be treated as a dividend to the extent it is deemed to have been paid out of the Company's current or accumulated earnings and profits.

    Because the amount of OID, if any, attributable to the Exchange Debentures will be determined at the time such Exchange Debentures are issued, and the AFR at such time is not predictable, it is impossible to determine at the present time whether an OID Debenture will be treated as an AHYDO.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    In general, information reporting requirements will apply to certain payments of dividends, principal, interest, OID, and premium and to the proceeds of sales of Exchange Debentures and Preferred Stock made to U.S. Holders other than certain exempt recipients (such as corporations). A 31 percent backup withholding tax will apply to such payments if the U.S. Holder fails to provide a taxpayer identification number or certification of foreign or other exempt status or fails to report in full dividend and interest income.

    Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the U.S. Holder's U.S. federal income tax liability provided the required information is timely furnished to the IRS.

                                      184
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    THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME
TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF THE PREFERRED STOCK AND EXCHANGE DEBENTURES IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES THAT WOULD RESULT FROM THEIR PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED STOCK AND EXCHANGE DEBENTURES, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                                      185
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                              PLAN OF DISTRIBUTION

    There has previously been only a limited secondary market and no public market for the Old Shares. The Company does not intend to apply for the listing of the Shares on a national securities exchange or for their quotation through The Nasdaq Stock Market. The Preferred Stock is eligible for trading in the PORTAL market. The Company has been advised by the Initial Purchaser that the Initial Purchaser currently intends to make a market in the Preferred Stock; however, the Initial Purchaser is not obligated to do so and any market making may be discontinued by any Placement Agent at any time. In addition, such market making activity may be limited during the Exchange Offer. Therefore, there can be no assurance that an active market for the Old Shares or the New Shares will develop. If a trading market does not develop or is not maintained, holders of Shares may experience difficulty in reselling Shares. If a trading market develops for the Preferred Stock, future trading prices of such securities will depend on many factors, including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities. Depending on such factors, such securities may trade at a discount from their offering price.

    BROKER-DEALERS WHO DID NOT ACQUIRE OLD SHARES AS A RESULT OF MARKET MAKING ACTIVITIES OR TRADING ACTIVITIES MAY NOT PARTICIPATE IN THE EXCHANGE OFFER.

    With respect to resale of New Shares, based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that a holder (other than a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act or a "broker" or "dealer" registered under the Exchange Act) who exchanges Old Shares for New Shares in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the New Shares, will be allowed to resell the New Shares to the public without further registration under the Securities Act and without delivering to the purchasers of the New Shares a prospectus that satisfies the requirements of Section 10 thereof. However, if any holder acquires New Shares in the Exchange Offer for the purpose of distributing or participating in a distribution of the New Shares, such holder cannot rely on the position of the staff of the Commission enunciated in EXXON CAPITAL HOLDINGS CORPORATION (available May 13, 1988) or similar no-action letters or any similar interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, unless an exemption from registration is otherwise available.

    As contemplated by the no-action letters mentioned above and the Registration Rights Agreement, each holder accepting the Exchange Offer is required to represent to the Company in the Letter of Transmittal that (i) the New Shares are to be acquired by the holder in the ordinary course of business,
(ii) the holder is not engaging and does not intend to engage in the distribution of the New Shares, and (iii) the holder acknowledges that, if such holder participates in the Exchange Offer for the purpose of distributing the New Shares, such holder must comply with the registration and prospectus delivery requirements of the Securities Act and cannot rely on the above no-action letters.

    Any broker or dealer registered under the Exchange Act (each a "Broker-Dealer") who holds Old Shares that were acquired for its own account as a result of market-making activities or other trading activities (other than Old Shares acquired directly from the Company or an affiliate of the Company) may exchange such Old Shares for New Shares pursuant to the Exchange Offer; however, such Broker-Dealer may be deemed an underwriter within the meaning of the Securities Act and, therefore, must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the New Shares received by it in the Exchange Offer, which prospectus delivery requirement may be satisfied by the delivery by such Broker-Dealer of this Prospectus. The Company has agreed to cause the Exchange Offer Registration Statement, of which this Prospectus is a part, to remain continuously effective for a period of 180 days, if required, from the Exchange Date, and to make this Prospectus, as amended or supplemented,

                                      186
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available to any such Broker-Dealer for use in connection with resales. Any
Broker-Dealer participating in the Exchange Offer will be required to acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of New Shares received by it in the Exchange Offer. The delivery by a Broker-Dealer of a prospectus in connection with resales of New Shares shall not be deemed to be an admission by such Broker-Dealer that it is an underwriter within the meaning of the Securities Act. The Company will not receive any proceeds from any sale of New Shares by a Broker-Dealer.

    New Shares received by Broker-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Shares or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Broker-Dealer and/or the purchasers of any such New Shares.

                                 LEGAL MATTERS

    Certain legal matters with respect to the validity of the Senior Preferred Stock are being passed upon for the Company by McAfee & Taft A Professional Corporation, Oklahoma City, Oklahoma.

                                    EXPERTS

    Arthur Andersen LLP, independent public accountants, have audited the following financial statements included in this Prospectus and elsewhere in the Registration Statement as indicated in their reports with respect thereto as of the dates indicated:

    - The consolidated balance sheets of Dobson Communications Corporation and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997.

    - The balance sheets of Gila River Cellular General Partnership as of December 31, 1995 and 1996, and the related statements of operations, changes in partners' capital and cash flows for each of the three years in the period ended December 31, 1996.

    We have included the above financial statements in reliance upon Arthur Andersen LLP's authority as experts in giving such reports.

    Ernst & Young LLP, independent auditors, have audited the following financial statements included in this Prospectus and elsewhere in the Registration Statement as set forth in their reports also included herein. The financial statements are included herein in reliance on their reports, given on their authority as experts in accounting and auditing.

    - The combined statements of assets and liabilities of The Cellular Telephone Business of Selected Systems of Horizon Cellular Telephone Company, L.P. as of December 31, 1995 and 1996, and the related combined statements of operations and net assets and of cash flows for each of the years ended December 31, 1994, 1995 and 1996.

    - The consolidated balance sheets of Sygnet Wireless, Inc. as of December 31, 1996 and 1997, and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1997.

    Holliday, Lemons, Thomas & Cox, P.C. (now Holliday, Lemons & Cox, P.C.), independent public accountants, has audited the following financial statements appearing in this Prospectus and elsewhere in the Registration Statement, as indicated in their report appearing herein with respect thereto:

    - The balance sheets of Cellular 2000 (A Partnership) as of December 31, 1996 and 1997, and the related statements of income, changes in partners' equity and cash flows for the years ended December 31, 1996 and 1997.

    We have included the above financial statements in reliance of the report of Holliday, Lemons, Thomas & Cox, P.C., given upon its authority as experts in accounting and auditing.

                                 CERTAIN TERMS

    For cellular regulatory purposes, the Federal Communications Commission ("FCC") has designated regions of the United States as either a Metropolitan Statistical Area ("MSA") or Rural Service Area ("RSA"). Interests in cellular markets are commonly measured on the basis of the population of the MSA or RSA served, with each person in the market area referred to as a "Pop." As used in this Memorandum, unless otherwise indicated, the term "Pops" means the estimate of the population of an MSA or RSA, as derived from the KAGAN CELLULAR TELEPHONE ATLAS FOR 1998. The term "Net Pops" means the estimated population with respect to a given service area multiplied by the percentage interest that the Company owns in the entity licensed in such service area. MSAs and RSAs are also referred to as "markets." The term "system" means an FCC-licensed cellular telephone system. The term "cell" refers to the service area of an individual transmitter located in a cellular system. The term "footprint" refers to the total system coverage area served under an FCC license by a given licensee. "Churn" means the number of cellular subscriber cancellations per month as a percentage of the total cellular subscribers at the end of such month. Churn is stated as the average monthly churn rate for the period. The term "TDMA" means a digital technology that uses time division multiple access and the term "CDMA" means a digital technology that uses code division multiple access. The term "PCS" means personal communications services. The term "NACN" means the North American Cellular Network. For PCS regulatory purposes, the FCC has designated regions of the United States as either a Major Trading Area ("MTA") or Basic Trading Area ("BTA"). Unless otherwise indicated, all references in this Memorandum to Pops, Net Pops and the Company's systems give effect to the consummation of the Acquisitions. In addition, the following terms shall have the following respective meanings:

    1997 ACQUISITIONS--The West Maryland Acquisition and the Arizona 5 Acquisition.

    1998 ACQUISITION--The California 4 Acquisition.

    1997 FINANCINGS--The issuance and sale of the Company's Senior Notes, and the establishment of and fundings under the DOC Facility to finance the 1997 Acquisitions.

    1998 FINANCINGS--The issuance and sale of the Senior Preferred Stock to finance the 1998 Acquisition and repay a portion of the outstanding indebtedness under the DOC Facility and the establishment of the DCOC Facility.

    1997 TRANSACTIONS--The 1997 Acquisitions and the 1997 Financings.

    1998 TRANSACTIONS--The 1998 Acquisition, the 1998 Financings, the Sygnet Acquisition and the Sygnet Financing.

    ACQUISITIONS--The 1997 Acquisitions, the 1998 Acquisition and the Sygnet Acquisition.

    AIRTOUCH--AirTouch Communications, Inc. and its affiliates.

    ALLEGIANCE TELECOM--Allegiance Telecom, Inc.

    ALLTEL--ALLTEL Corporation and its affiliates.

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    ARIZONA 5 ACQUISITION; ARIZONA 5 PARTNERSHIP; ARIZONA 5--The Company's
acquisition of a 75% interest in the partnership (the "Arizona 5 Partnership") which owns the FCC license for and certain assets related to the system for Arizona 5 RSA ("Arizona 5"), completed on October 1, 1997.

    AT&T--AT&T Corp.

    AT&T WIRELESS--AT&T Wireless Services, Inc. and its affiliates.

    ATTI--Associated Telecommunications and Technologies, Inc., an affiliate of the Company.

    BAM--Bell Atlantic Mobile.

    BELL ATLANTIC--Bell Atlantic Corporation.

    BELLSOUTH MOBILITY--BellSouth Mobility, Inc.

    CALIFORNIA 4 ACQUISITION; CALIFORNIA 4 PARTNERSHIP; CALIFORNIA 4--The Company's acquisition of the outstanding stock of two corporations that own all interests in the partnership ("California 4 Partnership") that owns the FCC license for and assets related to California 4 RSA ("California 4"), completed on April 1, 1998.

    CHILDS--J.W. Childs Associates, L.P., a Delaware limited partnership.

    CMT--CMT Partners, a partnership between AT&T Wireless and AirTouch.

    CREDIT FACILITIES--The Existing Credit Facilities and the New Credit Facilities.

    DCOC--Dobson Cellular Operating Company, a wholly-owned subsidiary of Dobson Communications Corporation.

    DCOC FACILITY--A senior secured revolving credit facility of DCOC established pursuant to a credit agreement among DCOC, NationsBank, N.A. and certain other lenders.

    DOBSON PARTNERSHIP--Dobson CC Limited Partnership, an Oklahoma limited partnership. Everett R. Dobson is the president and sole director and shareholder of RLD, Inc., the general partner of the partnership, and members of his family and trusts established for certain of his family members are limited partners.

    DOBSON SENIOR NOTES--The 11 3/4% Senior Notes due 2007 issued by Dobson Communications Corporation.

    DOBSON/SYGNET--Dobson/Sygnet Communications Company, a wholly owned subsidiary of the Company.

    DOBSON/SYGNET NOTES--The 12 1/4% Senior Notes due 2008 to be issued by Dobson/Sygnet.

    DOBSON/SYGNET OPERATING--Dobson/Sygnet Operating Company, a wholly owned subsidiary of Dobson/ Sygnet.

    DOBSON TOWER--Dobson Tower Company, a wholly owned subsidiary of Dobson Communications Corporation.

    DOC--Dobson Operating Company, a wholly owned subsidiary of Dobson Communications Corporation.

    DOC FACILITY--A senior secured bank credit facility of DOC established pursuant to a credit agreement among DOC, NationsBank, N.A. and certain other lenders.

    EAST MARYLAND ACQUISITION; EAST MARYLAND--The Company's acquisition of the FCC license for and assets related to Maryland 2 RSA ("East Maryland") completed on March 3, 1997.

    ENID CELLULAR--Enid MSA Partnership d/b/a Enid Cellular.

    EQUITY INVESTMENTS--Equity investments in the Company aggregating $145.0 million to be made by the Dobson Partnership, Childs and certain of Sygnet's existing stockholders.

    ERICSSON--Telefonaktiebolaget LM Ericsson and its affiliates.

    ERIE ACQUISITION--Sygnet's 1995 acquisition of Erie Cellular Telephone Company which owned the FCC license and the related system for the Erie, Pennsylvania MSA.

    EXISTING CREDIT FACILITIES--The DOC Facility and the DCOC Facility.

    FLEET INVESTORS--Collectively, Fleet Venture Resources, Inc., Fleet Equity Partners VI, L.P. and Kennedy Plaza Partners.

    FINANCING AGREEMENTS--The Senior Note Indenture; the certificates of designation governing Senior Preferred Stock and the Preferred Stock; and the documents and instruments governing and evidencing the Credit Facilities.

    GTE--GTE Corporation and its affiliates.

    HORIZON ACQUISITION--Sygnet's 1996 acquisition of the FCC licenses and related systems for Pennsylvania 1 RSA, Pennsylvania 2 RSA, Pennsylvania 6 RSA, Pennsylvania 7 RSA and New York 3 RSA.

    HOUSTON CELLULAR--A partnership between AT&T Wireless and BellSouth
Mobility.

    MARYLAND 1 ACQUISITION; MARYLAND 1--The Company's acquisition of the FCC license for, and certain assets related to, Maryland 1 RSA ("Maryland 1").

    MOTOROLA--Motorola, Inc.

    NEW CREDIT FACILITIES--A $430.0 million senior secured bank facility to consist of a $50.0 million reducing revolving credit facility and $380.0 million of term loan facilities to be provided to Dobson/Sygnet Operating by banks led by NationsBank, N.A.

    OCC--Oklahoma Corporation Commission.

    OHIO 2 ACQUISITION; OHIO 2--The Company's acquisition on September 2, 1998 of the FCC license for, and certain assets related to, Ohio 2 RSA ("Ohio 2").

    OKLAHOMA TELECOM ACT--Oklahoma Telecommunications Act of 1997.

    OTHER PREFERRED STOCK--The Company's Class A Preferred Stock, Class D Preferred Stock, Class E Preferred Stock, Class F Preferred Stock, Class G Preferred Stock and Class H Preferred Stock.

    PENNSYLVANIA 2 ACQUISITION; PENNSYLVANIA 2--Sygnet's acquisition of the FCC license for, and certain assets related to, Pennsylvania 2 RSA ("Pennsylvania 2").

    POPS--The population included in the area covered by an FCC cellular license.

    RECENT AND PENDING ACQUISITIONS--The Sygnet Acquisition, the Texas 10 Acquisition, the Maryland 1 Acquisition and the Ohio 2 Acquisition.

    RESALE--Resale by a provider of telecommunications services (such as a local exchange carrier) of such services to other providers or carriers on a wholesale or a retail basis.

    SBC--SBC Communications, Inc.

    SENIOR EXCHANGE DEBENTURES--The 12 1/4% Senior Subordinated Debentures due 2008 which may be issued by the Company.

    SENIOR NOTES--The Company's outstanding 11 3/4% Senior Notes due 2007 issued by the Company on February 28, 1997.

    SENIOR NOTE INDENTURE--The indenture dated as of February 28, 1997 between Dobson Communications Corporation and United States Trust Company of New York, governing the Senior Notes.

    SENIOR PREFERRED STOCK--The Company's outstanding 12 1/4% Senior Exchangeable Preferred Stock Mandatorily Redeemable 2008 issued by the Company on January 22, 1998.

    SPRINT--Sprint Corporation and affiliated companies.

    SWBM--Southwestern Bell Mobile Systems, Inc.

    SWBT--Southwestern Bell Telephone Company.

    SYGNET--Sygnet Wireless, Inc. and its wholly-owned subsidiary, Sygnet Communications, Inc.

    SYGNET ACQUISITION--The merger of Dobson/Sygnet Operating with and into Sygnet Wireless, Inc.

    SYGNET FINANCING--The sale of the Old Shares, the Equity Investments, the issuance and sale of the Dobson/Sygnet Notes, the establishment of and funding under the New Credit Facilities, the repayment of Sygnet's credit facility, and the purchase of Sygnet Notes in the Sygnet Tender Offer.

    SYGNET NOTES--Sygnet's 11 1/2% Senior Notes due 2006.

    SYGNET TENDER OFFER--Sygnet's offer to purchase all outstanding Sygnet
Notes.

    TELECOMMUNICATIONS ACT--The Telecommunications Act of 1996.

    TEXAS 10 ACQUISITION; TEXAS 10--The Company's acquisition on December 2, 1998 of the FCC license for, and certain assets related to, the system for Texas 10 RSA ("Texas 10").

    TRANSACTIONS--The 1997 Transactions and the 1998 Transactions.

    U.S. CELLULAR--United States Cellular Corporation.

    US WEST--US WEST, Inc. and its affiliated companies.

    VANGUARD--Vanguard Cellular Systems, Inc.

    VYVX--Vyvx, Inc.

    WEST MARYLAND ACQUISITION; WEST MARYLAND PROPERTIES--The Company's acquisition of the FCC licenses for and assets related to the Cumberland, Maryland MSA, Hagerstown, Maryland MSA and Pennsylvania 10 West RSA (the "West Maryland Properties") completed on February 28, 1997.

    WESTERN WIRELESS--Western Wireless Corporation.

    WORLDCOM--MCI WorldCom, Inc.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                                     PAGE
                                                                                                                   ---------
DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES
  Report of independent public accountants.......................................................................        F-2
  Consolidated balance sheets as of December 31, 1996 and 1997...................................................        F-3
  Consolidated statements of operations for the years ended December 31, 1995, 1996
    and 1997.....................................................................................................        F-4
  Consolidated statements of stockholders' equity for the years ended December 31, 1995, 1996 and 1997...........        F-5
  Consolidated statements of cash flows for the years ended December 31, 1995, 1996
    and 1997.....................................................................................................        F-6
  Notes to consolidated financial statements.....................................................................        F-8
  Condensed consolidated balance sheets as of December 31, 1997 and September 30, 1998 (unaudited)...............       F-26
  Condensed consolidated statements of operations for the nine months ended September 30, 1997 and 1998
    (unaudited)..................................................................................................       F-28
  Condensed consolidated statements of cash flows for the nine months ended September 30, 1997 and 1998
    (unaudited)..................................................................................................       F-29
  Notes to condensed consolidated financial statements (unaudited)...............................................       F-30
THE CELLULAR TELEPHONE BUSINESS OF SELECTED SYSTEMS OF HORIZON CELLULAR TELEPHONE COMPANY, L.P.
  Report of independent auditors.................................................................................       F-37
  Combined statements of assets and liabilities as of December 31, 1995 and 1996.................................       F-38
  Combined statements of operations and net assets for the years ended December 31, 1994, 1995 and 1996..........       F-39
  Combined statements of cash flows for the years ended December 31, 1994, 1995 and 1996.........................       F-40
  Notes to combined financial statements.........................................................................       F-41
GILA RIVER CELLULAR GENERAL PARTNERSHIP
  Report of independent public accountants.......................................................................       F-46
  Balance sheets as of December 31, 1995 and 1996................................................................       F-47
  Statements of operations for the years ended December 31, 1994, 1995 and 1996..................................       F-48
  Statements of changes in partners' capital for the years ended December 31, 1994, 1995 and 1996................       F-45
  Statements of cash flows for the years ended December 31, 1994, 1995 and 1996..................................       F-50
  Notes to financial statements..................................................................................       F-51
  Balance sheet as of September 30, 1997 (unaudited).............................................................       F-54
  Statements of operations for the nine months ended September 30, 1996 and 1997 (unaudited).....................       F-55
  Statements of changes in partners' capital for the year ended December 31, 1996 and the nine months ended
    September 30, 1997 (unaudited)...............................................................................       F-56
  Statements of cash flows for the nine months ended September 30, 1996 and 1997 (unaudited).....................       F-57
  Notes to financial statements (unaudited)......................................................................       F-58
CELLULAR 2000 (A PARTNERSHIP)
  Report of independent auditors.................................................................................       F-59
  Balance sheets as of December 31, 1996 and 1997................................................................       F-60
  Statements of income for the years ended December 31, 1996 and 1997............................................       F-61
  Statements of changes in partners' equity for the years ended December 31, 1996 and 1997.......................       F-62
  Statements of cash flows for the years ended December 31, 1996 and 1997........................................       F-63
  Notes to financial statements..................................................................................       F-64
  Balance sheets as of December 31, 1997 and March 31, 1998 (unaudited)..........................................       F-72
  Statements of income for the three months ended March 31, 1997 and 1998 (unaudited)............................       F-73
  Statements of cash flows for the three months ended March 31, 1997 and 1998 (unaudited)........................       F-75
  Notes to financial statements (unaudited)......................................................................       F-76
SYGNET WIRELESS, INC.
  Report of independent auditors.................................................................................       F-83
  Consolidated balance sheets as of December 31, 1996 and 1997...................................................       F-84
  Consolidated statements of operations for the years ended December 31, 1995, 1996 and 1997.....................       F-85
  Consolidated statements of shareholders' equity (deficit) for the years ended December 31, 1995, 1996 and
    1997.........................................................................................................       F-86
  Consolidated statements of cash flows for the years ended December 31, 1995, 1996 and 1997.....................       F-87
  Notes to consolidated financial statements.....................................................................       F-88
  Consolidated balance sheets as of December 31, 1997 and September 30, 1998 (unaudited).........................       F-98
  Consolidated statements of operations for the nine months ended September 30, 1997 and 1998 (unaudited)........       F-99
  Consolidated statements of cash flows for the nine months ended September 30, 1997 and 1998 (unaudited)........      F-100
  Notes to consolidated financial statements (unaudited).........................................................      F-101

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Dobson Communications Corporation:

    We have audited the accompanying consolidated balance sheets of Dobson Communications Corporation (an Oklahoma corporation) and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the three years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Dobson Communications Corporation and subsidiaries as of December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Oklahoma City, Oklahoma,
  March 26, 1998 (except with
  respect to the matters discussed
  in Note 15, as to which the date
  is September 30, 1998)

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1997

                                                                                            1996         1997
                                                                                         -----------  -----------
                                                     ASSETS
CURRENT ASSETS:
  Cash and cash equivalents............................................................  $   980,571  $ 2,752,399
  Accounts receivable--
    Due from customers, net of allowance for doubtful accounts of $325,619 and $632,661
     in 1996 and 1997, respectively....................................................    4,529,768   14,003,688
    Affiliates.........................................................................    1,704,033      633,146
  Restricted cash and investments......................................................           --   17,561,231
  Inventory............................................................................      895,204    1,229,420
  Deposits.............................................................................    6,350,000           --
  Income taxes receivable..............................................................    1,133,063      845,000
  Prepaid expenses and other...........................................................       45,461    1,539,683
  Deferred income taxes................................................................      390,553      214,000
                                                                                         -----------  -----------
      Total current assets.............................................................   16,028,653   38,778,567
                                                                                         -----------  -----------
PROPERTY, PLANT AND EQUIPMENT, net.....................................................   26,794,365   52,373,866
                                                                                         -----------  -----------
OTHER ASSETS:
  Receivables--Affiliates..............................................................      721,718      529,107
  Notes receivable--Affiliates.........................................................   15,278,071    5,852,282
  Notes receivable.....................................................................       41,673           --
  Restricted investments...............................................................           --    9,216,202
  Cellular license acquisition costs, net of accumulated amortization of $3,286,104 and
    $13,814,229 in 1996 and 1997, respectively.........................................   23,465,128  206,694,474
  Deferred costs, net of accumulated amortization of $1,818,736 and $2,628,777 in 1996
    and 1997, respectively.............................................................    3,438,559    9,884,308
  Other intangibles, net of accumulated amortization of $851,107 in 1997...............           --    9,328,031
  Investments in unconsolidated subsidiaries and other.................................      590,910    6,911,002
  Deferred tax asset...................................................................      719,748           --
  Net assets of discontinued operations................................................    8,297,100   20,077,167
      Total other assets...............................................................   52,552,907  268,492,573
                                                                                         -----------  -----------
      Total assets.....................................................................  $95,375,925  $359,645,006
                                                                                         -----------  -----------
                                                                                         -----------  -----------
                                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable.....................................................................  $ 3,051,571  $11,708,420
  Accrued expenses.....................................................................    1,079,321    7,641,021
  Deferred revenue and customer deposits...............................................      605,712    1,979,508
  Accrued dividends payable............................................................      732,391    1,595,238
                                                                                         -----------  -----------
      Total current liabilities........................................................    5,468,995   22,924,187
                                                                                         -----------  -----------
PAYABLES--AFFILIATES...................................................................   11,514,356    8,206,935
LONG-TERM DEBT, net of current portion.................................................   75,750,000  335,570,059
DEFERRED CREDITS.......................................................................           --    1,039,000
MINORITY INTERESTS.....................................................................    2,444,176   16,954,165
COMMITMENTS (Note 12)
CLASS B CONVERTIBLE PREFERRED STOCK....................................................   10,000,000   10,000,000
CLASS C PREFERRED STOCK................................................................           --    1,623,329
STOCKHOLDERS' EQUITY:
  Class A preferred stock..............................................................           --      100,000
  Class A common stock, $1 par value, 1,000,000 shares authorized and 473,152 issued
    and outstanding in 1996 and 1997...................................................      473,152      473,152
  Paid-in capital......................................................................    5,508,285    5,508,285
  Retained deficit.....................................................................  (15,783,039) (42,754,106)
                                                                                         -----------  -----------
      Total stockholders' equity.......................................................   (9,801,602) (36,672,669)
                                                                                         -----------  -----------
      Total liabilities and stockholders' equity.......................................  $95,375,925  $359,645,006
                                                                                         -----------  -----------
                                                                                         -----------  -----------

   The accompanying notes are an integral part of these consolidated balance sheets.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                FOR THE YEARS ENDED DECEMBER 1995, 1996 AND 1997

                                                                               1995         1996        1997
                                                                            -----------  ----------  -----------
OPERATING REVENUE:
  Service revenue.........................................................  $13,948,966  $17,593,317 $38,410,263
  Roaming revenue.........................................................    4,369,476   7,852,532   26,262,370
  Equipment sales.........................................................      671,349     661,632    1,455,088
  Other...................................................................      693,411     831,802      586,206
                                                                            -----------  ----------  -----------
    Total operating revenue...............................................   19,683,202  26,939,283   66,713,927
                                                                            -----------  ----------  -----------
OPERATING EXPENSES:
  Cost of service.........................................................    4,653,969   6,118,734   16,430,603
  Cost of equipment.......................................................    2,012,871   2,571,531    4,045,500
  Marketing and selling...................................................    3,102,766   4,462,227   10,669,485
  General and administrative..............................................    3,035,562   3,901,631   11,555,355
  Depreciation and amortization...........................................    2,528,747   5,241,446   16,797,780
                                                                            -----------  ----------  -----------
    Total operating expenses..............................................   15,333,915  22,295,569   59,498,723
                                                                            -----------  ----------  -----------
OPERATING INCOME..........................................................    4,349,287   4,643,714    7,215,204
INTEREST EXPENSE..........................................................   (1,853,426) (4,283,482) (27,639,739)
OTHER INCOME (EXPENSE), net...............................................     (209,983) (1,502,776)   2,776,730
                                                                            -----------  ----------  -----------
INCOME (LOSS) BEFORE MINORITY INTERESTS IN INCOME OF SUBSIDIARIES, INCOME
  TAXES AND EXTRAORDINARY ITEMS...........................................    2,285,878  (1,142,544) (17,647,805)
MINORITY INTERESTS IN INCOME OF SUBSIDIARIES..............................   (1,334,155)   (675,098)  (1,693,372)
                                                                            -----------  ----------  -----------
INCOME (LOSS) BEFORE INCOME TAXES, DISCONTINUED OPERATIONS AND
  EXTRAORDINARY ITEMS.....................................................      951,723  (1,817,642) (19,341,177)
INCOME TAX (PROVISION) BENEFIT............................................     (347,086)    593,307    3,624,610
                                                                            -----------  ----------  -----------
INCOME (LOSS) FROM CONTINUING OPERATIONS..................................      604,637  (1,224,335) (15,716,567)
INCOME FROM DISCONTINUED OPERATIONS, net of income tax expense of $391,149
  in 1995, $182,512 in 1996 and $470,170 in 1997..........................      499,543     331,058      332,141
                                                                            -----------  ----------  -----------
INCOME (LOSS) BEFORE EXTRAORDINARY ITEMS..................................    1,104,180    (893,277) (15,384,426)
EXTRAORDINARY EXPENSE, net of income tax expense of $323,205 in 1996 and
  $827,210 in 1997 (Note 4)...............................................           --    (527,334)  (1,349,659)
                                                                            -----------  ----------  -----------
NET INCOME (LOSS).........................................................    1,104,180  (1,420,611) (16,734,085)
DIVIDENDS ON PREFERRED STOCK..............................................     (591,300)   (849,137)  (2,603,362)
                                                                            -----------  ----------  -----------
NET INCOME (LOSS) APPLICABLE TO COMMON STOCKHOLDERS.......................  $   512,880  $(2,269,748) $(19,337,447)
                                                                            -----------  ----------  -----------
                                                                            -----------  ----------  -----------
NET INCOME (LOSS) APPLICABLE TO COMMON STOCKHOLDERS PER COMMON SHARE
  Basic earnings per share
    Before discontinued operations and extraordinary expense..............          .02       (4.38)      (38.72)
    Discontinued operations...............................................         1.06         .70          .70
    Extraordinary expense.................................................           --       (1.12)       (2.85)
                                                                            -----------  ----------  -----------
BASIC EARNINGS (LOSS).....................................................  $      1.08  $    (4.80) $    (40.87)
                                                                            -----------  ----------  -----------
                                                                            -----------  ----------  -----------
BASIC WEIGHTED AVERAGE COMMON SHARES OUTSTANDING..........................  $   473,152  $  473,152  $   473,152
                                                                            -----------  ----------  -----------
                                                                            -----------  ----------  -----------

  The accompanying notes are an integral part of these consolidated financial statements.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                FOR THE YEARS ENDED DECEMBER 1995, 1996 AND 1997

                                   CLASS A               CLASS A                 CLASS B              STOCK OWNED BY
                               PREFERRED STOCK         COMMON STOCK            COMMON STOCK             SUBSIDIARY
                             --------------------  --------------------  ------------------------  --------------------   PAID-IN
                              SHARES     AMOUNT     SHARES     AMOUNT      SHARES       AMOUNT      SHARES     AMOUNT     CAPITAL
                             ---------  ---------  ---------  ---------  -----------  -----------  ---------  ---------  ---------
DECEMBER 31, 1994..........         --  $      --        300  $   1,000       1,000    $   1,000       1,000  $  (1,000) $5,980,437
  Net income...............         --         --         --         --          --           --          --         --         --
  Cash dividends declared
    on preferred stock.....         --         --         --         --          --           --          --         --         --
  Cash dividends declared
    on common stock........         --         --         --         --          --           --          --         --         --
                             ---------  ---------  ---------  ---------  -----------  -----------  ---------  ---------  ---------
DECEMBER 31, 1995..........         --         --        300      1,000       1,000        1,000       1,000     (1,000) 5,980,437
  Net loss.................         --         --         --         --          --           --          --         --         --
  Recapitalization (Note
    6).....................         --         --    472,852    472,152      (1,000)      (1,000)     (1,000)     1,000   (472,152)
  Cash dividends declared
    on preferred stock.....         --         --         --         --          --           --          --         --         --
  Cash dividends declared
    on common stock........         --         --         --         --          --           --          --         --         --
                             ---------  ---------  ---------  ---------  -----------  -----------  ---------  ---------  ---------
DECEMBER 31, 1996..........         --         --    473,152    473,152          --           --          --         --  5,508,285
  Net loss.................         --         --         --         --          --           --          --         --         --
  Cash dividends declared
    on preferred stock.....         --         --         --         --          --           --          --         --         --
  Cash dividends declared
    on common stock........         --         --         --         --          --           --          --         --         --
  Preferred stock
    dividend...............         --         --         --         --          --           --          --         --         --
  Reorganization...........    100,000    100,000         --         --          --           --     100,000   (100,000)        --
                             ---------  ---------  ---------  ---------  -----------  -----------  ---------  ---------  ---------
DECEMBER 31, 1997..........    100,000  $ 100,000    473,152  $ 473,152          --    $      --     100,000  $(100,000) $5,508,285
                             ---------  ---------  ---------  ---------  -----------  -----------  ---------  ---------  ---------
                             ---------  ---------  ---------  ---------  -----------  -----------  ---------  ---------  ---------


                              TREASURY     RETAINED
                              STOCK, AT    EARNINGS
                                COST       (DEFICIT)
                             -----------  -----------
DECEMBER 31, 1994..........  $(11,913,000) $  (892,022)
  Net income...............           --    1,104,180
  Cash dividends declared
    on preferred stock.....           --     (591,300)
  Cash dividends declared
    on common stock........           --     (660,858)
                             -----------  -----------
DECEMBER 31, 1995..........  (11,913,000)  (1,040,000)
  Net loss.................           --   (1,420,611)
  Recapitalization (Note
    6).....................   11,913,000  (11,913,000)
  Cash dividends declared
    on preferred stock.....           --     (849,137)
  Cash dividends declared
    on common stock........           --     (560,291)
                             -----------  -----------
DECEMBER 31, 1996..........           --  (15,783,039)
  Net loss.................           --  (16,734,085)
  Cash dividends declared
    on preferred stock.....           --     (980,033)
  Cash dividends declared
    on common stock........           --   (7,633,620)
  Preferred stock
    dividend...............           --   (1,623,329)
  Reorganization...........           --           --
                             -----------  -----------
DECEMBER 31, 1997..........  $        --  $(42,754,106)
                             -----------  -----------
                             -----------  -----------

  The accompanying notes are an integral part of these consolidated financial statements.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                FOR THE YEARS ENDED DECEMBER 1995, 1996 AND 1997

                                                                       1995            1996            1997
                                                                  --------------  --------------  ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).............................................  $    1,104,180  $   (1,420,611) $   (16,734,085)
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities--
    Depreciation and amortization...............................       6,652,792       9,720,379       21,729,095
    Amortization of bond premium and financing cost.............              --              --        1,663,818
    Deferred income taxes and investment tax credits, net.......         277,882        (361,003)      (4,072,494)
    Other deferred credits......................................          (1,450)             --               --
    Loss on disposition of assets, net..........................              --       1,799,570          205,694
    Extraordinary loss on financing cost........................              --         850,539        2,527,655
    Minority interests in income of subsidiaries................       1,334,155         675,098        1,693,372
    Equity in losses (income) of unconsolidated partnerships....          98,288         (21,576)        (222,348)
  Changes in current assets and liabilities--
    Accounts receivable.........................................      (1,814,510)       (360,480)      (7,017,005)
    Inventory...................................................          88,862        (540,295)        (267,292)
    Income taxes receivable.....................................         274,207      (1,133,063)         288,063
    Prepaid expenses and other..................................         257,904          90,684       (2,070,762)
    Accounts payable............................................        (132,794)      1,904,193        8,121,481
    Accrued expenses............................................         403,132         283,650        5,616,066
    Deferred revenue............................................          74,426          79,166          636,135
    Customer deposits...........................................          16,291          21,030          178,402
                                                                  --------------  --------------  ---------------
        Net cash provided by operating activities...............       8,633,365      11,587,281       12,275,795
                                                                  --------------  --------------  ---------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures..........................................  $   (3,924,961) $  (17,437,774) $   (23,215,535)
  Purchase of cellular license and properties...................              --     (30,000,000)    (190,719,765)
  Proceeds from sale of property, plant and equipment...........          23,500         377,178          332,331
  Proceeds from sale of investment in unconsolidated
    subsidiary..................................................              --         967,000               --
  Deposits......................................................      (5,000,000)     (1,350,000)       1,583,706
  (Increase) decrease in receivable--affiliate..................        (340,606)       (468,054)         769,821
  Increase in notes receivable, net.............................      (1,164,290)     (1,004,435)      (2,585,517)
  Deferred costs................................................              --              --       (1,101,322)
  Investment in unconsolidated partnerships and other, net......        (663,122)       (463,668)      (6,164,084)
                                                                  --------------  --------------  ---------------
        Net cash used in investing activities...................     (11,069,479)    (49,379,753)    (221,100,365)
                                                                  --------------  --------------  ---------------

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                FOR THE YEARS ENDED DECEMBER 1995, 1996 AND 1997

                                                                       1995            1996            1997
                                                                  --------------  --------------  ---------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from notes payable...................................  $      700,000  $      100,000  $            --
  Repayments of notes payable...................................              --        (800,000)              --
  Proceeds from long-term debt..................................       7,373,499      75,750,000      343,500,000
  Repayments of long-term debt..................................      (4,723,198)    (35,910,470)     (88,841,512)
  Dividend distributions--
    Preferred stock.............................................        (591,300)       (176,748)        (117,186)
    Common stock................................................        (660,858)       (549,564)      (7,633,620)
  Distributions to partners.....................................        (877,122)       (145,005)        (458,378)
  Issuance of preferred stock...................................              --      10,000,000               --
  Purchase of treasury stock....................................              --      (5,913,000)              --
  Purchase of restricted investments............................                                      (38,389,299)
  Proceeds from restricted investments..........................              --              --       10,836,243
    Redemption of RTFC subordinated capital certificates........         866,283          57,632        1,051,057
  Deferred costs................................................        (297,087)     (4,127,925)      (9,725,288)
                                                                  --------------  --------------  ---------------
        Net cash provided by financing activities...............       1,790,217      38,284,920      210,222,017
                                                                  --------------  --------------  ---------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS............        (645,897)        492,448        1,397,447

CASH AND CASH EQUIVALENTS, beginning of year
  From continuing operations....................................         607,135         732,443          980,571
  From discontinued operations..................................       1,155,535         384,330          628,650
                                                                  --------------  --------------  ---------------
    Total cash and cash equivalents at beginning of period......       1,762,670       1,116,773        1,609,221
                                                                  --------------  --------------  ---------------
CASH AND CASH EQUIVALENTS, end of year
  From continuing operations....................................         732,443         980,571        2,752,399
  From discontinued operations..................................         384,330         628,650          254,269
                                                                  --------------  --------------  ---------------
    Total cash and cash equivalents at end of period............  $    1,116,773  $    1,609,221  $     3,006,668
                                                                  --------------  --------------  ---------------
                                                                  --------------  --------------  ---------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid for--
    Interest (net of amounts capitalized).......................  $    3,415,088  $    6,784,154  $    22,679,047
    Income taxes................................................  $      303,031  $      838,100  $            --
                                                                  --------------  --------------  ---------------
                                                                  --------------  --------------  ---------------

  The accompanying notes are an integral part of these consolidated financial statements.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION:

    Dobson Communications Corporation ("DCC" or the "Company") was incorporated as an Oklahoma corporation in February 1997, under an Agreement and Plan of Reorganization effective February 28, 1997. Under this plan, DCC acquired all of the outstanding Class A Common Stock, Class C Common Stock and Class B Convertible Preferred Stock of Dobson Operating Company ("DOC"). In exchange, the holders of the Class A Common Stock and Class B Convertible Preferred Stock of DOC received equivalent shares of stock of DCC. The holders of Class C Common Stock received 100,000 shares of Class A Preferred Stock of DCC. In addition, DCC assumed all DOC outstanding stock options, substituting shares of DCC Class B Common Stock for the DOC stock subject to options. As a result of the reorganization, DCC is the parent company of DOC.

    As part of the reorganization, the stock of certain subsidiaries of DOC was distributed to DCC. DOC continues to be the holding company for the Company's cellular, local exchange and wholly-owned fiber subsidiaries. See Note 15 for discussion of the Company's reorganization subsequent to December 31, 1997.

CAPITAL RESOURCES AND GROWTH

    The Company's total indebtedness and debt service requirements will substantially increase as a result of the transactions described in Notes 7 and 15 and the Company will be subject to significant financial restrictions and limitations. If the Company is unable to satisfy any of the covenants under the credit facilities described in Note 15, including financial covenants, the Company will be unable to borrow under the credit facilities during such time period to fund planned capital expenditures, its ongoing operations or other permissible uses.

    The Company's ability to manage future growth will depend upon its ability to monitor operations, control costs, maintain effective quality controls and significantly expand the Company's internal management, technical and accounting systems, all of which will result in higher operating expenses. Any failure to expand these areas and to implement and improve such systems, procedures and controls in an efficient manner at a pace consistent with the growth of the Company's business could have a material adverse effect on the Company's business, financial condition and results of operations.

WIRELESS ENTITIES

    The Company is comprised of the cellular entities listed below, which operate cellular telephone systems servicing areas in Oklahoma, Texas, Kansas, Missouri, Maryland, Pennsylvania and Arizona. The

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

1. ORGANIZATION: (CONTINUED)
name of the entity/partnership, metropolitan statistical area ("MSA")/rural service area ("RSA") and the Company's percentage of ownership are as follows:

                                                                                                         PERCENT
               ENTITY/PARTNERSHIP                                   MSA/RSA SERVED                      OWNERSHIP
------------------------------------------------  ---------------------------------------------------  -----------

Dobson Cellular of Enid, Inc.                     Oklahoma MSA 2                                           100

Dobson Cellular of Woodward, Inc.                 Oklahoma RSA 2                                           100

Texas RSA 2 Limited Partnership                   Texas RSA 2                                              61

Oklahoma Independent RSA 5 Partnership            Oklahoma RSA 5                                          64.35

Oklahoma Independent RSA 7 Partnership            Oklahoma RSA 7                                          64.35

Oklahoma RSA 3 Limited Partnership                Oklahoma RSA 3                                            5

Dobson Cellular of Kansas/Missouri, Inc.          Kansas RSA 5, Missouri RSAs 1 and 4, and the Linn        100
                                                  County portion of Missouri RSA5

Dobson Cellular of Maryland, Inc.                 Maryland RSA 2; Cumberland, MD MSA; Hagerstown, MD       100
                                                  MSA; Maryland RSA 3; Bedford County portion of
                                                  Pennsylvania 10 West RSA

Gila River Cellular General Partnership           Arizona RSA 5                                            75

    The Company is responsible for managing and providing administrative services to the Oklahoma Independent RSA 5 and 7 Partnerships, Texas RSA 2 Limited Partnership ("Texas Partnership") and the Gila River Cellular General Partnership. The Company is accountable to the partners for the execution and compliance with contracts and agreements and for filing of instruments required by law which are made on behalf of these partnerships. The books and records of these partnerships are also maintained by the Company.

2. SIGNIFICANT ACCOUNTING POLICIES:

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements of the Company include the accounts of all majority owned subsidiaries. For financial reporting purposes, the Company reports 100% of revenues and expenses for the markets for which it provides wireless telecommunications service. However, in several of its markets, the Company holds less than 100% of the equity ownership. The minority stockholders' and partners' shares of income or losses in those markets are reflected in the consolidated statements of operations as "minority interests in income of subsidiaries." For financial reporting purposes, the Company consolidates each subsidiary and partnership in which it has a controlling interest (greater than 50%). Significant intercompany accounts and transactions have been eliminated. Investments in unconsolidated partnerships where the Company does not have a controlling interest are accounted for under the equity method.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents on the accompanying consolidated balance sheets includes cash and short-term investments with original maturities of three months or less.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

2. SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
INVENTORY

    The Company values its inventory at the lower of cost or market on the first-in, first-out method of accounting.

IMPAIRMENT OF LONG-LIVED ASSETS

    The Company assesses potential impairments of long-lived assets, certain identifiable intangibles and goodwill when there is evidence that events or changes in circumstances indicate that an asset's carrying value may not be recoverable. An impairment loss is recognized when the sum of the expected future net cash flows is less than the carrying amount of the asset. The amount of any recognized impairment would be based on the estimated fair value of the asset subject to impairment compared to the carrying amount of such asset. No such losses have been identified by the Company.

CELLULAR LICENSE ACQUISITION COSTS

    Cellular license acquisition costs consist of amounts paid to acquire FCC licenses to provide cellular services. Cellular license acquisition costs are being amortized on a straight-line basis over ten to fifteen years. Amortization expense of $413,486, $1,596,794 and $10,528,125 was recorded in 1995, 1996 and
1997, respectively.

    The ongoing value and remaining useful lives of intangible and other long-term assets are subject to periodic evaluation and the Company currently expects the carrying amounts to be fully recoverable. When events and circumstances indicate that intangible and other long-term assets might be impaired, an undiscounted cash flow methodology would be used to determine whether an impairment loss would be recognized.

DEFERRED COSTS

    Deferred costs consist primarily of fees incurred to secure long-term debt, start-up costs and organizational costs. Deferred start-up costs are amortized on a straight-line basis over three years. Deferred financing costs are being amortized on a straight-line basis over the term of the debt of eight years. Amortization expense related to these costs of $403,690, $401,871 and $1,074,845 was recorded in 1995, 1996 and 1997, respectively.

OTHER INTANGIBLES

    Other intangibles consist of amounts paid to acquire FCC licenses to provide PCS service and amounts paid to acquire cellular customer lists in 1997. PCS license acquisition costs are not being amortized until the Company's PCS service becomes operational. Customer list acquisition costs are being amortized on a straight-line basis over five years. Amortization expense of $851,107 was recorded in 1997.

ADVERTISING COSTS

    Advertising costs are expensed as incurred and are included as marketing and selling expenses in the accompanying consolidated statements of operations.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

2. SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
INCOME TAXES

    The Company files a consolidated income tax return. Income taxes are allocated among the various entities included in the consolidated tax return, as agreed, based on the ratio of each entity's taxable income (loss) to consolidated taxable income (loss). Deferred income taxes reflect the estimated future tax effects of differences between financial statement and tax bases of assets and liabilities at year end.

REVENUE RECOGNITION

    The Company records service revenues over the period they are earned. The cost of providing service is recognized as incurred.

    Airtime and toll revenue is billed in arrears. The Company accrued estimated unbilled revenues for services provided of approximately $858,000 and $1,209,000 as of December 31, 1996 and 1997, respectively, which are included in accounts receivable in the accompanying consolidated balance sheets. Monthly access charges are billed in advance and are reflected as deferred revenue on the accompanying consolidated balance sheets. Cellular equipment sales are recognized when the cellular equipment is delivered to the customer. Subscriber acquisition costs (primarily commissions and loss on equipment sales) are expensed as incurred.

EARNINGS PER SHARE

    Basic income (loss) per common share is computed by the weighted average number of shares of common stock outstanding during the year. Primary loss per common share for 1996 was determined on the assumption that shares of Class B convertible preferred stock were common stock from the date of their issuance as each share of Class B convertible preferred stock is entitled to participate in common stock dividends on a basis equivalent to shares of common stock, in addition to the stated preferred stock dividend. In 1997, the Company adopted SFAS No. 128, "Earnings Per Share." As a result, the Company's reported net income (loss) per common share for 1995 and 1996 were restated.

    Diluted net loss per common share has been omitted because the impact of stock options and convertible preferred stock on the Company's net loss per common share is anti-dilutive.

USE OF ESTIMATES

    The preparation of these consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

SIGNIFICANT CONCENTRATIONS

    In connection with providing cellular services to customers of other cellular carriers, the Company has contractual agreements with those carriers which provide for agreed-upon billing rates between the parties. Approximately 45% of the Company's cellular roaming revenue was earned from three cellular carriers during the year ended December 31, 1997, while 54% and 56% of the Company's cellular roaming revenue was earned from two cellular carriers during the years ended December 31, 1995 and 1996, respectively.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

2. SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," effective for fiscal years beginning after December 15, 1997. Management of the Company plans to adopt this accounting standard as of January 1, 1998. SFAS No. 130 requires that all items required to be recognized under accounting standards as components of comprehensive income (loss), consisting of both net income (loss) and those items that bypass the statement of operations and are reported as a separate component of stockholders' deficit, be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company does not believe that its comprehensive income (loss) through December 31, 1997, will differ materially from net income (loss).

3. PROPERTY, PLANT AND EQUIPMENT:

    Property, plant and equipment are recorded at cost. Newly constructed cellular systems are added to property, plant and equipment at cost which includes contracted services, direct labor, materials overhead and capitalized interest. For the years ended December 31, 1995, 1996 and 1997, interest capitalized was not material. Existing property, plant and equipment purchased through acquisitions is recorded at its fair value at the date of the purchase. Repairs, minor replacements and maintenance are charged to operations as incurred. The provisions for depreciation are provided using the straight-line method based on the estimated useful lives of the various classes of depreciable property.

    Listed below are the major classes of property, plant and equipment and their estimated useful lives, in years, as of December 31, 1996 and 1997:

                                                                         USEFUL LIFE      1996           1997
                                                                         -----------  -------------  -------------
Wireless systems and equipment.........................................      2 - 10   $  21,441,766  $  42,279,323
Buildings and improvements.............................................      5 - 40       5,773,937     10,387,759
Vehicles, aircraft and other work equipment............................      3 - 10       1,758,430      1,895,477
Furniture and office equipment.........................................      5 - 10       1,147,029      3,716,401
Plant under construction...............................................                   2,100,359      4,456,878
Land...................................................................                          --        217,892
                                                                                      -------------  -------------
  Property, plant and equipment........................................                  32,221,521     62,953,730
Accumulated depreciation...............................................                   5,427,156     10,579,864
                                                                                      -------------  -------------
  Property, plant and equipment, net...................................               $  26,794,365  $  52,373,866
                                                                                      -------------  -------------
                                                                                      -------------  -------------

    During 1996, the Company disposed of two mobile telecommunications switching offices and related equipment for which it recognized a pretax loss of $1,725,396. The loss is included in other income (expenses) in the accompanying consolidated statements of operations.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

4. LONG-TERM DEBT:

    The Company's long-term debt as of December 31, 1996 and 1997, consisted of the following:

                                                                1996            1997
                                                            -------------  --------------
Revolving credit facility.................................  $  75,750,000  $  171,513,855
Senior notes..............................................             --     160,000,000
Other notes payable.......................................             --       4,056,204
                                                            -------------  --------------
  Total long-term debt....................................  $  75,750,000  $  335,570,059
                                                            -------------  --------------
                                                            -------------  --------------

REVOLVING CREDIT FACILITY

    On February 28, 1997, the Company's bank credit agreement was amended and restated to provide the Company with a $200 million revolving credit facility maturing in 2005. Interest on borrowings under the new credit agreement accrues at variable rates (weighted average rate of 8.43% at December 31, 1997). Initial proceeds were used to refinance existing indebtedness, finance the Maryland/Pennsylvania Acquisition described in Note 7 and for general corporate purposes, including $7.5 million to pay a dividend to holders of its Class A Common stock. In connection with the closing of the revolving credit facility, the Company extinguished its then existing credit facility, and recognized a pretax loss of approximately $2.5 million as a result of writing off previously capitalized financing costs associated with the old revolving credit facility. This loss has been reflected as an extraordinary item, net of tax, in the Company's consolidated statement of operations for the year ended December 31, 1997.

    On March 19, 1996, the Company amended and restated the old revolving credit agreement. In connection with this amendment, the Company recorded a pretax loss of approximately $.8 million as a result of writing off previously capitalized financing costs. This loss has been reflected as an extraordinary item, net of tax, in the accompanying consolidated statement of operations for the year ended December 31, 1996.

    In April 1997, the Company entered into an interest rate hedge agreement to hedge the Company's interest expense on its indebtedness under the revolving credit facility. The agreement provides for a rate cap of 8% plus a factor, based on the Company's leverage ratio (cap at December 31, 1997, was 10.5%), terminating on the earlier of April 24, 2000, or the date an option to enter into an interest rate swap transaction is exercised by the counterparty. Under the swap agreement, the interest rate would be fixed at 6.13% plus the factor used to determine the rate cap or a floating LIBOR rate, terminating on April 24, 2002. The Company accounts for this instrument as a hedge.

SENIOR NOTES

    On February 28, 1997, the Company issued $160 million principal amount of 11.75% senior notes maturing in 2007. The net proceeds were used to finance the Maryland/Pennsylvania Acquisition described in Note 7 and to purchase securities pledged to secure payment of the first four semi-annual interest payments on the notes, which began on October 15, 1997. The pledged securities are reflected as "restricted investments" in the Company's consolidated balance sheet. The senior notes are redeemable at the option of the Company in whole or in part, on or after April 15, 2002, initially at 105.875%. Prior to April 15, 2000, the Company may redeem up to 35% of the principal amount of the senior notes at 111.750% with proceeds from sales of stock, provided that after any such redemption at least $104 million remains outstanding.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

4. LONG-TERM DEBT: (CONTINUED)
OTHER NOTES PAYABLE

    Other notes payable represents the amount financed with United States Government for nine PCS licenses as discussed in Note 7. Minimum future payments of long-term debt for years subsequent to December 31, 1997, are as follows:

1998........................................................   $         --
1999........................................................        198,871
2000........................................................     19,712,038
2001........................................................     28,743,176
2002........................................................     30,915,471
2003 and thereafter.........................................    256,000,503
                                                              --------------
                                                               $335,570,059
                                                              --------------
                                                              --------------

5. RESTRICTED CASH AND INVESTMENTS:

    Restricted cash and investments consist of an interest pledge deposit of approximately $26.8 million which includes an initial deposit of $38.4 million (as discussed in Note 4), net of interest earned and payments issued to bondholders. Amortization expense of $322,850 was recorded in 1997 for bond premiums recorded with the purchase of the restricted investments. At December 31, 1997, the carrying value of these investments exceeded the market value by approximately $404,000.

6. STOCKHOLDERS' DEFICIT:

    Effective February 28, 1997, the stockholders of DCC and Dobson Holdings Corporation ("Dobson Holdings"), a new corporation, entered into an agreement and plan of reorganization. Under the reorganization, Dobson Holdings acquired all of the outstanding Class A common stock, Class C common stock and Class B Preferred of DCC. In exchange, the holders of the Class A common stock and Class B Preferred of DCC received equivalent shares of stock of Dobson Holdings. The holders of the Class C common stock received 100,000 shares of Class A preferred stock of Dobson Holdings. In addition, Dobson Holdings assumed all DCC outstanding stock options, substituting shares of Dobson Holdings Class B common stock for the stock subject to options. As a result, Dobson Holdings is the parent company of DCC.

    As part of the reorganization, the stock of certain subsidiaries was distributed to Dobson Holdings so that DCC is the holding company for the wireline and wireless subsidiaries. Additionally, DCC changed its corporate name to DOC and Dobson Holdings changed its corporate name to DCC.

    On March 19, 1996, the Company redeemed all of the shares of the Class A Preferred for $5,913,000, which is reflected in the accompanying consolidated statement of cash flows for the year ended December 31, 1996.

    In conjunction with the execution of the amended and restated revolving credit facility on March 19, 1996, as described in Note 4, the Company canceled its then outstanding Class A and Class B common stock, thereby cancelling its treasury stock and authorized the capital structure of the Company to consist of 1,000,000 shares of Class A voting common stock, $1 par value per share, 31,000 shares of Class B common stock, $1 par value per share, 59,130 shares of 10% cumulative, compounded, convertible,

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

6. STOCKHOLDERS' DEFICIT: (CONTINUED)
redeemable Class A preferred stock, $100 par value per share, and 100,000 shares of Class B convertible preferred stock ("Class B Preferred"), $1 par value per share, 8% dividend that accrues on a daily basis. On the same date, the Company issued 100,000 shares of Class B Preferred. The net proceeds from the issuance of the Class B Preferred was approximately $9,400,000. In addition, the Company issued 473,152 shares of Class A voting common stock to the holders of the original Class A common stock. On November 15, 1996, the Company amended its certificate of incorporation to eliminate Class A Preferred from its authorized capital stock.

    As part of this recapitalization of the Company, Dobson Telephone was entitled to receive shares of Class C common stock in exchange for its shares of Class B common stock. In 1997, the Company issued these shares of Class C Common Stock to Dobson Telephone.

    Holders of Class B Preferred are entitled to cumulative dividends as and when declared by the board of directors of the Company and a liquidation preference over the other classes of capital stock. The Class B Preferred stockholders are also entitled to a dividend equal to the amount they would have received had the Preferred Stock been converted into Class A common stock. Each share of Class B Preferred is convertible into Class A common stock initially at a ratio of one to one. Each share of Class B Preferred has voting rights equivalent to Class A common stock, at a rate equal to the number of Class A common shares into which the share of Class B Preferred is convertible at the record date of such vote. In addition, the Class B Preferred stockholders have the right, as a class, to elect two members of the board of directors of the Company.

    Holders of Class B Preferred have the right to sell up to 50% and 100% of their stock to the Company after March 19, 2001 and 2002, respectively, or upon the occurrence of certain events, at the then fair market value. After March 19, 2003, the Company has the right to call all of the outstanding shares of Class B Preferred at the then fair market value.

    In February 1997, a $7.5 million dividend was paid on the Class A Common Stock. As a result of the $7.5 million dividend, holders of Class B Preferred were entitled to a "Make-Whole Dividend" of approximately $1.6 million. In lieu of such Make-Whole Dividend, the holders of Class B Preferred received 100,000 shares of Class C Preferred Stock having a liquidation preference of $1,623,329.

    Holders of Class C Preferred are entitled to 8% cumulative dividends as and when declared by the board of directors of the Company and a liquidation preference over the other classes of common stock and equity securities. The Class C Preferred is not convertible and has no voting rights.

    The Company may redeem, by vote of the board of directors, the Class C Preferred at any time and from time to time, in whole or in part. Upon the earlier of the occurrence of certain events or February 28, 2002, the Company must redeem all the outstanding shares of Class C Preferred at the liquidation value thereof plus accrued dividends.

7. ACQUISITIONS:

    On February 28, 1997, the Company purchased the FCC cellular licenses for, and certain assets relating to, two MSAs and two RSAs located in Maryland and Pennsylvania for $77.6 million. The properties are located immediately outside the Washington/Baltimore metropolitan area.

    On March 3, 1997, the Company purchased the FCC cellular license for, and certain assets relating to, Maryland RSA 2 for $75.8 million. The property is located to the east of the Washington/Baltimore

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

7. ACQUISITIONS: (CONTINUED)
metropolitan area. This acquisition and the one completed on February 28, 1997, are referred to together as the "Maryland/Pennsylvania Acquisition."

    On October 1, 1997, the Company purchased a 75% interest in the Gila River Cellular General Partnership (the "Arizona 5 Partnership"), which owns the cellular license for Arizona RSA 5, as well as the associated tangible operating assets, and Gila River Telecommunications Subsidiary, Inc. ("GRTSI") purchased a 25% interest in the Arizona 5 Partnership. As part of this transaction, the Company purchased the stock of Associated Telecommunications and Technologies, Inc. ("ATTI"), which owned 49% of one of the partners of the Arizona 5 Partnership (with a 41.95% interest). Of the $14.2 million purchase price for ATTI, $9.5 million was paid to a director and the chief executive officer and the chairman of the board of the Company, who together owned two-thirds of the ATTI stock. Contemporaneously, the Company received the following payments on outstanding loans from affiliates: $1.9 million from the chairman of the board of directors, president and chief executive officer of the Company, $446,000 from a director and $1.9 million from an affiliate. Upon completion of these transactions, the Company paid a net purchase price of $39.8 million for its 75% interest in the Arizona 5 Partnership. In addition, the Company financed approximately $5.2 million of the $13.3 million purchase price paid by GRTSI for its 25% interest in the Arizona 5 Partnership. The $5.2 million note receivable bears interest at the Company's available rate under its revolving credit facility. Principal and interest will be paid from 60% of partnership distributions beginning after September 30, 1998. Any unpaid amounts of principal and interest are due on December 31, 2013.

    The acquisition transactions were accounted for as purchases and, accordingly, their results of operations have been included in the accompanying consolidated statements of operations from the respective dates of acquisition. The unaudited pro forma information set forth below includes all acquisitions for the years ended 1997 and 1996, respectively, as if the purchases occurred at the beginning of 1996. The unaudited pro forma information is presented for informational purposes only and is not necessarily indicative of the results of operations that actually would have been achieved had the acquisitions been consummated at that time:

                                                                                         1996            1997
                                                                                    --------------  --------------
                                                                                             (UNAUDITED)
Operating revenue.................................................................  $   63,835,474  $   79,413,533
Loss from continuing operations before extraordinary items........................     (19,462,046)    (13,886,970)
Net loss applicable to common stockholders........................................     (20,507,459)    (17,507,850)
Basic net loss applicable to common stockholders per common share.................          (43.34)         (37.00)

    On March 19, 1996, the Company purchased the FCC cellular licenses for, and certain assets relating to, one RSA located in Kansas and three RSAs and a portion of another RSA located in Missouri for $30 million. The properties (the "Kansas/Missouri Cluster") are located in northeastern Kansas and northwestern Missouri near Kansas City.

PCS LICENSES

    In the second quarter of 1997, the Company was granted PCS licenses in the FCC "F" Block auction for nine markets adjacent to or overlapping the Company's existing cellular footprint in Oklahoma, Kansas and Missouri. The aggregate bid for these licenses was $5.1 million after a 15% discount. The Company financed approximately $4.1 million of the purchase price in July 1997 by notes payable to the United

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

7. ACQUISITIONS: (CONTINUED)
States Government at an annual interest rate of 6.25% (see Note 4). This represented a non-cash financing activity, and accordingly, is not reflected in the accompanying consolidated statement of cash flows. Interest payments are due quarterly beginning no earlier than April 30, 1998. The obligations will be amortized quarterly over an eight-year period beginning in 1999.

8. EMPLOYEE BENEFIT PLANS:

401(k) PLAN

    The Company maintains a 401(k) plan (the "Plan") in which substantially all employees of the Company are eligible to participate. The Plan requires the Company to match 100% of employees' contributions up to 4% of their salary. Contributions to the Plan charged to the Company's operations were approximately $105,000, $109,000 and $179,000 during the years ended December 31, 1995, 1996 and 1997, respectively.

STOCK OPTION PLAN

    The Company has adopted a stock option plan, the 1996 Stock Option Plan ("1996 Plan"). The Company accounts for this plan under APB Opinion 25, under which no compensation cost is recognized in the accompanying consolidated financial statements if the option price is equal to or greater than the fair market value of the stock at the time the option is granted.

    Under the Company's 1996 Plan, the Board of Directors may grant both incentive and non-incentive stock options for employees, officers and directors to acquire Class B Common Stock. Since the 1996 Plan's adoption, stock options have been issued at the market price on the date of grant with an expiration of ten years from the grant date. Options granted to one employee during 1997 representing 42.9% of total options granted in 1997 vest as follows: options to purchase 12% of such shares first become exercisable on each of the first five anniversaries of the grant date; options to purchase an additional 8% of such shares first become exercisable on the same dates if annual performance objectives are achieved. The remaining options issued in 1997 and all of the options issued in 1996 vest at a rate of 20% per year. The Company has reserved 30,166 shares of authorized but unissued Class B Common Stock for issuance under the 1996 Plan.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

8. EMPLOYEE BENEFIT PLANS: (CONTINUED)
    Stock options outstanding under the 1996 Plan are presented for the periods indicated.

                                                                       NUMBER OF   OPTION PRICE
                                                                        SHARES        RANGE
                                                                      -----------  ------------
Outstanding December 31, 1995.......................................          --        --
                                                                      -----------  ------------
Granted.............................................................       8,374       $100
Exercised...........................................................          --        --
Canceled............................................................          --        --
                                                                      -----------  ------------
Outstanding December 31, 1996.......................................       8,374       $100
                                                                      -----------  ------------
Granted.............................................................      14,059    $100-$150
Exercised...........................................................          --        --
Canceled............................................................          --        --
                                                                      -----------  ------------
Outstanding December 31, 1997.......................................      22,433    $100-$150
                                                                      -----------  ------------
Exercisable at December 31, 1997....................................       1,675       $100
                                                                      -----------  ------------

    The following schedule shows the Company's net loss and net loss per share for each of the years ended December 31, had compensation expense been determined consistent with SFAS No. 123. The pro forma information presented below is based on several assumptions and should not be viewed as indicative of the Company in future periods.

($ IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)                              1996        1997
------------------------------------------------------------------------  ---------  ----------
Net loss applicable to common stockholders:
  As reported...........................................................  $  (2,270) $  (19,337)
  Pro forma.............................................................  $  (2,309) $  (19,540)
Basic net loss applicable to common stockholders per common share:
  As reported...........................................................  $   (4.80) $   (40.87)
  Pro forma.............................................................  $   (4.88) $   (41.30)

    Diluted net loss per common share has been omitted because the impact of common stock equivalents is anti-dilutive. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1997 and 1996, respectively:

(AMOUNTS EXPRESSED IN PERCENTAGES)                                            1996       1997
--------------------------------------------------------------------------  ---------  ---------
Interest rate.............................................................       6.98%      6.60%
Dividend yield............................................................         --         --
Expected volatility.......................................................      39.88%     40.27%

    The weighted average fair value of options granted using the Black-Scholes option pricing model was $64.84 for 1996 and $71.42 for 1997.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

9. TAXES:

    Provision (benefit) for income taxes for the years ended December 31, 1995, 1996 and 1997, were as follows:

                                                                               1995        1996          1997
                                                                            ----------  -----------  -------------
Federal income taxes--
  Current.................................................................  $  (84,000) $  (452,000) $          --
  Deferred................................................................     327,000      (83,000)    (3,243,000)

State income taxes (current and deferred).................................     104,000      (58,000)      (382,000)
                                                                            ----------  -----------  -------------
    Total income tax provision (benefit)..................................  $  347,000  $  (593,000) $  (3,625,000)
                                                                            ----------  -----------  -------------
                                                                            ----------  -----------  -------------

    The provisions for income taxes for the years ended December 31, 1995, 1996 and 1997, differ from amounts computed at the statutory rate as follows:

                                                                               1995        1996          1997
                                                                            ----------  -----------  -------------
Income taxes at statutory rate (34%)......................................  $  324,000  $  (618,000) $  (6,576,000)
State income taxes, net of Federal income tax effect......................      38,000      (73,000)      (774,000)
Purchase price adjustment.................................................          --           --      3,747,000
Other, net................................................................     (15,000)      98,000        (22,000)
                                                                            ----------  -----------  -------------
                                                                            $  347,000  $  (593,000) $  (3,625,000)
                                                                            ----------  -----------  -------------
                                                                            ----------  -----------  -------------

    The tax effects of the temporary differences which gave rise to deferred tax assets and liabilities at December 31, 1996 and 1997, were as follows:

                                                                                           1996          1997
                                                                                       ------------  -------------
Current deferred income taxes:
  Allowance for doubtful accounts receivable.........................................  $     92,000  $     152,000
  Accrued liabilities................................................................            --         45,000
  Deferred expenses..................................................................       298,000         17,000
                                                                                       ------------  -------------
    Net current deferred income tax asset............................................       390,000        214,000
                                                                                       ------------  -------------
Non-current deferred income taxes:
  Fixed assets.......................................................................       (74,000)    (1,566,000)
  Intangible assets..................................................................            --     (9,859,000)
  Tax credits and carryforwards......................................................       794,000     10,386,000
                                                                                       ------------  -------------
    Net non-current deferred income tax asset (liability)............................       720,000     (1,039,000)
                                                                                       ------------  -------------
    Total deferred income taxes......................................................  $  1,110,000  $    (825,000)
                                                                                       ------------  -------------
                                                                                       ------------  -------------

    At December 31, 1997, the Company had NOL carryforwards of approximately $23,600,000, which may be utilized to reduce future Federal income taxes payable.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

10. RELATED PARTY TRANSACTIONS:

    At December 31, 1996 and 1997, the Company had notes and interest receivable of $3,308,438 and $5,888,054, respectively, of which $3,266,765 and $5,852,282 was due from related parties, including $2,253,892 and $295,612 at December 31, 1996 and 1997, respectively, from the Company's directors and officers. The notes bear interest at various interest rates ranging from 4% to 14.5% at December 31, 1997.

    The Company leases its corporate office space from a related party, as discussed in Note 12.

    During 1995, the Company purchased 75,000 shares of common stock of Zenex Communications, Inc. ("Zenex") a long distance carrier serving customers primarily in Oklahoma, for $75,000 and purchased 400,000 shares of Zenex Class B preferred stock for $400,000. In 1996, the Company purchased an additional 275,000 shares of Zenex Class B preferred stock for $275,000.

    On October 28, 1996, the Company sold its 675,000 shares of Zenex Class B preferred stock and 30,000 of its shares of Zenex common stock for approximately $817,000. In addition, the Company sold its option to purchase additional stock for $150,000. The Company recognized a $262,000 gain on these transactions.

    In July 1997, the Company purchased 30,000 shares of Zenex common stock for $150,000 and resold the shares in November 1997 to the Company's chairman of the board of directors, president and chief executive officer at a price equal to the Company's cost.

    In September 1997, the Company purchased a loan for $263,882 made by a bank to Zenex and resold such loan to the Company's chairman of the board of directors, president and chief executive officer in November 1997 at a price equal to the Company's cost.

11. ACCRUED EXPENSES:

    Accrued expenses consist of the following at December 31:

                                                                        1996          1997
                                                                    ------------  ------------
Interest..........................................................  $    165,282  $  5,991,857
Property tax......................................................       151,419        55,660
Vacation, wages and other.........................................       762,620     1,593,504
                                                                    ------------  ------------
  Total accrued expenses..........................................  $  1,079,321  $  7,641,021
                                                                    ------------  ------------
                                                                    ------------  ------------

12. COMMITMENTS:

    Effective December 6, 1995 (amended December 20, 1995 and June 24, 1997), the Company entered into an equipment supply agreement in which the Company agreed to purchase approximately $30 million of cell site and switching equipment between June 24, 1997 and June 23, 2001, to update the cellular systems for the newly acquired and existing MSAs and RSAs. Of the commitment, approximately $13.8 million remained at December 31, 1997.

    The Company entered into an additional equipment supply agreement with a second vendor on January 13, 1998. The Company agreed to purchase approximately $81 million of cell sites and switching equipment between January 13, 1998 and January 12, 2002, to update the cellular systems for the newly acquired and existing MSAs and RSAs.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

12. COMMITMENTS: (CONTINUED)
    Future minimum lease payments required under operating leases that have an initial or remaining noncancellable lease term in excess of one year at December 31, 1997, are as follows:

1998............................................................  $1,848,613
1999............................................................  1,733,051
2000............................................................  1,567,725
2001............................................................  1,396,336
2002............................................................  1,112,958
2003 and thereafter.............................................  5,061,921

    Included in the annual lease commitments is approximately $277,000, payable annually to an affiliated entity through July 2005. Lease expense under the above leases was approximately $300,000, $425,000 and $1,106,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

13. LITIGATION SETTLEMENT:

    On February 16, 1994, a judgment was entered against Dobson Cellular Systems, Inc. ("Dobson Cellular") in a lawsuit initiated by a competitor for violation of the Federal Communications Act in connection with pricing of various services in the Texas RSA 2 market area in the amount of $742,318, and post-judgment interest at a rate of 3.74% from the date of the judgment until the amount was to be paid in full.

    Management of the Texas Partnership agreed to reimburse Dobson Cellular for any and all costs related to these actions. A provision of $150,000 was charged to the Texas Partnership's operations in 1993, for anticipated costs of appealing the judgment. During 1995, this case was settled at a total cost to the Texas Partnership of approximately $430,000, net of insurance proceeds. A provision for $280,000 was charged to the Texas Partnership's operations in 1995, and is included in other expenses in the accompanying consolidated statement of operations for the year ended December 31, 1995.

14. FAIR VALUE OF FINANCIAL INSTRUMENTS:

    Unless otherwise noted, the carrying value of the Company's financial instruments approximates fair value. The Company estimates the fair value of its long-term debt based on quoted market prices for publicly traded debt or on the current rates available to the Company for debt with similar terms and remaining maturation.

    Indicated below are the carrying amounts and estimated fair values of the Company's financial instruments as of December 31:

                                                                1996                           1997
                                                    ----------------------------  ------------------------------
                                                      CARRYING                       CARRYING
                                                       AMOUNT       FAIR VALUE        AMOUNT        FAIR VALUE
                                                    -------------  -------------  --------------  --------------
Revolving credit facility.........................  $  75,750,000  $  75,750,000  $  171,513,855  $  171,513,855
Senior notes......................................             --             --     160,000,000     169,200,000
Mortgage notes payable............................     29,744,726     24,855,656      28,639,359      26,969,543
Other notes payable...............................             --             --       4,056,204       4,200,695
Interest rate hedge...............................             --             --              --      (2,644,414)

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

15. SUBSEQUENT EVENTS:

PREFERRED STOCK

    In January 1998, the Company issued 175,000 shares of 12.25% senior exchangeable preferred stock mandatorily redeemable in 2008 for $1,000 per share. Holders of the preferred stock are entitled to cumulative dividends from the date of issuance and a liquidation preference over the other classes of capital stock. Additionally, the preferred stock is redeemable at the option of the Company on or after January 15, 2003. Holders of the preferred stock have no voting rights. The preferred stock is not registered under the Securities Act of 1933 and may not be offered or sold in the United States without registration or absent an applicable exemption from registration requirements. The Company must make an offer to exchange substantially identical shares registered under the Securities Act of 1933 for the shares outstanding within six months of the issuance, or the stated dividend rate will increase by .5%.

REORGANIZATION

    In conjunction with the issuance of the preferred stock discussed above, the Company formed three new subsidiaries: Dobson Cellular Operating Company ("DCOC"), DOC Cellular Subsidiary Company ("DOC Cellular Subsidiary") and Dobson Wireline Company ("DWC"). DCOC was created as the holding company for subsidiaries formed to effect cellular acquisitions. DCOC has been designated an unrestricted subsidiary under the senior note indenture which covers the senior notes discussed in Note 4. DOC Cellular Subsidiary was created as the holding company for the then existing cellular subsidiaries. DWC was created as the holding company for the Company's wireline, fiber and resale operations. DWC was designated an unrestricted subsidiary under the senior note indenture and the certificate of designation establishing the preferred stock. On September 30, 1998, the Company adopted a plan to spin off DWC, as discussed below.

CREDIT FACILITY

    In March 1998, the Company's subsidiary DCOC established a $200 million senior secured credit facility (the "DCOC Credit Facility"). DCOC's obligations under the DCOC Credit Facility are secured by all current and future assets of DCOC, including the Texas 16 assets and assets acquired in future wireless acquisitions. The Company's subsidiary DOC also established a $250 million senior secured credit facility (the "Amended Bank Facility") to replace the existing revolving credit facility discussed in Note 4. The Amended Bank Facility continues to be secured by all of DOC's stock and the stock or partnership interests of its restricted subsidiaries and all assets of DOC and its restricted subsidiaries. The DCOC Credit Facility and the Amended Bank Facility requires the Company to maintain certain financial ratios. The failure to maintain such ratios would constitute an event of default, notwithstanding the Company's ability to meet its debt service obligations. The credit facilities will be used primarily to refinance existing indebtedness, finance capital expenditures, consummate acquisitions, finance interest payments on the Company's 11.75% senior notes, and fund general corporate operations. The facilities will terminate in 2006.

    In connection with the closing of the Amended Bank Facility, the Company extinguished its then existing credit facility and recognized a pretax loss of approximately $3.3 million as a result of writing off previously capitalized financing costs associated with the revolving credit facility in March 1998. Such amount is included in deferred costs in the accompanying consolidated balance sheets at December 31, 1997.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

15. SUBSEQUENT EVENTS: (CONTINUED)
DISCONTINUED OPERATIONS

    On September 30, 1998, the Company's Board of Directors authorized the distribution of the wireline segment to the holders of the Company's common stock on a tax-free basis, subject to the receipt of a private letter ruling from the Internal Revenue Service ("IRS") under Internal Revenue Code 355(e). The request was filed with the IRS on October 6, 1998, and a ruling is expected in the second quarter of 1999. The wireline segment, which consists of Logix and its subsidiaries, operates as an integrated communications provider under the LOGIX-SM- brand name in Oklahoma and Texas, owns local telephone exchanges in Oklahoma and operates regional fiber optic transmission networks in Oklahoma, Texas and Colorado. Pursuant to Accounting Principles Board Opinion ("APB") No. 30, "Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual, and Infrequently Occurring Events and Transactions," the consolidated financial statements have been restated for all periods presented to reflect the wireline operations, assets and liabilities as discontinued operations.

    The assets and liabilities of such operations have been classified as "Net assets of discontinued operations" on the consolidated balance sheets and consist of the following:

                                                                   DECEMBER 31,  DECEMBER 31,
                                                                       1996          1997
                                                                   ------------  ------------
                                                                        ($ IN THOUSANDS)
Cash and cash equivalents........................................   $      629    $      254
Other current assets.............................................        3,299         2,758
Property, plant and equipment, net...............................       35,136        35,976
Other assets.....................................................       15,544        12,965
                                                                   ------------  ------------
  Total assets...................................................       54,608        51,953

Current liabilities..............................................        3,948         2,544
Long-term debt, net of current portion...........................       40,565        27,498
Other liabilities................................................        1,798         1,834
                                                                   ------------  ------------
  Total liabilities..............................................       46,311        31,876
                                                                   ------------  ------------
Net assets (liabilities) of discontinued operations..............   $    8,297    $   20,077
                                                                   ------------  ------------
                                                                   ------------  ------------

    The net income from operations of the wireline segment was classified on the consolidated statement of operations as "Income from discontinued operations." Summarized results of discontinued operations are as follows:

                                                                                       YEAR ENDED DECEMBER 31,
                                                                                   -------------------------------
                                                                                     1995       1996       1997
                                                                                   ---------  ---------  ---------
                                                                                          ($ IN THOUSANDS)
Net revenues.....................................................................  $  16,265  $  17,908  $  20,177
Income from continuing operations before income taxes............................        891        514        886
Income tax provision.............................................................       (391)      (183)      (337)
Extraordinary item...............................................................         --         --       (217)
Income from discontinued operations..............................................        500        331        332

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

15. SUBSEQUENT EVENTS: (CONTINUED)
ACQUISITIONS

TEXAS 16

    On January 26, 1998, the Company purchased the FCC cellular license for and certain assets relating to the Texas RSA 16 for $56.6 million, subject to adjustment. The property is located in south central Texas between Houston, San Antonio and Austin. As of December 31, 1997, the Company had placed $2.7 million into escrow pending closing the acquisition and is included in investments in unconsolidated subsidiaries and other in the accompanying balance sheet.

CALIFORNIA 4

    On April 1, 1998, the Company acquired all of the capital stock of the corporations which owned the Cellular 2000 Partnership. The Cellular 2000 Partnership owns the FCC cellular license and system for, and certain assets relating to, the California 4 RSA. The total purchase price paid by the Company was $90.9 million. The property is located in central California adjacent to Fresno, Modesto and Yosemite National Park.

SANTA CRUZ

    On June 16, 1998, the Company acquired an 86.4% interest in the Santa Cruz Cellular Telephone Partnership ("SCCTP") for $31.0 million. SCCTP owns the cellular license and other assets for the Santa Cruz MSA. The Santa Cruz MSA is located adjacent to the California 4 RSA purchased in April 1998.

CALIFORNIA 7

    On July 29, 1998, the Company purchased the FCC cellular license and certain assets of the California 7 RSA for $21.0 million. California 7 is located in the Imperial Valley extending from east of San Diego to the Arizona state line.

SYGNET

    On July 28, 1998 the Company entered into a definitive agreement to acquire the stock of Sygnet Wireless, Inc. ("Sygnet") for $337.5 million. Sygnet owns and operates cellular systems in Ohio, Pennsylvania and New York covering an estimated population base of 2.4 million people. In connection with the acquisition, the Company plans to redeem Sygnet's senior notes ($110 million at September 30, 1998) and refinance Sygnet's credit facility ($192.6 million at September 30, 1998) (collectively, the "Refinancings"). In connection with the Sygnet acquisition, the Company will also be required to finance the acquisition of Pennsylvania 2 RSA for $6.0 million.

    In July 1998, the Company placed $25 million into escrow pending the close of the Sygnet acquisition. The Company expects to finance the remaining purchase, consisting of the remaining $312.5 million of stock, the Refinancings and the Pennsylvania 2 RSA acquisition, through a combination of bank financing discussed below and the issuance of senior notes and preferred stock.

OHIO 2

    On August 20, 1998, the Company entered into a definitive agreement to purchase the FCC license for the Ohio 2 RSA for $39.3 million, subject to adjustment. In September 1998, the Company placed

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

15. SUBSEQUENT EVENTS: (CONTINUED)
$39.3 million into escrow pending closing of the acquisition. The Company expects to enter into agreements with AirTouch to acquire the subscribers and to lease certain equipment necessary to operate Ohio 2. The license covers the area in north central Ohio near Sandusky. The acquisition is expected to close in the fourth quarter of 1998.

TEXAS 10

    On September 2, 1998, the Company entered into a definitive agreement to acquire the FCC license for, and certain assets relating to, the Texas 10 RSA for $55.0 million, subject to adjustment. Texas 10 is located in central Texas. In September 1998, the Company placed $3 million into escrow pending closing of the acquisition. The acquisition is expected to close in the fourth quarter of 1998.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                                  (UNAUDITED)

                                     ASSETS

                                                                                    DECEMBER 31,   SEPTEMBER 30,
                                                                                        1997            1998
                                                                                   --------------  --------------
CURRENT ASSETS:
  Cash and cash equivalents......................................................  $    2,752,399  $    5,041,044
  Restricted cash and investments................................................      17,561,231      18,508,358
  Accounts receivable, net.......................................................      14,003,688      32,054,707
  Receivables--affiliates........................................................         633,146         629,252
  Other current assets...........................................................       3,828,103       4,588,260
                                                                                   --------------  --------------
    Total current assets.........................................................      38,778,567      60,821,621
                                                                                   --------------  --------------
PROPERTY, PLANT AND EQUIPMENT, net...............................................      52,373,866      76,360,458
                                                                                   --------------  --------------

OTHER ASSETS:
  Receivables--affiliates........................................................       6,381,389       9,167,408
  Restricted investments.........................................................       9,216,202              --
  Cellular license acquisition costs, net........................................     206,694,474     459,731,396
  Deferred costs, net............................................................       9,884,308      17,686,313
  Other intangibles, net.........................................................       9,328,031       8,562,035
  Deposits.......................................................................       5,150,000      67,300,000
  Investments in unconsolidated subsidiaries and other...........................       1,761,002       1,411,711
  Net assets of discontinued operations..........................................      20,077,167              --
                                                                                   --------------  --------------
    Total other assets...........................................................     268,492,573     563,858,863
                                                                                   --------------  --------------
      Total assets...............................................................  $  359,645,006  $  701,040,942
                                                                                   --------------  --------------
                                                                                   --------------  --------------

  The accompanying notes are an integral part of these condensed consolidated financial statements.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                                  (UNAUDITED)

                     LIABILITIES AND STOCKHOLDERS' DEFICIT

                                                                                    DECEMBER 31,   SEPTEMBER 30,
                                                                                        1997            1998
                                                                                   --------------  --------------
CURRENT LIABILITIES:
  Accounts payable...............................................................  $   11,708,420  $   25,404,208
  Accrued expenses...............................................................       7,641,021      14,008,734
  Accrued dividends payable......................................................       1,595,238       7,296,175
  Deferred revenue and customer deposits.........................................       1,979,508       3,215,933
                                                                                   --------------  --------------
    Total current liabilities....................................................      22,924,187      49,925,050
NET LIABILITIES OF DISCONTINUED OPERATIONS.......................................              --         628,962
ACCOUNTS PAYABLE--AFFILIATE......................................................       8,206,935              --
LONG-TERM DEBT...................................................................     335,570,059     448,056,204
DEFERRED CREDITS.................................................................       1,039,000      66,641,994
MINORITY INTERESTS...............................................................      16,954,165      22,948,727
SENIOR EXCHANGEABLE PREFERRED STOCK..............................................              --     185,513,000
CLASS B CONVERTIBLE PREFERRED STOCK..............................................      10,000,000      10,000,000
CLASS C PREFERRED STOCK..........................................................       1,623,329       1,623,329
STOCKHOLDERS' DEFICIT:
  Class A Preferred Stock........................................................         100,000         100,000
  Class A Common Stock, $1 par value, 1,000,000 shares authorized and 473,152
    shares issued and outstanding................................................         473,152         473,152
  Paid-in capital................................................................       5,508,285       5,508,285
  Retained deficit...............................................................     (42,754,106)    (90,377,761)
                                                                                   --------------  --------------
  Total stockholders' deficit....................................................     (36,672,669)    (84,296,324)
                                                                                   --------------  --------------
  Total liabilities and stockholders' deficit....................................  $  359,645,006  $  701,040,942
                                                                                   --------------  --------------
                                                                                   --------------  --------------

  The accompanying notes are an integral part of these condensed consolidated financial statements.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)

                                                                            NINE MONTHS ENDED
                                                                              SEPTEMBER 30,
                                                                        --------------------------
                                                                            1997          1998
                                                                        ------------  ------------
OPERATING REVENUES:
  Service revenue.....................................................  $ 26,487,441  $ 47,769,305
  Roaming revenue.....................................................    17,781,657    45,916,023
  Equipment sales.....................................................       740,538     2,502,707
  Other...............................................................       703,331       158,020
                                                                        ------------  ------------
    Total operating revenues..........................................    45,712,967    96,346,055
                                                                        ------------  ------------
OPERATING EXPENSES:
  Cost of service.....................................................    10,931,862    22,603,067
  Cost of equipment...................................................     2,834,416     5,166,528
  Marketing and selling...............................................     6,913,298    14,855,588
  General and administrative..........................................     8,136,923    16,219,389
  Depreciation and amortization.......................................    11,942,536    29,713,544
                                                                        ------------  ------------
    Total operating expenses..........................................    40,759,035    88,558,116
                                                                        ------------  ------------
OPERATING INCOME......................................................     4,953,932     7,787,939
INTEREST EXPENSE......................................................   (17,646,377)  (25,039,213)
OTHER INCOME (EXPENSE), net...........................................     1,854,707     3,303,914
                                                                        ------------  ------------
LOSS BEFORE MINORITY INTERESTS IN INCOME OF SUBSIDIARIES, INCOME TAXES
  AND EXTRAORDINARY ITEMS.............................................   (10,837,738)  (13,947,360)
MINORITY INTERESTS IN INCOME OF SUBSIDIARIES..........................    (1,314,312)   (1,963,308)
                                                                        ------------  ------------
LOSS BEFORE INCOME TAXES AND EXTRAORDINARY ITEMS......................   (12,152,050)  (15,910,668)
INCOME TAX BENEFIT....................................................       498,758     4,864,070
                                                                        ------------  ------------
LOSS FROM CONTINUING OPERATIONS.......................................   (11,653,292)  (11,046,598)
INCOME (LOSS) FROM DISCONTINUED OPERATIONS, net of income tax
  (benefit) expense of $80,003 and $(7,267,566) for the nine months
  ended September 30, 1997 and 1998, respectively.....................     1,651,759   (17,184,832)
                                                                        ------------  ------------
LOSS BEFORE EXTRAORDINARY ITEMS.......................................   (10,001,533)  (28,231,430)
EXTRAORDINARY EXPENSE, net of income tax benefit of $85,392 in 1997
  and $671,000 in 1998................................................    (2,186,223)   (2,643,439)
                                                                        ------------  ------------
NET LOSS..............................................................   (12,187,756)  (30,874,869)
DIVIDENDS ON PREFERRED STOCK..........................................      (727,646)  (16,748,786)
                                                                        ------------  ------------
NET LOSS APPLICABLE TO COMMON STOCKHOLDERS............................  $(12,915,402) $(47,623,655)
                                                                        ------------  ------------
                                                                        ------------  ------------
BASIC NET LOSS APPLICABLE TO COMMON STOCKHOLDERS PER COMMON SHARE.....
  Before discontinued operations and extraordinary expense............  $     (26.17) $     (58.74)
  Discontinued operations.............................................          3.49        (36.32)
  Extraordinary expense...............................................         (4.62)        (5.59)
                                                                        ------------  ------------
BASIC NET LOSS APPLICABLE TO COMMON STOCKHOLDERS PER COMMON SHARE.....  $     (27.30) $    (100.65)
                                                                        ------------  ------------
                                                                        ------------  ------------
BASIC WEIGHTED AVERAGE COMMON SHARES OUTSTANDING......................       473,152       473,152
                                                                        ------------  ------------
                                                                        ------------  ------------

  The accompanying notes are an integral part of these condensed consolidated financial statements.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)

                                                                                           NINE MONTHS ENDED
                                                                                             SEPTEMBER 30,
                                                                                       --------------------------
                                                                                           1997          1998
                                                                                       ------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss...........................................................................  $(12,187,756) $(30,874,869)
  Adjustments to reconcile net loss to net cash provided by operating activities--
    Depreciation and amortization....................................................    15,473,672    37,399,250
    Amortization of bond premium and financing cost..................................            --     1,624,390
    Deferred income taxes and investment tax credits, net............................       486,519   (14,253,819)
    (Gain) Loss on disposition of assets.............................................        19,632       (10,387)
    Extraordinary loss on financing costv                                                 2,497,598     3,314,439
    Cumulative effect of change in accounting principle..............................            --     1,162,629
    Minority interests in income of subsidiaries.....................................     1,071,342     1,963,308
  Changes in current assets and liabilities--
    Accounts receivable..............................................................    (2,056,381)  (12,480,566)
    Other current assets.............................................................    (1,148,883)      (49,023)
    Accounts payable.................................................................     4,122,827     7,998,999
    Accrued expenses.................................................................    12,429,907    13,169,966
    Deferred revenue and customer deposits...........................................            --     1,479,843
                                                                                       ------------  ------------
      Net cash provided by operating activities......................................    20,708,477    10,444,160
                                                                                       ------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures...............................................................   (13,780,956)  (41,528,017)
  Acquisitions.......................................................................  (154,784,566) (333,354,429)
  Deferred costs.....................................................................    (1,592,979)           --
  Increase in receivable--affiliate..................................................    (1,047,284)   (1,297,403)
  Deposits                                                                                3,190,732   (62,150,000)
  Investments in unconsolidated subsidiaries and other...............................   (21,124,176)   (1,931,189)
  Proceeds on sale of assets.........................................................            --         6,700
                                                                                       ------------  ------------
      Net cash used in investing activities..........................................  (189,139,229) (440,254,338)
                                                                                       ------------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt.......................................................    95,250,000   284,000,000
  Repayments of long-term debt.......................................................      (797,708) (172,296,542)
  Cash dividends.....................................................................    (8,361,266)           --
  Issuance of preferred stock........................................................            --   175,000,000
  Issuance of senior notes...........................................................   160,000,000   350,000,000
  Purchase of restricted investments.................................................   (66,258,444) (120,976,000)
  Maturities of restricted investments...............................................            --     9,400,000
  Interest on restricted investments.................................................    (1,553,949)   (3,135,934)
  Redemption of RTFC subordinated capital certificates...............................     1,051,057            --
  Deferred financing costs...........................................................   (10,842,406)  (23,868,695)
                                                                                       ------------  ------------
      Net cash provided by financing activities......................................   168,487,284   498,122,829
                                                                                       ------------  ------------
NET INCREASE IN CASH AND CASH EQUIVALENTS............................................        56,532    68,312,651
                                                                                       ------------  ------------
CASH AND CASH EQUIVALENTS, beginning of period
  From continuing operations.........................................................       980,571     2,752,399
  From discontinued operations.......................................................       628,650       254,269
                                                                                       ------------  ------------
        Total cash and cash equivalents, beginning of period.........................     1,609,221     3,006,668
                                                                                       ------------  ------------
CASH AND CASH EQUIVALENTS, end of period.............................................
  From continuing operations.........................................................     1,084,117     5,041,044
  From discontinued operations.......................................................       581,636    66,278,275
                                                                                       ------------  ------------
        Total cash and cash equivalents, end of period...............................  $  1,665,753  $ 71,319,319
                                                                                       ------------  ------------
                                                                                       ------------  ------------

  The accompanying notes are an integral part of these condensed consolidated financial statements.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                               SEPTEMBER 30, 1998
                                  (UNAUDITED)

    The condensed consolidated balance sheets of Dobson Communications Corporation ("DCC") and subsidiaries (collectively with DCC, the "Company") as of December 31, 1997 and September 30, 1998, the condensed consolidated statements of operations for the nine months ended September 30, 1998 and 1997 and the condensed consolidated statements of cash flows for the nine months ended September 30, 1998 and 1997 are unaudited. In the opinion of management, such financial statements include all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of financial position, results of operations, and cash flows for the periods presented.

    The condensed balance sheet data at December 31, 1997 was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles. The financial statements presented herein should be read in connection with the Company's December 31, 1997 consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

1. ORGANIZATION

    The Company, through its predecessors, was organized in 1936 as Dobson Telephone Company and adopted its current organizational structure in 1998. The Company is a provider of rural and suburban wireless telephone services.

1997 REORGANIZATION

    DCC was incorporated as an Oklahoma corporation in February 1997. Under an Agreement and Plan of Reorganization effective February 28, 1997 ("1997 Reorganization"), DCC acquired all of the outstanding Class A Common Stock, Class C Common Stock and Class B Convertible Preferred Stock of Dobson Operating Company ("DOC"). In exchange, the holders of the Class A Common Stock and Class B Convertible Preferred Stock of DOC received equivalent shares of stock of DCC. The holders of Class C Common Stock received 100,000 shares of Class A Preferred Stock of DCC. In addition, DCC assumed all DOC outstanding stock options, substituting shares of DCC Class B Common Stock for the DOC stock subject to options. As a result of the 1997 Reorganization, DCC became the parent company of DOC and the stock of certain subsidiaries of DOC was distributed to DCC.

1998 REORGANIZATIONS

    In conjunction with the January 1998 issuance of 175,000 shares of 12.25% Senior Exchangeable Preferred Stock mandatorily redeemable in 2008 (see Note 5), the Company formed three new subsidiaries: Dobson Cellular Operating Company ("DCOC"), DOC Cellular Subsidiary Company ("DOC Cellular Subsidiary") and Logix Communications Enterprises, Inc. ("Logix"), formerly named Dobson Wireline Company. DCOC was created as the holding company for subsidiaries formed to effect certain wireless acquisitions. DCOC has been designated an unrestricted subsidiary under the Senior Note Indenture which covers the Senior Notes discussed in Note 4. DOC Cellular Subsidiary was created as the holding company for the then existing wireless subsidiaries. Logix was created as the holding company for the Company's incumbent local exchange carrier ("ILEC"), fiber and integrated communications provider ("ICP") operations. Logix was designated an unrestricted subsidiary under the Senior Note Indenture and the Certificate of Designation establishing the Senior Exchangeable Preferred Stock.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

1. ORGANIZATION (CONTINUED)
    On September 30, 1998, the Company adopted a plan to spin off Logix as discussed in Note 3 ("September 1998 Reorganization"). Collectively, the January 1998 Reorganization and the September 1998 Reorganization are known as the "1998 Reorganizations."

2. ACQUISITIONS

RECENT ACQUISITIONS

    On December 2, 1998, the Company purchased the FCC license for, and certain assets related to, Texas 10 RSA for $55.0 million, subject to resolution of certain title matters regarding the FCC licenses. Texas 10 is located in north-central Texas, in an area bordered by Dallas, Austin, Tyler and Longview, MSAs.

    On September 2, 1998, the Company purchased the FCC license for, and related assets of, Ohio 2 RSA for $39.3 million, subject to resolution of certain title matters regarding the FCC licenses. Ohio 2 is located in north-central Ohio bordered by Lake Erie on the north and Cleveland on the east.

    On July 29, 1998, the Company purchased the FCC cellular license and certain assets of the California 7 RSA for $21 million. California 7 is located in the Imperial Valley extending from east of San Diego to the Arizona state line.

    On June 16, 1998, the Company acquired an 86.4% interest in the Santa Cruz Cellular Telephone Partnership ("SCCTP") for $31 million. SCCTP owns the cellular license and other assets for the Santa Cruz MSA. The Santa Cruz MSA is located adjacent to the California 4 RSA purchased in April 1998. Subsequent to September 30, 1998, the Company acquired an additional .5% interest in SCCTP for $.2 million.

    On April 1, 1998, the Company acquired all of the capital stock of the corporations which owned the Cellular 2000 Partnership. The Cellular 2000 Partnership owns the FCC cellular license and system for, and certain assets relating to, the California 4 RSA. The total purchase price paid by the Company was $90.9 million. The property is located in central California adjacent to Fresno, Modesto and Yosemite National Park.

    On January 26, 1998, the Company purchased the FCC cellular license for, and certain assets relating to, the Texas 16 RSA for $56.6 million. The property is located in south-central Texas in an area bordered by Austin, Houston and San Antonio.

    On October 1, 1997, the Company purchased for $39.8 million a 75% interest in the Gila River Cellular General Partnership (the "Arizona 5 Partnership"), which owns the cellular license for the Arizona 5 RSA as well as the associated tangible operating assets. Certain affiliates of the Company indirectly owned a 20.6% interest in the Arizona 5 Partnership and received $9.5 million in connection with the acquisition. In addition, the Company loaned $6.1 million to the current partner which acquired a 25% interest in the Arizona 5 Partnership.

    On March 3, 1997, the Company purchased the FCC cellular license for, and certain assets relating to the Maryland 2 RSA for $75.8 million. The property is located to the east of the Washington/Baltimore metropolitan area. This acquisition and the one completed on February 28, 1997 are referred to together as the "Maryland/Pennsylvania Acquisition".

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

2. ACQUISITIONS (CONTINUED)
    On February 28, 1997, the Company purchased the FCC cellular licenses for, and certain assets relating to two MSAs and two RSAs located in Maryland and Pennsylvania for $77.6 million. The properties are located immediately outside the Washington/Baltimore metropolitan area.

    The acquisition transactions were accounted for as purchases and, accordingly, their results of operations have been included in the accompanying condensed consolidated statements of operations from the respective dates of acquisition. The unaudited pro forma information set forth below includes the 1997 acquisitions and 1998 acquisitions accounted for as if the purchases occurred at the beginning of the respective periods presented. The unaudited pro forma information is presented for informational purposes only and is not necessarily indicative of the results of operations that actually would have been achieved had the acquisitions been consummated at that time:

                                                                                    NINE MONTHS ENDED
                                                                                      SEPTEMBER 30,
                                                                                  ----------------------
                                                                                     1997        1998
                                                                                  ----------  ----------
                                                                                     ($ IN THOUSANDS,
                                                                                     EXCEPT PER SHARE
                                                                                         AMOUNTS)
Operating revenue...............................................................  $   92,996  $  109,832
Loss before discontinued operations and extraordinary expense...................     (23,633)    (15,515)
Net loss........................................................................     (45,624)    (48,220)
Net loss applicable to common stockholders......................................     (62,430)    (65,862)
Net loss applicable to common stockholders per common share.....................  $  (131.94) $  (139.20)

PENDING ACQUISITIONS

    As of July 28, 1998, the Company entered into a definitive agreement to acquire the stock of Sygnet Wireless, Inc. ("Sygnet Acquisition") for $337.5 million. Sygnet owns and operates cellular systems in Ohio, Pennsylvania and New York covering an estimated population base of 2.4 million people. In July 1998, the Company placed $25 million into escrow pending closing of the acquisition. The Sygnet acquisition is expected to close in the fourth quarter of 1998.

    On November 24, 1998, the Company entered into a definitive agreement to purchase the FCC licenses for, and certain assets related to, Maryland 1 RSA for $9.1 million, subject to adjustment. Maryland 1 is located in western Maryland.

3. DISCONTINUED OPERATIONS

    On September 30, 1998, the Company's Board of Directors authorized the distribution of the wireline segment to the holders of the Company's common stock on a tax-free basis, subject to the receipt of a private letter ruling from the Internal Revenue Service ("IRS") under Internal Revenue Code 355(e). The request was filed with the IRS on October 6, 1998, and a ruling is expected in the second quarter of 1999. The wireline segment, which consists of Logix and its subsidiaries, operates as an ICP under the LOGIX-SM- brand name in Oklahoma and Texas, owns local telephone exchanges in Oklahoma and operates regional fiber optic transmission networks in Oklahoma, Texas and Colorado. Pursuant to Accounting Principles Board Opinion ("APB") No. 30, "Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual, and Infrequently Occurring Events and Transactions," the consolidated financial statements have been restated for all periods presented to reflect the wireline operations, assets and liabilities as discontinued operations.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

3. DISCONTINUED OPERATIONS (CONTINUED)
    The assets and liabilities of such operations have been classified as "Net assets (liabilities) of discontinued operations" on the condensed consolidated balance sheets and consist of the following:

                                                                            DECEMBER 31,  SEPTEMBER 30,
                                                                                1997          1998
                                                                            ------------  -------------
                                                                                 ($ IN THOUSANDS)
Cash and cash equivalents.................................................   $      254    $    66,278
Restricted investments--current...........................................           --         43,448
Other current assets......................................................        2,758         14,090
Property, plant and equipment, net........................................       35,976         54,097
Restricted investments--non-current.......................................           --         79,533
Goodwill..................................................................           --        124,481
Other assets..............................................................       12,965         20,896
                                                                            ------------  -------------
  Total assets............................................................       51,953        402,823
Current liabilities.......................................................        2,544         26,184
Long-term debt, net of current portion....................................       27,498        376,544
Other liabilities.........................................................        1,834            724
                                                                            ------------  -------------
  Total liabilities.......................................................       31,876        403,452
                                                                            ------------  -------------
Net assets (liabilities) of discontinued operations.......................   $   20,077    $      (629)
                                                                            ------------  -------------
                                                                            ------------  -------------

    The net income from operations of the wireline segment was classified on the condensed consolidated statement of operations as "Income (loss) from discontinued operations." Summarized results of discontinued operations are as follows:

                                                                                     NINE MONTHS ENDED
                                                                                       SEPTEMBER 30,
                                                                                   ---------------------
                                                                                     1997        1998
                                                                                   ---------  ----------
                                                                                     ($ IN THOUSANDS)
Net revenues.....................................................................  $  15,221  $   40,176
Income (loss) from continuing operations before income taxes.....................      1,949     (23,753)
Income tax benefit (provision)...................................................        (80)      7,268
Extraordinary item...............................................................       (217)         --
Cumulative effect of change in accounting principle..............................         --        (700)
Income from discontinued operations..............................................     (1,652)    (17,185)

4. LONG-TERM DEBT

    The Company's long-term debt consists of the following:

                                                                          DECEMBER 31,   SEPTEMBER 30,
                                                                              1997            1998
                                                                         --------------  --------------
Revolving credit facilities............................................  $  171,513,855  $  284,000,000
DCC Senior Notes.......................................................     160,000,000     160,000,000
Other notes payable....................................................       4,056,204       4,056,204
                                                                         --------------  --------------
  Total long-term debt.................................................  $  335,570,059  $  448,056,204
                                                                         --------------  --------------
                                                                         --------------  --------------

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

4. LONG-TERM DEBT (CONTINUED)
REVOLVING CREDIT FACILITIES

    On March 25, 1998, the Company's subsidiary DCOC established a $200 million senior secured credit facility (the "DCOC Credit Facility"). DCOC's obligations under the DCOC Credit Facility are secured by all current and future assets of DCOC. As of September 30, 1998, $143 million was outstanding under the DCOC Credit Facility. At the same time, the Company's subsidiary DOC established a $250 million senior secured credit facility (the "DOC Bank Facility") to replace its existing revolving credit facility established on February 28, 1997 and discussed below. The DOC Bank Facility is secured by all of DOC's stock and the stock or partnership interests of its restricted subsidiaries and all assets of DOC and its restricted subsidiaries. DCOC is designated an unrestricted subsidiary with regard to the DOC Facility. The Company and DOC's wholly owned subsidiaries other than Logix and the Arizona 5 Partnership have guaranteed DOC's obligations under the DOC Bank Facility. As of September 30, 1998, $141 million was outstanding under the DOC Bank Facility. The DCOC Credit Facility and the DOC Bank Facility require the Company to maintain certain financial ratios. The failure to maintain such ratios would constitute an event of default, notwithstanding the Company's ability to meet its debt service obligations. Interest on borrowings under the new credit agreements accrue at variable rates (weighted average rate of approximately 6.9% at September 30, 1998). Initial proceeds were used primarily to refinance existing indebtedness and finance the 1998 acquisitions described above. The Company expects to use the remaining availability to finance capital expenditures, consummate future acquisitions and fund general corporate operations. The facilities will terminate in 2006.

    In connection with the closing of the DOC Bank Facility, the Company extinguished its then existing credit facility and recognized a pretax loss of approximately $3.3 million as a result of writing off previously capitalized financing costs associated with the revolving credit facility. Such amount is included in the Company's condensed consolidated statement of operations, net of tax, for the nine months ended September 30, 1998 as an extraordinary expense.

    In April 1997, the Company entered into an interest rate hedge agreement terminating on April 24, 2002 to hedge the Company's interest expense on $160 million of its indebtedness under the revolving credit facilities. Subsequent to September 30, 1998, the counterparty exercised its rights under the swap agreement, fixing the interest rate at 6.13% plus a factor based on the Company's leverage. The Company accounts for this as a hedge.

    On February 28, 1997, the Company's bank credit agreement was amended and restated to provide the Company with a $200 million revolving credit agreement facility maturing in 2005 ("1997 Credit Facility"). Interest on borrowings under the credit agreement accrued at a variable rate. Initial proceeds were used to refinance existing indebtedness, finance the Maryland/Pennsylvania Acquisition described in Note 2 and for general corporate purposes, including $7.5 million to pay a dividend to holders of its Class A Common Stock. In connection with the closing of the revolving credit facility, the Company extinguished its then existing credit facility, and recognized a pretax loss of approximately $2.5 million as a result of writing off previously capitalized financing costs associated with the old revolving credit facility. This loss has been reflected as an extraordinary item, net of tax, in the Company's condensed consolidated statement of operations for the nine months ended September 30, 1997.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

4. LONG-TERM DEBT (CONTINUED)
SENIOR NOTES

    On February 28, 1997, the Company issued $160 million of 11.75% Senior Notes maturing in 2007 ("DCC Senior Notes"). The net proceeds were used to finance the Maryland/Pennsylvania Acquisition described above and to purchase securities pledged to secure payment of the first four semi-annual interest payments on the notes, which began on October 15, 1997. The pledged securities are reflected as restricted cash and investments in the Company's condensed consolidated balance sheets. The DCC Senior Notes are redeemable at the option of the Company in whole or in part, on or after April 15, 2002, initially at 105.875%. Prior to April 15, 2000, the Company may redeem up to 35% of the principal amount of the DCC Senior Notes at 111.750% with proceeds from sales of stock, provided that after any such redemption at least $104 million remains outstanding.

SYGNET FINANCING

    On July 20, 1998, in connection with the pending Sygnet Acquisition, the Company received commitments for a new $450 million credit facility to be secured by the assets acquired in the Sygnet Acquisition. The Company also obtained commitments for bridge financing, which expired subsequent to September 20, 1998.

5. PREFERRED STOCK

    In January 1998, the Company issued 175,000 shares of 12.25% Senior Exchangeable Preferred Stock mandatorily redeemable in 2008 for $1,000 per share. Holders of the preferred stock are entitled to cumulative quarterly dividends from the date of issuance and a liquidation preference of $1,000 per share with rights over the other classes of capital stock. In 1998, the Company has issued cumulative quarterly dividends in the form of 10,513 additional shares of preferred stock (having a liquidation preference of $10.5 milion) which represented non-cash financing activity, and thus are not included in the accompanying condensed consolidated statement of cash flows. On and before January 15, 2003, the Company may pay dividends, at its option, in cash or in additional shares having an aggregate liquidation preference equal to the amount of such dividends. Additionally, the preferred stock is redeemable at the option of the Company on or after January 15, 2003. Holders of the preferred stock have no voting rights.

6. RESTRICTED CASH AND INVESTMENTS

    Restricted cash and investments consist of securities pledged to secure payment of interest on the DCC Senior Notes through April 1999.

7. TAXES

    The income tax benefit amounts for the nine months ended September 30, 1997 and 1998 differ from amounts computed at the statutory rate due primarily to net operating losses for which no benefit has been recognized.

8. EARNINGS PER COMMON SHARE

    Basic loss per common share is computed by the weighted average number of shares of common stock outstanding during the year. Diluted net loss per common share has been omitted because the impact of stock options and convertible preferred stock on the Company's net loss per common share is anti-dilutive.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

9. RECENT PRONOUNCEMENTS

    In July 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Derivatives and Hedging ("SFAS 133"). SFAS 133 establishes uniform hedge accounting criteria for all derivatives requiring companies to formally document, designate and assess the effectiveness of transactions that receive hedge accounting. Under SFAS 133, derivatives will be recorded in the balance sheet as either an asset or liability measured at its fair value, with changes in the fair value recognized as a component of comprehensive income or in current earnings. SFAS 133 will be effective for fiscal years beginning after June 15, 1999. The Company has not yet evaluated the impact of adopting SFAS 133 and has not determined the timing or method of adoption of SFAS 133.

10. COMMITMENTS

    Effective December 6, 1995 (amended December 20, 1995, June 24, 1997 and September 30, 1998), the Company entered into an equipment supply agreement in which the Company agreed to purchase approximately $65 million of cell site and switching equipment between June 24, 1997 and November 23, 2001 to update the cellular systems for newly acquired and existing MSAs and RSAs. Of this commitment, approximately $34.6 million remained at September 30, 1998.

    The Company entered into an additional equipment supply agreement with a second vendor on January 13, 1998. The Company agreed to purchase approximately $81 million of cell site and switching equipment between January 13, 1998 and January 12, 2002 to update the cellular systems for newly acquired and existing MSAs and RSAs. Of this commitment, $67 million remained at September 30, 1998.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Horizon, G.P., Inc.

    We have audited the accompanying combined statements of assets and liabilities of The Cellular Telephone Business of Selected Systems of Horizon Cellular Telephone Company, L.P. as of December 31, 1995 and 1996, and the related combined statements of operations and net assets and of cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of Horizon Cellular Telephone Company, L.P.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the assets and liabilities of The Cellular Telephone Business of Selected Systems of Horizon Cellular Telephone Company, L.P. at December 31, 1995 and 1996, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                                    ERNST & YOUNG LLP

Philadelphia, Pennsylvania

January 27, 1997

             THE CELLULAR TELEPHONE BUSINESS OF SELECTED SYSTEMS OF
                    HORIZON CELLULAR TELEPHONE COMPANY, L.P.
                 COMBINED STATEMENTS OF ASSETS AND LIABILITIES

                                     ASSETS

                                                                                             DECEMBER 31
                                                                                     ----------------------------
                                                                                         1995           1996
                                                                                     -------------  -------------
Current assets:
  Cash.............................................................................  $     355,069  $     435,407
  Accounts receivable, net of allowance for doubtful accounts of $82,160 and
    $100,790.......................................................................      1,709,143      2,240,468
  Inventory........................................................................        130,730        219,079
  Prepaid expenses.................................................................         77,731         29,991
                                                                                     -------------  -------------
Total current assets...............................................................      2,272,673      2,924,945

Property and equipment:
  Cellular system..................................................................      8,669,758     10,810,808
  Other............................................................................        959,727      1,287,823
                                                                                     -------------  -------------
                                                                                         9,629,485     12,098,631
  Accumulated depreciation.........................................................     (3,080,449)    (4,491,663)
                                                                                     -------------  -------------
                                                                                         6,549,036      7,606,968
Licenses, net of accumulated amortization of $3,099,061 and $4,020,825.............     32,763,313     31,841,549
Other assets, net of accumulated amortization of $18,483 and $22,838...............         94,275         99,200
                                                                                     -------------  -------------
Total assets.......................................................................  $  41,679,297  $  42,472,662
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                                           LIABILITIES AND NET ASSETS

Current liabilities:
  Accounts payable.................................................................  $     354,798  $     702,859
  Accrued expenses.................................................................        669,390        968,815
  Deferred revenue.................................................................        403,994        566,521
                                                                                     -------------  -------------
Total current liabilities..........................................................      1,428,182      2,238,195
Advances from affiliates...........................................................     14,862,381     13,399,571
Net assets.........................................................................     25,388,734     26,834,896
                                                                                     -------------  -------------
Total liabilities and net assets...................................................  $  41,679,297  $  42,472,662
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                            See accompanying notes.

             THE CELLULAR TELEPHONE BUSINESS OF SELECTED SYSTEMS OF
                    HORIZON CELLULAR TELEPHONE COMPANY, L.P.
                COMBINED STATEMENTS OF OPERATIONS AND NET ASSETS

                                                                                YEAR ENDED DECEMBER 31
                                                                      -------------------------------------------
                                                                          1994           1995           1996
                                                                      -------------  -------------  -------------
Revenues:
  Cellular service..................................................  $   5,863,828  $   7,801,918  $  10,867,791
  Roaming revenues..................................................      2,765,685      3,496,366      4,264,112
  Cellular equipment sales..........................................        524,892        402,430        388,505
                                                                      -------------  -------------  -------------
Total revenues......................................................      9,154,405     11,700,714     15,520,408

Operating expenses:
  Cellular service..................................................      2,918,043      3,569,152      4,532,595
  Cellular equipment................................................      1,100,160      1,182,309      1,133,171
  General and administrative........................................      1,528,970      1,471,078      1,869,299
  LPAR compensation.................................................             --             --        275,000
  Marketing and selling.............................................      1,272,265      1,944,731      2,478,918
  Depreciation and amortization.....................................      1,959,106      2,170,963      2,331,184
                                                                      -------------  -------------  -------------
                                                                          8,778,544     10,338,233     12,620,167
                                                                      -------------  -------------  -------------
Income from operations..............................................        375,861      1,362,481      2,900,241
Interest expense....................................................      1,358,153      1,568,883      1,454,079
                                                                      -------------  -------------  -------------
Net (loss) income...................................................       (982,292)      (206,402)     1,446,162
Net assets at beginning of year.....................................     21,926,001     25,314,904     25,388,734
Partners' contributions.............................................      4,371,195        280,232             --
                                                                      -------------  -------------  -------------
Net assets at end of year...........................................  $  25,314,904  $  25,388,734  $  26,834,896
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

                            See accompanying notes.

             THE CELLULAR TELEPHONE BUSINESS OF SELECTED SYSTEMS OF
                    HORIZON CELLULAR TELEPHONE COMPANY, L.P.
                       COMBINED STATEMENTS OF CASH FLOWS

                                                                                 YEAR ENDED DECEMBER 31
                                                                       -------------------------------------------
                                                                           1994           1995           1996
                                                                       -------------  -------------  -------------
OPERATING ACTIVITIES
Net (loss) income....................................................  $    (982,292) $    (206,402) $   1,446,162
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
  Depreciation and amortization......................................      1,959,106      2,170,963      2,331,184
  Provision for bad debts............................................        433,490          3,075        169,582
  LPAR compensation..................................................             --             --        275,000
  Accrued interest expense--affiliate................................      1,358,153      1,568,883      1,454,079
  Changes in operating assets and liabilities:
    Accounts receivable..............................................     (1,194,015)      (280,891)      (700,907)
    Inventory........................................................        (72,670)        42,003        (88,349)
    Prepaid expenses.................................................         (4,768)       (61,027)        47,740
    Accounts payable and accrued expenses............................        691,454       (239,835)       372,486
    Deferred revenue.................................................         95,128        205,588        162,527
                                                                       -------------  -------------  -------------
Net cash provided by operating activities............................      2,283,586      3,202,357      5,469,504

INVESTING ACTIVITIES
Purchases of property and equipment..................................     (1,942,166)    (1,418,979)    (2,462,997)
License and system acquisitions......................................     (4,205,125)            --             --
Other................................................................         27,925        (12,161)        (9,280)
                                                                       -------------  -------------  -------------
Net cash used in investing activities................................     (6,119,366)    (1,431,140)    (2,472,277)

FINANCING ACTIVITIES.................................................
Advances to affiliates, net of $166,069 and $280,232 noncash
 contributions in 1994 and 1995, respectively........................       (139,739)    (2,038,131)    (2,916,889)
Partners' contributions..............................................      4,205,125             --             --
                                                                       -------------  -------------  -------------
Net cash provided by (used in) financing activities..................      4,065,386     (2,038,131)    (2,916,889)
                                                                       -------------  -------------  -------------
Net increase (decrease) in cash......................................        229,606       (266,914)        80,338
Cash at beginning of year............................................        392,377        621,983        355,069
                                                                       -------------  -------------  -------------
Cash at end of year..................................................  $     621,983  $     355,069  $     435,407
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

                            See accompanying notes.

             THE CELLULAR TELEPHONE BUSINESS OF SELECTED SYSTEMS OF
                    HORIZON CELLULAR TELEPHONE COMPANY, L.P.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                               DECEMBER 31, 1996

1. BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS

    The accompanying audited combined financial statements of The Cellular Telephone Business of Selected Systems of Horizon Cellular Telephone Company, L.P. (HCTC) reflect the combined assets and liabilities, combined results of operations, and combined cash flows of the cellular telephone business of Horizon Cellular Telephone Company of Frederick ("Frederick"), Horizon Cellular Telephone Company of Bedford ("Bedford"), Horizon Cellular Telephone Company of Hagerstown, L.P. ("Hagerstown"), and the Cumberland Cellular Partnership ("Cumberland") (collectively referred to as "the Selected Systems," "the Systems," or "the Company") as of December 31, 1995 and 1996, and for each of the three years in the period ended December 31, 1996. The accompanying financial statements are presented on HCTC's historical cost basis and are intended to reflect only the assets, liabilities, operations, and cash flows relating to the cellular telephone business of the named legal entities, which are majority-owned subsidiary partnerships of HCTC, and do not represent the financial statements of the named legal entities. The combined financial statements include only the operating results since the Systems were acquired by HCTC.

    The Company owns, designs, develops, and operates cellular communications systems. With the exception of Cumberland, KCCGP, L.P. (KCCGP) is the managing and sole general partner of the subsidiary partnerships that own directly the aforesaid cellular telephone businesses at December 31, 1996. With respect to Cumberland, KCCGP is the managing and sole general partner of Horizon Cellular Telephone Company of Cumberland, L.P., a 90.55% general partner in Cumberland. KCCGP performs certain administrative functions for the Systems and, accordingly, certain expenses of KCCGP (see Note 5) have been allocated to the Systems on a basis which, in the opinion of management, is reasonable. However, such expenditures are not necessarily indicative of, and it is not practicable for management to estimate, the nature and level of expenses which might have been incurred had the Systems been operating as separate independent companies.

2. ACQUISITIONS

    In April 1994, HCTC simultaneously closed on various purchase, sale and exchange agreements which ultimately resulted in HCTC (i) acquiring a majority interest (90.55%) in the non-wireline FCC Operating License of the Cumberland MSA, (ii) acquiring the non-wireline FCC Operating License of the Hagerstown MSA together with certain operating assets, in exchange for substantially all of the assets of the eastern portion of Bedford, and (iii) making a net payment of $4.2 million in cash. Simultaneously, HCTC contributed the Operating License to Cumberland and contributed the Operating License to Hagerstown in exchange for a 99.0% interest in Hagerstown and KCCGP obtained a 1.0% interest in Hagerstown.

    Effective January 1, 1995, the operations of Frederick and Bedford were merged into Hagerstown. As part of the market consolidation, the general partner interests were reorganized. KCCGP acquired an additional .9% interest in Frederick (resulting in a 1% general partner ownership), reducing HCTC's Limited Partnership interest to 99%. The additional partner contribution was based on the estimated fair market value of the Frederick System.

    All of the Company's acquisitions were accounted for under the purchase method of accounting; accordingly, assets acquired and liabilities assumed have been recorded at their estimated fair market values at the dates of acquisition and their results of operations are included in the accompanying combined statements of operations since the date of acquisition. The accompanying financial statements

             THE CELLULAR TELEPHONE BUSINESS OF SELECTED SYSTEMS OF
                    HORIZON CELLULAR TELEPHONE COMPANY, L.P.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1996

2. ACQUISITIONS (CONTINUED)
exclude the results of operations of the eastern portion of Bedford. The excess of purchase price over the fair market value of identifiable net tangible assets acquired has been allocated to customer lists and licenses. Pro forma results of operations for 1994, assuming the acquisitions of Hagerstown and Cumberland occurred on January 1, 1994, would not differ materially from reported results.

3. ACCOUNTING POLICIES

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

INVENTORIES

    Inventories are carried at the lower of cost (using the first-in, first-out method) or market.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost and are depreciated over their estimated useful lives (three to twelve years) using the straight-line method.

    Depreciation expense amounted to approximately $1,143,000 in 1994, $1,237,000 in 1995, and $1,405,000 in 1996.

LICENSES

    Licenses primarily represent the acquisition costs of the Operating Licenses. Such costs are being amortized over a period of 40 years using the straight-line method.

    The Systems periodically review the carrying value of their licenses to determine whether such amounts are recoverable based on undiscounted future cash flows and whether a reduction to fair value is necessary. There have been no such reductions through December 31, 1996.

ADVANCES FROM AFFILIATES

    Advances from affiliates primarily represent cash advances from HCTC and KCCGP which provided funds for investing and operating activities, and have no specific repayment terms. Interest expense is charged monthly at a rate of 11 3/8% of the ending balances payable to HCTC.

REVENUE AND EXPENSE RECOGNITION

    Cellular airtime revenue and access charges are recognized as service is provided. Cellular airtime is billed in arrears and access charges are billed in advance. Subscriber acquisition costs (mainly commissions and loss on equipment sales) are expensed when incurred. Accounts receivable consist mainly of amounts due from subscribers and other cellular companies whose subscribers use the Systems' cellular service.

             THE CELLULAR TELEPHONE BUSINESS OF SELECTED SYSTEMS OF
                    HORIZON CELLULAR TELEPHONE COMPANY, L.P.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1996

3. ACCOUNTING POLICIES (CONTINUED)
    Approximately 40% of the 1996 roaming revenues were generated from subscribers of a cellular company serving an adjacent market when such subscribers place or receive calls on the Company's system.

ADVERTISING EXPENSES

    Advertising expenses are charged to operations as incurred and amounted to approximately $256,100 in 1994, $394,400 in 1995, and $512,000 in 1996.

ACCRUED EXPENSES

    Accrued expenses consist of the following at December 31:

                                                                           1995        1996
                                                                        ----------  ----------
Property, sales, and excise taxes.....................................  $  128,400  $  112,800
Interconnection and other billing costs...............................      68,400      63,500
Salaries and bonuses..................................................     118,900     139,100
LPAR compensation.....................................................          --     275,000
Other.................................................................     353,700     378,400
                                                                        ----------  ----------
                                                                        $  669,400  $  968,800
                                                                        ----------  ----------
                                                                        ----------  ----------

INCOME TAXES

    The legal entities under which the Systems operate are partnerships organized under the laws of Delaware. Accordingly, federal and state income taxes are not paid at the partnership level but by the ultimate partners. The tax basis of the Systems' assets amounted to approximately $28.8 million and $30 million at December 31, 1995 and 1996, respectively.

NEW ACCOUNTING STANDARDS

    In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. The impact of adopting this Statement in 1996 was not material to the financial statements.

    SFAS No. 123, "Accounting for Stock-Based Compensation," is effective for fiscal years beginning after December 15, 1995. SFAS 123 provides companies with a choice to follow the provisions of SFAS 123 in determining stock-based compensation expense or to continue with the provisions of APB 25, "Accounting for Stock Issued to Employees." Although the Selected Systems expect to continue to follow APB 25, Statement 123 would have no effect on the combined financial statements for the periods indicated (see Note 6).

             THE CELLULAR TELEPHONE BUSINESS OF SELECTED SYSTEMS OF
                    HORIZON CELLULAR TELEPHONE COMPANY, L.P.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1996

4. COMMITMENTS AND CONTINGENCIES

    The Systems lease office space, office equipment, and cellular sites and facilities under operating leases with initial terms ranging from 1 to 20 years. Most cellular sites contain renewal options ranging up to 25 years.

    Future minimum payments under noncancelable operating leases with initial terms of one year or more consisted of the following amounts as of December 31, 1996:

                                                                       CELLULAR
                                                                        SITES        OTHER
                                                                      ----------  ------------
1997................................................................  $   87,000  $    353,000
1998................................................................      89,000       289,000
1999................................................................      65,000       244,000
2000................................................................      61,000       197,000
2001................................................................      41,000            --
Thereafter..........................................................     281,000            --
                                                                      ----------  ------------
Total minimum lease payments........................................  $  624,000  $  1,083,000
                                                                      ----------  ------------
                                                                      ----------  ------------

    Rental expense amounted to approximately $251,100 in 1994, $336,500 in 1995, and $389,800 in 1996.

5. RELATED PARTY TRANSACTIONS

    KCCGP provides various administrative services to the Systems, including accounting, engineering, and marketing and advertising services, in addition to funding working capital requirements and capital expenditures as necessary. These expenses are charged, first on the basis of direct usage when identifiable, with the remainder allocated equally among its operating systems. Allocated expenses amounted to $107,000 for the year ended December 31, 1994, and $50,000 for each of the years ended December 31, 1995 and 1996.

6. BENEFIT PLANS

    HCTC has granted certain officers of the Selected Systems limited partnership appreciation rights in HCTC pursuant to a Limited Partnership Unit Appreciation Rights Plan ("LPAR Plan"), as amended, that was adopted September 1, 1994 to be effective January 1, 1993. Upon the occurrence of certain events as specified therein ("Termination Events"), participants are entitled to share in the amounts, if any, of distributions to HCTC's partners after all capital contributions made by HCTC's partners have been repaid, together with a fixed return on such contributions. Such rights vest over a period of five years; however, vesting is automatically accelerated upon the occurrence of a Termination Event. LPAR Plan compensation expense of $275,000 has been recognized and included in accrued expenses as of December 31, 1996, which is the LPAR Plan amount attributable to participants who are employees of the Selected Systems.

    Effective July 1, 1994, KCCGP established an employee savings plan (the "Plan") that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Under the Plan, which covers employees of the Selected Systems who have met certain eligibility requirements, participating

             THE CELLULAR TELEPHONE BUSINESS OF SELECTED SYSTEMS OF
                    HORIZON CELLULAR TELEPHONE COMPANY, L.P.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1996

6. BENEFIT PLANS (CONTINUED)
employees may defer up to 15% of their pretax earnings, up to the Internal Revenue Service annual contribution limit ($9,500 for calendar year 1996). The Company matches up to 50% of the employee's contributions, up to a maximum of 3% of the employee's earnings. Employees who participate in the LPAR Plan are excluded from matching contributions. Matching Plan contributions, which vest equally over five years, amounted to approximately $7,600 in 1994, $10,100 in 1995, and $17,600 in 1996.

7. SUBSEQUENT EVENTS

    On November 19, 1996, the Company entered into a definitive agreement to sell the FCC Operating Licenses of the Selected Systems, together with certain operating assets and liabilities, to Dobson Cellular of Maryland, Inc. for approximately $75 million, subject to adjustment. The combined financial statements do not reflect either the estimated gain, or any expenses incurred or expected to be incurred related to the sale of the systems. The sale is expected to close in February of 1997, and is subject to certain regulatory and other approvals.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners of

Gila River Cellular General Partnership:

    We have audited the accompanying balance sheets of Gila River Cellular General Partnership (an Arizona general partnership) as of December 31, 1996 and 1995, and the related statements of operations, changes in partners' capital and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gila River Cellular General Partnership as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                                   ARTHUR ANDERSEN LLP

Denver, Colorado,

March 10, 1997

                    GILA RIVER CELLULAR GENERAL PARTNERSHIP

                                 BALANCE SHEETS

                        AS OF DECEMBER 31, 1995 AND 1996

                                     ASSETS

                                                                                         1995           1996
                                                                                     -------------  -------------

Current assets:
  Cash and cash equivalents (Note 2)...............................................  $          --  $   1,569,595
  Accounts receivable, net of allowance of $58,696, and $159,707 respectively......        503,165        849,026
  Inventories (Note 2).............................................................         32,551         27,645
  Prepaid expenses.................................................................            555            107
                                                                                     -------------  -------------
    Total current assets...........................................................        536,271      2,446,373
                                                                                     -------------  -------------
Property and Equipment (Notes 2 and 5):
  Cellular systems.................................................................     10,218,397     10,363,236
  Furniture and equipment..........................................................          5,354          5,354
  Construction in progress.........................................................        178,687        466,707
                                                                                     -------------  -------------
                                                                                        10,402,438     10,835,297
  Less accumulated depreciation and amortization...................................     (1,361,443)    (2,605,661)
                                                                                     -------------  -------------
                                                                                         9,040,995      8,229,636
                                                                                     -------------  -------------
    Total assets...................................................................  $   9,577,266  $  10,676,009
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                                        LIABILITIES AND PARTNERS' CAPITAL

Current liabilities:
  Accounts payable.................................................................  $     170,867  $     614,134
  Accrued liabilities..............................................................        762,799        415,006
  Advance billings and deposits (Note 2)...........................................         80,964         97,915
  Due to general partner (Notes 2 and 4)...........................................      2,111,267             --
                                                                                     -------------  -------------
    Total current liabilities......................................................      3,125,897      1,127,055
Long-term liabilities..............................................................          8,002          8,002
Commitments (Note 3)                                                                            --             --
Partners' capital..................................................................      6,443,367      9,540,952
                                                                                     -------------  -------------
    Total liabilities and partners' capital........................................  $   9,577,266  $  10,676,009
                                                                                     -------------  -------------
                                                                                     -------------  -------------

   The accompanying notes are an integral part of these financial statements.

                    GILA RIVER CELLULAR GENERAL PARTNERSHIP

                            STATEMENTS OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                                                                              1994          1995          1996
                                                                          ------------  ------------  ------------
Revenues (Note 2)
  Cellular service......................................................  $    906,882  $  1,286,901  $  2,151,888
  Cellular equipment....................................................       258,582       226,193       275,346
  Roaming and other.....................................................     2,437,233     4,230,127     5,583,073
                                                                          ------------  ------------  ------------
    Total revenues......................................................     3,602,697     5,743,221     8,010,307
                                                                          ------------  ------------  ------------
Operating Expenses (Notes 2 and 4):
  Cost of cellular service..............................................       373,159       531,380       993,086
  Cost of cellular equipment............................................       269,986       264,037       350,028
  Selling...............................................................       419,683       708,545     1,080,862
  General and administrative............................................       596,117       911,065     1,208,123
  Depreciation and amortization.........................................       320,727       926,995     1,244,204
                                                                          ------------  ------------  ------------
    Total operating expenses............................................     1,979,672     3,342,022     4,876,303
                                                                          ------------  ------------  ------------
Operating income........................................................     1,623,025     2,401,199     3,134,004
Other (expense) income (Note 2).........................................        24,251       (50,024)      (36,419)
                                                                          ------------  ------------  ------------
      Net income........................................................  $  1,647,276  $  2,351,175  $  3,097,585
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

   The accompanying notes are an integral part of these financial statements.

                    GILA RIVER CELLULAR GENERAL PARTNERSHIP

                   STATEMENTS OF CHANGES IN PARTNERS' CAPITAL

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                            BEGINNING    BALANCE                TRANSFER OF   BALANCE    ADJUSTED                  BALANCE
                            OWNERSHIP   DEC. 31,                 INTEREST    DEC. 31,    OWNERSHIP                DEC. 31,
                            INTEREST      1993     NET INCOME    (NOTE 1)      1994      INTEREST    NET INCOME     1995
                           -----------  ---------  -----------  -----------  ---------  -----------  -----------  ---------
General Partners:
  Gila River
    Telecommunications,
    Inc..................      40.00%   $ 977,966   $ 658,910    $  79,799   $1,716,675   41.9500%    $ 986,318   $2,702,993
  Tohono O'odham Utility
    Authority............      23.00%     562,331     378,874      (30,590)    910,615    22.2525%      523,195   1,433,810
  Aztel, Inc.............      23.00%     562,331     378,874      (30,590)    910,615    22.2525%      523,195   1,433,810
  U S WEST NewVector
    Group, Inc...........      14.00%     342,288     230,618      (18,619)    554,287    13.5450%      318,467     872,754
                           -----------  ---------  -----------  -----------  ---------  -----------  -----------  ---------
                              100.00%   $2,444,916  $1,647,276   $      --   $4,092,192  100.0000%    $2,351,175  $6,443,367
                           -----------  ---------  -----------  -----------  ---------  -----------  -----------  ---------
                           -----------  ---------  -----------  -----------  ---------  -----------  -----------  ---------

                                         BALANCE
                                        DEC. 31,
                           NET INCOME     1996
                           -----------  ---------
General Partners:
  Gila River
    Telecommunications,
    Inc..................   $1,299,437  $4,002,430
  Tohono O'odham Utility
    Authority............     689,290   2,123,100
  Aztel, Inc.............     689,290   2,123,100
  U S WEST NewVector
    Group, Inc...........     419,568   1,292,322
                           -----------  ---------
                            $3,097,585  $9,540,952
                           -----------  ---------
                           -----------  ---------

   The accompanying notes are an integral part of these financial statements.

                    GILA RIVER CELLULAR GENERAL PARTNERSHIP

                            STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                                                                           1994           1995           1996
                                                                       -------------  -------------  -------------
OPERATING ACTIVITIES:
  Net income.........................................................  $   1,647,276  $   2,351,175  $   3,097,585
                                                                       -------------  -------------  -------------
Adjustments to net income:
  Depreciation and amortization......................................        320,727        926,995      1,244,204
  Changes in current assets and current liabilities:
    Accounts receivable, net.........................................       (139,488)      (143,655)      (345,861)
    Inventories......................................................         (9,171)        (3,259)         4,906
    Accounts payable.................................................         62,289         10,260         35,995
    Accrued liabilities..............................................         99,636        663,163       (347,793)
    Advance billings and deposits....................................         22,220         33,632         16,951
    Prepaid expenses.................................................           (306)          (249)           448
    Other............................................................        (20,389)            --             --
                                                                       -------------  -------------  -------------
    Total adjustments................................................        335,518      1,486,887        608,850
                                                                       -------------  -------------  -------------
    Cash provided by operations......................................      1,982,794      3,838,062      3,706,435
                                                                       -------------  -------------  -------------
INVESTING ACTIVITIES:
  Purchase of property and equipment.................................     (1,381,306)    (7,090,057)       (25,573)
  Cash received on disposition of property and equipment.............             --        525,000             --
                                                                       -------------  -------------  -------------
    Cash used for investing activities...............................     (1,381,306)    (6,565,057)       (25,573)
                                                                       -------------  -------------  -------------
FINANCING ACTIVITIES:
  (Payments to) advances from general partner........................             --      2,111,267     (2,111,267)
                                                                       -------------  -------------  -------------
    Cash (used for) provided by financing activities.................             --      2,111,267     (2,111,267)
                                                                       -------------  -------------  -------------
CASH AND CASH EQUIVALENTS:
    Net increase (decrease)..........................................        601,488       (615,728)     1,569,595
    Beginning balance................................................         14,240        615,728             --
                                                                       -------------  -------------  -------------
    Ending balance...................................................  $     615,728  $          --  $   1,569,595
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

   The accompanying notes are an integral part of these financial statements.

                    GILA RIVER CELLULAR GENERAL PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS

                        DECEMBER 31, 1996, 1995 AND 1994

1. ORGANIZATION

    Gila River Cellular General Partnership (an Arizona general partnership) was formed on September 1, 1990, to fund, establish and provide cellular telecommunication services to customers within the geographical area between the cities of Phoenix and Tucson, Arizona known as the Gila Rural Service Area ("RSA") Number 5 (corridor). Gila River Telecommunications, Inc., Tohono O'odham Utility Authority (a subsidiary organization of the Tohono O'odham Nation), and Aztel, Inc. participate as general partners. U S WEST NewVector Group, Inc. participates as the managing general partner.

    Effective December 31, 1994, the partners of Gila River Cellular General Partnership entered into a definitive agreement to amend the Partnership Agreement to incorporate the geographical service area of Arizona RSA Number 5 (non-corridor) served by a separate partnership of Gila River Telecommunications, Inc., Tohono O'odham Utility Authority and Aztel, Inc. As a result of this transaction, the ownership interest of the general partners of Gila River Cellular General Partnership has been revised as reflected in the accompanying financial statements.

    In late 1996, Dobson Communications Corporation ("Dobson") and the general partners signed a letter of intent wherein Dobson agreed to purchase the interests of the general partners. Upon completion of the transaction, which is expected to occur in the first half of 1997, Dobson and the Gila River Indian Community will have a 100% interest in Arizona RSA Number 5. At Dobson's option, during the sales transition and post-transition periods, Dobson may purchase services from the managing general partner similar to those discussed in Note 4.

2. SIGNIFICANT ACCOUNTING POLICIES:

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents include amounts which are readily convertible into cash and which are not subject to significant risk from fluctuations in interest rates.

INVENTORIES

    Inventories are stated at the lower of cost or market on a first-in, first-out (FIFO) basis. Inventories consist of cellular mobile telephone equipment that is purchased by the Partnership primarily for sale to customers.

PROPERTY, EQUIPMENT AND DEPRECIATION

    The Partnership's investment in property and equipment is stated at cost less accumulated depreciation. Interest incurred during construction is capitalized and amortized over the life of the underlying asset. Interest of $9,216, $163,427 and $2,404 was capitalized during the years ended December 31, 1996, 1995 and 1994, respectively. The cost of these assets includes purchased materials, contracted services, internal labor and applicable overhead.

                    GILA RIVER CELLULAR GENERAL PARTNERSHIP

                        DECEMBER 31, 1996, 1995 AND 1994

2. SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    Depreciation is calculated on a straight-line basis over the following estimated economic life of the assets:

                                                     3 to 20
Cellular systems..............................         years
Furniture and equipment.......................  3 to 5 years

INCOME TAXES

    Under provisions of the Internal Revenue Code, the partners include their respective share of Partnership income or loss in their individual tax returns. Accordingly, no provision for income taxes has been made in the accompanying financial statements.

MANAGING GENERAL PARTNER FINANCING

    The managing general partner advances funds to the Partnership as necessary to finance operations and network construction. Interest is charged to the Partnership on these advances at a rate equivalent with U S WEST NewVector Group, Inc.'s borrowing rate which averaged 8.1% for the year ended December 31, 1996 and 7.5% for the years ended December 31, 1995 and 1994. Interest expense incurred and paid, net of amounts capitalized for the years ended December 31, 1996, 1995 and 1994 was $50,098, $50,024 and $0, respectively.

REVENUES

    The Partnership earns cellular service revenue by providing access to the cellular network (access revenue) and for use of the network (airtime revenue). Access revenue is billed one month in advance. Airtime and access revenues are recognized when the service is provided.

ADVERTISING COSTS

    Costs incurred for advertising are expensed as incurred.

ACCOUNTING ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATION

    Certain reclassifications have been made to the prior year's financial statements in order to present them on a basis consistent with that of the current year.

                    GILA RIVER CELLULAR GENERAL PARTNERSHIP

                        DECEMBER 31, 1996, 1995 AND 1994

3. COMMITMENTS:

OPERATING LEASES

    Future minimum rental payments required under operating leases for real estate that have initial or remaining noncancelable lease terms ending after December 31, 1996, are as follows:

1997..............................................  $  91,086
1998..............................................     80,038
1999..............................................     67,769
2000..............................................     19,090
2001..............................................        180
                                                    ---------
Total.............................................  $ 258,163
                                                    ---------
                                                    ---------

    Leases for real estate provide for renewal at various intervals with provision for increased rents at each renewal.Rental expense for the years ended December 31, 1996, 1995 and 1994 was $91,663, $103,604 and $51,809,
respectively.

4. RELATED PARTY TRANSACTIONS

    In accordance with the Partnership Agreement, the managing general partner provides many services to the Partnership as well as to other cellular partnerships. These include legal, financial, engineering, operations, marketing and accounting services. Costs for performing these services are charged to the Partnership primarily on the basis of the managing general partner's time and effort incurred on behalf of the Partnership for each activity.The Partnership incurred costs from the managing general partner for the years ended December 31, 1996, 1995, and 1994 of $986,301, $848,279 and $529,924, respectively.

    The Partnership purchases telecommunication services from an affiliate of the managing general partner. Purchases for the years ended December 31, 1996, 1995 and 1994 were $289,404, $175,641 and $80,840, respectively.

    The managing general partner provides switching services to the Partnership. The Partnership was charged $196,202, $97,220 and $58,266 for the years ended December 31, 1996, 1995 and 1994, respectively.

    The Partnership utilizes digital transmission facilities from a U S WEST NewVector Group, Inc. managed partnership. The Partnership was charged $4,380 for these services during the year ended December 31, 1996 and $0 for the two years ended December 31, 1995 and 1994.

5. UPGRADE OF CELLULAR SYSTEM

    During 1993, the Partnership decided to replace substantially all of its cellular network equipment consisting primarily of cell site electronics. The Partnership recorded a reserve of $460,000 in connection with this transaction in order to reduce the cellular equipment to its net realizable value. During the fourth quarter of 1995, assets with a book value of $1,132,394 and accumulated depreciation of $200,153 were replaced in connection with the upgrade. As part of this transaction, the Partnership's displaced cellular equipment was transferred to the managing general partner at its fair market value of $525,000.

                    GILA RIVER CELLULAR GENERAL PARTNERSHIP

                                 BALANCE SHEET

                                     ASSETS

                                                                                                     SEPTEMBER 30,
                                                                                                         1997
                                                                                                     -------------
                                                                                                      (UNAUDITED)
Current assets:
  Cash and cash equivalents........................................................................  $   1,773,244
  Accounts receivable, net of allowance of $164,039................................................        949,650
  Prepaid expenses.................................................................................            768
                                                                                                     -------------
        Total current assets.......................................................................      2,723,662
                                                                                                     -------------
Property and Equipment
  Cellular systems.................................................................................     10,482,892
  Furniture and equipment..........................................................................          7,420
  Construction in progress.........................................................................        285,880
                                                                                                     -------------
                                                                                                        10,776,192
  Less accumulated depreciation....................................................................     (3,374,726)
                                                                                                     -------------
                                                                                                         7,401,466
                                                                                                     -------------
        Total Assets...............................................................................  $  10,125,128
                                                                                                     -------------
                                                                                                     -------------

                                        LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
  Accounts payable.................................................................................  $     239,846
  Accrued liabilities..............................................................................        725,517
  Advance billings and deposits....................................................................        100,214
                                                                                                     -------------
        Total current liabilities..................................................................      1,065,577

  Long-term liabilities............................................................................          8,002

  Commitments

  Partners' capital................................................................................      9,051,549
                                                                                                     -------------
      Total liabilities and partners' capital......................................................  $  10,125,128
                                                                                                     -------------
                                                                                                     -------------

    The accompanying notes are an integral part of this financial statement.

                    GILA RIVER CELLULAR GENERAL PARTNERSHIP

                            STATEMENTS OF OPERATIONS

                                                                                            NINE MONTHS ENDED
                                                                                              SEPTEMBER 30,
                                                                                        --------------------------
                                                                                            1996          1997
                                                                                        ------------  ------------
                                                                                                      (UNAUDITED)
Revenues
  Cellular service....................................................................  $  1,550,972  $  1,906,980
  Cellular equipment..................................................................       197,669       382,956
  Roaming and other...................................................................     4,082,018     5,347,644
                                                                                        ------------  ------------
    Total revenues....................................................................     5,830,659     7,637,580
                                                                                        ------------  ------------
Operating Expenses
  Cost of cellular service............................................................       649,269       902,609
  Cost of cellular equipment..........................................................       246,925       401,466
  Selling.............................................................................       778,398       627,374
  General and administrative..........................................................       971,937       965,002
  Depreciation and amortization.......................................................       791,961       903,908
                                                                                        ------------  ------------
    Total operating expenses..........................................................     3,438,490     3,800,359
                                                                                        ------------  ------------
Operating income......................................................................     2,392,169     3,837,221
Other income (expense)................................................................       (50,098)      149,583
                                                                                        ------------  ------------
        Net income....................................................................  $  2,342,071  $  3,986,804
                                                                                        ------------  ------------
                                                                                        ------------  ------------

   The accompanying notes are an integral part of these financial statements.

                    GILA RIVER CELLULAR GENERAL PARTNERSHIP

                   STATEMENTS OF CHANGES IN PARTNERS' CAPITAL

                                                                                                        DISTRIBUTION     BALANCE
                                   OWNERSHIP    BALANCE DEC.                BALANCE DEC.                 TO GENERAL     SEPT. 30,
                                    INTEREST      31, 1995     NET INCOME     31, 1996     NET INCOME     PARTNERS         1997
                                  ------------  ------------  ------------  ------------  ------------  -------------  ------------
                                                                                          (UNAUDITED)    (UNAUDITED)   (UNAUDITED)
General Partners:
  Gila River Telecommunications,
    Inc.........................     41.9500%      2,702,993     1,299,437     4,002,430     1,672,464     (1,877,769)    3,797,125
  Tohono O'odham Utility
    Authority...................     22.2525%      1,433,810       689,290     2,123,100       887,164       (996,068)    2,014,196
  Aztel, Inc....................     22.2525%      1,433,810       689,290     2,123,100       887,164       (996,068)    2,014,196
  U S WEST NewVector Group,
    Inc.........................     13.5450%        872,754       419,568     1,292,322       540,012       (606,302)    1,226,032
                                  ------------  ------------  ------------  ------------  ------------  -------------  ------------
                                    100.0000%   $  6,443,367  $  3,097,585  $  9,540,952  $  3,986,804  $  (4,476,207) $  9,051,549
                                  ------------  ------------  ------------  ------------  ------------  -------------  ------------
                                  ------------  ------------  ------------  ------------  ------------  -------------  ------------

   The accompanying notes are an integral part of these financial statements.

                    GILA RIVER CELLULAR GENERAL PARTNERSHIP

                            STATEMENTS OF CASH FLOWS

                                                                                           NINE MONTHS ENDED
                                                                                             SEPTEMBER 30,
                                                                                      ----------------------------
                                                                                          1996
                                                                                      -------------      1997
                                                                                                     -------------
                                                                                                      (UNAUDITED)
OPERATING ACTIVITIES:
  Net income........................................................................  $   2,342,071  $   3,986,804
                                                                                      -------------  -------------
Adjustments to net income:
  Depreciation......................................................................        791,961        903,908
  Changes in current assets and current liabilities:
    Accounts receivable, net........................................................       (147,386)      (100,624)
    Inventories.....................................................................         17,406         27,645
    Accounts payable................................................................         25,773       (374,288)
    Accrued liabilities.............................................................       (299,017)       705,919
    Advance billings and deposits...................................................         18,244          2,299
    Prepaid expenses................................................................           (235)          (661)
                                                                                      -------------  -------------
    Total adjustments...............................................................  $     406,746  $   1,164,198
                                                                                      -------------  -------------
    Cash provided by operating activities...........................................      2,748,817      5,151,002
                                                                                      -------------  -------------
INVESTING ACTIVITIES:
  Purchase of property, plant and equipment.........................................       (274,363)      (927,322)
                                                                                      -------------  -------------
    Cash used for investing activities..............................................       (274,363)      (927,322)
                                                                                      -------------  -------------
FINANCING ACTIVITIES:
  Cash distributions to general partners............................................     (2,155,613)    (4,476,207)
  Cash received from managing partner...............................................             --        456,176
                                                                                      -------------  -------------
    Cash used for financing activities..............................................     (2,155,613)    (4,020,031)
                                                                                      -------------  -------------
CASH AND CASH EQUIVALENTS:
  Net increase......................................................................        318,841        203,649
  Beginning balance.................................................................             --      1,569,595
                                                                                      -------------  -------------
  Ending balance....................................................................  $     318,841  $   1,773,244
                                                                                      -------------  -------------
                                                                                      -------------  -------------

   The accompanying notes are an integral part of these financial statements.

                    GILA RIVER CELLULAR GENERAL PARTNERSHIP

                    NOTES TO UNAUDITED FINANCIAL STATEMENTS

                               SEPTEMBER 30, 1997

BASIS OF PRESENTATION

    The unaudited condensed financial statements include all normal adjustments which, in the opinion of management, are necessary to present fairly the condensed financial position at September 30, 1997, and the results of operations and cash flows for the nine months ended September 30, 1997 and 1996. These unaudited condensed financial statements should be read in conjunction with the December 31, 1996 financial statements and related notes.

RECENT TRANSACTION

    Effective October 1, 1997, the Gila River Cellular General Partnership (the "Partnership") completed the transaction wherein Dobson Communications Corporation ("DCC") agreed to purchase the interests of the general partners. As a result of this transaction, Dobson and the Gila River Indian Community own a 100% interest in Arizona 5 RSA. See Note 1 and Note 4 of the December 31, 1996 financial statements for more information related to this transaction.

                          INDEPENDENT AUDITORS' REPORT

To the Partners
Cellular 2000 (A Partnership)

    We have audited the accompanying balance sheet of Cellular 2000 (A Partnership) as of December 31, 1996 and 1997 and the related statements of income, changes in partners' equity and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cellular 2000 (A Partnership) as of December 31, 1996 and 1997 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          HOLLIDAY, LEMONS, THOMAS & COX, P.C.

Texarkana, Texas
February 13, 1998

                         CELLULAR 2000 (A PARTNERSHIP)
                                 BALANCE SHEET
                           DECEMBER 31, 1996 AND 1997

                                     ASSETS

                                                                                          1996           1997
                                                                                      -------------  -------------
CURRENT ASSETS:
  Cash and cash equivalents.........................................................  $   1,142,409  $   1,079,070
  Accounts receivable...............................................................      1,495,970      1,231,461
  Accounts receivable--related parties..............................................      1,201,698      1,396,810
  Inventory.........................................................................        147,551        160,677
  Prepaid and other current assets..................................................        283,112        370,334
                                                                                      -------------  -------------
      Total current assets..........................................................      4,270,740      4,238,352
                                                                                      -------------  -------------
PROPERTY, PLANT AND EQUIPMENT:
  Buildings and towers..............................................................      5,729,609      7,234,628
  Cellular and switching equipment..................................................     10,899,265     15,059,156
  Autos and trucks..................................................................        108,233        126,140
  Office equipment and furniture....................................................        405,133        413,672
  Leasehold improvements............................................................        110,976        333,675
  Construction in progress..........................................................        241,827      2,730,032
                                                                                      -------------  -------------
      Total property, plant and equipment...........................................     17,495,043     25,897,303
  Less accumulated depreciation.....................................................      4,695,405      6,563,647
                                                                                      -------------  -------------
  Net property, plant and equipment.................................................     12,799,638     19,333,656
                                                                                      -------------  -------------
OTHER ASSETS:
  Start up costs                                                                             56,827
  Loan costs........................................................................        246,801        268,084
  Licensing costs...................................................................         26,015         54,169
                                                                                      -------------  -------------
      Total other assets............................................................        329,643        322,253
                                                                                      -------------  -------------
      TOTAL ASSETS..................................................................  $  17,400,021  $  23,894,261
                                                                                      -------------  -------------
                                                                                      -------------  -------------

                                         LIABILITIES AND PARTNERS' EQUITY
CURRENT LIABILITIES:
  Cash overdraft....................................................................  $          --  $     536,924
  Notes payable.....................................................................      1,200,000             --
  Notes payable--related party......................................................             --      1,253,381
  Accounts payable..................................................................        714,601        723,491
  Accounts payable--related parties.................................................        325,552        305,437
  Obligation for equipment..........................................................             --      1,621,169
  Accrued management termination fee................................................      1,500,000             --
  Accrued expenses..................................................................         62,332        143,022
  Unearned revenue..................................................................        246,738        297,792
  Federal and state taxes payable...................................................        324,520        819,903
  Customer deposits.................................................................         22,000         17,600
                                                                                      -------------  -------------
      Total current liabilities.....................................................      4,395,743      5,718,719
                                                                                      -------------  -------------
LONG-TERM LIABILITIES:
  Notes payable, less current portion...............................................      8,900,000     12,800,000
  Obligation for equipment..........................................................      1,497,616             --
                                                                                      -------------  -------------
      Total long term liabilities...................................................     10,397,616     12,800,000
                                                                                      -------------  -------------
      Total liabilities.............................................................     14,793,359     18,518,719
PARTNERS' EQUITY....................................................................      2,606,662      5,375,542
                                                                                      -------------  -------------
      TOTAL LIABILITIES AND PARTNERS' EQUITY........................................  $  17,400,021  $  23,894,261
                                                                                      -------------  -------------
                                                                                      -------------  -------------

   The accompanying notes are an integral part of these financial statements.

                         CELLULAR 2000 (A PARTNERSHIP)
                              STATEMENT OF INCOME
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997

                                                                                         1996           1997
                                                                                     -------------  -------------
REVENUES:
  Cellular service.................................................................  $   8,580,109  $   8,539,822
  Cellular roaming.................................................................     10,856,424     10,654,382
  Equipment sales..................................................................        224,504        351,256
  Other income.....................................................................         66,089        175,437
                                                                                     -------------  -------------
  Total revenues...................................................................     19,727,126     19,720,897
                                                                                     -------------  -------------

COSTS AND EXPENSES:
  Cost of services.................................................................      6,103,477      5,914,442
  Cost of equipment sales..........................................................        728,357      1,154,816
  Marketing and selling expenses...................................................      1,314,631      1,104,764
  General and administrative expenses..............................................      1,966,416      2,237,552
  Legal and professional fees......................................................        440,181        460,320
  Depreciation.....................................................................      1,501,755      1,883,951
  Amortization.....................................................................        188,892        127,390
                                                                                     -------------  -------------
  Total costs and expenses.........................................................     12,243,709     12,883,235
                                                                                     -------------  -------------
Net income from operations.........................................................      7,483,417      6,837,662
                                                                                     -------------  -------------

OTHER INCOME (EXPENSE):
  Interest income..................................................................         31,260         16,440
  Interest expense.................................................................       (822,573)      (830,901)
  Loss on disposition of fixed assets..............................................             --        (44,199)
  Miscellaneous income.............................................................          2,265          9,444
  Management termination fee.......................................................     (3,000,000)            --
                                                                                     -------------  -------------
  Total other income (expense).....................................................     (3,789,048)      (849,216)
                                                                                     -------------  -------------
Net income.........................................................................  $   3,694,369  $   5,988,446
                                                                                     -------------  -------------
                                                                                     -------------  -------------

   The accompanying notes are an integral part of these financial statements.

                         CELLULAR 2000 (A PARTNERSHIP)
                    STATEMENT OF CHANGES IN PARTNERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997

                                                                                            1996          1997
                                                                                        ------------  ------------
Partners' equity, beginning of period.................................................  $  3,682,068  $  2,606,662
Net income............................................................................     3,694,369     5,988,446
Distributions.........................................................................     4,769,775     3,219,566
                                                                                        ------------  ------------
Partners' equity, end of period.......................................................  $  2,606,662  $  5,375,542
                                                                                        ------------  ------------
                                                                                        ------------  ------------

   The accompanying notes are an integral part of these financial statements.

                         CELLULAR 2000 (A PARTNERSHIP)
                            STATEMENT OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997

                                                                                          1996           1997
                                                                                      -------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).................................................................  $   3,694,369  $   5,988,446
  Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization.....................................................      1,690,647      2,011,341
  Loss on disposition of fixed assets...............................................             --         44,199
  (Increase) decrease in assets:
    Accounts receivable.............................................................       (526,635)        69,397
    Inventory.......................................................................         26,786        (13,126)
    Prepaid and other current assets................................................       (178,022)       (87,222)
    Loan costs......................................................................             --        (80,000)
    Licensing costs.................................................................             --        (40,000)
  Increase (decrease) in liabilities:
    Accounts payable................................................................         67,338        (11,225)
    Accrued management termination fee..............................................        500,000     (1,500,000)
    Accrued liabilities.............................................................        (14,072)        80,690
    Unearned revenue................................................................         51,630         51,054
    Federal and state taxes payable.................................................         19,139        495,383
    Customer deposits...............................................................         (6,300)        (4,400)
                                                                                      -------------  -------------
  Net cash provided by operating activities.........................................      5,324,880      7,004,537
                                                                                      -------------  -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of fixed assets................................................             --          1,976
  Capital expenditures for property, plant and equipment............................     (2,214,973)    (7,087,210)
                                                                                      -------------  -------------
  Net cash used for investing activities............................................     (2,214,973)    (7,085,234)
                                                                                      -------------  -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayments of notes payable.......................................................     (1,150,000)      (300,000)
  Proceeds from notes payable.......................................................      2,000,000      3,000,000
  Distributions.....................................................................     (4,769,775)    (3,219,566)
                                                                                      -------------  -------------
  Net cash provided (used) by financing activities..................................     (3,919,775)      (519,566)
                                                                                      -------------  -------------
  Net increase (decrease) in cash and cash equivalents..............................       (809,868)      (600,263)
Cash and cash equivalents at beginning of period....................................      1,952,277      1,142,409
                                                                                      -------------  -------------
Cash and cash equivalents at end of period..........................................  $   1,142,409  $     542,146
                                                                                      -------------  -------------
                                                                                      -------------  -------------

   The accompanying notes are an integral part of these financial statements.

                         CELLULAR 2000 (A PARTNERSHIP)

                         NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1996 AND 1997

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    DESCRIPTION OF BUSINESS

    The Partnership is the owner of a license issued by the Federal Communications Commission (FCC) to provide non-wireline cellular telecommunications service to the California 4 Rural Service Area. California 4 Rural Service Area includes Merced, Madera and San Benito counties in central California. The Partnership has a large customer base within this area that includes individuals, businesses and governments. The Partnership is not dependent on any single or major group of customers for its sales. Approximately 54% of Partnership revenue is derived from providing cellular service to customers of other cellular companies 'roaming' through the Company's service area. Approximately 43% of revenue is derived from providing cellular service to its own subscriber customers. As more fully described in Note 9 to the financial statements, in late 1997 the partner which owns the controlling interest in the Partnership and Dobson Cellular of California, Inc. (Dobson) signed an agreement in which the Partner agreed to sell their interest in the Partnership and to transfer the FCC license of the Partnership to Dobson.

    PERVASIVENESS OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS

    Cash equivalents consist of highly liquid unrestricted cash instruments with original maturities of three months or less. The Partnership places its temporary cash investments with high credit quality financial institutions. At times such investments may be in excess of the FDIC insurance limit. The Partnership has not experienced any losses in such accounts.

    REVENUE RECOGNITION

    Cellular air time is recorded as revenue as earned. Subscriber acquisition costs (mainly commissions and loss on equipment sales) are expensed when incurred. Sales of equipment are recorded at the point of sale. Cellular access charges generally are billed in advance and recognized as revenue when the services are provided.

    INVENTORIES

    Inventories are valued at the lower of cost or market. Cost is determined under the specific identification method.

                         CELLULAR 2000 (A PARTNERSHIP)

                           DECEMBER 31, 1996 AND 1997

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method over the following estimated useful lives of the assets:

                                                                       15-20
Buildings and towers............................................       years
Cellular and switching equipment................................    10 years
Autos and trucks................................................     5 years
Furniture, fixtures and office equipment........................   5-7 years
Leasehold Improvements..........................................     5 years

    Expenditures for repairs and maintenance are charged to operating expense as incurred. Betterments, replacement equipment and additions are capitalized.

    CONSTRUCTION IN PROGRESS

    The Partnership's cellular communications system expenditures are recorded as construction in progress until the system or assets are placed in service. When the assets are placed in service, they are transferred to the appropriate property and equipment category and depreciated. All direct, administrative and interest costs related to the construction are capitalized to construction in progress during the construction period.

    START UP COSTS

    Start up costs are administrative costs incurred related to the construction of the cellular mobile communications system. Such amounts are being amortized over five years beginning June 1, 1992. Accumulated amortization of start up costs at December 31, 1996 and 1997 was $625,105 and $681,933, respectively. At December 31, 1997 the start up costs were fully amortized.

    LOAN COSTS

    Costs associated with the financing of the Partnership's debt have been capitalized and are amortized on a straight line basis over the life of the note. Additional costs incurred with the loan in June 1997 have been capitalized and amortized over the remaining life of the loan. Accumulated amortization of loan costs at December 31, 1996 and 1997 was $114,387 and $173,103, respectively.

    LICENSING COSTS

    Licensing costs primarily represent costs incurred to acquire the Federal Communications Commission License. Amortization of these costs began in May, 1992, using the straight-line method over a period of 40 years. In March 1997, the Partnership entered into an agreement to use licensed software to process billing information for its cellular communications system. In consideration of this agreement, the Partnership paid a one-time license fee which is being amortized using the straight-line method over a three-year period. Accumulated amortization of licensing costs at December 31, 1997 and 1996 was $15,213 and $3,367, respectively.

                         CELLULAR 2000 (A PARTNERSHIP)

                           DECEMBER 31, 1996 AND 1997

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    INCOME TAXES

    The Partnership's legal form of organization is that of a partnership. A partnership as such is not taxed under the Internal Revenue Code, rather the income or loss of the partnership is required to be reported by each respective partner on their appropriate tax return.

    ADVERTISING EXPENSES

    Advertising costs are expensed as incurred and amounted to approximately $122,808 in 1996 and $183,690 in 1997. The expenses are included as marketing and selling expenses in the statement of income.

    CONCENTRATIONS OF CREDIT RISK

    Financial instruments which potentially expose the Partnership to concentrations of credit risk, as defined by FASB Statement No. 105 consist primarily of trade accounts receivable and cash equivalents.

    At December 31, 1997 approximately 54% of trade accounts receivable were attributable to cellular companies which subscribe to the clearinghouse network. Of this amount, approximately 72% of these receivables were from AT&T Wireless Services of California, Inc. (AWS-CA) companies and approximately 19% of these receivables were from Bay Area Cellular Telephone Company, of which the parent company of AWS-CA owns an interest. Concentrations of credit risk from these receivables is limited due to the large number of subscribers, none of which individually comprise a significant amount of the accounts receivable balance at December 31, 1997. The Partnership establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information. Receivables are not collateralized. The Partnership is directly affected by the well being of the California economic climate and the effects of any changes in the cellular telecommunications act. However, management does not believe significant credit risk exists at December 31, 1997.

    RECLASSIFICATIONS

    Certain accounts relating to the prior year have been reclassified to conform to the current year presentation. The reclassifications have no effect on previously reported net earnings.

NOTE 2--SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

    Cash and cash equivalents at December 31, 1996 and 1997 for the statement of cash flows consist of:

                                                                       1996          1997
                                                                   ------------  -------------
Cash and money market funds......................................  $  1,142,409  $   1,079,070
Cash overdrafts..................................................            --       (536,924)
                                                                   ------------  -------------
Total............................................................  $  1,142,409  $     542,146
                                                                   ------------  -------------
                                                                   ------------  -------------

    At December 31, 1997, the balance sheet presentation of cash and cash equivalents omits the cash overdrafts.

                         CELLULAR 2000 (A PARTNERSHIP)

                           DECEMBER 31, 1996 AND 1997

NOTE 2--SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION (CONTINUED)
    In 1997, noncash investing and financing activities include purchases of property, plant and equipment and obligation for equipment of $123,553 and increases to construction in progress and notes payable-related party of $1,253,381.

    For the years ended December 31, 1996 and 1997, interest paid amounted to $826,780 and $830,901, respectively, net of capitalized interest.

NOTE 3--NOTES PAYABLE

    Notes payable consist of the following:

                                                                     1996           1997
                                                                 -------------  -------------
Commercial promissory note due December 31, 1997.
  Collateralized by subordinated security interest in property and assets purchased under contract with AWS and outcollect
  revenues.....................................................             --  $   1,253,381
8.09375% Variable rate term loan due September 30, 2001.
  Collateralized by all property and assets of the
  partnership..................................................  $   7,600,000             --
8.09375% Variable rate revolving note due September 30, 2001.
  Collateralized by all property and assets of the
  partnership..................................................      2,500,000             --
8.16797% Variable rate term loan due December 31, 2003.
  Collateralized by all property and assets of the
  partnership..................................................             --     12,800,000
                                                                 -------------  -------------
Total..........................................................  $  10,100,000  $  14,053,381
Less current maturities........................................      1,200,000      1,253,381
                                                                 -------------  -------------
Total long term portion of notes payable.......................  $   8,900,000  $  12,800,000
                                                                 -------------  -------------
                                                                 -------------  -------------

    On December 31, 1996, the Partnership entered into an agreement which allows the Partnership to request AT&T Wireless Services, Inc. (AWS) to place orders for certain equipment, software, materials and services (hereinafter equipment) intended to be used by the Partnership in the ordinary course of business for the operation, modification, improvement or expansion of its system. Although it is under no obligation to do so, if AWS chooses to honor in its sole discretion any such request from the Partnership, such orders for equipment will be charged on AWS' account and the dollar amount of such charges shall be deemed for all purposes as loans or advances from AWS to the Partnership. The unpaid balance of all loans or advances shall not exceed $750,000. The payment of the loans and advances is secured by the equipment purchased and all of the Partnership's outcollect revenues, as they are commonly defined in the cellular telephone industry. The purchasing agreement contains a provision which allows AWS to offset roaming revenues owed to the Partnership against amounts owed under this purchasing agreement if the Partnership defaults in its obligation. Interest is payable at one and one-half percent per month on the outstanding balance after specified time intervals have elapsed. No interest cost was incurred on this loan during 1997.

                         CELLULAR 2000 (A PARTNERSHIP)

                           DECEMBER 31, 1996 AND 1997

NOTE 3--NOTES PAYABLE (CONTINUED)
    On October 14, 1994, the Partnership arranged financing with a financial institution for a $10,000,000 term loan and a $2,500,000 revolving credit loan. On September 29, 1996, the Partnership increased the commitment on the revolving credit loan to $4,500,000. The increased financing was obtained to satisfy a portion of the termination fee due on the settlement of the management agreement with RCM. On June 11, 1997, the term loan and the revolving credit loan were combined and the total commitment on the loan was increased to $16,000,000. The increased financing was obtained to upgrade equipment and increase the capacity of the cellular communications system. The credit agreement associated with the loan contains, among other covenants, provisions which limit capital expenditures. For the year ended December 31, 1997, capital expenditures cannot exceed $7,100,000. As of December 31, 1997, the Partnership was not in compliance with the capital expenditures covenant. This noncompliance would, by the terms of the loan agreement, constitute an event of default. The agreement provides that in an event of default the bank may by notice in writing declare all amounts owing with respect to these agreements immediately due and payable. Due to the pending sale as discussed in Note 9, management does not expect to receive such notice. The credit agreement also contains provisions which limit distributions to partners to no more than $500,000 during any fiscal quarter except distributions to the partners to pay Federal and State income taxes on the taxable income allocated by the Borrowers to its partners. Distributions totaling $3,219,566 and $4,769,775 were made in 1997 and 1996, respectively.

    At December 31, 1997, these borrowings bear interest at 2.25% above the LIBOR rate established for the period. Total interest incurred during the years ended December 31, 1997 and 1996 was $933,766 and $784,477, respectively. Of this, $117,216 was capitalized in 1997 as construction costs. No interest capitalization was required during 1996.

    Annual maturities of noncurrent notes payable are as follows:

1999...........................................................  $  -0-
2000...........................................................   2,400,000
2001...........................................................   3,200,000
2002...........................................................   3,200,000
2003...........................................................   4,000,000
                                                                 ----------
      Total....................................................  $12,800,000
                                                                 ----------
                                                                 ----------

                         CELLULAR 2000 (A PARTNERSHIP)

                           DECEMBER 31, 1996 AND 1997

NOTE 4--RELATED PARTY TRANSACTIONS

    McCaw Communications of the Pacific Inc. and RSA 339, Inc. are subsidiaries of AT&T Wireless Services, Inc. (AWS), and own minority interests in the Partnership. AWS owns an interest in Bay Area Cellular Telephone Company. Norfolk County Internet is owned by Thomas Morse, a member of the Executive Committee of the Partnership. Cellular 2000 Telephone Co. owns the controlling interest in the Partnership.

                                                                                                AMOUNT OF
                                                                                               TRANSACTION
                                                                        TYPE OF          ------------------------
RELATED PARTY                                                         TRANSACTION           1996         1997
---------------------------------------------------------------  ----------------------  ----------  ------------
AT&T Wireless Services.........................................  Accounts receivable     $  887,000  $  1,057,000
  of California, Inc. (including systems owned                   Accounts payable           268,000       243,000
  or controlled by AWS)                                          Notes payable                   --     1,253,000

Bay Area Cellular Telephone....................................  Accounts receivable        315,000       281,000
  Company                                                        Accounts payable            58,000        51,000

Norfolk County Internet........................................  Accounts receivable             --        56,000

Cellular 2000 Telephone Co.....................................  Accounts receivable             --         3,000

NOTE 5--OBLIGATION FOR EQUIPMENT

    In 1995, the Partnership negotiated a contract with Ericsson Inc. for an upgrade to the switch. The contract price for this upgrade totaled $1,782,525. The upgrade was completed and became fully operational in January 1996. By the terms of the contract, payment of $284,909 was made during 1995 leaving a balance due Ericsson, Inc. of $1,497,616. The original contract for the equipment has been adjusted to include sales tax of $123,553 for a total balance due to Ericsson, Inc. of $1,621,169. This obligation will become due in full if one of the following conditions are met: when the system reaches 25,000 subscribers; or if the switch is moved from its present location; or if the switch is taken out of service; or prior to or as an item of closing of the sale of the system to another business entity. Due to the pending sale of the system as discussed in Note 9, management expects the obligation for the upgrade to the switch to become due in full during 1998, therefore this obligation is classified as a current liability at December 31, 1997 on the balance sheet.

NOTE 6--ACCOUNTS RECEIVABLE

    Accounts receivable at December 31, 1996 and 1997 consist of the following:

                                                                        1996          1997
                                                                    ------------  ------------
Accounts receivable--roamer.......................................  $    314,304  $    114,270
Accounts receivable--subscriber...................................     1,233,315     1,216,190
Accounts receivable--other........................................       168,351        27,001
Less allowance for doubtful accounts..............................      (220,000)     (126,000)
                                                                    ------------  ------------
  Total...........................................................  $  1,495,970  $  1,231,461
                                                                    ------------  ------------
                                                                    ------------  ------------

                         CELLULAR 2000 (A PARTNERSHIP)

                           DECEMBER 31, 1996 AND 1997

NOTE 7--RETIREMENT PLAN

    The Partnership maintains a 401(k) profit sharing plan for its employees. After meeting eligibility requirements on age and months of service, all employees are covered. Contributions to the plan consist of the salary reduction each eligible employee has elected to defer. Additional contributions to the plan are at the discretion of management. Contributions for the years ended December 31, 1996 and 1997 were $10,800 and $20,545, respectively.

NOTE 8--COMMITMENTS AND CONTINGENCIES

    LEASE COMMITMENTS

    The Partnership is committed under operating leases principally for facilities, cell sites and office space with remaining terms from one to nine years with options for additional periods. Certain leases provide for payment by the lessee of taxes, maintenance and insurance.

    The statement of income includes rental expense for operating leases of approximately $428,000 for the year ended December 31, 1997 and $326,000 for the year ended December 31, 1996. The partnership's future minimum lease commitments under noncancelable operating leases are as follows:

                                                  REAL ESTATE    EQUIPMENT
YEAR                                                 LEASES       RENTALS
------------------------------------------------  ------------  -----------
12-31-98........................................  $    399,870   $   3,807
12-31-99........................................       346,501       1,586
12-31-00........................................       326,523          --
12-31-01........................................       226,151          --
12-31-02........................................       133,049          --
Thereafter......................................       432,377          --
                                                  ------------  -----------
  Total.........................................  $  1,864,471   $   5,393
                                                  ------------  -----------
                                                  ------------  -----------

    The Partnership had a management agreement with Rural Cellular Management
(RCM) which terminated on September 1, 1995. Prior to termination, the monthly management fee was based upon the most current population of the Rural Service Area (RSA) multiplied by $.1042. In 1996, the Partnership paid $45,350 to RCM which represented a correction in the calculation of the prior year's management fee paid. On August 24, 1996, the Partnership and RCM agreed upon a termination fee of $4,000,000 in settlement of the management agreement. As of December 31, 1996, the partnership had paid $2,500,000 to RCM. The balance of the termination fee, $1,500,000, was paid during the year ended December 31, 1997.

NOTE 9--SUBSEQUENT EVENT

    On November 17, 1997, the shareholders of Cellular 2000 Telephone Co. entered into a definitive agreement to sell their stock in Cellular 2000 Telephone Co. and to transfer the Federal Communications Commission (FCC) Operating Licenses to Dobson Cellular of California, Inc. (Dobson). Cellular 2000 Telephone Co. owns 75.018 percent of the outstanding partnership interests of Cellular 2000 (A Partnership), and thereby owns a controlling interest in the Partnership. The financial statements do not reflect any expenses incurred or expected to be incurred related to the sale. The FCC has consented to the

                         CELLULAR 2000 (A PARTNERSHIP)

                           DECEMBER 31, 1996 AND 1997

NOTE 9--SUBSEQUENT EVENT (CONTINUED)
transfer of control of the Partnership's FCC licenses to Dobson and has granted authorization to Dobson to operate the cellular telephone system. The sale is expected to close in April, 1998.

    On March 19, 1998, RSA 339, Inc. entered into a definitive agreement to sell their minority interest in the Partnership to Dobson. RSA 339, Inc. owns the remaining 24.982 percent of the outstanding partnership interests of the Partnership. The sale is also expected to close in April, 1998.

                         CELLULAR 2000 (A PARTNERSHIP)

                                 BALANCE SHEET

                      DECEMBER 31, 1997 AND MARCH 31, 1998

                                     ASSETS

                                                                                     DECEMBER 31,     MARCH 31,
                                                                                         1997           1998
                                                                                     -------------  -------------
                                                                                       (AUDITED)     (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents........................................................  $   1,079,070  $     130,801
  Accounts receivable..............................................................      1,231,461      1,443,923
  Accounts receivable--related parties.............................................      1,396,810      1,115,548
  Inventory........................................................................        160,677        112,859
  Prepaid and other current assets.................................................        370,334        221,161
                                                                                     -------------  -------------
  Total current assets.............................................................      4,238,352      3,024,292
                                                                                     -------------  -------------
PROPERTY, PLANT AND EQUIPMENT:
  Buildings and towers.............................................................      7,234,628      7,247,880
  Cellular and switching equipment.................................................     15,059,156     16,719,661
  Autos and trucks.................................................................        126,140        126,140
  Office equipment and furniture...................................................        413,672        415,852
  Leasehold improvements...........................................................        333,675        333,675
  Construction in progress.........................................................      2,730,032      1,360,988
                                                                                     -------------  -------------
  Total property, plant and equipment..............................................     25,897,303     26,204,196
  Less accumulated depreciation....................................................      6,563,647      7,137,194
                                                                                     -------------  -------------
  Net property, plant and equipment................................................     19,333,656     19,067,002
                                                                                     -------------  -------------
OTHER ASSETS:
  Loan costs.......................................................................        268,084        252,281
  Licensing costs..................................................................         54,169         50,652
                                                                                     -------------  -------------
  Total other assets...............................................................        322,253        302,933
                                                                                     -------------  -------------
TOTAL ASSETS.......................................................................  $  23,894,261  $  22,394,227
                                                                                     -------------  -------------
                                                                                     -------------  -------------
                                        LIABILITIES AND PARTNERS' EQUITY
CURRENT LIABILITIES:
  Cash overdraft...................................................................  $     536,924  $
  Notes payable--related party.....................................................      1,253,381        203,793
  Accounts payable.................................................................        723,491        640,282
  Accounts payable--related parties................................................        305,437        264,034
  Obligation for equipment.........................................................      1,621,169      1,621,169
  Accrued expenses.................................................................        143,022        171,362
  Unearned revenue.................................................................        297,792        310,083
  Federal and state taxes payable..................................................        819,903        735,034
  Customer deposits................................................................         17,600         21,300
                                                                                     -------------  -------------
  Total current liabilities........................................................      5,718,719      3,967,057
                                                                                     -------------  -------------
LONG-TERM LIABILITIES:
  Notes payable, less current portion..............................................     12,800,000     12,800,000
                                                                                     -------------  -------------
  Total long term liabilities......................................................     12,800,000     12,800,000
                                                                                     -------------  -------------
  Total liabilities................................................................     18,518,719     16,767,057
PARTNERS' EQUITY...................................................................      5,375,542      5,627,170
                                                                                     -------------  -------------
TOTAL LIABILITIES AND PARTNERS' EQUITY.............................................  $  23,894,261  $  22,394,227
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                See accompanying notes and accountants' report.

                         CELLULAR 2000 (A PARTNERSHIP)

                              STATEMENT OF INCOME

               FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998

                                                                                         MARCH 31,     MARCH 31,
                                                                                            1997          1998
                                                                                        ------------  ------------
                                                                                        (UNAUDITED)   (UNAUDITED)
REVENUES:
  Cellular service....................................................................  $  1,959,180  $  2,398,814
  Cellular roaming....................................................................     2,061,429     2,336,412
  Equipment sales.....................................................................        67,339       273,614
  Other income........................................................................        47,934        74,541
                                                                                        ------------  ------------
  Total revenues......................................................................     4,135,882     5,083,381
                                                                                        ------------  ------------
COSTS AND EXPENSES:
  Cost of services....................................................................     1,361,129     1,451,133
  Cost of equipment sales.............................................................       215,516       433,286
  Marketing and selling expenses......................................................       284,870       235,264
  General and administrative expenses.................................................       512,199       773,488
  Legal and professional fees.........................................................       161,089       204,062
  Depreciation........................................................................       403,913       573,547
  Amortization........................................................................        47,831        19,321
                                                                                        ------------  ------------
  Total costs and expenses............................................................     2,986,547     3,690,101
                                                                                        ------------  ------------
Net income from operations............................................................     1,149,335     1,393,280
                                                                                        ------------  ------------
OTHER INCOME (EXPENSE):
  Interest income.....................................................................         6,238         7,031
  Interest expense....................................................................      (176,495)     (240,041)
  Loss on disposition of fixed assets.................................................       (43,723)
  Miscellaneous income................................................................            40        91,358
                                                                                        ------------  ------------
  Total other income (expense)........................................................      (213,940)     (141,652)
                                                                                        ------------  ------------
Net income............................................................................  $    935,395  $  1,251,628
                                                                                        ------------  ------------
                                                                                        ------------  ------------

                See accompanying notes and accountants' report.

                         CELLULAR 2000 (A PARTNERSHIP)

                    STATEMENT OF CHANGES IN PARTNERS' EQUITY

               FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998

                                                                                         MARCH 31,     MARCH 31,
                                                                                            1997          1998
                                                                                        ------------  ------------
                                                                                        (UNAUDITED)   (UNAUDITED)
Partners' equity, beginning of period.................................................  $  2,606,661  $  5,375,542
Net income............................................................................       935,395     1,251,628
Distributions.........................................................................       500,000     1,000,000
                                                                                        ------------  ------------
Partners' equity, end of period.......................................................  $  3,042,056  $  5,627,170
                                                                                        ------------  ------------
                                                                                        ------------  ------------

                See accompanying notes and accountants' report.

                         CELLULAR 2000 (A PARTNERSHIP)

                            STATEMENT OF CASH FLOWS

               FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998

                                                                                        MARCH 31,      MARCH 31,
                                                                                          1997           1998
                                                                                      -------------  -------------
                                                                                       (UNAUDITED)    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).................................................................  $     935,395  $   1,251,628
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization...................................................        451,744        592,868
    Loss on disposition of fixed assets.............................................         43,723
    (Increase) decrease in assets:
      Accounts receivable...........................................................        447,986         68,800
      Inventory.....................................................................         11,323         47,818
      Prepaid and other current assets..............................................         94,940        149,173
      Licensing costs...............................................................        (40,000)
    Increase (decrease) in liabilities:
      Accounts payable..............................................................        113,353       (124,612)
      Accrued expenses..............................................................         (3,510)        28,340
      Unearned revenue..............................................................        100,335         12,291
      Federal and state taxes payable...............................................         34,259        (84,869)
      Customer deposits.............................................................         (1,967)         3,700
                                                                                      -------------  -------------
      Net cash provided by operating activities.....................................      2,187,581      1,945,137
                                                                                      -------------  -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of fixed assets................................................          1,900
  Capital expenditures for property, plant and equipment............................     (2,558,154)      (306,894)
                                                                                      -------------  -------------
  Net cash used for investing activities............................................     (2,556,254)      (306,894)
                                                                                      -------------  -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayments of notes payable.......................................................       (300,000)    (1,049,588)
  Distributions.....................................................................       (500,000)    (1,000,000)
                                                                                      -------------  -------------
  Net cash provided (used) by financing activities..................................       (800,000)    (2,049,588)
                                                                                      -------------  -------------
  Net increase (decrease) in cash and cash equivalents..............................     (1,168,673)      (411,345)
Cash and cash equivalents at beginning of period....................................      1,142,409        542,146
                                                                                      -------------  -------------
Cash and cash equivalents at end of period..........................................  $     (26,264) $     130,801
                                                                                      -------------  -------------
                                                                                      -------------  -------------

                See accompanying notes and accountants' report.

                         CELLULAR 2000 (A PARTNERSHIP)

                         NOTES TO FINANCIAL STATEMENTS

                   DECEMBER 31, 1997, MARCH 31, 1997 AND 1998

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    DESCRIPTION OF BUSINESS

    The Partnership is the owner of a license issued by the Federal Communications Commission (FCC) to provide non-wireline cellular telecommunications service to the California 4 Rural Service Area. California 4 Rural Service Area includes Merced, Madera and San Benito counties in central California. The Partnership has a large customer base within this area that includes individuals, businesses and governments. The Partnership is not dependent on any single or major group of customers for its sales. Approximately 54% of Partnership revenue is derived from providing cellular service to customers of other cellular companies 'roaming' through the Company's service area. Approximately 43% of revenue is derived from providing cellular service to its own subscriber customers. As more fully described in Note 9 to the financial statements, in late 1997 the partner which owns the controlling interest in the Partnership and Dobson Cellular of California, Inc. (Dobson) signed an agreement in which the Partner agreed to sell their interest in the Partnership and to transfer the FCC license of the Partnership to Dobson.

    PERVASIVENESS OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS

    Cash equivalents consist of highly liquid unrestricted cash instruments with original maturities of three months or less. The Partnership places its temporary cash investments with high credit quality financial institutions. At times such investments may be in excess of the FDIC insurance limit. The Partnership has not experienced any losses in such accounts.

    REVENUE RECOGNITION

    Cellular air time is recorded as revenue as earned. Subscriber acquisition costs (mainly commissions and loss on equipment sales) are expensed when incurred. Sales of equipment are recorded at the point of sale. Cellular access charges generally are billed in advance and recognized as revenue when the services are provided.

    INVENTORIES

    Inventories are valued at the lower of cost or market. Cost is determined under the specific identification method.

                         CELLULAR 2000 (A PARTNERSHIP)

                   DECEMBER 31, 1997, MARCH 31, 1997 AND 1998

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method over the following estimated useful lives of the assets:

                                                                       15-20
Buildings and towers............................................       years
Cellular and switching equipment................................    10 years
Autos and trucks................................................     5 years
Furniture, fixtures and office equipment........................   5-7 years
Leasehold Improvements..........................................     5 years

    Expenditures for repairs and maintenance are charged to operating expense as incurred. Betterments, replacement equipment and additions are capitalized.

    CONSTRUCTION IN PROGRESS

    The Partnership's cellular communications system expenditures are recorded as construction in progress until the system or assets are placed in service. When the assets are placed in service, they are transferred to the appropriate property and equipment category and depreciated. All direct, administrative and interest costs related to the construction are capitalized to construction in progress during the construction period.

    START UP COSTS

    Start up costs are administrative costs incurred related to the construction of the cellular mobile communications system. Such amounts are being amortized over five years beginning June 1, 1992. Accumulated amortization of start up costs at December 31, 1997 and March 31, 1998 was $681,933 and $681,933,
respectively. At December 31, 1997 the start up costs were fully amortized.

    LOAN COSTS

    Costs associated with the financing of the Partnership's debt have been capitalized and are amortized on a straight line basis over the life of the note. Additional costs incurred with the loan in June 1997 have been capitalized and amortized over the remaining life of the loan. Accumulated amortization of loan costs at December 31, 1997 and March 31, 1998 was $173,103 and $188,907, respectively.

    LICENSING COSTS

    Licensing costs primarily represent costs incurred to acquire the Federal Communications Commission License. Amortization of these costs began in May, 1992, using the straight-line method over a period of 40 years. In March, 1997, the Partnership entered into an agreement to use licensed software to process billing information for its cellular communications system. In consideration of this agreement, the Partnership paid a one-time license fee which is being amortized using the straight-line method over a three-year period. Accumulated amortization of licensing costs at December 31, 1997 and March 31, 1998 was $15,213 and $18,730, respectively.

                         CELLULAR 2000 (A PARTNERSHIP)

                   DECEMBER 31, 1997, MARCH 31, 1997 AND 1998

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    INCOME TAXES

    The Partnership's legal form of organization is that of a partnership. A partnership as such is not taxed under the Internal Revenue Code, rather the income or loss of the partnership is required to be reported by each respective partner on their appropriate tax return.

    ADVERTISING EXPENSES

    Advertising costs are expensed as incurred and amounted to approximately $42,535 and $85,778 for the three months ended March 31, 1997 and 1998, respectively. The expenses are included as marketing and selling expenses in the statement of income.

    CONCENTRATIONS OF CREDIT RISK

    Financial instruments which potentially expose the Partnership to concentrations of credit risk, as defined by FASB Statement No. 105 consist primarily of trade accounts receivable and cash equivalents.

    At March 31, 1998, approximately 48% of trade accounts receivable were attributable to cellular companies which subscribe to the clearinghouse network. Of this amount, approximately 72% of these receivables were from AT&T Wireless Services of California, Inc. (AWS-CA) companies and approximately 19% of these receivables were from Bay Area Cellular Telephone Company, of which the parent company of AWS-CA owns an interest. Concentrations of credit risk from these receivables is limited due to the large number of subscribers, none of which individually comprise a significant amount of the accounts receivable balance at March 31, 1998. The Partnership establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information. Receivables are not collateralized. The Partnership is directly affected by the well being of the California economic climate and the effects of any changes in the cellular telecommunications act. However, management does not believe significant credit risk exists at March 31, 1998.

    RECLASSIFICATIONS

    Certain accounts relating to the prior year have been reclassified to conform to the current year presentation. The reclassifications have no effect on previously reported net earnings.

NOTE 2--SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

    Cash and cash equivalents at March 31, 1997 and 1998 for the statement of cash flows consist of:

                                                                          1997         1998
                                                                       -----------  ----------
Cash and money market funds..........................................  $   151,576  $  130,801
Cash overdrafts......................................................     (177,840)
                                                                       -----------  ----------
Total................................................................  $   (26,264) $  130,801
                                                                       -----------  ----------
                                                                       -----------  ----------

    For the three months ended March 31, 1997 and 1998, interest paid amounted to $176,495 and $144,204, respectively, net of capitalized interest.

                         CELLULAR 2000 (A PARTNERSHIP)

                   DECEMBER 31, 1997, MARCH 31, 1997 AND 1998

NOTE 3--NOTES PAYABLE

    Notes payable consist of the following:

                                                                 DECEMBER 31,     MARCH 31,
                                                                     1997           1998
                                                                 -------------  -------------
Commercial promissory note due April 1, 1998. Collateralized by subordinated security interest in property and assets
  purchased under contract with AWS and outcollect revenues....  $   1,253,381  $     203,793
8.16797% Variable rate term loan due December 31, 2003.
  Collateralized by all property and assets of the
  partnership..................................................     12,800,000     12,800,000
                                                                 -------------  -------------
Total..........................................................  $  14,053,381  $  13,003,793
Less current maturities........................................      1,253,381        203,793
                                                                 -------------  -------------
Total long term portion of notes payable.......................  $  12,800,000  $  12,800,000
                                                                 -------------  -------------
                                                                 -------------  -------------

    On December 31, 1996, the Partnership entered into an agreement which allows the Partnership to request AT&T Wireless Services, Inc. (AWS) to place orders for certain equipment, software, materials and services (hereinafter equipment) intended to be used by the Partnership in the ordinary course of business for the operation, modification, improvement or expansion of its system. Although it is under no obligation to do so, if AWS chooses to honor in its sole discretion any such request from the Partnership, such orders for equipment will be charged on AWS' account and the dollar amount of such charges shall be deemed for all purposes as loans or advances from AWS to the Partnership. The unpaid balance of all loans or advances shall not exceed $750,000. The payment of the loans and advances is secured by the equipment purchased and all of the Partnership's outcollect revenues, as they are commonly defined in the cellular telephone industry. The purchasing agreement contains a provision which allows AWS to offset roaming revenues owed to the Partnership against amounts owed under this purchasing agreement if the Partnership defaults in its obligation. Interest is payable at one and one-half percent per month on the outstanding balance after specified time intervals have elapsed. No interest cost was incurred on this loan during 1998.

    On October 14, 1994, the Partnership arranged financing with a financial institution for a $10,000,000 term loan and a $2,500,000 revolving credit loan. On September 29, 1996, the Partnership increased the commitment on the revolving credit loan to $4,500,000. The increased financing was obtained to satisfy a portion of the termination fee due on the settlement of the management agreement with RCM. On June 11, 1997, the term loan and the revolving credit loan were combined and the total commitment on the loan was increased to $16,000,000. The increased financing was obtained to upgrade equipment and increase the capacity of the cellular communications system. The credit agreement associated with the loan contains, among other covenants, provisions which limit capital expenditures. For the year ended December 31, 1997, capital expenditures cannot exceed $7,100,000. As of December 31, 1997, the Partnership was not in compliance with the capital expenditures covenant. This noncompliance would, by the terms of the loan agreement, constitute an event of default. The agreement provides that in an event of default the bank may by notice in writing declare all amounts owing with respect to these agreements immediately due and payable. Due to the pending sale as discussed in Note 9, management does not expect to receive such

                         CELLULAR 2000 (A PARTNERSHIP)

                   DECEMBER 31, 1997, MARCH 31, 1997 AND 1998

NOTE 3--NOTES PAYABLE (CONTINUED)
notice. The credit agreement also contains provisions which limit distributions to partners to no more than $500,000 during any fiscal quarter except distributions to the partners to pay Federal and State income taxes on the taxable income allocated by the Borrowers to its partners. Distributions totaling $3,219,566 and $1,000,000 were made during the period ended December 31, 1997 and March 31, 1998, respectively.

    At March 31, 1998, these borrowings bear interest at 2.25% above the LIBOR rate established for the period. Total interest incurred during the three month period ended March 31, 1997 and 1998 was $204,367 and $168,442, respectively. Of this, $30,316 and $24,238 were capitalized in 1997 and 1998, respectively, as construction costs.

    Annual maturities of noncurrent notes payable are as follows:

1999...........................................................  $      -0-
2000...........................................................   2,400,000
2001...........................................................   3,200,000
2002...........................................................   3,200,000
2003...........................................................   4,000,000
                                                                 ----------
Total..........................................................  $12,800,000
                                                                 ----------
                                                                 ----------

NOTE 4--RELATED PARTY TRANSACTIONS

    McCaw Communications of the Pacific, Inc. and RSA 339, Inc. are subsidiaries of AT&T Wireless Services, Inc. (AWS), and own minority interests in the Partnership. AWS owns an interest in Bay Area Cellular Telephone Company. Cellular 2000 Telephone Co. owns the controlling interest in the Partnership.

                                                                                      AMOUNT OF TRANSACTION
                                                                                ---------------------------------
            RELATED PARTY                        TYPE OF TRANSACTION            DECEMBER 31, 1997  MARCH 31, 1998
--------------------------------------  --------------------------------------  -----------------  --------------

AT&T Wireless Services of California,            Accounts receivable              $   1,057,000     $    876,372
  Inc. (including systems owned or                 Accounts payable                     243,000          216,088
  controlled by AWS)                                Notes payable                     1,253,000          203,793

Bay Area Cellular Telephone Company              Accounts receivable                    281,000          239,176
                                                   Accounts payable                      51,000           47,946

Norfolk County Internet                          Accounts receivable                     56,000

Cellular 2000 Telephone Co.                      Accounts receivable                      3,000

NOTE 5--OBLIGATION FOR EQUIPMENT

    In 1995, the Partnership negotiated a contract with Ericsson, Inc. for an upgrade to the switch. The contract price for this upgrade totaled $1,782,525. The upgrade was completed and became fully operational in January, 1996. By the terms of the contract, payment of $284,909 was made during 1995 leaving a

                         CELLULAR 2000 (A PARTNERSHIP)

                   DECEMBER 31, 1997, MARCH 31, 1997 AND 1998

NOTE 5--OBLIGATION FOR EQUIPMENT (CONTINUED) balance due Ericsson, Inc. of $1,497,616. The original contract for the equipment has been adjusted to include sales tax of $123,553 for a total balance due to Ericsson, Inc. of $1,621,169. This obligation will become due in full if one of the following conditions are met: when the system reaches 25,000 subscribers; or if the switch is moved from its present location; or if the switch is taken out of service; or prior to or as an item of closing of the sale of the system to another business entity. Due to the subsequent sale of the system as discussed in Note 9, management fulfilled the obligation for the upgrade to the switch in April, 1998, therefore this obligation is classified as a current liability at March 31, 1998 on the balance sheet.

NOTE 6--ACCOUNTS RECEIVABLE

    Accounts receivable at December 31, 1997 and March 31, 1998 consist of the following:

                                                                   DECEMBER 31,   MARCH 31,
                                                                       1997          1998
                                                                   ------------  ------------
Accounts receivable--roamer......................................   $  114,270    $  186,440
Accounts receivable--subscriber..................................    1,216,190     1,303,430
Accounts receivable--other.......................................       27,001       116,053
Less allowance for doubtful accounts.............................     (126,000)     (162,000)
                                                                   ------------  ------------
Total............................................................   $1,231,461    $1,443,923
                                                                   ------------  ------------
                                                                   ------------  ------------

NOTE 7--RETIREMENT PLAN

    The Partnership maintains a 401(k) profit sharing plan for its employees. After meeting eligibility requirements on age and months of service, all employees are covered. Contributions to the plan consist of the salary reduction each eligible employee has elected to defer. Additional contributions to the plan are at the discretion of management. Contributions for the three months ended March 31, 1997 and 1998 were $5,500 and $8,715, respectively.

NOTE 8--COMMITMENTS AND CONTINGENCIES

    LEASE COMMITMENTS

    The Partnership is committed under operating leases principally for facilities, cell sites and office space with remaining terms from one to nine years with options for additional periods. Certain leases provide for payment by the lessee of taxes, maintenance and insurance.

                         CELLULAR 2000 (A PARTNERSHIP)

                   DECEMBER 31, 1997, MARCH 31, 1997 AND 1998

NOTE 8--COMMITMENTS AND CONTINGENCIES (CONTINUED)
    The statement of income includes rental expense for operating leases of approximately $101,200 for the three months ended March 31, 1997 and $107,161 for the three months ended March 31, 1998. The partnership's future minimum lease commitments under noncancelable operating leases are as follows:

                                                                      REAL ESTATE    EQUIPMENT
PERIOD                                                                   LEASES       RENTALS
--------------------------------------------------------------------  ------------  -----------
Nine months ended 12-31-98..........................................  $    314,385   $   2,855
Year ended 12-31-99.................................................       346,501       1,586
Year ended 12-31-00.................................................       326,523
Year ended 12-31-01.................................................       226,151
Year ended 12-31-02.................................................       133,050
Year ended 12-31-03.................................................       126,851
Thereafter..........................................................       305,525
                                                                      ------------  -----------
Total...............................................................  $  1,652,135   $   4,441
                                                                      ------------  -----------
                                                                      ------------  -----------

    The Partnership had a management agreement with Rural Cellular Management
(RCM) which terminated on September 1, 1995. Prior to termination, the monthly management fee was based upon the most current population of the Rural Service Area (RSA) multiplied by $.1042. In 1996, the Partnership paid $45,350 to RCM which represented a correction in the calculation of the prior year's management fee paid. On August 24, 1996, the Partnership and RCM agreed upon a termination fee of $4,000,000 in settlement of the management agreement. As of December 31, 1996, the partnership had paid $2,500,000 to RCM. The balance of the termination fee, $1,500,000, was paid in August, 1997.

NOTE 9--SUBSEQUENT EVENT

    On November 17, 1997, the shareholders of Cellular 2000 Telephone Co. entered into a definitive agreement to sell their stock in Cellular 2000 Telephone Co. and to transfer the Federal Communications Commission (FCC) Operating Licenses to Dobson Cellular of California, Inc. (Dobson). Cellular 2000 Telephone Co. owns 75.018 percent of the outstanding partnership interests of Cellular 2000 (A Partnership), and thereby owns a controlling interest in the Partnership. The financial statements do not reflect any expenses incurred or expected to be incurred related to the sale. The FCC has consented to the transfer of control of the Partnership's FCC licenses to Dobson and has granted authorization to Dobson to operate the cellular telephone system. The sale closed in April, 1998.

    On March 19, 1998, RSA 339, Inc. entered into a definitive agreement to sell their minority interest in the Partnership to Dobson. RSA 339, Inc. owns the remaining 24.982 percent of the outstanding partnership interests of the Partnership. The sale closed in April, 1998.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors

Sygnet Wireless, Inc.

    We have audited the accompanying consolidated balance sheets of Sygnet Wireless, Inc. as of December 31, 1996 and 1997, and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sygnet Wireless, Inc. at December 31, 1996 and 1997 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Cleveland, Ohio
February 6, 1998

                             SYGNET WIRELESS, INC.
                          CONSOLIDATED BALANCE SHEETS

                                                                                            DECEMBER 31
                                                                                   ------------------------------
                                                                                        1996            1997
                                                                                   --------------  --------------
ASSETS
Current assets:
  Cash and cash equivalents......................................................  $    2,257,748  $      860,086
  Accounts receivable, less allowance for doubtful accounts of $809,800 at
    December 31, 1997 and $1,168,800 at December 31, 1996........................       8,857,028      10,711,627
  Inventory......................................................................       1,696,952       1,867,445
  Prepaid expenses...............................................................         531,171         309,460
                                                                                   --------------  --------------
    Total current assets.........................................................      13,342,899      13,748,618
Other assets:
  Cellular licenses--net.........................................................     252,271,468     245,866,235
  Customer lists--net............................................................      24,535,885      19,382,087
  Deferred financing costs--net..................................................      10,068,956       8,982,430
                                                                                   --------------  --------------
    Total other assets...........................................................     286,876,309     274,230,752
Property and equipment--net......................................................      43,958,969      53,007,015
                                                                                   --------------  --------------
    Total assets.................................................................  $  344,178,177  $  340,986,385
                                                                                   --------------  --------------
                                                                                   --------------  --------------
LIABILITIES, REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable...............................................................  $    2,826,629  $    3,264,206
  Deferred revenue...............................................................       1,679,873       2,058,066
  Accrued expenses and other liabilities.........................................       2,744,789       4,196,230
  Interest payable...............................................................       6,940,623       6,749,755
                                                                                   --------------  --------------
    Total current liabilities....................................................      14,191,914      16,268,257
Long-term debt...................................................................     312,250,000     305,500,000
Redeemable Series A Senior Cumulative Nonvoting Preferred Stock, $.01 par,
  aggregate redemption value of $20,690,411, 500,000 shares authorized, 200,000
  shares issued and outstanding and warrants.....................................      19,718,028        --
Shareholders' equity (deficit):
  Common shares, $.01 par, Class A, 1 vote per share; 60,000,000 shares authorized; 4,010,653 shares issued and outstanding as of December 31, 1997;
    2,653 shares issued and outstanding as of December 31, 1996..................              27          40,107
  Common shares, $.01 par, Class B, 10 votes per share; 10,000,000 shares authorized; 5,159,977 shares issued and outstanding as of December 31, 1997;
    6,167,977 shares issued and outstanding as of December 31, 1996..............          61,679          51,599
  Additional paid-in capital.....................................................       5,812,211      47,598,498
  Retained deficit...............................................................      (7,605,730)    (28,222,124)
  Note receivable from officer/shareholder.......................................        (249,952)       (249,952)
                                                                                   --------------  --------------
Total shareholders' equity (deficit).............................................      (1,981,765)     19,218,128
                                                                                   --------------  --------------
Total liabilities, redeemable preferred stock and shareholders' equity
  (deficit)......................................................................  $  344,178,177  $  340,986,385
                                                                                   --------------  --------------
                                                                                   --------------  --------------

                            See accompanying notes.

                             SYGNET WIRELESS, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                YEAR ENDED DECEMBER 31
                                                                     --------------------------------------------
                                                                         1995           1996            1997
                                                                     -------------  -------------  --------------
REVENUE:
  Subscriber revenue...............................................  $  17,191,291  $  31,084,883  $   52,638,712
  Roamer revenue...................................................      4,175,809      9,687,284      26,992,584
  Equipment sales..................................................      1,529,284      2,416,769       4,323,052
  Other revenue....................................................      1,680,544      1,607,245       1,679,412
                                                                     -------------  -------------  --------------
    Total revenue..................................................     24,576,928     44,796,181      85,633,760

COSTS AND EXPENSES:
  Cost of services.................................................      3,365,954      5,508,386      10,048,416
  Cost of equipment sales..........................................      4,163,890      5,816,144       9,663,251
  General and administrative.......................................      5,563,887      9,852,004      16,975,592
  Selling and marketing............................................      3,082,492      6,080,308      10,841,059
  Depreciation and amortization....................................      3,486,554     10,038,439      28,718,937
                                                                     -------------  -------------  --------------
    Total costs and expenses.......................................     19,662,777     37,295,281      76,247,255
                                                                     -------------  -------------  --------------

INCOME FROM OPERATIONS.............................................      4,914,151      7,500,900       9,386,505

OTHER:
  Interest expense.................................................      2,660,248     11,173,688      29,901,678
  Other expense, net...............................................        303,867        194,723         101,221
                                                                     -------------  -------------  --------------
(LOSS) INCOME BEFORE EXTRAORDINARY ITEM............................      1,950,036     (3,867,511)    (20,616,394)
Extraordinary loss on extinguishment of debt.......................       --           (1,420,864)       --
                                                                     -------------  -------------  --------------
NET (LOSS) INCOME..................................................  $   1,950,036  $  (5,288,375) $  (20,616,394)
                                                                     -------------  -------------  --------------
                                                                     -------------  -------------  --------------
Earnings per share information (pro forma for 1996):
  Loss before preferred stock dividend and accretion...............                    (5,288,375) $  (20,616,394)
  Preferred stock dividend and accretion...........................                 $    (718,028) $   (2,121,423)
                                                                                    -------------  --------------
  Net loss applicable to common shareholders.......................                 $  (6,006,403) $  (22,737,817)
                                                                                    -------------  --------------
                                                                                    -------------  --------------
  Net loss per share applicable to common shareholders
    Before extraordinary item......................................                 $        (.74) $        (2.93)
    Extraordinary item.............................................                          (.23)       --
                                                                                    -------------  --------------
    Net loss.......................................................                 $        (.97) $        (2.93)
                                                                                    -------------  --------------
                                                                                    -------------  --------------
Weighted average common shares outstanding.........................                     6,170,630       7,773,370
                                                                                    -------------  --------------
                                                                                    -------------  --------------

                            See accompanying notes.

                             SYGNET WIRELESS, INC.
           CONSOLIDATERD STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                                                  WILCOM CORPORATION                         SYGNET COMMUNICATIONS, INC.
                                                     COMMON STOCK                                   COMMON STOCK
                                    ----------------------------------------------  ---------------------------------------------
                                            TYPE A                  TYPE B                 TYPE A                 TYPE B
                                    ----------------------  ----------------------  --------------------  -----------------------
                                      SHARES      AMOUNT      SHARES      AMOUNT     SHARES     AMOUNT      SHARES      AMOUNT
                                    -----------  ---------  -----------  ---------  ---------  ---------  ----------  -----------
Balance as of January 1, 1995.....         500   $  12,500       2,500   $  62,500    209,362  $ 209,362   1,046,801  $ 1,046,801
  Net Income......................
  Dividends declared..............
  Type A common stock
    repurchased...................
  Type B common stock
    repurchased...................
                                         -----   ---------  -----------  ---------  ---------  ---------  ----------  -----------

Balance as of December 31, 1995...         500      12,500       2,500      62,500    209,362    209,362   1,046,801    1,046,801
  Net loss........................
  Dividends declared..............
  Corporate merger................        (500)    (12,500)     (2,500)    (62,500)     4,360      4,360      21,800       21,800
  Retirement of treasury stock....                                                     (8,024)               (40,173)
  Sygnet Wireless
    capitalization................                                                   (205,698)  (213,722) (1,028,428)  (1,068,601)
  Capital contribution of
    S Corporation earnings........
  Preferred stock dividend........
  Accretion of preferred stock....
  Exchange of common shares.......
                                         -----   ---------  -----------  ---------  ---------  ---------  ----------  -----------

Balance as of December 31, 1996...      --          --          --          --         --         --          --          --
  Net loss........................
  Preferred Stock dividend........
  Accretion of Preferred Stock....
  Stock option compensation.......
  Excess of redemption price over
    carring value of Preferred
    Stock.........................
  Net Proceeds from issuance of
    stock to Boston Venture.......
  Exchange of Common Shares.......
                                         -----   ---------  -----------  ---------  ---------  ---------  ----------  -----------
  Balance as of December 31,
    1997..........................      --       $  --          --       $  --         --      $  --          --      $   --
                                         -----   ---------  -----------  ---------  ---------  ---------  ----------  -----------
                                         -----   ---------  -----------  ---------  ---------  ---------  ----------  -----------


                                               SYGNET WIRELESS, INC.
                                    -------------------------------------------                                 NOTE
                                                                                                             RECEIVABLE   TREASURY
                                          CLASS A                CLASS B         ADDITIONAL     RETAINED        FROM        STOCK
                                    --------------------  ---------------------    PAID-IN      EARNINGS      OFFICER/    ---------
                                     SHARES     AMOUNT      SHARES     AMOUNT      CAPITAL     (DEFICIT)    SHAREHOLDER    SHARES
                                    ---------  ---------  ----------  ---------  -----------  ------------  ------------  ---------
Balance as of January 1, 1995.....     --      $  --          --      $  --      $ 4,170,368  $   (482,842)  $ (249,952)     --
  Net Income......................                                                               1,950,036
  Dividends declared..............                                                                (713,519)
  Type A common stock
    repurchased...................                                                                                            8,024
  Type B common stock
    repurchased...................                                                                                           40,173
                                    ---------  ---------  ----------  ---------  -----------  ------------  ------------  ---------
Balance as of December 31, 1995...     --         --          --         --        4,170,368       753,675     (249,952)     48,197
  Net loss........................                                                              (5,288,375)
  Dividends declared..............                                                                (261,625)
  Corporate merger................                                                    48,840
  Retirement of treasury stock....                                                (1,718,991)                               (48,197)
  Sygnet Wireless
    capitalization................                         6,170,630     61,706    1,220,617
  Capital contribution of
    S Corporation earnings........                                                 2,809,405    (2,809,405)
  Preferred stock dividend........                                                  (690,411)
  Accretion of preferred stock....                                                   (27,617)
  Exchange of common shares.......      2,653         27      (2,653)       (27)
                                    ---------  ---------  ----------  ---------  -----------  ------------  ------------  ---------
Balance as of December 31, 1996...      2,653         27   6,167,977     61,679    5,812,211    (7,605,730)    (249,952)     --
  Net loss........................                                                             (20,616,394)
  Preferred Stock dividend........                                                (1,149,040)
  Accretion of Preferred Stock....                                                   (46,849)
  Stock option compensation.......                                                   306,000
  Excess of redemption price over
    carring value of Preferred
    Stock.........................                                                  (925,534)
  Net Proceeds from issuance of
    stock to Boston Venture.......  3,000,000     30,000                          43,601,710
  Exchange of Common Shares.......  1,008,000     10,080  (1,008,000)   (10,080)
                                    ---------  ---------  ----------  ---------  -----------  ------------  ------------  ---------
  Balance as of December 31,
    1997..........................  4,010,653  $  40,107   5,159,977  $  51,599  $47,598,498  $(28,222,124)  $ (249,952)  $  --
                                    ---------  ---------  ----------  ---------  -----------  ------------  ------------  ---------
                                    ---------  ---------  ----------  ---------  -----------  ------------  ------------  ---------


                                      AMOUNT
                                    -----------
Balance as of January 1, 1995.....  $   --
  Net Income......................
  Dividends declared..............
  Type A common stock
    repurchased...................  $  (312,936)
  Type B common stock
    repurchased...................  $(1,406,055)
                                    -----------
Balance as of December 31, 1995...  $(1,718,991)
  Net loss........................
  Dividends declared..............
  Corporate merger................
  Retirement of treasury stock....    1,718,991
  Sygnet Wireless
    capitalization................
  Capital contribution of
    S Corporation earnings........
  Preferred stock dividend........
  Accretion of preferred stock....
  Exchange of common shares.......
                                    -----------
Balance as of December 31, 1996...      --
  Net loss........................
  Preferred Stock dividend........
  Accretion of Preferred Stock....
  Stock option compensation.......
  Excess of redemption price over
    carring value of Preferred
    Stock.........................
  Net Proceeds from issuance of
    stock to Boston Venture.......
  Exchange of Common Shares.......
                                    -----------
  Balance as of December 31,
    1997..........................  $   --
                                    -----------
                                    -----------

                             See accompanying notes

                             SYGNET WIRELESS, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                              YEAR ENDED DECEMBER 31
                                                                  -----------------------------------------------
                                                                       1995            1996             1997
                                                                  --------------  ---------------  --------------
OPERATING ACTIVITIES
Net (loss) income...............................................  $    1,950,036  $    (5,288,375) $  (20,616,394)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
  Depreciation..................................................       2,765,816        5,948,693      16,018,841
  Amortization..................................................         720,738        4,089,746      12,700,096
  Compensation expense from issuance of stock options...........        --              --                306,000
  Loss on disposal of equipment.................................         161,222          177,633         102,955
  Extraordinary loss on extinguishment of debt..................        --              1,420,864        --
  Changes in operating assets and liabilities:
    Accounts receivable.........................................      (2,838,833)        (184,315)     (1,854,599)
    Inventory...................................................        (184,951)        (287,900)       (170,493)
    Prepaid and deferred expenses...............................           7,951           28,649         232,548
    Accounts payable and accrued expenses.......................        (589,925)       2,424,406       2,866,653
    Accrued interest payable....................................         452,933        6,481,912        (190,868)
                                                                  --------------  ---------------  --------------
Net cash provided by operating activities.......................       2,444,987       14,811,313       9,394,739
INVESTING ACTIVITIES
Acquisitions of Horizon and Erie................................     (40,533,104)    (254,150,136)       (599,442)
Purchases of property and equipment.............................      (9,056,098)     (10,049,999)    (25,575,837)
Proceeds from sale of equipment.................................         513,730        --                405,995
                                                                  --------------  ---------------  --------------
Net cash used in investing activities...........................     (49,075,472)    (264,200,135)    (25,769,284)
FINANCING ACTIVITIES
Dividends paid..................................................      (1,158,980)        (261,625)       --
Proceeds from long-term debt....................................      51,986,188      320,750,000      30,500,000
Principal payments on long-term debt............................        (750,000)     (78,000,000)    (37,250,000)
Increase in financing costs.....................................      (1,716,230)     (10,290,097)        (65,376)
Net proceeds from issuance of preferred stock...................        --             19,000,000        --
Redemption of preferred stock...................................        --              --            (21,839,451)
Net proceeds from issuance of common stock......................        --              --             43,631,710
Purchase of treasury stock......................................      (1,718,991)       --               --
                                                                  --------------  ---------------  --------------
Net cash provided by financing activities.......................      46,641,987      251,198,278      14,976,883
(Decrease) increase in cash and cash equivalents................          11,502        1,809,456      (1,397,662)
Cash and cash equivalents at beginning of year..................         436,790          448,292       2,257,748
                                                                  --------------  ---------------  --------------
Cash and cash equivalents at end of year........................  $      448,292  $     2,257,748  $      860,086
                                                                  --------------  ---------------  --------------
                                                                  --------------  ---------------  --------------

                             See accompanying notes

                             SYGNET WIRELESS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

    These financial statements include the combined financial statements of Sygnet Communications, Inc. ("Sygnet") and Wilcom Corporation ("Wilcom") through August 31, 1996, the effective date of the merger described below, and the consolidated accounts of Sygnet Wireless, Inc. and its wholly-owned subsidiary Sygnet Communications, Inc. ("Sygnet") (hereinafter collectively referred to as the "Company") thereafter. The Company owns and operates cellular telephone systems serving one large cluster with an approximate population of 2.4 million in Northeastern Ohio, Western Pennsylvania and Western New York.

    On August 19, 1996, the shareholders of Sygnet and Wilcom effected a corporate restructuring whereby Wilcom was merged into Sygnet and shareholders of Wilcom received 8.72 shares of Sygnet common stock for each share of Wilcom common stock held as of August 31, 1996, the effective date of the merger. This merger was a business combination between entities under common control whereby the assets and liabilities so transferred were accounted for at historical cost in a manner similar to that in pooling-of-interest accounting. Also, in conjunction with this merger, the shareholders of Sygnet amended the articles of incorporation to change Sygnet's name to Sygnet Wireless, Inc.

    Prior to the restructuring, Sygnet and Wilcom had been operating their cellular business through three partnerships (Youngstown Cellular Telephone Company ("YCTC")), Erie Cellular Telephone Company ("Erie"), and Wilcom Cellular) and Sharon--Youngstown Cellular, Inc. ("Sharon"). As a result of the restructuring and merger, Sharon was renamed Sygnet and is the wholly-owned subsidiary and operating company of Sygnet Wireless, Inc. The existence of YCTC, Erie, and Wilcom Cellular terminated on October 1, 1996 when all partnership interests transferred to Sygnet.

2. RECENTLY ISSUED ACCOUNTING STANDARDS

    In June 1997, the FASB issued Statement No. 130, REPORTING COMPREHENSIVE INCOME, which is required to be adopted effective January 1, 1998. This Statement establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Reclassification of financial statements for earlier periods presented is required. The impact of Statement No. 130 on the Company's financial statements is not expected to be material.

    In June 1997, the FASB also issued Statement No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION, which is required to be adopted effective January 1, 1998. This Statement changes the way companies report selected segment information in annual financial statements and also requires those companies to report selected segment information in interim financial reports to shareholders. The impact of Statement No. 131 on the Company's financial statement disclosures is not expected to be material.

3. ACQUISITIONS

    On October 9, 1996, the Company acquired certain cellular licenses, property, equipment, customer lists, current assets and current liabilities of Horizon Cellular Telephone Company of Chautauqua L.P., Horizon Cellular Telephone Company of Crawford L.P., and Horizon Cellular Telephone Company of Indiana L.P. (hereinafter collectively referred to as "Horizon") for cash of $252.9 million. The acquired systems provide cellular service to an estimated population of 1.4 million in contiguous markets in Western Pennsylvania and Western New York.

                             SYGNET WIRELESS, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

3. ACQUISITIONS (CONTINUED)
    On September 30, 1995, Sygnet, as a general partner, purchased 95.46% of Erie for cash of $40.53 million. On November 30, 1995, Sharon purchased 4.54% of Erie for $1.92 million, which was paid on February 12, 1996.

    The above transactions were accounted for as purchases and, accordingly, the results of operations of the companies acquired have been included in the consolidated financial statements since the dates of acquisition.

    Cash paid for acquisitions is summarized below:

                                                                    1995            1996
                                                                -------------  --------------
Current assets acquired.......................................  $     923,234  $    3,613,696
Property and equipment........................................      1,349,195      18,986,400
Cellular licenses.............................................     40,289,743     207,223,616
Customer lists................................................                     25,700,000
Current liabilities assumed...................................       (108,878)       (774,134)
                                                                -------------  --------------
Net assets and liabilities acquired...........................     42,453,294     254,749,578
Amounts payable in future periods.............................     (1,920,190)       (599,442)
                                                                -------------  --------------
Cash paid.....................................................  $  40,533,104  $  254,150,136
                                                                -------------  --------------
                                                                -------------  --------------

    The pro forma unaudited condensed combined results of operations for the year ended December 31, 1996 as if the purchase occurred on January 1, 1996 are as follows:

                                                                                     1996
                                                                                --------------
Revenue.......................................................................  $   69,851,000
                                                                                --------------
                                                                                --------------
Loss before extraordinary item................................................  $  (15,283,000)
                                                                                --------------
                                                                                --------------
Net loss......................................................................  $  (16,704,000)
                                                                                --------------
                                                                                --------------
Pro forma net loss per share applicable to common shareholders................  $        (3.25)
                                                                                --------------
                                                                                --------------

4. SIGNIFICANT ACCOUNTING POLICIES

    CONSOLIDATION

    The consolidated financial statements include the accounts of the parent company and its wholly-owned subsidiary. Intercompany balances and transactions have been eliminated in the consolidated financial statements.

    CASH EQUIVALENTS

    The Company considers all liquid investments with a maturity of three months or less when purchased to be cash equivalents.

                             SYGNET WIRELESS, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

4. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    INVENTORY

    Inventory consisting of merchandise purchased for resale is stated at the lower of cost or market determined by the first-in, first-out (FIFO) method.

    PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost and are depreciated over their estimated useful lives calculated under the straight-line or double-declining balance methods.

    INTANGIBLE ASSETS

    The FCC issues licenses that enable cellular carriers to provide cellular service in specific geographic areas. The FCC grants licenses for a term of up to 10 years and generally grants renewals if the licensee has complied with its obligations under the Communications Act of 1934. In 1993, the FCC adopted specific standards to apply to cellular renewals, concluding it will award a renewal to a cellular licensee that meets certain standards of past performance. Historically, the FCC has granted license renewals routinely. The Company believes that it has met, and will continue to meet all requirements necessary to secure renewal of its cellular licenses.

    The Company has acquired cellular licenses and customer lists through its acquisition of interests in various cellular systems. The cost of licenses and customer lists acquired was $231,003,426 in 1996. The Company uses a 40 year useful life to amortize its licenses under the straight-line method. Purchased cellular and paging customer lists are being amortized over 5 years under the straight-line method. The components of intangible assets at December 31 are summarized below:

                                                                    1996            1997
                                                               --------------  --------------
Cellular licenses............................................  $  255,849,696  $  255,849,696
Customer lists...............................................      25,819,792      25,819,792
                                                               --------------  --------------
                                                                  281,669,488     281,669,488
Accumulated amortization.....................................      (4,862,135)    (16,421,166)
                                                               --------------  --------------
                                                               $  276,807,353  $  265,248,322
                                                               --------------  --------------
                                                               --------------  --------------

    Amortization expense was $523,768, $3,652,470 and $11,559,031 in 1995, 1996
and 1997, respectively.

    The ongoing value and remaining useful lives of intangible and other long-term assets are subject to periodic evaluation and the Company currently expects the carrying amounts to be fully recoverable. When events and circumstances indicate that intangible and other long-term assets might be impaired, an undiscounted cash flow methodology would be used to determine whether an impairment loss would be recognized.

    REVENUE RECOGNITION

    The Company earns revenue primarily by providing cellular services to its customers (Subscriber Revenue) and from the usage of its system by the customers of other cellular carriers (Roamer Revenue). Access revenue for Subscriber Revenue is billed one month in advance. Revenue is recognized as service is rendered. Subscriber acquisition costs (primarily commissions and loss on equipment sales) are expensed when incurred.

                             SYGNET WIRELESS, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

4. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    DEFERRED FINANCING COSTS

    Deferred financing costs are being amortized over the terms of the bank credit facility and senior notes. Accumulated amortization was $266,084 and $1,409,754 at December 31, 1996 and 1997, respectively. Amortization expense was $196,170, $437,276 and $1,141,065 in 1995, 1996 and 1997, respectively. Upon entering into a new bank credit facility in October 1996, an extraordinary loss of $1,420,864 was incurred to write-off unamortized financing costs under the extinguished bank credit agreement as described in Note 6.

    ADVERTISING COSTS

    Advertising costs are recorded as expense when incurred. Advertising expense was $933,498, $1,225,151 and $1,841,138 in 1995, 1996 and 1997, respectively.

    NET LOSS PER COMMON SHARE

    In 1997, the Company adopted FASB Statement No. 128, EARNINGS PER SHARE, which replaced the computation of primary and fully diluted earnings per share with basic and diluted earnings per share. No restatement of prior year earnings per share amounts was necessary since the impact was not significant.

    Net loss per share is computed using the weighted average number of shares of common stock outstanding during the period. The pro forma net loss per share for 1996 is based on the number of common shares outstanding, as if the corporate restructuring described in Note 1 occurred at the beginning of the year. The effect of stock options is not included in the computation of dilutive earnings per share since it is anti-dilutive.

    Losses applicable to common shareholders include adjustments for Preferred Stock dividends and accretions and the excess of the redemption price paid over the carrying value of the Preferred Stock. Earnings per share for 1995 is not presented because such data prior to the restructuring described in Note 1 is not meaningful.

    STOCK COMPENSATION

    The Company accounts for its stock-based employee compensation arrangements based on the intrinsic value of the equity instruments granted, as set forth in APB Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results may differ from those estimates.

    SIGNIFICANT CONCENTRATIONS

    In connection with providing cellular services to customers of other cellular carriers, the Company has contractual agreements with those carriers which provide for agreed upon billing rates between the parties. Approximately 62%, 48% and 43% of the Company's Roamer Revenue was earned from two cellular carriers in 1995, 1996 and 1997, respectively.

                             SYGNET WIRELESS, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

4. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    FINANCIAL INSTRUMENTS

    Derivative financial instruments are used by the Company in the management of interest rate exposure and are accounted for on an accrual basis. Income and expense are recorded in the same category as that arising from the related liability being hedged (i.e., adjustments to interest expense).

    The Company uses variable interest rate credit facilities to finance acquisitions and operations of the Company. The Company may reduce its exposure to fluctuations in interest rates by creating offsetting positions through the use of derivative financial instruments. The Company does not use derivative financial instruments for trading or speculative purposes, nor is the Company a party to leveraged derivatives. The notional amount of interest rate swaps is the underlying principal amount used in determining the interest payments exchanged over the life of the swap. The notional amount is not a measure of the Company's exposure through its use of derivatives.

    The Company may be exposed to credit loss in the event of nonperformance by the counterparties to its interest rate swap agreements. The Company anticipates the counterparties will be able to fully satisfy its obligations under the agreements.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    At December 31, 1996 and 1997, the carrying value of cash equivalents, accounts receivable, the interest rate swap and the long-term bank debt approximated fair value. The fair value of the long-term unsecured senior notes, calculated based on quoted market prices, was $112,750,000 and $118,800,000 at December 31, 1996 and 1997, respectively.

5. PROPERTY AND EQUIPMENT

    Property and equipment consists of the following:

                                                 USEFUL LIFE        1996            1997
                                                -------------  --------------  --------------
Land, building and improvements...............     5-19 years  $    7,296,770  $   10,575,573
Cellular system and equipment.................   2.5-19 years      41,498,865      57,010,440
Customer premise equipment....................        3 years       1,690,906         665,935
Office furniture and equipment................     3-10 years       4,341,459       9,257,464
Cell site construction in progress............                      1,076,817       1,522,275
                                                               --------------  --------------
                                                                   55,904,817      79,031,687
Accumulated depreciation......................                    (11,945,848)    (26,024,672)
                                                               --------------  --------------
                                                               $   43,958,969  $   53,007,015
                                                               --------------  --------------
                                                               --------------  --------------

    At December 31, 1997, the Company had purchase commitments of approximately $9.3 million for equipment.

                             SYGNET WIRELESS, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

6. LONG-TERM DEBT

    On September 19, 1996, the Company issued $110,000,000 11 1/2% unsecured Senior Notes due October 1, 2006 (the Notes). The Notes pay interest semiannually on April 1 and October 1 of each year commencing April 1, 1997. The Notes are redeemable at the option of the Company at redemption prices (expressed as a percentage of principal amount) ranging from 105.75% in 2001 to 100.00% in 2005 and thereafter. Among other things, the Notes contain certain covenants which limit additional indebtedness, payment of dividends, sale of assets or stock, changes in control and transactions with related parties. The proceeds from the Notes were used to repay amounts borrowed under a $75 million bank credit agreement and to finance the acquisition of Horizon described in
Note 3.

    On October 9, 1996, Sygnet entered into a new financing agreement (the Bank Credit Facility) with a commercial bank group. The Bank Credit Facility is a senior secured reducing revolver that provides Sygnet the ability to borrow up to $300.0 million through June 30, 1999. Mandatory reductions in the revolver occur quarterly thereafter through June 30, 2005, when the Bank Credit Facility terminates. The Bank Credit Facility is secured by certain assets and the stock of Sygnet. The Bank Credit Facility provides for various borrowing rate options based on either a fixed spread over the London Interbank Offered Rate (LIBOR) or the prime rate. Interest payments are made quarterly. As of December 31, 1997, $195.5 million was outstanding under the Bank Credit Facility.

    Among other things, the Bank Credit Facility contains financial covenants which require the maintenance of debt service ratios and the hedging of interest rate risk and limit distributions to shareholders and sales of assets. In connection with these covenants, the Company has a three year interest rate swap with a total underlying notional amount of $80 million. The swap agreements converted the interest rate on $80 million notional amount of the credit facility from a variable rate based upon a three month LIBOR (5.81% at December 31, 1997) to fixed rates ranging from 5.79% to 6.03%. Amounts paid or received under these agreements are recognized as adjustments to interest expense.

    There are no future minimum payments based upon the borrowing levels at December 31, 1997 for the next five years.

    Interest paid was $2,202,345, 4,691,776 and $30,076,031 in 1995, 1996 and
1997 respectively.

7. LEASES

    The Company has entered into various operating leases for land and office facilities. Leases for tower sites provide for periodic extensions of lease periods with future lease payments indexed to the consumer price index.

                             SYGNET WIRELESS, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

7. LEASES (CONTINUED)
    Minimum future rental payments under operating leases having remaining terms in excess of one year as of December 31, 1997 are as follows:

1998...........................................  $1,777,262
1999...........................................   1,445,209
2000...........................................   1,182,204
2001...........................................     817,668
2002...........................................     505,431
Thereafter.....................................   6,657,092
                                                 ----------
Total..........................................  $12,384,866
                                                 ----------
                                                 ----------

    Rent expense was approximately $460,800, $906,042 and $2,077,644 in 1995, 1996 and 1997, respectively.

8. RETIREMENT PLAN

    The Company sponsors a 401(k) retirement and profit sharing plan which covers substantially all its employees. Eligible employees can contribute from 1% to 15% of their compensation. The Company, at its discretion, may match a portion of the employee's contribution. The Company may also, at its discretion, make additional profit sharing contributions to the plan. Total pension expense was $114,000, $181,000 and $293,000 in 1995, 1996 and 1997, respectively.

9. REDEEMABLE PREFERRED STOCK AND WARRANTS

    On April 3, 1997, 100,000 shares of Series A Senior Cumulative Nonvoting Preferred Stock (Preferred Stock) were redeemed by the Company at a cost of $10,000,000 which was funded by the Bank Credit Facility. On June 20, 1997, the remaining 118,394.51 shares of Preferred Stock were redeemed by the Company at a cost of $11,839,451. This redemption was funded by the Common Stock Sale described in Note 10.

    The Preferred Stock had a redemption value of $100 per share and was recorded at fair value on the date of issuance less issuance costs. Dividends were cumulative from the date of issuance, accrued quarterly in arrears and were payable in shares of Preferred Stock. The dividend rates increased annually from 15% in 1997 to 21% in 2000 and thereafter. As of December 31, 1996, the Company accrued stock dividends in the amount of $690,411 (which represented 6,904 shares). The Preferred Stock included the potential issuance of warrants to purchase shares of the Company's Class A Common Stock. For financial reporting purposes, the estimated fair value of the warrants was included with the Preferred Stock in the accompanying balance sheet and the excess of the redemption value of the Preferred Stock over the carrying value was accreted by periodic charges to additional paid-in capital over the life of the issue. No warrants were issued.

    The Company has authorized 5 million shares of Nonvoting Preferred Stock, par value $.01 per share, of which 500,000 are designated as Series A Senior Cumulative Nonvoting Preferred Stock.

                             SYGNET WIRELESS, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

9. REDEEMABLE PREFERRED STOCK AND WARRANTS (CONTINUED)
    The Company has also authorized 10 million shares of Voting Preferred Stock, par value $.01 per share, none of which are issued as of December 31, 1997.

10. SHAREHOLDERS' EQUITY

    On June 20, 1997, the Company issued and sold 3,000,000 shares of Class A Common Stock, $.01 par value, to Boston Ventures Limited Partnership V (Boston Ventures) at a price of $15 per share (Common Stock Sales). The proceeds of $43.6 million, net of issuance fees of $1.4 million, were used to redeem the remaining outstanding Preferred Stock as described in Note 9, and to reduce amounts outstanding under the Bank Credit Facility. As a condition of the Common Stock Sales, Boston Ventures appointed two representatives on the Company's eleven member board of directors.

    In August 1997, Boston Ventures purchased 1,000,000 shares of Class B Common Stock from shareholders pursuant to a tender offer which upon purchase based on the requirements of the corporate restructuring described in Note 1, became Class A Common Stock.

    On August 28, 1996, the Company approved a plan to recapitalize the Company whereby the Sygnet common stock Type A (205,698 shares) and Type B (1,028,428 shares) were converted into 6,170,630 shares of Sygnet Wireless, Inc. Class B common stock in a 5 for 1 split, effective on September 20, 1996. These shares are entitled to ten votes per share.

    On January 5, 1995, Sygnet repurchased 8,024 Type A shares for $39.00 per share and 40,173 Type B shares for $35.00 per share from a shareholder for approximately $1,719,000. These shares were accounted for at cost and held as treasury stock until August 28, 1996 when they were retired.

    Under the most restrictive of the covenants discussed in Note 6, the Company could not declare any additional dividends on its common stock at December 31, 1997.

    On December 29, 1994, the Company received a promissory note from an officer/shareholder for $249,952 for the purchase of common shares from a shareholder. The note requires annual payment of interest at 8.23% with principal repayment commencing on December 31, 1998 through December 31, 2001.

11. INCOME TAXES

    On August 31, 1996, Sygnet and Wilcom terminated their status as Subchapter S Corporations. As a result of this termination, application of the provisions of Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES, requires deferred income taxes to be provided for differences in the basis for tax purposes and for financial accounting purposes of recorded assets and liabilities. As a result of the termination of their Subchapter S Corporation status, Sygnet and Wilcom contributed their undistributed earnings to additional paid-in capital. At December 31, 1997, the Company has net operating loss carryforwards of $28.7 million that expire in 2011 and 2012. For financial reporting purposes, a valuation allowance of $7,747,300 has been recognized to offset the net deferred tax assets which primarily relate to the net operating loss carryforward.

                             SYGNET WIRELESS, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

11. INCOME TAXES (CONTINUED)
    Amounts for deferred tax assets and liabilities at December 31, 1996 and 1997 are as follows:

                                                                      1996           1997
                                                                  -------------  -------------
Deferred tax liabilities:
  Depreciation..................................................  $     787,200  $    --
  Amortization..................................................      1,271,800      3,593,000
                                                                  -------------  -------------
Total deferred tax liabilities..................................      2,059,000      3,593,000
Deferred tax assets:
  AMT credit carryforward.......................................         63,400         63,400
  Allowance for doubtful accounts...............................        397,400        275,300
  Depreciation..................................................                       958,400
  Net operating loss carryforward...............................      2,550,000      9,756,800
  Other.........................................................        201,700        390,400
                                                                  -------------  -------------
                                                                      3,212,500     11,444,300
Valuation allowance.............................................     (1,153,500)    (7,851,300)
                                                                  -------------  -------------
Total deferred tax assets.......................................      2,059,000      3,593,000
                                                                  -------------  -------------
Net deferred tax assets.........................................  $    --        $    --
                                                                  -------------  -------------
                                                                  -------------  -------------

    The components of the income tax provision (benefit) in the consolidated statements of operations for the year ended December 31, 1996 and 1997 are as follows:

                                                                      1996           1997
                                                                  -------------  -------------
Cumulative effect of conversion from S to C corporation
  status........................................................  $     745,000  $    --
Deferred income tax (benefit)...................................     (1,898,500)    (6,697,800)
Valuation allowance.............................................      1,153,500      6,697,800
                                                                  -------------  -------------
Total provision for income tax (benefit)........................  $    --        $    --
                                                                  -------------  -------------
                                                                  -------------  -------------

12. STOCK OPTION PLAN

    The Company has stock option plans that provide for the purchase of Class A common stock by employees and directors of the Company. Under the stock option plans the Company is authorized to issue 1,250,000 options for the purchase of shares of Class A common stock (1,000,000 for employees and 250,000 for non-employee directors). These options vest over a period ranging from grant date to five years, are exercisable based upon the terms of the grants and expire at the end of ten years. The Company applies APBO No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES and related Interpretations in accounting for the plan, which requires that for certain options granted, the Company recognizes as compensation expense the excess of the deemed fair value for accounting purposes of the common stock over the exercise price of the options. For the majority of options, no compensation cost has been recognized. Had compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, the Company's net loss and net loss per share would not have been materially different from the amounts reported.

                             SYGNET WIRELESS, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

12. STOCK OPTION PLAN (CONTINUED)
    For pro forma calculations the fair value of each option is estimated on the date of grant using the Minimum Value option-pricing model with the following weighted-average assumptions used for grants in both 1996 and 1997: risk-free interest rates ranging from 5.9% to 6.9% and average expected lives ranging from
5.25 to 7.5 years for issued options.

    A summary of the status of the company's stock option plan as of December 31, 1996 and 1997 and changes during the years then ended is presented below:

                                                         1996                           1997
                                             -----------------------------  -----------------------------
                                                         WEIGHTED-AVERAGE               WEIGHTED-AVERAGE
                                               SHARES     EXERCISE PRICE      SHARES     EXERCISE PRICE
                                             ----------  -----------------  ----------  -----------------
Outstanding at beginning of year...........      --          $  --             533,200      $   10.00
Granted....................................     533,200          10.00         183,000          10.31
Exercised..................................      --             --              --             --
Canceled...................................      --             --              --
                                             ----------         ------      ----------         ------
Outstanding at year end....................     533,200          10.00         716,200      $   10.08
                                             ----------         ------      ----------         ------
                                             ----------         ------      ----------         ------
Options exercisable at year end............      --                            651,200
Weighted-average fair value of options
  granted during the year..................  $   --                         $     7.80
Weighted-average remaining contractual
  life.....................................        9.68                           8.87

    At December 31, 1997, there were 533,800 options available for future grant.

                             SYGNET WIRELESS, INC.
                          CONSOLIDATED BALANCE SHEETS

                                                                                    DECEMBER 31     SEPTEMBER 30
                                                                                        1997            1998
                                                                                   --------------  --------------
                                                                                       (NOTE)       (UNAUDITED)
                                                     ASSETS

Current assets:
  Cash and cash equivalents......................................................  $      860,086  $      467,124
  Accounts receivable, less allowance for doubtful accounts of $565,862 at
    September 30, 1998 and $809,800 at December 31, 1997.........................      10,711,627      13,506,769
  Inventory......................................................................       1,867,445       1,539,169
  Prepaid expenses...............................................................         309,460         929,915
                                                                                   --------------  --------------
    Total current assets.........................................................      13,748,618      16,442,977

Other assets:
  Cellular licenses--net.........................................................     245,866,235     241,062,311
  Customer lists--net............................................................      19,382,087      15,527,090
  Deferred financing costs--net..................................................       8,982,430       8,126,156
                                                                                   --------------  --------------
    Total other assets...........................................................     274,230,752     264,715,557
Property, plant and equipment--net...............................................      53,007,015      52,137,706
                                                                                   --------------  --------------
    Total assets.................................................................  $  340,986,385  $  333,296,240
                                                                                   --------------  --------------
                                                                                   --------------  --------------

                                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable...............................................................  $    3,264,206  $    1,807,017
  Deferred revenue...............................................................       2,058,066       2,381,739
  Accrued expenses and other liabilities.........................................       4,196,230       4,591,172
  Interest payable...............................................................       6,749,755       9,533,632
                                                                                   --------------  --------------
    Total current liabilities....................................................      16,268,257      18,313,560

Long-term debt...................................................................     305,500,000     302,644,000
Shareholders' equity:
  Common shares, $.01 par, Class A, 1 vote per share, 60,000,000 shares authorized, 4,734,091 shares issued and outstanding as of September 30, 1998;
    4,010,653 shares issued and outstanding as of December 31, 1997..............          40,107          47,341
  Common shares, $.01 par, Class B, 10 votes per share; 10,000,000 shares authorized, 4,436,539 shares issued and outstanding as of September 30, 1998;
    5,159,977 shares issued and outstanding as of December 31, 1997..............          51,599          44,365
Additional paid-in capital.......................................................      47,598,498      47,598,498
Retained deficit.................................................................     (28,222,124)    (35,101,572)
Note receivable from officer/shareholder.........................................        (249,952)       (249,952)
                                                                                   --------------  --------------
    Total shareholders' equity...................................................      19,218,128      12,338,680
                                                                                   --------------  --------------
    Total liabilities and shareholders' equity...................................  $  340,986,385  $  333,296,240
                                                                                   --------------  --------------
                                                                                   --------------  --------------

NOTE: THE BALANCE SHEET AT DECEMBER 31, 1997 HAS BEEN DERIVED FROM THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS AT THAT DATE BUT DOES NOT INCLUDE ALL OF THE INFORMATION AND FOOTNOTES REQUIRED BY GENERALLY ACCEPTED ACCOUNTING PRINCIPLES FOR COMPLETE FINANCIAL STATEMENTS.

                             SYGNET WIRELESS, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                                                          NINE MONTHS ENDED
                                                                                            SEPTEMBER 30,
                                                                                    ------------------------------
                                                                                         1997            1998
                                                                                    --------------  --------------
Revenue:
  Subscriber revenue..............................................................  $   38,531,124  $   46,738,516
  Roamer revenue..................................................................      19,868,262      24,752,828
  Equipment sales.................................................................       3,050,594       4,252,652
  Other revenue...................................................................       1,307,703       1,190,063
                                                                                    --------------  --------------
Total revenue.....................................................................      62,757,683      76,934,059

Costs and expenses:
  Cost of services................................................................       7,175,048       9,004,943
  Cost of equipment sales.........................................................       6,806,047       7,789,947
  General and administrative......................................................      11,666,527      14,664,517
  Selling and marketing...........................................................       7,465,863       9,056,770
  Depreciation and amortization...................................................      21,142,930      21,343,437
                                                                                    --------------  --------------
Total costs and expenses..........................................................      54,256,415      61,859,614
                                                                                    --------------  --------------
Income from operations............................................................       8,501,268      15,074,445

Other:
  Interest expense, net...........................................................      22,558,545      21,612,673
  Other...........................................................................          (6,174)        341,220
                                                                                    --------------  --------------
Net income (loss).................................................................  $  (14,051,103) $   (6,879,448)
                                                                                    --------------  --------------
                                                                                    --------------  --------------
Earnings per share information:
  Net income (loss)...............................................................  $  (14,051,103) $   (6,879,448)
  Preferred stock dividend and accretion..........................................      (2,121,472)       --
                                                                                    --------------  --------------
  Net income (loss) applicable to common shareholders.............................  $  (16,172,575) $   (6,879,448)
                                                                                    --------------  --------------
                                                                                    --------------  --------------
  Net income (loss) per share applicable to common shareholders...................  $        (2.21) $         (.75)
                                                                                    --------------  --------------
                                                                                    --------------  --------------
Common shares outstanding.........................................................       7,302,498       9,170,630
                                                                                    --------------  --------------
                                                                                    --------------  --------------

                             SYGNET WIRELESS, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                                     NINE MONTHS ENDED SEPTEMBER
                                                                                                 30,
                                                                                    ------------------------------
                                                                                         1997            1998
                                                                                    --------------  --------------

OPERATING ACTIVITIES

Net loss..........................................................................  $  (14,051,103) $   (6,879,448)

Adjustments to reconcile net loss to net cash provided by operating activities:

  Depreciation....................................................................      11,614,565      11,828,239

  Amortization....................................................................       9,528,365       9,515,198

  Loss (gain) on disposal of assets...............................................         (14,358)        109,104

  Changes in operating assets and liabilities:

    Accounts receivable...........................................................      (2,269,177)     (2,795,142)

    Inventory.....................................................................         413,076         328,276

    Prepaid and deferred expenses.................................................         188,487        (620,455)

    Accounts payable and accrued expenses.........................................         732,773        (738,574)

    Accrued interest payable......................................................         982,713       2,783,877
                                                                                    --------------  --------------

Net cash provided by operating activities.........................................       7,125,341      13,531,075

INVESTING ACTIVITIES

Business acquisition..............................................................        (599,442)       --

Purchases of property and equipment...............................................     (16,979,123)    (11,468,537)

Proceeds from sale of assets......................................................          20,995         400,500
                                                                                    --------------  --------------

Net cash used in investing activities.............................................     (17,557,570)    (11,068,037)

FINANCING ACTIVITIES

Proceeds from long-term debt......................................................      23,500,000      16,894,000

Principal payments on long-term debt..............................................     (35,250,000)    (19,750,000)

Increase in financing costs.......................................................        (308,666)       --

Redemption of preferred stock.....................................................     (21,839,451)       --

Net proceeds from sale of common stock............................................      43,875,000        --
                                                                                    --------------  --------------

Net cash (used in) provided by financing activities...............................       9,976,883      (2,856,000)

Decrease in cash and cash equivalents.............................................        (455,346)       (392,962)

Cash and cash equivalents at beginning of period..................................       2,257,748         860,086
                                                                                    --------------  --------------

Cash and cash equivalents at end of period........................................  $    1,802,402  $      467,124
                                                                                    --------------  --------------
                                                                                    --------------  --------------

                             SYGNET WIRELESS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

    These financial statements include the consolidated accounts of Sygnet Wireless, Inc. (the "Company") and its wholly-owned subsidiary Sygnet Communications, Inc. ("Sygnet"). The Company owns and operates cellular telephone systems serving one large cluster with an approximate population of
2.4 million in Northeastern Ohio, Western Pennsylvania and Western New York.

    The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine-month period ended September 30, 1998 are not necessarily indicative of the results that may be expected for the year ended December 31, 1998. For further information, refer to the consolidated financial statements and notes thereto included in the Company's annual report on Form 10-K for the fiscal year ended December 31, 1997 (File No. 333-10161) filed with the Securities and Exchange Commission.

2. AGREEMENT AND PLAN OF MERGER

    On July 28, 1998, the Company entered into an Agreement and Plan of Merger ("Merger") with a subsidiary of Dobson Communications Corporation ("Dobson") pursuant to which Dobson will acquire all outstanding shares of common stock of the Company for an aggregate amount of $337.5 million, or approximately $34.51 per share. The agreement is pending regulatory approval and is expected to close in the fourth quarter of 1998.

3. LONG-TERM DEBT

    The Company has $110.0 million 11 1/2% unsecured Senior Notes due October 1, 2006 (the "Notes"). The Notes pay interest semiannually on April 1 and October 1 of each year. The Notes are redeemable at the option of the Company at redemption prices (expressed as a percentage of principal amount) ranging from 105.75% in 2001 to 100.00% in 2005 and thereafter. Among other things, the Notes contain certain covenants which limit additional indebtedness, payment of dividends, sale of assets or stock, changes in control and transactions with related parties.

    Sygnet has a financing agreement (the "Bank Credit Facility") with a commercial bank group. The Bank Credit Facility is a senior secured reducing revolver that provides Sygnet the ability to borrow up to $300.0 million through June 30, 1999. Mandatory reductions in the revolver occur quarterly thereafter through June 30, 2005, when the Bank Credit Facility terminates. The Bank Credit Facility is secured by certain assets and the stock of Sygnet. The Bank Credit Facility provides for various borrowing rate options based on either a fixed spread over the London Interbank Offered Rate (LIBOR) or the prime rate. As of September 30, 1998, the amount outstanding under the Bank Credit Facility is $192.6 million.

4. REDEEMABLE PREFERRED STOCK AND WARRANTS

    On April 3, 1997, 100,000 shares of Series A Senior Cumulative Nonvoting Preferred Stock ("Preferred Stock"), were redeemed by the Company at a cost of $10.0 million which was funded by the Bank Credit Facility. On June 20, 1997, the remaining 118,394.51 shares of Preferred Stock were redeemed by

                             SYGNET WIRELESS, INC.

                                  (UNAUDITED)

4. REDEEMABLE PREFERRED STOCK AND WARRANTS (CONTINUED) the Company at a cost of $11,839,451. This redemption was funded by the Common Stock Sale described in Note 5.

    The Preferred Stock had a redemption value of $100 per share and was recorded at fair value on the date of issuance less issuance costs. Dividends were cumulative from the date of issuance, accrued quarterly in arrears and were payable in shares of Preferred Stock. The dividend rates increased annually from 15% in 1997 to 21% in 2000 and thereafter. The Preferred Stock included the potential issuance of warrants to purchase shares of the Company's Class A Common Stock. For financial reporting purposes, the estimated fair value of the warrants was included with the Preferred Stock in the accompanying balance sheet and the excess of the redemption value of the Preferred Stock over the carrying value was accreted by periodic charges to additional paid-in capital over the life of the issue. No warrants were issued.

    The Company has authorized 5 million shares of Nonvoting Preferred Stock, par value $.01 per share, of which 500,000 are designated as Series A Senior Cumulative Nonvoting Preferred Stock.

5. SHAREHOLDERS EQUITY

    On June 20, 1997, the Company issued and sold 3,000,000 shares of Class A Common Stock, $.01 par value, to Boston Ventures Limited Partnership V ("Boston Ventures") at a price of $15 per share ("Common Stock Sale"). The proceeds of $43.9 million, net of issuance fees, were used to redeem the remaining outstanding Preferred Stock as described in Note 4, and to reduce amounts outstanding under the Bank Credit Facility. As a condition of the Common Stock Sale, Boston Ventures has two representatives on the Company's eleven member board of directors.

    In August 1997, Boston Ventures purchased 1,000,000 shares of Class B Common Stock from shareholders pursuant to a tender offer which, upon purchase, became Class A Common Stock.

6. COMMITMENTS AND CONTINGENCIES

    In accordance with the Merger (see Note 2), the Company may be liable to pay severance benefits and incentive compensation for an approximate amount of $1.9 million to certain employees if the Merger occurs and certain other conditions are met before December 31, 1998.

    On June 8, 1998, the Company entered into an agreement with Pinellas Communications to purchase the license to operate a cellular telephone system in the Rural Service Area PA-2. The purchase price is $6.0 million and the transaction is expected to close in the fourth quarter of 1998.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    As permitted by the Oklahoma General Corporation Act under which the Company is incorporated, Article VII of the Company's Amended and Restated Certificate of Incorporation provides for indemnification of each of the Company's officers and directors against (a) expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding brought by reason of his being or having been a director, officer, employee or agent of the Company, or of any other corporation, partnership, joint venture, or other enterprise at the request of the Company, other than an action by or in the right of the Company, provided that he acted in good faith and in a manner he reasonably believed to be in the best interest of the Company, and with respect to any criminal action, he had no reasonable cause to believe that his conduct was unlawful and (b) expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of any action or suit by or in the right of the Company brought by reason of his being or having been a director, officer, employee or agent of the Company, or any other corporation, partnership, joint venture, or other enterprise at the request of the Company, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged liable to the Company, unless and only to the extent that the court in which such action or suit was decided has determined that the person is fairly and reasonably entitled to indemnification for such expenses which the court shall deem proper. The Company's bylaws provide for similar indemnification. These provisions may be sufficiently broad to indemnify such persons for liabilities arising under the Securities Act of 1933, as amended.

    The Company's directors and officers are also insured against claims arising out of the performance of their duties in such capacities.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits

 EXHIBIT
 NUMBERS                                 DESCRIPTION                                  METHOD OF FILING
---------  ------------------------------------------------------------------------  ------------------
  2.1      Asset Purchase Agreement dated as of November 19, 1996 as amended by
             Amendment No. 1 thereto effective as of January 17, 1997 and Amendment
             No. 2 thereto dated February 6, 1997, among Horizon Cellular Telephone
             Company of Hagerstown L.P., Cumberland Cellular Partnership and Dobson
             Cellular of Maryland, Inc., and Dobson Operating Company.                     (1) [10.5.1]

  2.2      Asset Purchase Agreement dated September 25, 1996 among Maryland
             Wireless Communications L.P., Wendy C. Coleman, Dobson Cellular of
             Maryland, Inc. and Dobson Operating Company.                                  (1) [10.5.2]

  2.3.1    Purchase Agreement dated February 28, 1997 among Aztel, Inc. Gila River
             Telecommunications, Inc., US West New Vector Group, Inc., Tohono
             O'odham Utility Authority and Dobson Cellular of Arizona, Inc.                (1) [10.5.3]

  2.3.2    First Amendment to Purchase Agreement dated August 29, 1997.                     (2) [2.1.1]

 EXHIBIT
 NUMBERS                                 DESCRIPTION                                  METHOD OF FILING
---------  ------------------------------------------------------------------------  ------------------
  2.4      Stock Purchase Agreement dated September 30, 1997 among Dobson Operating
             Company, Associated TTI Limited Partnership and Hinton CATV relating
             to the Company's purchase of the ATTI stock.                                     (2) [2.2]

  2.5      Asset Purchase Agreement dated October 9, 1997 between Texas 16 Cellular
             Telephone Company and Dobson Cellular of Texas, Inc.                             (3) [2.1]

  2.6.1    Stock Purchase Agreement dated November 17, 1997 as amended by Amendment
             No. 1 thereto effective as of March 18, 1998 between Cellular 2000
             Telephone Co. and its shareholders listed therein and Dobson Cellular
             of California, Inc.                                                            (4) [2.6.1]

  2.6.2    Stock Purchase Agreement dated March 19, 1998 between RSA 339, Inc. and
             AT&T Wireless Services, Inc. and Dobson Cellular of California, Inc.           (5) [2.6.2]

  2.7      Stock Purchase Agreement dated March 25, 1998 between Santa Cruz
             Cellular Telephone, Inc. and its shareholders and optionholders listed
             therein and Dobson Cellular of California, Inc.                                  (5) [2.7]

  2.8      Agreement and Plan of Merger dated July 28, 1998 between Sygnet
             Wireless, Inc. and Dobson/Sygnet Operating Company (formerly known as
             Front Nine Operating Company) (without schedules).                               (6) [2.0]

  2.9      Asset Purchase Agreement dated August 20, 1998, between Ohio Wireless
             Communications, L.L.C. and Dobson Cellular of Sandusky.                                (7)

  2.10     Asset Purchase Agreement dated as of September 2, 1998 between A-1
             Cellular of Texas, L.P. and Dobson Cellular of Navarro, Inc.                           (7)

  2.11     Asset Purchase Agreement dated November 24, 1998 between First Cellular
             of Maryland, Inc. and Dobson Cellular of Maryland, Inc.                                (7)

  2.12     Agreement to furnish unfiled schedules.                                                  (7)

  3.1      Registrant's Amended and Restated Certificate of Incorporation.                    (6) [3.1]

  3.2      Registrant's Amended and Restated Bylaws.                                          (6) [3.2]

  3.3      Certificate of Amendment to the Certificate of Designation of the
             Registrant's Class A Preferred Stock.                                            (6) [3.3]

  3.4      Certificate of Designation for the Registrant's Class B Preferred Stock.           (5) [3.1]

  3.5      Certificate of Designation for the Registrant's Class C Preferred Stock.           (5) [3.1]

  3.6      Certificate of Amendment to the Certificate of Designation of the
             Registrant's Class D Preferred Stock.                                            (6) [3.4]

  3.7      Certificate of Amendment to the Certificate of Designation of the
             Registrant's Class E Preferred Stock.                                            (6) [3.5]

 EXHIBIT
 NUMBERS                                 DESCRIPTION                                  METHOD OF FILING
---------  ------------------------------------------------------------------------  ------------------
  3.8      Certificate of Designation for the Registrant's Class F Preferred Stock.           (6) [3.6]

  3.9      Certificate of Designation for the Registrant's Class G Preferred Stock.           (6) [3.7]

  3.10     Certificate of Amendment to the Certificate of Designation of the
             Registrant's Class H Preferred Stock.                                            (6) [3.8]

  3.11     Certificate of Designation for the Registrant's 12 1/4% Senior
             Exchangeable Preferred Stock Mandatorily Redeemable 2008.                        (6) [3.9]

  4.1      Third Amended and Restated Credit Agreement among the Agents and Lenders
             named therein and Dobson Operating Company dated March 25, 1998.                 (4) [4.1]

  4.2      $120 million Revolving Credit Agreement among Dobson Cellular Operations
             Company and the Agents and Lenders named therein dated as of March 25,
             1998.                                                                            (4) [4.2]

  4.3      $80 million 364-Day Revolving Credit and Term Loan Agreement among
             Dobson Cellular Operations Company and the Agents and Lenders named
             therein dated as of March 25, 1998.                                              (4) [4.3]

  4.4      Credit Agreement among the Agents and Lenders named therein and
             Dobson/Sygnet Operating Company, dated as of December 23, 1998.                        (7)

  4.5      $17.5 million Term Loan Agreement between Dobson Tower Company and
             NationsBank, N.A. dated as of December 23, 1998.                                       (7)

  4.6      Telephone Loan Contract dated as of November 7, 1958 between Dobson
             Telephone Company, Inc. and United States of America.                            (1) [4.2]

  4.7      Telephone Loan Contract dated as of March 19, 1956 between McLoud
             Telephone Company and United States of America.                                  (1) [4.3]

  4.8      Telephone Loan Contract dated as of January 15, 1993 between Dobson
             Telephone Company, Inc., Rural Telephone Bank and United States of
             America.                                                                         (1) [4.4]

  4.9      Restated Mortgage, Security Agreement and Financing Statement dated as of May 15, 1993 between Dobson Telephone Company and United States of
             America.                                                                         (1) [4.5]

  4.10     Indenture dated as of February 28, 1997 between the Registrant, as
             Issuer, and United States Trust Company of New York, as Trustee.                 (1) [4.6]

  4.11     Escrow and Security Agreement dated February 28, 1997 among the
             Registrant as Pledgor, and Morgan Stanley & Co. Incorporated, Alex.
             Brown & Sons Incorporated, First Union Capital Markets, and
             NationsBanc Capital Markets, Inc., as Placement Agents, and United
             States Trust Company of New York, as Trustee.                                    (1) [4.9]

 EXHIBIT
 NUMBERS                                 DESCRIPTION                                  METHOD OF FILING
---------  ------------------------------------------------------------------------  ------------------
  4.12     Registration Rights Agreement dated January 16, 1998 between the
             Registrant and Morgan Stanley & Co. Incorporated, Merrill Lynch,
             Pierce, Fenner & Smith Incorporated and NationsBanc Montgomery
             Securities LLC.                                                                 (4) [4.11]

  4.13     Agreement to furnish unfiled debt instruments.                                    (4) [4.12]

  4.14     Indenture dated as of June 12, 1998 between Logix Communications
             Enterprises, Inc. (f/k/a Dobson Wireline Company), as Issuer, and
             United States Trust Company of New York, as Trustee.                             (8) [4.5]

  4.15     Escrow and Security Agreement dated June 12, 1998 among Logix
             Communications Enterprises, Inc. (f/k/a Dobson Wireline Company), as
             Pledgor, and Morgan Stanley & Co. Incorporated, NationsBanc Montgomery
             Securities LLC as Placement Agents, and United States Trust Company of
             New York, as Trustee.                                                            (8) [4.6]

  4.16     Registration Rights Agreement dated June 12, 1998 between Logix
             Communications Enterprises, Inc. (f/k/a Dobson Wireline Company) and
             Morgan Stanley & Co. Incorporated and NationsBanc Montgomery
             Securities LLC.                                                                  (8) [4.7]

  4.17     Indenture dated December 23, 1998 between Dobson/Sygnet Communications
             Company, as Issuer, and United States Trust Company of New York, as
             Trustee.                                                                         (6) [4.1]

  4.18     Pledge Agreement dated December 23, 1998 between Dobson/ Sygnet
             Communications Company, as Pledgor, and NationsBanc Montgomery
             Securities LLC, Lehman Brothers Inc., First Union Capital Markets, a
             division of Wheat First Securities, Inc. and TD Securities (USA) Inc.,
             as Initial Purchasers, and United States Trust Company of New York, as
             Trustee.                                                                               (7)

  4.19     Registration Rights Agreement dated December 23, 1998 between
             Dobson/Sygnet Communications Company and NationsBanc Montgomery
             Securities LLC, Lehman Brothers Inc., First Union Capital Markets, a
             division of Wheat First Securities, Inc. and TD Securities (USA) Inc.                  (7)

  4.20     Registration Rights Agreement dated December 23, 1998 between the
             Registrant and NationsBanc Montgomery Securities LLC.                                  (7)

  4.21     Certificate of Designation relating to Senior Preferred Stock is
             contained in Exhibit 3.9 and incorporated herein by reference.                   (6) [3.9]

  4.22     Preferred Stock Certificate.                                                             (7)

  5        Opinion of McAfee & Taft A Professional Corporation.                                     (7)

 10.1.1*   Registrant's 1996 Stock Option Plan, as amended.                                         (7)

 10.1.2*   1998 Stock Option Plan of Logix Communications Enterprises, Inc. (f/k/a
             Dobson Wireline Company).                                                              (7)

 EXHIBIT
 NUMBERS                                 DESCRIPTION                                  METHOD OF FILING
---------  ------------------------------------------------------------------------  ------------------
 10.2.1    Promissory Note dated February 10, 1997 of G. Edward Evans in the amount
             of $300,000 in favor of Western Financial Services Corp.                      (1) [10.2.1]

 10.2.2    Stock Purchase Agreement dated September 30, 1997 among Dobson Operating
             Company, Associated TTI Limited Partnership and Hinton CATV Company,
             Inc.                                                                          (5) [10.2.3]

 10.2.3    Stock Purchase Agreement, dated as of March 26, 1998, between the shareholders of American Telco Inc. and American Telco Network
             Services, Inc. and Logix Communications Enterprises, Inc. (f/k/a
             Dobson Wireline Company).                                                        (9) [2.1]

 10.2.4    First Amendment to Stock Purchase Agreement among American Telco Inc.
             and American Telco Network Services, Inc. and Logix Communications
             Enterprises, Inc. (f/k/a Dobson Wireline Company).                               (9) [2.2]

 10.2.5    Stock Purchase Agreement, dated December 23, 1998 among the Registrant,
             the Fleet Investors and the other entities listed therein.                             (7)

 10.2.6    Asset Purchase Agreement dated December 23, 1998 by and between Sygnet
             Communications, Inc. and Dobson Tower Company.                                         (7)

 10.2.7    Master Site License Agreement dated December 23, 1998 by and between
             Sygnet Communications, Inc. and Dobson Tower Company.                                  (7)

 10.3.1*   Letter dated June 3, 1996 from Registrant to Bruce R. Knooihuizen
             describing employment arrangement.                                            (1) [10.3.2]

 10.3.2*   Letter dated October 15, 1996 from Fleet Equity Partners to Justin L.
             Jaschke regarding director compensation.                                      (1) [10.3.3]

 10.3.3*   Letter dated December 26, 1996 from Registrant to G. Edward Evans
             describing employment arrangement.                                            (1) [10.3.1]

 10.3.4*   Letter dated September 16, 1997 from Registrant to William J. Hoffman,
             Jr. describing employment arrangement.                                        (5) [10.3.4]

 10.3.5*   Letter dated October 28, 1997 from Registrant to R. Thomas Morgan
             describing employment arrangement.                                            (5) [10.3.5]

 10.3.6    Letter dated August 25, 1998 from Registrant to Richard D. Sewell, Jr.
             describing employment arrangement.                                                     (7)

 10.3.7*   Consulting Agreement dated December 21, 1998 between Registrant and
             Albert H. Pharis, Jr.                                                                  (7)

 10.4.1    North American Cellular Network Services Agreement dated August 26, 1992 between North American Cellular Network, Inc. and Dobson Cellular
             Systems, Inc.                                                                 (1) [10.4.2]

 10.4.2    Agreement for DS-3 service dated December 16, 1993 between Logix
             Communications Corporation (f/k/a Dobson Fiber Company) and NTS
             Communications, Inc. and Addendum thereto dated June 1, 1994.                 (1) [10.4.1]

 EXHIBIT
 NUMBERS                                 DESCRIPTION                                  METHOD OF FILING
---------  ------------------------------------------------------------------------  ------------------
 10.4.3    Services Agreement dated September 25, 1996 among Dobson Cellular of
             Maryland, Inc., Maryland Wireless Communications Limited Partnership,
             Wendy Coleman and Washington/ Baltimore Cellular One Limited
             Partnership.                                                                  (1) [10.5.2]

 10.4.4    General Purchase Agreement dated January 13, 1998 between Lucent
             Technologies, Inc. and Dobson Cellular Systems, Inc.                          (5) [10.4.7]

 10.4.5    Operating Agreement dated January 16, 1998 between AT&T Wireless
             Services, Inc. and Dobson Cellular Systems, Inc.                                       (7)

 10.4.6    Fourth Amended General Purchase Agreement dated January 5, 1999 between         (4) [10.4.8]
             Northern Telecom Inc. and Registrant.                                                  (7)

 10.5.1    Assignment Agreement dated January 23, 1997 between Texas 16 Cellular
             Telephone Company, Inc. and Dobson Cellular of Texas, Inc. re Cellular
             One License Agreement.                                                                 (7)

 10.5.2    Form of Cellular One License Agreements dated February 25, 1997 between
             Cellular One Group and Dobson Cellular of Enid, Inc., Dobson Cellular
             of Woodward, Inc. and Dobson Cellular of Kansas/Missouri, Inc.                (1) [10.4.5]

 10.5.3    Trademark Sublicense Agreement dated February 28, 1997 between AirTouch
             Communications, Inc. (f/k/a WMC Partners L.P.) and Dobson Cellular of
             Arizona, Inc.                                                                 (1) [10.4.3]

 10.5.4    Affiliation Agreement dated February 28, 1997 among Registrant, Dobson
             Cellular of Arizona, Inc. and AirTouch Communications, Inc. (f/k/a WMC
             Partners, L.P.).                                                              (1) [10.4.4]

 10.5.5    Letter Agreement dated September 30, 1997 between U.S. West, New Vector
             Group, Inc. and Gila River Cellular General Partnership, by Dobson
             Cellular of Arizona, Inc. regarding License Agreement for post closing
             use of "U.S. West Cellular" brand and "AirTouch" brand.                                (7)

 10.5.6    Trademark Sub-License Agreement dated October 1, 1997 between AirTouch
             Communications, Inc. (f/k/a WMC Partners, L.P.) and Gila River
             Cellular General Partnership.                                                          (7)

 10.5.7    Agreement dated April 1, 1998 between Cellular 2000 Telephone Co. and
             Dobson Cellular of California re Cellular One License Agreement.                       (7)

 10.5.8    Agreement dated June 16, 1998 between Santa Cruz Cellular Telephone,
             Dobson Cellular of California and the other parties listed therein re
             Cellular One License Agreement.                                                        (7)

 10.5.9    Affiliation Agreement, Trademark License Agreement, Intercarrier Roamer
             Service Agreement, Amendment to Intercarrier Roamer Service Agreement
             made as of July 31, 1998 by and among Dobson Cellular Communications
             Corporation, Dobson Cellular of Imperial, Inc. and AirTouch Cellular.                  (7)

 EXHIBIT
 NUMBERS                                 DESCRIPTION                                  METHOD OF FILING
---------  ------------------------------------------------------------------------  ------------------
 10.5.10   Affiliation Agreement dated as of August 28, 1998 by and among Dobson
             Communications Corporation, Dobson Cellular of Sandusky, Inc., New
             Par, on behalf of itself and its subsidiaries and affiliates, d/b/a
             AirTouch Cellular.                                                                     (7)

 10.6      Non-Recourse Term Loan Agreement dated September 30, 1997 between the
             Company and Gila River Telecommunications Subsidiary, Inc., as
             borrower, with respect to $6.1 million loan.                                    (2) [10.7]

 10.7      Second Amended and Restated Partnership Agreement of Gila River Cellular
             General Partnership dated September 30, 1997.                                   (2) [10.8]

 10.8.1    Investment and Transaction Agreement, dated December 23, 1998, among the
             Registrant, Dobson CC Limited Partnership and J. W. Childs Equity
             Partners II, L.P. (without exhibits).                                                  (7)

 10.8.2    Stockholder and Investor Rights Agreement, dated December 23, 1998 among
             the Registrant and the shareholders listed therein (without exhibits).                 (7)

 10.8.3    Investors Agreement, dated December 23, 1998, among the Registrant, and certain shareholders of Sygnet Wireless, Inc. and their affiliates
             listed therein.                                                                        (7)

 12        Ratio of earnings to combined fixed charges and preferred stock
             dividends.                                                                             (7)

 21        Subsidiaries.                                                                            (7)

 23.1      Consent of McAfee & Taft A Professional Corporation will be contained in
             Exhibit 5 hereto.                                                                  (7) [5]

 23.2      Consent of Arthur Andersen LLP (Oklahoma City--DCC).                                     (7)

 23.3      Consent of Ernst & Young LLP (Philadelphia--Horizon).                                    (7)

 23.4      Consent of Arthur Andersen LLP (Denver--Gila River).                                     (7)

 23.5      Consent of Holliday, Lemons, Thomas & Cox, P.C.                                          (7)

 23.6      Consent of Ernst & Young LLP (Cleveland--Sygnet).                                        (7)

 24        Power of Attorney.                                                                       (7)

 27        Financial Data Schedule.                                                                 (7)

 99.1      Letter of Transmittal.                                                                   (7)

 99.2      Notice of Guaranteed Delivery.                                                           (7)

 99.3      Company letter.                                                                          (7)

 99.4      Client letter.                                                                           (7)

 99.5      Instruction to Beneficial Holders.                                                       (7)

 99.6      Guidelines for Certification of Taxpayer Identification Number.                          (7)

------------------------

*   Management contract or compensatory plan or arrangement.

(1) Filed as an exhibit to the Company's Registration Statement of Form S-4 (Registration No. 333-23769), as the exhibit number indicated in brackets and incorporated by reference herein.

(2) Filed as an exhibit to the Company's Current Report on Form 8-K filed on October 15, 1997 and amended on November 6, 1997, as the exhibit number indicated in brackets and incorporated by reference herein.

(3) Filed as an exhibit to the Company's Current Report on Form 8-K filed on February 10, 1998, as the exhibit number indicated in brackets and incorporated by reference herein.

(4) Filed as an exhibit to the Company's Annual Report as Form 10-K for the year ended December 31, 1997 as the exhibit number indicated in brackets and incorporated by reference herein.

(5) Filed as an Exhibit to the Company's Registration Statement on Form S-4 (Registration No. 333-50107), as the exhibit number indicated in brackets and incorporated by reference herein.

(6) Filed as an exhibit to the Company's Current Report on Form 8-K filed on January 7, 1999, as the exhibit number indicated in brackets and incorporated by reference herein.

(7) Filed herewith.

(8) Filed as an exhibit to Logix Communications Enterprises, Inc.'s Registration Statement on Form S-4 (Registration No. 333-58693), as the exhibit number indicated in brackets and incorporated by reference herein.

(9) Filed as an exhibit to the Company's Current Report on Form 8-K on June 30, 1998, as the exhibit number indicated in brackets and incorporated by reference herein.

    (b) Financial Statement Schedules

    None.

ITEM 22. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registration pursuant to the provisions described under Item 20, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnifications against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amended Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on the 2nd day of February, 1999.

                                DOBSON COMMUNICATIONS CORPORATION

                                By:            /s/ Everett R. Dobson
                                     -----------------------------------------
                                                 Everett R. Dobson
                                     CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF
                                                 EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 2nd day of February, 1999.

             NAME                                TITLE
------------------------------  ----------------------------------------

    /s/ Everett R. Dobson       Chairman of the Board, President and
------------------------------    Chief Executive Officer (Principal
      Everett R. Dobson           Executive Officer) and Director

    /s/ Stephen T. Dobson       Secretary and Director
------------------------------
      Stephen T. Dobson

   /s/ Bruce R. Knooihuizen     Vice President and Chief Financial
------------------------------    Officer (Principal Financial Officer)
     Bruce R. Knooihuizen

      /s/ Trent LeForce         Corporate Controller (Principal
------------------------------    Accounting Officer)
        Trent LeForce

    /s/ Russell L. Dobson       Director
------------------------------
      Russell L. Dobson

    /s/ Justin L. Jaschke       Director
------------------------------
      Justin L. Jaschke

  /s/ Albert H. Pharis, Jr.     Director
------------------------------
    Albert H. Pharis, Jr.

     /s/ Dana L. Schmaltz       Director
------------------------------
       Dana L. Schmaltz

                               INDEX TO EXHIBITS

 EXHIBIT
 NUMBERS                                 DESCRIPTION                                  METHOD OF FILING
---------  ------------------------------------------------------------------------  ------------------
  2.1      Asset Purchase Agreement dated as of November 19, 1996 as amended by
             Amendment No. 1 thereto effective as of January 17, 1997 and Amendment
             No. 2 thereto dated February 6, 1997, among Horizon Cellular Telephone
             Company of Hagerstown L.P., Cumberland Cellular Partnership and Dobson
             Cellular of Maryland, Inc., and Dobson Operating Company.                     (1) [10.5.1]

  2.2      Asset Purchase Agreement dated September 25, 1996 among Maryland
             Wireless Communications L.P., Wendy C. Coleman, Dobson Cellular of
             Maryland, Inc. and Dobson Operating Company.                                  (1) [10.5.2]

  2.3.1    Purchase Agreement dated February 28, 1997 among Aztel, Inc. Gila River
             Telecommunications, Inc., US West New Vector Group, Inc., Tohono
             O'odham Utility Authority and Dobson Cellular of Arizona, Inc.                (1) [10.5.3]

  2.3.2    First Amendment to Purchase Agreement dated August 29, 1997.                     (2) [2.1.1]

  2.4      Stock Purchase Agreement dated September 30, 1997 among Dobson Operating
             Company, Associated TTI Limited Partnership and Hinton CATV relating
             to the Company's purchase of the ATTI stock.                                     (2) [2.2]

  2.5      Asset Purchase Agreement dated October 9, 1997 between Texas 16 Cellular
             Telephone Company and Dobson Cellular of Texas, Inc.                             (3) [2.1]

  2.6.1    Stock Purchase Agreement dated November 17, 1997 as amended by Amendment
             No. 1 thereto effective as of March 18, 1998 between Cellular 2000
             Telephone Co. and its shareholders listed therein and Dobson Cellular
             of California, Inc.                                                            (4) [2.6.1]

  2.6.2    Stock Purchase Agreement dated March 19, 1998 between RSA 339, Inc. and
             AT&T Wireless Services, Inc. and Dobson Cellular of California, Inc.           (5) [2.6.2]

  2.7      Stock Purchase Agreement dated March 25, 1998 between Santa Cruz
             Cellular Telephone, Inc. and its shareholders and optionholders listed
             therein and Dobson Cellular of California, Inc.                                  (5) [2.7]

  2.8      Agreement and Plan of Merger dated July 28, 1998 between Sygnet
             Wireless, Inc. and Dobson/Sygnet Operating Company (formerly known as
             Front Nine Operating Company) (without schedules).                               (6) [2.0]

  2.9      Asset Purchase Agreement dated August 20, 1998, between Ohio Wireless
             Communications, L.L.C. and Dobson Cellular of Sandusky.                                (7)

  2.10     Asset Purchase Agreement dated as of September 2, 1998 between A-1
             Cellular of Texas, L.P. and Dobson Cellular of Navarro, Inc.                           (7)

 EXHIBIT
 NUMBERS                                 DESCRIPTION                                  METHOD OF FILING
---------  ------------------------------------------------------------------------  ------------------
  2.11     Asset Purchase Agreement dated November 24, 1998 between First Cellular
             of Maryland, Inc. and Dobson Cellular of Maryland, Inc.                                (7)

  2.12     Agreement to furnish unfiled schedules.                                                  (7)

  3.1      Registrant's Amended and Restated Certificate of Incorporation.                    (6) [3.1]

  3.2      Registrant's Amended and Restated Bylaws.                                          (6) [3.2]

  3.3      Certificate of Amendment to the Certificate of Designation of the
             Registrant's Class A Preferred Stock.                                            (6) [3.3]

  3.4      Certificate of Designation for the Registrant's Class B Preferred Stock.           (5) [3.1]

  3.5      Certificate of Designation for the Registrant's Class C Preferred Stock.           (5) [3.1]

  3.6      Certificate of Amendment to the Certificate of Designation of the
             Registrant's Class D Preferred Stock.                                            (6) [3.4]

  3.7      Certificate of Amendment to the Certificate of Designation of the
             Registrant's Class E Preferred Stock.                                            (6) [3.5]

  3.8      Certificate of Designation for the Registrant's Class F Preferred Stock.           (6) [3.6]

  3.9      Certificate of Designation for the Registrant's Class G Preferred Stock.           (6) [3.7]

  3.10     Certificate of Amendment to the Certificate of Designation of the
             Registrant's Class H Preferred Stock.                                            (6) [3.8]

  3.11     Certificate of Designation for the Registrant's 12 1/4% Senior
             Exchangeable Preferred Stock Mandatorily Redeemable 2008.                        (6) [3.9]

  4.1      Third Amended and Restated Credit Agreement among the Agents and Lenders
             named therein and Dobson Operating Company dated March 25, 1998.                 (4) [4.1]

  4.2      $120 million Revolving Credit Agreement among Dobson Cellular Operations
             Company and the Agents and Lenders named therein dated as of March 25,
             1998.                                                                            (4) [4.2]

  4.3      $80 million 364-Day Revolving Credit and Term Loan Agreement among
             Dobson Cellular Operations Company and the Agents and Lenders named
             therein dated as of March 25, 1998.                                              (4) [4.3]

  4.4      Credit Agreement among the Agents and Lenders named therein and
             Dobson/Sygnet Operating Company, dated as of December 23, 1998.                        (7)

  4.5      $17.5 million Term Loan Agreement between Dobson Tower Company and
             NationsBank, N.A. dated as of December 23, 1998.                                       (7)

  4.6      Telephone Loan Contract dated as of November 7, 1958 between Dobson
             Telephone Company, Inc. and United States of America.                            (1) [4.2]

  4.7      Telephone Loan Contract dated as of March 19, 1956 between McLoud
             Telephone Company and United States of America.                                  (1) [4.3]

 EXHIBIT
 NUMBERS                                 DESCRIPTION                                  METHOD OF FILING
---------  ------------------------------------------------------------------------  ------------------
  4.8      Telephone Loan Contract dated as of January 15, 1993 between Dobson
             Telephone Company, Inc., Rural Telephone Bank and United States of
             America.                                                                         (1) [4.4]

  4.9      Restated Mortgage, Security Agreement and Financing Statement dated as of May 15, 1993 between Dobson Telephone Company and United States of
             America.                                                                         (1) [4.5]

  4.10     Indenture dated as of February 28, 1997 between the Registrant, as
             Issuer, and United States Trust Company of New York, as Trustee.                 (1) [4.6]

  4.11     Escrow and Security Agreement dated February 28, 1997 among the
             Registrant as Pledgor, and Morgan Stanley & Co. Incorporated, Alex.
             Brown & Sons Incorporated, First Union Capital Markets, and
             NationsBanc Capital Markets, Inc., as Placement Agents, and United
             States Trust Company of New York, as Trustee.                                    (1) [4.9]

  4.12     Registration Rights Agreement dated January 16, 1998 between the
             Registrant and Morgan Stanley & Co. Incorporated, Merrill Lynch,
             Pierce, Fenner & Smith Incorporated and NationsBanc Montgomery
             Securities LLC.                                                                 (4) [4.11]

  4.13     Agreement to furnish unfiled debt instruments.                                    (4) [4.12]

  4.14     Indenture dated as of June 12, 1998 between Logix Communications
             Enterprises, Inc. (f/k/a Dobson Wireline Company), as Issuer, and
             United States Trust Company of New York, as Trustee.                             (8) [4.5]

  4.15     Escrow and Security Agreement dated June 12, 1998 among Logix
             Communications Enterprises, Inc. (f/k/a Dobson Wireline Company), as
             Pledgor, and Morgan Stanley & Co. Incorporated, NationsBanc Montgomery
             Securities LLC as Placement Agents, and United States Trust Company of
             New York, as Trustee.                                                            (8) [4.6]

  4.16     Registration Rights Agreement dated June 12, 1998 between Logix
             Communications Enterprises, Inc. (f/k/a Dobson Wireline Company) and
             Morgan Stanley & Co. Incorporated and NationsBanc Montgomery
             Securities LLC.                                                                  (8) [4.7]

  4.17     Indenture dated December 23, 1998 between Dobson/Sygnet Communications
             Company, as Issuer, and United States Trust Company of New York, as
             Trustee.                                                                         (6) [4.1]

  4.18     Pledge Agreement dated December 23, 1998 between Dobson/ Sygnet
             Communications Company, as Pledgor, and NationsBanc Montgomery
             Securities LLC, Lehman Brothers Inc., First Union Capital Markets, a
             division of Wheat First Securities, Inc. and TD Securities (USA) Inc.,
             as Initial Purchasers, and United States Trust Company of New York, as
             Trustee.                                                                               (7)

  4.19     Registration Rights Agreement dated December 23, 1998 between
             Dobson/Sygnet Communications Company and NationsBanc Montgomery
             Securities LLC, Lehman Brothers Inc., First Union Capital Markets, a
             division of Wheat First Securities, Inc. and TD Securities (USA) Inc.                  (7)

 EXHIBIT
 NUMBERS                                 DESCRIPTION                                  METHOD OF FILING
---------  ------------------------------------------------------------------------  ------------------
  4.20     Registration Rights Agreement dated December 23, 1998 between the
             Registrant and NationsBanc Montgomery Securities LLC.                                  (7)

  4.21     Certificate of Designation relating to Senior Preferred Stock is
             contained in Exhibit 3.9 and incorporated herein by reference.                   (6) [3.9]

  4.22     Preferred Stock Certificate.                                                             (7)

  5        Opinion of McAfee & Taft A Professional Corporation.                                     (7)

 10.1.1*   Registrant's 1996 Stock Option Plan, as amended.                                         (7)

 10.1.2*   1998 Stock Option Plan of Logix Communications Enterprises, Inc. (f/k/a
             Dobson Wireline Company).                                                              (7)

 10.2.1    Promissory Note dated February 10, 1997 of G. Edward Evans in the amount
             of $300,000 in favor of Western Financial Services Corp.                      (1) [10.2.1]

 10.2.2    Stock Purchase Agreement dated September 30, 1997 among Dobson Operating
             Company, Associated TTI Limited Partnership and Hinton CATV Company,
             Inc.                                                                          (5) [10.2.3]

 10.2.3    Stock Purchase Agreement, dated as of March 26, 1998, between the shareholders of American Telco Inc. and American Telco Network
             Services, Inc. and Logix Communications Enterprises, Inc. (f/k/a
             Dobson Wireline Company).                                                        (9) [2.1]

 10.2.4    First Amendment to Stock Purchase Agreement among American Telco Inc.
             and American Telco Network Services, Inc. and Logix Communications
             Enterprises, Inc. (f/k/a Dobson Wireline Company).                               (9) [2.2]

 10.2.5    Stock Purchase Agreement, dated December 23, 1998 among the Registrant,
             the Fleet Investors and the other entities listed therein.                             (7)

 10.2.6    Asset Purchase Agreement dated December 23, 1998 by and between Sygnet
             Communications, Inc. and Dobson Tower Company.                                         (7)

 10.2.7    Master Site License Agreement dated December 23, 1998 by and between
             Sygnet Communications, Inc. and Dobson Tower Company.                                  (7)

 10.3.1*   Letter dated June 3, 1996 from Registrant to Bruce R. Knooihuizen
             describing employment arrangement.                                            (1) [10.3.2]

 10.3.2*   Letter dated October 15, 1996 from Fleet Equity Partners to Justin L.
             Jaschke regarding director compensation.                                      (1) [10.3.3]

 10.3.3*   Letter dated December 26, 1996 from Registrant to G. Edward Evans
             describing employment arrangement.                                            (1) [10.3.1]

 10.3.4*   Letter dated September 16, 1997 from Registrant to William J. Hoffman,
             Jr. describing employment arrangement.                                        (5) [10.3.4]

 10.3.5*   Letter dated October 28, 1997 from Registrant to R. Thomas Morgan
             describing employment arrangement.                                            (5) [10.3.5]

 10.3.6    Letter dated August 25, 1998 from Registrant to Richard D. Sewell, Jr.
             describing employment arrangement.                                                     (7)

 10.3.7*   Consulting Agreement dated December 21, 1998 between Registrant and
             Albert H. Pharis, Jr.                                                                  (7)

 EXHIBIT
 NUMBERS                                 DESCRIPTION                                  METHOD OF FILING
---------  ------------------------------------------------------------------------  ------------------
 10.4.1    North American Cellular Network Services Agreement dated August 26, 1992 between North American Cellular Network, Inc. and Dobson Cellular
             Systems, Inc.                                                                 (1) [10.4.2]

 10.4.2    Agreement for DS-3 service dated December 16, 1993 between Logix
             Communications Corporation (f/k/a Dobson Fiber Company) and NTS
             Communications, Inc. and Addendum thereto dated June 1, 1994.                 (1) [10.4.1]

 10.4.3    Services Agreement dated September 25, 1996 among Dobson Cellular of
             Maryland, Inc., Maryland Wireless Communications Limited Partnership,
             Wendy Coleman and Washington/ Baltimore Cellular One Limited
             Partnership.                                                                  (1) [10.5.2]

 10.4.4    General Purchase Agreement dated January 13, 1998 between Lucent
             Technologies, Inc. and Dobson Cellular Systems, Inc.                          (5) [10.4.7]

 10.4.5    Operating Agreement dated January 16, 1998 between AT&T Wireless
             Services, Inc. and Dobson Cellular Systems, Inc.                                       (7)

 10.4.6    Fourth Amended General Purchase Agreement dated January 5, 1999 between         (4) [10.4.8]
             Northern Telecom Inc. and Registrant.                                                  (7)

 10.5.1    Assignment Agreement dated January 23, 1997 between Texas 16 Cellular
             Telephone Company, Inc. and Dobson Cellular of Texas, Inc. re Cellular
             One License Agreement.                                                                 (7)

 10.5.2    Form of Cellular One License Agreements dated February 25, 1997 between
             Cellular One Group and Dobson Cellular of Enid, Inc., Dobson Cellular
             of Woodward, Inc. and Dobson Cellular of Kansas/Missouri, Inc.                (1) [10.4.5]

 10.5.3    Trademark Sublicense Agreement dated February 28, 1997 between AirTouch
             Communications, Inc. (f/k/a WMC Partners L.P.) and Dobson Cellular of
             Arizona, Inc.                                                                 (1) [10.4.3]

 10.5.4    Affiliation Agreement dated February 28, 1997 among Registrant, Dobson
             Cellular of Arizona, Inc. and AirTouch Communications, Inc. (f/k/a WMC
             Partners, L.P.).                                                              (1) [10.4.4]

 10.5.5    Letter Agreement dated September 30, 1997 between U.S. West, New Vector
             Group, Inc. and Gila River Cellular General Partnership, by Dobson
             Cellular of Arizona, Inc. regarding License Agreement for post closing
             use of "U.S. West Cellular" brand and "AirTouch" brand.                                (7)

 10.5.6    Trademark Sub-License Agreement dated October 1, 1997 between AirTouch
             Communications, Inc. (f/k/a WMC Partners, L.P.) and Gila River
             Cellular General Partnership.                                                          (7)

 10.5.7    Agreement dated April 1, 1998 between Cellular 2000 Telephone Co. and
             Dobson Cellular of California re Cellular One License Agreement.                       (7)

 10.5.8    Agreement dated June 16, 1998 between Santa Cruz Cellular Telephone,
             Dobson Cellular of California and the other parties listed therein re
             Cellular One License Agreement.                                                        (7)

 EXHIBIT
 NUMBERS                                 DESCRIPTION                                  METHOD OF FILING
---------  ------------------------------------------------------------------------  ------------------
 10.5.9    Affiliation Agreement, Trademark License Agreement, Intercarrier Roamer
             Service Agreement, Amendment to Intercarrier Roamer Service Agreement
             made as of July 31, 1998 by and among Dobson Cellular Communications
             Corporation, Dobson Cellular of Imperial, Inc. and AirTouch Cellular.                  (7)

 10.5.10   Affiliation Agreement dated as of August 28, 1998 by and among Dobson
             Communications Corporation, Dobson Cellular of Sandusky, Inc., New
             Par, on behalf of itself and its subsidiaries and affiliates, d/b/a
             AirTouch Cellular.                                                                     (7)

 10.6      Non-Recourse Term Loan Agreement dated September 30, 1997 between the
             Company and Gila River Telecommunications Subsidiary, Inc., as
             borrower, with respect to $6.1 million loan.                                    (2) [10.7]

 10.7      Second Amended and Restated Partnership Agreement of Gila River Cellular
             General Partnership dated September 30, 1997.                                   (2) [10.8]

 10.8.1    Investment and Transaction Agreement, dated December 23, 1998, among the
             Registrant, Dobson CC Limited Partnership and J. W. Childs Equity
             Partners II, L.P. (without exhibits).                                                  (7)

 10.8.2    Stockholder and Investor Rights Agreement, dated December 23, 1998 among
             the Registrant and the shareholders listed therein (without exhibits).                 (7)

 10.8.3    Investors Agreement, dated December 23, 1998, among the Registrant, and certain shareholders of Sygnet Wireless, Inc. and their affiliates
             listed therein.                                                                        (7)

 12        Ratio of earnings to combined fixed charges and preferred stock
             dividends.                                                                             (7)

 21        Subsidiaries.                                                                            (7)

 23.1      Consent of McAfee & Taft A Professional Corporation will be contained in
             Exhibit 5 hereto.                                                                  (7) [5]

 23.2      Consent of Arthur Andersen LLP (Oklahoma City--DCC).                                     (7)

 23.3      Consent of Ernst & Young LLP (Philadelphia--Horizon).                                    (7)

 23.4      Consent of Arthur Andersen LLP (Denver--Gila River).                                     (7)

 23.5      Consent of Holliday, Lemons, Thomas & Cox, P.C.                                          (7)

 23.6      Consent of Ernst & Young LLP (Cleveland--Sygnet).                                        (7)

 24        Power of Attorney.                                                                       (7)

 27        Financial Data Schedule.                                                                 (7)

 99.1      Letter of Transmittal.                                                                   (7)

 99.2      Notice of Guaranteed Delivery.                                                           (7)

 99.3      Company letter.                                                                          (7)

 99.4      Client letter.                                                                           (7)

 99.5      Instruction to Beneficial Holders.                                                       (7)

 99.6      Guidelines for Certification of Taxpayer Identification Number.                          (7)

------------------------

*   Management contract or compensatory plan or arrangement.

(1) Filed as an exhibit to the Company's Registration Statement of Form S-4 (Registration No. 333-23769), as the exhibit number indicated in brackets and incorporated by reference herein.

(2) Filed as an exhibit to the Company's Current Report on Form 8-K filed on October 15, 1997 and amended on November 6, 1997, as the exhibit number indicated in brackets and incorporated by reference herein.

(3) Filed as an exhibit to the Company's Current Report on Form 8-K filed on February 10, 1998, as the exhibit number indicated in brackets and incorporated by reference herein.

(4) Filed as an exhibit to the Company's Annual Report as Form 10-K for the year ended December 31, 1997 as the exhibit number indicated in brackets and incorporated by reference herein.

(5) Filed as an Exhibit to the Company's Registration Statement on Form S-4 (Registration No. 333-50107), as the exhibit number indicated in brackets and incorporated by reference herein.

(6) Filed as an exhibit to the Company's Current Report on Form 8-K filed on January 7, 1999, as the exhibit number indicated in brackets and incorporated by reference herein.

(7) Filed herewith.

(8) Filed as an exhibit to Logix Communications Enterprises, Inc.'s Registration Statement on Form S-4 (Registration No. 333-58693), as the exhibit number indicated in brackets and incorporated by reference herein.

(9) Filed as an exhibit to the Company's Current Report on Form 8-K on June 30, 1998, as the exhibit number indicated in brackets and incorporated by reference herein.